Exhibit 10.31

3 March 2006
£1,800,000,000 SENIOR BRIDGE FACILITIES AGREEMENT

between

TELEWEST GLOBAL, INC.
(to be renamed NTL Incorporated)
as Ultimate Parent

NEPTUNE BRIDGE BORROWER LLC
as Initial Borrower

DEUTSCHE BANK AG, LONDON BRANCH
J.P. MORGAN PLC
THE ROYAL BANK OF SCOTLAND PLC
GOLDMAN SACHS INTERNATIONAL
as Bookrunners and Mandated Lead Arrangers

J.P. MORGAN EUROPE LIMITED
as Facility Agent and Security Trustee

and

THE LENDERS

i

	7.6	No Reborrowing	50

8.	MANDATORY PREPAYMENT AND CANCELLATION		50
	8.1	Change of Control	50
	8.2	Repayment from Net Proceeds	50
	8.3	Repayment from Debt Proceeds	52
	8.4	Repayment from Equity Proceeds	53
	8.5	Repayment from Securitisations	53
	8.6	Repayment from Take-Out Debt Proceeds	53
	8.7	Repayment in Connection with Structure 2	54
	8.8	Application to Senior Facilities	54
	8.9	Trapped Cash	54

9.	INTEREST		55
	9.1	Interest Periods	55
	9.2	Duration	55
	9.3	Consolidation of Initial Loans	55
	9.4	Division of Initial Loans	55
	9.5	Payment of Interest	56
	9.6	Interest Rate	56
	9.7	Notification	56

10.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES		56
	10.1	Market Disruption	56
	10.2	Substitute Interest Rate	57
	10.3	Alternative Rate	57

11.	COMMISSIONS AND FEES		57
	11.1	Fees	57
	11.2	Agency Fee	58

12.	TAXES		58
	12.1	Tax Gross-up	58
	12.2	Forms; Lender Tax Status	59
	12.3	Tax Indemnity	60
	12.4	Tax Refund	61

13.	INCREASED COSTS		62
	13.1	Increased Costs	62
	13.2	Increased Costs Claims	62
	13.3	Exceptions	62

ii

14.	ILLEGALITY		63

15.	MITIGATION		63
	15.1	Mitigation	63
	15.2	Limitation of Liability	64

16.	REPRESENTATIONS AND WARRANTIES		64
	16.1	Time for making Representations and Warranties	64
	16.2	Due Organisation	64
	16.3	No Deduction	64
	16.4	Claims Pari Passu	64
	16.5	No Immunity	65
	16.6	Governing Law and Judgments	65
	16.7	All Actions Taken	65
	16.8	No Filing or Stamp Taxes	65
	16.9	Binding Obligations	65
	16.10	No Winding-up	65
	16.11	No Event of Default	66
	16.12	No Material Proceedings	66
	16.13	Original Financial Statements	66
	16.14	No Material Adverse Change	66
	16.15	No Undisclosed Liabilities	66
	16.16	Accuracy of Information	66
	16.17	Indebtedness and Encumbrances	67
	16.18	Execution of Finance Documents	67
	16.19	Structure	68
	16.20	Environmental Matters	68
	16.21	Necessary Authorisations	69
	16.22	Intellectual Property	69
	16.23	Ownership of Assets	69
	16.24	Payment of Taxes	69
	16.25	Pension Plans	69
	16.26	Security	70
	16.27	Investment Company Act	70
	16.28	Margin Stock	70
	16.29	Insurance	70
	16.30	Centre of Main Interests	70
	16.31	Merger Documents	70
	16.32	Broadcasting Act 1990	71

iii

	16.33	Telecommunications, Cable and Broadcasting Laws	71
	16.34	US Patriot Act	71
	16.35	Compliance with ERISA	71
	16.36	Repetition	72

17.	FINANCIAL INFORMATION		73
	17.1	Financial Statements	73
	17.2	Provisions relating to Bank Group Financial Information	74
	17.3	Budget	75
	17.4	Other Information	76
	17.5	Compliance Certificates	76
	17.6	Access	77
	17.7	Change in Accounting Practices	78
	17.8	Notifications	79

18.	FINANCIAL CONDITION		79
	18.1	Financial Definitions	79
	18.2	Ratios	85
	18.3	Equity Cure Right	86
	18.4	Currency Calculations	87
	18.5	Pro Forma Calculations	87

19.	POSITIVE UNDERTAKINGS		87
	19.1	Application of Initial Loans	87
	19.2	Financial Assistance and Fraudulent Conveyance	87
	19.3	Necessary Authorisations	88
	19.4	Compliance with Applicable Laws	88
	19.5	Insurance	88
	19.6	Intellectual Property	88
	19.7	Ranking of Claims	89
	19.8	Pay Taxes	89
	19.9	Hedging	89
	19.10	Pension Plans	91
	19.11	Environmental Matters	91
	19.12	Further Assurance	92
	19.13	Centre of Main Interests	93
	19.14	Group Structure Chart	93
	19.15	Contributions to the Bank Group	93
	19.16	“Know your client” checks	93
	19.17	Change in Auditors	94

iv

	19.18	Syndication	94
	19.19	Assets	95
	19.20	ERISA	95
	19.21	Steps Paper	96
	19.22	NTL High Yield Notes	98
	19.23	Securities Demand	99
	19.24	Extended Term Loan Documents	100
	19.25	Exchange Notes	100

20.	NEGATIVE UNDERTAKINGS		101
	20.1	Content Transaction	101
	20.2	Negative Pledge	101
	20.3	Loans and Guarantees	104
	20.4	Financial Indebtedness	106
	20.5	Dividends, Distributions and Share Capital	108
	20.6	Disposals	109
	20.7	Change of Business	113
	20.8	Mergers	113
	20.9	Joint Ventures	115
	20.10	Transactions with Affiliates	115
	20.11	Change in Financial Year	116
	20.12	Limitations on Hedging	117
	20.13	Acquisitions and Investments	117
	20.14	High Yield Notes	120
	20.15	No Restrictions on Payments	120
	20.16	Holdco Covenants	121
	20.17	No Amendments	122
	20.18	Parent Debt	122
	20.19	Solvent Liquidation	123
	20.20	ERISA	125

21.	ACCEDING GROUP COMPANIES		126
	21.1	Acceding Guarantors	126
	21.2	Acceding Holding Company	126
	21.3	Assumption of Rights and Obligations	126

22.	EVENTS OF DEFAULT		126
	22.1	Non-Payment	127
	22.2	Covenants	127
	22.3	Other Obligations	127

v

	22.4	Misrepresentation	127
	22.5	Cross Default	128
	22.6	Insolvency	128
	22.7	Winding-up	128
	22.8	Execution or Distress	129
	22.9	Similar Events	129
	22.10	Repudiation	129
	22.11	Illegality	129
	22.12	Intercreditor Default	129
	22.13	Revocation of Necessary Authorisations	129
	22.14	Material Adverse Effect	130
	22.15	Material Proceedings	130
	22.16	Change of Ownership	130
	22.17	Acceleration	130
	22.18	Repayment on Demand	131
	22.19	Vanilla Clean-Up Period	131
	22.20	Baseball Clean-Up Period	132
	22.21	US Bankruptcy	132

23.	DEFAULT INTEREST		132
	23.1	Consequences of Non-Payment	132
	23.2	Default Rate	133
	23.3	Maturity of Default Interest	133
	23.4	Construction of Unpaid Sum	133

24.	GUARANTEE AND INDEMNITY		133
	24.1	Guarantee	133
	24.2	Indemnity	134
	24.3	Continuing and Independent Obligations	134
	24.4	Avoidance of Payments	134
	24.5	Immediate Recourse	134
	24.6	Waiver of Defences	134
	24.7	No Competition	135
	24.8	Appropriation	135
	24.9	Limitation of Guarantees Generally	135
	24.10	Limitation of Liabilities of United States Guarantors	136

25.	AGENTS		136
	25.1	Appointment of the Facility Agent	136
	25.2	Duties of the Facility Agent	136

vi

	25.3	Role of the Bookrunners and the Arrangers	136
	25.4	No Fiduciary Duties	136
	25.5	Business with the Group	137
	25.6	Discretion of the Facility Agent	137
	25.7	Instructing Group’s Instructions	137
	25.8	No Responsibility	138
	25.9	Exclusion of Liability	138
	25.10	Lender’s Indemnity	138
	25.11	Resignation	139
	25.12	Confidentiality	139
	25.13	Facility Office	140
	25.14	Lenders’ Associated Costs Details	140
	25.15	Credit Appraisal by the Lenders	140
	25.16	Deduction from Amounts Payable by the Facility Agent	140
	25.17	Obligors’ Agent	141
	25.18	Co-operation with the Facility Agent	141
	25.19	“Know your client” checks	141
	25.20	US Paying Agent	142

26.	BORROWERS’ INDEMNITIES		142
	26.1	General Indemnities	142
	26.2	Break Costs	142

27.	CURRENCY OF ACCOUNT		142
	27.1	Currency	142
	27.2	Currency Indemnity	143

28.	PAYMENTS		143
	28.1	Payment to the Facility Agent	143
	28.2	Same Day Funds	143
	28.3	Clear Payments	143
	28.4	Partial Payments	144
	28.5	Indemnity	144
	28.6	Notification of Payment	144
	28.7	Business Days	144

29.	SET-OFF		145
	29.1	Right to Set-off	145
	29.2	No Obligation	145

30.	SHARING AMONG THE FINANCE PARTIES		145
	30.1	Payments to Finance Parties	145

vii

	30.2	Redistribution of Payments	145
	30.3	Recovering Finance Party’s Rights	145
	30.4	Reversal of Redistribution	146
	30.5	Exceptions	146

31.	CALCULATIONS AND ACCOUNTS		146
	31.1	Day Count Convention	146
	31.2	Reference Banks	146
	31.3	Maintain Accounts	147
	31.4	Control Accounts	147
	31.5	Prima Facie Evidence	147
	31.6	Certificate of Finance Party	147
	31.7	Certificate of the Facility Agent	147

32.	ASSIGNMENTS AND TRANSFERS		147
	32.1	Successors and Assignees	147
	32.2	Assignment or Transfers by Obligors	148
	32.3	Assignments or Transfers by Lenders	148
	32.4	Assignments	149
	32.5	Transfer Deed	149
	32.6	Transfer Fee	150
	32.7	Disclosure of Information	150
	32.8	No Increased Obligations	151
	32.9	Notification	151

33.	COSTS AND EXPENSES		151
	33.1	Transaction Costs	151
	33.2	Extended Term Loan and Exchange Note Costs	151
	33.3	Preservation and Enforcement Costs	152
	33.4	Stamp Taxes	152
	33.5	Amendments, Consents and Waivers	152
	33.6	Lenders’ Indemnity	152
	33.7	Value Added Tax	152

34.	REMEDIES AND WAIVERS		153

35.	NOTICES AND DELIVERY OF INFORMATION		153
	35.1	Writing	153
	35.2	Giving of Notice	153
	35.3	Use of Websites/E-mail	153
	35.4	Electronic Communication	154
	35.5	Certificates of Officers	154

viii

	35.6	Patriot Act	155

36.	ENGLISH LANGUAGE		155

37.	PARTIAL INVALIDITY		155

38.	AMENDMENTS		155
	38.1	Amendments	155
	38.2	Consent	155
	38.3	Technical Amendments	156
	38.4	Guarantees and Security	156
	38.5	Release of Guarantees and Security	156
	38.6	Amendments affecting the Facility Agent	157
	38.7	Calculation of Consent	157
	38.8	Effect of Baseball Acquisition	157

39.	DELIVERY OF STRUCTURE NOTICE; STRUCTURE 2 BRIDGE FACILITY AGREEMENT		158
	39.1	Delivery of Structure Notice	158
	39.2	Structure 2 Bridge Facility Agreement	158

40.	THIRD PARTY RIGHTS		158

41.	COUNTERPARTS		159

42.	GOVERNING LAW		159
	42.1	Governing Law of Agreement	159

43.	JURISDICTION		159
	43.1	Courts	159
	43.2	Waiver	159
	43.3	Service of Process	159
	43.4	Proceedings in Other Jurisdictions	160
	43.5	General Consent	160
	43.6	Waiver of Immunity	160

SCHEDULE 13 SUMMARY TERMS AND CONDITIONS OF EXTENDED TERM LOANS			161

SCHEDULE 14 DESCRIPTION OF EXCHANGE NOTES			167

ANNEX A

ix

THIS AGREEMENT is dated 3 March 2006

BETWEEN:

(1)           TELEWEST GLOBAL, INC. (to be renamed “NTL Incorporated” on or following consummation of the Merger), a company incorporated in the State of Delaware, United States of America, whose registered office is at 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801, United States of America (the “Ultimate Parent”);

(2)           NEPTUNE BRIDGE BORROWER LLC, a Delaware limited liability company (“Merger Sub” or the “Initial Borrower”);

(3)           DEUTSCHE BANK AG, LONDON BRANCH, J.P. MORGAN PLC, THE ROYAL BANK OF SCOTLAND PLC and GOLDMAN SACHS INTERNATIONAL (each a “Bookrunner” and together, the “Bookrunners”);

(4)           DEUTSCHE BANK AG, LONDON BRANCH, J.P. MORGAN PLC, THE ROYAL BANK OF SCOTLAND PLC and GOLDMAN SACHS INTERNATIONAL (each a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);

(5)           J.P. MORGAN EUROPE LIMITED (as agent for and on behalf of the Finance Parties, the “Facility Agent”);

(6)           J.P. MORGAN EUROPE LIMITED (as security trustee for and on behalf of the Finance Parties, the “Security Trustee”);

(7)           THE LENDERS (as defined below).

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Agreement the following terms have the meanings set out below.

“A1 Facility” means the term loan facility granted to the Baseball Cash Bidco pursuant to Clause 2.1(b) of the Senior Facilities Agreement.

“Acceding Group Company” means an Acceding Guarantor or an Acceding Holding Company.

“Acceding Guarantor” means any entity required to accede to this Agreement pursuant to Clause 19.12 (Further Assurance) which has complied with the requirements of Clause 21.1 (Acceding Guarantors).

“Acceding Holding Company” means any person which becomes the Holding Company of the Ultimate Parent and which has complied with the requirements of Clause 21.2 (Acceding Holding Company).

“Acceleration Date” means the date on which a written notice has been served under Clause 22.17 (Acceleration).

“Acceptable Hedging Agreement” means a Hedging Agreement entered into on the terms of the International Swaps & Derivatives Association Inc. 1992 or 2002 Master Agreement (Multicurrency-Cross Border) under which:

(a)           if the 1992 Master Agreement is used, “Second Method” and “Market Quotation” are specified as the payment method applicable;

(b)           if the 2002 Master Agreement is used, the relevant agreement provides for two way payments; and

(c)           the governing Law is English or New York Law.

“Accession Notice” means a duly completed notice of accession in the form of Part 1 of Schedule 7 (Form of Accession Notice).

“Act” means the Companies Act 1985 (as amended).

“Additional Assets” means any property, stock or other assets to be used by any member of the Bank Group in the Group Business or any business whose primary operations are directly related to the Group Business.

“Affiliate” means, in relation to a person, any other person directly or indirectly controlling, controlled by or under direct or indirect common control with that person, and for these purposes “control” shall be construed so as to mean the ownership, either directly or indirectly and legally or beneficially, of more than 50% of the issued share capital of a company or the ability to control, either directly or indirectly, the affairs or the composition of the board of directors (or equivalent of it) of a company and “controlling”, “controlled by” and “under common control with” shall be construed accordingly.

“Agreed Business Plan” means the business plan, financial model and analysis of the future funding requirements of the Company and the Bank Group prepared by the Company and approved by NTL and delivered to the Mandated Lead Arrangers, in the agreed form, prior to the date of this Agreement.

“Alternative Baseball Acquisition” means the acquisition (other than pursuant to the Baseball Scheme) by any member of the Bank Group of not less than 71% of the total issued share capital of Baseball which is funded by Alternative Baseball Financing or by Guaranteed Parent Debt.

“Alternative Baseball Financing” means, following the cancellation of the A1 Facility Commitments and the B1 Facility Commitments (each under and as defined in the Senior Facilities Agreement), an amount of up to £500 million raised by way of the introduction of one or more tranches under the Senior Facilities Agreement, and having a final maturity date which falls no earlier than the Final Maturity Date (as defined in the Senior Facilities Agreement) for the A Facility, for the purposes of (i) paying the cash consideration of an Alternative Baseball Acquisition, (ii) refinancing the Existing Baseball Facilities and (iii) paying fees, costs and expenses payable by or on behalf of the Bank Group in connection with the Alternative Baseball Acquisition.

“Ancillary Facility” means the “Ancillary Facility” as defined in the Senior Facilities Agreement.

“Anti-Terrorism Laws” mean:

(a)           Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b)           the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act); and

(c)           the Money Laundering Control Act of 1986, Public Law 99-570.

“Applicable Margin” means, with respect to any Initial Loan, 600 basis points during the 3 month period commencing on the Utilisation Date; and for each subsequent 3 month period (or part thereof) thereafter until the Extension Date, 50 basis points higher than the Applicable Margin for the immediately preceding 3 month period.

“Arrangers” means the Mandated Lead Arrangers and “Arranger” means any of them.

“Asset Passthrough” means a series of transactions between a Bank Holdco, one or more members of the Bank Group and an Asset Transferring Party where:

(a)           in the case of an asset being transferred by a Bank Holdco to the Asset Transferring Party that asset:

(i)            is first transferred by such Bank Holdco to a member of the Bank Group; and

(ii)           may then be transferred between various members of the Bank Group, and is finally transferred (insofar as such transaction relates to the Bank Group) to an Asset Transferring Party; or

(b)           in the case of an asset being transferred by an Asset Transferring Party to a Bank Holdco, that asset:

(i)            is first transferred by that Asset Transferring Party to a member of the Bank Group; and

(ii)           may then be transferred between various members of the Bank Group, and is finally transferred (insofar as such transaction relates to the Bank Group) to such Bank Holdco,

and where the purpose of each such asset transfer is, in the case of an Asset Passthrough of the type described in paragraph (a), to enable a Bank Holdco to indirectly transfer assets (other than cash) to that Asset Transferring Party and, in the case of an Asset Passthrough of the type described in paragraph (b), is to enable an Asset Transferring Party to indirectly transfer assets (other than cash) to a Bank Holdco, in either case, by way of transfers of those assets to and from (and, if necessary, between) one or more members of the Bank Group in such a manner as to be neutral to the Bank Group taken as a whole provided that:

(w)           the consideration payable (if any) by the first member of the Bank Group to acquire such assets comprises either (i) cash funded or to be funded directly or indirectly by a payment from (in the case of an Asset Passthrough of the type described in paragraph (a)) the Asset Transferring Party and (in the case of an Asset Passthrough of the type described in paragraph (b)) a Bank Holdco, in either case, in connection with that series of transactions or (ii) Subordinated Funding or (iii) the issue of one or more securities;

(x)           the consideration payable by (in the case of an Asset Passthrough of the type described in paragraph (a)) the Asset Transferring Party is equal to the consideration received or receivable by a Bank Holdco and (in the case of an Asset Passthrough of the type described in paragraph (b)) by a Bank Holdco is equal to the consideration received or receivable by the Asset Transferring Party (and for this purpose, a security issued by one company shall constitute equal consideration to a security issued by another company where such securities have been issued on substantially the same terms and subject to the same conditions);

(y)           all of the transactions comprising such a series of transactions (from and including the transfer of the assets by a Bank Holdco to and including the acquisition of those assets by the Asset Transferring Party or vice versa) are completed within two Business Days; and

(z)           upon completion of all of the transactions comprising such a series of transactions, no person (other than another member of the Bank Group) has any recourse to any member of the Bank Group and no member of the Bank Group which is not an Obligor may have any recourse to an Obligor, in each case in relation to such a series of transactions (other than in respect of (i) the Subordinated Funding or any rights and obligations under the securities, in each case, mentioned in paragraph (w) above and (ii) covenants as to title provided, in the case of an Asset Passthrough of the type described in paragraph (a), in favour of the Asset Transferring Party on the same terms as such covenants were provided by the Bank Holdco in respect of the relevant assets and, in the case of an Asset Passthrough of the type described in paragraph (b), in favour of the Bank Holdco on the same terms as such covenants were provided by the Asset Transferring Party in respect of the relevant assets).

“Asset Transferring Party” means the member of the Group (or any person in which a member of the Bank Group owns an interest but which is not a member of the Group), other than a member of the Bank Group (except where the asset being transferred is a security where such member of the Group may be a member of the Bank Group), who is the initial transferor or final transferee in respect of a transfer to or from a Bank Holdco, as the case may be, through one or more members of the Bank Group.

“Associated Costs Rate” means, in relation to any Initial Loan or Unpaid Sum, the rate determined in accordance with Schedule 6 (Associated Costs Rate).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Commitment” means, in relation to a Lender, the aggregate amount of its Available Tranche A Facility Commitments and Available Tranche B Facility Commitments or, in the context of a particular Facility, its Available Tranche A Facility Commitments or its Available Tranche B Facility Commitments, as the context may require.

“Available Tranche A Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, the Sterling Amount of its Tranche A Facility Commitment at such time, adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Tranche A Facility Commitment, in each case, pursuant to the terms of this Agreement, provided always that such amount shall not be less than zero.

“Available Tranche B Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, the Sterling Amount of its Tranche B Facility Commitment at such time, adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Tranche B Facility Commitment, in each case, pursuant to the terms of this Agreement, provided always that such amount shall not be less than zero.

“Available Facility” means, in relation to a Facility at any time, the aggregate amount of the Available Commitments in respect of that Facility at that time.

“B1 Facility” means the term loan facility granted pursuant to Clause 2.1(c) of the Senior Facilities Agreement to Baseball Cash Bidco and/or, pursuant to the provisions of Clause 2.2 of the Senior Facilities Agreement, the US Senior Facilities Borrower.

“Bank Group” means:

(a)           for the purposes of the definition of “Bank Group Consolidated Revenues”, Clause 17.1 (Financial Statements), Clause 17.3 (Budget) and Clause 18 (Financial Condition) and any other provisions of this Agreement using the terms defined in Clause 18 (Financial Condition):

(i)            the Company and TCN;

(ii)           NTL South Herts, for so long as a member of the Bank Group is the general partner of South Hertfordshire United Kingdom Fund, Ltd or if it becomes a wholly-owned Subsidiary of the Company;

(iii)         Fawnspring Limited, for so long as it is a Subsidiary of the Company;

(iv)          each of the Company’s and TCN’s other direct and indirect Subsidiaries from time to time, excluding the Bank Group Excluded Subsidiaries; and

(v)            without prejudice to sub-paragraph (iv) above, each of the direct and indirect Subsidiaries from time to time of NTL Communications Limited, excluding any Subsidiary thereof which has a direct or indirect interest in the Company or TCN;

(b)           for all other purposes:

(i)            the Company and TCN and each of their respective direct and indirect Subsidiaries from time to time, other than the Bank Group Excluded Subsidiaries; and

(ii)           each of the direct and indirect Subsidiaries from time to time of NTL Communications Limited to the extent not already included by virtue of sub-paragraph (i) above, and excluding, any Subsidiary thereof which has a direct or indirect interest in the Company or TCN, but excluding for all purposes under (a) and (b) above:

(i)            any Permitted Joint Ventures; and

(ii)           the Baseball Group, if the Baseball Acquisition is funded by a Stand Alone Baseball Financing.

For information purposes only, the members of the Bank Group as at the date of this Agreement for the purposes of paragraph (b) are listed in Part 1 of Schedule 9 (Members of the Bank Group).

“Bank Group Cash Flow” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Bank Group Consolidated Revenues” means, in respect of any period, the consolidated revenues for the Bank Group for that period as evidenced by the financial information provided in respect of that period pursuant to Clause 17.1 (Financial Statements).

“Bank Group Excluded Subsidiary” means:

(a)           any Subsidiary of the UK Senior Facilities Borrowers or NTL Communications Limited which is a Dormant Subsidiary and which (i) has assets (save for loans existing on the date of this Agreement owed to it by other members of the Bank Group) with an aggregate value of £10,000 or less; and (ii) is not a Guarantor;

(b)           Telewest Finance Corporation;

(c)           Flextech Interactive Limited;

(d)           Fawnspring Limited;

(e)           NTL South Herts and its Subsidiaries, until such time as NTL South Herts becomes a wholly-owned Subsidiary of the Company;

(f)            any Subsidiary of the UK Senior Facilities Borrowers or NTL Communications Limited which is a Project Company; and

(g)           any company which becomes a Subsidiary of the Parent or NTL Communications Limited in each case, after the date of this Agreement pursuant to an Asset Passthrough,

provided that any Bank Group Excluded Subsidiary may, at the election of the Parent and upon not less than 10 Business Days’ prior written notice to the Facility Agent, cease to be a Bank Group Excluded Subsidiary and become a member of the Bank Group.

“Bank Holdco” means a direct Holding Company of a member of the Bank Group which is not a member of the Bank Group.

“Barclays Intercreditor Agreement” has the meaning given to such term in the Group Intercreditor Agreement.

“Baseball” means Virgin Mobile Holdings (UK) plc, incorporated in England & Wales with registered number 3741555 and having its registered offices at Willow Grove House, Windsor Road, White Horse Business Park, Trowbridge, Wiltshire, BA14 0TQ.

“Baseball Acquisition” means the proposed acquisition by the Baseball Bidcos of the entire issued and to be issued share capital of Baseball by way of a scheme of arrangement under Section 425 of the Act with Baseball’s shareholders.

“Baseball Bidcos” means Baseball Cash Bidco and Baseball Stock Bidco.

“Baseball Cash Bidco” means NTL Investment Holdings Limited, a company incorporated in England & Wales with registered number 3173552 and having its registered office at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP.

“Baseball Clean-Up Period” means the period commencing on the Baseball Effective Date and ending on the date falling 4 months and 2 weeks thereafter.

“Baseball Effective Date” means the date on which the Court Order is filed with the Registrar of Companies pursuant to Section 425 of the Act.

“Baseball Group” means Baseball and each of its Subsidiaries from time to time.

“Baseball Press Release” means the announcement (in the form agreed with the Bookrunners on or before the date of this Agreement) in accordance with Rule 2.5 of the Takeover Code in respect of the Baseball Scheme by the Baseball Bidcos of all of the issued and to be issued Baseball Shares not already owned by the Baseball Bidcos.

“Baseball Scheme” means the scheme of arrangement under Section 425 of the Act to be proposed by Baseball to its shareholders, details of which are set out in the Baseball Scheme Circular and which are consistent with the terms of the Baseball Press Release.

“Baseball Scheme Circular” means the circular to the shareholders of Baseball setting out the proposals for the Baseball Scheme pursuant to which the Baseball Bidcos will acquire all of the issued and to be issued Baseball Shares not already owned by the Baseball Bidcos.

“Baseball Shares” means the ordinary shares of Baseball issued as at the date of this Agreement, together with any shares to be issued by Baseball prior to the Baseball Effective Date.

“Baseball Stock Bidco” means NTL (UK) Group, Inc., a company incorporated in the State of Delaware, United States of America, registered as a foreign company under the Act with registered number FC018124 and having its registered office at 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901, United States of America.

“BBA LIBOR” means, in relation to LIBOR, the British Bankers Association Interest Settlement Rate for Dollars for the relevant Interest Period displayed on the appropriate page of the Telerate screen.  If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“BBC Guarantees” means the guarantees required to be given by the Senior Facilities Borrowers in favour of BBC Worldwide Limited pursuant to the shareholder agreements relating to the UKTV Joint Ventures.

“Blocked Account” means each interest bearing account maintained with the Senior Facility Agent (or such other bank as the Senior Facility Agent and the Company may jointly determine) in the name of a Senior Facilities Obligor which is secured in favour of the Security Trustee under the Senior Facilities Agreement pursuant to the Senior Facilities Security Documents, or as otherwise required by the terms of the Senior Facilities Agreement.

“Bookrunners” has the meaning assigned to such term in the opening clauses of this Agreement.

“Borrower” means initially, the Initial Borrower and, following completion of the merger of the Initial Borrower with NTL pursuant to the terms and conditions of the Merger Agreement, NTL.

“Break Costs” means the amount (if any) by which:

(a)           the interest (excluding the Applicable Margin and Associated Costs Rate) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Initial Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Initial Loan or Unpaid Sum, had the amount so received been paid on the last day of that Interest Period;

exceeds:

(b)           the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of such Initial Loan or Unpaid Sum received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Blocked Account” means each interest bearing account maintained with the Facility Agent (or such other bank as the Facility Agent and the Borrower may jointly determine) in the name of the Borrower which is secured in favour of the Security Trustee on terms satisfactory to the Facility Agent and the Security Trustee, both acting reasonably.

“Bridge Group” means the Ultimate Parent and each of its direct and indirect Subsidiaries from time to time which are not members of the Bank Group, excluding (i) Telewest UK and (ii) any Subsidiary which is also a Subsidiary of any member of the Bank Group. (1)

“Budget” means in respect of any financial year commencing after 31 December 2006, the budget for such financial year, in the form and including the information required to be delivered by the Ultimate Parent to the Facility Agent pursuant to Clause 17.3 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which (a) banks generally are open for business in London and (b) if such reference relates to a date for the payment or purchase of any sum denominated in:

(a)           euro (A) is a TARGET Day and (B) is a day on which banks generally are open for business in the financial centre selected by the Facility Agent for receipt of payments in euro; or

(b)           in a currency other than euro, banks generally are open for business in the principal financial centre of the country of such currency.

“Business Division Transaction” means any sale, transfer, demerger, contribution, spin off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Group which comprise all or part of the “NTL — Business Segment” of the Group, to or with any other entity or person, whether or not within the Group or the Bank Group, in each case, where such transaction has the prior approval of an Instructing Group.

“Captive Insurance Company” means any captive insurance company for the Group (or any part thereof, which includes the Bank Group).

“Cash” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Cash Equivalent Investment” means:

(a)           debt securities which are freely negotiable and marketable:

(i)            which mature not more than 12 months from the date of acquisition; and

(ii)           which are rated at least AA by Standard & Poor’s or Fitch or Aa2 by Moody’s;

(1)   Certain immaterial subsidiaries of the Ultimate Parent may be excluded from the definition of Bridge Group for purposes of Clauses 16 (Representations and Warranties) and 22 (Events of Default).  Details to be provided.

(b)           certificates of deposit of, or time deposits or overnight bank deposits with, any commercial bank whose short-term securities are rated at least A-2 by Standard and Poor’s or Fitch or P-2 by Moody’s and having maturities of 12 months or less from the date of acquisition;

(c)           commercial paper of, or money market accounts or funds with or issued by, an issuer rated at least A-2 by Standard & Poor’s or Fitch or P-2 by Moody’s and having an original tenor of 12 months or less;

(d)           medium term fixed or floating rate notes of an issuer rated at least AA by Standard & Poor’s or Fitch or Aa2 by Moody’s at the time of acquisition and having a remaining term of 12 months or less from the date of acquisition; or

(e)           any investment in a money market fund or enhanced yield fund (i) whose aggregate assets exceed £250 million and (ii) at least 90% of whose assets constitute Cash Equivalent Investments of the type described in paragraphs (a) to (d) of this definition.

“CCFC” means Communications Cable Funding Corp, a Delaware corporation whose registered office is at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, USA.

“Centre of Main Interests” has the meaning given to it in Article 3(1) of Council Regulation (EC) NO 1346/2000 of 29 May 2000 on Insolvency Proceedings.

“Certain Funds Period” means the period commencing on the date of this Agreement and ending on the earlier of (i) 2 October 2006 and (ii) the Merger Closing Date.

“Change in Tax Law” means the introduction, implementation, repeal, withdrawal or change in, or in the interpretation, administration or application of any Law relating to taxation (a) in the case of a participation in an Initial Loan by a Lender named in Schedule 1 (Lenders and Commitments) after the date of this Agreement, or (b) in the case of a participation in an Initial Loan by any other Lender, after the date upon which such Lender becomes a party to this Agreement in accordance with the provisions of Clause 32 (Assignments and Transfers).

“Change of Control” means:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than any Permitted Holder or a “group” of Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this paragraph (a) such person or “group” shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the Voting Stock of the Ultimate Parent (for the purposes of this paragraph (a), such person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the “parent entity”), if such person is the beneficial owner (as defined in this paragraph (a)), directly or indirectly, of more than 50% of the Voting Stock of such parent entity);

(b)           the sale of all or substantially all of the assets of the Bank Group taken as a whole;

(c)           during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Ultimate Parent (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of such company was approved by a vote of a majority of the directors of such company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Ultimate Parent, then in the office;

(d)           any change of control (howsoever defined) occurs under the Existing High Yield Notes or (if applicable) any High Yield Refinancing, in each case, for so long as any principal amount remains owing under the same and to the extent such Existing High Yield Notes or (if applicable) High Yield Refinancing are not defeased; or

(e)           any change of control (howsoever defined) occurs under the Senior Facilities Agreement or, if applicable the Exchange Notes or the NTL High Yield Notes, in each case, for so long as any principal amount remains owing under the same and in the case of the Exchange Notes and NTL High Yield Notes only, to the extent such Exchange Notes or NTL High Yield Notes are not defeased, provided that an event or transaction shall not constitute a Change of Control under paragraphs (a), (b) or (c) above:

(i)            in the event that the Ultimate Parent becomes a wholly-owned Subsidiary of a Holding Company and the stockholders of such Holding Company are substantially the same as the stockholders of the Ultimate Parent prior to such transaction (in the case of clause (c) above, such Holding Company shall be treated as the Ultimate Parent thereafter);

(ii)           if the transaction is a “Non-Control Acquisition”; or

(iii)          as a result of any transactions expressly contemplated by the Steps Paper.

For these purposes:

a “Non-Control Acquisition” shall mean (a) any acquisition of Voting Stock of the Ultimate Parent by an employee benefit plan (or a trust forming a part thereof) maintained by the Ultimate Parent or any Subsidiary of the Ultimate Parent or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or trust, (b) any acquisition of Voting Stock of the Ultimate Parent by the Ultimate Parent or any Subsidiary of the Ultimate Parent, or (c) any “Non-Control Transaction”; and

a “Non-Control Transaction” shall mean (a) a merger, amalgamation or consolidation of the Ultimate Parent or any Subsidiary of the Ultimate Parent with or into another entity or entities, or (b) a sale of all or substantially all of the assets of the Bank Group taken as a whole to another entity or entities (each under clause (a) and (b) a “Transaction”) in which:

(a)           the stockholders of the Ultimate Parent immediately before such Transaction own directly or indirectly immediately following such Transaction at least 50% of the Voting Stock of the surviving or transferee entity or entities of such Transaction or the ultimate parent company to such surviving or transferee entity or entities; and

(b)           the individuals who were members of the board of directors of the Ultimate Parent immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors of the surviving or transferee entity or entities of such Transaction or, if such surviving or transferee entity or entities is not the ultimate parent company to the Bank Group, the ultimate parent company to such surviving or transferee entity or entities.

Upon and following a Non-Control Acquisition, under clauses (a) and (c) above, the term the “Ultimate Parent” shall be deemed to be a reference to such surviving or transferee entity or, if such surviving or transferee entity or entities is not the ultimate parent company to the Bank Group, the ultimate parent company to such surviving or transferee entity or entities.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory of it, supplemental to it or substituted therefor.

“Commitment” means:

(b)           when designated “Tranche A Facility” in relation to a Lender at any time, its obligation to make an Initial Loan to the Borrower on the Utilisation Date in an amount equal to the amount set forth opposite its name in the relevant column of Schedule 1 (Lenders and Commitments) or as specified in the Transfer Deed pursuant to which such Lender becomes a party to this Agreement; and

(c)           when designated “Tranche B Facility” in relation to a Lender at any time, its obligation to make an Initial Loan to the Borrower on the Utilisation Date in an amount equal to the amount set forth opposite its name in the relevant column of Schedule 1 (Lenders and Commitments) or as specified in the Transfer Deed pursuant to which such Lender becomes a party to this Agreement, and without any such designation means “Tranche A Facility Commitment” and “Tranche B Facility Commitment”, as the context requires.

“Commitment Letter” means the letter dated 3 March 2006 from the Bookrunners to NTL and the Company in relation to the commitment of the Bookrunners to arrange and underwrite the Facilities together with the related accession notices entered into by the Arrangers.

“Company” means:

(a)           NTLIH; or

(b)           following a solvent liquidation of NTLIH pursuant to the provisions of Clause 20.19, NTL Finance Limited.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Quarterly Compliance Certificate) or such other similar form as the Facility Agent shall agree with the Ultimate Parent.

“Consolidated Debt Service” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Consolidated Net Debt” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Consolidated Net Income” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Consolidated Operating Cashflow” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Consolidated Total Debt” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Consolidated Total Net Cash Interest Payable” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an Internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).

“Content Transaction” means any sale, transfer, demerger, contribution, spin-off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Group which comprise all or part of the Content business of the Group, to or with any other entity or person whether or not within the Group or Bank Group.

“Contribution Notice” means a financial support direction issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Court Order” means the order of the Court confirming the sanctioning of the Baseball Scheme as required by Section 425 of the Act.

“Cost” means the cost estimated in good faith by the relevant member of the Bridge Group or Bank Group to have been incurred or to be received by that member of the Bridge Group or Bank Group in the provision or receipt of the relevant service, facility or arrangement, including, without limitation, a proportion of any material employment, property, information technology, administration, utilities, transport and materials or other costs incurred or received in the provision or receipt of such service, facility or arrangement, but excluding costs which are either not material or not directly attributable to the provision or receipt of the relevant service, facility or arrangement.

“Current Assets” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Current Liabilities” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Debt Proceeds” means the cash proceeds received in respect of any Financial Indebtedness raised by any member of the Group (after deducting all reasonable fees, commissions, costs and expenses incurred by any member of the Group in connection with such raising) whether raised by way of bilateral or syndicated credit facilities, in the international or domestic debt capital markets or otherwise and including, for the avoidance of doubt, any debt which at any time following issuance is capable of being converted or exchanged into equity.

“Debt Service Cover Ratio” has the meaning given to such term in paragraph (c) of Clause 18.2 (Ratios).

“Deductions Limit” means the total amounts which are deductible for the purposes of UK corporation tax by members of the Bank Group in any financial year and which (a) arise from the payment or accrual of actual or imputed amounts of interest on, or (b) constitute foreign exchange losses on, any loan made to any member of the Bank Group by any Non-Bank Group UK Taxpayer.

“Default” means an Event of Default or any event or circumstance which (with the expiry of a grace period, the giving of notice, the making of any determination under any of the Finance Documents or any combination of any of the foregoing) would be an Event of Default provided that in relation to any event which is subject to a materiality threshold or condition before such event would constitute an Event of Default, such default shall not constitute a Default until such materiality threshold or condition has been satisfied.

“Delivery Date” shall have the meaning given to such term in Clause 39.2 (Structure 2 Bridge Facility Agreement).

“Description of Exchange Notes” means the description of the terms and conditions of the Exchange Notes, as set out in Schedule 14 (Description of Exchange Notes).

“Disposal” means any sale, transfer, lease, surrender or other disposal by any member of the Bank Group of any shares in any of its Subsidiaries or all or any part of its revenues, assets, other shares, business or undertakings other than in the ordinary course of business or trade.

“Documentary Credit” means a letter of credit, bank guarantee, indemnity, performance bond or other documentary credit issued or to be issued pursuant to Clause 5.1 of the Senior Facilities Agreement.

“Dormant Subsidiary” means, at any time, with respect to any company, any Subsidiary of such company which is “dormant” as defined in Section 249AA of the Act (or the equivalent under the laws of the jurisdiction of incorporation of the relevant company).

“Double Taxation Treaty” means in relation to a payment of interest on an Initial Loan, any convention or agreement between the government of the Borrower’s Relevant Tax Jurisdiction and any other government for the avoidance of double taxation with respect to taxes on income and capital gains which makes provision for exemption from tax imposed by the Borrower’s Relevant Tax Jurisdiction on interest.

“Drawstop Default” means an Event of Default arising under any of the following provisions:

(a)           with respect to the Ultimate Parent, NTL or the Merger Sub only, Clause 22.1 (Non-Payment);

(b)           with respect to the Ultimate Parent or NTL only, Clause 22.2 (Covenants) by virtue of a breach of the covenant in Clause 20.2 (Negative Pledge) which has a material adverse effect on the Security (taken as a whole);

(c)           with respect to the Ultimate Parent, NTL or the Merger Sub only, Clause 22.4 (Misrepresentation) by virtue of a breach of any of the representations and warranties in Clause 16.2 (Due Organisation); or

(d)           with respect to the Ultimate Parent, NTL, the Company, TCN and the Merger Sub only, Clause 22.6 (Insolvency), Clause 22.7 (Winding-Up), Clause 22.8 (Execution and Distress) or Clause 22.9 (Similar Events) other than any such event which is caused by the occurrence or potential occurrence of another Event of Default.

“DRC” means NTL (UK) Group, Inc., a Delaware corporation whose registered office is at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, USA.

“Eligible Deposit Bank” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states, being in part legislative measures to implement the third stage of EMU.

“Encumbrance” means:

(a)           a mortgage, charge, pledge, lien, encumbrance or other security interest securing any obligation of any person;

(b)           any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect payment of sums owed or payable to any person; or

(c)           any other type of agreement or preferential arrangement (including title transfer and retention arrangements) having a similar effect.

“Engagement Letter” means the letter dated 3 March 2006 from the Bookrunners to NTL and the Company in relation to the engagement of the Bookrunners as exclusive book-running lead managing underwriters in connection with the issuance, sale or resale of the NTL High Yield Notes.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)           air (including air within natural or man-made structures, whether above or below ground);

(b)           water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)           land (including land under water).

“Environmental Claim” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating to any Environmental Law or Environmental Licence.

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)           have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)           provide remedies or compensation for harm or damage to the Environment; or

(c)           relate to Hazardous Substances or health or safety matters.

“Environmental Licence” means any Authorisations required at any time under Environmental Law.

“Equity Equivalent Funding” means a loan made to, or any Financial Indebtedness owed by, any person where the Financial Indebtedness incurred thereby:

(a)           may not be repaid at any time prior to the repayment in full of all Outstandings and cancellation of all Available Commitments;

(b)           carries no interest or carries interest which is payable only on non-cash pay terms or following repayment in full of all Outstandings and cancellation of all Available Commitments; and

(c)           is either (i) structurally and contractually subordinated to the Facilities or (ii) contractually subordinated to the Facilities, in each case, pursuant to the HYD Intercreditor Agreement and/or the Group Intercreditor Agreement.

“Equity Proceeds” means the cash proceeds raised by any member of the Group by way of equity securities offerings in the international or domestic public equity capital markets (after deducting all reasonable fees, commissions, costs and expenses incurred by any member of the Group in connection with such raising) and which do not constitute Debt Proceeds.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued under it.  Section references to ERISA are to ERISA as in effect on the date of this Agreement.

“ERISA Affiliate” means, in relation to a member of the Bank Group, each person (as defined in section 3(9) of ERISA) which together with that member of the Bank Group would be deemed to be a “single employer” within the meaning of section 414(b), (c), (m) or (o) of the Code.

“Eurobond” means one or more listed notes issued by the Company to the US Senior Facilities Borrower after the date hereof either for cash subscription in consideration of the novation of debt obligations under the Senior Facilities Agreement or in exchange for and satisfaction of the Short Term Notes, as the same may be amended, supplemented, restated, increased, replaced or otherwise modified from time to time as permitted under this Agreement.

“European Interbank Market” means the interbank market for euro operating in Participating Member States.

“Event of Default” means any of the events or circumstances described as such in Clause 22 (Events of Default).

“Excess Capacity Network Service” means the provision of network services, or agreement to provide network services, by a member of the Bank Group in favour of one or more other members of the Group where such network services are only provided in respect of the capacity available to such member of the Bank Group in excess of that network capacity it requires to continue to provide current services to its existing and projected future customers and to allow it to provide further services to both its existing and projected future customers.

“Excess Cash Flow” means in relation to any financial year of the Company, Bank Group Cash Flow less (a) Consolidated Debt Service for such financial year, (b) the aggregate amount of all payments or prepayments of principal, whether voluntary or mandatory, of Consolidated Total Debt made in such financial year, (c) proceeds of disposals permitted by Clause 20.6(i)(ii) (Disposals) received during such financial year and (d) proceeds from any Content Transaction or any Business Division Transaction received during such financial year, provided that no such amounts prepaid and used in the calculation under paragraph (b) shall be available for reborrowing and, provided further that for the purposes of such calculation, no amount shall be included or excluded more than once.

“Exchange Act” means the US Securities Exchange Act of 1934, as amended.

“Exchange Documents” means the Exchange Note Indenture, the Exchange Notes and any Registration Rights Agreement.

“Exchange Note” means each of the securities issued under the Exchange Note Indenture; collectively, the “Exchange Notes.”

“Exchange Note Holders” means registered holders of Exchange Notes.

“Exchange Note Indenture” has the meaning assigned to such term in Clause 19.25 (Exchange Notes).

“Exchange Note Trustee” has the meaning assigned to such term in Clause 19.25 (Exchange Notes).

“Excluded Group” means each member of the Group which is not a member of the Bank Group.

“Excluded Group Operating Cashflow” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Excluded Tax Deduction” means a deduction or withholding for or on account of any tax (including any tax on the overall net income of any Lender) imposed as a result of a connection or former connection between any Lender and the jurisdiction imposing such tax, including without limitation any connection arising from such Lender being or having been a citizen, domiciliary or resident of such jurisdiction, being organized in such jurisdiction, or having had a permanent establishment or fixed place of business therein, but excluding any such connection arising solely from the activities of such recipient pursuant to or in respect of the Finance Documents, including executing, delivering or performing its obligations or receiving a payment under or enforcing the Finance Documents.

“Existing Baseball Facilities” means the certain senior facilities agreement dated 2 July 2004 made between, amongst others, Baseball and Lloyds TSB Bank PLC as Original Lender and as Agent (each as defined therein).

“Existing Credit Facilities” means the Existing NTL Senior Credit Facilities Agreement, the Existing Telewest Senior Credit Facilities Agreement, the Existing Telewest Second Lien Credit Facility Agreement and the Existing Flextech Senior Credit Facilities Agreement.

“Existing Encumbrance” means any Encumbrance existing as at the date of this Agreement, details of which are set out in Part 1 of Schedule 10 (Existing Encumbrances).

“Existing Financial Indebtedness” means the Financial Indebtedness existing as at the date of this Agreement, details of which are set out in Part 3 of Schedule 10 (Existing Financial Indebtedness).

“Existing Flextech Senior Credit Facilities Agreement” means that certain senior credit facility agreement dated 10 May 2005 made between the Flextech Broadband Limited and Flextech Broadcasting Limited as original borrowers, Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank AG London and others as Arrangers, Barclays Bank PLC as Agent and Security Trustee, the Original Guarantors and the financial and other institutions named therein as Lenders (each as defined therein).

“Existing Hedging Agreements” means the hedging agreements existing as at the date of this Agreement, details of which are set out in Part 6 of Schedule 10 (Existing Hedging Agreements).

“Existing High Yield Notes” means the Sterling denominated 9.75% senior notes due 2014, the dollar denominated 8.75% senior notes due 2014 and the euro denominated 8.75% senior notes due 2014, in each case, issued by NTL Cable.

“Existing Loans” means the loans granted by members of the Bank Group existing as at the date of this Agreement, details of which are set out in Part 2 of Schedule 10 (Existing Loans).

“Existing NTL Senior Credit Facilities Agreement” means that certain senior credit facility dated 13 April 2004 made between NTL Incorporated as Ultimate Parent, NTL Investment Holdings Limited as Borrower, Credit Suisse First Boston, Deutsche Bank AG London, Goldman Sachs International, Morgan Stanley Dean Witter Bank Limited and others as Mandated Lead Arrangers, Credit Suisse First Boston as Facility Agent and Security Agent, GE Capital Structured Finance Group Limited as Administrative Agent and the financial and other institutions named therein as Lenders (each as defined therein).

“Existing Performance Bonds” means each of the performance bonds or similar obligations issued by members of the Bank Group existing as at the date of this Agreement, details of which are set out in Part 4 of Schedule 10 (Existing Performance Bonds).

“Existing Telewest Second Lien Credit Facility Agreement” means that certain second lien facility agreement dated 21 December 2004 made between Telewest UK Limited, Telewest Communications Network Limited, Telewest Global France LLC, Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank AG London and others as Mandated Lead Arrangers, Barclays Bank PLC as Facility Agent and Security Trustee, Barclays Bank PLC as US Paying Agent, the Original Guarantors and the financial and other institutions named therein as Lenders (each as defined therein).

“Existing Telewest Senior Credit Facilities Agreement” means that certain senior credit facility dated 21 December 2004 made between the Borrower, Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank AG London and others as Mandated Lead Arrangers, Barclays Bank PLC as Facility Agent and Security Trustee, Barclays Bank PLC as US Paying Agent, GE Capital Structured Finance Group Limited as Administrative Agent, the Original Guarantors and the financial and other institutions named therein as Lenders (each as defined therein).

“Existing UKTV Group Loan Stock” means the loan stock and redeemable preference shares issued by members of the UKTV Group, details of which are set out in Part 5 of Schedule 10 (Existing UKTV Group Loan Stock).

“Existing Vendor Financing Arrangements” means each of the existing finance leases and vendor financing arrangements existing as at the date of the Agreement, details of which are set out in Part 7 of Schedule 10 (Existing Vendor Financing Arrangements).

“Extended Term Loan” has the meaning assigned to such term in Clause 4.3 (Initial Maturity Date and Conversion of Initial Loans).

“Extended Term Loan Credit Agreement” has the meaning assigned to such term in Clause 19.24 (Extended Term Loan Documents).

“Extension Date” means the date on which the Initial Loans are converted into Extended Term Loans pursuant to Clause 4.3 (Initial Maturity Date and Conversion of Initial Loans).

“Facilities” means the Tranche A Facility and the Tranche B Facility and “Facility” means any of them, as the context may require.

“Facility Agent’s Spot Rate of Exchange” means, in relation to 2 currencies, the Facility Agent’s spot rate of exchange for the purchase of the first-mentioned currency with the second-mentioned currency in the London foreign exchange market at or about 11 a.m. on a particular day.

“Facility Office” means the office notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender or, following that date, (i) by not less than five Business Days’ written notice as the office through which it will perform its obligations under this Agreement where the office is situated in Financial Action Task Force countries, or (ii) with the prior written consent of the Facility Agent, an office through which it will perform its obligations under this Agreement situated in non-Financial Action Task Force countries.

“Fees Letters” means the fees letters referred to in Clauses 11.1 (Fees) and 11.2 (Agency Fee).

“Final Maturity Date” means the tenth anniversary of the Merger Closing Date.

“Finance Documents” means:

(a)           this Agreement, any Accession Notices and any Transfer Deeds;

(b)           the Fees Letters;

(c)           the Engagement Letter;

(d)           the Security Documents;

(e)           the Security Trust Agreement;

(f)            any other agreement or document entered into or executed by a member of the Group pursuant to any of the foregoing documents; and

(g)           any other agreement or document designated a “Finance Document” in writing by the Facility Agent and the Borrower.

“Finance Lease” means a lease treated as a capital or finance lease pursuant to GAAP.

“Finance Parties” means the Facility Agent, the Arrangers, the Bookrunners, the Security Trustee and the Lenders and “Finance Party” means any of them.

“Financial Action Task Force” means the Financial Action Task Force on Money Laundering, an inter-governmental body, the purpose of which is the development and promotion of policies, at both national and international levels, to combat money laundering.

“Financial Indebtedness” means, without double counting, any Indebtedness for or in respect of:

(a)           moneys borrowed;

(b)           any amount raised by acceptance under any acceptance credit facility;

(c)           any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (for the avoidance of doubt excluding any loan notes or similar instruments issued solely by way of consideration for the acquisition of assets in order to defer capital gains or equivalent taxes where such loan notes or similar instruments are not issued for the purpose of raising finance);

(d)           the principal portion of any liability in respect of any Finance Lease;

(e)           receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)            the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 150 days in order to raise finance or to finance the acquisition of those assets or services;

(g)           any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as indebtedness in accordance with GAAP;

(h)           any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account, provided that for the purposes of Clause 22.5 (Cross Default), only the net amount not paid or which is payable by the relevant member of the Group shall be included);

(i)            any amount raised pursuant to any issue of shares which are expressed to be redeemable in cash (other than redeemable shares in respect of which the redemption is prohibited until after repayment in full of all Outstandings under the Facilities and all Senior Facilities Outstandings);

(j)            any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial or other institution; or

(k)           the amount of any liability in respect of any guarantee or indemnity for the Financial Indebtedness of another person referred to in paragraphs (a) to (j) above.

“Financial Officer” means the Chief Financial Officer, the Deputy Chief Financial Officer, the Vice President — Finance, the Controller or the Group Treasurer, in each case, of the Ultimate Parent, the Company or the Group, or any similar officer of the Ultimate Parent, the Company or of the Group.

“Financial Quarter” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

“Fitch” means Fitch Ratings or any successor thereof.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by any member of the Group for the benefit of employees of any member of the Group residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Funded Excluded Subsidiary” means, in respect of a Funding Passthrough, a Bank Group Excluded Subsidiary or any person in which a member of the Bank Group owns an interest but which is not a member of the Bank Group which:

(a)           indirectly receives funding from a Bank Holdco; and/or

(b)           by way of dividend or other distribution, loan or payment of interest on or the repayment of the principal amount of any indebtedness owed by it, directly or indirectly, makes a payment to a Bank Holdco.

“Funding Passthrough” means a series of transactions between a Bank Holdco, one or more members of the Bank Group and a Funded Excluded Subsidiary where:

(a)           in the case of funding being provided by a Bank Holdco to the Funded Excluded Subsidiary, that funding is:

(i)            first made available by the Bank Holdco to (in the case of the Parent) the Company or, one of its Subsidiaries (other than in the case of NTL Communications Limited, the Parent or any of its Subsidiaries) by way of the subscription for new securities, capital contribution or Subordinated Funding;

(ii)           secondly (if relevant) made available by the recipient of the Funding Passthrough under (i) above, to a member of the Bank Group (other than the Company) which may be followed by one or more transactions between members of the Bank Group (other than the Company) and finally made available by a member of the Bank Group (other than the Company) to the Funded Excluded Subsidiary in all such cases by way of either the subscription for new securities, the advancing of loans or capital contribution; or

(b)           in the case of a payment to be made by the Funded Excluded Subsidiary to a Bank Holdco that payment is:

(i)            first made by the Funded Excluded Subsidiary to a member of the Bank Group, and thereafter is made between members of the Bank Group (as relevant), by way of dividend or other distribution, loan or payment of interest on or the repayment of the principal amount of any indebtedness owed by such Funded Excluded Subsidiary or relevant member of the Bank Group; and

(ii)           finally made by the Company to the Parent or by one of the Subsidiaries of NTL Communications Limited (other than the Parent or any of its Subsidiaries) to NTL Communications Limited by way of dividend or other distribution, loan or the payment of interest on or the repayment of the principal amount of any loan made by way of Subordinated Funding.

“GAAP” means accounting principles generally accepted in the United States of America.

“Group” means:

(a)           for the purposes of Clause 17.1 (Financial Statements), Clause 17.3 (Budget) and Clause 18 (Financial Condition) and any other provisions in this Agreement using the terms defined in Clause 18 (Financial Condition):

(i)            the Ultimate Parent and its Subsidiaries from time to time; and

(ii)           NTL South Herts, for so long as a member of the Group is the general partner of South Hertfordshire United Kingdom Fund, Ltd. or if it becomes a wholly-owned Subsidiary of the Group; and

(b)           for all other purposes, the Ultimate Parent and its Subsidiaries from time to time.

“Group Business” means the provision of broadband and communications services, including:

(a)           residential telephone, mobile telephone, cable television and Internet services, including wholesale Internet access solutions to Internet service providers;

(b)           data, voice and Internet services to large businesses, public sector organisations and small and medium sized enterprises;

(c)           national and international communications transport services to communications companies; and

(d)           the provision of Content,

and any related ancillary or complementary business to any of the services described above in the United Kingdom, the Isle of Man, the Republic of Ireland and the Channel Islands provided that “Group Business” may include the provision of any such services outside the United Kingdom, the Isle of Man, the Republic of Ireland and the Channel Islands which constitute a non-material part of the Group Business and which are acquired pursuant to an acquisition permitted under the terms of this Agreement.

“Group Intercreditor Agreement” means the intercreditor agreement dated on or about the Merger Closing Date between, among others, certain of the Senior Facilities Obligors, other members of the Group and the Senior Facilities Finance Parties.

“Group Structure Chart” means:

(a)           as at the date of this Agreement, the group structure charts relating to the Telewest Group and the NTL Group, in each case, as constituted immediately prior to the Merger Closing Date, which have been delivered to the Facility Agent prior to the date hereof; and

(b)           thereafter, the group structure charts delivered to the Facility Agent pursuant to paragraph 2 of Part 5 of Schedule 4 (Further Conditions Subsequent Documents) or any updated group structure chart which is delivered to the Facility Agent pursuant to Clause 19.14 (Group Structure Chart) from time to time.

“Guaranteed Parent Debt” has the meaning given to such term in paragraph (h) of Clause 20.4 (Financial Indebtedness).

“Guarantors” means the Original Guarantor and any Acceding Guarantors; and “Guarantor” means any one of them as the context requires, provided that in either case, such person has not been released from its rights and obligations as a Guarantor hereunder pursuant to Clause 38.5 (Release of Guarantees or Security).

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment.

“Hedge Counterparty” means each Senior Facilities Lender or Affiliate of a Senior Facilities Lender which is a party to a Hedging Agreement entered into for the purposes of Clause 19.9 (Hedging) and “Hedge Counterparties” means all such Senior Facilities Lenders or Affiliates.

“Hedging Agreement” means any agreement in respect of an interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination of it or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“High Yield Refinancing” means any Financial Indebtedness incurred for the purposes of refinancing all or a portion of the Existing High Yield Notes and/or the NTL High Yield Notes including any Financial Indebtedness incurred for the purpose of the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable under the Existing High Yield Notes and/or the NTL High Yield Notes, as the case may be, being refinanced and any reasonable fees, costs and expenses incurred in connection with such refinancing, in respect of which the following terms apply:

(a)           the final maturity date or redemption date of such refinancing occurs on or after the scheduled redemption date in respect of the high yield notes being refinanced;

(b)           the average life of the High Yield Refinancing is not less than (or in respect of a refinancing in part, is equal to) the remaining average life of the high yield notes which are being refinanced, as at the time of such refinancing; and

(c)           the Financial Indebtedness constituted by any High Yield Refinancing is structurally subordinated to the Senior Facilities on a basis no less favourable to the Senior Facilities than the basis on which the Existing High Yield Notes and/or the NTL High Yield Notes, as the case may be, are subordinated to the Senior Facilities.

“Holding Company” of a company means a company of which the first-mentioned company is a Subsidiary.

“HYD Intercreditor Agreement” means the intercreditor agreement dated 13 April 2004 between certain of the Senior Facilities Obligors, the Senior Facilities Finance Parties and the indenture trustee in respect of the Existing High Yield Notes as the same may otherwise be amended, supplemented, novated or restated from time to time.

“Increased Cost” means:

(a)           any reduction in the rate of return from a Facility or on a Finance Party’s (or an Affiliate’s) overall capital;

(b)           any additional or increased cost; or

(c)           any reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having agreed to make available its Commitment or having funded or performed its obligations under any Finance Document.

“Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (including interest and other charges relating to it).

“Information Memoranda” means the Initial Information Memorandum and the Subsequent Information Memorandum.

“Initial Information Memorandum” means the information memorandum dated February 2006 approved by NTL concerning the Obligors which, at the request of NTL and on its behalf, was prepared in relation to the Facilities and the business, assets, financial condition and prospects of the Group and which has been made available by the Mandated Lead Arrangers to selected banks and other institutions for the purpose of syndicating the Facilities, as supplemented by the Forms 10-K of the Ultimate Parent and NTL, each dated 28 February 2006.

“Initial Borrower” has the meaning assigned to such term in the opening clauses of this Agreement.

“Initial Loan” means any loan made under the Facilities.

“Initial Maturity Date” means the date falling 12 months after the Utilisation Date.

“Initial Security Documents” means the security documents listed in Part 3 of Schedule 4 (Initial Security Documents).

“Instructing Group” means, at any time, Lenders holding more than 50% in principal amount of outstanding Loans (or, prior to the Utilisation of the Facilities, more than 50% of the Commitments).

“Intellectual Property Rights” means any patent, trade mark, service mark, registered design, trade name or copyright or any license to use any of the same.

“Interest” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Interest Cover Ratio” has the meaning given to such term in paragraph (b) of Clause 18.2 (Ratios).

“Interest Period” has the meaning assigned to such term in Clause 9.1 (Interest Periods).

“Intra-Group Services” means:

(a)           the sale of programming or other Content by any member(s) of the Group to one or more members of the Bank Group on arms’ length terms;

(b)           the lease or sublease of office space, other premises or equipment on arms’ length terms by one or more members of the Bank Group to one or more members of the Group or by one or more members of the Group to one or more members of the Bank Group;

(c)           the provision or receipt of other services, facilities or other arrangements (in each case not constituting Financial Indebtedness) in the ordinary course of business, by or from one or more members of the Bank Group to or from one or more members of the Group including, without limitation (i) the employment of personnel, (ii) provision of employee healthcare or other benefits, (iii) acting as agent to buy equipment, other assets or services or to trade with residential or business customers and (iv) the provision of audit, accounting, banking, IT, telephony, office, administrative, compliance, payroll or other similar services, provided that the consideration for the provision thereof is, in the reasonable opinion of the Ultimate Parent, no less than Cost; and

(d)           the extension, in the ordinary course of business and on terms no less favourable to the relevant member of the Bank Group than arms’ length terms, by or to any member of the Bank Group to or by any such member of the Group of trade credit not constituting Financial Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (a), (b) or  (c) above.

“IRS Ruling” means the private ruling from the US Internal Revenue Service being sought by NTL the effect of which is to permit the cash portion of the purchase price for the Merger to be financed through borrowings by members of the Bank Group incorporated in England & Wales without giving rise to materially adverse tax consequences to NTL, the Ultimate Parent or their respective shareholders whether prior to or following the Merger.

“Joint Venture” means any joint venture, partnership or similar arrangement between any member of the Bank Group and any other person that is not a member of the Bank Group.

“Joint Venture Group” means any Joint Venture and its subsidiaries from time to time (including upon and following the Merger Closing Date, the UKTV Group).

“Law” means:

(a)           common or customary law;

(b)           any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction; and

(c)           any directive, regulation, practice, requirement which has the force of law and which is issued by any governmental body, agency or department or any central bank or other fiscal, monetary, regulatory, self-regulatory or other authority or agency.

“Legal Opinions” means any of the legal opinions referred to in paragraph 5 of Part 1 to Schedule 4 (Conditions Precedent to Utilisation), paragraph 3 of Part 4 to Schedule 4 (Conditions Subsequent Documents) and paragraph 2 of Part 2 to Schedule 7 (Accession Documents) required to be delivered pursuant to Clause 3.1 (Conditions Precedent), Clause 3.2 (Conditions Subsequent) and Clause 21 (Acceding Group Companies), respectively.

“Lender” means a person which:

(a)           is named in Schedule 1 (Lenders and Commitments); or

(b)           has become a party to this Agreement in accordance with the provisions of Clause 32 (Assignments and Transfers),

which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement.

“Leverage Ratio” has the meaning given to such term in paragraph (a) of Clause 18.2 (Ratios).

“LIBOR” means, in relation to any amount to be advanced to or owed by an Obligor under this Agreement on which interest for a given period is to accrue:

(a)           the rate per annum which appears on the Relevant Page for such period at or about 11.00 am on the Quotation Date for such period; or

(b)           if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Relevant Page”, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest 5 decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in the relevant currency for such period at or about 11.00 am on the Quotation Date for such period.

“Loans” has the meaning assigned to such term in Clause 4.3 (Initial Maturity Date and Conversion of Initial Loans).

“Major Event of Default” means an Event of Default arising under any of the following provisions:

(a)           Clause 22.1 (Non-Payment);

(b)           Clause 22.2 (Covenants);

(c)           Clause 22.5 (Cross-Default);

(d)           Clause 22.6 (Insolvency);

(e)           Clause 22.7 (Winding-Up);

(f)            Clause 22.8 (Execution or Distress);

(g)           Clause 22.9 (Similar Events);

(h)           Clause 22.10 (Repudiation);

(i)            Clause 22.11 (Illegality);

(j)            Clause 22.12 (Intercreditor Default); and

(k)           Clause 22.14 (Material Adverse Effect).

“Margin Stock” shall have the meaning provided in Regulation U.

“Marketable Securities” means any security which is listed on any publicly recognised stock exchange and which has, or is issued by a company which has, a capitalisation of not less than £1 billion (or its equivalent in other currencies) as at the time such Marketable Securities are acquired by any member of the Bank Group by way of consideration for any disposal permitted under Clause 20.6 (Disposals).

“Material Adverse Effect” means a material adverse change in:

(a)           the financial condition, assets or business of the Obligors (taken as a whole) or the Senior Facilities Obligors (taken as a whole);

(b)           the ability of any Obligor to perform and comply with its payment or other material obligations under any Finance Document (taking into account the resources available to such Obligor from any other member of the Bridge Group or any member of the Bank Group) ; or

(c)           the ability of any Senior Facilities Obligor to perform and comply with its payment or other material obligations under any Senior Finance Document (taking into account the resources available to such Senior Facilities Obligor from any other member of the Bank Group).

“Material Subsidiary” means, at any time, a member of the Bank Group whose contribution to Consolidated Operating Cashflow (on a consolidated basis if it has Subsidiaries) represents at least 5% of the Consolidated Operating Cashflow calculated by reference to the most recent financial statements of the Bank Group delivered pursuant to paragraph (b)(ii) of Clause 17.1 (Financial Statements).

“Member State” means a member of the European Community.

“Merger” means the merger of NTL with the Merger Sub pursuant to the terms and conditions of the Merger Agreement and the reorganization, recapitalization and refinancing of the Group in connection therewith in accordance with the Steps Paper.

“Merger Agreement” means the agreement and plan of merger dated as of 2 October 2005 (as amended and restated on 14 December 2005 and 30 January 2006) made between NTL, the Ultimate Parent and the Merger Sub.

“Merger Closing Date” means the date on which the Merger Sub and NTL file a certificate of merger in accordance with, and subject to the terms and conditions of, the Merger Agreement.

“Merger Consideration” means the 2.5 shares of Telewest new common stock for each share of NTL common stock that shareholders of NTL will receive in the Merger.

“Merger Documents” means the Merger Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule, each as defined therein, and attached thereto), and all other documents and agreements executed or to be executed pursuant to (or in connection with) the Merger Agreement and any other document designated as a “Merger Document” by the Facility Agent and the Ultimate Parent.

“Merger Indebtedness” means Financial Indebtedness by the Ultimate Parent (or a newly incorporated wholly-owned subsidiary of the Ultimate Parent) in an amount not exceeding the equity value of the Telewest Group provided that the proceeds of such Financial Indebtedness shall be contributed by the Ultimate Parent (or the newly incorporated wholly-owned subsidiary of the Ultimate Parent, as applicable) to one or more of its Subsidiaries for the purpose of enabling such Subsidiaries to purchase the historical Telewest business as part of an internal reorganisation of subsidiaries of Telewest in accordance with the Steps Paper and provided further that such Financial Indebtedness will be repaid by the Ultimate Parent (or such newly incorporated wholly owned subsidiary of the Ultimate Parent) on the same day on which it is incurred.

“Merger Sub” has the meaning assigned to such term in the opening clauses of this Agreement.

“Moody’s” means Moody’s Investor Services, Inc. or any successor thereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any member of the Group or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any member of the Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Necessary Authorisations” means all Authorisations (including Environmental Licences and any Authorisations issued pursuant to or any deemed Authorisations under any Statutory Requirements) of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)           lawfully enter into and perform its obligations under the Finance Documents to which it is party;

(b)           ensure the legality, validity, enforceability or admissibility in evidence in England, under the laws of the State of New York and in the New York State or Federal Courts (in the case of Finance Documents governed by the laws of the State of New York) and, if different, its jurisdiction of incorporation or establishment, of such Finance Documents to which it is party; and

(c)           carry on its business from time to time.

“Net Proceeds” means:

(a)           any cash proceeds received by any member of the Group (including, when received, any cash proceeds received by way of deferred instalment of purchase price or from the sale of Cash Equivalent Investments or Marketable Securities acquired by any member of the Group in consideration for any Disposal as contemplated under Clause 20.6 (Disposals)) in connection with any Disposal after deducting:

(i)            all taxes paid or reasonably estimated by such member of the Group to be payable by any member of the Bank Group or the Bridge Group as a result of that Disposal;

(ii)           all reasonable fees, commissions costs and expenses incurred by such member of the Bank Group or Bridge Group in arranging or effecting that Disposal, including, without limitation, any amount required to be paid by any member of the Bank Group or Bridge Group to any proprietor of any intellectual property rights (not being a member of the Bank Group or Bridge Group) (including intellectual property licences) related to the assets disposed of where such payment is on arms’ length terms and is required to enable such intellectual property rights to be transferred with such assets to the extent necessary to facilitate the applicable Disposal;

(iii)         in the case of a Disposal effected by a member of the Bank Group or Bridge Group other than a Senior Facilities Borrower or the Borrower, such provision as is reasonable for all costs and taxes (after taking into account all available credits, deductions and allowances) incurred by the Group to a person other than a member of the Bank Group or Bridge Group and fairly attributable to up-streaming the cash proceeds to the Senior Facilities Borrower or the Borrower or making any distribution in connection with such proceeds to enable them to reach the Senior Facilities Borrower or the Borrower;

(iv)          any cash proceeds which are to be applied towards discharging any Encumbrance over such asset; and

(v)            in the case of a Disposal of a non-wholly-owned Subsidiary or Joint Venture, to the extent received by any member of the Group, any cash proceeds attributable to any interest in such Subsidiary or Joint Venture owned by any person other than a member of the Bank Group or Bridge Group; and

(b)           the cash proceeds received by any member of the Bank Group or Bridge Group of any claim for loss or destruction of or damage to the property of a member of the Bank Group or Bridge Group under any insurance policy after deducting any such proceeds relating to the third party claims which are applied towards meeting such claims and any reasonable costs incurred in recovering the same.

“New Equity” means a subscription for capital stock of the Ultimate Parent or any other form of equity contribution to the Ultimate Parent previously agreed by the Facility Agent (acting reasonably) in writing, in each case, where such subscription or contribution does not result in a Change of Control.

“New Intermediate Holdco” means the intermediate holding company referred to in Step 7 set out in the page headed “Post-Combination Restructuring — First Alternative (Structure 1)” of the Steps Paper as “Tiger Holdco LLC”.

“New UK” means a company to be newly incorporated in England & Wales for the purpose of acting as the company identified as such in the Steps Paper.

“New UK2” means a company to be newly incorporated in England & Wales for the purpose of acting as the company identified as such in the Steps Paper.

“Non-Bank Group Serviceable Debt” means:

(a)           Financial Indebtedness arising under this Agreement (or the Exchange Notes, as applicable) or the NTL High Yield Notes, the Existing High Yield Notes or any High Yield Refinancing;

(b)           Financial Indebtedness arising under any Guaranteed Parent Debt; and

(c)           any other Financial Indebtedness which is raised by any member of the Group which is not a member of the Bank Group, (i) where the Ultimate Parent has provided not less than 5 Business Days’ prior written notice to the Facility Agent designating such Financial Indebtedness as Non-Bank Group Serviceable Debt, and (ii) the proceeds of which are contributed into the Bank Group in accordance with the provisions of Clause 19.15 (Contributions to the Bank Group),

in the case of paragraph (c), to the extent only of the principal amounts so designated at the relevant time and provided that any Non-Bank Group Serviceable Debt shall thereafter at all times remain Non-Bank Group Serviceable Debt.

“Non Bank Group UK Taxpayer” means any company that is (a) a Subsidiary of the Ultimate Parent, (b) within the charge to UK corporation tax, and (c) not a member of the Bank Group.

“Non-Funding Lender” is either:

(a)           a Lender which fails to comply with its obligation to participate in any Initial Loan:

(i)            all conditions to the Utilisation thereof (including without limitation, delivery of a Utilisation Request) have been satisfied or waived by an Instructing Group in accordance with the terms of this Agreement;

(ii)           Lenders representing not less than 80% of the Commitments have agreed to comply with their obligations to participate in such Loan; and

(iii)         the Borrower has notified the Lender that it will treat it as a Non-Funding Lender; or

(b)           a Lender which has given notice to the Borrower or the Facility Agent that it will not make, or it has disaffirmed or repudiated any obligation to participate in, an Initial Loan.

“Notes” means the Short Term Notes or the Eurobond as applicable.

“NTL” means NTL Incorporated (to be renamed “NTL Holdings Inc.” on or following consummation of the Merger), a Delaware corporation, whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801, United States of America.

“NTL Cable” means NTL Cable plc, a company incorporated in England & Wales with registered number 5061787 and having its registered office at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP.

“NTL Group” means NTL and its Subsidiaries from time to time.  For information purposes only, the members of the NTL Group as at the date of this Agreement are listed in Part 3 of Schedule 9 (Members of the NTL Group).

“NTL High Yield Notes” means the high yield notes to be issued by NTL (or, if issued after the delivery of a Structure Notice, by NTL Cable) pursuant to the NTL High Yield Offering, the proceeds of which are to be applied in refinancing all amounts outstanding under this Agreement and costs and expenses in relation thereto.

“NTL High Yield Offering” means the offering of the NTL High Yield Notes by NTL or NTL Cable, as the case may be, on a shelf registration statement filed with the SEC (or, if a shelf registration statement is not available, pursuant to an exemption from registration under the United States Securities Act of 1933 including pursuant to Rule 144A and/or Regulation S of the United States Securities Act of 1933, with SEC registration rights) (excluding the issuance of the Exchange Notes).

“NTL South Herts” means NTL (South Hertfordshire) Limited (formerly known as Cable & Wireless Communications (South Hertfordshire) Limited), a company incorporated in England & Wales with registered number 2401044.

“NTLIH” means NTL Investment Holding Limited, a company incorporated in England and Wales under registered number 3173552 and having its registered office at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP.

“NTLIH Sub” means NTLIH Sub Limited, a company incorporated in England & Wales with registered number 5316140 and having its registered office at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP;

“Obligors” means the Borrowers and the Guarantors and “Obligor” means any of them.

“Obligors’ Agent” means the Borrower in its capacity as agent for the Obligors, pursuant to Clause 25.17 (Obligors’ Agent).

“Original Financial Statements” means:

(a)           in relation to NTL the audited consolidated financial statements of the NTL Group for the financial year ended 31 December 2005; and

(b)           in relation to the Ultimate Parent, the audited consolidated financial statements of the Telewest Group for the financial year ended 31 December 2005.

“Original Guarantor” means the Ultimate Parent.

“Original Obligors” means the Borrower and the Original Guarantor.

“Outstandings” means, at any time, the Tranche A Facility Outstandings and the Tranche B Facility Outstandings.

“Parent” means:

(a)           NTL Cable; or

(b)           following completion of the steps described in the Steps Paper and culminating in the structure entitled “First Alternative (Structure 1) — Final Structure” or “First Alternative (Structure 1) — Final Structure (assumes Step 6)” and upon its accession to this Agreement as an Acceding Guarantor, New UK2.

“Parent Debt” means any Financial Indebtedness of the Ultimate Parent or one or more of its Subsidiaries (other than a member of the Bank Group).

“Parent Intercompany Debt” means any Financial Indebtedness owed by any member of the Bank Group to the Ultimate Parent or its Subsidiaries (other than another member of the Bank Group) from time to time which is subordinated to the Senior Facilities pursuant to the terms of the Group Intercreditor Agreement.

“Participating Employers” means the Company and any members of the Group which participate or have at any time participated in a UK Pension Scheme.

“Participating Member State” means any member of the European Community that at the relevant time has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to section 4002 of ERISA, or any successor to it.

“Pensions Regulator” means the body corporate established under Part 1 of the Pensions Act 2004.

“Permitted Auditors” means any of Pricewaterhouse Coopers, Ernst & Young, Deloitte & Touche or KPMG or any of their respective successors or any other internationally recognised firm of accountants.

“Permitted Holders” shall mean any person who, together with any of its Affiliates, is the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of 5% or more of the outstanding Voting Stock of the Ultimate Parent on the date of this Agreement or becomes such a holder as a result of the Baseball Acquisition or the Alternative Baseball Acquisition and any Affiliates of such persons from time to time.

“Permitted Joint Ventures” means any Joint Venture permitted under Clause 20.9 (Joint Ventures) that the Ultimate Parent designates as such by giving notice in writing to the Facility Agent.

“Permitted Payments” means:

(a)           the payment of any dividend, payment, loan or other distribution, or the repayment of a loan or the redemption of loan stock or redeemable equity made, at any time, to fund the payment of expenses (including taxes and the buy back of stock from employees) by any member of the Group the aggregate amount of such payments being no greater than (i) £50 million (or its equivalent) for the period from the Merger Closing Date to the first anniversary thereof, (ii) £50 million (or its equivalent) for the period from the first anniversary of the Merger Closing Date to the second anniversary of the Merger Closing Date, or (iii) thereafter £35 million (or its equivalent) in each anniversary year; or

(b)           the payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity, in each case, which is required in order to facilitate the making of payments by any member of the Group and to the extent required:

(i)            by the terms of the Senior Facilities Finance Documents;

(ii)           by the terms of the Finance Documents, the Exchange Notes, the Existing High Yield Notes, the NTL High Yield Notes, any High Yield Refinancing (or in each case, any guarantee of the obligations thereunder), in each case to the extent such payment is permitted or not prohibited by the terms of the HYD Intercreditor Agreement or other applicable intercreditor agreement, other than any payments in relation to any fees, costs, expenses, commissions or other payments required to be made in respect of any amendment, consent or waiver in respect thereof;

(iii)         by the terms of any agreements for Financial Indebtedness which constitutes Non-Bank Group Serviceable Debt falling within paragraph (d) of the definition thereof;

(iv)          by the terms of any Hedging Agreement entered into by a member of the Group relating to currency or interest rate hedging of Financial Indebtedness referred to in sub-paragraphs (i) to (iii) above and which is not entered into for investment or speculative purposes;

(v)            by the purposes of implementing the steps expressly contemplated by the Steps Paper;

(vi)          in order to implement any Content Transaction or Business Division Transaction (but not in any case representing any proceeds of any thereof);

(vii)         by the terms of the Notes; or

(viii)        by the terms of any Subordinated Funding to the extent required to facilitate any Permitted Payments,

where, in the case of sub-paragraphs (i) to (viii), the payment under the relevant indebtedness or obligation referred to therein has fallen due or will fall due within five Business Days of such Permitted Payment being made;

(c)           any payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made to any member of the Group (other than a member of the Bank Group), provided that:

(i)            an amount equal to such payment is promptly re-invested by such member of the Group (other than the Bank Group) into a member of the Bank Group;

(ii)           the aggregate principal amount of such payments and re-invested amounts on any day does not exceed £50 million (or its equivalent in other currencies); and

(iii)         to the extent any such payments are made in cash, any re-invested amounts are also made in cash;

(d)           any payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made in order to enable payments of dividends or distributions by the Ultimate Parent to its shareholders or the repurchase of capital stock of the Ultimate Parent in an amount of up to £10 million per annum, provided always that no Event of Default has occurred or is continuing or would result following such payment; or

(e)           any payments made pursuant to and in accordance with the Tax Cooperation Agreement, provided that a copy of the certification or filings referred to in clause 5 of the Tax Cooperation Agreement, as the case may be, shall have been provided to the Facility Agent not less than five Business Days before such payment is to be made;

(f)            the payment of preference distributions in accordance with the terms and conditions of the outstanding redeemable preference shares of Sit-up provided that the aggregate amount of all such preference distributions paid in any financial year shall not exceed £1,000 and any payment with respect to the purchase or redemption by any member of the Group of all or any portion of the outstanding redeemable preference shares of Sit-up pursuant to the terms of the Sit-up Acquisition Documents (including any such payment as may be permitted under the articles of association of Sit-up); or

(g)           any payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made pursuant to an Asset Passthrough or a Funding Passthrough, in each case, funded solely from cash generated by entities outside of the Bank Group and the Bridge Group.

“Plan” means any pension plan as defined in section 3(2) of ERISA, which (i) is maintained or contributed to by (or to which there is an obligation to contribute by) any member of the Group or an ERISA Affiliate, and each such plan for the 5 year period immediately following the latest date on which any member of the Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan and (ii) is subject to ERISA, but excluding any Multiemployer Plan.

“Project Company” means a Subsidiary of a company (or a person in which such company has an interest) which has a special purpose and whose creditors have no recourse to any member of the Bank Group in respect of Financial Indebtedness of that Subsidiary or person, as the case may be, or any of such Subsidiary’s or person’s Subsidiaries (other than recourse to such member of the Bank Group who had granted an Encumbrance over its shares or other interests in such Project Company beneficially owned by it provided that such recourse is limited to an enforcement of such an Encumbrance).

“Proportion” in relation to a Lender, means:

(a)           in relation to an Initial Loan to be made under this Agreement, the proportion borne by such Lender’s Available Commitment in respect of the relevant Facility to the Available Facility;

(b)           in relation to an Initial Loan or Initial Loans outstanding under this Agreement, the proportion borne by such Lender’s share of the principal amount of such Initial Loan or Initial Loans to the total principal amount thereof; and

(c)           if paragraph (a) does not apply and there are no Outstandings, the proportion borne by the aggregate amount of such Lender’s Available Commitment to the Available Facility (or if the Available Facility is then zero, by its Available Commitment to the Available Facility immediately prior to its reduction to zero).

“Protected Party” means a Finance Party or any Affiliate of a Finance Party which is or will be, subject to any Tax Liability in relation to any amount payable under or in relation to a Finance Document.

“Qualifying US Lender” means at any time in respect of a payment of interest on a participation in an Initial Loan, a Lender which is:

(a)           (i)            a “United States person” within the meaning of Section 7701(a)(30) of the Code; or

(ii)           a US Treaty Lender; or

(iii)         entitled to receive payments under the Finance Documents without deduction or withholding of any US federal income Taxes either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States or under the portfolio interest exemption; and

(b)           to the extent required in sub-paragraph (a) and (b) of Clause 12.2 (Forms; Lender Tax Status), has timely delivered to the Facility Agent for transmission to the Borrower copies of the forms and certificates discussed in (a) and (b) of Clause 12.2 (Forms; Lender Tax Status).

“Quarter Date” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Quotation Date” means, in relation to any period for which an interest rate is to be determined, the date that is 2 Business Days before the first day of that period, provided that if market practice differs in the Relevant Interbank Market for Dollars, the Quotation Date will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days).

“Redemption Consideration” means the $16.25 cash consideration payable in respect of each share of the Ultimate Parent’s common stock that the Ultimate Parent’s shareholders will receive in the Merger.

“Reference Banks” means the principal London offices of Barclays Bank plc, Citigroup and The Bank of New York or such other bank or banks as may be appointed as such by the Facility Agent after consultation with the Borrower.

“Registration Rights Agreement” has the meaning assigned to such term in Clause 19.25 (Exchange Notes).

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Relevant Interbank Market” means, in relation to euro, the European Interbank Market and in relation to any other currency, the London interbank market therefor.

“Relevant Page” means the page of the Reuters or Telerate screen on which is displayed, in relation to LIBOR, BBA LIBOR for Dollars, or, if such page or service shall cease to be available, such other page or service which displays the London interbank offered rates for Dollars as the Facility Agent, after consultation with the Lenders and the Borrower, shall select.

“Relevant Tax Jurisdiction” means the United States of America, in relation to the Borrower.

“Repeating Representations” means the representations and warranties set out in Clauses 16.2 (Due Organisation), 16.5 (No Immunity), 16.6 (Governing Law and Judgments), 16.7 (All Actions Taken), 16.9 (Binding Obligations), 16.10 (No Winding Up), 16.11 (No Event of Default), 16.18 (Execution of Finance

Documents), 16.27 (Investment Company Act), 16.28 (Margin Stock), 16.34 (US Patriot Act) and 16.35 (Compliance with ERISA).

“Reservations” means:

(a)           the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under any applicable law, the possibility that an undertaking to assume liability for or to indemnify against non-payment of any stamp duty or other tax may be void, defences of set-off or counterclaim and similar principles;

(b)           anything analogous to any of the matters set out in paragraph (a) above under any laws of any applicable jurisdiction;

(c)           the reservations in or anything disclosed by any of the Legal Opinions; and

(d)           any circumstance arising through a failure to obtain any consent from the lenders under the Existing Credit Facilities or the Existing Baseball Facilities to (i) the execution of the Finance Documents, (ii) the exercise of any rights or the performance of any obligations under the Finance Documents or (iii) any other matter contemplated by the Finance Documents.

“Restricted Party” means any person listed in the Annex to the Executive Order referred to in the definition of “Anti-Terrorism Laws” or on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury;

“Screenshop” means Screenshop Limited, a company incorporated under the laws of England and Wales with registered number 3529106.

“Screenshop Intra-Group Loan Agreement” means the loan agreement dated 10 May 2005 between Screenshop and Flextech Broadband Limited.

“SEC” means the United States Securities and Exchange Commission.

“Security” means the Encumbrances created or purported to be created pursuant to the Security Documents.

“Security Documents” means:

(a)           the Initial Security Document;

(b)           any security documents required to be delivered by an Acceding Guarantor pursuant to Clause 21.1 (Acceding Guarantors);

(c)           any other document executed at any time by any member of the Group conferring or evidencing any Encumbrance for or in respect of any of the obligations of the Obligors under this Agreement whether or not specifically required by this Agreement; and

(d)           any other document executed at any time pursuant to Clause 19.12 (Further Assurance) or any similar covenant in any of the Security Documents referred to in paragraph (a) to (c) above.

“Security Trust Agreement” means that certain security trust agreement dated on or about the Merger Closing Date made between the Security Trustee and the Lenders and relating to the appointment of the Security Trustee as trustee of the Security.

“Senior Facilities” means the £3,775,000,000 senior facilities made available pursuant to the Senior Facilities Agreement.

“Senior Facilities Agreement” means the senior facilities agreement dated on or about the date hereof between, among others, the Ultimate Parent, NTL Cable, NTLIH, TCN, NTLIH Sub, the US Senior Facilities Borrower and the Mandated Lead Arrangers (as defined therein) relating to the Senior Facilities.

“Senior Facilities Borrower” means any “Borrower” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Finance Documents” means the “Finance Documents” as defined in the Senior Facilities Agreement.

“Senior Facilities Finance Parties” means the “Finance Parties” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Guarantor” means any “Guarantor” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Instructing Group” means an “Instructing Group” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Lender” means any “Lender” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Obligor” means any “Obligors” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Outstandings” means any “Outstandings” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Securities Documents” means the “Security Documents” as defined in the Senior Facilities Agreement.

“Senior Facilities Security” means the “Security” as defined in the Senior Facilities Agreement.

“Senior Facility Agent” means the “Facility Agent” under and as defined in the Senior Facilities Agreement.

“Senior Fees Letter” means the letter dated 3 March 2006 from the Bookrunners to NTL and the Company in relation to the fees payable to the Bookrunners for arranging and underwriting the Senior Facilities.

“Short Term Notes” means the notes to be issued by the Company to the US Senior Facilities Borrower after the date of first utilisation of the B1 Facility.

“Sit-up” means sit-up Limited, a company incorporated under the laws of England and Wales with registered number 3877786 and having its registered office at 179-181 The Vale, Acton, London W3 7RW.

“Sit-up Acquisition Documents” means each of:

(a)                                  the share purchase deed between Screenshop and Alpine Situp LLC for the sale of 1,991,841 preference shares and 565,919 warrants to subscribe for ordinary shares in the capital of Sit-up, dated 23 March 2005;

(b)                                  the offer document dated on or about 10 May 2005 which describes the terms and conditions of the recommended offer made by Screenshop to purchase the issued and to be issued shares of Sit-up;

(c)                                  the share purchase agreement between Screenshop, John Egan, Ashley Faull and Christopher Manson dated on or around 10 May 2005;

(d)                                  the subscription agreement between the Sit-up, Screenshop, Flextech Broadband Limited, John Egan, Ashley Faull and Christopher Manson entered into on or about 10 May 2005.

(e)                                  and any other document designated as an “Sit-up Acquisition Document” in writing to the Facility Agent by the Company.

“Solvent” and “Solvency” mean, with respect to any US Obligor on a particular date, that on such date (a) the value of the property of such US Obligor (both at present and present fair and present fair sales value) is greater than the total amount of liabilities, including, without limitation, contingent and unliquidated liabilities, of such US Obligor as such liabilities mature, (b) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay such debts and liabilities as they mature and (c) such US Obligor is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would constitute an unreasonably small capital.  The amount of contingent and unliquidated liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvent Liquidation” has the meaning given to such term in Clause 20.19 (Solvent Liquidation).

“Stand Alone Baseball Financing” means Financial Indebtedness which is incurred either:

(a)                                  following the cancellation of the A1 Facility and the B1 Facility, for the purposes set out in paragraph (b) of Clause 2.3 (Purpose); or

(b)                                  for the purposes of refinancing the Total Baseball Debt,

provided that, in each case:

(i)                                    the aggregate principal amount of such Financial Indebtedness does not exceed £500 million;

(ii)                                the annual interest expense of such Financial Indebtedness is no greater than the interest expense payable under an equivalent principal amount of A1 Facility or B1 Facility which is cancelled in accordance with Clause 10.1 of the Senior Facilities Agreement or (as applicable) an equivalent principal amount of the Total Baseball Debt being prepaid;

(iii)                            immediately prior to the incurrence of such Financial Indebtedness, the Bank Group is in compliance with the financial covenants set out in Clause 18.2 (Ratios);

(iv)                               no creditor in respect of such Financial Indebtedness shall at any time have any recourse to any member of the Bank Group;

(v)                                   such Financial Indebtedness may benefit from guarantees and first priority security over the assets of members of the Baseball Group but not any member of the Bank Group;

(vi)                               following consummation of the Stand Alone Baseball Financing any transactions entered into between the Bank Group and the Baseball Group shall be subject to the provisions of Clause 20.10 (Transactions with Affiliates); and

(vii)                           any such Stand Alone Baseball Financing is completed by 31 December 2006.

“Standard & Poor’s” means Standard & Poor’s Ratings Group or any successor thereof.

“Statutory Requirements” means any applicable provision or requirement of any Act of Parliament (including without limitation, the Communications Act 2003 and the Broadcasting Acts 1990 and 1996) or any instrument, rule or order made under any Act of Parliament or any regulation or by-law of any local or other competent authority or any statutory undertaking or statutory company which has jurisdiction in relation to the carrying out, use, occupation, operation of the properties or the businesses of any member of the Bridge Group or any member of the Bank Group carried out thereon.

“Sterling Amount” means at any time, in relation to any Available Commitments, the principal amount in Sterling of such Available Commitments.

“Steps Paper” means alternative papers entitled “Steps Plan: Version 1 — Combination of NTL, Telewest and Virgin Mobile before Structures 1 and 2” and “Steps Plan: Version 2 — Combination of NTL, Telewest and Virgin Mobile after Structures 1 and 2”, in each case, as agreed between NTL and the Bookrunners setting out the restructuring steps affecting the Telewest Group and NTL Group occurring prior to, on and following the Merger Closing Date.

“Structure 2 Bridge Facility Agreement” means the alternative bridge facility agreement agreed to by the parties hereto (other than the Tranche B Lenders) to become effective in connection with the implementation and completion of the restructuring steps referred to in the Steps Paper as “Second Alternative (Structure 2) — Final Structure”, in the form attached to this Agreement as Annex A (with such updates and amendments as the Ultimate Parent and the Bookrunners, each acting reasonably, shall agree prior to the Delivery Date).

“Structure 2 Senior Facilities Agreement” means the “Structure 2 Facilities Agreement” as defined in the Senior Facilities Agreement.

“Structure Notice” means the structure notice (if any) to be delivered by NTL to the Bookrunners, in accordance with the provisions of the Commitment Letter, pursuant to which NTL elects to implement the restructuring steps referred to in the Steps Paper as “Post-Combination Restructuring - Second Alternative (Structure 2)”.

“Structuring Completion Date” means the date falling 3 months after the Merger Closing Date.

“Structuring Date” means the date proposed in the Structure Notice on which the relevant restructuring steps referred to in the Steps Paper as “Post-Combination Restructuring - Second Alternative (Structure 2)” are to be effected, which shall be a date falling no later than the Structuring Completion Date and shall be no less than 4 Business Days after the date of the Structure Notice.

“Subordinated Funding” means any loan made to any Obligor by any member of the Group that is not an Obligor which:

(a)                                  constitutes Parent Intercompany Debt;

(b)                                  is an intercompany loan arising under the arrangements referred to in paragraph (c) of the definition of “Permitted Payments”;

(c)                                  is an intercompany loan existing as at the date of this Agreement (including any inter-company loan the benefit of which has, at any time after the date of this agreement, been assigned to any other member of the Group, where such assignment is not otherwise prohibited by this Agreement); or

(d)                                  constitutes Equity Equivalent Funding,

provided that the relevant debtor and creditor are party to the Group Intercreditor Agreement as an Intergroup Debtor or Intergroup Creditor (as such terms are defined in the Group Intercreditor Agreement), respectively, or where the relevant debtor and creditor are party to such other subordination arrangements as may be satisfactory to the Facility Agent, acting reasonably.

“Subscriber” means any person who has entered into an agreement (which has not expired or been terminated) with an Obligor to be provided with services by an Obligor through the operation of telecommunications and/or television systems operated by the Bank Group in accordance with applicable Telecommunications, Cable and Broadcasting Laws (including any part of such system and all modifications, substitutions, replacements, renewals and extensions made to such systems).

“Subsequent Information Memorandum” means the updated Initial Information Memorandum, if any, updated to reflect the Baseball Acquisition and the business, assets, financial condition and prospects of the Baseball Group.

“Subsidiary” of a company shall be construed as a reference to:

(a)                                  any company:

(i)                                    more than 50% of the issued share capital or membership interests of which is beneficially owned, directly or indirectly, by the first-mentioned company; or

(ii)                                where the first-mentioned company has the right or ability to control directly or indirectly the affairs or the composition of the board of directors (or equivalent of it) of such company; or

(iii)                            which is a Subsidiary of another Subsidiary of the first-mentioned company; or

(b)                                  for the purposes of Clause 17 (Financial Information) and Clause 18 (Financial Condition) and any provision of this Agreement where the financial terms defined in Clause 18 (Financial Condition) are used, any legal entity which is accounted for under applicable GAAP as a Subsidiary of the first-mentioned company.

“Successful Syndication” has the meaning given to it in the Senior Fees Letter.

“Summary Terms and Conditions of Extended Term Loans” means the summary terms and conditions of the Extended Term Loans, as set out in Schedule 13 (Summary Terms and Conditions of Extended Term Loans).

“Takeover Code” means the City Code on Takeovers and Mergers as administered by the Takeover Panel.

“Takeover Panel” means the Panel on Takeovers and Mergers.

“Take-Out Debt Proceeds” means the cash proceeds received in respect of any Financial Indebtedness raised by any member of the Group to refinance amounts outstanding under this Agreement (after deducting all reasonable fees, commissions, costs and expenses incurred by any member of the Group in connection with such raising), whether raised by way of bilateral or syndicated credit facilities, in the international or domestic debt capital markets or otherwise, including the NTL High Yield Notes.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

“Tax Cooperation Agreement” means the agreement to be entered into following the date hereof between the Ultimate Parent, the Company and TCN relating to arrangements in connection with, amongst other things, the payment of US taxes in form and substance agreed with the Facility Agent and the Mandated Lead Arrangers.

“Tax Credit” means a credit against, relief or remission for, or repayment of any tax.

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment made or to be made under a Finance Document.

“Tax Losses” means any amount capable of surrender pursuant to Chapter IV of Part X of the Taxes Act.

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Tax Liability” has the meaning set out in paragraph (e) of Clause 12.3 (Tax Indemnity).

“Tax Payment” means the increase in any payment made by an Obligor to a Finance Party under paragraph (c) of Clause 12.1 (Tax Gross-up) or any amount payable under paragraph (d) of Clause 12.1 (Tax Gross-up) or under Clause 12.3 (Tax Indemnity).

“TCN” means Telewest Communications Networks Limited, a company incorporated in England & Wales with registered number 3071086 and having its registered office at Export House, Cawsey Way, Woking, Surrey, GU21 6QX (or, following a Solvent Liquidation thereof pursuant to the provisions of Clause 20.19 (Solvent Liquidation), the relevant Successor Entity.

“TCN Group” means TCN and its Subsidiaries from time to time.

“Telecommunications, Cable and Broadcasting Laws” means the Telecommunications Act 1984, the Broadcasting Act 1990 (together with the Broadcasting Act 1996), the Communications Act 2003 and all other laws, statutes, regulations and judgments relating to broadcasting or telecommunications or cable television or broadcasting applicable to any member of the Bank Group, and/or the business carried on by, any member of the Bank Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property).

“Telewest Group” means the Ultimate Parent and its Subsidiaries from time to time.  For information purposes only, the members of the Telewest Group as at the date of this Agreement and prior to the Merger taking place, are listed in Part 2 of Schedule 9 (Members of the Telewest Group).

“Telewest UK” means Telewest UK Limited, a company incorporated in England & Wales with registered number 04925679 and having its registered office at Export House, Cawsey Way, Woking, Surrey GU21 6QX.

“Termination Date” means the earlier of (i) 2 October 2006 or (ii) the Merger Closing Date.

“Total Baseball Debt” means all amounts drawn under the A1 Facility and the B1 Facility by Baseball Cash Bidco and used for any of the purposes specified in paragraph (b) of Clause 2.3 of the Senior Facilities Agreement (including without limitation, any principal amounts, prepayment penalties, make-whole payments, accrued interest and Break Costs relating thereto).

“Tranche A Facility” means the facility granted to the Borrower pursuant to Clause 2.1(a) (the Facilities).

“Tranche A Facility Outstandings” means, at any time, the aggregate principal amount of Initial Loans outstanding under the Tranche A Facility.

“Tranche B Facility” means the facility granted to the Borrower pursuant to Clause 2.1(b) (the Facilities).

“Tranche B Lenders” means, at any time, Lenders with respect to the Tranche B Facility at such time.

“Tranche B Facility Outstandings” means, at any time, the aggregate principal amount of Initial Loans outstanding under the Tranche B Facility.

“Transfer Date” means, in relation to any Transfer Deed, the effective date of such transfer as specified in such Transfer Deed.

“Transfer Deed” means a duly completed deed of transfer and accession in the form set out in Schedule 3 (Form of Deed of Transfer and Accession) which has been executed as a deed by a Lender and a Transferee whereby such Lender seeks to transfer to such Transferee all or a part of such Lender’s rights, benefits and obligations under this Agreement as contemplated in Clause 32 (Assignments and Transfers) and such Transferee agrees to accept such transfer and to be bound by this Agreement and to accede to the Security Trust Agreement.

“Transferee” means a bank or other institution to which a Lender seeks to transfer all or part of its rights, benefits and obligations under this Agreement pursuant to and in accordance with Clause 32 (Assignments and Transfers).

“UK Channel Management” means UK Channel Management Limited, a company incorporated in England & Wales with registered number 3322468, whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX.

“UK Channel Management Group” means the UK Channel Management and its Subsidiaries from time to time.

“UK Channel Management Security Trustee Undertakings” means the agreement to be entered into on or following the Merger Closing Date between the Security Trustee under the Senior Facilities Agreement, BBC Worldwide Limited, Flextech Broadband Limited and United Artists Investments Limited in relation to the shareholders’ agreement relating to UK Channel Management.

“UK Gold” means UK Gold Holdings Limited, a company incorporated in England and Wales with registered number 3298738, whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX.

“UK Gold Group” means UK Gold and its Subsidiaries from time to time.

“UK Gold Security Trustee Undertaking” means the agreement to be entered into on or following the Merger Closing Date between the Security Trustee under the Senior Facilities Agreement, BBC Worldwide Limited and Flextech Broadband Limited in relation to the shareholders agreement relating to UK Gold.

“UK Holdcos” means NTL Cable, Telewest UK and, provided that the step described in the Steps Paper entitled “Post-Combination Restructuring — Alternative Step 6x (Structure 1)” is not implemented, New UK and New UK2, and “UK Holdco” means any of them.

“UK Pension Scheme” means a pension scheme in which any member of the Group participates or has at any time participated, and which has its main administration in the United Kingdom or is primarily for the benefit of employees in the United Kingdom.

“UK Senior Facilities Borrowers” means the “UK Borrowers” under and as defined in the Senior Facilities Agreement.

“UKTV Group” means each of the UK Channel Management Group, UK Gold Group and UKTV New Ventures Group.

“UKTV Joint Ventures” means each of UK Channel Management, UK Gold and UKTV New Ventures.

“UKTV New Ventures” means UKTV New Ventures Limited, a company incorporated in England and Wales with registered number 04266373, whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX.

“UKTV New Ventures Group” means the UKTV New Ventures and its Subsidiaries from time to time.

“UKTV New Ventures Security Trustee Undertaking” means the agreement to be entered into following the Merger Closing Date between the Security Trustee, BBC Worldwide Limited and Flextech Broadband Limited in relation to the shareholders agreement relating to UKTV New Ventures.

“Ultimate Parent” means, as at the date of this Agreement, Telewest Global, or, at any time thereafter, the person (if any) that accedes to this Agreement as the Ultimate Parent pursuant to Clause 21.2 (Acceding Holding Company).

“United States” or “US” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“Unpaid Sum” means any sum due and payable by an Obligor under any Finance Document but unpaid.

“US Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 USC. §§ 101 et seq., as amended, or any successor thereto;

“US Dollars”, “Dollars” or “$” means the lawful currency for the time being of the United States;

“US Guarantor” means (a) a Guarantor that is incorporated or organised under the laws of the United States of America or any state of the United States of America (including the District of Columbia) and is a “United States person” (as defined in Section 7701(a)(30) of the Code) or (b) a Guarantor that is treated for US federal income tax purposes as a disregarded entity that is a branch of a Guarantor described in sub-paragraph (a) above.

“US Obligors” means the Borrower and the US Guarantors, and “US Obligor” means any of them.

“US Senior Facilities Borrower” means NTL Dover LLC, a limited liability company organised under the laws of the State of Delaware.

“US Treaty Lender” means in relation to a payment of interest on an Initial Loan, a Lender which is entitled to claim full relief from liability to taxation otherwise imposed by the Borrower’s Relevant Tax Jurisdiction (in relation to that Lender’s participation in Initial Loans made to the Borrower) on interest under a Double Taxation Treaty and which does not carry on business in the Borrower’s Relevant Tax Jurisdiction through a permanent establishment with which that Lender’s participation in that Initial Loan is effectively connected.

“Utilisation” means the utilisation of the Facilities under this Agreement by way of drawing the Initial Loans.

“Utilisation Date” means the date on which the Initial Loans are (or are requested) to be made, in accordance with the terms of this Agreement.

“Utilisation Request” means a duly completed notice in the form set out Schedule 5 (Form of Utilisation Request).

“Vanilla Clean-Up Period” means the period commencing on the Merger Closing Date and ending on the date falling 4 months and 2 weeks thereafter.

“Vendor Financing Arrangements” means any arrangement, contractual or otherwise, pursuant to which credit or other financing is provided or arranged by a supplier (or any of its Affiliates) of assets (including equipment) and/or related services to a member of the Bank Group in connection with such supply of assets and/or services.

“Voting Stock” of a person means all classes of capital stock, share capital or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency other than resulting from any default under any instrument until such default occurs) to vote in the election of directors, managers or trustees thereof.

“Working Capital” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

1.2          Accounting Expressions

All accounting expressions which are not otherwise defined in this Agreement shall be construed in accordance with GAAP.

1.3          Construction

Unless a contrary indication appears, any reference in this Agreement to:

the “Facility Agent”, a “Mandated Lead Arranger”, a “Bookrunner”, the “Security Trustee”, a “Hedge Counterparty” or a “Lender” shall be construed so as to include their respective and any subsequent successors, Transferees and permitted assigns in accordance with their respective interests;

“agreed form” means, in relation to any document, in the form agreed by or on behalf of the Mandated Lead Arrangers and the Borrower prior to the date of this Agreement;

“company” includes any body corporate;

“continuing” in relation to an Event of Default, or a Default shall be construed as meaning that (a) the circumstances constituting such Event of Default or Default continue or (b) neither the Facility Agent (being duly authorised to do so) nor the Lenders have waived in accordance with this Agreement, such of its or their rights under this Agreement as arise as a result of that event;

“determines” or “determined” means, save as otherwise provided herein, a determination made in the absolute discretion of the person making the determination;

the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the second currency at the Facility Agent’s Spot Rate of Exchange at or about 11:00 a.m. on the relevant date for the purchase of the first currency with the second currency or for the purposes of determining any amounts testing any covenant or determining whether an Event of Default has occurred under this Agreement:

(a)                                  in the case of any basket or threshold amount qualifying a covenant:

(i)                                    in order to determine how much of such basket or threshold has been used at any time, for each transaction entered into in reliance upon the utilisation of such basket or in reliance upon such threshold not being reached prior to such time, the date upon which such transaction was entered into; and

(ii)                                in order to determine the permissibility of a proposed transaction, on the date upon which the permissibility of that transaction is being tested for the purposes of determining compliance with that covenant; and

(b)                                  in the case of any basket or threshold amount relating to an Event of Default, the date on which the relevant event is being assessed for the purposes of determining whether such Event of Default has occurred;

provided that in the case of Financial Indebtedness proposed to be incurred to refinance other Financial Indebtedness denominated in a currency other than Sterling or other than the currency in which such refinanced Financial Indebtedness is denominated, if such refinancing would cause any applicable Sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Sterling denominated restriction shall be deemed not to be exceeded so long as the principal amount of such refinancing Financial Indebtedness does not exceed the principal amount of such Financial Indebtedness being refinanced in the applicable currency at the then current exchange rate.

“month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (provided that in any reference to “months” only the last month in a period shall be construed in the aforementioned manner);

a “repayment” shall include a “prepayment” and references to “repay” or “prepay” shall be construed accordingly;

a “person” shall be construed as a reference to any person, firm, company, whether with limited liability or otherwise, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“tax” shall be construed so as to include all present and future taxes, charges, imposts, duties, levies, deductions or withholdings of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed together with any penalties, additions, fines, surcharges or interest relating to it; and “taxes” and “taxation” shall be construed accordingly;

“VAT” shall be construed as value added tax as provided for in the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental to that Act or in any primary or secondary legislation promulgated by the European Community or European Union or any official body or agency of the European Community or European Union, and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover tax replacing or introduced in addition to any of the same;

“wholly-owned Subsidiary” of a company shall be construed as a reference to any company which has no other members except that other company and that other company’s wholly-owned Subsidiaries or nominees for that other company or its wholly-owned Subsidiaries; and

the “winding-up”, “dissolution” or “administration” of a company shall be construed so as to include any equivalent or analogous proceedings under the Law of the jurisdiction in which such company is incorporated, established or organised or any jurisdiction in which such company carries on business, including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors.

1.4          Currency

“€” and “euro” denote the lawful currency of each Participating Member State, “£” and “Sterling” denote the lawful currency of the United Kingdom and “$” and “Dollars” denote the lawful currency of the United States of America.

1.5          Statutes

Any reference in this Agreement to a statute or a statutory provision shall, save where a contrary intention is specified, be construed as a reference to such statute or statutory provision as the same shall have been, or may be, amended or re-enacted.

1.6          Time

Any reference in this Agreement to a time shall, unless otherwise specified, be construed as a reference to London time.

1.7          References to Agreements

Unless otherwise stated, any reference in this Agreement to any agreement or document (including any reference to this Agreement) shall be construed as a reference to:

(a)                                  such agreement or document as amended, varied, novated or supplemented from time to time;

(b)                                  any other agreement or document whereby such agreement or document is so amended, varied, supplemented or novated; and

(c)                                  any other agreement or document entered into pursuant to or in accordance with any such agreement or document.

1.8          Holding Company of Ultimate Parent

If at any time the Ultimate Parent becomes the Subsidiary of any Holding Company as contemplated by, inter alia, the definition of “Change of Control”, the provisions of Clause 21.2 (Acceding Holding Company) shall apply and upon satisfaction of the provisions thereof, any references in the Finance Documents to “Ultimate Parent” (other than in its capacity as a Guarantor) shall thereafter be deemed to be references to such Holding Company.

1.9          No Personal Liability

No personal liability shall attach to any director, officer or employee of any member of the Group for any representation or statement made by that member of the Group in a certificate signed by such director, officer or employee.

2.                                      THE FACILITIES

2.1                               The Facilities

(a)                                  Upon the terms and subject to the conditions of this Agreement, the Lenders grant to the Initial Borrower:

(i)                                    a bridge loan facility in a maximum amount of £600,000,000 (the “Tranche A Facility”), the equivalent of which shall be made available in Dollars in a single drawing; and

(ii)                                a bridge loan facility in a maximum amount of £1,200,000,000 (the “Tranche B Facility”), the equivalent of which shall be made available in Dollars in a single drawing.

(b)                                  For purposes of this Clause 2.1, the “relevant date” used to determine the “equivalent” in accordance with Clause 1.3 (Construction) shall be the date which is 3 Business Days prior to the proposed Utilisation Date, so long as a duly completed Utilisation Request has been submitted on such date.

(c)                                  Any Commitments not drawn on the Merger Closing Date shall terminate.

2.2          Purpose

The Facilities shall be applied to fund the Ultimate Parent’s deposit with the Exchange Agent (as defined in the Merger Agreement), for the benefit of the Ultimate Parent’s stockholders, cash in an amount equal to the Redemption Consideration.  (Merger Sub will deliver to the Ultimate Parent (i) the Facilities in cash and (ii) a promissory note payable to the Ultimate Parent in an amount equal to the difference between the Redemption Consideration and the Facilities in consideration for the Ultimate Parent’s agreement to deposit with the Exchange Agent shares of the Ultimate Parent’s new common stock representing the Merger Consideration).  The Borrower shall apply all amounts borrowed under this Agreement in or towards satisfaction of the foregoing purpose and none of the Finance Parties shall be obliged to concern themselves with such application.

2.3          Several Obligations

The obligations of each Finance Party under this Agreement are several and the failure by a Finance Party to perform any of its obligations under this Agreement shall not affect the obligations of any of the Obligors towards any other party to this Agreement nor shall any other party be liable for the failure by such Finance Party to perform its obligations under this Agreement.

2.4          Several Rights

The rights of each Finance Party are several and any debt arising under this Agreement at any time from an Obligor to any Finance Party to this Agreement shall be a separate and independent debt.  Each Finance Party may, except as otherwise stated in this Agreement, separately enforce its rights under this Agreement.

3.                                      CONDITIONS

3.1          Conditions Precedent

The obligations of the Lenders to make the Facilities available shall be conditional upon the Facility Agent having confirmed to the Borrower that it has received (or has waived in accordance with this Agreement, the requirement to receive) the documents listed in Part 1 of Schedule 4 (Conditions Precedent to Utilisation) and that each is satisfactory, in form and substance, to the Facility Agent, acting reasonably.  The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

3.2          Conditions Subsequent

The Ultimate Parent shall procure (and each of NTL and the Merger Sub, as relevant, shall ensure) that:

(a)                                  immediately after the Utilisation, the Merger Sub and NTL shall have filed the certification of merger with the Secretary of State of Delaware and the Ultimate Parent shall have filed the charter amendment as set forth in Section 2.01(b) of the Merger Agreement;

(b)                                  immediately after the filing of the certification of merger in accordance with paragraph (a) above, there shall have been delivered to the Facility Agent each of the documents listed in Part 4 of Schedule 4 (Conditions Subsequent Documents), each in form and substance satisfactory to the Facility Agent, acting reasonably;

(c)                                  within 10 days after the Merger Closing Date (or earlier, to the extent required by any time-limit prescribed by law) all Initial Security Documents shall have been registered or filed with all appropriate authorities to the extent necessary for the purposes of perfecting the Security created thereunder; and

(d)                                  within 30 days after the Merger Closing Date, there shall have been delivered to the Facility Agent each of the documents listed in Part 5 of Schedule 4 (Further Conditions Subsequent Documents) each in form and substance satisfactory to the Facility Agent, acting reasonably.

The Facility Agent shall notify the Ultimate Parent and the Lenders promptly upon being so satisfied.

3.3          Certain Funds Period

Prior to the end of the Certain Funds Period, no Finance Party may:

(a)                                  exercise any rights of rescission, termination, cancellation, set-off or counterclaim;

(b)                                  exercise any remedy under Clause 22 (Events of Default) or any other remedy in connection with a Finance Document;

(c)                                  invoke any right or discretion for which provision is made in this Agreement requiring any prepayment or repayment of any Initial Loan; or

(d)                                  refuse to make available any Initial Loan for the purposes set out in Clauses 2.2(a) (Purpose),

unless either:

(i)                                    the conditions precedent to Utilisation required by Clause 3.1 (Conditions Precedent) are not satisfied or waived or the Initial Borrower fails to deliver a Utilisation Request in respect of the Utilisation; or

(ii)                                a Drawstop Default has occurred and is continuing,

provided that any matter contained in this Clause 3.3 shall be without prejudice to the Lenders’ rights or remedies in respect of any Event of Default which has occurred and which remains outstanding upon the expiry of the Certain Funds Period.

4.                                      UTILISATION AND EXTENSION

4.1          Conditions to Utilisation

Save as otherwise provided in this Agreement, the Initial Loans will be made by the Lenders to the Initial Borrower if:

(a)                                  the Facility Agent has received from the Initial Borrower a duly completed Utilisation Request in the relevant form no earlier than the day which is 10 Business Days and no later than 2:00 p.m. on the day which is 3 Business Days prior to the proposed Utilisation Date, receipt of which shall oblige the Initial Borrower to utilise the amount requested on the Utilisation Date stated therein upon the terms and subject to the conditions contained in this Agreement;

(b)                                  the proposed Utilisation Date is a Business Day for the proposed currencies of the Initial Loans, which is or precedes the Termination Date;

(c)                                  the Utilisation would result in the maximum principal amount of the Facilities being utilised;

(d)                                  the interest rate applicable to the first Interest Period will not have to be determined under Clause 10 (Market Disruption and Alternative Interest Rates); and

(e)                                  on the date of the Utilisation Request and the proposed Utilisation Date, subject to the provisions of Clause 3.3 (Certain Funds Period), all representations set out in Clause 16 (Representations and Warranties) made by each of the persons identified as making those representations are true in all material respects by reference to the circumstances then existing and no Default is continuing or would result from the proposed Utilisation.

4.2          Lenders’ Participations

Each Lender will participate through its Facility Office in the Initial Loans made pursuant to Clause 4.1 (Conditions to Utilisation) in its respective Proportion.

4.3                               Initial Maturity Date and Conversion of Initial Loans

(a)                                  Subject to the terms and conditions hereof, each Lender severally agrees that, if the Initial Loans have not been repaid on or prior to the Initial Maturity Date, the then outstanding principal amount of its Initial Loans shall be automatically converted into a loan (individually, an “Extended Term Loan” and collectively, the “Extended Term Loans”; the Initial Loans and the Extended Term Loans, collectively, the “Loans”) to the Borrower, on the Initial Maturity Date, in an aggregate principal amount equal to then outstanding principal amount of the Initial Loans held by such Lender and denominated in the same currency as each such Initial Loan; provided, that:

(i)                                    if, on the Initial Maturity Date, a Default described in Clause 22.7 (Winding-up), Clause 22.8 (Execution or Distress) or Clause 22.9 (Similar Events) (in each case with respect to the any Obligor or any Material Subsidiary only) shall have occurred and be continuing, the Initial Loans shall not be so converted on the Initial Maturity Date, but if such Default is cured before the expiration of the grace period specified in such Clause, such conversion shall take place on the date that such Default is cured;

(ii)                                if an Event of Default described in Clause 22.6 (Insolvency) or Clause 22.7 (Winding-up  (in each case with respect to any Obligor or any Material Subsidiary only) shall have occurred and be continuing on the Initial Maturity Date, the Initial Loans shall not be so converted but shall, instead, be due and payable on the Initial Maturity Date; and

(iii)                            if a Default described in Clause 22.7 (Winding-up), Clause 22.8 (Execution or Distress) or Clause 22.9 (Similar Events) (in each case, with respect to any Obligor or any Material Subsidiary only) shall have occurred and be continuing on the Initial Maturity Date and such Default is not cured prior to the end of the grace period specified in such Clause, the Initial Loans shall not be so converted but shall, instead, be due and payable on the last day of such grace period (or, if earlier, the date of the occurrence of an Event of Default under Clause 22.6 (Insolvency) with respect to the any Obligor or any Material Subsidiary).

(b)                                  The Extended Term Loans shall be deemed to be borrowed under (and shall remain outstanding on the terms set forth in) the Extended Term Loan Credit Agreement, which the Borrower, the

Ultimate Parent, each Guarantor, each Lender, the Facility Agent and the Security Agent shall execute and deliver in accordance with Clause 19.24 (Extended Term Loan Documents).

(c)                                  Upon the making by a Lender of an Extended Term Loan, such Lender shall cancel on its records a principal amount of the Initial Loans held by such Lender corresponding to the principal amount of Extended Term Loans made by such Lender, the repayment of which corresponding principal amount of the Initial Loans shall be satisfied by the conversion thereof into Extended Term Loans.

5.                                      REPAYMENT OF LOANS

5.1          Repayment of Initial Loans

(a)                                  Subject to Clause 4.3 (Initial Maturity Date and onversion of Initial Loans), the Initial Loans will mature on the Initial Maturity Date and, to the extent then unpaid, will automatically be converted into Extended Term Loans or become due and payable pursuant to Clause 4.3 (Initial Maturity Date and Conversion of Initial Loans).

(b)                                  The Extended Term Loans will mature and become due and payable on the Final Maturity Date in accordance with the terms of the Extended Term Loan Credit Agreement.

6.                                      CANCELLATION

6.1          Voluntary Cancellation

The Borrower may, by giving to the Facility Agent not less than 3 Business Days’ prior written notice to that effect (unless an Instructing Group has given its prior consent to a shorter period) cancel the Available Facilities in whole or any part (but if in part, in an amount that reduces the Sterling Amount of the Available Facilities by a minimum amount of £5,000,000) and any such cancellation shall reduce the relevant Available Commitments of the Lenders rateably.

6.2          Notice of Cancellation

Any notice of cancellation given by the Borrower pursuant to Clause 6.1 (Voluntary Cancellation) shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

6.3          Cancellation of Available Commitments

(a)                                  On the Termination Date any Available Commitments shall automatically be cancelled and the Commitment of each Lender in relation to the Facilities shall automatically be reduced to zero.

(b)                                  No Available Commitments which have been cancelled hereunder may thereafter be reinstated.

7.                                      VOLUNTARY PREPAYMENT

7.1          Voluntary Prepayment

The Borrower may, by giving to the Facility Agent not less than 3 Business Days’ prior written notice to that effect (unless an Instructing Group has given its prior consent to a shorter period), repay the Initial Loans in Dollars in whole or in part (but if in part, in an amount that reduces the principal amount of the Initial Loans by a minimum amount of $5,000,000 and an integral multiple of $1,000,000), together with accrued but unpaid interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable).

7.2          Right of Prepayment and Cancellation in relation to a single Lender

If any sum payable to any Lender by an Obligor is required to be increased under Clause 12.1 (Tax Gross-up) or a Lender claims indemnification from the Borrower under the provisions of Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased Costs) the Borrower may elect by providing, at least 5 Business Days’ prior notice of its intention to repay or to cause to be repaid such Lender’s share of the Outstandings to the Facility Agent, to repay such Lender’s share of the Outstandings on a non-pro rata basis and immediately to cancel any Commitments then outstanding of such Lender.  In such event, the Borrower shall procure that, on the last day of each of the then current Interest Periods, such Lender’s portion of each Initial Loan to which each such Interest Period relates is repaid.

7.3                               Application of Repayments

Any repayment made pursuant to Clause 7.1 (Voluntary Prepayment), 8.2 (Repayment from Net Proceeds), 8.3 (Repayment from Debt Proceeds), 8.4 (Repayment from Equity Proceeds), 8.5 (Repayment from Securitisations) or Clause 8.6 (Repayment from Take-Out Debt Proceeds) shall be applied in repayment of the Facilities pro rata to the aggregate amount of Tranche A Facility Outstandings and Tranche B Facility Outstandings.

7.4          Notice of Repayment

Any notice of repayment given by the Borrower pursuant to Clauses 7.1 (Voluntary Prepayment) or 7.2 (Right of Prepayment and Cancellation in relation to a single Lender) shall be irrevocable, shall specify the date upon which such repayment is to be made and the amount of such repayment and shall oblige the Borrower to make such repayment on such date.

7.5          Restrictions on Repayment

The Borrower may not repay all or any part of any Initial Loan except at the times and in the manner expressly provided for in this Agreement.

7.6          No Reborrowing

No amount repaid under this Agreement may subsequently be reborrowed under this Agreement.

8.                                      MANDATORY PREPAYMENT AND CANCELLATION

8.1          Change of Control

If a Change of Control occurs, all of the Available Commitments shall immediately be cancelled, the Commitments of each Lender shall be reduced to zero and the Borrower shall immediately repay the Outstandings in full together with unpaid interest accrued thereon and all other amounts payable pursuant to Clause 26 (Borrower’s Indemnities) and any other provision of this Agreement.

8.2          Repayment from Net Proceeds

(a)                                  Subject to Clause 8.8 (Application to Senior Facilities), the Borrower shall procure that, subject to paragraph (b) below or unless the Facility Agent (acting on the instructions of an Instructing Group) otherwise agrees, an amount equal to the Net Proceeds received:

(i)                                    by any member of the Bank Group in respect of any Disposal of such member’s assets or business in aggregate in excess of £30 million (or its equivalent in other currencies) in any financial year of the Company;

(ii)                                by any member of the Bank Group in respect of any insurance policy in aggregate exceeding £15 million (or its equivalent in other currencies) in any financial year of the Company;

(iii)                            by any member of the Bridge Group in respect of any Disposal of such member’s assets or business in aggregate in excess of £30 million (or its equivalent in other currencies) in any financial year of the Ultimate Parent; or

(iv)                               by any member of the Bridge Group in respect of any insurance policy in aggregate exceeding £15 million (or its equivalent in other currencies) in any financial year of the Ultimate Parent, is applied in or towards repayment of the Outstandings in accordance with Clause 7.3 (Application of Repayments) at the end of the Interest Period next ending on or after the 10th Business Day following the date of receipt of such Net Proceeds.

(b)                                  Paragraph (a) shall not apply to Net Proceeds arising:

(i)                                    from a Disposal where such Net Proceeds are used for the acquisition of or reinvestment in assets used or useful in the Group Business or in a business whose primary operations are directly related to the Group Business or are applied towards capital expenditure of the Bank Group, in each case, within 12 months of the date of the receipt of such Net Proceeds and to the extent not otherwise restricted by the provisions of this Agreement;

(ii)                                from any Disposal permitted under Clause 20.6 (Disposals) other than in relation to Disposals permitted under paragraphs (b) (with respect to surplus assets only and where the Net Proceeds of such Disposal, or a series of Disposals forming part of the same transaction, exceeds £5,000,000) (j), (k), (o)(ii), (p), (q), (s) and (w);

(iii)                            from any insurance recovery, where the Net Proceeds arising out of the same are to be applied within 12 months of receipt in replacing, reinstating or repairing the relevant damaged or destroyed assets or in refinancing any expenditure incurred in the replacement, reinstatement and/or repair of such assets or for the acquisition of or reinvestment in assets acquired for use in the Group Business or in a business whose primary operations are directly related to the Group Business for application towards capital expenditure; or

(iv)                               from any Content Transaction, which shall instead be (x) applied in prepayment of the Senior Facilities to the extent required by Clause 12.2(b)(iv) of the Senior Facilities Agreement, (y) to the extent so elected by the Borrower, applied in prepayment of the Facilities pursuant to Clause 7.1 and/or (z) retained within the Bank Group;

provided that to the extent that any Net Proceeds are not applied in accordance with sub-paragraphs (i) or (iii) above (as applicable) within the applicable time periods specified, such amounts shall be applied in or towards repayment of the Outstandings in accordance with Clause 7.3 (Application of Repayments).

8.3          Repayment from Debt Proceeds

(a)                                  Subject to Clause 8.8 (Application to Senior Facilities), the Ultimate Parent shall, subject to paragraph (b) below (or to the Facility Agent (acting on the instructions of an Instructing Group) having otherwise agreed), procure that (i) 100% of Debt Proceeds raised by any member of the Bridge Group and (ii) 50% of Debt Proceeds raised by any member of the Group which is not a member of the Bridge Group, in each case in connection with any single raising of Debt Proceeds which exceeds £10 million, shall be applied in repayment of the Outstandings in accordance with Clause 7.3 (Application of Repayments) within 10 Business Days following receipt of such Debt Proceeds.

(b)                                  Paragraph (a) above shall not apply to:

(i)                                    any Financial Indebtedness raised under the Senior Facilities Agreement;

(ii)                                any Financial Indebtedness raised under the NTL High Yield Notes up to the aggregate of (A) the aggregate principal amount outstanding under the Bridge Facility, (B) any accrued interest thereon, (C) any contractual premium payable in respect thereof and (D) any fees, costs, expenses, commissions and other similar charges reasonably incurred in connection with such financing;

(iii)                            any Financial Indebtedness raised in connection with any High Yield Debt Refinancing;

(iv)                               any Financial Indebtedness in respect of any Hedging Agreement entered into by any member of the Group;

(v)                                   any Financial Indebtedness raised by any member of the Group from any other member of the Group to the extent not otherwise prohibited by this Agreement;

(vi)                               any Financial Indebtedness to the extent raised by any member of the Bank Group which is permitted by Clause 20.4 (Financial Indebtedness);

(vii)                           Financial Indebtedness constituting Parent Debt the proceeds of which are permitted by paragraph (a), (b), (c), (d) or (e) of Clause 20.18 (Parent Debt);

(viii)                       any Financial Indebtedness to the extent raised by any member of the Group (other than a member of the Bridge Group or the Bank Group) which is contributed to the Bank Group in accordance with Clause 19.15 (Contributions to the Bank Group);

(ix)                              any Financial Indebtedness constituting any “daylight loans” which are expressly contemplated by the Steps Paper (and as such term is defined or referred to therein);

(x)                                  any net cash proceeds of any debt issuances which are expressly contemplated in the Steps Paper;

(xi)                              with the prior written consent of an Instructing Group, any Financial Indebtedness raised by any member of the Group which is not a member of the Bank Group, the proceeds of which shall be applied towards the financing of an acquisition to be made by such person or any other member of the Group which is not a member of the Bank Group;

(xii)                          any Financial Indebtedness which constitutes Merger Indebtedness;

(xiii)                      any Financial Indebtedness contemplated by the provisions of the Commitment Letter and to be incurred following delivery of a Structure Notice;

(xiv)                         any Financial Indebtedness raised by any Permitted Joint Venture;

(xv)                             any proceeds of any Stand Alone Baseball Financing; or

(xvi)                         any proceeds of any Alternative Baseball Financing;

provided that in the case of sub-paragraph (viii) above, such Debt Proceeds shall within 90 days of receipt thereof, be contributed into the Bank Group and if not applied within 90 days after such contribution shall be applied in or towards repayment of Outstandings in accordance with Clause 7.3 (Application of Repayments).

8.4          Repayment from Equity Proceeds

(a)                                  Subject to Clause 8.8 (Application to Senior Facilities), the Ultimate Parent shall procure that subject to paragraph (b) below, an amount equal to 100% of Equity Proceeds which are not required to be contributed to a member of the Bank Group in accordance with Clause 12.6 of the Senior Facilities Agreement are applied in or towards repayment of Outstandings in accordance with Clause 7.3 (Application of Repayments), in each case, within 10 Business Days following receipt of such Equity Proceeds provided that no amount of Equity Proceeds shall be required to be prepaid under this paragraph (a) unless the amount of Equity Proceeds received by the Group in connection with any single raising of Equity Proceeds exceeds £10 million (or its equivalent in other currencies).

(b)                                  Paragraph (a) shall not apply to any Equity Proceeds:

(i)                                    to the extent raised by any member of the Group which is a Joint Venture but which is not a member of the Bank Group and applied for its own purposes;

(ii)                                arising from the exercise of stock options or any similar securities issued to directors, officers, employees or consultants of any member of the Group;

(iii)                            in respect of any equity issuance expressly contemplated in the Steps Paper; or

(iv)                               in respect of any New Equity issued by the Ultimate Parent and applied for the purposes permitted under Clause 18.3 (Equity Cure Right) or paragraph (n) of Clause 20.13 (Acquisitions and Investments).

8.5          Repayment from Securitisations

Subject to Clause 8.8 (Application to Senior Facilities), all net cash proceeds received by any member of the Group in respect of any asset securitisation permitted under paragraph (i) of Clause 20.6 (Disposals), shall be applied in repayment of Outstandings in accordance with Clause 7.3 (Application of Repayments) at the end of the Interest Period current at the time of receipt of such proceeds.

8.6          Repayment from Take-Out Debt Proceeds.

The Ultimate Parent shall procure that 100% of Take-Out Debt Proceeds raised by any member of the Group shall be applied promptly (and in any event within 3 Business Days following receipt of such

Take-Out Debt Proceeds) in repayment of Outstandings in accordance with Clause 7.3 (Application of Repayments).

8.7                               Repayment in Connection with Structure 2.

The Ultimate Parent shall procure that 100% of the proceeds of:

(a)                                  loans made under the Structure 2 Bridge Facility Agreement are immediately applied in repayment of all Tranche A Facility Outstandings (by way of on-lending to the Company and the series of transactions described in the Steps Paper); and

(b)                                  loans made under the “B Facility”, as defined in and utilised pursuant to the Structure 2 Senior Facilities Agreement, are immediately applied in repayment of all Tranche B Facility Outstandings.

8.8          Application to Senior Facilities.

Neither the Borrower nor the Ultimate Parent (as applicable) shall be required to apply (i) Net Proceeds in accordance with Clause 8.2 (Repayment from Net Proceeds), (ii) Debt Proceeds in accordance with Clause 8.3 (Repayment from Debt Proceeds), (iii) Equity Proceeds in accordance with Clause 8.4 (Repayment from Equity Proceeds) or (iv) net cash proceeds in accordance with Clause 8.5 (Repayment from Securitisations):

(a)                                  to the extent such proceeds are required to be and are applied pursuant to Clause 12 of the Senior Facilities Agreement; or

(b)                                  in the event that, in order to be so applied, such proceeds need to be upstreamed or otherwise transferred from one or more members of the Group to the Borrower to effect such prepayment or repayment, to the extent such upstreaming or transfer would not be permitted under the Senior Facilities Agreement.

8.9          Trapped Cash

If:

(a)                                  moneys are required to be applied in prepayment or repayment of the Outstandings under this Clause 8 (Mandatory Prepayments and Cancellation), but in order to be so applied such moneys need to be upstreamed or otherwise transferred from one member of the Group to another member of the Group to effect such prepayment or repayment; and

(b)                                  the Borrower and the relevant members of the Group determine in good faith that such moneys cannot be so upstreamed or transferred without breaching a financial assistance prohibition, causing a director to breach his or her fiduciary duties to a company or without breaching some other legal prohibition, or such upstreaming or transfer is otherwise unlawful or would result in material adverse tax consequences for the Borrower or such relevant members of the Group, then, there will be no obligation to make such payment or prepayment until such impediment no longer applies, provided that:

(i)                                    during such period, (to the extent lawful) the monies will be placed in a Blocked Account (to the extent required pursuant to the Senior Facilities Agreement) or a Bridge Blocked Account;

(ii)                                in the case of any impediment relating to potential material adverse tax consequences, the Borrower shall procure that the prepayment obligations under this Clause 8 (Mandatory Prepayments and Cancellation), shall be complied with by using the proceeds retained to repay Outstandings owing by the member of the Group which received such proceeds, provided that such payment itself does not create a potential material adverse tax consequence; and

(iii)                            the Borrower and the relevant members of the Group will use all reasonable endeavours to overcome any impediments described in this Clause.

9.                                      INTEREST

9.1          Interest Periods

The period for which an Initial Loan is outstanding shall be divided into successive periods (each an “Interest Period”) each of which (other than the first) shall start on the last day of the preceding such period.

9.2          Duration

The duration of each Interest Period shall, save as otherwise provided in this Agreement, be 1, 2 or 3 months, or such other period of up to 12 months as all the Lenders holding Commitments (in the case of the first Interest Period, and thereafter, Outstandings, under the relevant Facility may agree) in each case, as the Borrower may select by no later than 2:00 p.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, provided that:

(a)                                  if the Borrower fails to give such notice of selection in relation to an Interest Period, the duration of that Interest Period shall, subject to the other provisions of this Clause 9, be 3 months; and

(b)                                  for the first two months following the Utilisation Date (or, if earlier, until the Mandated Lead Arrangers notify the Borrower that syndication of the Facilities has been completed), the duration of each Interest Period shall be 2 weeks, save that the duration of the first Interest Period shall be one week.

9.3          Consolidation of Initial Loans

If 2 or more Interest Periods in respect of any Initial Loans denominated in the same currency and under the same Facility end at the same time, then on the last day of those Interest Periods, the Initial Loans to which those Interest Periods relate shall be consolidated into and treated as a single Initial Loan.

9.4          Division of Initial Loans

Subject to the requirements of Clause 9.2 (Duration), the Borrower may, by no later than 2:00 p.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, direct that any Initial Loan shall, at the beginning of the next Interest Period relating to it, be divided into (and thereafter, save as otherwise provided in this Agreement, be treated in all respects as) 2 or more Initial Loans in such amounts (equal in aggregate to the principal amount of the Initial Loans being so divided) as shall be specified by the Borrower in such notice, provided that the Borrower shall not be entitled to make such a direction if:

(a)                                  as a result of so doing, there would be more than 5 Initial Loans outstanding under the Facilities; or

(b)                                  any Initial Loan thereby coming into existence would have a principal amount of less than $50,000,000.

9.5          Payment of Interest

On:

(a)                                  the last day of each Interest Period (or if such day is not a Business Day, on the immediately succeeding Business Day in the then current week (if there is one) or the preceding Business Day (if there is not));

(b)                                  the Initial Maturity Date (and, if later, the Extension Date);

(c)                                  the date of any repayment of the Initial Loans (in respect of the amount repaid); and

(d)                                  the date of maturity of the Initial Loans (whether by acceleration or otherwise),

the Borrower shall pay accrued interest on the Initial Loans.

9.6          Interest Rate

(a)                                  The rate of interest applicable to an Initial Loan at any time during an Interest Period relating to it shall be the rate per annum which is the sum of the Applicable Margin, the Associated Costs Rate for such Initial Loan at such time (if applicable) and LIBOR for such Interest Period.

(b)                                  Notwithstanding Clause 9.6(a), (i) the rate of interest applicable to the Initial Loans shall not exceed 11.50% per annum and (ii) in no event shall the rate of interest applicable to the Initial Loans exceed the highest rate permitted under applicable law.

9.7          Notification

The Facility Agent shall promptly notify the Borrower and the Lenders of each determination of LIBOR, and the Associated Costs Rate, and any change to the proposed length of an Interest Period or any interest rate occasioned by the operation of Clause 10 (Market Disruptions and Alternative Interest Rates).

10.                               MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

10.1        Market Disruption

If, in relation to any Interest Period:

(a)                                  LIBOR is to be determined by reference to the Reference Banks and, at or about 11.00 a.m. (London time) on the Quotation Date for such Interest Period, none or only one of the Reference Banks supplies a rate for the purpose of determining LIBOR for the relevant period; or

(b)                                  before the close of business in London on the Quotation Date for such Interest Period, the Facility Agent has been notified by a Lender or each of a group of Lenders to whom in aggregate 40% or more of the aggregate principal amount of the relevant Initial Loans is owed (or, in the case of undrawn Initial Loans, if made, would be owed) that the cost to it of obtaining matching deposits for the relevant Initial Loans in the Relevant Interbank Market would be in excess of LIBOR, then the Facility Agent shall notify the Borrower and the Lenders of such event and, notwithstanding anything to the contrary in this Agreement, Clause 10.2 (Substitute Interest Rate) shall apply (if the relevant Initial Loans are already outstanding).

10.2        Substitute Interest Rate

If either paragraph of Clause 10.1 (Market Disruption) applies to an Initial Loan, the rate of interest applicable to each Lender’s portion of such Initial Loan during the relevant Interest Period shall (subject to any agreement reached pursuant to Clause 10.3 (Alternative Rate)) be the rate per annum which is the sum of:

(i)                                    the Applicable Margin;

(ii)                                the rate per annum notified to the Facility Agent by such Lender before the last day of such Interest Period to be that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Initial Loan during such Interest Period; and

(iii)                            the Associated Costs Rate, if any, applicable to such Lender’s participation in the relevant Initial Loan.

10.3        Alternative Rate

If Clause 10.1 (Market Disruption) applies and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations with a view to agreeing an alternative basis:

(a)                                  for determining the rate of interest from time to time applicable to such Initial Loans; and/or

(b)                                  upon which such Initial Loans may be maintained thereafter,

and any such alternative basis that is agreed shall take effect in accordance with its terms and be binding on each party to this Agreement, provided that the Facility Agent may not agree any such alternative basis without the prior consent of each Lender holding Outstandings denominated in the relevant currency, acting reasonably.

11.                               COMMISSIONS AND FEES

11.1        Fees

NTL shall pay (or procure to be paid) to the Bookrunners the fees specified in the letter (headed “Project Vanilla — Bridge Fees Letter”) dated on or about the date of this Agreement from the Bookrunners to NTL and the Company at the times and in the amounts specified in such letter.

11.2        Agency Fee

NTL shall pay (or procure to be paid) to the Facility Agent and the Security Trustee for their own account the fees specified in the letter (or letters) dated on or about the date of this Agreement from the Facility Agent and/or Security Trustee to NTL and the Company at the times and in the amounts specified in such letter(s).

12.                               TAXES

12.1        Tax Gross-up

(a)                                  Each payment made by an Obligor under a Finance Document shall be made by it without any Tax Deduction, unless a Tax Deduction is required by Law.  Any Tax Deduction in relation to any payment due in any currency other than Dollars shall be calculated using the Facility Agent’s Spot Rate of Exchange on the date such payment is made and the Obligors shall have no liability if any subsequent credit or refund received by any Lender from any Tax Authority in relation thereto is in a different amount (when converted to the non-Dollar currency on any date).

(b)                                  As soon as it becomes aware that an Obligor is or will be required by Law to make a Tax Deduction (or that there is any change in the rate at which or the basis on which such Tax Deduction is to be made) the relevant Obligor shall notify the Facility Agent accordingly.  Similarly, a Lender shall notify the Facility Agent and the Borrower upon becoming so aware in respect of a payment payable to that Lender.

(c)                                  If a Tax Deduction (other than an Excluded Tax Deduction) is required by Law to be made by an Obligor, the amount of the payment due shall, unless paragraph (f) below applies, be increased to an amount so that, after the required Tax Deduction (other than any Excluded Tax Deduction) is made (including any deduction that is required with respect to the Tax Payment), the payee receives an amount equal to the amount it would have received had no Tax Deduction (other than any Excluded Tax Deduction) been required.

(d)                                  If a Tax Deduction (other than an Excluded Tax Deduction) is required by Law to be made by the Facility Agent or the Security Trustee (other than by reason of the Facility Agent or the Security Trustee performing its obligations as such under this Agreement through an office located outside the United States or United Kingdom) from any payment to any Finance Party which represents an amount or amounts received from an Obligor, that Obligor shall, unless paragraph (f) below applies, pay directly to that Finance Party an amount which, after making the required Tax Deduction (other than any Excluded Tax Deduction) enables the payee of that amount to receive an amount equal to the payment which it would have received if no Tax Deduction (other than any Excluded Tax Deduction) had been required.

(e)                                  If a Tax Deduction is required by Law to be made by the Facility Agent or the Security Trustee from any payment to any Finance Party under paragraph (d) above, the Facility Agent or the Security Trustee as appropriate shall, unless the relevant Obligor makes such Tax Deduction or payment in accordance with paragraph (g) below, make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by Law, and within 30 days of making either a Tax Deduction or any payment in connection with that Tax Deduction, the Facility Agent or the Security Trustee as appropriate making that Tax Deduction or other payment shall deliver to the Finance Party entitled to the interest to which such Tax Deduction or payment relates certified copies of tax receipts evidencing such payment or, if the practice of the relevant taxing authority is not to supply such receipts, evidence that the Tax Deduction or other payment has been made or accounted for to the relevant tax authority, with a copy to the Borrower.

(f)                                    No Obligor is required to make a Tax Payment to a Lender under paragraphs (c) or (d) above for a Tax Deduction in respect of tax imposed by the United States of America on a payment of interest in respect of a participation in an Initial Loan by that Lender to the Borrower where that Lender is not a Qualifying US Lender on the date on which the relevant payment is due (otherwise than as a consequence of a Change in Tax Law) to the extent that payment could have been made without a Tax Deduction if that Lender had been a Qualifying US Lender on that date.

(g)                                 The relevant Obligor which is required to make a Tax Deduction shall make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by Law.

(h)                                 Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Obligor making that Tax Deduction or other payment shall deliver to the Facility Agent for the Finance Party entitled to the interest to which such Tax Deduction or payment relates certified copies of tax receipts evidencing such payment or, if the practice of the relevant taxing authority is not to supply such receipts, evidence that the Tax Deduction or other payment has been made or accounted for to the relevant tax authority.

12.2        Forms; Lender Tax Status

(a)                                  Any Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) and that is entitled to payment from an Obligor that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) without a Tax Deduction for United States federal withholding taxes, shall as soon as reasonably practicable:

(i)                                    to the extent able to do so without breaching any legal or regulatory restrictions or having to disclose any confidential information, deliver to such Obligor, with a copy to the Facility Agent, at the time or times prescribed by applicable law, (1) two accurate and complete originally executed US Internal Revenue Service Forms W-8BEN or W-8ECI (or any successor), whichever is relevant, certifying such Lender’s legal entitlement to an exemption or reduction from any Tax Deduction for US federal withholding taxes with respect to all payments hereunder, or (2) in the case of each such Lender, if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either US Internal Revenue Service Form W-8ECI or Form W-8BEN (certifying such Lender’s legal entitlement to an exemption or reduction from any Tax Deduction for US federal withholding taxes) pursuant to sub-paragraph (1) above, (x) a statement certifying that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and (y) two accurate and complete originally executed copies of US Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying such Lender’s legal entitlement to an exemption or reduction from any Tax Deduction for US federal withholding taxes with respect to all payments hereunder; and

(ii)                                to the extent able do so without breaching any legal or regulatory restrictions or having to disclose any confidential information at such times, provide to such US Obligor, with a copy to the Facility Agent, new Forms W-8BEN or W-8ECI (or any successor), whichever is relevant, upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, any Tax Deduction for US federal withholding taxes with respect to any payment hereunder.

(b)                                  Any Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) and is not a person whose name indicates that it is an “exempt recipient” (as such term is defined in section 1.6049-4(c)(ii) of the United States Treasury Regulations):

(i)                                    to the extent able to do so without breaching any legal or regulatory restrictions or having to disclose any confidential information, shall deliver to the relevant Obligor, with a copy to the Facility Agent, at the time or times prescribed by applicable law, two accurate and complete originally executed US Internal Revenue Service Forms W-9 (or any successor forms), and

(ii)                                to the extent able do so without breaching any legal or regulatory restrictions or having to disclose any confidential information at such times, provide to such US Obligor, with a copy to the Facility Agent) new Forms W-9 (or any successor), upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, any Tax Deduction for US federal withholding taxes with respect to any payment hereunder.

(c)                                  Any Lender which was a Qualifying US Lender when it became party to this Agreement but subsequently ceases to be a Qualifying US Lender (other than by reason of a Change in Tax Law in the United States) shall promptly notify the Borrower of that event, provided that if there is a Change in Tax Law in the United States which in the reasonable opinion of the Borrower may result in any Lender which was a Qualifying US Lender when it became a party to this Agreement ceasing to be a Qualifying US Lender, such Qualifying US Lender shall co-operate with the Borrower and provide reasonable evidence requested by the Borrower in order for the Borrower to determine whether such Lender has ceased to be a Qualifying US Lender provided, however, that nothing in this Clause 12.2(c) shall require a Lender to disclose any confidential information or information regarding its business, tax affairs or tax computations (including without limitation, its tax returns or its calculations).

12.3        Tax Indemnity

(a)                                  Subject to paragraph (b) of this Clause, the Borrower shall (within 5 Business Days of demand by the Facility Agent) pay (or procure that the relevant Obligor pays) for the account of a Protected Party an amount equal to any Tax Liability which that Protected Party reasonably determines has been or will be suffered by that Protected Party (directly or indirectly) in connection with any Finance Document.

(b)                                  Paragraph (a) of this Clause shall not apply:

(i)                                    with respect to any Tax Liability of a Protected Party in respect of Tax on Overall Net Income of that Protected Party;

(ii)                                to the extent that any Tax Liability has been compensated for by an increased payment or other payment under paragraphs (c) or (d) of Clause 12.1 (Tax Gross-up) or would have been compensated for by such an increased payment or other payment, but for the application of paragraph (f) of Clause 12.1 (Tax Gross-up); or

(iii)                            until the Merger Closing Date has occurred.

(c)                                  A Protected Party making, or intending to make, a claim pursuant to paragraph (a) of this Clause 12.3 shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim together with supporting evidence, following which the Facility Agent shall notify the Borrower and provide such evidence to it.

(d)                                  A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

(e)                                  In this Clause 12.3:

“Tax Liability” means, in respect of any Protected Party:

(i)                                    any liability or any increase in the liability of that person to make any payment of or in respect of tax;

(ii)                                any loss of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person;

(iii)                            any setting off against income, profits or gains or against any tax liability of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person; and

(iv)                               any loss or setting off against any tax liability of a right to repayment of tax which would otherwise have been available to that person.

For this purpose, any question of whether or not any relief, allowance, deduction, credit or right to repayment of tax has been lost or set off in relation to any person, and if so, the date on which that loss or set-off took place, shall be conclusively determined by that person, acting reasonably and in good faith and such determination shall be binding on the relevant parties to this Agreement.

“Tax on Overall Net Income” means, in relation to a Protected Party, tax (other than tax deducted or withheld from any payment) imposed on the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party by the jurisdiction in which the relevant Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Finance Party is treated as residing for tax purposes or in which the relevant Finance Party’s Facility Office or head office is situated.

(f)                                    A Protected Party making or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim together with supporting evidence, following which the Facility Agent shall notify the Borrower and provide such evidence to it.

(g)                                 A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

12.4        Tax Refund

If a Finance Party determines, in its sole opinion, that it has received a refund of any Taxes with respect to which the Obligor has made a Tax Payment, it shall pay over such refund to the Obligor (but only to the extent of Tax Payments made by the Obligor giving rise to such refund), net of all out-of-pocket expenses of such Finance Party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Obligor, upon the request of the Finance Party, agrees to repay the amount paid over to the Obligor (plus any, interest imposed by the relevant governmental authority) to such Finance Party in the event such Finance Party is required to repay such refund to such governmental authority. This paragraph shall not be construed to require the Finance Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Obligor or any other person.

13.                               INCREASED COSTS

13.1        Increased Costs

Subject to Clause 13.3, (Exceptions), the Borrower shall, within 3 Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result (direct or indirect) of:

(a)                                  the introduction or implementation of or any change in (or any change in the interpretation, administration or application of) any Law, regulation, practice or concession or any directive, requirement, request or guideline (whether or not having the force of law but where such law, regulation, practice, concession, directive, requirement, request or guideline does not have the force of law, it is one with which banks or financial institutions subject to the same are generally accustomed to comply) of any central bank, including the European Central Bank, the Financial Services Authority or any other fiscal, monetary, regulatory or other authority after the date of this Agreement;

(b)                                  compliance with any Law, regulation, practice, concession or any such directive, requirement, request or guideline made after the date of this Agreement; or

(c)                                  the implementation of economic or monetary union by any Member State which is not already a Participating Member State.

13.2        Increased Costs Claims

(a)                                  A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)                                  Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its or if applicable, its Affiliate’s Increased Costs setting out in reasonable detail its calculations in relation to such Increased Costs.

13.3        Exceptions

Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost which is:

(a)                                  attributable to a Tax Deduction required by Law to be made by an Obligor;

(b)                                  compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for by Clause 12.3 but was not so compensated solely because paragraph (b) of Clause 12.3 applied);

(c)                                  compensated for by the payment of the Associated Costs Rate;

(d)                                  attributable to the gross negligence of, or wilful breach by, the relevant Finance Party or if applicable, any of its Affiliates of any law, regulation, practice, concession, directive, requirement, request or guideline, to which the imposition of such Increased Cost relates;

(e)                                  attributable to a delay of more than 30 days in the relevant Finance Party notifying the Facility Agent of any claim pursuant to paragraph (a) of Clause 13.2 (Increased Costs Claims) after such Finance Party has become aware that it had suffered the relevant Increased Cost; or

(f)                                    attributable to the implementation of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

14.                               ILLEGALITY

If it becomes unlawful in any relevant jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Initial Loan:

(a)                                  that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)                                  upon the Facility Agent notifying the Borrower, the Available Commitments of that Lender will immediately be cancelled and its Commitment reduced to zero and such Lender shall not thereafter be obliged to participate in any Initial Loan; and

(c)                                  if so required by the Facility Agent on behalf of the relevant Lender, the Borrower shall repay or procure the repayment of that Lender’s participation in the Initial Loans on the last day of the current Interest Period for the relevant Initial Loans occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by Law), together with accrued interest and all other amounts owing to that Lender under the Finance Documents.

15.                               MITIGATION

15.1        Mitigation

(a)                                  Each Finance Party shall in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or pursuant to, or cancelled pursuant to, any of Clause 12 (Taxes), Clause 13 (Increased Costs) or Clause 14 (Illegality) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or financial institution acceptable to the Borrower which is willing to participate in any Facility in which such Lender has participated.

(b)                                  Paragraph (a) of this Clause does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2        Limitation of Liability

(a)                                  With effect from the Merger Closing Date, the Borrower agrees to indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)                                  A Finance Party is not obliged to take any steps under Clause 15.1 if, in the opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

16.                               REPRESENTATIONS AND WARRANTIES

16.1        Time for making Representations and Warranties

(a)                                  Each Obligor (including the Initial Borrower immediately prior to the Merger and NTL, as Borrower, immediately after the Merger) in relation to itself and, to the extent expressed to be applicable to them, its Subsidiaries, makes each of the following representations and warranties to each Finance Party on the date of this Agreement (other than in the case of the representations given under Clause 16.16 (Accuracy of Information), which shall be given as of the applicable dates specified in that Clause) and, in the case of each Repeating Representation, as provided in Clause 16.36 (Repetition).

(b)                                  Any Guarantor who accedes to this Agreement pursuant to Clause 21.1 (Acceding Guarantors) makes each of the Repeating Representations with respect to itself on the date on which it accedes to this Agreement and as provided in Clause 16.36 (Repetition).

(c)                                  Any Holding Company of the Ultimate Parent who accedes to this Agreement pursuant to Clause 21.2 (Acceding Holding Company) makes each of the Repeating Representations with respect to itself on the date on which it accedes to this Agreement and as provided in Clause 16.36 (Repetition).

16.2        Due Organisation

It is a company duly organised or a partnership duly formed, in either case, validly existing under the laws of its jurisdiction of incorporation or establishment with power to enter into those of the Finance Documents to which it is party and to exercise its rights and perform its obligations thereunder and all corporate and (subject to paragraphs (d) and (e) of the definition of Reservations) other action required to authorise its execution of those of the Finance Documents to which it is party and its performance of its obligations have been duly taken.

16.3        No Deduction

Under the laws of its Relevant Tax Jurisdiction in force at the date of this Agreement, it will not be required to make any deduction for or withholding on account of tax from any payment it may make under any of the Finance Documents to any Lender which is a Qualifying US Lender.

16.4        Claims Pari Passu

Subject to the Reservations, under the laws of its jurisdiction of incorporation or establishment, and, if different, England, in force at the date of this Agreement, the claims of the Finance Parties against it under the Finance Documents to which it is party rank and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

16.5        No Immunity

In any legal proceedings taken in its jurisdiction of incorporation or establishment and, if different, England in relation to any of the Finance Documents to which it is party it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

16.6        Governing Law and Judgments

Subject to the Reservations, in any legal proceedings taken in its jurisdiction of incorporation or establishment in relation to any of the Finance Documents to which it is party, the choice of law expressed in such documents to be the governing law of it and any judgment obtained in such jurisdiction will be recognised and enforced.

16.7        All Actions Taken

All acts, conditions and things required to be done, fulfilled and performed in order:

(a)                                  to enable it lawfully to enter into, exercise its rights under and perform and comply with all material obligations expressed to be assumed by it in the Finance Documents to which it is party;

(b)                                  subject to the Reservations, to ensure that all material obligations expressed to be assumed by it in the Finance Documents to which it is party are legal, valid and binding; and

(c)                                  subject to the Reservations, to make the Finance Documents to which it is party admissible in evidence in its jurisdiction of incorporation or establishment and, if different, the United Kingdom, have been done, fulfilled and performed.

16.8        No Filing or Stamp Taxes

Under the laws of its Relevant Tax Jurisdiction and, if different, the United Kingdom, in force at the date of this Agreement, it is not necessary that any of the Finance Documents to which it is party be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any of them other than those filings which are necessary to perfect the Security and save as stated in the Reservations.

16.9        Binding Obligations

Subject to the Reservations, the obligations expressed to be assumed by it in the Finance Documents to which it is party, are legal, valid and binding and enforceable against it in accordance with the terms thereof and no limit on its powers will be exceeded as a result of the borrowings, grant of security or giving of guarantees contemplated by such Finance Documents or the performance by it of any of its obligations thereunder.

16.10      No Winding-up

(a)                                  None of the Ultimate Parent, the Parent, the Company, any other member of the Bridge Group or any other Senior Facilities Obligor that is a Material Subsidiary is taking any corporate action nor are any other steps being taken (including the commencement of any legal proceedings) against the Ultimate Parent, the Parent, the Company, any other member of the Bridge Group or any other Senior Facilities Obligor that is a Material Subsidiary, for its winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues save as permitted under paragraphs (c), (d) or (e) of Clause 20.8 (Mergers), Clause 20.19 (Solvent Liquidation) or as otherwise disclosed to the Facility Agent prior to the date of this Agreement.

(b)                                  Each US Obligor is Solvent.

16.11      No Event of Default

No Event of Default is continuing or might reasonably be expected to result from the making of any Initial Loan.

16.12      No Material Proceedings

No litigation, arbitration or administrative proceeding of or before any court, arbitral body, or agency in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect has been started or, to the best of its knowledge, is threatened in writing or, is pending against it, any other member of the Bridge Group or any member of the Bank Group other than litigation, arbitration or administrative proceedings commenced prior to the date of this Agreement, details of which have been disclosed to the Lenders prior to the date of this Agreement.

16.13      Original Financial Statements

The Original Financial Statements were prepared in accordance with GAAP which has been consistently applied (unless and to the extent expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement) and fairly present in all material respects the consolidated financial position of the group of companies to which they relate at the date as of which they were prepared and/or (as appropriate) the results of operations and changes in financial position during the period for which they were prepared.

16.14      No Material Adverse Change

Since publication of the Original Financial Statements, no event or series of events has occurred, in each case which has had or could reasonably be expected to have a Material Adverse Effect.

16.15      No Undisclosed Liabilities

As at 31 December 2005, neither the Ultimate Parent nor any of its Subsidiaries had any material liabilities (contingent or otherwise) which were not disclosed in the Original Financial Statements (or by the notes thereto) or reserved against therein and the Group had no material unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against, in each case, to the extent required to be disclosed by GAAP.

16.16      Accuracy of Information

In the case of NTL only:

(a)                                  to the best of its knowledge and belief having made all reasonable and proper enquiries, all statements of fact relating to the business, assets, financial condition and operations of the Group contained in:

(i)                                    the Initial Information Memorandum are true, complete and accurate in all material respects as at the date of this Agreement; and

(ii)                                any Subsequent Information Memorandum are true, complete and accurate in all material respects as of the date it is issued;

(b)                                  the opinions and views expressed in the Information Memoranda and the Agreed Business Plan represent the honestly held opinions and views of NTL and were arrived at after careful consideration and were based on reasonable grounds as at the dates on which they were prepared;

(c)                                  all financial projections and forecasts made by any member of the Bridge Group or the Bank Group in the Information Memoranda and the Agreed Business Plan have been prepared in good faith and are based upon reasonable assumptions (it being understood that such financial projections are subject to significant uncertainties, many of which are beyond the control of NTL and that no assurance can be given that such projections will be realised); and

(d)                                  (other than in respect of the financial projections and forecasts referred to in paragraph (c) above), the Information Memoranda did not omit to disclose or take into account any matter known to NTL after due and careful enquiry where failure to disclose or take into account such matter would result in:

(i)                                    the Initial Information Memorandum being misleading in any material respect as at the date of this Agreement; and

(ii)                                any Subsequent Information Memorandum being misleading in any material respect as at the date it is issued.

16.17      Indebtedness and Encumbrances

(a)                                  Save as permitted under this Agreement, none of it, any other member of the Bridge Group or any member of the Bank Group has incurred any Financial Indebtedness which is outstanding.

(b)                                  Save as permitted under this Agreement, no Encumbrance exists over all or any of the present or future revenues or assets of any member of the Bridge Group or any member of the Bank Group.

(c)                                  In relation to the Bridge Group and the Parent only, save as provided in the Security Documents (or, with respect to the Parent, in the Senior Facilities Security Documents) no Encumbrance exists over any of its rights, title or interest in the shares of the Company, the shares of any member of the Bridge Group or the Parent Intercompany Debt owed to the Parent by the Company.

16.18      Execution of Finance Documents

Its execution of the Finance Documents to which it is party and the exercise of its rights and performance of its obligations thereunder do not and will not:

(a)                                  conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets (save as contemplated by paragraphs (d) and (e) of the definition of Reservations) in a manner that could reasonably be expected to have a Material Adverse Effect;

(b)                                  conflict with any matter contained in its constitutional documents; or

(c)                                  conflict with any applicable law.

16.19      Structure

(a)                                  The Group Structure Chart is a complete and accurate representation of the structure of the NTL Group and the Telewest Group, in each case, in all material respects prior to the Merger Closing Date.

(b)                                  The Company is a wholly owned Subsidiary of the Parent.

(c)                                  The Parent does not carry on any business or conduct any activities (other than in respect of the Existing High Yield Offering, and any on lending of the proceeds thereof).

(d)                                  Upon consummation of the Merger, NTL shall be a direct wholly-owned subsidiary of the Ultimate Parent.

(e)                                  Each member of the Bridge Group (other than the Ultimate Parent) is a wholly owned subsidiary of the Ultimate Parent.

16.20      Environmental Matters

(a)                                  It has to the best of its knowledge and belief:

(i)                                    complied with all Environmental Laws to which it is subject;

(ii)                                obtained all Environmental Licences required in connection with its business; and

(iii)                            complied with the terms of all such Environmental Licences,

in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)                                  To the best of its knowledge and belief, there is no Environmental Claim pending or threatened against it, which could reasonably be expected to have a Material Adverse Effect.

(c)                                  No:

(i)                                    property currently or previously owned, leased, occupied or controlled by it is contaminated with any Hazardous Substance; and

(ii)                                discharge, release, leaking, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

in each case in circumstances where the same could reasonably be expected to have a Material Adverse Effect.

16.21      Necessary Authorisations

(a)                                  The Necessary Authorisations required by it are in full force and effect;

(b)                                  It is in compliance with the material provisions of each Necessary Authorisation relating to it; and

(c)                                  To the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation;

in each case, except where any failure to maintain such Necessary Authorisations in full force and effect, any non-compliance or any proceedings or revocation could not reasonably be expected to have a Material Adverse Effect and subject to the Reservations.

16.22      Intellectual Property

The Intellectual Property Rights owned by or licensed to it are all the material Intellectual Property Rights required by it in order to carry out, maintain and operate its business, properties and assets, and so far as it is aware, it does not infringe, in any way any Intellectual Property Rights of any third party save, in each case, where the failure to own or license the relevant Intellectual Property Rights or any infringement thereof could not reasonably be expected to have a Material Adverse Effect.

16.23      Ownership of Assets

Save to the extent disposed of in a manner permitted by the terms of any of the Finance Documents with effect from and after the Merger Closing Date, it has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business taken as a whole in a manner consistent with the Agreed Business Plan except to the extent that the failure to have such title, leases or licences or to be so entitled could not be reasonably expected to have a Material Adverse Effect.

16.24      Payment of Taxes

It has no claims or liabilities which are being, or are reasonably likely to be, asserted against it with respect to taxes which, if adversely determined, could reasonably be expected to have a Material Adverse Effect save to the extent it (or any member of the Group) having set aside proper reserves for such claims or liabilities, can demonstrate that the same are being contested in good faith on the basis of appropriate professional advice.  All reports and returns on which taxes are required to be shown have been filed within any applicable time limits and all material taxes required to be paid have been paid within any applicable time period other than to the extent that a failure to do so could not be reasonably likely to have a Material Adverse Effect.

16.25      Pension Plans

(a)                                  Each UK defined benefit pension plan operated by it generally for the benefit of the employees of any member of the Bridge Group or any member of the Bank Group has been valued by an actuary appointed by the trustees of such plan in all material respects in accordance with all laws applicable to it and using actuarial assumptions and recommendations complying with statutory requirements or approved by the actuary and since the most recent valuation the relevant employers have paid contributions to the plan in accordance with the schedule of contributions in force from time to time in relation to the plan, in the case of each of the foregoing, save to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                  In relation to the US schemes or arrangements, it is in compliance in all material respects with all applicable laws relating to any defined benefit pension plan operated by it or in which it participates, save to the extent that any failure to comply could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Neither it nor any ERISA Affiliate has, at any time, maintained or contributed to, and is not obliged to maintain or contribute to, any Plan that is subject to Title IV or Section 302 of ERISA and/or Section 412 of the Code or any Multi-employer Plan.

16.26      Security

Subject to the Reservations, it is the legal or beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and (subject to their registration or filing at appropriate registries for the purposes of perfecting the Security created thereunder and the Reservations) those Security Documents to which it is a party create and give rise to valid and effective Security having the ranking expressed in those Security Documents.

16.27      Investment Company Act

Neither it nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” as such terms are defined in the US Investment Company Act of 1940, as amended.  Neither the making of any Drawing, nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the SEC promulgated thereunder.

16.28      Margin Stock

In the case of the Ultimate Parent and the Borrower only, no Initial Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Initial Loan nor the use of the proceeds thereof nor the occurrence of any other Utilisation will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

16.29      Insurance

Each member of the Bank Group is adequately insured for the purposes of its business with reputable underwriters or insurance companies against such risks and to such extent as is necessary or usual for prudent companies carrying on such a business (other than insurance in respect of the underground portion of the cable network and various pavement-based electronics associated with the cable network as disclosed in the Group’s public disclosure documents) and except to the extent that the failure to so insure could not reasonably be expected to have a Material Adverse Effect.

16.30      Centre of Main Interests

Its Centre of Main Interests is the place in which its registered office is situated or, if different, another place in the country in which its registered office is situated, or England.

16.31      Merger Documents

The Merger Documents contain all the material terms and conditions of the Merger and are in full force and effect and there have been no amendments, variations or waivers to the Merger Documents (in whole or in part) other than amendments thereto or waivers thereunder (excluding any waiver of or as contemplated by Section 9.02(a) of the Merger Agreement) which are not material and adverse to the financing under this Agreement or the Senior Facilities Agreement.

16.32      Broadcasting Act 1990

Neither it nor any member of any Joint Venture Group is a “disqualified person” for the purposes of schedule 2 to the Broadcasting Act 1990 (as amended from time to time).

16.33      Telecommunications, Cable and Broadcasting Laws

(a)                                  To the best of its knowledge and belief, it and each member of each Joint Venture Group is in compliance in all material respects with all Telecommunications, Cable and Broadcasting Laws (but excluding, for these purposes only, breaches of Telecommunications, Cable and Broadcasting Laws which have been expressly waived by the relevant regulatory authority), in each case, where failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)                                  To the best of its knowledge and belief, it and each member of each Joint Venture Group is in compliance in all material respects with any conditions set by the Director General of Telecommunications or by OFCOM under section 45 of the Communications Act 2003 as are applicable to it or such member of the Joint Venture Group (as the case may be), in each case, where failure to do so could reasonably be expected to have a Material Adverse Effect.

16.34      US Patriot Act

(a)                                  It has no reason to believe that it or any of its Affiliates:

(i)                                    is a Restricted Party or controlled by a Restricted Party or has received funds or property from a Restricted Party; or

(ii)                                has violated any Anti-Terrorism Law or is the subject of any action or investigation (including any relating to asset seizure, forfeiture or confiscation) under any Anti-Terrorism Law.

(b)                                  It and its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

16.35      Compliance with ERISA

(a)                                  Each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, save where the failure to be so compliant could not reasonably be expected to result in a Material Adverse Effect.

(b)                                  Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code.

(c)                                  Neither it nor any member of the Group nor any ERISA Affiliate has ever maintained or contributed to (or had any obligation to contribute to) any Multiemployer Plan or Plan that is subject to Title IV or Section 302 of ERISA and/or Section 412 of the Code.

(d)                                  All contributions required to be made with respect to a Plan have been made within the time limit therefor, save where the failure to do so would not result in a material liability.

(e)                                  Neither it nor any other member of the Group nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to sections 409, 502(i) or 502(l) of ERISA or section 4975 of the Code or expects to incur any such material liability under any of the foregoing sections with respect to any Plan, in each case, that could reasonably be expected to result in a Material Adverse Effect.

(f)                                    To the knowledge of NTL, no condition exists which presents a material risk to it or any other member of the Group or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the provisions of ERISA and the Code enumerated in paragraph (e) of this Clause 16.35, that could reasonably be expected to result in a Material Adverse Effect.

(g)                                 No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) that could reasonably be expected to result in a Material Adverse Effect, is pending or, to the knowledge of NTL, expected or threatened.

(h)                                 Each group health plan (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of any member of the Group or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and section 4980B of the Code, save where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i)                                    It and each other member of the Group do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(j)                                    Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, in the case of each of the foregoing, save where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(k)                                All contributions required to be made with respect to a Foreign Pension Plan maintained by it have been made within the time limit therefor, save where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

16.36      Repetition

Each Repeating Representation is deemed to be made by the party identified as making such Repeating Representation above in relation to itself, or in the case of the Ultimate Parent and the Borrower, in relation to itself and each Obligor, the Bridge Group as a whole or the Bank Group as a whole (as applicable), by reference to the facts and circumstances then existing, on the Utilisation Date and on the first day of each Interest Period.

17.                               FINANCIAL INFORMATION

17.1        Financial Statements

(a)                                  Group Financial Information: The Ultimate Parent shall provide (or procure that the Company provides) to the Facility Agent, in sufficient copies for all the Lenders, the following financial information relating to the Group:

(i)                                    as soon as the same become available, but in any event within 120 days after the end of each of the Ultimate Parent’s financial years, the consolidated financial statements for such financial year in respect of the Group, audited by a firm of auditors meeting the requirements of Clause 19.17 (Change in Auditors), and accompanied by the related auditor’s report; and

(ii)                                as soon as they become available but in any event within 45 days after the end of each Financial Quarter, the unaudited consolidated quarterly financial statements of the Group commencing with the first complete Financial Quarter arising after the Merger Closing Date (other than, for so long as the Ultimate Parent remains a reporting company under the rules of the SEC, the last Financial Quarter in each of the Ultimate Parent’s financial years) together with, commencing with the Financial Quarter ended 30 June 2006, a commentary consistent with disclosure in the nature of a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in relation to the financial condition and results of operations of the Group.

In relation to the financial information of the Group only, the above requirements may be satisfied by the provision, within the specified time periods, of copies of reports for the Group already filed with the SEC for the relevant period (it being acknowledged that the SEC does not as at the date hereof require the filing of quarterly financial statements for the fourth Financial Quarter of any financial year).

(b)                                  Company, TCN and Bank Group Financial Information: Subject to Clause 17.2 (Provisions relating to the Bank Group Financial Information), the Ultimate Parent shall provide (or procure that the Company provides) to the Facility Agent, in sufficient copies for all the Lenders, the following financial information relating to the Company, TCN or the Bank Group, as the case may be:

(i)                                    as soon as they become available but in any event within 120 days after the end of each of the Company’s financial years, the audited consolidated financial statements for such financial year for the Company and (except to the extent that TCN is a Subsidiary of the Company) within 120 days after the end of each of TCN’s financial years, the audited consolidated financial statements for such financial year for TCN;

(ii)                                as soon as they become available but in any event within 120 days after the end of each of the Company’s financial years, the unaudited pro forma balance sheet, statement of cash flows and statement of operations for such financial year in respect of the Bank Group substantially in the form set out in Schedule 11 (Pro Forma Bank Group Financial Statements) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably), together with a commentary from the management in relation to the key drivers for the financial performance of the Bank Group for such financial year; and

(iii)                            as soon as they become available but in any event within 50 days (90 days for the Financial Quarter ended 31 March 2006) after the end of each of the first three Financial Quarters of each financial year (and within 120 days after the end of the last Financial Quarter), the unaudited pro forma balance sheet, statement of cash flows and statement of operations for such Financial Quarter in respect of the Bank Group substantially in the form set out in Schedule 11 (Pro Forma Bank Group Financial Statements) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably).

(c)                                  Borrower Financial Information:  The Borrower shall provide, to the extent such information is required by any Lender to enable it to comply with any law, regulation or other requirement of any central bank or other fiscal, monetary or other authority, promptly following request by such Lender, the Borrower’s most recent annual audited financial statements to the extent the same are in final form.

17.2        Provisions relating to Bank Group Financial Information

(a)                                  The financial information of the Bank Group delivered pursuant to paragraphs (b)(ii) and (b)(iii) of Clause 17.1 (Financial Statements) shall be prepared in good faith using the same methodologies applied in preparing the audited consolidated financial statements of the Ultimate Parent delivered to the Facility Agent pursuant to sub-paragraph (a)(i) of Clause 17.1 (Financial Statements).

(b)                                  To the extent possible, all financial data used in preparing the financial information of the Bank Group will be derived from:

(i)                                    in the case of financial information in respect of a full financial year of the Bank Group, the balance sheet, statement of cash flows, statement of operations and notes to the audited consolidated financial statements of the Ultimate Parent in respect of that financial year, including without limitation, revenue (broken down by “Business”, “Consumer” and “Content”); and

(ii)                                in respect of financial information in respect of any Financial Quarter of any financial year of the Bank Group, from the balance sheet, statement of cash flows, statement of operations and notes to the unaudited consolidated quarterly financial statements of the Ultimate Parent for the corresponding Financial Quarter, including, without limitation, revenue (broken down by “Business Consumer” and “Content”), provided that in the event that it shall not be possible to apply the financial data used in the financial statements or management accounts of the Ultimate Parent, as the case may be, such financial information will be determined in good faith based on allocation methodologies approved by the Board of Directors of the Company.

(c)                                  For any period prior to 31 March 2007, Bank Group Consolidated Revenue shall represent the combination of revenue of the Ultimate Parent and NTL (without duplication) and following the consummation of the Baseball Acquisition, for any period ending on a date prior to the first anniversary of the Baseball Effective Date, Bank Consolidated Revenue shall represent the combination of the Ultimate Parent, NTL and Baseball (without duplication), in each case, for the relevant period.

(d)                                  Financial statements for the Bank Group shall reflect, for any period prior to 31 March 2007 and/or the Baseball Effective Date, the combination of the historical statements of the Ultimate Parent and NTL and Baseball (as the case may be) (without duplication) giving effect to the Merger and/or the Baseball Acquisition (as the case may be) as if the Merger and/or the Baseball Acquisition (as the case may be) had occurred as of the beginning of the relevant period and reflecting such adjustments to give effect to the Merger and/or the Baseball Acquisition (as the case may be) including elimination of balance sheet and other adjustments of the Merger and/or the Baseball Acquisition (as the case may be).  Such combination of historical statements will be carried out by the Company in good faith and having regard to publicly available financial information of the NTL Group, Telewest Group and/or the Baseball Group prior to the Merger or the Baseball Acquisition (as the case may be).

17.3        Budget

In respect of each financial year, as soon as the same becomes available and in any event by no later than 30 days after the beginning of each financial year of the Bank Group (other than in respect of the financial year ended 31 December 2006), the Ultimate Parent shall deliver (or procure that the Company delivers) to the Facility Agent, in sufficient copies for the Lenders, the annual operating budget, which as regards paragraphs (b) and (c) below shall be in the format set out in Schedule 12 (Pro Forma Budget Information) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably) and prepared by reference to each Financial Quarter in respect of such financial year of the Bank Group.  The annual operating budget shall be prepared in a form consistent with past practice of the Company and shall include:

(a)                                  forecasts of any projected material Disposals (including timing and anticipated Net Proceeds thereof) on a consolidated basis for the Bank Group;

(b)                                  projected annual statements of operations (including projected revenue and operating costs) on a consolidated basis for the Bank Group in the format set out in Schedule 12 (Pro Forma Budget Information) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably);

(c)                                  projected estimated pro forma balance sheets and estimated pro forma statements of cash flows on a consolidated basis for the Bank Group in the format set out in Schedule 12 (Pro Forma Budget Information) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably);

(d)                                  projected capital expenditure to be included for each Financial Quarter of such financial year on a consolidated basis for the Bank Group;

(e)                                  projected ratios in respect of each of the financial covenants set out in Clause 18.2 (Ratios) for each Financial Quarter in such financial year; and

(f)                                    a commentary from the management in relation to the key drivers for the Bank Group for such financial year.

The Company shall provide the Facility Agent with any details of material changes in the projections set out in any Budget delivered under this Clause 17.3 as soon as reasonably practicable after it becomes aware of any such change.

17.4        Other Information

The Ultimate Parent shall and shall procure that the Company and each of the Obligors shall from time to time on the request of the Facility Agent:

(a)                                  provide the Facility Agent with such information about the business and financial condition of the Bank Group or the Bridge Group, or any member of the Bank Group or the Bridge Group, (including such member’s business) as the Facility Agent may reasonably require, provided that the Ultimate Parent shall not be under any obligation to provide, or procure the providing of, any information the supply of which would be contrary to any confidentiality obligation binding on any member of the Bank Group or the Bridge Group, or where the supply of such information could prejudice the retention of legal privilege in such information and provided further that no Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group or the Bridge Group, shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group; and

(b)                                  provide all then existing information about the business and financial condition of the Bank Group or the Bridge Group, or any member of the Bank Group or Bridge Group, (including such member’s business) as Standard & Poor’s or Moody’s may reasonably require and extend all reasonable co-operation for the purpose of determining or assessing the credit ratings (if any) assigned to the Senior Facilities, the Facilities, the Existing High Yield Notes, any High Yield Refinancing or the NTL High Yield Notes, and the Ultimate Parent shall use all reasonable efforts to meet with representatives of Standard & Poor’s and Moody’s no less frequently than once in each calendar year.

17.5        Compliance Certificates

The Ultimate Parent shall ensure that each set of financial information delivered by it pursuant to sub-paragraphs (a), (b)(ii) and (b)(iii) of Clause 17.1 (Financial Statements) is accompanied by a Compliance Certificate signed by two authorised signatories of the Ultimate Parent (at least one of whom shall be a Financial Officer) which:

(a)                                  where the relevant financial statements being delivered relate to a period ending on a Quarter Date in respect of which the financial covenants are required to be tested in accordance with paragraphs (d) and (e) of Clause 18.2 (Ratios):

(i)                                    confirms compliance (or detailing any non-compliance) with the relevant financial covenants set out in Clause 18 (Financial Condition) and showing figures representing the actual financial ratios then in effect;

(ii)                                attaches a working paper (the “Attached Working Paper”) setting out the calculations showing compliance with the financial covenants set out in Clause 18 (Financial Condition) and the information from which such calculations are derived (including the calculations for the components of such covenants defined in Clause 18.1 (Financial Definitions) on a line by line basis); and

(iii)                            confirms that the information contained in the Attached Working Paper has been prepared on the basis of the same information and methodology used to prepare the appropriate financial information,

(b)                                  in relation to a Compliance Certificate delivered with the Bank Group’s annual financial information only, confirms the Bank Group Consolidated Revenues for the financial year ended on that Quarter Date; and

(c)                                  in the case of each Compliance Certificate delivered pursuant to this Clause 17.5, confirms the absence of any Default.

in each case, as at the end of such financial year or Financial Quarter to which such financial information relates.

17.6        Access

If:

(a)                                  an Event of Default has occurred, but only while such Event of Default is continuing, (provided that with respect to an Event of Default relating to a breach of any covenant in Clause 18 (Financial Condition), such Event of Default shall be deemed to be continuing until such time that the Ultimate Parent has delivered a Compliance Certificate pursuant to Clause 17.5 (Compliance Certificates) demonstrating compliance with each of the covenants set out in Clause 18 (Financial Condition)); or

(b)                                  in the reasonable opinion of an Instructing Group, a breach of any covenant in Clause 18 (Financial Condition) is reasonably likely to occur,

in each such circumstance, at the Obligors’ expense (in the case of sub-paragraph (a)) and at the Lenders’ expense (in the case of sub-paragraph (b)), but without causing any undue interruption to the normal business operations of any member of the Bank Group:

(i)                                    the Facility Agent shall be entitled to call for an independent audit and investigation which is reasonable in scope and degree having regard to the nature of the Event of Default or suspected breach (as the case may be) or the financial position of the Bank Group; and

(ii)                                the Facility Agent, any Finance Party, or representative of the Facility Agent or such Finance Party (an “Inspecting Party”) shall be entitled to have access, together with its accountants or other professional advisers, during normal business hours, to inspect or observe such part of the Group Business as is owned or operated by any Senior Facilities Obligor or any member of the Bank Group, and to have access to books, records, accounts, documents, computer programmes, data or other information in the possession of or available to such Senior Facilities Obligor or member of the Bank Group and to take such copies as may be considered appropriate by such Inspecting Party, provided that no Obligor shall (and the Ultimate Parent shall not be obliged to procure that any member of the Bank Group shall) be under any obligation to allow any person to have access to any books, records, accounts, documents, computer programmes, data or other information or to take copies thereof where to do so would breach any confidentiality obligation binding on any member of the Group or would prejudice the retention of legal privilege to which such Senior Facilities Obligor or member of the Group is then entitled in respect of such books, records, accounts, documents, computer programmes, data or other information and provided further that no Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group.

17.7        Change in Accounting Practices

The Ultimate Parent shall ensure that each set of financial information delivered to the Facility Agent pursuant to paragraphs (a) and  (b) of Clause 17.1 (Financial Statements) is prepared using accounting policies, practices and procedures consistent with that applied in the preparation of NTL’s Original Financial Statements, unless in relation to any such set of financial information, the Ultimate Parent elects to notify the Facility Agent that there have been one or more changes in any such accounting policies, practices or procedures (including, without limitation, any change in the basis upon which costs are capitalised) and:

(a)                                  in respect of any change in the basis upon which the information required to be delivered pursuant to sub-paragraphs (a)(i) or (a)(ii) of Clause 17.1 (Financial Statements) is prepared, the Ultimate Parent provides:

(i)                                    a description of the changes and the adjustments which would be required to be made to that financial information in order to cause them to reflect the accounting policies, practices or procedures upon which such Original Financial Statements were prepared; and

(ii)                                sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Lenders to make an accurate comparison between the financial positions indicated by that financial information and by such Original Financial Statements, and any reference in this Agreement to that financial information shall be construed as a reference to that financial information as adjusted to reflect the basis upon which the Original Financial Statements were prepared; or

(b)                                  the Ultimate Parent notifies the Facility Agent that it is not longer practicable to test compliance with the financial covenants set out in Clause 18 (Financial Condition) against the financial information required to be delivered pursuant to this Clause 22 or that it wishes to cease preparing the additional information required by sub-paragraph (a) above, in which case:

(i)                                    the Facility Agent and the Ultimate Parent shall enter into negotiations with a view to agreeing alternative financial covenants to replace those contained in Clause 18 (Financial Condition) in order to maintain a consistent basis for such financial covenants (and for approval by an Instructing Group); and

(ii)                                if the Facility Agent and the Ultimate Parent agree alternative financial covenants to replace those contained in Clause 18 (Financial Condition) which are acceptable to an Instructing Group, such alternative financial covenants shall be binding on all parties hereto; and

(iii)                            if, after three months following the date of the notice given to the Facility Agent pursuant to this sub-paragraph (b), the Facility Agent and the Ultimate Parent cannot agree alternative financial covenants which are acceptable to an Instructing Group, the Facility Agent shall refer the matter to any of the Permitted Auditors as may be agreed between the Ultimate Parent and the Facility Agent for determination of the adjustments required to be made to such financial information or the calculation of such ratios to take account of such change, such determination to be binding on the parties hereto, provided that pending such determination (but not thereafter) the Ultimate Parent shall continue to prepare financial information and calculate such covenants in accordance with paragraph (a) above.

17.8        Notifications

The Ultimate Parent shall furnish or procure that there shall be furnished to the Facility Agent in sufficient copies for each of the Lenders:

(a)                                  as soon as reasonably practicable, documents required to be despatched by the Ultimate Parent to its shareholders generally (or any class of them) in their capacity as such and all documents relating to the financial obligations of any Obligor or any Senior Facilities Obligor despatched by or on behalf of any Obligor or any Senior Facilities Obligor to its creditors generally (in their capacity as creditors) it being agreed that to the extent such information is filed with the SEC, such filing will satisfy the Ultimate Parent’s obligations with regard to the provision of such information;

(b)                                  as soon as reasonably practicable after the same are instituted or, to its knowledge, threatened, details of any litigation, arbitration or administrative proceedings involving any member of the Bridge Group or any member of the Bank Group which, is reasonably likely to be adversely determined and if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(c)                                  written details of any Default promptly upon becoming aware of the same, and of all remedial steps being taken and proposed to be taken in respect of that Default.

18.                               FINANCIAL CONDITION

18.1        Financial Definitions

In this Agreement the following terms have the following meanings:

“Bank Group Cash Flow” means, in respect of any period, Consolidated Operating Cashflow for that period (excluding for this purpose all Permitted Joint Venture Proceeds for such period and/or Permitted Joint Venture Net Operating Cash Flow for such period included in Consolidated Operating Cashflow pursuant to paragraph (d) of the definition thereof) after:

(a)                                  adding back:

(i)                                    any decrease in the amount of Working Capital at the end of such period compared against the Working Capital at the start of such period;

(ii)                                all cash extraordinary or non-recurring gains during that period to the extent not included in Consolidated Operating Cashflow;

(iii)                            any amount received in cash in that period by members of the Bank Group in respect of income and related taxes; and

(iv)                               all Permitted Joint Venture Proceeds received for such period.

(b)                                  deducting:

(i)                                    the actual capital expenditure of members of the Bank Group during such period;

(ii)                                any increase in the amount of Working Capital at the end of such period compared against the Working Capital at the start of that period;

(iii)                            any amount paid in cash in that period by any member of the Bank Group in respect of income and related taxes;

(iv)                               all cash extraordinary or non-recurring losses during that period to the extent not included in Consolidated Operating Cashflow; and

(v)                                   any amount paid in cash in that period in respect of dividends, distributions, loans, investments or other similar payments made or paid during such period by any member of the Bank Group to any person who is not a member of the Bank Group and any cash charges falling under sub-paragraph (a)(ix) of “Consolidated Operating Cashflow” which have been added back for the purposes of calculating such definition, provided that in no event shall amounts constituting Consolidated Debt Service be deducted from Bank Group Cash Flow, and no amount shall be included or excluded more than once.

“Cash” means at any time:

(a)                                  all Cash Equivalent Investments; and

(b)                                  cash (in cleared balances) denominated in Sterling (or any other currency freely convertible into Sterling) and credited to an account in the name of a member of the Bank Group with an Eligible Deposit Bank and to which such a member of the Bank Group is alone beneficially entitled and for so long as:

(i)                                    such cash is repayable on demand (including any cash held on time deposit which is capable of being broken and the balance received on same day notice provided that any such cash shall only be taken into account net of any penalties or costs which would be incurred in breaking the relevant time deposit) and repayment of such cash is not contingent on the prior discharge of any other indebtedness of any member of the Bank Group or of any other person whatsoever or on the satisfaction of any other condition; or

(ii)                                such cash has been deposited with an Eligible Deposit Bank as security for any performance bond, guarantee, standby letter of credit or similar facility the contingent liabilities relating to such having been included in the calculation of Consolidated Total Debt.

“Consolidated Debt Service” means, in respect of any period, the aggregate of:

(a)                                  the Consolidated Total Net Cash Interest Payable in respect of such period; and

(b)                                  save to the extent immediately reborrowed, the aggregate of all scheduled payments (excluding any voluntary and mandatory prepayments) made in such period of principal, capital or nominal amounts in respect of Consolidated Total Debt.

“Consolidated Net Debt” means, at any time, the Consolidated Total Debt at such time less Cash, in cleared balances at such time, credited to any account in the name of a member of the Bank Group subject to a maximum aggregate Cash amount of £200,000,000 (or its equivalent in other currencies).

“Consolidated Net Income” means for any period, with respect to any person, net income (or loss) after taxes for such period of such person (calculated on a consolidated basis, if it has Subsidiaries) determined in accordance with GAAP.

“Consolidated Operating Cashflow” means, in respect of any period:

(a)                                  Consolidated Net Income of the Bank Group for such period, in accordance with GAAP as then in effect adding back (or deducting as the case may be) (only to the extent used in arriving at net income or loss of the Bank Group):

(i)                                    non-cash gains or losses, whether extraordinary, recurring or otherwise (excluding however any non-cash charge to the extent that it represents amortisation of a prepaid expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), and including without limitation non-cash expenses for compensation relating to the granting of options and restricted stock, sale of stock and similar arrangements;

(ii)                                income tax expense or benefit;

(iii)                            foreign currency transaction gains and losses and foreign currency translation differences;

(iv)                               other non-operating gains and losses, including the costs of, and accounting for, financial instruments and gains and losses on disposals of fixed assets;

(v)                                   share of income or losses from equity investments and minority interests;

(vi)                               interest expense and interest income including, without limitation, amortisation of debt issuance cost and debt discount;

(vii)                           depreciation and amortisation;

(viii)                       extraordinary items;

(ix)                              at the election of the Company, cash charges resulting from any third party professional, advisory, legal and accounting fees and out-of-pocket expenses reasonably incurred in connection with the Merger, the Baseball Scheme, an acquisition or investment, any financing (in any such case, whether completed or not) provided that the aggregate amount added back in respect of such fees and expenses shall not at any time exceed £25 million;

(x)                                  restructuring charges determined in accordance with FAS 146 in an amount of up to £50 million for the financial year during which the Merger Closing Date occurs (or £60 million in the event that the Baseball Acquisition also occurs during such financial year (other than pursuant to a Stand Alone Baseball Financing)) (“Year 1”) and up to £50 million in the following financial year (or £60 million in the event that the Baseball Acquisition has occurred during such financial year or during Year 1 (in either case, other than pursuant to a Stand Alone Baseball Financing)) (“Year 2”) provided that any unutilised amounts from

Year 1 may be carried forward to Year 2 and any unutilised amounts from Year 2 (including, for the avoidance of doubt, any amounts rolled over from Year 1) may be carried forward and added back to Consolidated Operating Cashflow in the period from the end of Year 2 to the third anniversary of the Merger Closing Date; and

(xi)                              cumulative changes in GAAP from and including the accounting principles applied in the preparation of the Original Financial Statements,

minus

(b)                                  the Excluded Group Operating Cashflow for that period (to the extent included in the calculation of paragraph (a) above);

(c)                                  to the extent included in Consolidated Net Income for such period and not otherwise deducted pursuant to paragraph (a) above:

(i)                                    that portion of the share of profit or loss from Permitted Joint Ventures; and

(ii)                                the aggregate amount of all interest income and/or dividends received during such period from one or more of the Permitted Joint Ventures;

plus

(d)                                  the lower of (i) the aggregate Permitted Joint Venture Proceeds actually received by the Bank Group during such period and (ii) the aggregate of the proportionate interests of each member of the Bank Group in any Permitted Joint Venture Net Operating Cash Flow for such period.

“Consolidated Total Debt” means, at any time (without double counting):

(a)                                  the aggregate principal, capital or nominal amounts (including any Interest capitalised as principal) of Financial Indebtedness of any member of the Bank Group (including, without limitation, Financial Indebtedness arising under or pursuant to the Finance Documents); plus

(b)                                  the aggregate principal, capital or nominal amounts (including any Interest capitalised as principal) of Financial Indebtedness of any member of the Group to the extent it is Non-Bank Group Serviceable Debt;

excluding any Financial Indebtedness of any member of the Group to another member of the Group or under any Subordinated Funding, to the extent not prohibited under this Agreement and excluding any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of interest rate hedging arrangements since the original date on which such interest rate hedging arrangements were consummated.

“Consolidated Total Net Cash Interest Payable” means, in respect of any period, the aggregate amount of the Interest which has accrued on the Consolidated Total Debt during such period (but excluding for the avoidance of doubt any fees payable in or amortised during such period) but deducting any Interest actually received in cash by any member of the Bank Group,

“Current Assets” means the aggregate of trade and other receivables (net of allowances for doubtful debts), prepayments and all other current assets of the Bank Group (which until such time as balance sheets are prepared for the Bank Group shall be allocated from the relevant consolidated financial statements of the Group to the Bank Group by the board of directors of the Company acting in good faith)

maturing within twelve months from the date of computation, as required to be accounted for as current assets under GAAP but excluding cash and Cash Equivalent Investments and excluding the impact of Hedging Agreements.

“Current Liabilities” means the aggregate of all liabilities (including accounts payable, accruals and provisions) of the Bank Group (which until such time as balance sheets are prepared for the Bank Group shall be allocated to the Bank Group from the relevant consolidated financial statements of the Group by the board of directors of the Company acting in good faith) falling due within twelve months from the date of computation and required to be accounted for as current liabilities under GAAP but excluding Financial Indebtedness of the Bank Group falling due within such period and any interest on such Financial Indebtedness due in such period and excluding the impact of Hedging Agreements.

“Eligible Deposit Bank” means any bank or financial institution which has a short term rating of at least A1 granted by Standard & Poor’s or P1 granted by Moody’s.

“Excluded Group Operating Cashflow” means, in respect of any period, that proportion of Consolidated Net Income which is attributable to the Excluded Group for that period adding back (or deducting as the case may be) (to the extent used in arriving at net profit or loss of the Excluded Group):

(a)                                  non-cash gains or losses, whether extraordinary, recurring or otherwise (excluding however any non-cash charge to the extent that it represents amortisation of a prepaid expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), and including without limitation non-cash expenses for compensation relating to the granting of options and restricted stock, sale of stock and similar arrangements;

(b)                                  income tax expense or benefit;

(c)                                  foreign currency transaction gains and losses and foreign currency translation differences;

(d)                                  other non-operating gains and losses, including the costs of, and accounting for, financial instruments and gains and losses on disposals of fixed assets;

(e)                                  share of income or losses from equity investments and minority interests;

(f)                                    interest expense and interest income including, without limitation, amortisation of debt issuance cost and debt discount;

(g)                                 depreciation and amortisation;

(h)                                 extraordinary items;

(i)                                    restructuring charges determined in accordance with FAS 146; and

(j)                                    cumulative changes in GAAP from the date of this Agreement.

“Financial Quarter” means the period commencing on the day immediately following any Quarter Date in each year, and ending on the next succeeding Quarter Date.

“Interest” means:

(a)                                  interest and amounts in the nature of interest accrued in respect of any Financial Indebtedness (including without limitation, in respect of obligations under finance or capital leases or hire purchase payments);

(b)                                  discounts suffered and repayment premiums payable in respect of Financial Indebtedness, in each case to the extent applicable GAAP requires that such discounts and premiums be treated as or in like manner to interest;

(c)                                  discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness (including all fees payable in connection with any Documentary Credit, any other letters of credit or guarantees and any Ancillary Facility);

(d)                                  any other costs, expenses and deductions of the like effect and any net payment (or, if appropriate in the context, receipt) under any Hedging Agreement or like instrument, taking into account any premiums payable for the same, and the interest element of any net payment under any Hedging Agreement; and

(e)                                  commitment and non-utilisation fees (including, without limitation, those payable under this Agreement) but excluding agent’s fees, front-end, management, arrangement and participation fees and repayment premiums with respect to any Financial Indebtedness (including, without limitation, all those payable under the Senior Facilities Finance Documents).

“Permitted Joint Venture Net Operating Cash Flow” means the aggregate of the proportionate interests of each member of the Group in any Permitted Joint Venture of such Joint Venture’s Consolidated Net Income for such period adding back (or deducting as the case may be) (only to the extent used in arriving at consolidated net income or loss of such Joint Venture):

(a)                                  non-cash gains or losses, whether extraordinary, recurring or otherwise (excluding however any non-cash charge to the extent that it represents amortisation of a prepaid expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), and including without limitation non-cash expenses for compensation relating to the granting of options and restricted stock, sale of stock and similar arrangements;

(b)                                  income tax expense or benefit;

(c)                                  foreign currency transaction gains and losses and foreign currency translation differences;

(d)                                  other non-operating gains and losses, including the costs of, and accounting for, financial instruments and gains and losses on disposals of fixed assets;

(e)                                  share of income or losses from equity investments and minority interests;

(f)                                    interest expense and interest income including, without limitation, amortisation of debt issuance cost and debt discount;

(g)                                 depreciation and amortisation;

(h)                                 extraordinary items;

(i)                                    restructuring charges determined in accordance with FAS 146; and

(j)                                    cumulative changes in GAAP from the date of the Senior Facilities Agreement.

“Permitted Joint Venture Proceeds” means the cash proceeds of all payments of interest and principal received under Financial Indebtedness and of all dividends, distributions or other payments (including management fees) made by any Permitted Joint Venture to any member of the Bank Group.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in each financial year of the Company.

“Working Capital” means on any date Current Assets less Current Liabilities.

18.2        Ratios

With effect from (and including) the end of the third full Financial Quarter after the Merger Closing Date, the financial condition of the Group or the Bank Group, as the case may be, as evidenced by the financial information provided pursuant to paragraphs (a) and (b) of Clause 17.1 (Financial Statements) and the Attached Working Paper referred to in Clause 17.5 (Compliance Certificates) shall be such that:

(a)                                  Leverage Ratio: Consolidated Net Debt to Consolidated Operating Cashflow

Subject to paragraph (e) below, Consolidated Net Debt as at any Quarter Date specified in the table in paragraph (d) of this Clause 18.2, shall not be more than X times Consolidated Operating Cashflow calculated on a rolling twelve month basis ending on such Quarter Date, where X has the value indicated for such Quarter Date in such table.

(b)                                  Interest Coverage Ratio: Consolidated Operating Cashflow to Consolidated Total Net Cash Interest Payable

Subject to paragraph (e) below, Consolidated Operating Cashflow calculated on a rolling twelve month basis ending on any Quarter Date specified in the table in paragraph (d) of this Clause 18.2, shall not be less than Y times Consolidated Total Net Cash Interest Payable calculated on a rolling twelve month basis, where Y has the value indicated for such period in such table, provided that (to the extent applicable) in the case of the test falling on 31 December 2006:

(i)                                    Consolidated Operating Cashflow shall be calculated in accordance with the principles specified in paragraph (d) of Clause 17.2 (Provisions Relating to Bank Group Financial Information); and

(ii)                                Consolidated Total Net Cash Interest Payable shall be calculated by annualising (on the basis of the actual number of days in such period and a 365 day year) the Consolidated Total Net Cash Interest Payable for the period commencing on the Merger Closing Date and ending on 31 December 2006.

(c)                                  Debt Service Coverage Ratio: Bank Group Cash Flow to Consolidated Debt Service

Subject to paragraph (e) below, Bank Group Cash Flow calculated for each rolling twelve month period ending on each Quarter Date specified in the table in paragraph (d) of this Clause 18.2, shall not be less than Z times Consolidated Debt Service for such period where Z has the value indicated for such period in such table provided that (to the extent applicable) in the case of the test falling on 31 December 2006:

(i)                                     Bank Group Cash Flow shall be calculated in accordance with the principles specified in paragraph (d) of Clause 17.2 (Provisions Relating to Bank Group Financial Information); and

(ii)                                  Consolidated Debt Service shall be calculated by annualising (on the basis of the actual number of days in such period and a 365 day year) the Consolidated Debt Service for the period commencing on the Merger Closing Date and ending on 31 December 2006.

(d)                                  Ratio Table

This is the table referred to in paragraphs (a) to (c) above.

	Leverage Ratio	Interest Coverage Ratio	Debt Service Coverage Ratio
Quarter Date	X	Y	Z
31 December 2006	6.05 : 1	2.10 : 1	1 : 1
31 March 2007	5.85 : 1	2.15 : 1	1 : 1

(e)                                  If any Compliance Certificate delivered pursuant to Clause 17.5 (Compliance Certificates) demonstrates that the ratio of Consolidated Net Debt to Consolidated Operating Cashflow in respect of the relevant Quarter Date for which such Compliance Certificate was delivered was 4.25:1 or lower, the covenants which are required to be tested pursuant to paragraphs (a), (b) and (c) above shall thereafter, and for so long as the ratio of Consolidated Net Debt to Consolidated Operating Cashflow as at each subsequent Quarter Date remains at 4.25:1 or lower, be tested on each alternative Quarter Date shown on the table in paragraph (d) above.  In the event that any Compliance Certificate delivered pursuant to Clause 17.5 (Compliance Certificates) demonstrates that the ratio of Consolidated Net Debt to Consolidated Operating Cashflow in respect of any Quarter Date for which such Compliance Certificate was delivered exceeds 4.25:1, the covenants which are required to be tested pursuant to paragraphs (a), (b) and (c) above shall thereafter, and for so long as the ratio of Consolidated Net Debt to Consolidated Operating Cashflow as at each subsequent Quarter Date exceeds 4.25:1 be tested, in accordance with paragraphs (a), (b) and (c) above, on each subsequent Quarter Date.

18.3        Equity Cure Right

(a)                                  Subject to paragraph (b) below, if any Compliance Certificate delivered by the Ultimate Parent demonstrated that the Bank Group is in breach of any of the financial covenants set out in paragraphs (a), (b) or (c) of Clause 18.2 (Ratios) as at the relevant Quarter Date to which such Compliance Certificate relates, then the Ultimate Parent may, at its option, within 5 Business Days of delivery of such Compliance Certificate and without prejudice to the rights of the Lenders under Clause 22 (Events of Default), cure such breach (an “Equity Cure Right”) by procuring that the proceeds of any New Equity be contributed into the Bank Group and either:

(i)                                    applied towards the prepayment of the Term Facilities (under and as defined in the Senior Facilities Agreement); or

(ii)                                added back to the calculation of Consolidated Operating Cashflow,

in each case, in an amount which, if such test(s) were to be recalculated as at such Quarter Date but giving effect to such application or add-back, such test(s) would have been satisfied.

(b)                                  The Equity Cure Right shall be subject to the following conditions:

(i)                                    subject to sub-paragraph (ii) below, such Equity Cure Right may not be used on more than three occasions over the life of the Facilities;

(ii)                                in the case of an add-back to the calculation of Consolidated Operating Cashflow, such Equity Cure Right may only be used on one occasion over the life of the Facilities, and in an amount not exceeding £100 million;

(iii)                            in the case of an add-back to the calculation of Consolidated Operating Cashflow, such add-back may not be rolled forward or otherwise taken into account on any subsequent Quarter Date on which such financial covenants are to be tested; and

(iv)                               such Equity Cure Right may not be used for any two consecutive Quarter Dates.

(c)                                  Any proceeds of New Equity which are contributed into the Bank Group for the purposes specified above, shall thereafter be retained within the Bank Group.

18.4        Currency Calculations

Where any financial information with reference to which any of the covenants in Clause 18.2 (Ratios) are tested states amounts in a currency other than Sterling such amounts shall, for the purposes of testing such covenants be converted from such currency into Sterling at the rate used in such financial information for the purpose of converting such amounts from Sterling into the currency in which they are stated in such financial information or where no such rate is stated in such financial information at an appropriate rate selected by the Ultimate Parent, acting reasonably.

18.5        Pro Forma Calculations

For the purposes of testing compliance with the financial covenants set out in Clause 18.2 (Ratios), the calculation of such ratios shall be made on a pro forma basis giving effect to all material acquisitions and disposals made by the Bank Group during the relevant period of calculation based on historical financial results of the items being acquired or disposed of.

19.                               POSITIVE UNDERTAKINGS

19.1        Application of Initial Loans

The Borrower shall ensure that the proceeds of each Initial Loan made under this Agreement are applied exclusively for the purposes specified in Clause 2.2 (Purpose).

19.2        Financial Assistance and Fraudulent Conveyance

Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) ensure that its execution of the Finance Documents to which it is a party and the performance of its obligations thereunder does not contravene any applicable local laws and regulations concerning fraudulent conveyance, financial assistance by a company for the acquisition of or subscription for its own shares or the shares of its parent or any other company or concerning the protection of shareholders’ capital.

19.3        Necessary Authorisations

Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall):

(a)                                  obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)                                  promptly upon request of the Facility Agent, supply certified copies to the Facility Agent of any such Necessary Authorisations so requested.

19.4        Compliance with Applicable Laws

Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) comply with all applicable laws to which it is subject in respect of the conduct of its business and the ownership of its assets (including, without limitation, all Statutory Requirements), in each case, where a failure so to comply could reasonably be expected to have a Material Adverse Effect.

19.5        Insurance

(a)                                  Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) effect and maintain insurances on and in relation to its business and assets against such risks and to such extent as is necessary or usual for prudent companies carrying on a business such as that carried on by such Obligor, member of the Bridge Group or member of the Bank Group with either a Captive Insurance Company or a reputable underwriter or insurance company except to the extent disclosed in the Group’s public disclosure documents or to the extent that the failure to so insure could not reasonably be expected to have a Material Adverse Effect.

(b)                                  The Ultimate Parent shall (upon the reasonable request of the Facility Agent) supply (or procure that the Company supplies) the Facility Agent with copies of all such insurance policies or certificates of insurance in respect thereof or (in the absence of the same) such other evidence of the existence of such policies as may be reasonably acceptable to the Facility Agent.

19.6        Intellectual Property

Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall):

(a)                                  take all necessary action to safeguard and maintain its rights, present and future, in or relating to all Intellectual Property Rights owned, used or exploited by it and which are material to the Group Business (including, without limitation, paying all applicable renewal fees, licence fees and other outgoings) save where a failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)                                  notify the Facility Agent promptly of any infringement or suspected infringement or any challenge to the validity of any of the present or future Intellectual Property Rights owned, used or exploited by it and which are material to the Group Business which may come to its notice and it will supply the Facility Agent with all information in its possession relating thereto if the same could reasonably be expected to have a Material Adverse Effect and take all necessary steps (including, without limitation, the institution of legal proceedings) to prevent third parties infringing such Intellectual Property Rights to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect.

19.7        Ranking of Claims

Subject to the Reservations, each Obligor shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents to which it is a party rank at least pari passu with the claims of all its unsecured, unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

19.8        Pay Taxes

Each Obligor shall procure and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall ensure that, at all times, there are no material claims or liabilities which are asserted against it in respect of tax, save to the extent the relevant Obligor or, in the case of any other member of the Bridge Group or any member of the Bank Group, the Ultimate Parent (as the case may be) can demonstrate that the same are being contested in good faith on the basis of appropriate professional advice and that proper reserves have been established therefor to the extent required by applicable generally accepted accounting principles.

19.9        Hedging

The Ultimate Parent shall procure that the Company or the Parent shall):

(a)                                  enter into and maintain hedging arrangements with Hedge Counterparties, by way of interest rate swap transaction, basis swap, forward rate transaction, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any similar derivative transaction, or any combination of the foregoing, for the purpose of limiting the Bank Group’s exposure to adverse movements in interest rates or foreign exchange in relation to the Senior Facilities and the Bridge Group’s and Bank Group’s exposure to adverse movements in interest rates or foreign exchange in relation to the Facilities and the NTL High Yield Notes (if applicable), as follows:

(i)                                    interest rate hedging (or fixed rate debt, for which purposes, outstanding advances under the Facilities shall be deemed to constitute fixed rate debt prior to the issuance of Exchange Notes or the issuance of the NTL High Yield Notes) required to ensure that interest is payable at fixed rates on not less than 66 2/3% of the combined aggregate principal amount outstanding as at the Merger Closing Date, under the Senior Facilities and the Facilities (or, if applicable, the NTL High Yield Notes), for a period of not less than 3 years from the Merger Closing Date (provided that for this purpose the principal amount of any fixed rate Existing High Yield Notes and any fixed rate NTL High Yield Notes shall be included in the calculation of such minimum hedging requirement); and

(ii)                                currency rate hedging in respect of 100% of the aggregate principal amount of the Senior Facilities which are denominated in euros or Dollars (if applicable) for a period of not less than 3 years from the Merger Closing Date;

(iii)                            currency rate hedging in respect of 100% of interest payable in euros and Dollars under the Senior Facilities (if applicable), for a period of not less than 3 years from the Merger Closing Date;

(iv)                               currency rate hedging in respect of 100% of the coupon payable in euros and Dollars under the NTL High Yield Notes (if applicable), for a period up to the applicable first call date in respect of such NTL High Yield Notes, in each case within 6 months of the Merger Closing Date other than:

(1)                                 in the case of the hedging arrangements required to be entered into under sub-paragraph (a)(i) above, those hedging arrangements relating to the A1 Facility and the B1 Facility, which shall be required to be implemented within 6 months of the Baseball Effective Date; and

(2)                                 in the case of the hedging arrangements required to be entered into under sub-paragraph (a)(iv) above, those hedging arrangements relating to the NTL High Yield Notes, which shall be required to be implemented within 6 months of the date of issuance of such NTL High Yield Notes.

(b)                                  within 6 months of the date of any High Yield Refinancing, enter into and maintain hedging arrangements with Hedge Counterparties for the purpose of limiting the Bank Group’s exposure to adverse movements in interest rates or foreign exchange in relation to such High Yield Refinancing for the relevant remaining period specified in the Existing NTL Senior Credit Facilities Agreement to the extent that the Company would have been obliged to enter into hedging arrangements in respect of such High Yield Refinancing thereunder (in the case of a refinancing of Existing High Yield Notes) or for the relevant periods specified in sub-paragraphs (a)(i) and (a)(iv) above (in the case of a refinancing of NTL High Yield Notes);

(c)                                  ensure that the hedging arrangements required pursuant to this Clause 19.9 are Existing Hedging Agreements or are entered into in the form of Acceptable Hedging Agreements; and

(d)                                  as soon as reasonably practicable following request by the Facility Agent provide the Facility Agent with certified true copies of each such Hedging Agreement entered into, provided that the Ultimate Parent shall not be in breach of this Clause 19.9 if the Company or the Parent fails to enter into the hedging arrangements required under paragraphs (a) and (b) by the relevant times specified in paragraphs (a) and (b) if during the time between the date of this Agreement and the date on which such hedging arrangements are required to be implemented:

(i)                                    none of the Senior Facilities Lenders or their Affiliates is willing to enter into Hedging Agreements to effect the hedging arrangements required by paragraphs (a) or (b), as the case may be; or

(ii)                                where a Senior Facilities Lender or its Affiliate is willing to enter into such hedging arrangements, the terms of such hedging arrangements are, in the reasonable opinion of the Facility Agent and the Mandated Lead Arrangers and having regard to the creditworthiness of the Company and current market conditions, considered to be unreasonable, or where in the opinion of the Facility Agent and the Mandated Lead Arrangers, acting reasonably, such hedging arrangements would cause material adverse tax-related implications for any member of the Group.

19.10      Pension Plans

(a)                                  The Ultimate Parent shall use reasonable endeavours to ensure that all pension plans maintained and operated by it, any member of the Bridge Group or any member of the Bank Group, generally for the benefit of employees of any member of the Bridge Group or member of the Bank Group are maintained and operated and have been valued by an actuary appointed by the Ultimate Parent or the Company in accordance with all applicable laws from time to time and that the employer contributions are assessed and paid in all material respects in accordance with the governing provisions of such schemes and all laws applicable thereto, in each case, save to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

Without prejudice to the generality of Clause 19.10(a):

(b)                                  The Ultimate Parent shall ensure that, except for the NTL Pension Plan, the NTL 1999 Pension Scheme, Cablevision Pension Scheme and Workplace Technology Pension schemes (the “UK DB Schemes”), each UK Pension Scheme is, or has at any time been, a money purchase scheme as defined in s181 of the Pension Schemes Act 1993) and no member of the Group is, for the purposes of either s38 or s43 of the Pensions Act 2004, connected with or an associate of any employer of an occupational pension scheme which is not a money purchase scheme.

(c)                                  Each Participating Employer shall ensure that, in relation to each UK Pension Scheme, no circumstance or event occurs and no action or omission is taken which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, any Participating Employer ceasing to employ any member of such a pension scheme or, in the case of any UK DB Scheme, the issue of a Financial Support Direction or Contribution Notice to any member of the Group).

(d)                                  The Ultimate Parent shall promptly notify (or procure that the Company promptly notifies) the Facility Agent of any change in the rate of contributions to any UK DB Schemes, paid or recommended to be paid (whether by the scheme actuary or otherwise) or required by law or otherwise which might reasonably be expected to have a Material Adverse Effect.

(e)                                  Each Obligor shall immediately notify the Facility Agent of any investigation or proposed investigation by the Pensions Regulator which it has been informed may lead to the issue of a Financial Support Direction or a Contribution Notice to it, any member of the Bridge Group or any member of the Bank Group.

(f)                                    Each Obligor shall immediately notify the Facility Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

19.11      Environmental Matters

(a)                                  Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall):

(i)                                    comply with all Environmental Laws to which it is subject;

(ii)                                obtain all Environmental Licences required or desirable in connection with the business it carries on; and

(iii)                            comply with the terms of all such Environmental Licences,

in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)                                  Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) promptly notify the Facility Agent of any Environmental Claim (to the best of such Obligor’s, such member of the Bridge Group’s or member of the Bank Group’s knowledge and belief) pending or threatened against it which, if substantiated, could reasonably be expected to have a Material Adverse Effect.

(c)                                  No Obligor shall (and the Ultimate Parent shall procure that no member of the Bridge Group or member of the Bank Group shall) permit or allow to occur any discharge, release, leak, migration or other escape of any Hazardous Substance into the Environment on, under or from any property owned, leased, occupied or controlled by it, where such discharge, release, leak, migration or escape could reasonably be expected to have a Material Adverse Effect.

19.12      Further Assurance

(a)                                  Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) at its own expense, promptly take all such reasonable action as the Facility Agent or the Security Trustee may require for the purpose of complying with the provisions of paragraph (b) and for the registration or filing of any Security Documents delivered pursuant thereto with all appropriate authorities to the extent necessary for the purposes of perfecting the Security created thereunder.

(b)                                  The Ultimate Parent shall:

(i)                                    within 3 Business Days of the completion of Step 7 set out in the page headed “Post-Combination Restructuring — First Alternative (Structure 1)” of the Steps Paper, procure that:

 (x)                               New Intermediate Holdco accedes to this Agreement as an Acceding Guarantor and provides all necessary documentation in connection with such accession in accordance with the provisions of Clause 21.1 (Acceding Guarantors); and

(y)                                  New Intermediate Holdco pledges in favour of the Security Trustee for the benefit of the Finance Parties all of the equity interests of it holds in each of NTL and DRC (either by acceding to the Initial Security Document as an Additional Pledgor or pursuant to a pledge agreement in substantially the same form as the Initial Security Document).

(ii)                                within 3 Business Days of the merger of CCFC and NTL, as described in Step 5 set out in the page headed “Post-Combination Restructuring — First Alternative (Structure 1)” of the Steps Paper, procure that:

(x)                                  DRC accedes to this Agreement as an Acceding Guarantor and provides all necessary documentation in connection with such accession in accordance with the provisions of Clause 21.1 (Acceding Guarantors);

(y)                                  NTL pledges in favour of the Security Trustee for the benefit of the Finance Parties all of the equity interests of DRC (either by acceding to the Initial Security Document as an Additional Grantor or pursuant to a pledge agreement in substantially the same form as the Initial Security Document); and

(z)                                  DRC pledges in favour of the Security Trustee for the benefit of the Finance Parties all of the shares of NTL Communications Limited (a company incorporated in England and Wales under registered number 3521915 and having its registered office at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP) pursuant to a pledge agreement in form and substance reasonably satisfactory to the Facility Agent and the Security Trustee and delivers to the Security Trustee all share certificates, transfers, stock transfer forms or equivalent documents executed in blank by DRC in relation to such Security Document and any other document of title to be provided under such Security Document.

(c)                                  In relation to any provision of this Agreement which requires the Obligors or any member of the Bank Group to deliver a Security Document for the purposes of granting any guarantee or Security for the benefit of the Finance Parties, the Security Trustee agrees to execute as soon as reasonably practicable, any such guarantee or Security Document which is presented to it for execution.

(d)                                  At any time after an Event of Default has occurred and whilst such Event of Default is continuing, each Obligor shall, at its own expense, take any and all action as the Security Trustee may deem necessary for the purposes of perfecting or otherwise protecting the Lenders’ interests in the Security constituted by the Security Documents.

19.13      Centre of Main Interests

No Obligor incorporated or otherwise existing under the laws of England & Wales shall (and the Ultimate Parent shall procure that no other member of the Bank Group incorporated or otherwise existing under the laws of England & Wales shall), without the prior written consent of an Instructing Group, cause or allow its Centre of Main Interests to change to a country other than England.

19.14      Group Structure Chart

If there is a material change or inaccuracy in the corporate structure of the Bank Group or the Bridge Group from that set out in the Group Structure Chart most recently delivered to the Facility Agent, including upon consummation of the Merger, the Ultimate Parent shall deliver or procure that there is delivered to the Facility Agent, as soon as practicable upon becoming available, an updated Group Structure Chart containing information sufficient to evidence the matters set out in paragraphs (a) to (e) of Clause 16.19 (Structure) and showing such material change or correcting such inaccuracy.

19.15      Contributions to the Bank Group

The Ultimate Parent shall procure that any monies which are at any time contributed by any member of the Group to any member of the Bank Group shall be contributed by way of Subordinated Funding, by way of an investment through capital contribution or a subscription or issuance of securities or convertible unsecured loan stock in the relevant member of the Bank Group.

19.16      “Know your client” checks

(a)                                  Each Obligor shall promptly upon the request of the Facility Agent or any Lender and each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective Transferee in order for the Facility Agent, such Lender or any prospective Transferee to carry out and be satisfied with the results of all necessary “know your client” or other applicable anti-money laundering checks in relation to the identity of any person that it is required to carry out in relation to the transactions contemplated in the Finance Documents.

(b)                                  The Ultimate Parent shall, by not less than 3 Business Days written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its wholly-owned Subsidiaries becomes an Acceding Guarantor pursuant to Clause 21 (Acceding Group Companies).

(c)                                  Following the giving of any notice pursuant to paragraph (b) above, the Ultimate Parent shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective Transferee to carry out and be satisfied with the results of all necessary “know your client” or other applicable anti-money laundering checks in relation to the identity of any person that it is required to carry out in relation to the accession of such Acceding Guarantor to this Agreement.

19.17      Change in Auditors

The Obligors shall ensure that their auditors are (and in the case of the Ultimate Parent, the Bridge Group’s and the Bank Group’s auditors are) any one of the Permitted Auditors provided that in the event of any change in such auditors (other than in connection with the Merger), the relevant Obligor (or the Ultimate Parent, in the case of any change to the Bridge Group’s or the Bank Group’s auditors) shall promptly notify the Facility Agent of such change.

19.18      Syndication

(a)                                  Each of the Obligors shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) co-operate with and assist the Mandated Lead Arrangers in connection with the primary syndication of the Facilities in a manner consistent with normal market practice including (but not limited to) by:

(i)                                    providing such financial and other information relating to the Group as the Mandated Lead Arrangers, acting reasonably, may deem necessary provided that no such information shall be required to be so provided to the extent that the same would require a filing to be made by any Obligor with the SEC as a result thereof;

(ii)                                in line with normal market practice, assisting the Mandated Lead Arrangers in the preparation of any supplemental materials to the Information Memoranda;

(iii)                            allow attendance by senior management of the Ultimate Parent and the Company at one or more bank presentations or meeting with potential lenders at such times and places as the Mandated Lead Arrangers may agree with the Ultimate Parent and the Company; and

(iv)                               use reasonable efforts to ensure that the syndication efforts benefit from the Group’s existing lending relationships,

provided that no Obligor shall be required to provide any information where, having regard to the relevance of that information to the achievement of a successful syndication, it would be unreasonable to do so.

(b)                                  Without prejudice to the provisions of paragraph (a), no Obligor shall be required to take any action or to deliver any information that would conflict with any applicable Law to which it is bound or other applicable regulation including the Takeover Code, US Federal securities laws and the laws of Delaware, or to provide any disclosures that would require a filing with the U.S. Securities and Exchange Commission, or cause it or any of its Subsidiaries to breach any applicable confidentiality undertaking to which it is bound or which might prejudice its entitlement to or retention of legal privilege in any document.  In the event that the Mandated Lead Arrangers request any information to be disclosed or action to be taken which is subject to a confidentiality undertaking, the Ultimate Parent or the relevant Obligor as the case may be, shall use its reasonable endeavours to obtain the consent of the relevant beneficiary of such confidentiality undertaking to such action in order to allow such disclosure or action to be taken.

19.19      Assets

Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) maintain and preserve all of its assets that are necessary in the conduct of its business as it is conducted from time to time, in good working order and condition subject to ordinary wear and tear where any failure to do so could be reasonably expected to have a Material Adverse Effect.

19.20      ERISA

(a)                                  As soon as possible and, in any event, within 20 days after the Borrower or any Obligor knows or has reason to know of the occurrence of any of the events specified in paragraph (b) of this Clause 19.20, the Borrower or such Obligor will deliver to the Facility Agent in sufficient copies for each Lender a certificate of the chief financial officer of the Borrower or such Obligor setting out full details as to such occurrence and the action, if any, that the relevant member of the Group or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such member of the Group, the Plan administrator or such ERISA Affiliate to or with any government agency, or a Plan participant and any notices received by such member of the Group or ERISA Affiliate from any government agency, or a Plan participant with respect to it.

(b)                                  the events referred to in paragraph (a) of this Clause 19.20 are:

(i)                                    any contribution required to be made with respect to a Plan or Foreign Pension Plan is not made before or within 30 days following the time limit therefor;

(ii)                                any member of the Group or any ERISA Affiliate incurs or is reasonably expected to incur any material liability with respect to a Plan under section 4975 or 4980 of the Code or section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code) maintained by the Borrower or any member of the Group under section 4980B of the Code; and

(iii)                            any member of the Group incurs or reasonably expects to incur any material liability pursuant to any employee welfare benefit plan (as defined in section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by section 601 of ERISA).

(c)                                  Subject to all applicable data protection laws, the Ultimate Parent shall procure that each member of the Group will deliver to the Facility Agent in sufficient copies for each of the Lenders:

(i)                                    a complete copy of the annual report (on Internal Revenue Service Form 5500-series (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information)) of each Plan required to be filed with the Internal Revenue Service and/or the Department of Labor;

(ii)                                copies of annual reports and any records, documents or other information required to be furnished by such member of the Group or any ERISA Affiliate with respect to any Plan to any government agency; and

(iii)                            any material notices received by a member of the Group or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan, in the case of each of (i), (ii), and (iii), no later than 30 days (or 10 days in the case of this paragraph (iii)) after the date such annual report has been filed with the Internal Revenue Service and/or the Department of Labor or such records, documents and/or information has been furnished to any other government agency or such notice has been received by such member of the Group or ERISA Affiliate, as applicable.

(iv)                               The Ultimate Parent shall procure that each member of the Group shall ensure that all Foreign Pension Plans administered by them or into which they make payments, obtain or retain (as applicable) registered status under and as required by applicable law and are administered in a timely manner in all respects in compliance with all applicable laws, in the case of each of the foregoing, except where the failure to do any of the foregoing will not have a Material Adverse Effect.

19.21      Steps Paper

The Ultimate Parent shall (and it shall procure that each member of the Group shall, as applicable) implement each of the steps required for the consummation of the Merger and reorganisation of the Group in accordance with the Steps Paper and in particular, without limitation to the foregoing provision:

(a)                                  on the Merger Closing Date, to implement each of Steps 1 and 2 set out in the page headed “Combination of NTL and Telewest” of the Steps Paper culminating in the structure set out on the page headed “Interim Structure After Step 2” and thereafter;

(i)                                    if the Structure Notice is delivered prior to the Merger Closing Date, immediately after the action taken pursuant to paragraph (a) above, to implement each of the Steps 3 to 10 set out on the pages headed “Post-Combination Restructuring - Second Alternative (Structure 2)”, culminating in the structure set out on the page headed “Second Alternative (Structure 2) — Final Structure”; or

(ii)                                if NTL receives a negative IRS Ruling prior to the Merger Closing Date, immediately after the action taken pursuant to paragraph (a) above, to implement each of the Steps 3 to 8 (including, at the Ultimate Parent’s option, the alternative Step 6x described therein) set out on the page headed “Post-Combination Restructuring — First Alternative (Structure 1)” of the Steps Paper, culminating in the structure set out on the page headed “First Alternative (Structure 1) — Final Structure (assumes Step 6)” or the structure set out on the page headed “Post-Combination Restructuring – Alternative Step 6x (Structure 1)”;

in each case, such that all of those steps are completed on the Merger Closing Date;

(b)                                  if NTL receives neither a negative nor a positive IRS Ruling prior to the Merger Closing Date, to implement each of Steps 1 and 2 set out on the page headed “Combination of NTL and Telewest” of the Steps Paper, culminating in the structure set out on the page headed “Interim Structure After Step 2” such that all of those steps are completed on the Merger Closing Date, and thereafter:

(i)                                    if a negative IRS Ruling is obtained prior to the Structuring Completion Date, to implement each of Steps 3 to 8 (including, at the Ultimate Parent’s option, the alternative Step 6x described therein) set out on the page headed “Post-Combination Restructuring - First Alternative (Structure 1)” of the Steps Paper, culminating in the structure set out on the page headed “First Alternative (Structure 1) – Final Structure (assumes Step 6)” or the structure set out on the page headed “Post-Combination Restructuring – Alternative Step 6x (Structure 1)”, such that all such steps are completed on the same business day and in any event by no later than 10 Business Days after such negative IRS Ruling is received;

(ii)                                if a positive IRS Ruling is obtained prior to the date falling 10 Business Days prior to the Structuring Completion Date, at the option of the Borrowers:

(1)                     to deliver a Structure Notice and thereafter to implement each of Steps 3 to 10 set out on the pages headed “Post Combination Restructuring – Second Alternative (Structure 2)” of the Steps Paper, culminating in the structure set out on the page headed “Second Alternative (Structure 2) – Final Structure”, such that all such steps are completed on the same business day and in any event by no later than 10 Business Days after such positive IRS Ruling is received; or

(2)                     to implement each of Steps 3 to 8 (including, at the Ultimate Parent’s option, the alternative Step 6x described therein) set out on the page headed “Post-Combination Restructuring - First Alternative (Structure 1)” of the Steps Paper, culminating in the structure set out on the page headed “First Alternative (Structure 1) – Final Structure (assumes Step 6)” or the structure set out on the page headed “Post-Combination Restructuring – Alternative Step 6x (Structure 1)”, such that all such steps are completed on the same business day and in any event by no later than 10 Business Days after such positive IRS Ruling is received; and

(iii)                            if neither a negative nor a positive IRS Ruling is obtained prior to the date falling 10 Business Days prior to the Structuring Completion Date, to implement each of Steps 3 to 8 (including, at the Ultimate Parent’s option, the alternative Step 6x described therein) set out on the page headed “Post-Combination Restructuring - First Alternative (Structure 1)” of the Steps Paper, culminating in the structure set out on the page headed “First Alternative (Structure 1) – Final Structure (assumes Step 6)” or the structure set out on the page headed “Post-Combination Restructuring – Alternative Step 6x (Structure 1)”, such that all such steps are completed on the same Business Day and in any event by no later than the Structuring Completion Date;

(c)                                  if the Baseball Effective Date occurs and Step V1 and V2 described below can be implemented prior to the Structuring Completion Date, to implement each of the Steps V1 and V2 on the page headed “Acquisition of Virgin Mobile Pre-Restructuring”, culminating in the structure set out on the page headed “After Virgin Mobile Pre-Restructuring”, such that both of those steps are completed on the same Business Day, on a date falling not more than 15 days after the Baseball Effective Date;

(d)                                  if the Baseball Effective Date occurs after the Structuring Completion Date (or Steps V1 and V2 referred to above cannot be implemented before the Structuring Completion Date) and the provisions of either sub-paragraphs (b)(i), (b)(ii)(2) or (b)(iii) above have been implemented, to implement each of the Steps 0a and 0b on the page headed “Structure 1 Acquisition of Virgin Mobile”, culminating in the structure set out on the page headed “Structure 1 Post Virgin Mobile Acquisition (assumes Step 6)” or the structure set out on the page headed “Structure 1 Post Virgin Mobile Acquisition (assumes Step 6x)”, such that both of those steps are completed on the same Business Day, on a date falling not more than 15 days after the Baseball Effective Date; or

(e)                                  if the Baseball Effective Date occurs after the Structuring Completion Date (or Steps V1 and V2 referred to above cannot be implemented before the Structuring Completion Date) and the provision of sub-paragraph (b)(ii)(1) above has been implemented, to implement each of the Steps 0a and 0b on the page headed “Structure 2 Virgin Mobile Acquisition”, culminating in the structure set out on the page headed “Structure 2 Post-Virgin Mobile Acquisition”, such that both of those steps are completed on the same Business Day, on a date falling not more than 15 days after the Baseball Effective Date, in each case, with such amendments, variations or modifications as the Ultimate Parent shall deem necessary, provided that no such amendment, variation or modification could reasonably be expected to be materially adverse to the interests of the Lenders.

19.22                 NTL High Yield Notes.

(a)                                  The Borrower shall (and it shall procure that each of its Subsidiaries shall) use its reasonable best efforts to issue and sell the NTL High Yield Notes at a time and on terms to be determined by the Borrower in consultation with the Mandated Lead Arrangers.

(b)                                  In connection with an offering of NTL High Yield Notes, the Borrower shall (and it shall procure that each of its Subsidiaries shall, as applicable):

(i)                                    prepare an offering memorandum and registration statement and other materials relating to the NTL High Yield Notes (or if a shelf registration is not available, prepare an offering memorandum in customary form for high yield bond offerings pursuant to Rule 144A/Regulation S, with SEC registration rights) (including, in each case, all historical, pro forma and other financial and other information required under applicable securities laws giving due regard to the financial condition and prospects of the Borrower and to the type of information and level of detail of such information that is reasonably required to market the NTL High Yield Notes) and, in connection with any resale prospectus, which will specify whether any holders of NTL High Yield Notes are selling NTL High Yield Notes pursuant to such offering memorandum;

(ii)                                satisfy (to the extent applicable) customary closing conditions and other requirements for such bond offerings, including delivery of legal opinions and auditors’ comfort letters;

(iii)                            prepare, participate in and complete the appropriate ratings agency presentations;

(iv)                               to the extent reasonably requested by the Mandated Lead Arrangers, list the NTL High Yield Notes on an stock exchange chosen by the Borrower and acceptable to the Mandated Lead Arrangers;

(v)                                   prepare, participate in and complete a “road show” and meetings with research analysts; and

(vi)                               enter into an underwriting agreement with respect to the NTL High Yield Notes on terms not less favorable to the Borrower than the equivalent provisions in the Parent’s most recent underwriting agreement.

19.23                 Securities Demand.

(a)                                  Upon notice by at least three of the Bookrunners (a “Securities Notice”) at any time and from time to time following the date that is 6 months after the Merger Closing Date and prior to the date that is twelve months after the Merger Closing Date, the Borrower will, after a road show and marketing period (the Borrower to assist with such marketing efforts in accordance with paragraph (b) below) customary for similar offerings (as determined by the Bookrunners after consultation with the Borrower and in any event of a duration of not less than 10 Business Days), issue and sell such aggregate principal amount of Sterling, Dollar and/or euro denominated debt securities (such denomination as determined in accordance with clauses (ii) and iv) below) (the “Demand Securities”) as will generate gross proceeds sufficient to refinance (in whole or in part, as determined by the Bookrunners in their sole discretion) the Facilities, in each case upon such terms and conditions as may be reasonably specified by the Bookrunners in such Securities Notice; provided, however, that:

(i)                                    such Demand Securities will be issued through a registered public offering or (if a shelf registration is not immediately available) a private placement for resale pursuant to Rule 144A and/or Regulation S with standard SEC registration rights for Rule 144A offerings;

(ii)                                such Demand Securities will not mature any earlier than six months after the scheduled maturity of the Senior Facilities (as in effect on the Merger Closing Date) and will contain such terms, covenants, events of default, subordination provisions, and redemption provisions, and shall be denominated in such currencies, as are customary for similar financings as determined by the Bookrunners in consultation with the Borrower;

(iii)                            such Demand Securities will bear a fixed rate of interest (or an equivalent floating rate, based on the swap rate for floating instruments with the same call protection and taking into account swap costs and other relevant factors, provided that no more than 30% of the aggregate principal amount of Demand Securities will bear a floating rate of interest, unless the Borrower otherwise consents) based on then prevailing market conditions as determined by the Bookrunners; provided, however, that, without the Borrower’s consent, the total interest rate per annum payable on such Demand Securities shall not exceed 12.5% in respect of Demand Securities denominated in Sterling and 11.5% in respect of Demand Securities denominated in euro or Dollars;

(iv)                               no more than £200,000,000 of the Demand Securities shall be denominated in Sterling, unless the Bookrunners decide otherwise; and

(v)                                   all other arrangements with respect to such Demand Securities shall be reasonably satisfactory in all respects to the Bookrunners in light of then prevailing market conditions and the financial condition and prospects of the Group at the date of sale of the Demand Securities.

(b)                                  Following the issuance of a Securities Notice, the Borrower will assist the Bookrunners in connection with customary marketing efforts for the sale of any such Demand Securities, including by taking the actions set forth in paragraph (b) of Clause 19.22 (NTL High Yield Notes) (with references therein to “NTL High Yield Notes” being deemed to be references to “Demand Securities”).

19.24                 Extended Term Loan Documents.

(a)                                  The Borrower and the Facility Agent (both acting reasonably) shall, as promptly as practicable following the date that is 9 months following the Utilisation Date and in any event prior to the Initial Maturity Date, agree the form of a credit agreement to govern the Extended Term Loans (the “Extended Term Loan Credit Agreement”) having terms and conditions consistent with the Summary Terms And Conditions Of Extended Term Loans.

(b)                                  Each Obligor, each Lender, the Facility Agent and the Security Trustee shall, as promptly as practicable (following the agreement upon the form thereof pursuant to paragraph (a) of this Clause 19.24) after being requested to do so by the Facility Agent or the Borrower (through the Facility Agent) and in any event prior to the Initial Maturity Date, enter into the Extended Term Loan Credit Agreement.  The Borrower shall cause counsel to the Obligors to deliver to the Facility Agent on the date of entry into the Extended Term Loan Credit Agreement an executed legal opinion with respect to matters of New York law in form and substance customary for a transaction of this type and satisfactory to the Facility Agent, acting reasonably (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Extended Term Loan Credit Agreement).

(c)                                  The Borrower shall, at the request of the Security Trustee, enter into such amendments to the Security Documents as are reasonably necessary to enable the Extended Term Loans to be secured thereby (and the Finance Parties to retain the benefits thereof) to the same extent as contemplated in the Security Documents and the Summary Terms and Conditions of Extended Term Loans.

(d)                                  If an Extended Term Loan Credit Agreement is not entered into by the Initial Maturity Date, such circumstance (if not attributable to the failure by the Facility Agent, the Security Agent or any Lender to perform its obligations under paragraphs (a) or (b) of this Clause 19.24) shall constitute an Event of Default under this Agreement.

19.25                 Exchange Notes.

(a)                                  The Borrower and the Facility Agent (both acting reasonably) shall, as promptly as practicable following the date that is 9 months following the Utilisation Date and in any event prior to the Initial Maturity Date, agree the form of an indenture relating to the Exchange Notes (the “Exchange Note Indenture”) having terms and conditions consistent with the Description of Exchange Notes.

(b)                                  The Borrower and each Guarantor shall, as promptly as practicable (following the agreement upon the form thereof pursuant to paragraph (a) of this Clause 19.25) after being requested to do so by the Facility Agent and in any event prior to the Initial Maturity Date:

(i)                                    enter into the Exchange Note Indenture with a trustee (the “Exchange Note Trustee”) acceptable to the Borrower and the Facility Agent; and

(ii)                                cause counsel to the Obligors to deliver to the Exchange Notes Trustee an executed legal opinion in form and substance customary for a transaction of that type and satisfactory to the Facility Agent and the Exchange Notes Trustee, each acting reasonably (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Exchange Documents).

(c)                                  In connection with any issuance of Exchange Notes, the Borrower will either provide for the registration if such Exchange Notes for public sale or (if such registration is not immediately available) enter into a registration rights agreement in customary form (a “Registration Rights Agreement”) providing for exchange registration rights and shelf registration rights.

(d)                                  If an Exchange Note Indenture is not entered into by the Initial Maturity Date, such circumstance (if not attributable to the failure by the Facility Agent to perform its obligations under paragraph (a) of this Clause 19.25) shall constitute an Event of Default under this Agreement.

20.                               NEGATIVE UNDERTAKINGS

20.1                        Content Transaction

(a)                                  Notwithstanding any other provisions of this Agreement, no Content Transaction shall be restricted by (nor deemed to constitute a utilization of any of the permitted exceptions to) any provision of this Agreement, neither shall the implementation of any Content Transaction constitute a breach of any provision of any Finance Document; provided that

(i)                                    the cash proceeds of any Content Transaction are applied in accordance with Clause 8 (Mandatory Prepayment and Cancellation);

(ii)                                after giving pro forma effect for such Content Transaction, the Group and the Bank Group continue to be in compliance with Clause 18.2 (Ratios); and

(iii)                            at the time of completion of such Content Transaction, no Event of Default has occurred and is continuing and no Event of Default would occur as a result of such Content Transaction.

(b)                                  Any Joint Venture established pursuant to a Content Transaction shall thereafter not be subject to any restrictions under this Agreement.

20.2        Negative Pledge

The Ultimate Parent shall procure that no Senior Facilities Obligor or member of the Bank Group shall, without the prior written consent of an Instructing Group, create or permit to subsist any Encumbrance over all or any of its present or future revenues or assets other than an Encumbrance:

(a)                                  which is an Existing Encumbrance set out in:

(i)                                    Part 1A of Schedule 10 (Existing Encumbrances) provided that such Encumbrance is released within 10 Business Days of the Merger Closing Date; or

(ii)                                Part 1B of Schedule 10 (Existing Encumbrances) provided that the principal amount secured thereby may not be increased unless any Encumbrance in respect of such increased amount would be permitted under another paragraph of this Clause 20.2;

(b)                                  which arises by operation of Law or by a contract having a similar effect or under an escrow arrangement required by a trading counterparty of any member of the Bank Group and in each case arising or entered into the ordinary course of business of the relevant member of the Bank Group;

(c)                                  which is created pursuant to any of the Senior Facilities Finance Documents (including for the purposes of securing any Alternative Baseball Financing);

(d)                                  arising from any Finance Leases, sale and leaseback arrangements or Vendor Financing Arrangements permitted to be incurred pursuant to Clause 20.4 (Financial Indebtedness)

(e)                                  which arises in respect of any right of set-off, netting arrangement, title transfer or title retention arrangements which:

(i)                                    arises in the ordinary course of trading and/or by operation of Law;

(ii)                                is entered into by any member of the Bank Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances on bank accounts of members of the Bank Group operated on a net balance basis;

(iii)                            arises in respect of netting or set off arrangements contained in any Hedging Agreement or other contract permitted under Clause 20.12 (Limitations on Hedging);

(iv)                               is entered into by any member of the Bank Group on terms which are generally no worse than the counterparty’s standard or usual terms and entered into in the ordinary course of business of the relevant member of the Bank Group; or

(v)                                   which is a retention of title arrangement with respect to customer premises equipment in favour of a supplier (or its Affiliate); provided that the title is only retained to individual items of customer premises equipment in respect of which the purchase price has not been paid in full.

(f)                                    which arises in respect of any judgment, award or order or any tax liability for which an appeal or proceedings for review are being diligently pursued in good faith, provided that the affected member of the Bank Group shall have or will establish such reserves as may be required under applicable generally accepted accounting principles in respect of such judgment, award, order or tax liability;

(g)                                 over or affecting any asset acquired by a member of the Bank Group after the date of this Agreement and subject to which such asset is acquired, if:

(i)                                    such Encumbrance was not created in contemplation of the acquisition of such asset by a member of the Bank Group; and

(ii)                                the Financial Indebtedness secured thereby is Financial Indebtedness of, or is assumed by, the relevant acquiring member of the Bank Group, is Financial Indebtedness which at all times falls within paragraph (g) or (k) of Clause 20.4 (Financial Indebtedness) and the amount of Financial Indebtedness so secured is not increased at any time;

(h)                                 over or affecting any asset of any company which becomes a member of the Bank Group after the date of this Agreement, where such Encumbrance is created prior to the date on which such company becomes a member of the Bank Group, if:

(i)                                    such Encumbrance was not created in contemplation of the acquisition of such company; and

(ii)                                to the extent not repaid by close of business on the date upon which such company became a member of the Bank Group, the Financial Indebtedness secured by such Encumbrance at all times falls within paragraph (g) or (k) of Clause 20.4 (Financial Indebtedness);

(i)                                    constituted by a rent deposit deed entered into on arm’s length commercial terms and in the ordinary course of business securing the obligations of a member of the Bank Group in relation to property leased to a member of the Bank Group;

(j)                                    constituted by an arrangement referred to in paragraph (d) of the definition of Financial Indebtedness;

(k)                                which is granted over the shares of, Indebtedness owed by or other interests held in, or over the assets (including, without limitation, present or future revenues), attributable to a Project Company, a Bank Group Excluded Subsidiary or a Permitted Joint Venture;

(l)                                    over cash deposited as security for the obligations of a member of the Bank Group in respect of a performance bond, guarantee, standby letter of credit or similar facility entered into in the ordinary course of business of the Bank Group;

(m)                              which is created by any member of the Bank Group in substitution for any Existing Encumbrance referred to in paragraph (a)(ii) above of this Clause 20.2, provided that the principal amount secured thereby may not be increased unless any Encumbrance in respect of such increased amount would be permitted under another paragraph of this Clause 20.2;

(n)                                 securing the Existing Baseball Facilities, provided that such Encumbrance is released within 10 Business Days of the Baseball Effective Date; or

(o)                                  securing Financial Indebtedness the principal amount of which (when aggregated with the principal amount of any other Financial Indebtedness which has the benefit of an Encumbrance other than as permitted pursuant to paragraphs (a) to (n) above) does not exceed £300 million (or its equivalent in other currencies):

(i)                                    of which up to £250 million (or its equivalent in other currencies) may be secured on assets not subject to the Senior Facilities Security; and

(ii)                                which may be secured on a second ranking basis over assets subject to the Senior Facilities Security, provided that such second ranking security shall be granted on terms where the rights of the relevant mortgagee, chargee or other beneficiary of such security in respect of any payment will be subordinated to the rights of the Senior Facilities Finance Parties under the HYD Intercreditor Agreement or any other intercreditor arrangement which is either:

(A)          on terms satisfactory to the Senior Facility Agent (acting on the instructions of an Senior Facilities Instructing Group); or

(B)           on terms comparable to the Existing Telewest Second Lien Credit Facility Agreement and related intercreditor agreement.

20.3                        Loans and Guarantees

The Ultimate Parent shall procure that no Senior Facilities Obligor or member of the Bank Group shall, without the prior written consent of an Instructing Group, grant any loan or credit or give any guarantee in any such case in respect of Financial Indebtedness, other than:

(a)                                  any extension of trade credit or guarantees, bonds or indemnities granted in the ordinary course of business on usual and customary terms;

(b)                                  any credit given by a member of the Bank Group to another member of the Bank Group which arises by reason of cash-pooling, set-off or other cash management arrangement of the Bank Group;

(c)                                  the Existing Loans provided that the aggregate principal amount outstanding thereunder may not be increased from that existing at the date of this Agreement in reliance on this paragraph (c) (except with respect to accrual or capitalisation of interest);

(d)                                  any loans or credit granted:

(i)                                    by a member of the Bank Group which is not a Senior Facilities Obligor to a Senior Facilities Obligor by way of Subordinated Funding;

(ii)                                by one Senior Facilities Obligor to another Senior Facilities Obligor;

(iii)                            by a member of the Bank Group which is not a Senior Facilities Obligor to any other member of the Bank Group which is not a Senior Facilities Obligor;

(iv)                               by a member of the Bank Group to the relevant member of the Group for the purposes of funding drawings available under the undrawn portion of any Existing UKTV Group Loan Stock of up to £50 million in aggregate;

(v)                                   in accordance with Clause 20.9 (Joint Ventures); or

(vi)                               by the US Senior Facilities Borrower pursuant to the Notes;

(e)                                  any loans made by any member of the Bank Group to its employees either:

(i)                                    in the ordinary course of its employees’ employment; or

(ii)                                to fund the exercise of share options or the purchase of capital stock by its employees, directors, officers or consultants of the Group provided that the aggregate principal amount of all such loans shall not at any time exceed £10 million (or its equivalent in other currencies);

(f)                                    any loan made by a member of the Bank Group pursuant to either an Asset Passthrough or a Funding Passthrough;

(g)                                 any loan made by a member of the Bank Group to a member of the Group, where the proceeds of such loan are, or are to be (whether directly or indirectly) used:

(i)                                    to make payments to the High Yield Trustee in respect of High Yield Trustee Amounts (as such terms are defined in the HYD Intercreditor Agreement) in respect of the Existing High Yield Notes;

(ii)                                to make payments to the High Yield Trustee in respect of High Yield Trustee Amounts (as such terms are defined in the HYD Intercreditor Agreement) in respect of the NTL High Yield Notes;

(iii)                            to make equivalent payments to those specified in paragraphs (i) and (ii) above in respect of any High Yield Refinancings;

(iv)                               provided that no Event of Default has occurred and is continuing or is likely to occur as a result thereof to fund Permitted Payments; or

(v)                                   at any time after the occurrence of an Event of Default, to fund Permitted Payments to the extent not prohibited by the HYD Intercreditor Agreement, the Group Intercreditor Agreement or any other applicable intercreditor agreement;

(h)                                 credit granted by any member of the Bank Group to a member of the Group, where the Indebtedness outstanding thereunder relates to Intra-Group Services provided that where such credit relates to services falling within sub-paragraphs (c)(i) and (c)(iii) of the definition of Intra-Group Services the settlement of any such credit estimated by the Borrower to be owed by members of the Group which are not Senior Facilities Obligors shall take place no later than the first Business Day falling 60 days after the end of each Financial Quarter provided that any such settlement may occur by way of set-off and further provided that any overpayment or underpayment arising as a result of the settlement of all such credit may be returned to the overpaying party or paid by the underpaying party (and any credit or Financial Indebtedness arising as a result of such overpayment or underpayment pending repayment to the overpaying party or payment by the underpaying party is hereby permitted);

(i)                                    any guarantee given in respect of membership interests in any company limited by guarantee where the acquisition of such membership interest is permitted under Clause 20.13 (Acquisitions and Investments);

(j)                                    any guarantee given by a member of the Bank Group in respect of or constituted by any Financial Indebtedness permitted under Clause 20.4 (Financial Indebtedness) or Clause 20.10 (Transactions with Affiliates) or other obligation not restricted by the terms of the Finance Documents, of another member of the Bank Group;

(k)                                any guarantees arising under the Senior Facilities Finance Documents (including any guarantees given in respect of an Alternative Baseball Financing);

(l)                                    any customary title guarantee given in connection with the assignment of leases where such assignment is permitted under Clause 20.6 (Disposals);

(m)                              any guarantees or similar undertakings granted by any member of the Bank Group in favour of the Inland Revenue in respect of any obligations of NTL (UK) Group, Inc. in respect of UK tax in order to facilitate the winding up of NTL (UK) Group, Inc. provided that the Facility Agent shall have first received confirmation from the Borrower that based on discussions with the Inland Revenue and the Borrower’s reasonable assumptions, the Borrower does not believe that the liability under such guarantee will exceed £15 million (such confirmation to be supported by a letter from the Borrower’s auditors for the time being, confirming that based on the Borrower’s calculations of such tax liability the Borrower’s confirmation is a reasonable assessment of such tax liability);

(n)                                 any loan granted as a result of a Subscriber being allowed terms, in the ordinary course of trade, whereby it does not have to pay for the services provided to it for a period after the provision of such services;

(o)                                  any loans or guarantees expressly contemplated under the Steps Paper;

(p)                                  a loan made or a credit granted to a Joint Venture to the extent permitted under paragraph (d) of Clause 20.9 (Joint Ventures);

(q)                                  any loans made under the terms of the Screenshop Intra-Group Loan Agreement;

(r)                                  the BBC Guarantees; and

(s)                                  loans made, credit granted or guarantees given by any member of the Bank Group not falling within paragraphs (a) to (r) above, in an aggregate amount not exceeding £75 million (or its equivalent in other currencies).

20.4                        Financial Indebtedness

The Ultimate Parent shall procure that no Senior Facilities Obligor or member of the Bank Group shall, without the prior written consent of an Instructing Group incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than in either case:

(a)                                  Financial Indebtedness arising under or pursuant to the Senior Facilities Finance Documents (including in respect of any outstanding Documentary Credit and arising in respect of any Alternative Baseball Financing);

(b)                                  Existing Financial Indebtedness provided that the Existing Credit Facilities shall be repaid in full immediately upon the making of the first Advance under (and as defined in) the Senior Facilities Agreement;

(c)                                  Financial Indebtedness arising in respect of the Existing High Yield Notes, the NTL High Yield Notes or any High Yield Refinancing and any guarantee given by any member of the Bank Group thereunder provided that such guarantee is given on a subordinated unsecured basis and is subject to the terms of the HYD Intercreditor Agreement or given on subordination terms consistent with those contained in the HYD Intercreditor Agreement;

(d)                                  Financial Indebtedness of any member of the Bank Group falling within, and permitted by Clause 20.3 (Loans and Guarantees);

(e)                                  Financial Indebtedness arising under any Hedging Agreements permitted under Clause 20.12 (Limitations on Hedging);

(f)                                    Financial Indebtedness arising in relation to either an Asset Passthrough or a Funding Passthrough;

(g)                                 Financial Indebtedness of any company which became or becomes a member of the Bank Group after the date of this Agreement, where such Financial Indebtedness arose prior to the date on which such company became or becomes a member of the Bank Group; if:

(i)                                    such Financial Indebtedness was not created in contemplation of the acquisition of such company;

(ii)                                the aggregate principal amount of all of the Financial Indebtedness assumed in reliance on this paragraph (g) either (1) does not exceed £75 million (or its equivalent in other currencies) outstanding at any time or (2) to the extent such Financial Indebtedness does exceed £75 million, an amount equal to such excess is repaid promptly thereafter;

(h)                                 Financial Indebtedness arising in respect of any guarantee given by the Company or TCN or any other member of the Bank Group in respect of the relevant borrower’s obligations under any Parent Debt (“Guaranteed Parent Debt”), provided that:

(i)                                    the proceeds of such Guaranteed Parent Debt are contributed into the Bank Group in accordance with Clause 19.15 (Contributions to the Bank Group) and applied towards the Group Business or in a business whose primary operations are directly related to the Group Business; and

(ii)                                any such guarantee is given on a subordinated unsecured basis and is subject to the terms of the HYD Intercreditor Agreement, the Group Intercreditor Agreement or any other applicable intercreditor agreement in form satisfactory to an Instructing Group;

(i)                                    Financial Indebtedness which is expressly contemplated by the Steps Paper;

(j)                                    Financial Indebtedness which constitutes Subordinated Funding, provided that each Senior Facilities Obligor that is a debtor in respect of Subordinated Funding shall (and the Borrower shall procure that each member of the Bank Group that is a debtor in respect of Subordinated Funding shall) procure that the relevant creditor of such Subordinated Funding, to the extent not already a party at the relevant time, accedes to the Group Intercreditor Agreement or the HYD Intercreditor Agreement, as appropriate, in such capacity, upon the granting of such Subordinated Funding;

(k)                                Financial Indebtedness arising under (i) Finance Leases or (ii) Vendor Financing Arrangements, to the extent that such Finance Leases and/or Vendor Financing Arrangements (x) comprise Existing Vendor Financing Arrangements or any refinancing or rollover thereof or (y) comprise Finance Leases and/or Vendor Financing Arrangements entered into after the Merger Closing

Date, provided that in the case of clause (x) and (y) the aggregate principal amount thereof does not at any time exceed £150 million plus the principal amount of such Finance Leases and Vendor Financing Arrangements outstanding on the Merger Closing Date; and provided further that, in each case, the relevant lessor or provider of Vendor Financing Arrangements does not have the benefit of any Encumbrance other than over the assets the subject of such Vendor Financing Arrangements and/or Finance Leases;

(l)                                    Financial Indebtedness relating to deferral of PAYE taxes with the agreement of the Inland Revenue by any member of the Bank Group;

(m)                              Financial Indebtedness arising in respect of Existing Performance Bonds or any performance bond, guarantee, standby letter of credit or similar facility entered into by any member of the Bank Group to the extent that cash is deposited as security for the obligations of such member of the Bank Group thereunder; and

(n)                                 Financial Indebtedness not falling within paragraphs (a) to (m) of any members of the Bank Group provided that the aggregate amount of such Financial Indebtedness outstanding at any time when taken together with the aggregate outstanding amount in respect of Finance Leases and Vendor Financing Agreements entered into after the Merger Closing Date, does not exceed £300 million (or its equivalent in other currencies) (less any portion of the basket utilised under paragraph (k) above) and further provided that in the case of any Financial Indebtedness constituted by an overdraft facility which operates on a gross/net basis, only the net amount of such facility shall count towards such aggregate amount.

20.5                        Dividends, Distributions and Share Capital

The Ultimate Parent shall procure that no Senior Facilities Obligor or member of the Bank Group shall:

(a)                                  declare, make or pay any dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of any of its shares;

(b)                                  redeem, repurchase, defease, retire or repay any of its share capital, or resolve to do so;

(c)                                  repay or distribute any share premium account; or

(d)                                  repay or otherwise discharge or purchase any amount of principal of (or capitalised interest on) or pay any amount of interest in respect of Subordinated Funding,

other than:

(i)                                    to the extent the share capital of such Senior Facilities Obligor is held by one or more other Senior Facilities Obligors or to the extent the share capital of any such member of the Bank Group which is not a Senior Facilities Obligor is held by one or more other members of the Bank Group;

(ii)                                to the extent discharged in consideration of a transfer of any non-cash asset the disposal of which is not otherwise prohibited by this Agreement, by the waiver of any payment where no cash consideration is given in respect of such waiver or by way of conversion into any securities (including convertible unsecured loan stock), (or vice versa), which do not involve any cash payments or by way of capital contribution to the debtor in respect of such Subordinated Funding;

(iii)                            to the extent required for the purpose of making payments to:

(A) the indenture trustee for the Existing High Yield Notes in respect of High Yield Trustee Amounts (as such term is defined in the HYD Intercreditor Agreement);

(B) the indenture trustee for the NTL High Yield Notes in respect of High Yield Trustee Amounts (as such term is defined in the HYD Intercreditor Agreement); or

(C)  for the purpose of making payments in respect of any similar amounts to the indenture trustee in respect of any High Yield Refinancing;

(iv)                               provided that no Event of Default has occurred and is continuing or is likely to occur as a result thereof, to the extent required to fund Permitted Payments;

(v)                                   at any time after the occurrence of an Event of Default, to the extent required to fund Permitted Payments not otherwise prohibited by the HYD Intercreditor Agreement and the Group Intercreditor Agreement; or

(vi)                               to the extent such redemption, repurchase, defeasance, retirement or repayment is in respect of a nominal amount.

The Lenders hereby consent to any transaction or matter to the extent expressly permitted under paragraphs (i) and (vi) above.

20.6                        Disposals

The Ultimate Parent shall procure that no Senior Facilities Obligor or member of the Bank Group shall, without the prior written consent of an Instructing Group, either in a single transaction or in a series of related transactions, sell, transfer, lease or otherwise dispose of any shares in any of its Subsidiaries or all or any part of its revenues, assets, other shares, business or undertakings other than in the ordinary course of business or trading (which, for the avoidance of doubt, includes mast sharing arrangements) and other than:

(a)                                  any payment required to be made under the Senior Facilities Finance Documents (including any payment required to be made under any Alternative Baseball Financing);

(b)                                  the disposal of obsolete or surplus assets no longer required for the efficient operation of the Group Business, on arms’ length commercial terms;

(c)                                  disposals of cash, the lending or repayment of cash or the disposal of Cash Equivalent Investments or Marketable Securities, on arms’ length commercial terms where the same is not otherwise restricted by the terms of the Finance Documents;

(d)                                  by a Senior Facilities Obligor to another Senior Facilities Obligor, provided that if such assets are subject to existing Senior Facilities Security they remain so or will be made subject to Senior Facilities Security (in form and substance substantially similar to the existing Senior Facilities Security or otherwise in such form and substance as may reasonably be required by the Senior Facility Agent) within 10 Business Days of such disposal;

(e)                                  disposals by a member of the Bank Group which is not a Senior Facilities Obligor to another member of the Group;

(f)                                    disposals of assets on arms’ length commercial terms where the cash proceeds of such disposal are reinvested within 12 months of the date of the relevant disposal in the purchase of replacement assets by a member of the Bank Group, provided that where the relevant member of the Bank Group that has made the disposal is a Senior Facilities Obligor, such replacement assets are either subject to existing Senior Facilities Security Documents granted by the relevant member of the Bank Group that has acquired the replacement assets, or will be made subject to Senior Facilities Security by such member of the Bank Group (in form and substance substantially similar to the existing Senior Facilities Security or otherwise in such form and substance as may reasonably be required by the Facility Agent) within 10 Business Days of the acquisition of such replacement assets;

(g)                                 disposals of any interest in real or heritable property by way of a lease or licence granted by a member of the Bank Group to another member of the Bank Group;

(h)                                 disposals of any assets pursuant to the implementation of an Asset Passthrough or of any funds received pursuant to the implementation of a Funding Passthrough;

(i)                                    disposals of any accounts receivable on arms’ length commercial terms pursuant to an asset securitisation programme or one or more receivables factoring transactions provided that:

(i)                                    such disposal is conducted on a non-recourse basis;

(ii)                                the aggregate principal amount of all such securitisations or factoring transactions conducted in reliance on this paragraph (i) does not exceed £300 million (or its equivalent in other currencies) at any time; and

(iii)                            in the case of disposals arising pursuant to an asset securitisation programme only, the proceeds of any such disposal are applied in accordance with Clause 8.5 (Repayment from Securitisations);

(j)                                    disposals of any shares or other interests in any Project Company, Bank Group Excluded Subsidiary or Joint Venture or the assignment of any Financial Indebtedness owed to a member of the Bank Group by a Project Company, Bank Group Excluded Subsidiary or Joint Venture;

(k)                                disposals of assets, revenues or rights of any member of the Bank Group arising from an amalgamation, consolidation or merger of a member of the Bank Group with any other person which is permitted by Clause 20.8 (Mergers);

(l)                                    disposals of accounts receivable which have remained due and owing from a third party for a period of more than 90 days and in respect of which the relevant member of the Bank Group has diligently pursued payment in the normal course of its business and where such disposal is on non-recourse terms to such member of the Bank Group;

(m)                              disposals of assets subject to finance or capital leases pursuant to the exercise of an option by the lessee under such finance or capital leases;

(n)                                 disposals of assets in exchange for the receipt of assets of a similar or comparable value where the assets received by any member of the Bank Group following such exchange are located in the United Kingdom, Isle of Man, the Republic of Ireland or the Channel Islands, provided that:

(i)                                    to the extent that the assets being disposed of are subject to existing Senior Facilities Security, the assets received following such exchange will be subject to the existing Senior Facilities Security Documents, or will be made subject to Senior Facilities Security (in form and substance substantially similar to the existing Senior Facilities Security or otherwise in such form and substance as may reasonably be required by the Senior Facility Agent) within 10 Business Days of such disposal; and

(ii)                                where the aggregate net book value of all assets being exchanged in reliance on this paragraph (n) exceeds £10 million (or its equivalent in other currencies) in any Financial Quarter, there is delivered to the Facility Agent, within 30 days from the end of such Financial Quarter of the Bank Group, a certificate signed by two authorised officers of the Company (given without personal liability) certifying that the assets received by such member of the Bank Group in reliance on this paragraph (o) during such Financial Quarter (i) are of a similar or comparable value to the assets disposed of by such member of the Bank Group, and (ii) that such assets are located in United Kingdom, Isle of Man, the Republic of Ireland or the Channel Islands;

(o)                                  disposals constituting the surrender of tax losses by any member of the Bank Group:

(i)                                    to any Non-Bank Group UK Taxpayer to the extent that the total amount of such Tax Losses aggregated with all other Tax Losses surrendered in the same financial year in reliance on this paragraph (o) does not exceed the Deductions Limit; and

(ii)                                to any other member of the Group other than a member of the Bank Group, where the surrendering company receives fair market value for such tax losses from the relevant recipient, provided that no Tax Losses may be surrendered under sub-paragraph (ii) above unless no later than 30 days after the proposed surrender, there is delivered to the Facility Agent, a certificate signed by two authorised signatories of the Company (given without personal liability), giving brief details of the relevant transaction and certifying:

(A)                               where the fair market value to the recipient of any surrender of Tax Losses exceeds £15 million (or its equivalent in other currencies), the fair market value received by the surrendering company in respect of such Tax Losses, as determined by the Company, in its reasonable opinion, after taking account of advice from its external tax advisers; and

(B)                               that, taking into account the aggregate amount of Tax Losses surrendered by members of the Bank Group (whether in reliance on this paragraph (o) or otherwise) and assuming that the financial performance of the Bank Group is in accordance with the projections set out in the Agreed Business Plan), there is no reasonable expectation that any member of the Bank Group will become a tax payer prior to the Final Maturity Date in respect of the B1 Facility as a result of such surrender of Tax Losses;

(p)                                  disposals of assets to and sharing assets with any person who is providing services the provision of which have been or are to be outsourced to that person by any member of the Bank Group provided that:

(i)                                    the assets being disposed of in reliance on this paragraph (p) shall be assets which relate to the services which are the subject of such outsourcing;

(ii)                                the projected cash cost to the Bank Group of such outsourcing shall be less than the projected cash cost to the Bank Group of carrying out such outsourced activities at the levels of service to be provided by the service provider within the Bank Group;

(iii)                            the economic benefits derived from any such outsourcing contract shall be received by the Bank Group during the term of such contract;

(iv)                               the aggregate fair market value of the assets disposed of shall not exceed 3.75% of Bank Group Consolidated Revenues in any financial year; and

(v)                                   no later than 30 days after the date of such outsourcing where the consideration payable in respect of the assets subject to such disposal exceeds £10 million (or its equivalent in other currencies), a duly authorised officer of the Company shall have provided to the Facility Agent, a certificate (without personal liability) verifying each of the matters set out in sub-paragraphs (i) to (iii) above and certifying that as at the date of such certificate, the aggregate fair market value of all assets disposed in reliance on this paragraph (p) during such financial year, does not exceed the threshold specified in sub-paragraph (iv) above;

(q)                                  disposals of assets pursuant to sale and leaseback transactions not constituting Financial Indebtedness where the aggregate fair market value of any assets disposed of in reliance on this paragraph (q) does not, together with the aggregate principal amount of all outstanding Financial Indebtedness incurred under paragraph (k) of Clause 20.4 (Financial Indebtedness) exceed £150 million (or its equivalent in other currencies) in any financial year of the Company and any disposals of assets pursuant to sale and leaseback transactions constituting Financial Indebtedness to the extent such Financial Indebtedness is permitted under this Agreement;

(r)                                  disposals of any Hedging Agreements no longer required for the purpose for which it was originally entered into;

(s)                                  disposals of non-core assets acquired in connection with a transaction permitted under Clause 20.13 (Acquisitions and Investments);

(t)                                    any disposal of all or part of “NTL – Business Segment” pursuant to a Business Division Transaction;

(u)                                 any disposals constituted by licences of intellectual property rights permitted by Clause 19.6 (Intellectual Property);

(v)                                   any disposal of assets made pursuant to the establishment of a Permitted Joint Venture or any disposal of assets to a Permitted Joint Venture which is permitted within the scope of the provisions contained in Clause 20.9 (Joint Ventures); and

(w)                                disposals of assets not otherwise permitted under this Clause 20.6 provided that the aggregate fair market value of the assets disposed of during any given financial year in reliance on paragraphs (p) and (q) above and on this paragraph (w) does not exceed in respect of any financial year of the Bank Group, 12.5% of Bank Group Consolidated Revenues for the preceding financial year of the Bank Group, calculated by reference to the annual financial information for the Bank Group delivered in respect of the preceding financial year of the Bank Group pursuant to paragraph (b)(ii) of Clause 17.1 (Financial Statements);

provided that in respect of any Disposal permitted under paragraphs (i), (m), (o)(ii), (q) and (w) above:

(A)                               such disposal shall be on arm’s length commercial terms (or in the case of paragraph (o)(ii) such disposals are for fair market value from the perspective of the surrendering company);

(B)                               at least 75% of the consideration for such disposal shall be comprised of cash, Cash Equivalent Investments, Marketable Securities or Additional Assets, provided that the aggregate amount of consideration received by way of Marketable Securities shall not (valued as at the relevant time of receipt of any Marketable Securities) at any time exceed £50 million (or its equivalent in other currencies) and provided further that any Cash Equivalent Investments, Marketable Securities and/or Additional Assets acquired pursuant to any such disposal are monetized within 3 months of the expiry of any lock-up arrangement entered into by the relevant member of the Bank Group making such disposal with any third party (where such lock-up arrangement has a term not exceeding 12 months); and

(C)                               in respect of any disposal the fair market value of which exceeds £35 million (or its equivalent in other currencies) no later than 30 days after the date of such disposal, there shall have been delivered to the Facility Agent, a certificate signed by two authorised officers of the Borrower providing brief details of the transaction and certifying (in each case, to the extent applicable) (1) (other than in respect of disposals under paragraph (o)(ii) above) such disposal shall be on arm’s length commercial terms or (in the case of paragraph (o)(ii) such disposals are for fair market value from the perspective of the surrendering company), (2) that not less than 75% of the consideration for such disposal shall be in cash, Cash Equivalent Investments, Marketable Securities or Additional Assets, and (3) to the extent any of the consideration will include Marketable Securities, the name, amount and other brief details of such Marketable Securities.

20.7                        Change of Business

The Ultimate Parent shall procure that no Senior Facilities Obligor or member of the Bank Group shall, without the prior written consent of an Instructing Group or save as otherwise permitted by the terms of this Agreement make any change in the nature of its business as carried on immediately prior to the date of this Agreement, which would give rise to a substantial change in the business of the Bank Group taken as a whole, provided that this Clause 20.7 shall not be breached by a Senior Facilities Obligor or any member of the Bank Group making a disposal permitted by Clause 20.6 (Disposals), an acquisition or investment permitted by Clause 20.13 (Acquisitions and Investments) or entering into any joint venture permitted by Clause 20.9 (Joint Ventures).

20.8                        Mergers

The Ultimate Parent shall procure that no Senior Facilities Obligor or member of the Bank Group shall, without the prior written consent of an Instructing Group, amalgamate, consolidate or merge with any other person unless:

(a)                                  such amalgamation, consolidation or merger is between two Senior Facilities Obligors or a Senior Facilities Obligor and another member of the Group where the Senior Facilities Obligor will be the surviving entity;

(b)                                  such amalgamation, consolidation or merger is between two members of the Bank Group which are not Senior Facilities Obligors;

(c)                                  such amalgamation, consolidation, or merger constitutes an acquisition permitted under Clause 20.13 (Acquisitions and Investments);

(d)                                  any member of the Bank Group liquidates or dissolves in either case on a solvent basis and, with respect to Senior Facilities Obligors, on a basis that is in accordance with the provisions of Clause 20.19 (Solvent Liquidation),

(e)                                  such amalgamation, consolidation or merger is by a Senior Facilities Obligor (the “Original Entity”) into one or more entities (each a “Merged Entity”), provided that:

(i)                                    such Merged Entity is a Senior Facilities Obligor and is liable for the obligations of the relevant Original Entity under the Senior Facilities Agreement and the Senior Facilities Security which remain unaffected thereby and entitled to the benefit of all the rights of such Original Entity;

(ii)                                if required by the Senior Facility Agent, such Merged Entity has entered into one or more Senior Facilities Security Documents which provide security over the same assets of at least an equivalent nature and ranking to the security provided by the relevant Original Entity pursuant to any Senior Facilities Security entered into by them and any possibility of the Security referred to in this paragraph or paragraph (iii) below being challenged or set aside is not greater than any such possibility in relation to the Senior Facilities Security entered into by or in respect of the share capital of any relevant Original Entity;

(iii)                            (if all or any part of the share capital of the relevant Original Entity was charged pursuant to one or more Senior Facilities Security Documents) the equivalent part of the issued share capital of such Merged Entity is charged pursuant to Senior Facilities Security on terms of at least an equivalent nature and ranking as the Senior Facilities Security relating to the shares in the relevant Original Entity; and

(iv)                               the Facility Agent is satisfied (acting reasonably) that all the property and other assets of the relevant Original Entity are vested in the Merged Entity and that the Merged Entity has assumed all the rights and obligations of the relevant Original Entity under all material Necessary Authorisations; and

(f)                                    transactions that are expressly contemplated by the Steps Paper,

provided that in the case of paragraphs (a), (b), (c) and (e) only, no later than 10 Business Days prior to the proposed amalgamation, consolidation or merger a duly authorised officer of the Company shall have delivered to the Facility Agent (in form and substance satisfactory to the Facility Agent, acting reasonably) a certificate verifying compliance with the relevant matters set out in such paragraph and to the extent deemed necessary, the Facility Agent shall have received appropriate advice from counsel in any relevant jurisdiction that such amalgamation, consolidation or merger (1) will not result in the breach of any applicable law or regulation in any material respect and (2) in the case of an amalgamation, consolidation or merger involving a Senior Facilities Obligor, will not have a materially adverse impact upon any of the obligations owed by such Senior Facilities Obligor to the Senior Facilities Finance Parties or upon the Senior Facilities Security granted by such Senior Facilities Obligor under any Senior Facilities Security Document.

20.9                        Joint Ventures

The Ultimate Parent shall procure that no Senior Facilities Obligor or member of the Bank Group shall enter into, make any loans, distributions or other payments to, give any guarantees for the Financial Indebtedness of, or acquire any interest or otherwise invest in, any Joint Venture, other than:

(a)                                  an acquisition of any interest in or any investment in any member of the UKTV Group;

(b)                                  pursuant to any loan or other funding arrangement in accordance with any Existing UKTV Group Loan Stock (including the funding of any undrawn amount thereunder as at the date hereof); or

(c)                                  the acquisition of any interest in or any investment in, any Joint Venture constituting a Business Division Transaction, provided that the Net Proceeds of any such transaction shall be applied in prepayment of the Facilities or retained within the Bank Group; or

(d)                                  any other Joint Venture not contemplated by paragraphs (a) to (c) above, which is engaged in a business substantially the same as or reasonably related or complimentary to, that carried on by the Bank Group and in any financial year, the aggregate of:

(i)                                    all amounts invested or any interests acquired in any Joint Venture by members of the Group; and

(ii)                                any loans made or any guarantees given for Financial Indebtedness of any Joint Venture,

does not exceed 3.25% of Bank Group Consolidated Revenues for the preceding financial year, calculated by reference to the annual financial information for the Bank Group delivered in respect of that preceding financial year of the Bank Group pursuant to Clause 17.1 (Financial Statements), provided that any loans or investments made by way of Asset Passthrough and any payments made in respect of transactions conducted on an arm’s length basis or in the ordinary course of trading with any Joint Venture, shall not be included in the calculation of such amount.

20.10      Transactions with Affiliates

The Ultimate Parent shall procure that no Senior Facilities Obligor or member of the Bank Group shall, without the prior written consent of an Instructing Group, enter into any arrangement, contract or transaction with any other member of the Group which is not a Senior Facilities Obligor, other than:

(a)                                  transactions expressly permitted by the Finance Documents;

(b)                                  transactions between a member of the Bank Group that is not a Senior Facilities Obligor with any other member of the Bank Group that is not a Senior Facilities Obligor;

(c)                                  transactions in the ordinary course of business and either on no worse than arm’s length terms or, where there is no available market by which to assess whether such a transaction is on no worse than arm’s length terms, on terms such that the transaction is financially fair to the relevant Senior Facilities Obligor or, as the case may be, other member of the Bank Group;

(d)                                  transactions with any member of the Group in relation to management services conducted at not less than Cost on behalf of such member of the Group;

(e)                                  tax sharing agreements or arrangements to surrender tax losses and payments made pursuant thereto, to the extent such transactions are not prohibited by this Agreement;

(f)                                    transactions relating to the provision of Intra-Group Services;

(g)                                 transactions to effect either an Asset Passthrough or a Funding Passthrough;

(h)                                 transactions either on terms and conditions (including, without limitation, as to any reasonable fees payable in connection with such transactions) not substantially less favourable to the relevant Senior Facilities Obligor or, as the case may be, other member of the Bank Group than would be obtainable at such time in comparable arm’s length transactions with an entity which is not an Affiliate or, where there is no comparable arm’s length transaction by which to assess whether such a transaction is on terms and conditions not substantially less favourable to the relevant Senior Facilities Obligor or, as the case may be, other member of the Bank Group, on such terms and conditions (including, without limitation, as to any fees payable in connection with such transaction) that the transaction is financially fair to the relevant Obligor or, as the case may be, other member of the Bank Group;

(i)                                    any transaction to which one or more Senior Facilities Obligors and one or more members of the Group who are not Senior Facilities Obligors are party where the sole purpose of such transaction is for such Senior Facilities Obligors and members of the Group to effect a transaction with a person who is not a member of the Group;

(j)                                    insurance arrangements entered into in the ordinary course of business with a Captive Insurance Subsidiary;

(k)                                transactions relating to capital contributions between members of the Group or the amendment of the terms of any loans made by or any convertible unsecured loan stock or other securities issued by any member of the Group to any other member of the Group (whether by way of conversion of loans to convertible unsecured loan stock or vice versa or otherwise) or the capitalisation of, or the waiver of or the repayment of, loans made by or any convertible unsecured loan stock issued by any member of the Group to any other member of the Group;

(l)                                    transactions relating to Excess Capacity Network Services provided that the price payable by any member of the Group in relation to such Excess Capacity Network Services is no less than the Cost incurred by the relevant member of the Bank Group in providing such Excess Capacity Network Services;

(m)                              transactions constituting Subordinated Funding;

(n)                                 transactions constituting Permitted Payments;

(o)                                  any other transaction or arrangement permitted under Clause 20.3 (Loans and Guarantees), Clause 20.4 (Financial Indebtedness), Clause 20.5 (Dividends, Distributions and Share Capital), Clause 20.6 (Disposals), Clause 20.8 (Mergers), Clause 20.9 (Joint Ventures), or Clause 20.13 (Acquisitions and Investments).

20.11      Change in Financial Year

The Ultimate Parent shall procure that neither the Parent nor any Senior Facilities Obligor shall, without the prior consent of the Facility Agent, change the end of its financial year from 31 December.

20.12      Limitations on Hedging

The Ultimate Parent shall procure that no Senior Facilities Obligor or member of the Bank Group shall enter into any Hedging Agreement other than:

(a)                                  the Hedging Agreements listed in Part 6 of Schedule 10 (Existing Hedging Agreements);

(b)                                  Hedging Agreements specifically required under Clause 19.9 (Hedging); or

(c)                                  any Hedging Agreement in respect of spot or forward foreign exchange transactions or currency swaps entered into in connection with such member of the Bank Group’s business, which is not entered into for investment or speculative purposes and, for the avoidance of doubt (subject to the provisions of Clause 20.10 (Transactions with Affiliates), any such Hedging Agreement may be entered into with another member of the Group.

20.13      Acquisitions and Investments

The Ultimate Parent shall procure that no Senior Facilities Obligor or member of the Bank Group shall purchase, subscribe for or otherwise acquire or invest in any shares (or other securities or any interest in it) in, or incorporate, any company or acquire (by subscription or otherwise) or invest in any business or (save in the ordinary course of business) purchase or otherwise acquire any other assets other than:

(a)                                  the purchase of or investment in Cash Equivalent Investments or Marketable Securities (including without limitation by way of consideration in respect of any disposal as contemplated in the proviso to Clause 20.6 (Disposals) and subject to the conditions set out therein);

(b)                                  the incorporation of a company or the acquisition of an “off-the-shelf” company which is or becomes a member of the Bank Group;

(c)                                  any acquisition by any member of the Bank Group in connection with a disposal permitted by the provisions of Clause 20.6 (Disposals) and any acquisition or subscription by a member of the Bank Group of shares issued by a Subsidiary of any Senior Facilities Borrower or a Subsidiary of NTL Communications Limited which in any such case, is a member of the Bank Group which will, after the acquisition of such shares become a wholly owned direct or indirect Subsidiary of the Company or NTL Communications Limited as the case may be, provided that if the other shares of such Subsidiary are subject to existing Senior Facilities Security, either (i) such newly issued shares shall also be subject to Senior Facilities Security (in form and substance substantially similar to any existing Senior Facilities Security or otherwise in such form and substance as may be reasonably required by the Senior Facility Agent) upon their issue or (ii) such shares shall be made subject to Senior Facilities Security (in form and substance substantially similar to any existing Senior Facilities Security or otherwise in such form and substance as may be reasonably required by the Senior Facility Agent) within 10 Business Days of their issue;

(d)                                  the acquisition of any shares in NTL South Herts or the acquisition of any interests in the limited partners of South Hertfordshire United Kingdom Fund, Ltd.;

(e)                                  any acquisition made by a member of the Bank Group pursuant to the implementation of an Asset Passthrough or a Funding Passthrough;

(f)                                    any acquisition expressly contemplated by the Steps Paper;

(g)                                 any acquisition by any member of the Bank Group of any loan receivable, security or other asset by way of capital contribution or in consideration of the issue of any securities or of Subordinated Funding;

(h)                                 any acquisition of shares, assets, revenues or rights arising from an amalgamation, consolidation or merger of a member of the Bank Group with any other person which is permitted by Clause 20.8 (Mergers);

(i)                                    the acquisition of any leasehold interest in any assets which are the subject of a sale and leaseback permitted by the provisions of paragraph (q) of Clause 20.6 (Disposals);

(j)                                    any acquisition of or investment in any Joint Venture permitted by Clause 20.9 (Joint Ventures);

(k)                                any purchase or acquisition of assets or revenues by a member of the Bank Group from a member of the Bank Group, provided that the disposal of such assets or revenues by the relevant member of the Bank Group is permitted under Clause 20.6 (Disposals);

(l)                                    arising from the conversion of any company (the “Original Company”) from one form of organisation into another form of organisation provided that (i) if, prior to the time of such conversion, the Security Trustee under the Senior Facilities Agreement has the benefit of Senior Facilities Security over the shares of such Original Company or such Original Company is a Senior Facilities Obligor, then the Ultimate Parent shall ensure that the Security Trustee under the Senior Facilities is provided with Senior Facilities Security over the equivalent ownership interests in, and substantially all of the assets of, the converted organisation, of at least an equivalent nature and ranking to the Senior Facilities Security previously provided by the Original Company and (ii) the Security Trustee under the Senior Facilities is satisfied that any possibility of the additional Senior Facilities Security referred to in this paragraph being challenged or set aside is not greater than any such possibility in relation to the Senior Facilities Security entered into by or in respect of the share capital of the Original Company;

(m)                              the Baseball Acquisition;

(n)                                 the Alternative Baseball Acquisition, provided that:

(i)                                    the total cash payment for such acquisition (including the assumption of debt) does not exceed £500 million;

(ii)                                at the time of completion of such Alternative Baseball Acquisition, no Event of Default has occurred or in continuing or would occur as a result of such acquisition; and

(iii)                            after giving pro forma effect for such Alternative Baseball Transaction, the Bank Group continue to be in compliance with Clause 18.2 (Ratios);

(o)                                  any acquisition (a “Permitted Acquisition”) of a person carrying on any business similar and/or complementary to the Group (the “Acquiree”), provided that in each case:

(i)                                    no Default is continuing on the closing date for the Permitted Acquisition or would occur as a result of the Additional Acquisition;

(ii)                                the aggregate consideration for the Permitted Acquisition (including any assumed indebtedness, or other assumed actual or contingent liability and any associated fees and expenses) (the “Total Purchase Price”) is funded entirely from (A) the proceeds of New Equity and (B) up to £200 million in aggregate of available cash within the Group or Financial Indebtedness permitted by this Agreement.

(iii)                            the Acquiree has positive earnings before tax, depreciation and amortisation calculated on the same basis as Consolidated Operating Cashflow for the previous financial year ending on the last day of the last financial quarter of the then current financial year of such company or business for which financial statements are available;

(iv)                               in the case of the acquisition of all of the issued share capital of the Acquiree, as soon as reasonably practicable, but in any case within 90 days from the completion of the Permitted Acquisition, the Acquiree (and the acquirer, as applicable) must, to the extent required by Clause 24.12 of the Senior Facilities Agreement, accede as a Senior Facilities Guarantor in accordance with the provisions of Clause 26.2 of the Senior Facilities Agreement;

(v)                                   in the case of the acquisition of a business or undertaking carried on as a going concern of the Acquiree, as soon as reasonably practicable, but in any case within 90 days from the completion of the Permitted Acquisition, the acquirer, to the extent that it is a Senior Facilities Obligor, must give Senior Facilities Security over the assets acquired by executing Senior Facilities Security Documents, in form and substance satisfactory to the Senior Facility Agent and to the extent it becomes a Material Subsidiary, it shall accede to the Senior Facilities Agreement as a Senior Facilities Guarantor in accordance with the provision of Clause 26.2 of the Senior Facilities Agreement;

(vi)                               for any Permitted Acquisition the Total Purchase Price of which is in excess of £100 million, the Ultimate Parent must procure that the Company provides to the Facility Agent (to the extent practicable not later than 5 Business Days prior to the proposed acquisition):

(A)                               copies of all due diligence reports (if any) commissioned by the Company or any relevant member of the Bank Group in respect of the proposed Permitted Acquisition;

(B)                               copies of all sale and purchase documents relating to the proposed Permitted Acquisition, in each case duly executed and delivered by all parties thereto, together with confirmation that all material Authorisations for such acquisition have been made, obtained and are in full force and effect;

(C)                               an updated Budget amended to reflect the proposed Permitted Acquisition; and

(vii)                           the Ultimate Parent will procure that the Company provides to the Facility Agent a certificate signed by the chief financial officer of the Company showing in reasonable detail that:

(A)                               it would have remained in compliance with the obligations under Clause 18 (Financial Condition) if the covenants tested therein were recalculated for the most recent Quarter Date for which quarterly financial information is available, such recalculation to be made by reference to the financial statements of the Acquiree consolidated with the financial statements of the Bank Group for such period on a pro forma basis and as if the consideration for the proposed acquisition had been paid at the start of that relevant testing period ending on that Quarter Date and any borrowings incurred in connection with the acquisition or since the last day of the relevant testing period had been incurred on the first day of the relevant testing period and (to the extent agreed by the Facility Agent, acting reasonably) to any reasonably identifiable cost savings and other synergies which are reasonably expected to result from the Permitted Acquisition; and

(B)                               it will be in compliance with the obligations under Clause 18 (Financial Condition) as at the end of the next Financial Quarter, such compliance to be demonstrated on a pro forma basis by reference to the financial statements of the Acquiree, consolidated with the financial statements of the Bank Group for such period and (to the extent agreed by the Facility Agent, acting reasonably) to any reasonably identifiable cost savings and other synergies which are reasonably expected to result from the Permitted Acquisition; and

(p)                                  acquisitions not falling within paragraphs (a) to (o) above provided that the aggregate consideration for the acquisitions permitted by this paragraph (p) shall not exceed £300 million.

20.14      High Yield Notes

Save to the extent expressly permitted under the terms of the HYD Intercreditor Agreement, without the consent of an Instructing Group, the Ultimate Parent shall procure that:

(a)                                  with respect to NTL Cable only:

(i)                                    it will not transfer any of its rights or obligations under the Existing High Yield Notes or agree any amendment to the Existing High Yield Notes (i) relating to the increase in the amount of or the bringing forward of the date of any payment of principal, interest, fees or other amounts payable thereunder or (ii) changing the currencies in which the Existing High Yield Notes are denominated as at the Merger Closing Date (other than in the case where the United Kingdom becomes a Participating Member State); or

(ii)                                in relation to any High Yield Refinancing permitted under the terms of this Agreement, it will not change any of the original terms under which such High Yield Refinancing was issued, where such terms relate to the conditions of such High Yield Refinancing set out in the definition thereof; or

(b)                                  with respect to the Company, it will not agree any amendment to the guarantee granted by it in respect of obligations of NTL Cable under the Existing High Yield Notes or any guarantee granted in respect of the High Yield Refinancing and which is granted in accordance with the terms of paragraph (c) of Clause 20.4 (Financial Indebtedness), in each case, other than amendments of an administrative or technical nature.

20.15      No Restrictions on Payments

The Ultimate Parent shall procure that no Senior Facilities Obligor or member of the Bank Group shall enter into any agreement, transaction or other arrangement which restricts or attempts to restrict such Obligor or other member of the Bank Group from making any payments or other distributions in cash to any other member of the Bank Group, if any such restriction affects the ability of the Senior Facilities Obligors as a whole to comply with the payment obligations under the Senior Facilities Finance

Documents or is reasonably likely to result in the incurrence of significant costs, or any significant increase in, any costs and expenses payable by or any taxes owing by the Bank Group as a whole or is reasonably likely to result in a significant increase in any taxes in any material amount owing by the Bank Group as a whole, other than pursuant to or as contemplated by the Finance Documents or the Senior Facilities Finance Documents.

20.16      Holdco Covenants

No Obligor shall (and the Ultimate Parent shall procure that no member of the Bridge Group and none of the UK Holdcos shall) trade, carry on any business, own any material assets or incur any material liabilities except for:

(a)                                  the carrying on business of and the provision of administrative services to members of the Bridge Group or the Bank Group of a type customarily provided by, a holding company to its Subsidiaries;

(b)                                  the ownership of shares in its Subsidiaries, intergroup debit balances, intergroup credit balances and other credit balances, in each case in bank accounts and cash, provided that:

(i)                                    any shares held by a UK Holdco in, or any intergroup credit balances owed to a UK Holdco by, a Senior Facilities Obligor shall be:

(A)          subject to Senior Facilities Security; and

(B)           to the extent applicable, subject to the provisions of the HYD Intercreditor Agreement or the Group Intercreditor Agreement; and

(ii)                                any shares held by a member of the Bridge Group in an Obligor shall be subject to Security; and

(iii)                            any obligations in respect of intergroup credit balances owed to a member of the Group by an Obligor shall be expressly subordinated for the benefit of the Finance Parties to the prior payment in full of all sums payable by such Obligor under each of the Finance Documents on terms satisfactory to the Facility Agent, acting reasonably;

(c)                                  any rights and liabilities arising under the Finance Documents, the Senior Facilities Finance Documents, the Existing High Yield Notes, the NTL High Yield Notes, any High Yield Refinancing and the Merger Documents.

(d)                                  having rights and liabilities under any hedging arrangements which are entered into by it pursuant to clause 19.9 (Hedging) of this Agreement;

(e)                                  incurring liabilities for or in connection with Taxes or arising by operation of law;

(f)                                    in respect of any service contracts for any directors or employees of that member of the Bridge Group or that UK Holdco entered into on arm’s length terms;

(g)                                 in respect of any Parent Debt permitted pursuant to Clause 20.18 (Parent Debt);

(h)                                 in respect of activities carried on as at the date of this Agreement by members of the Bridge Group provided that such activities (A) are not carried on by any Parent Entity, (B) do not give rise to any material liability that is recourse to any Parent Entity and (C) are not material in the context of the Bridge Group taken as a whole (and for the purposes of this sub-paragraph (i) ”Parent Entity” means any member of the Bridge Group of which any Senior Facilities Obligor is a direct or indirect Subsidiary);

(i)                                    in respect of transactions that are expressly contemplated by the Steps Paper; and

(j)                                    in the case of the Borrower, in respect of any revolving facility agreement entered into between the Borrower (as borrower), Telewest UK Limited and subsidiaries of Telewest UK Limited, so long as:

(i)                                    the proceeds of any advances made under such revolving facility agreement are applied solely by the Borrower in payment of obligations under the Finance Documents; and

(ii)                                any obligations of the Borrower under such revolving facility agreement are expressly subordinated for the benefit of the Finance Parties to the prior payment in full of all sums payable by the Obligors under each of the Finance Documents on terms satisfactory to the Facility Agent, acting reasonably.

20.17      No Amendments

(a)                                  No Obligor shall (and the Ultimate Parent shall procure that no member of the Bridge Group or the Bank Group shall) amend the Tax Co-operation Agreement (to the extent it is a party thereto) or its constitutional documents, in each case, in a manner which could reasonably be expected to have a Material Adverse Effect other than with the prior written consent of an Instructing Group or where required by law (provided that, in the case of the latter, such amendment could not reasonably be expected to have a Material Adverse Effect);

(b)                                  The Ultimate Parent shall procure that except as permitted by the HYD Intercreditor Agreement and the Group Intercreditor Agreement, no amendment is made to:

(i)                                    any NTL High Yield Notes; or

(ii)                                the Existing High Yield Notes,

in each case, in a manner which could reasonably be expected to have a Material Adverse Effect other than with the prior written consent of the Instructing Group or where required by law.

20.18      Parent Debt

The Ultimate Parent shall not (and shall procure that none of its Subsidiaries (other than a member of the Bank Group) shall) incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness unless the Ultimate Parent can demonstrate by reference to the quarterly financial information for the Group most recently delivered pursuant to Clause 17.1 (Financial Statements) that the Leverage Ratio (adjusted in the case of the Consolidated Net Debt element, to take account of the Financial Indebtedness in question and any other Financial Indebtedness raised by the Ultimate Parent or such Subsidiary since the date of such quarterly financial information) is not more than 4.25:1 for the period of four consecutive financial quarters ended on the last day of the financial quarter in respect of which such quarterly financial information was delivered provided that the foregoing limitations shall not apply to:

(a)                                  any Financial Indebtedness arising under or pursuant to the Senior Facilities Finance Documents;

(b)                                  any Financial Indebtedness incurred (including any such Financial Indebtedness existing as at the date of this Agreement) by any member of the Group (other than a member of the Bank Group) and owed to any other member of the Group;

(c)                                  any Financial Indebtedness incurred by any member of the Group (other than a member of the Bank Group) which, if it had been incurred by a Senior Facilities Borrower at such time, would be permitted to be incurred pursuant to Clause 20.4 (Financial Indebtedness) provided that if any basket or threshold contained in Clause 20.4 (Financial Indebtedness) is utilized by any member of the Group (other than a member of the Bank Group) pursuant to this paragraph (c), such basket or threshold shall be reduced by a corresponding amount and shall thereafter be unavailable for use by any member of the Bank Group;

(d)                                  any Financial Indebtedness incurred by any member of the Group (other than a member of the Bank Group) to refinance all or any part of the Senior Facilities Outstandings, including the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable, in respect of such Senior Facilities Outstandings and any fees, costs and expenses incurred in connection with such refinancing;

(e)                                  the Facilities, the Exchange Notes, the Existing High Yield Notes, any NTL High Yield Notes or any High Yield Refinancings; and

(f)                                    any Financial Indebtedness incurred by any Permitted Joint Venture.

20.19      Solvent Liquidation

(a)                                  No Obligor (for these purposes, as used in this paragraph (a), a “Predecessor Obligor”) shall, without the prior written consent of an Instructing Group, liquidate on a solvent basis (for purposes of this paragraph (a), the “Solvent Liquidation”) unless:

(i)                                    on or prior to the Solvent Liquidation, an entity (for purposes of this paragraph (a), the “Successor Entity”) acquires substantially all of the assets and assumes substantially all of the liabilities of the Predecessor Obligor (for purposes of this paragraph (a), a “Liquidation Transfer”), excluding any rights under contracts that cannot be assigned or liabilities that will be satisfied or released upon the Solvent Liquidation, on an arms’ length basis and for full consideration;

(ii)                                the Successor Entity is organised in the same jurisdiction as that in which the Predecessor Obligor is organised and is an existing Obligor;

(iii)                            the Successor Entity does not incur any additional material liabilities in connection with the Solvent Liquidation other than those which are to be transferred to it by the Predecessor Obligor but which did not arise directly as a result of the Solvent Liquidation;

(iv)                               to the extent previously provided in respect of the shares of the Predecessor Obligor, the Finance Parties are granted a first ranking security interest over the shares of the Successor Entity;

(v)                                   no Event of Default has occurred and is continuing or would arise from the Liquidation Transfer or the Solvent Liquidation; and

(vi)                               immediately after the Solvent Liquidation, the following documents are delivered to the Facility Agent each in a form previously approved by the Facility Agent (acting on the instructions of an Instructing Group):

(1)                                 copies of solvency declarations of the directors of the Successor Entity confirming to the best of their knowledge and belief, that the Successor Entity was balance sheet solvent immediately prior to and after the Solvent Liquidation, accompanied by any report by the auditors or other advisers of the relevant Successor Entity on which such directors have relied for the purposes of giving such declaration;

(2)                                 copies of the resolutions of the Predecessor Obligor and the Successor Entity (to the extent required by law) approving the Liquidation Transfer and/or the Solvent Liquidation (as applicable);

(3)                                 copies of the statutory declarations of the directors of the Predecessor Obligor (to the extent required by law) given in connection with Solvent Liquidation;

(4)                                 a copy of the executed transfer agreement relating to the Liquidation Transfer; and

(5)                                 the legal opinion from the Successor Entity’s counsel confirming (i) the due capacity and incorporation of each of the Successor Entity and the Predecessor Obligor, (ii) the power and authority of the Successor Entity to enter into and perform its obligations under this Agreement and any other Finance Document to which it is a party and (iii) that the transfer agreement giving effect to the Liquidation Transfer is legally binding and enforceable in accordance with its terms.

(b)                                  No Senior Facilities Obligor (for these purposes, as used in this paragraph (b), a “Predecessor Obligor”) shall, without the prior written consent of an Instructing Group, liquidate on a solvent basis (for purposes of this paragraph (b), the “Solvent Liquidation”) unless:

(i)                                    on or prior to the Solvent Liquidation, an entity (for purposes of this paragraph (b), the “Successor Entity”) acquires substantially all of the assets and assumes substantially all of the liabilities of the Predecessor Obligor (for purposes of this paragraph (b), a “Liquidation Transfer”), excluding any rights under contracts that cannot be assigned or liabilities that will be satisfied or released upon the Solvent Liquidation, on an arms’ length basis and for full consideration;

(ii)                                the Successor Entity is organised in the same jurisdiction as that in which the Predecessor Obligor is organised and is either:

(x)           an existing Senior Facilities Obligor; or

(y)         a Subsidiary of the Company that is entitled to become (and subsequently does become) a Senior Facilities Obligor in accordance with the provisions of Clause 26.1 or Clause 26.2 of the Senior Facilities Agreement; and

(iii)                            the Successor Entity does not incur any additional material liabilities in connection with the Solvent Liquidation other than those which are to be transferred to it by the Predecessor Obligor but which did not arise directly as a result of the Solvent Liquidation;

(iv)                               to the extent previously provided in respect of the shares of the Predecessor Obligor, the Finance Parties are granted a first ranking security interest over the shares of the Successor Entity;

(v)                                   no Event of Default has occurred and is continuing or would arise from the Liquidation Transfer or the Solvent Liquidation;

(vi)                               immediately after the Solvent Liquidation, the following documents are delivered to the Senior Facility Agent each in a form previously approved by the Senior Facility Agent (acting on the instructions of a Senior Facilities Instructing Group):

(1)                                 copies of solvency declarations of the directors of the Successor Entity confirming to the best of their knowledge and belief, that the Successor Entity was balance sheet solvent immediately prior to and after the Solvent Liquidation, accompanied by any report by the auditors or other advisers of the relevant Successor Entity on which such directors have relied for the purposes of giving such declaration;

(2)                                 copies of the resolutions of the Predecessor Obligor and the Successor Entity (to the extent required by law) approving the Liquidation Transfer and/or the Solvent Liquidation (as applicable);

(3)                                 copies of the statutory declarations of the directors of the Predecessor Obligor (to the extent required by law) given in connection with Solvent Liquidation;

(4)                                 a copy of the executed transfer agreement relating to the Liquidation Transfer; and

(5)                                 the legal opinion from the Successor Entity’s counsel confirming (i) the due capacity and incorporation of each of the Successor Entity and the Predecessor Obligor, (ii) the power and authority of the Successor Entity to enter into and perform its obligations under this Agreement and any other Finance Document to which it is a party and (iii) that the transfer agreement giving effect to the Liquidation Transfer is legally binding and enforceable in accordance with its terms.

20.20                 ERISA

The Ultimate Parent shall procure that neither any Senior Facilities Obligor nor any ERISA Affiliate shall maintain or contribute to (or have an obligation to contribute to) a Plan subject to Title IV or Section 302 of ERISA and/or Section 412 of the Code or to a Multiemployer Plan which could reasonably be expected to give rise to a material liability to any Senior Facilities Obligor or any Finance Party.

21.                               ACCEDING GROUP COMPANIES

21.1        Acceding Guarantors

(a)                                  The Ultimate Parent shall give the Facility Agent and the Security Trustee not less than 3 Business Days’ prior written notice of the date of intended accession of each of New Intermediate Holdco and DRC to this Agreement as an Acceding Guarantor in accordance with Clause 19.12 (Further Assurance).

(b)                                  The Ultimate Parent shall procure that there is delivered, for the purposes of paragraph (a) above, an Accession Notice duly executed by itself and New Intermediate Holdco or DRC, as applicable, together with the documents set out in Part 2 of Schedule 7 (Accession Documents) and such other documents (including any new Security Documents) as the Facility Agent may reasonably require, in relation to New Intermediate Holdco or DRC, as applicable, all in form and substance satisfactory to the Facility Agent, acting reasonably.

21.2        Acceding Holding Company

If at any time the Ultimate Parent becomes a Subsidiary of a Holding Company, the Ultimate Parent shall ensure that such Holding Company shall, upon becoming the Holding Company of the Ultimate Parent deliver an Accession Notice duly executed by the Holding Company together with the documents set out in Part 2 of Schedule 7 (Accession Documents).

21.3        Assumption of Rights and Obligations

(a)                                  Upon satisfactory delivery of a duly executed Accession Notice to the Facility Agent, together with the other documents required to be delivered under paragraph (b) of Clause 21.1 (Acceding Guarantors), the relevant member of the Bridge Group, the Ultimate Parent, the Obligors and the Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such member of the Bridge Group been an original party to this Agreement as an Original Guarantor, as the case may be.

(b)                                  Upon satisfactory delivery of a duly executed Accession Notice to the Facility Agent, together with the other documents required to be delivered under Clause 21.2 (Acceding Holding Company), the relevant Holding Company, the Obligors and the Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such Holding Company been an original party to this Agreement as the Ultimate Parent, and such Holding Company shall become a party to this Agreement in such capacity.  Simultaneously with such Holding Company becoming a party to this Agreement as aforesaid, the Facility Agent shall release the Ultimate Parent for the time being from its obligations as an Ultimate Parent under this Agreement (other than its obligations as a Guarantor and provider of Security) and such Ultimate Parent shall cease to be a party to this Agreement in such capacity.

22.                               EVENTS OF DEFAULT

Each of Clauses 22.1 (Non-Payment) to Clause 22.16 (Change of Ownership) describes the circumstances which constitute an Event of Default for the purposes of this Agreement.

22.1        Non-Payment

Any Obligor fails to pay any sum due from it under any Finance Document at the time, in the currency and in the manner specified in such Finance Document within (a) 1 Business Day of the due date, in the case of payments of principal where failure to pay was due solely to technical or administrative error in the transmission of funds, (b) 3 Business Days of the due date, in the case of payments of interest, or (c) 5 Business Days of the due date, in respect of payments of any other amounts.

22.2        Covenants

(a)                                  Any Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in Clause 19.1 (Application of Initial Loans), Clause 20.2 (Negative Pledge), Clause 20.3 (Loans and Guarantees), Clause 20.4 (Financial Indebtedness), Clause 20.5 (Dividends, Distributions and Share Capital), Clause 20.8 (Mergers), Clause 20.9 (Joint Ventures) or Clause 20.13 (Acquisitions and Investments).

(b)                                  Any Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in Clause 17 (Financial Information) or sub-paragraph (b)(i) of Clause 19.12 (Further Assurance), paragraphs (a) and (b) of Clause 19.9 (Hedging), and such failure, if capable of remedy is not so remedied within 10 Business Days of the earlier of such Obligor becoming aware of such failure to perform or comply and the Facility Agent having given notice of such failure to the Ultimate Parent.

(c)                                  There is any breach of Clause 18.2 (Ratios).

(d)                                  There is any breach of Clause 20.6 (Disposals), provided that where the failure to comply with any obligation under Clause 20.6 (Disposals) relates to the obligation to deliver a certificate within a specified time period, no Event of Default shall be deemed to have occurred unless the relevant Obligor shall have failed to deliver (or procure the delivery of) the required certificate within such time period and upon request by the Facility Agent for a description of the transactions relating to such certificate which was not delivered, the relevant Obligor fails to provide such details within 10 Business Days after such request.

22.3        Other Obligations

Any Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in any of the Finance Documents (other than any of those referred to in Clauses 22.1 (Non-Payment) and 22.2 (Covenants)) and such failure, if capable of remedy, is not so remedied within 30 days of the earlier of the Ultimate Parent or such Obligor becoming aware of such failure to perform or comply and the Facility Agent having given notice of such failure to the Borrower.

22.4        Misrepresentation

Any representation or statement made or repeated (or procured to be made or repeated) by any Obligor in any Finance Document or in any notice or other document or certificate delivered by it (or procured by it to be delivered) pursuant to a Finance Document is or proves to have been incorrect or misleading in any material respect when made or repeated where the circumstances giving rise to such inaccuracy, if capable of remedy or change are not remedied or do not change within 30 days of the earlier of the Ultimate Parent or the relevant Obligor becoming aware of such circumstances and the Facility Agent having notified the Borrower of such misrepresentation having occurred.

22.5        Cross Default

(a)                                  Any Financial Indebtedness of any member of the Group is not paid when due and payable, after taking into account any applicable grace period;

(b)                                  any Financial Indebtedness of any member of the Group is declared (or is capable of being declared) to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), after taking into account any applicable grace period; or

(c)                                  any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described), provided that no Event of Default will occur under this Clause 22.5:

(i)                                    if the aggregate amount of Financial Indebtedness and/or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than £35 million (or its equivalent in other currencies);

(ii)                                if the circumstance which would otherwise have caused an Event of Default under this Clause 22.5 is being contested in good faith by appropriate action;

(iii)                            if the relevant Financial Indebtedness is cash-collateralised and such cash is available for application in satisfaction of such Financial Indebtedness;

(iv)                               if such Financial Indebtedness is owed by one member of the Group to another member of the Group; or

(v)                                   if such Event of Default arises solely by reason of the failure of any member of the Group to obtain the consent of the lenders under the Existing Credit Facilities to (i) the execution of the Finance Documents, (ii) the exercise of any of its rights or the performance of any of its obligations under the Finance Documents or (iii) any other matter contemplated by the Finance Documents.

22.6        Insolvency

The Ultimate Parent, the Borrower, any Guarantor, the Parent, any Senior Facilities Borrower, any Senior Facilities Obligor that is a Material Subsidiary or (for the purposes of Clause 4.3 only) any Material Subsidiary, is unable to pay its debts as they fall due, ceases or suspends generally the payment of its debts or announces an intention to do so, or makes a general assignment for the benefit of or a composition with its creditors generally or a general moratorium is declared in respect of the Financial Indebtedness of the Ultimate Parent, the Parent, the Borrower, any Guarantor, such Senior Facilities Borrower, such Senior Facilities Obligor or such Material Subsidiary (as applicable).

22.7        Winding-up

After the date of this Agreement, the Ultimate Parent, the Borrower, any Guarantor, the Parent, any Senior Facilities Borrower, any Senior Facilities Obligor that is a Material Subsidiary or (for the purposes of Clause 4.3 only) any Material Subsidiary, takes any corporate action or formal legal proceedings are started and served (not being actions or proceedings which can be demonstrated to the satisfaction of the Facility Agent by providing an opinion of a leading firm of London solicitors (within 30 days of any such action or proceedings having commenced) to that effect, as frivolous, vexatious or an abuse of the process of the court or related to a claim to which such Person has a good defence and which is being vigorously contested by such body) for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets other than where any such legal proceedings in respect of the Ultimate Parent, the Borrower, any Guarantor, the Parent, such Senior Facilities Borrower or such Material Subsidiary either (a)(i) do not relate to the appointment of an administrator and (ii) are stayed or discharged within 30 days from their commencement or (b) relate to a solvent liquidation or dissolution set forth under paragraph (c) of Clause 20.8 (Mergers).

22.8        Execution or Distress

Any execution, distress or attachment is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of the Ultimate Parent, the Borrower, any Guarantor, the Parent, any Senior Facilities Borrower or any Senior Facilities Obligor which is a Material Subsidiary having an aggregate value of more than £35 million (or its equivalent in other currencies) and the same is not discharged within 30 days.

22.9        Similar Events

Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clause 22.6 (Insolvency), 22.7 (Winding-up) or Clause 22.8 (Execution or Distress).

22.10      Repudiation

Any Obligor repudiates any of the Finance Documents to which it is party.

22.11      Illegality

Save as provided in the Reservations, at any time it is or becomes unlawful for any Obligor to perform or comply with any or all of its obligations under any of the Finance Documents to which it is party or any of the obligations of any Obligor under any of the Finance Documents to which it is party are not or cease to be legal, valid and binding except as contemplated by the Reservations and, if capable of remedy, is not remedied within 10 Business Days of the earlier of the Ultimate Parent or such Obligor becoming aware of the relevant illegality and the Facility Agent having given notice of the same to the Borrower.

22.12      Intercreditor Default

Any member of the Group which is party to the Group Intercreditor Agreement or the HYD Intercreditor Agreement fails to comply with its obligations under it and such failure, if capable of remedy, is not remedied within 30 days of the earlier of such member of the Group becoming aware of the relevant failure to comply and the Facility Agent having given notice of the same to the Borrower.

22.13      Revocation of Necessary Authorisations

Any Necessary Authorisation is revoked and where such revocation is reasonably likely to have a Material Adverse Effect, is not replaced within 10 Business Days.

22.14      Material Adverse Effect

Any event or circumstance occurs which would have a Material Adverse Effect.

22.15      Material Proceedings

Any litigation, arbitration or administrative proceeding of or before any court, arbitral body, or agency is commenced against any member of the Group, which is reasonably likely to be adversely determined and which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

22.16      Change of Ownership

(a)                                  After consummation of the Merger and implementation of each of Steps 1 and 2 set out in the page headed “Combination of NTL and Telewest” of the Steps Paper, the Parent, the Company, TCN, any of the Obligors or any of the Senior Facilities Obligors are not direct or indirect wholly owned Subsidiaries of the Ultimate Parent; or

(b)                                  After implementation of each of Steps 3 to 8 set out in the page headed “Post Combination Restructuring – First Alternative (Structure 1)” of the Steps Paper and assuming that the step described in the Steps Paper entitled “Post-Combination Restructuring – Alternative Step 6x (Structure 1)” has not been implemented either:

(i)                                    New UK2 is not a direct or indirect wholly owned subsidiary of the Ultimate Parent;

(ii)                                the Company or TCN ceases to be a direct wholly-owned Subsidiary of New UK2; or

(iii)                            any other Senior Facilities Obligor (other than NTL Cable, New UK or New UK2) ceases to be a direct or indirect wholly-owned Subsidiary of New UK2.

(c)                                  After implementation of each of Steps 3 to 8 set out in the page headed “Post Combination Restructuring – First Alternative (Structure 1)” of the Steps Paper and assuming that the step described in the Steps Paper entitled “Post-Combination Restructuring – Alternative Step 6 x (Structure 1)” has been implemented:

(i)                                    the Company ceases to be a directly wholly owned subsidiary of Parent; or

(ii)                                any of the other Senior Facilities Obligors (other than NTL Cable) ceases to be a direct or indirect wholly-owned subsidiary of the Company.

22.17      Acceleration

Subject to Clauses 22.19 (Vanilla Clean-Up Period) and 22.20 (Baseball Clean-up Period) below, upon the occurrence of an Event of Default and while the same is continuing at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

(a)                                  declare all or any part of the Outstandings to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by any Obligor under the Finance Documents) or declare all or any part of the Outstandings to be due and payable on demand of the Facility Agent; and/or

(b)                                  declare that any unutilised portion of the Facilities shall be cancelled, whereupon the same shall be cancelled and the corresponding Commitments of each Lender shall be reduced to zero; and/or

(c)                                  exercise or direct the Security Trustee to exercise any rights and remedies (including any right to demand cash collateral by deposit in such interest-bearing account as the Facility Agent may specify) to which the Facility Agent, the Security Trustee or the Lenders may be entitled;

provided that, notwithstanding anything to the contrary contained above in this Clause 22.17, upon the occurrence of any Event of Default listed in Clauses 22.9 (Similar Events) or 22.21 (US Bankruptcy) in relation to any US Obligor, all or any part of the Outstandings shall be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by any Obligor under the Finance Documents), any unutilised portion of the Facilities shall be immediately cancelled and the corresponding Commitments of each Lender shall be reduced to zero and the Facility Agent may exercise or direct the Security Trustee to exercise any rights and remedies (including any right to demand cash collateral by deposit in such interest-bearing account as the Facility Agent may specify) to which the Facility Agent, the Security Trustee or the Lenders may be entitled.

22.18      Repayment on Demand

If, pursuant to paragraph (a) of Clause 22.17 (Acceleration), the Facility Agent declares all or any part of the Outstandings to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

(a)                                  require repayment of all or the relevant part of the Outstandings on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Parent or any Obligor under the Finance Documents) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

(b)                                  select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of 3 months or less.

22.19      Vanilla Clean-Up Period

If, during the Vanilla Clean-up Period, any matter or circumstance exists in respect of any member of the Telewest Group which would, but for the provisions of this Clause 22.19, constitute a breach of any representation under Clause 16 (Representations and Warranties), the breach of any covenant specified in Clauses 19.10 (Pension Plans), 20.2 (Negative Pledge), 20.3 (Loans and Guarantees), 20.4 (Financial Indebtedness), 20.8 (Mergers), 20.9 (Joint Ventures), 20.10 (Transactions with Affiliates) and 20.13 (Limitations on Hedging) or an Event of Default by reason of Clause 22.5 (Cross Default), then such misrepresentation, breach of covenant or Event of Default shall not give rise to a Default or Event of Default unless:

(a)                                  NTL or any of its Subsidiaries (excluding for these purposes any member of the Telewest Group) has procured or specifically approved a breach of such representations or covenants by a member of the Telewest Group; or

(b)                                  the matter or circumstance constitutes a Material Adverse Effect; or

(c)                                  such matter or circumstance continues to exist after the expiry of the Vanilla Clean-up Period; or

(d)                                  the breach is capable of remedy and NTL or the relevant member of the Telewest Group is aware of the relevant circumstances at the time but fails to take appropriate steps to remedy the same, provided that any matter contained in this Clause 22.19 shall be without prejudice to the rights of the Lender in respect of any breach of representation, covenant or default which continues to exist or arises after the expiry of the Vanilla Clean-Up Period.

22.20      Baseball Clean-Up Period

If, during the Baseball Clean-up Period, any matter or circumstance exists in respect of any member of the Baseball Group which would, but for the provisions of this Clause 22.20, constitute a breach of any representation under Clause 16 (Representations and Warranties), the breach of any covenant specified in Clauses 19.10 (Pension Plans), 20.2 (Negative Pledge), 20.3 (Loans and Guarantees), 20.4 (Financial Indebtedness), 20.8 (Mergers), 20.9 (Joint Ventures), 20.10 (Transactions with Affiliates) and 20.13 (Limitations on Hedging) or an Event of Default by reason of Clause 22.5 (Cross Default), then such misrepresentation, breach of covenant or Event of Default shall not give rise to a Default or Event of Default unless:

(a)                                  the Ultimate Parent or any of its Subsidiaries (excluding for these purposes any member of the Baseball Group) has procured or specifically approved a breach of such representations or covenants by a member of the Baseball Group; or

(b)                                  the matter or circumstance constitutes a Material Adverse Effect; or

(c)                                  such matter or circumstance continues to exist after the expiry of the Baseball Clean-up Period; or

(d)                                  the breach is capable of remedy and the Baseball Bidcos are aware of the relevant circumstances at the time but fail to take appropriate steps to remedy the same,

provided that any matter contained in this Clause 22.20 shall be without prejudice to the rights of the Lender in respect of any breach of representation, covenant or default which continues to exist or arises after the expiry of the Baseball Clean-Up Period.

22.21      US Bankruptcy

Notwithstanding Clause 22.17 (Acceleration), if any Obligor shall commence a voluntary case concerning itself under the US Bankruptcy Code, or an involuntary case is commenced against any Obligor and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case, or a custodian (as defined in the US Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Obligor, or any order of relief or other order approving any such case or proceeding is entered, the Facilities shall cease to be available and all Initial Loans shall become immediately due and payable, in each case automatically and without any further action by any party hereto.

23.                               DEFAULT INTEREST

23.1        Consequences of Non-Payment

If any sum due and payable by any Obligor under this Agreement is not paid on the due date therefor in accordance with the provisions of Clause 28 (Payments) or if any sum due and payable by an Obligor pursuant to a judgment of any court in connection with this Agreement is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the Business Day on which the obligation of such Obligor to pay the Unpaid Sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period (which shall be a Business Day) and the duration of each of which shall (except as otherwise provided in this Clause 23) be selected by the Facility Agent.

23.2        Default Rate

During each such period relating thereto as is mentioned in Clause 23.1 (Consequences of Non-Payment) the Initial Loans and any Unpaid Sum shall bear interest at the rate per annum which is the sum from time to time of 2%, the Applicable Margin, the Associated Costs Rate (if applicable) at such time and LIBOR on the Quotation Date therefor, provided that:

(a)                                  if, for any such period, LIBOR cannot be determined, the rate of interest applicable to each Lender’s portion of such Unpaid Sum shall be the rate per annum which is the sum of 2%, the Applicable Margin, (as aforesaid), and the Associated Costs Rate at such time and the rate per annum that shall be notified to the Facility Agent by such Lender as soon as practicable after the beginning of such period as being that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Unpaid Sum during such period; and

(b)                                  if any Unpaid Sum is all or part of an Initial Loan which became due and payable on a day other than the last day of an Interest Period relating thereto, the first Interest Period applicable to it shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest applicable thereto from time to time during such Interest Period shall be that which exceeds by 2% the rate which would have been applicable to it had it not so fallen due.

23.3        Maturity of Default Interest

Any interest which shall have accrued under Clause 23.2 (Default Rate) in respect of the Initial Loans and any Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such sum at the end of the period by reference to which it is calculated or on such other dates as the Facility Agent may specify by written notice to such Obligor.

23.4        Construction of Unpaid Sum

Any Unpaid Sum shall (for the purposes of this Clause 23 (Default Interest), Clause 13 (Increased Costs), Clause 26 (Borrowers’ Indemnities) and Schedule 6 (Associated Costs Rate)) be treated as a loan and accordingly in those provisions the term “Initial Loan” includes any Unpaid Sum and the term “Interest Period”, in relation to an Unpaid Sum, includes each such period relating thereto as is mentioned in Clause 23.1 (Consequences of Non-Payment).

24.                               GUARANTEE AND INDEMNITY

24.1        Guarantee

With effect from the Merger Closing Date or if later, the date on which it accedes to this Agreement in such capacity, each Guarantor irrevocably and unconditionally guarantees, jointly and severally, to each of the Finance Parties the due and punctual payment by the Borrower of all sums payable by it under each of the Finance Documents and agrees that promptly on demand it will pay to the Facility Agent each and every sum of money which the Borrower is at any time liable to pay to any Finance Party under or pursuant to any Finance Document and which has become due and payable but has not been paid at the time such demand is made.

24.2        Indemnity

With effect from the Merger Closing Date, or if later, the date upon which it accedes to this Agreement in such capacity, each Guarantor irrevocably and unconditionally agrees, jointly and severally, as primary obligor and not only as surety, to indemnify and hold harmless each Finance Party on demand by the Facility Agent from and against any loss incurred by such Finance Party as a result of any of the obligations of the Borrower under or pursuant to any Finance Document being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever (whether or not known to that Finance Party or any other person) the amount of such loss being the amount which the Finance Party suffering it would otherwise have been entitled to recover from the Borrower.

24.3        Continuing and Independent Obligations

The obligations of each Guarantor under this Agreement shall constitute and be continuing obligations which shall not be released or discharged by any intermediate payment or settlement of all or any of the obligations of the Borrower under the Finance Documents, shall continue in full force and effect until the unconditional and irrevocable payment and discharge in full of all amounts owing by the Borrower under each of the Finance Documents and are in addition to and independent of, and shall not prejudice or merge with, any other security (or right of set-off) which any Finance Party may at any time hold in respect of such obligations or any of them.

24.4        Avoidance of Payments

Where any release, discharge or other arrangement in respect of any obligation of the Borrower, or any Security held by any Finance Party therefor, is given or made in reliance on any payment or other disposition which is avoided or must be repaid (whether in whole or in part) in an insolvency, liquidation or otherwise and whether or not any Finance Party has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid (in whole or in part), the provisions of this Clause 24 shall continue as if such release, discharge or other arrangement had not been given or made.

24.5        Immediate Recourse

None of the Finance Parties shall be obliged, before exercising or enforcing any of the rights conferred upon them in respect of the Guarantors by this Agreement or by Law, to seek to recover amounts due from the Borrower or to exercise or enforce any other rights or Security any of them may have or hold in respect of any of the obligations of the Borrower under any of the Finance Documents.

24.6        Waiver of Defences

Neither the obligations of the Guarantors contained in this Agreement nor the rights, powers and remedies conferred on the Finance Parties in respect of the Guarantors by this Agreement or by Law shall be discharged, impaired or otherwise affected by:

(a)                                  the winding-up, dissolution, administration or re-organisation of the Borrower or any other person or any change in the status, function, control or ownership of the Borrower or any such person;

(b)                                  any of the obligations of the Borrower or any other person under any Finance Document or any Security held by any Finance Party therefor being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)                                  any time or other indulgence being granted to or agreed (i) to or with the Borrower or any other person in respect of its obligations or (ii) in respect of any security granted under any Finance Documents;

(d)                                  unless otherwise agreed, any amendment to, or any variation, waiver or release of, any obligation of, or any Security granted by, the Borrower or any other person under any Finance Document;

(e)                                  any total or partial failure to take, or perfect, any Security proposed to be taken in respect of the obligations of the Borrower or any other person under the Finance Documents;

(f)                                    any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any security held by any Finance Party in respect of the Borrower’s obligations under any Finance Document; or

(g)                                 any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of any of the Guarantors under this Agreement or any of the rights, powers or remedies conferred upon the Finance Parties or any of them by this Agreement or by Law.

24.7        No Competition

Until all amounts which may become payable by the Borrower under or in connection with the Finance Documents have been paid in full, any rights which any Guarantor may at any time have by way of contribution or indemnity in relation to any of the obligations of the Borrower under any of the Finance Documents or to claim or prove as a creditor of the Borrower or any other person or its estate in competition with the Finance Parties or any of them, shall be exercised by such Guarantor only if and to the extent that the Facility Agent so requires and in such manner and upon such terms as the Facility Agent may specify and each Guarantor shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the Facility Agent for application in or towards payment of any sums at any time owed by the Borrower under any of the Finance Documents as if such moneys, rights or security were held or received by the Facility Agent under this Agreement.

24.8        Appropriation

To the extent any Finance Party receives any sum from any Guarantor in respect of the obligations of any of the other Obligors under any of the Finance Documents which is insufficient to discharge all sums which are then due and payable in respect of such obligations of such other Obligors, such Finance Party shall not be obliged to apply any such sum in or towards payment of amounts owing by such other Obligor under any of the Finance Documents, and any such sum may, in the relevant Finance Party’s discretion, be credited to a suspense or impersonal account and held in such account pending the application from time to time (as the relevant Finance Party may think fit) of such sums in or towards the discharge of such liabilities owed to it by such other Obligor under the Finance Documents as such Finance Party may select provided that such Finance Party shall promptly make such application upon receiving sums sufficient to discharge all sums then due and payable to it by such other Obligor under the Finance Documents.

24.9                        Limitation of Guarantees Generally

The guarantees provided by each of the Guarantors shall be limited to the amount permissible under the Existing High Yield Notes until Step 5 under the Steps Paper has occurred.

24.10      Limitation of Liabilities of United States Guarantors

Each US Guarantor and each of the Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 24) hereby confirms its intention that this guarantee should not constitute a fraudulent transfer or conveyance for the purposes of any bankruptcy, insolvency or similar law, the United States Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law.  To effectuate the foregoing intention, each US Guarantor and each of the Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 24) hereby irrevocably agrees that its obligations under this Clause 24 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such US Guarantor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such US Guarantor and the other Guarantors, result in the obligations of such US Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

25.                               AGENTS

25.1        Appointment of the Facility Agent

Each of the other Finance Parties appoints the Facility Agent to act as its agent under and in connection with the Finance Documents and authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically delegated to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2        Duties of the Facility Agent

(a)                                  The Facility Agent shall promptly inform each Lender of the contents of any notice or document received by it in its capacity as Facility Agent from the Parent or any of the Obligors under the Finance Documents.

(b)                                  The Facility Agent shall promptly notify the Lenders of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document upon becoming aware of the same.

(c)                                  If so instructed by an Instructing Group, the Facility Agent shall refrain from exercising any power or discretion vested in it as agent under any Finance Document.

(d)                                  The duties of the Facility Agent under the Finance Documents are, save to the extent otherwise expressly provided, solely mechanical and administrative in nature.

25.3        Role of the Bookrunners and the Arrangers

Except as specifically provided in the Finance Documents, none of the Bookrunners or the Arrangers shall have any obligations of any kind to any other party under or in connection with any Finance Document.

25.4        No Fiduciary Duties

(a)                                  Nothing in the Finance Documents constitutes the Facility Agent or any of the Arrangers as a trustee or fiduciary of any other person.

(b)                                  Neither the Facility Agent nor any of the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5        Business with the Group

Any of the Facility Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6        Discretion of the Facility Agent

(a)                                  The Facility Agent may rely on:

(i)                                    any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                  The Facility Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)                                    no Default has occurred;

(ii)                                any right, power, authority or discretion vested in this Agreement upon any party, the Lenders or an Instructing Group has not been exercised; and

(iii)                            any notice or request made by the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                  The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                  The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

25.7        Instructing Group’s Instructions

(a)                                  Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) act in accordance with any instructions given to it by an Instructing Group (or, if so instructed by an Instructing Group, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) shall not be liable to any Finance Party for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of an Instructing Group.

(b)                                  Unless a contrary indication appears in a Finance Document, any instructions given by an Instructing Group will be binding on all the Finance Parties.

(c)                                  The Facility Agent may refrain from acting in accordance with the instructions of an Instructing Group or, if appropriate, the Lenders until it has received such security or collateral as it may require for any cost, loss or liability which it may incur in complying with such instructions.

(d)                                  In the absence of instructions from an Instructing Group or, if appropriate, the Lenders, the Facility Agent may act (or refrain from taking action) as it considers to be in the best interests of the Lenders.

(e)                                  The Facility Agent shall not be authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document without first obtaining the Lender’s consent to do so.

25.8        No Responsibility

None of the Facility Agent or the Arrangers shall be:

(a)                                  responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Finance Party, an Obligor, the Company or any other person in or in connection with any Finance Document, including the Information Memoranda, the Agreed Business Plan and any Budget; or

(b)                                  responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9        Exclusion of Liability

(a)                                  Without limiting paragraph (b) of this Clause, the Facility Agent will not be liable to any Finance Party for any action taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.

(b)                                  Each of the Lenders agrees that it will not take any proceedings, or assert or seek to assert any claim, against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and agrees that any officer, employee or agent of the Facility Agent may enforce this provision.

(c)                                  The Facility Agent will not be liable for any failure to notify any person of any matter referred to in Clause 17.8 (Notifications) or any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all reasonable steps to comply with Clause 17.8 (Notifications) and taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

25.10      Lender’s Indemnity

Each Lender shall (in its relevant Proportion (as determined at all times for these purposes in accordance with paragraph (c) of the definition of “Proportion”) indemnify the Facility Agent from time to time on demand by the Facility Agent against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of its negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless it has been reimbursed therefor by an Obligor pursuant to the terms of the Finance Documents).

25.11      Resignation

(a)                                  The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or the State of New York as successor Facility Agent by giving notice to the Lenders and the Borrower.

(b)                                  The Facility Agent may resign without having designated a successor as agent under paragraph (a) above (and shall do so if so required by an Instructing Group) by giving notice to the Lenders and the Borrower, in which case an Instructing Group may appoint a successor Facility Agent (acting through an office in the United Kingdom or the State of New York), approved by the Borrower, acting reasonably.  If an Instructing Group has not appointed a successor Facility Agent in accordance with this paragraph (b) within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent (acting through an office in the United Kingdom or the State of New York), approved by the Borrower, acting reasonably.

(c)                                  The retiring Facility Agent shall, at the Borrower’s cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(d)                                  The resignation notice of the Facility Agent shall only take effect upon the appointment of a successor Facility Agent.

(e)                                  Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25.  The Facility Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if such successor Facility Agent had been an original party as Facility Agent.

25.12      Confidentiality

(a)                                  The Facility Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                  If information is received by another division or department of the Facility Agent it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)                                  Notwithstanding any other provision of any Finance Document to the contrary, the Finance Parties are not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any Law.

(d)                                  Notwithstanding any other provision of any Finance Document, the parties (and each employee, representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

25.13      Facility Office

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.14      Lenders’ Associated Costs Details

To the extent applicable, each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Associated Costs Rate in accordance with Schedule 6 (Associated Costs Rate).

25.15      Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied (or procured to be supplied) by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Bookrunners and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                  the financial condition, status and nature of each member of the Group;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                  whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                  the adequacy, accuracy and/or completeness of the Information Memoranda, the Agreed Business Plan and each Budget and any other information provided by the Facility Agent, the Bookrunners, the Arrangers or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16      Deduction from Amounts Payable by the Facility Agent

If any amount is due and payable by any party to the Facility Agent under any Finance Document the Facility Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that party shall be regarded as having received such payment without any such deduction.

25.17                 Obligors’ Agent

(a)                                  Each Obligor irrevocably authorises the Ultimate Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)                                    the Ultimate Parent on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions to execute on its behalf any Finance Document and to enter into any agreement in connection with the Finance Documents notwithstanding that the same may affect such Obligor, without further reference to or the consent of such Obligor; and

(ii)                                each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Ultimate Parent on its behalf, and in each such case such Obligor will be bound thereby as though the Company or such Obligor itself had supplied such information, given such notice and instructions, executed such Finance Document and agreement or received any such notice, demand or other communication.

(b)                                  Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Obligors’ Agent under any Finance Document, or in connection with this Agreement (whether or not known to any Obligor and whether occurring before or after such person became party to this Agreement), shall be binding for all purposes on all Obligors as if the Obligors had expressly made, given or concurred with the same.  In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

25.18      Co-operation with the Facility Agent

Each Lender and each Obligor will co-operate with the Facility Agent to complete any legal requirements imposed on the Facility Agent in connection with the performance of its duties under this Agreement and shall supply any information requested by the Facility Agent in connection with the proper performance of those duties provided that no Obligor shall be under any obligation to provide any information the supply of which would be contrary to any confidentiality obligation binding on any member of the Group or prejudice the retention of legal privilege in such information and provided further no Obligor shall (and the Ultimate Parent shall procure that no member of the Bridge Group or the Bank Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group.

25.19      “Know your client” checks

Nothing in this Agreement shall oblige any of the Facility Agent or the Arrangers to carry out any “know your client” or other applicable anti-money laundering checks in relation to the identity of any person on behalf of any Lender and each Lender confirms to the each of the Facility Agent, the Bookrunners and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any other person.

25.20      US Paying Agent

The Facility Agent may delegate to any of its affiliates or appoint one or more agents in the US for the purposes of facilitating any payments required to be made to the Borrower under this Agreement (and the Borrower has the right to consent to such delegation (if not to an affiliate of the Facility Agent). Any such delegation or appointment may be made upon such terms and conditions (including the power to sub-delegate or appoint any sub-agents) and subject to such restrictions as the Facility Agent and the Borrower may think fit in the interests of the Finance Parties and the Facility Agent shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate, sub-delegate, agent or sub-agent.  The Facility Agent and the Borrower may agree, without the prior consent of any other person, such amendments which are of an administrative or technical nature, as may be necessary for the purposes of giving effect to any such delegation or appointment and such amendments, once made, shall be binding on each of Finance Parties.

26.                               BORROWERS’ INDEMNITIES

26.1        General Indemnities

With effect from the Merger Closing Date, the Borrower undertakes to indemnify:

(a)                                  each of the Finance Parties against any out-of-pocket cost, claim, loss, expense (including legal fees) or liability, which any of them may sustain or incur as a consequence of the occurrence of any Default; and

(b)                                  each Lender against any out-of-pocket loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Initial Loan, in each case requested by the Borrower under this Agreement but not made by reason of the operation of any one or more of the provisions of this Agreement (save as a result of such Lender’s own gross negligence or wilful default).

26.2        Break Costs

(a)                                  The Borrower shall, within 3 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of any Initial Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Initial Loan or Unpaid Sum.

(b)                                  Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

27.                               CURRENCY OF ACCOUNT

27.1        Currency

Dollars is the currency of account and payment for each and every sum at any time due from any Obligor under this Agreement provided that:

(a)                                  each repayment of any Outstandings or Unpaid Sum (or part of it) shall be made in the currency in which those Outstandings or Unpaid Sum are denominated on their due date;

(b)                                  interest shall be payable in the currency in which the sum in respect of which such interest is payable was denominated when that interest accrued;

(c)                                  each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

(d)                                  each payment pursuant to Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased Costs) shall be made in the currency specified by the Finance Party claiming under it, acting reasonably.

27.2        Currency Indemnity

If any sum due from any Obligor under this Agreement or any order or judgment given or made in relation to this Agreement has to be converted from the currency (the “first currency”) in which the same is payable under this Agreement or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against such Obligor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Agreement, the Borrower agrees, with effect from the Merger Closing Date, to indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered or incurred as a result of any discrepancy between (x) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (y) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency at the time of receipt of the sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

28.                               PAYMENTS

28.1        Payment to the Facility Agent

On each date on which this Agreement requires an amount to be paid by any Obligor or any of the Lenders under this Agreement, such Obligor or, as the case may be, such Lender shall make the same available to the Facility Agent by payment in same day funds (or such other funds as may for the time being be customary for the settlement of transactions in the relevant currency) to such account or bank as the Facility Agent (acting reasonably) may have specified for this purpose and any such payment which is made for the account of another person shall be made in time to enable the Facility Agent to make available such person’s portion of it to such other person in accordance with Clause 28.2 (Same Day Funds).

28.2        Same Day Funds

Save as otherwise provided in this Agreement, each payment received by the Facility Agent for the account of another person shall be made available by the Facility Agent to such other person (in the case of a Lender, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in a Participating Member State or London (or for payments in Dollars, in the applicable financial centre) as such person shall have previously notified to the Facility Agent for this purpose.

28.3        Clear Payments

Any payment required to be made by any Obligor under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of, and without any deduction for or on account of, any set-off or counterclaim.

28.4        Partial Payments

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by any Obligor under the Finance Documents, the Facility Agent shall, unless otherwise instructed by an Instructing Group, apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)                                  first, in payment in or towards payment pro rata of any unpaid fees, costs and expenses incurred by the Facility Agent under the Finance Documents;

(b)                                  secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under any Finance Document;

(c)                                  thirdly, in or towards payment pro rata of any principal due but unpaid under any Finance Document; and

(d)                                  fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents,

and such application shall override any appropriation made by an Obligor.

28.5        Indemnity

Where a sum is to be paid under the Finance Documents to the Facility Agent for the account of another person, the Facility Agent shall not be obliged to make the same available to that other person (or to enter into or perform any exchange contract in connection therewith) until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum (or the proceeds of such exchange contract) was (or were) so made available shall on request refund the same to the Facility Agent, together with an amount sufficient to indemnify and hold harmless the Facility Agent from and against any cost or loss it may have suffered or incurred by reason of its having paid out such sum (or the proceeds of such exchange contract) prior to its having received such sum.  This indemnity shall only apply to the Obligors with effect from the Merger Closing Date.

28.6        Notification of Payment

Without prejudice to the liability of each party to this Agreement to pay each amount owing by it under this Agreement on the due date therefor, whenever a payment is expected to be made by any of the Finance Parties or the Facility Agent shall give notice prior to the expected date for such payment, notify all such Finance Parties of the amount, currency and timing of such payment.

28.7        Business Days

(a)                                  Any payment which is due to be made on a day that is not a Business Day shall be made on the immediately succeeding Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not).

(b)                                  During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement, interest is payable on such amount at the rate payable on the original due date.

29.                               SET-OFF

29.1        Right to Set-off

With effect from the Merger Closing Date, each of the Obligors authorises each Lender to apply any credit balance to which such Obligor is entitled on any account of such Obligor with that Lender in satisfaction of any sum due and payable from such Obligor to such Lender under this Agreement but unpaid; for this purpose, each Lender is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

29.2        No Obligation

No Lender shall be obliged to exercise any right given to it by Clause 29.1 (Right to Set-Off).

30.                               SHARING AMONG THE FINANCE PARTIES

30.1        Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any Obligor other than in accordance with Clause 28 (Payments) and applies that amount to a payment due under the Finance Documents then:

(a)                                  the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)                                  the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28.4 (Partial Payments), without taking account of any tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Finance Party shall, within 3 Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.4 (Partial Payments).

30.2        Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and shall distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.4 (Partial Payments).

30.3        Recovering Finance Party’s Rights

(a)                                  On a distribution by the Facility Agent under Clause 30.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                  If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4        Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                  each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of Payments) shall, upon the request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its share of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                  that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Parent or the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

30.5        Exceptions

(a)                                  This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                                  A Recovering Finance Party is not obliged to share with any other Finance Party under this Clause 30, any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                    it notified such other Finance Party of the legal or arbitration proceedings; and

(ii)                                such other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice of it or did not take separate legal or arbitration proceedings.

31.                               CALCULATIONS AND ACCOUNTS

31.1        Day Count Convention

Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 365 days (in the case of amounts denominated in Sterling) or 360 days (in the case of amounts denominated in any other currency) (as appropriate or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed and any Tax Deductions required to be made from any payment of interest shall be computed and paid accordingly.

31.2        Reference Banks

Save as otherwise provided in this Agreement, on any occasion a Reference Bank or Lender fails to supply the Facility Agent with an interest rate quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Facility Agent.

31.3        Maintain Accounts

Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it under this Agreement.

31.4        Control Accounts

The Facility Agent, acting for this purpose as an agent of the Obligors, shall maintain on its books a control account or accounts in which shall be recorded:

(a)                                  the principal amount of any Initial Loan or Unpaid Sum;

(b)                                  the amount of all principal, interest and other sums due or to become due from each of the Obligors to any of the Lenders under the Finance Documents and each Lender’s share in it; and

(c)                                  the amount of any sum received or recovered by the Facility Agent under this Agreement and each Lender’s share in it.

31.5        Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 31.4 (Control Accounts) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.  The Obligors may treat each person whose name is registered in the control accounts pursuant to Clause 31.4 (Control Accounts) as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary.

31.6        Certificate of Finance Party

A certificate of a Finance Party as to the amount for the time being required to indemnify it against any Tax Liability pursuant to Clause 12.3 (Tax Indemnity) or any Increased Cost pursuant to Clause 13.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

31.7        Certificate of the Facility Agent

A certificate of the Facility Agent as to the amount at any time due from the Borrower under this Agreement (or the amount which, but for any of the obligations of the Borrower under this Agreement being or becoming void, unenforceable or ineffective, at any time, would have been due from the Borrower under this Agreement) shall, in the absence of manifest error, be prima facie evidence for the purposes of Clause 24 (Guarantee and Indemnity).

32.                               ASSIGNMENTS AND TRANSFERS

32.1        Successors and Assignees

This Agreement shall be binding upon and enure to the benefit of each party to this Agreement and its or any subsequent successors, permitted assignees and Transferees.

32.2        Assignment or Transfers by Obligors

Other than pursuant to the requirements of Clause 3.2 (Conditions Subsequent), none of the rights, benefits and obligations of an Obligor under this Agreement shall be capable of being assigned or transferred and each Obligor undertakes not to seek to assign or transfer any of its rights, benefits and obligations under this Agreement in each case, other than to another Obligor and, in each case, provided that no Event of Default is continuing or would arise as a result of such assignment or transfer.

32.3        Assignments or Transfers by Lenders

(a)                                  Any Lender may, at any time, assign all or any of its rights and benefits under the Finance Documents in accordance with Clause 32.4 (Assignments) or transfer all or any of its rights, benefits and obligations under the Finance Documents in accordance with Clause 32.5 (Transfer Deed), subject to the prior approval of the Facility Agent (such approval not to be unreasonably withheld) and provided that:

(i)                                    the prior consultation of the Borrower shall be required in respect of any assignment or transfer arising as part of the primary syndication of the Facilities; and

(ii)                                the prior consent of the Borrower, in its sole discretion, is received in respect of any assignment or transfer made prior to the Merger Closing Date:

(1)                                 that is made by an Arranger (or the affiliate of an Arranger which is a Lender) and that would directly result in the Arrangers (or the affiliates of the Arrangers which are Lenders) holding, in the aggregate, less than 50.1% of the Available Facilities); and

(2)                                 that is made by an Arranger (or the affiliate of an Arranger which is a Lender), other than an assignment or transfer to a Senior Facilities Finance Party,

provided that such consent shall be deemed to have been given if not declined in writing within 10 Business Days of a written request by any Lender to the Borrower.

(b)                                  No Lender shall be entitled to:

(i)                                    effect any assignment or transfer which would result in it or the proposed assignee or transferee holding an aggregate participation of more than zero but less than $1,000,000 in the Facilities, save that an assignment or transfer may be made to or by a trust, fund or other non-bank entity which customarily participates in the institutional market which would result in such entity holding an aggregate participation of at least $500,000 in the Facilities;

(ii)                                in relation to any sub-participation of its rights and obligations under the Facilities, relinquish some or all of its voting rights in respect of the Facilities to any person in respect of any such sub-participation other than voting rights in respect of the matters referred to in paragraphs (b), (c), (d) or (e) of Clause 38.2 (Consent).

(c)                                  If:

(i)                                    any sum payable to any Lender by an Obligor is required to be increased under Clause 12.1 (Tax Gross-up);

(ii)                                a Lender claims indemnification from the Borrower under the provisions of Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased Costs); or

(iii)                            any Lender becomes a Non-Funding Lender,

the Borrower may within 90 days of such requirement or position being notified to it, request that such Lender assigns or transfers all of its rights and obligations under this Agreement at par to any person selected by the Borrower that has agreed to accept such assignment or transfer, and such Lender shall effect such assignment or transfer within 10 Business Days of such request.

(d)                                  For the purposes of satisfying the minimum hold requirement set out in paragraph (b) of this Clause 32.3, any participations held by funds advised and/or managed by a common entity may be aggregated.

(e)                                  Notwithstanding any provision of this Clause 32.3 (Assignments or Transfers by Lenders), no assignment or transfer shall be effective until the transfer is recorded in the control accounts pursuant to Clause 31.4 (Control Accounts).

32.4        Assignments

If any Lender wishes to assign all or any of its rights and benefits under the Finance Documents, unless and until the relevant assignee has agreed with the other Finance Parties that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Finance Documents as a Lender, such assignment shall not become effective and the other Finance Parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party to this Agreement.

32.5        Transfer Deed

(a)                                  If any Lender wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents, such transfer may be effected by novation through the delivery to the Facility Agent of a duly completed and duly executed Transfer Deed.

(b)                                  The Facility Agent shall only be obliged to execute a Transfer Deed delivered to it pursuant to paragraph (a) above, upon its satisfaction with the results of all “know your client” or other applicable anti-money laundering checks relating to the identity of any person that it is required to carry out in relation to such Transferee.

(c)                                  Upon its execution of the Transfer Deed pursuant to paragraph (b) above on the later of the Transfer Date specified in such Transfer Deed and the fifth Business Day after (or such earlier Business Day endorsed by the Facility Agent on such Transfer Deed falling on or after) the date of execution of such Transfer Deed by the Facility Agent:

(i)                                    to the extent that in such Transfer Deed the Lender party to it seeks to transfer its rights, benefits and obligations under the Finance Documents, each of the Obligors and such Lender shall be released from further obligations towards one another under the Finance Documents to that extent and their respective rights against one another shall be cancelled to that extent (such rights and obligations being referred to in this Clause 32.5 as “discharged rights and obligations”);

(ii)                                each of the Obligors and the Transferee party to it shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Lender;

(iii)                            the other Finance Parties and the Transferee shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to the Finance Documents as a Lender with the rights, benefits and obligations acquired or assumed by it as a result of such transfer;

(iv)                               all payments due hereunder from any Obligor shall be due and payable to such Transferee and not to the transferring Lender; and

(d)                                  such Transferee shall become a party to this Agreement as a Lender.

32.6        Transfer Fee

On the date upon which a transfer takes effect pursuant to Clause 32.5 (Transfer Deed) the Transferee in respect of such transfer shall pay to the Facility Agent for its own account a transfer fee of £1,500 provided that this fee shall not be payable by any Lender that becomes a party to this Agreement prior to the completion of the initial syndication of the Facilities.

32.7        Disclosure of Information

(a)                                  Each of the Facility Agent, the Security Trustee, the Bookrunners, the Arrangers and the Lenders agrees to maintain the confidentiality of all information received from the Ultimate Parent or any member of the Group relating to the Ultimate Parent or any member of the Group or its business other than any such information that:

(i)                                    is or becomes public knowledge other than as a direct result of any breach of this Clause; or

(ii)                                is available to the Facility Agent, the Security Trustee, the Bookrunners, the Arrangers or such Lender on a non-confidential basis prior to receipt thereof from the relevant member of the Group; or

(iii)                            is lawfully obtained by any of the Facility Agent, the Security Trustee, the Bookrunners, the Arrangers or such Lender after that date of receipt other than from a source which is connected with the Group and which, as far as the relevant recipient thereof is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

(b)                                  Notwithstanding paragraph (a) of this Clause 32.7 any Lender may disclose to any of its Affiliates, to any actual or potential assignee or Transferee, to any person who may otherwise enter into contractual relations with such Lender in relation to this Agreement or any person to whom, and to the extent that, information is required to be disclosed by any applicable Law, such information about the Ultimate Parent, the Obligors, the Senior Obligors or the Group as a whole as such Lender shall consider appropriate provided that any such Affiliate, actual or potential assignee or Transferee or other person who may otherwise enter into contractual relations in relation to this Agreement shall first have entered into a confidentiality undertaking on substantially the same terms as this Clause 32.7.

32.8        No Increased Obligations

If:

(a)                                  a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)                                  as a result of circumstances existing at the date of the assignment, transfer or change of Facility Office, the Parent or an Obligor would be obliged to make a payment to the assignee, Transferee or the Lender acting through its new Facility Office under Clause 12.1 (Tax Gross-Up), 12.3 (Tax Indemnity) or Clause 13 (Increased Costs),

then the assignee, Transferee or the Lender acting through its new Facility Office shall only be entitled to receive payment under those Clauses to the same extent as the assignor, transferor or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

32.9        Notification

The Facility Agent shall, within 10 Business Days of receiving a Transfer Deed or a notice relating to an assignment pursuant to Clause 32.4 (Assignments) or a notice from a Lender or the giving by the Facility Agent of its consent, in each case, relating to a change in such Lender’s Facility Office, notify the Borrower of any such assignment, transfer or change in Facility Office, as the case may be.

33.                               COSTS AND EXPENSES

33.1        Transaction Costs

The Borrower shall, from time to time no later than 10 Business Days after demand from the Facility Agent (unless the relevant cost or expense is being queried by the Borrower in good faith), reimburse the Facility Agent, the Security Trustee and each of the Arrangers for all reasonable out-of-pocket costs and expenses (including reasonable legal fees and disbursements of legal counsel, any value added tax thereon and all travel and other reasonable out-of-pocket expenses) incurred by them in connection with the negotiation, preparation, execution, perfection, printing and distribution of the Finance Documents and the completion of the transactions therein contemplated and the syndication of the Facilities (including publicity expenses) up to the levels agreed with the Borrower.

33.2                        Extended Term Loan and Exchange Note Costs

The Borrower shall, from time to time no later than 10 Business Days after demand from the Facility Agent (unless the relevant cost or expense is being queried by the Borrower in good faith), reimburse the Facility Agent, the Security Trustee, the Exchange Note Trustee and each of the Arrangers for all reasonable out-of-pocket costs and expenses (including reasonable legal fees and disbursements of legal counsel, any value added tax thereon and all travel and other reasonable out-of-pocket expenses) incurred by them in connection with the negotiation, preparation, execution, perfection, printing and distribution of the Extended Term Loan Credit Agreement (and any related document referred to therein) and the Exchange Documents, and the completion of the transactions contemplated therein (other than in respect of any NTL High Yield Notes).

33.3        Preservation and Enforcement Costs

The Borrower shall, from time to time on demand of the Facility Agent, reimburse each Finance Party for all third party costs and expenses (including legal fees and any value added tax thereon) incurred in or in connection with the preservation and/or enforcement of any of the rights of such Finance Party under the Finance Documents provided that any such costs and expenses incurred in connection with the preservation of such rights are reasonable.

33.4        Stamp Taxes

The Borrower shall pay all stamp, registration, documentary and other taxes (including any penalties, additions, fines, surcharges or interest relating thereto) to which any of the Finance Documents or any judgment given in connection therewith is or at any time may be subject and shall with effect from the Merger Closing Date and from time to time thereafter within 10 Business Days of demand from the Facility Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying those taxes.  The Facility Agent shall be entitled (but not obliged) to pay those taxes (whether or not they are its primary responsibility) and to the extent that it does so claim under this Clause 33.3.

33.5        Amendments, Consents and Waivers

If an Obligor requests any amendment, consent or waiver in accordance with Clause 38 (Amendments), the relevant Obligor shall, on demand of the Facility Agent, reimburse the Finance Parties for all third party costs and expenses (including legal fees) incurred by any of the Finance Parties in responding to or complying with such request.

33.6        Lenders’ Indemnity

If any Obligor fails to perform any of its obligations under this Clause 38, each Lender shall indemnify and hold harmless each of the Facility Agent, the Arrangers and/or the Security Trustee from and against its Proportion (as determined at all times for these purposes in accordance with paragraph (c) of the definition of “Proportion”) of any loss incurred by any of them as a result of such failure and the relevant Obligor shall forthwith reimburse each Lender for any payment made by it pursuant to this Clause.

33.7        Value Added Tax

(a)                                  All amounts expressed to be payable under any Finance Document by any Obligor to a Finance Party shall be exclusive of any VAT.  If VAT is chargeable on any supply made by a Finance Party to any Obligor under any Finance Document (whether that supply is taxable pursuant to the exercise of an option or otherwise), the relevant Finance Party shall provide a VAT invoice to the Obligor and that Obligor shall pay to that Finance Party (in addition to and at the same time as paying that consideration) the VAT as further consideration.

(b)                                  No payment or other consideration to be made or furnished to any Obligor pursuant to or in connection with any Finance Document may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

(c)                                  Where a Finance Document requires any party to reimburse a Finance Party for any costs or expenses, that party shall also pay any amount of those costs or expenses incurred referable to VAT chargeable thereon.

34.                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Finance Parties or any of them, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

35.                               NOTICES AND DELIVERY OF INFORMATION

35.1        Writing

Each communication to be made under this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax, telex or letter.

35.2        Giving of Notice

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall in the case of any person other than a Lender (unless that other person has by 10 Business Days’ written notice to the Facility Agent specified another address) be made or delivered to that other person at the address identified with its signature below or, in the case of a Lender, at the address from time to time designated by it to the Facility Agent for the purpose of this Agreement (or, in the case of a Transferee at the end of the Transfer Deed to which it is a party as Transferee) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at the address or (as the case may be) 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address provided that any communication or document to be made or delivered to the Facility Agent shall be effective only when received by the Facility Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or such other department or officer as the Facility Agent shall from time to time specify by not less than 10 Business Days’ prior written notice to the Borrower for this purpose).

35.3        Use of Websites/E-mail

(a)                                  An Obligor may (and upon request by the Facility Agent, shall) satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who have not objected to the delivery of information electronically by posting this information onto an electronic website designated by the Borrower and the Facility Agent (the “Designated Website”) or by e-mailing such information to the Facility Agent, if:

(i)                                    the Facility Agent expressly agrees that they will accept communication and delivery of any documents required to be delivered pursuant to this Agreement by this method;

(ii)                                in the case of posting to the Designated Website, the Borrower and the Facility Agent are aware of the address of, and any relevant password specifications for, the Designated Website; and

(iii)                            the information is in a format previously agreed between the Borrower and the Facility Agent.

(b)                                  If any Lender (a “Paper Form Lender”) objects to the delivery of information electronically then the Facility Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.

(c)                                  The Facility Agent shall supply each Website Lender with the address of, and any relevant password specifications for, the Designated Website following designation of that website by the Borrower and the Facility Agent.

(d)                                  Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Borrower shall comply with any such request within 10 Business Days.

(e)                                  Subject to the other provisions of this Clause 35.3, any Obligor may discharge its obligation to supply more than one copy of a document under this Agreement by posting one copy of such document to the Designated Website or e-mailing one copy of such document to the Facility Agent.

(f)                                    For the purposes of paragraph (a) above, the Facility Agent hereby expressly agrees that:

(i)                                    they will accept delivery of documents required to be delivered under Clause 17 (Financial Information) by the posting of such documents to the Designated Website or by email delivery to the Facility Agent; and

(ii)                                they have agreed to the format of the information required to be delivered under Clause 17 (Financial Information).

35.4        Electronic Communication

(a)                                  Any communication to be made between the Facility Agent and any Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)                                    agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                            notify each other of any change to their address or any other such information supplied by them.

(b)                                  Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

35.5        Certificates of Officers

All certificates of officers of any company hereunder may be given on behalf of the relevant company and in no event shall personal liability attach to such an officer.

35.6        Patriot Act

Each Lender subject to the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Ultimate Parent and the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Ultimate Parent and the other Obligors and other information that will allow such Lender to identify the Ultimate Parent and the other Obligors in accordance with the Act.

36.                               ENGLISH LANGUAGE

Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation of it into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation of it.

37.                               PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)                                  the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)                                  the legality, validity or enforceability of such provision under the Law of any other jurisdiction.

38.                               AMENDMENTS

38.1        Amendments

Except as otherwise provided in this Agreement, the Facility Agent, if it has the prior written consent of an Instructing Group, and the Obligors affected thereby, may from time to time agree in writing to amend any Finance Document or to consent to or waive, prospectively or retrospectively, any of the requirements of any Finance Document and any amendments, consents or waivers so agreed shall be binding on all the Finance Parties and the Obligors.  For the avoidance of doubt, any amendments relating to this Agreement shall only be made in accordance with the provisions of this Agreement, notwithstanding any other provisions of the Finance Documents.

38.2        Consent

An amendment, consent or waiver relating to the following matters may be made with the prior written consent of each Lender affected thereby:

(a)                                  any increase in the principal amount of any Commitment of such Lender;

(b)                                  a reduction in the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from any Obligor under this Agreement to which such Lender is entitled;

(c)                                  a decrease in any Applicable Margin for, or the principal amount of, any Initial Loan or any interest payment, fees or other amounts due under this Agreement to such Lender from any Obligor or any other party to this Agreement;

(d)                                  any change in the currency of account (other than a change resulting from the United Kingdom becoming a Participating Member State);

(e)                                  unless otherwise specified the deferral of the date for payment of any principal, interest, fee or any other amount due under this Agreement to such Lender from any Obligor or any other party to this Agreement;

(f)                                    the deferral of the Termination Date, the Initial Maturity Date or the Extension Date;

(g)                                 any reduction to the percentage set forth in the definition of Instructing Group; or

(h)                                 a change to any provision which contemplates the need for the consent or approval of all the Lenders.

38.3        Technical Amendments

Notwithstanding any other provision of this Clause 38 (Amendments), the Facility Agent may at any time without the consent or sanctions of the Lenders, concur with the Borrower in making any modifications to any Finance Document, which in the opinion of the Facility Agent would be proper to make provided that the Facility Agent is of the opinion that such modification would not be prejudicial to the position of any Lender and in the opinion of the Facility Agent such modification is of a formal, minor or technical nature or is to correct a manifest error.  Any such modification shall be made on such terms as the Facility Agent may determine, shall be binding upon the Lenders, and shall be notified by the Borrower to the Lenders as soon as practicable thereafter.

38.4        Guarantees and Security

A waiver of issuance or the release of any Guarantor from any of its obligations under Clause 24 (Guarantee and Indemnity) or a release of any Security under the Security Documents, in each case, other than in accordance with the terms of any Finance Document shall require the prior written consent of Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 90 per cent. of the Available Facility plus aggregate Outstandings.

38.5        Release of Guarantees and Security

(a)                                  Subject to paragraph (b) below, at the time of completion of any disposal by the Parent or any Obligor of any shares, the Security Trustee shall (and it is hereby authorised by the other Finance Parties to) at the request of and cost of the relevant Obligor, execute such documents as may be required to:

(i)                                    release those shares from Security constituted by any relevant Security Document; and

(ii)                                release any person which as a result of that disposal, ceases to be any Obligor, from any guarantee, indemnity or Security Document to which it is a party and its other obligations under any other Finance Document.

(b)                                  The Security Trustee shall only be required under paragraph (a) above to grant the release of any Security on account of a Disposal as described in that paragraph described in that paragraph if:

(i)                                    the disposal is permitted under Clause 20.6 (Disposals) or otherwise with the consent of an Instructing Group;

(ii)                                (to the extent that any proceeds of that disposal are to be applied in repayment of the Facilities) the Facility Agent has received (or is satisfied, acting reasonably, that it will receive immediately following the disposal) the appropriate amount of those proceeds; and

(iii)                            (to the extent that the disposal is to be in exchange for replacement assets) the Security Trustee has either received (or is satisfied, acting reasonably, that it will receive immediately following the disposal) one or more duly executed Security Documents granting Security over those replacement assets or is satisfied, acting reasonably, that the replacement assets will be subject to Security pursuant to any existing Security Documents.

38.6        Amendments affecting the Facility Agent

Notwithstanding any other provision of this Agreement, the Facility Agent shall not be obliged to agree to any amendment, consent or waiver if the same would:

(a)                                  amend or waive any provision of Clause 25 (Agents), Clause 33 (Costs and Expenses) or this Clause 38; or

(b)                                  otherwise amend or waive any of the Facility Agent’s rights under this Agreement or subject the Facility Agent to any additional obligations under this Agreement.

38.7        Calculation of Consent

Where a request for a waiver of, or an amendment to, any provision of any Finance Document has been sent by the Facility Agent to the Lenders at the request of an Obligor, each Lender that does not respond to such request for waiver or amendment within 30 days after receipt by it of such request (or within such other period as the Facility Agent and the Borrower shall specify), shall be excluded from the calculation in determining whether the requisite level of consent to such waiver or amendment was granted.

38.8                        Effect of Baseball Acquisition

It is hereby agreed that upon closing of the Baseball Acquisition (other than where the Baseball Acquisition is financed or refinanced through a Stand Alone Baseball Financing) or the Alternative Baseball Acquisition, each of the thresholds or baskets set out in the following provisions of this Agreement shall be deemed to be increased to the amounts as set out below, in each case, with immediate effect and without further consent or notice to the Finance Parties or any other person:

(a)                                  the threshold contained in paragraphs (a)(i) and (a)(iii) of Clause 8.2 (Repayment from Net Proceeds) shall be increased from £30 million to £35 million;

(b)                                  the general basket contained in paragraph (o) of Clause 20.2 (Negative Pledge) shall be increased from £300 million to £330 million and the sub-basket relating thereto shall be increased from £250 million to £275 million;

(c)                                  the general basket contained in paragraph (s) of Clause 20.3 (Loans and Guarantees) shall be increased from £75 million to £85 million;

(d)                                  the basket contained in paragraph (g)(ii) of Clause 20.4 (Financial Indebtedness) shall be increased from £75 million to £85 million;

(e)                                  the basket contained in paragraph (k) of Clause 20.4 (Financial Indebtedness) shall be increased from £150 million to £165 million;

(f)                                    the general basket contained in paragraph (n) of Clause 20.4 (Financial Indebtedness) shall be increased from £300 million to £330 million; and

(g)                                 the basket contained in paragraph (i) of Clause 20.6 (Disposals) shall be increased from £300 million to £330 million.

39.                               DELIVERY OF STRUCTURE NOTICE; STRUCTURE 2 BRIDGE FACILITY AGREEMENT

39.1                        Delivery of Structure Notice

Simultaneously with delivery of the Structure Notice to the Bookrunners in accordance with the terms of the Commitment Letter, the Ultimate Parent shall deliver (or shall procure that the Company shall deliver) a copy of that Structure Notice to the Facility Agent.  Promptly upon receipt of the Structure Notice, the Facility Agent shall notify each of the other Finance Parties of such receipt together with details of the Structuring Date.  Once given, the Structure Notice shall be irrevocable.

39.2                        Structure 2 Bridge Facility Agreement

(a)                                  On the date that the Ultimate Parent delivers the Structure Notice to the Facility Agent in accordance with Clause 39.1 (Delivery of Structure Notice) above (the “Delivery Date”), upon confirmation by the Ultimate Parent to the Facility Agent that each of the steps required to complete the structure set out on the page headed “Second Alternative (Structure 2) — Final Structure)) of the Steps Paper have been (or will, simultaneously with the making of the loans under the Structure 2 Bridge Facility Agreement, be) completed, this Agreement shall, immediately following the prepayment of the Initial Loans in accordance with Clause 8.7 (Repayment in Connection with Structure 2), terminate and be immediately replaced by the Structure 2 Bridge Facility Agreement.

(b)                                  By its execution of this Agreement, any Accession Notice or Transfer Deed, each of the parties to this Agreement (excluding the Tranche B Lenders) agrees to enter into the Structure 2 Bridge Facility Agreement on the Delivery Date.  The Ultimate Parent shall procure that NTL Cable (i) enters into the Structure 2 Bridge Facility Agreement on the Delivery Date and (ii) satisfies (or procures the satisfaction of) each condition precedent to borrowing under the Structure 2 Bridge Facility Agreement.

(c)                                  The provisions of this Clause 39.2 shall be without prejudice to the rights, obligations, representations, covenants and other provisions of any other Finance Document existing as of the Delivery Date.  Each such Finance Document (other than the Security Documents, which shall terminate and be replaced by the Security Documents required to be entered into pursuant to the Structure 2 Bridge Facility Agreement) shall remain in full force and effect as against each of the parties thereto and any references contained in such Finance Documents to this Agreement shall thereafter be deemed to be references to the Structure 2 Bridge Facility Agreement.

40.                               THIRD PARTY RIGHTS

(a)                                  A person which is not a party to this Agreement (a “third party”) shall have no right to enforce any of its provisions except that:

(i)                                    a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(ii)                                each of Clause 12.3 (Tax Indemnity), Clause 13 (Increased Costs) and Clause 25.9(b) (Exclusion of Liability) shall be enforceable by any third party referred to in such clause as if such third party were a party to this Agreement.

(b)                                  The parties to this Agreement may without the consent of any third party vary or rescind this Agreement.

41.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

42.                               GOVERNING LAW

42.1        Governing Law of Agreement

This Agreement shall be governed by, and construed in accordance with, English Law.

43.                               JURISDICTION

43.1        Courts

Each of the parties to this Agreement irrevocably agrees for the benefit of each of the Finance Parties that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

43.2        Waiver

Each of the Obligors other than the Borrower irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or inappropriate forum.

43.3        Service of Process

Each of the Obligors which is not incorporated in England agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England, to the Company at its registered office for the time being.  The Ultimate Parent shall procure that the Company accepts its appointment as process agent in respect of each such Obligor and delivers evidence of such acceptance to the Facility Agent on or prior to the Merger Closing Date.  If the appointment of the Company ceases to be effective in respect of any of the Obligors the relevant Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent shall be entitled to appoint such person by notice to the relevant Obligor. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

43.4        Proceedings in Other Jurisdictions

Nothing in Clause 43.1 (Courts) shall (and shall not be construed so as to) limit the right of the Finance Parties or any of them to take Proceedings against any of the Obligors in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Law.

43.5        General Consent

Each of the Obligors consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

43.6        Waiver of Immunity

To the extent that any Obligor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), such Obligor irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 13

SUMMARY TERMS AND CONDITIONS OF EXTENDED TERM LOANS

All capitalized terms used in this Schedule 13 but not defined herein shall have the meanings provided in the Senior Bridge Facility Agreement (the “Facility Agreement”) to which this Schedule 13 is attached.

Borrower:	NTL Incorporated.

Facility Agent:	The Facility Agent under the Facilities Agreement (the “Agent”).

Lenders:	The Lenders with respect to the Initial Loans which are converted to Extended Term Loans pursuant to Clause 4.3 of the Facilities Agreement.

Guarantors:

The obligations of the Borrower in respect of the Extended Term Loans will be unconditionally and irrevocably guaranteed, on a senior basis (the “Guarantees”) (i) by the Ultimate Parent, (ii) after its formation, by New Intermediate Holdco and (iii) after the merger of the Borrower and CCFC, by DRC.

Collateral:

As for the Initial Loans. To the extent practicable under applicable law, such security will be governed by the Security Documents, as the same may be amended pursuant to Clause 38.1 of the Facilities Agreement (or pursuant to the Extended Term Loan Credit Agreement).

Ranking:

The Extended Term Loans (and the guarantees and security in respect thereof) will rank pari passu with any Exchange Notes. The Extended Term Loans and the Exchange Notes will rank pari passu with all senior debt of the Borrower.

Documentation:

The Extended Term Loans will be governed by the Extended Term Loan Credit Agreement (the form of which shall be agreed by the Borrower and the Agent pursuant to Clause 19.24(a) of the Facilities Agreement), having terms and conditions consistent with this Schedule 13.

Upon conversion of the Initial Loans to Extended Term Loans on the Extension Date, the Facilities Agreement shall cease to have effect and the rights and obligations thereunder shall be substituted with the rights and obligations under the Extended Term Loan Credit Agreement. The Borrower shall, at the request of the Security Agent, enter into such amendments to the Security Documents (and any other outstanding Finance Documents) as are reasonably necessary to effect such substitution. Such amendments, which shall be reasonably satisfactory to the Agent and the Security Agent, shall be effected without the consent of any Lender.

If a Default or Event of Default under the Facilities Agreement shall have occurred and be continuing on the Extension Date, any notices given or cure periods commenced while the Initial Loans were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Term Loans (with the same effect as if the Extended Term Loans had been outstanding as of the actual dates thereof).

Exchange of Extended Term Loans for Exchange Notes:

Each Lender will have the option at any time or from time to time on or after the Extension Date to receive Exchange Notes in exchange for the Extended Term Loans of such Lender then outstanding. The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount of the Extended Term Loans for which they are exchanged. If a default with respect to the Extended Term Loans shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Extended Term Loans were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

Exchange Note Documents / Exchange Requests:

The Borrower shall, on or prior to the fifth Business Day following the written request (the “Exchange Request”) of any Lender (which request may be issued at any time on or after the date which is five Business Days prior to the Extension Date):

(a)

execute and deliver, cause each other Obligor to execute and deliver, and cause the Exchange Note Trustee to execute and deliver, the Exchange Note Indenture if such Exchange Note Indenture has not previously been executed and delivered;

(b)

at the request of the Security Agent, enter into such amendments to the Security Documents as are reasonably necessary to enable the Exchange Note Holders and the Lenders to obtain the benefits thereof to the same extent as contemplated with respect to the Lenders in the Security Documents on the date of signing, which amendments shall be in form and substance reasonably satisfactory to the Security Agent; and

	(c)	execute and deliver to such holder in accordance with

 the Exchange Note Indenture an Exchange Note bearing interest as set forth therein in exchange for such Extended Term Loan dated the date of the issuance of such Exchange Note, payable to the order of such holder, in the same principal amount as such Extended Term Loan (or portion thereof) being exchanged.

The Exchange Request shall specify the principal amount of the Extended Term Loans to be exchanged. Extended Term Loans exchanged for Exchange Notes shall be cancelled and the corresponding amount of the Extended Term Loans deemed repaid. The Exchange Notes shall be governed by and issued in accordance with the terms of the Exchange Note Indenture.

The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $500,000,000.

Maturity:	The tenth anniversary of the Merger Closing Date or, if such date is not a Business Day, the Business Day next preceding such date (the “Final Maturity Date”).

Interest:

The unpaid principal amount of each Extended Term Loan (other than Fixed Rate Extended Term Loans, which shall bear interest as described under “Fixed Rate Extended Tem Loans” below) shall bear interest for the period from and including the Extension Date to, but excluding, the earlier of (i) maturity thereof (whether by acceleration or otherwise) and (ii) the date of exchange for an Exchange Note, at a rate equal to, for the three-month period commencing on the Extension Date, the interest rate determined in accordance with Clause 9.6(a) of the Facilities Agreement in effect on the day immediately preceding the Extension Date plus 50 basis points, which amount shall increase by an additional 50 basis points each three-month period thereafter; provided that the total interest rate per annum payable shall not exceed 11.50%. In no event shall the interest rate on the Extended Term Loans exceed the highest rate permitted under applicable law.

Accrued interest on each Extended Term Loan shall be payable in cash (i) in arrears on the last day of each three-month period referred to above (or, in the case of Fixed Rate Extended Term Loans, semi-annually in arrears), on the date on which such Extended Term Loan is exchanged for an Exchange Note as contemplated hereby and on the Final Maturity Date, (ii) on the date of any prepayment (on the amount prepaid), (iii) at maturity (whether by acceleration or otherwise), and (iv) after maturity, on demand; provided that interest accrued pursuant to “Default Interest” below shall be payable on demand.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Fixed Rate Extended Term Loans:

At any time and from time to time after the Initial Maturity Date each Lender shall have the right, on at least 3 Business Days’ written notice, to fix the interest rate on any Extended Term Loans held by it (each Extended Term Loan on which the interest rate is so fixed being a “Fixed Rate Extended Term Loan” and each other Extended Term Loan being a “Floating Rate Extended Term Loan”), at a rate which is equal to the then-applicable interest rate.

Default Interest:	After the occurrence and during the continuance of any payment default under the Extended Term Loan Credit Agreement, the interest rate will increase by 200 basis points.

Voluntary Prepayment of Floating Rate Extended Term Loans:

The Borrower may, by giving to the Agent not less than 5 Business Days’ prior written notice (or such shorter period as the Lender or Lenders whose Extended Term Loans aggregate more than 50% of the aggregate outstanding Extended Term Loans (the “Majority Lenders”) may agree), prepay the Floating Rate Extended Term Loans in whole or in part (but, if in part, being an amount that reduces the principal amount of the Floating Rate Extended Term Loans by a minimum amount of $5,000,000 and an integral multiple of $1,000,000), together with accrued interest on the amount prepaid without premium or penalty but subject to payment of any Break Costs.

Voluntary Prepayment of Fixed Rate Extended Term Loans:

Each Fixed Rate Extended Term Loan will be callable for five years from the Merger Closing Date (and also subject to the equity clawback provisions described below) at par plus accrued interest plus the Applicable Premium (to be defined in a customary manner) and will be callable thereafter at par plus accrued interest plus a premium equal to 50% of the interest rate in effect on the date its interest rate is fixed, which premium shall decline rateably on each yearly anniversary of the Merger Closing Date to zero two years before the Final Maturity Date. The Fixed Rate Extended Term Loans will also be subject to tax redemption provisions not less favourable to the Borrower than the equivalent provisions applicable to the Existing High Yield Notes.

On or before the third anniversary of the Merger Closing Date, the Borrower may redeem, subject to provisions relating to senior indebtedness not less favorable to the Borrower than the equivalent provisions applicable to the Existing High Yield Notes, up to 35% of the principal amount of the Fixed Rate

Extended Term Loans at a price equal to par plus the interest rate on such Fixed Rate Extended Term Loans, together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Equity Offerings (to be defined in a manner not less favorable to the Borrower than in respect of the Existing High Yield Notes) within 90 days of such Equity Offerings.

Mandatory Prepayment / Offer to Prepay:	Substantially identical to the Exchange Notes.

Representations and Warranties:	Substantially identical to those in respect of the Initial Loans.

Affirmative Covenants:	Substantially identical to those in respect of the Initial Loans.

Financial Covenants:	None.

Negative Covenants:	Substantially identical to those in respect of the Exchange Notes (as described in the Description of Exchange Notes).

Events of Default:	Substantially identical to those in respect of the Exchange Notes (as described in the Description of Exchange Notes).

Voting:

Amendments and waivers of the Extended Term Loan Credit Agreement (and the other definitive documentation related thereto) will require the approval of Lenders and Exchange Note Holders holding more than 50% of the outstanding Extended Term Loans and Exchange Notes voting as a single class to the extent practicable (other than for certain matters that relate only to the terms of the Extended Term Loans or the Exchange Notes, as the case may be), except that (a) the consent of each directly affected Lender will be required for certain matters, including (i) reductions of principal, interest rates and fees and (ii) restrictions of the right of any Lender to exchange Extended Term Loans for Exchange Notes (or amendment of the rate or terms of such exchange), (b) certain technical amendments may be effected solely by the Agent and the Borrower, including amendments to correct a manifest error and (c) certain procedural amendments (which do not materially affect the rights of any Lender) may be effected solely with the consent of the Majority Lenders.

Assignment and Participation of Extended Term Loans:	Subject to the prior approval of the Agent (such approval not to be unreasonably withheld), the Lenders will have the right to assign Extended Term Loans without restriction.

Yield Protection, Taxes and Other Deductions:	Same as under the Facilities Agreement.

Expenses:	Substantially equivalent to the provisions under the Facilities Agreement.

Governing Law and Forum:	New York.

SCHEDULE 14

DESCRIPTION OF EXCHANGE NOTES

DESCRIPTION OF EXCHANGE NOTES

Definitions of certain terms used in this Description of Exchange Notes may be found below under the heading “Certain Definitions.” For purposes of this section, the term:

•                                          the “Issuer” refers to NTL Holdings Inc., a corporation incorporated under the laws of the State of Delaware;

•                                          the “Company” refers to NTL Incorporated, an indirect parent company of the Issuer, which will guarantee the Notes on a senior basis, and which, along with its Restricted Subsidiaries is subject to the covenants described in this section;

•                                          “Notes” collectively refers to [the Sterling Notes],[ the Dollar Notes] and [the Euro Notes] to be issued on the date as of which the Indenture (as defined below) is dated (the “Closing Date”) and any additional Notes issued in exchange for loans outstanding under the Bridge Facility, except where the context otherwise requires; and

•                                          “Intermediate Guarantors” refers to the Company; NTL Holdco LLC (“NTL Sub”), a direct wholly-owned Subsidiary of the Company; NTL (UK) Group, Inc. (“DRC”), a Subsidiary of the Issuer and of NTL Sub; and any future U.S. Subsidiary of the Company of which the Issuer or DRC is itself a Subsidiary, each of which will guarantee the Notes on a senior basis, with each individually being referred to as an “Intermediate Guarantor,” and their guarantee being referred to in  this section as an “Intermediate Guarantee.”

Under limited circumstances, other Subsidiaries of the Issuer may be required to guarantee the Notes. Any such Subsidiary is referred to as an “Additional Subsidiary Guarantor,” and each such guarantee is referred to in this section as an “Additional Subsidiary Guarantee.”  The Company, the other Intermediate Guarantors and the Additional Subsidiary Guarantors (if any) are each referred to from time to time in this section as a “Note Guarantor,” and each such guarantee is referred to in this section from time to time as a “Note Guarantee.”

The Issuer will issue the Notes under an Indenture, to be dated as of [DATE OF ISSUANCE] (the “Indenture”), among the Issuer, the Intermediate Guarantors and [TRUSTEE], as Trustee (the “Trustee”), a copy of which is available from the Issuer upon request. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Issuer, the Intermediate Guarantors, each Additional Subsidiary Guarantor and the Trustee under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939, as amended.

Overview of the Notes and the Note Guarantees

The Notes:

•                                          will be senior obligations of the Issuer;

•                                          will rank equally in right of payment with all existing and future Senior Indebtedness of the Issuer, including any obligations owed by the Issuer in respect of its guarantee in favor of the Existing Notes;

•                                          will be secured (ratably with loans under the Bridge Facility and any further exchange notes issued in exchange for such loans) by first-priority pledges of the Capital Stock of NTL Sub and the Issuer, and that portion of the Capital Stock of DRC that is held by NTL Sub (consisting of [•] % of the outstanding Capital Stock of DRC);

•                                          will be senior in right of payment to all existing and future subordinated obligations of the Issuer; and

•                                          will be effectively subordinated to all liabilities (including all obligations under the New Credit Facility and the Existing Notes, any Indebtedness permitted to be Incurred by a Restricted Subsidiary of the Issuer under the Indenture and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the Issuer.

The Intermediate Guarantee of each Intermediate Guarantor:

•                                          will be a senior obligation of such Intermediate Guarantor;

•                                          will rank equally in right of payment with all existing and future senior indebtedness of such Intermediate Guarantor;

•                                          will be senior in right of payment to all existing and future Subordinated Obligations of such Intermediate Guarantor;

•                                          will be secured (ratably with loans under the Bridge Facility and any further exchange notes issued in exchange for such loans) by first-priority pledges of the Capital Stock of NTL Sub and the Issuer, and that portion of the Capital Stock of DRC that is held by NTL Sub (consisting of [•] % of the outstanding Capital Stock of DRC); and

•                                          will be effectively subordinated to all liabilities (including all obligations under the New Credit Facility and the Existing Notes, any Indebtedness permitted to be Incurred by a Restricted Subsidiary of such Intermediate Guarantor under the Indenture and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of such Intermediate Guarantor.

Principal, Maturity and Interest

[The Sterling Notes are being initially offered in the aggregate principal amount of £[•] million and will be issued in minimum denominations of £50,000 and integral multiples of £1,000.] [The Dollar Notes are being initially offered in an aggregate principal amount of $[•] million and will be issued in minimum denominations of $100,000 and integral multiples of $1,000.] [The Euro Notes are being initially offered in the aggregate principal amount of €[•] million and will be issued in minimum denominations of €50,000 and integral multiples of €1,000.]  The Notes will mature on March 3, 2016.

[Interest on the Sterling Notes will accrue at the rate of [•]% per annum.]   [Interest on the Dollar Notes will accrue at the rate of [•]% per annum.]  [Interest on the Euro Notes will accrue at the rate of [•]% per annum.]  [INSERT FIXED RATE PER ANNUM EQUAL TO THE FLOATING RATE IN EFFECT AT THE TIME OF EXCHANGE OF ANY EXTENDED TERM LOAN FOR SUCH NOTE]. Each Note we issue will bear interest beginning on the date of issuance thereof, or from the most recent date to which interest has been paid or provided for. The Issuer will pay interest semi-annually in arrears to Holders of Notes of record at the close of business on [INSERT FIRST RECORD DATE] and [INSERT SECOND RECORD DATE] immediately preceding the interest payment date on [INSERT FIRST INTEREST PAYMENT DATE] and [INSERT SECOND INTEREST PAYMENT DATE] of each year. The Issuer will begin paying interest to Holders of Notes on [•]. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Indenture May Be Used for Future Issuances

From time to time, the Issuer may issue Notes under this Indenture in exchange for loans under the Bridge Facility. All of the Notes will have identical terms and conditions except for their interest rates, dates of issuance, optional redemption prices and currency, and as except otherwise required by the terms of the Bridge Facility governing the issuance of Exchange Notes. Each issuance of Notes issued in exchange for loans under the Bridge Facility will be issued as a separate series under the Indenture and will have a separate CUSIP or common code or ISIN, as applicable, unless fungible for US federal tax purposes and capable of being assigned the same CUSIP or common code or ISIN, as applicable (in which case they shall be treated as belonging to the same series). All Notes may be treated as a single class and may vote on all matters together except as described under the caption “Amendment, Supplement and Waiver.”

Paying Agents and Registrar

The Trustee will initially act as Paying Agent and Registrar for the Notes. In addition, if and for so long as any such Notes are listed on the [Stock Exchange](1) and the rules of such exchange so require, the Issuer shall have appointed a Person located in [              ] reasonably acceptable to the Trustee as an additional paying agent and transfer agent for the Notes. The

(1)  To be decided by the Issuer and consist of the London Stock Exchange, the Irish Stock Exchange, the Luxembourg Stock Exchange, or another stock exchange reasonably acceptable to the Joint Bookrunners under the Bridge Facility.

2

Issuer may change the Paying Agent or Registrar for the Notes without prior notice to the Holders of such Notes. However, if and for so long as the Notes are listed on the [Stock Exchange] and the rules of such exchange so require, the Issuer will publish notice of the change in the Paying Agent and Registrar in a daily newspaper with general circulation in [              ].

The Issuer undertakes that it will ensure that it maintains a paying agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income (the “Directive”).

Optional Redemption

Except as set forth under “—Make-Whole Redemption” and “—Equity Proceeds Redemption” and under the heading “Optional Redemption for Tax Reasons,” the Issuer may not redeem the Notes prior to March 3, 2011. On or after this date, the Issuer may redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus accrued interest plus a premium equal to 50% of the annual interest rate applying to such Note, which premium shall decline ratably on each yearly anniversary to zero two years before the maturity of the Notes.

Make-Whole Redemption

The Issuer may also choose to redeem the Notes prior to March 3, 2011, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, by paying a redemption price equal to the sum of:

(a)                                  100% of the principal amount of the Notes to be redeemed, plus

(b)                                 the Applicable Premium,

plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Equity Proceeds Redemption

Prior to March 3, 2009, the Issuer may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of each series of Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings. The redemption price of the Sterling Notes is equal to [100 PLUS THE FIXED RATE APPLICABLE THERETO]% of the principal amount thereof, and the redemption price of the Dollar Notes and Euro Notes is equal to [100 PLUS THE FIXED RATE APPLICABLE THERETO]% of the principal amount thereof, each plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1)                                  after giving effect to any such redemption at least 65% of the original aggregate principal amount of such series of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

(2)                                  any such redemption by the Issuer must be made within 120 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Payments of Additional Amounts

All payments made under or with respect to the Notes or the Note Guarantees shall be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including related penalties, interest and other liabilities) (hereinafter, “Taxes”) imposed or levied by or on behalf of the government of the United Kingdom, the United States or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Issuer or any Note Guarantor is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (each, a “Relevant Taxing Jurisdiction”), unless the Issuer or any Note Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

If the Issuer or a Note Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or the Note Guarantees, the Issuer

3

or the applicable Note Guarantor shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Holders and beneficial owners (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holders and beneficial owners would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)                                  any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding of such Note);

(2)                                  any estate, inheritance, gift, sales, excise, transfer, personal property Tax or similar Tax;

(3)                                  any Taxes which are payable otherwise than by withholding from payments of (or in respect of) principal of, or any premium or interest on, the Notes;

(4)                                  any Taxes that are imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Note with a request by the Issuer addressed to the Holder or such beneficial owner (A) to provide information concerning the nationality, residence, identity or present or former connection with a Relevant Taxing Jurisdiction of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any certification, information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax;

(5)                                  any withholding or deduction imposed on a payment to an individual required to be made pursuant to the Directive or any law implementing, or introduced in order to conform to, such Directive; or

(6)                                  any combination of items (1), (2), (3), (4) and (5) above.

The Issuer or such Note Guarantor also will not be required to pay Additional Amounts:

(a)                                  if the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that such beneficiary would have been entitled to Additional Amounts had the Note been presented on the last day of the 30-day period),

(b)                                 with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any Holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note, or

(c)                                  if the Note is presented for payments by or on behalf of a Holder or beneficial owner who would be able to avoid a withholding or deduction by presenting the relevant Note to another paying agent in a Member State.

If the Issuer or any Note Guarantor will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the relevant Note Guarantee, as applicable, the Issuer or such Note Guarantor, as applicable, will deliver to the Trustee at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the Note Guarantor, as applicable, shall notify the Trustee promptly thereafter but in no event later than two Business Days prior to the date of payment) notice of payment in the form of an Officer’s Certificate. In either circumstance, the Officer’s Certificate must state that Additional Amounts will be payable and the amount so payable. The Officer’s Certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to Holders and beneficial owners on the relevant payment date.

The Issuer will provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid. Copies of such receipts and such other

4

documentation shall be made available to Holders upon request and will be made available at the offices of the [Paying Agent] if the Notes are then listed on the [Stock Exchange]. The Issuer will attach to such copies an Officer’s Certificate stating (x) that the amount of withholding Taxes evidenced by such copies was paid in connection with any payment made under or with respect to the Notes or any Note Guarantee and (y) the amount of such withholding Taxes paid per, €1,000, £1,000 or $1,000 of Notes, as applicable.

Whenever in this “Description of Notes” there is mentioned, in any context:

•                                          the payment of principal,

•                                          purchase prices in connection with a purchase of Notes,

•                                          interest, or

•                                          any other amount payable on or with respect to any of the Notes or any Note Guarantee,

that reference shall be deemed to include payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Issuer or a Note Guarantor will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Note Guarantees, the Indenture or any other related document or instrument, or the receipt of any payments with respect to the Notes or the Note Guarantees, excluding taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Issuer will agree to indemnify the Holders or the Trustee for any such taxes paid by the Holders or the Trustee.

The preceding provisions will survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or any Note Guarantee is organized or any political subdivision or taxing authority or agency thereof or therein.

Optional Redemption for Tax Reasons

The Issuer may, at its option, redeem all, but not less than all, of the then-outstanding Notes at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (a “Tax Redemption Date”) and all Additional Amounts, if any, that will become due on the Tax Redemption Date as a result of such redemption or otherwise (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if the Issuer determines in good faith that (1) it, or any Note Guarantor, with respect to a Note Guarantee, as the case may be, has become obligated or, on the occasion of the next payment due in respect of the Notes, would be obligated to pay Additional Amounts and (2) the payment obligation cannot be avoided by the Issuer taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction), as a result of:

(A)                              any change in, or amendment to, the laws or treaties (or any regulations, protocols or rulings promulgated thereunder) of the United States or any other Relevant Taxing Jurisdiction affecting taxation, which change or amendment becomes effective on or after the date of issuance of such Note;

(B)                                any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the date of issuance of such Note; or

(C)                                the issuance of definitive Notes due to the notification by DTC or each of Euroclear and Clearstream that it is unwilling or unable to continue to act as, or ceases to be, a clearing agency in respect of the Notes, if no successor is able to be appointed by the Issuer within 120 days of the notification. See “Book-Entry; Delivery and Form.”

The notice of redemption may not be given (a) earlier than 120 days prior to the earliest date on which the Issuer would be obligated to make a payment or withholding if a payment in respect of the Notes were then due and (b) unless at the

5

time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an Officer’s Certificate and Opinion of Counsel to the effect that the circumstances referred to above exist. The Trustee shall accept the Officer’s Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above.

Sinking Fund

The Notes will not be entitled to the benefit of any sinking fund.

Redemption at Maturity

On March 3, 2016, the Issuer will redeem the Notes that have not been previously redeemed or purchased and canceled at 100% of their principal amount plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Selection

If the Issuer partially redeems any series of the Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate (and in such manner that complies with applicable legal and exchange requirements). No Note of £50,000 in original principal amount or less (in the case of Sterling Notes), $100,000 in original principal amount or less (in the case of Dollar Notes), or €50,000 in original principal amount or less (in the case of Euro Notes) will be redeemed in part. If the Issuer redeems any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. In case of a Definitive Registered Note, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. In case of a global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with any paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest thereon, if any, on the Notes to be redeemed (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Ranking

The Notes will be Senior Indebtedness of the Issuer and will rank equally in right of payment with all the existing and future Senior Indebtedness of the Issuer, including any obligations owed by the Issuer in respect of its guarantee in favor of the Existing Notes. The Notes will be secured by the Collateral (as defined herein). The Notes will be senior in right of payment to all existing and future Subordinated Obligations of the Issuer.

Each Intermediate Guarantee will be senior indebtedness of the applicable Intermediate Guarantor, will be secured by the Collateral, and will rank equally in right of payment to all existing and future senior indebtedness of such Intermediate Guarantor and senior in right of payment with all existing and future Subordinated Obligations of such Intermediate Guarantor. Each Intermediate Guarantee will be effectively subordinated to all liabilities (including all obligations under the New Credit Facility and the Existing Notes, additional Indebtedness permitted to be Incurred by a Restricted Subsidiary of such Intermediate Guarantor under the Indenture, and Trade Payables) and Disqualified Stock and Preferred Stock of each Subsidiary of the Issuer or the applicable Intermediate Guarantor, as the case may be.

Intermediate Guarantees

Each Intermediate Guarantor will fully and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or in respect of the Notes, expenses, indemnification or otherwise. Each Intermediate Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by the relevant Intermediate Guarantor without rendering such Intermediate Guarantee voidable under applicable law relating to ultra vires, corporate benefit, fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

Any future U.S. Subsidiary of the Company of which the Issuer or DRC is a Subsidiary will be required to provide an

6

Intermediate Guarantee. Each such Subsidiary will be required to do so by the execution of a supplemental indenture, containing an Intermediate Guarantee of the Issuer’s payment obligations under the Notes that will become a part of the Indenture (and is considered such for the purposes of the Indenture and the Notes).

Additional Subsidiary Guarantees

Under limited circumstances, other Subsidiaries of the Issuer may be required to provide Additional Subsidiary Guarantees. Other Subsidiaries may become Additional Subsidiary Guarantors in the circumstances set forth under “Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.” The circumstances under which a Subsidiary would be required to become an Additional Subsidiary Guarantor are very limited. Each Additional Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by each Additional Subsidiary Guarantor without rendering such Additional Subsidiary Guarantee voidable under applicable law relating to ultra vires, corporate benefit, fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

Release of Additional Subsidiary Guarantees

Any Additional Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Additional Subsidiary Guarantee, and such Additional Subsidiary Guarantee shall thereupon terminate and be discharged and be of no further force or effect, upon the occurrence of any of the following events:

(1)                                  concurrently with any sale of (x) all of the Capital Stock of the Additional Subsidiary Guarantor or any parent company of the Additional Subsidiary Guarantor or (y) all or substantially all of the assets of the Additional Subsidiary Guarantor, in each case, in compliance with the terms of the Indenture (including the covenant described under “Certain Covenants—Limitation of Sales of Assets and Subsidiary Stock”) so long as (a) the Additional Subsidiary Guarantor is released from its obligations in respect of any other Indebtedness of the Company, the Issuer or any other Restricted Subsidiary and (b) the proceeds from such sale are used in compliance with the terms of the Indenture (including the covenant described under “Certain Covenants—Limitation of Sales of Assets and Subsidiary Stock”);

(2)                                  upon legal or covenant defeasance of the Issuer’s obligations or satisfaction and discharge of the Indenture; or

(3)                                  upon designation of the Additional Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture, including the covenant described under “Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”

In addition, any Additional Subsidiary Guarantee shall thereupon terminate and be discharged and be of no further force or effect at any time the relevant Additional Subsidiary Guarantor is fully and unconditionally released (other than as a result of payment thereof) from all the obligations that resulted in such Additional Subsidiary Guarantor being required to provide an Additional Subsidiary Guarantee under the covenant described under “Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

Upon the presentation of an Officer’s Certificate with respect to the occurrence of an event specified in the preceding paragraph, the Trustee will execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the Additional Subsidiary Guarantee.

Neither the Issuer nor any Additional Subsidiary Guarantor will be required to make a notation on the Notes to reflect any such Additional Subsidiary Guarantee or any such release, termination or discharge. In the event that any Additional Subsidiary Guarantor enters into an Additional Subsidiary Guarantee or any Additional Subsidiary Guarantor is released from its obligations under its Additional Subsidiary Guarantee at a time when the Notes are listed on the [Stock Exchange], the Issuer will, to the extent required by the rules of the [Stock Exchange], publish notice of such Additional Subsidiary Guarantee in a daily leading newspaper with general circulation in [                  ], send a copy of such notice to the [Stock Exchange] and deposit a copy of any new Additional Subsidiary Guarantee with the [Stock Exchange] and the [Paying Agent].

Security

The obligations of the Issuer and the Intermediate Guarantors under the Notes and the Indenture will be secured

7

will be secured (ratably with loans under the Bridge Facility and any further exchange notes issued in exchange for such loans) by first-priority pledges of all of the Capital Stock of NTL Sub and the Issuer, and that portion of the Capital Stock of DRC that is held by NTL Sub (consisting of [•] % of the outstanding Capital Stock of DRC) (collectively, together with any other assets that from time to time secure the Notes and the obligations under the Indenture, the “Collateral”).

The Trustee has, and by accepting a Note, each Holder will be deemed to have, irrevocably appointed [SECURITY AGENT] as security agent (the “Security Agent”) to act as its agent and security trustee under the Security Documents) and to have irrevocably authorized the Security Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents, together with any other incidental rights, power and discretions; and (ii) execute each Security Document expressed to be executed by the Security Agent on its behalf.

Repurchase at the Option of the Holders

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this section in the event that it has exercised its right to redeem all of the Notes under the terms of the sections titled “Optional Redemption”:

(1)                                  any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Company (for the purposes of this clause (1), such person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the “parent entity”), if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);

(2)                                  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board of directors or whose nomination for election by the shareholders of such company was approved by a vote of a majority of the directors of such company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company, then in office;

(3)                                  the adoption of a plan relating to the liquidation or dissolution of the Company or the Issuer; or

(4)                                  the merger or consolidation of the Company with or into another Person (other than any NTL Holding Company or the Issuer) or the merger of another Person (other than any NTL Holding Company or the Issuer) with or into the Company, any NTL Holding Company or the Issuer or the sale of all or substantially all the assets of any NTL Holding Company or the Issuer to another Person (other than any NTL Holding Company or the Issuer) and, in the case of any such merger or consolidation, the securities of any NTL Holding Company or the Issuer that are outstanding immediately prior to such transaction are changed into or exchanged for cash, securities or Property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if an NTL Holding Company becomes the ultimate parent of the Company and, if such NTL Holding Company had been the Company, no Change of Control would have otherwise occurred; provided, however, that such NTL Holding Company guarantees the Notes on a senior basis.

8

Repurchase Offer Procedures

Within 30 days following any Change of Control giving rise to the obligations under this covenant or, at the Issuer’s option, at any time prior to a Change of Control but following the public announcement thereof, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the “Repurchase Offer”) stating:

(1)                                  that a Change of Control has occurred and that such Holder has the right to require the Issuer to repurchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)                                  the circumstances and relevant facts regarding such Change of Control;

(3)                                  if a Change of Control has been publicly announced but has not occurred at the time such notice is mailed, that the Repurchase Offer is conditioned on the consummation of such Change of Control occurring prior to or concurrent with the repurchase;

(4)                                  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(5)                                  the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes repurchased.

The Issuer will not be required to make a Repurchase Offer upon a Change of Control if a third party makes the Repurchase Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Repurchase Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Repurchase Offer. The Issuer shall not be required to effect more than one Repurchase Offer, including repurchasing all Notes validly tendered and not withdrawn under such Repurchase Offer, for each Change of Control.

The Issuer will comply with the requirements of Section 14(e) of the Exchange Act and any applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The provisions under the Indenture obligating the Issuer to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes outstanding.

Certain Covenants

The Indenture will contain covenants including, among others, the following:

Limitation on Indebtedness. (a) The Company will not, and will not cause or permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Leverage Ratio would not exceed 5.5:1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and any Restricted Subsidiary may Incur the following Indebtedness:

(1)                                  Bank Indebtedness in an aggregate principal amount at any one time outstanding not exceeding (x) £3,300,000,000 plus (y) following a Permitted Acquisition, £500,000,000 less any amount of Indebtedness Incurred pursuant to clause (15) of this paragraph (b); provided, however, that the aggregate principal amount of all Bank Indebtedness at any one time outstanding pursuant to this clause (b)(1) shall be permanently reduced by the amount of Net Available Cash used to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Bank Indebtedness (other than Bank Indebtedness Incurred under any revolving facility in an aggregate amount up to £100,000,000) pursuant to the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” except to the extent Bank Indebtedness is subsequently incurred in an aggregate amount outstanding not exceeding such amount of

9

Net Available Cash and all of the proceeds are reinvested in Additional Assets or used to purchase Notes or prepay, repay, purchase, repurchase, redeem, retire, defense or otherwise acquire for value other Indebtedness under the conditions set forth in the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock;”

(2)                                  Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any subsequent transfer of such Indebtedness or any other event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary shall be deemed to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if an Intermediate Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated for the benefit of the Holders to the prior payment in full in cash of all obligations with respect to the relevant Intermediate Guarantee and (C) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated for the benefit of the Holders to the prior payment in full in cash of all obligations with respect to the Notes;

(3)                                  Indebtedness (A) represented by loans outstanding under the Bridge Facility, Notes issued from time to time in exchange for loans under the Bridge Facility, and Take-out Securities, (B) represented by the Intermediate Guarantees, and (C) outstanding on the Merger Date (other than the Indebtedness described in clause (2) of this paragraph (b));

(4)                                  Indebtedness consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (3) or (4) of this paragraph (b);

(5)                                  Indebtedness of a Restricted Subsidiary acquired by the Company, the Issuer or any other Restricted Subsidiary after the Merger Date Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company, the Issuer or any other Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company, the Issuer or any other Restricted Subsidiary) or any Refinancing Indebtedness in respect thereof, not exceeding £75 million in the aggregate at any one time outstanding;

(6)                                  Indebtedness (A) in respect of performance, bid, completion, surety or appeal bonds provided by the Company, the Issuer and any other Restricted Subsidiary in the ordinary course of their business and (B) under Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company, the Issuer and any other Restricted Subsidiary in the ordinary course of business;

(7)                                  Purchase Money Indebtedness and Capitalized Lease Obligations Incurred after the Merger Date for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including the cost of design, development, construction, acquisition, transportation, installation, improvement and migration) of assets; provided, however, that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (7), together with all other outstanding Indebtedness Incurred after the Merger Date pursuant to this clause (7), shall not exceed as of the date of Incurrence the greater of (A) 2.75% of Total Assets and (B) £150 million;

(8)                                  (i)  Guarantees of the Notes, loans under the Bridge Facility or Take-Out Securities, (ii) Guarantees by a Restricted Subsidiary in favor of the UK Inland Revenue in connection with the UK tax liability of DRC, (iii) Guarantees of other Indebtedness not otherwise prohibited by this covenant and (iv) Guarantees of Indebtedness which by its terms must be Guaranteed if the Notes are Guaranteed;

(9)                                  Indebtedness of the Company, the Issuer or any other Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10)                            Indebtedness constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances or other similar instruments or obligations issued in the ordinary course of business, including letters of

10

credit in respect of workers’ compensation claims or other Indebtedness Incurred with respect to reimbursement-type obligations regarding workers’ compensation claims and under other similar legislation; provided, however, that upon the drawing or other funding of such letters of credit or other instruments or obligations, such drawings or fundings are reimbursed within 30 days;

(11)                            Indebtedness arising from agreements of the Company, the Issuer or any other Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees or other credit support of Indebtedness or other obligations of any Person (other than the Company or any Restricted Subsidiary) acquiring all or any portion of such business, assets or Capital Stock or any Affiliate of such Person; provided that such Indebtedness is not reflected on the balance sheet of the Company, the Issuer or any other Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed not to be reflected on such balance sheet for purposes of this clause (11));

(12)                            the Incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit made to or on behalf of officers, directors, employees or consultants of the Company, the Issuer or any other Restricted Subsidiary for the purpose of permitting such persons to purchase Capital Stock of the Company, the Issuer or any other Restricted Subsidiary, in an amount not to exceed £10 million at any one time outstanding;

(13)                            the Incurrence of Indebtedness by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to the Company, the Issuer or any of their Subsidiaries (except for Standard Securitization Undertakings) in an amount not to exceed £300 million at any one time outstanding;

(14)                            the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (where the payment of such dividends is not part of a financing transaction);

(15)                            Indebtedness Incurred for the purposes of financing the Permitted Acquisition in an aggregate principal amount on the date of Incurrence not exceeding £500 million less any amounts Incurred pursuant to clause (1)(y) of this paragraph (b); and

(16)                            Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (16) and then outstanding, will not exceed the greater of (A) 3.0% of Total Assets and (B) £300 million.

(c) For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1)                                  Bank Indebtedness Incurred on the Merger Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above (and may not be reclassified pursuant to clause (3) of this paragraph (c));

(2)                                  Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(3)                                  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify or reclassify from time to time such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses (except as specified in clause (1) of this paragraph (c)); and

(4)                                  the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness permitted to be Incurred under this covenant shall not be double counted.

(d) For the purposes of determining compliance with any sterling denominated restriction on the Incurrence of

11

Indebtedness denominated in a currency other than pounds sterling, the sterling-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the sterling-equivalent principal amount of any such Indebtedness outstanding on the Merger Date shall be calculated based on the relevant currency exchange rate in effect on the Merger Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than pounds sterling, and such refinancing would cause the applicable sterling denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such sterling denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced based on the exchange rate between the currency of the Indebtedness being refinanced and the currency of the refinancing Indebtedness and (z) the sterling-equivalent principal amount of Indebtedness denominated in a currency other than pounds sterling and Incurred pursuant to any Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Merger Date, (ii) any date on which any of the respective commitments under the Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Layering. (a) No Restricted Subsidiary of the Company of which the issuer of the Existing Notes (the “Existing Notes Issuer”) is a Subsidiary (other than the Issuer or any Intermediate Guarantor) shall, and the Company shall not cause or permit any Restricted Subsidiary of the Company of which the Existing Notes Issuer is a Subsidiary(other than the Issuer or any Intermediate Guarantor) to, Incur any Indebtedness, except for Guarantees in respect of the Notes or in respect of Indebtedness of the Existing Notes Issuer or any Restricted Subsidiary thereof. (b) The Company shall not permit the Existing Notes Issuer to Incur any Indebtedness that is subordinated or junior in any respect to the Existing Notes or any Refinancing Indebtedness in respect thereof, unless such Indebtedness either (x) is held by the Company or any Restricted Subsidiary or (y) is subordinated to the Notes or the Note Guarantees.

Ownership of Holding Companies. Either the Company or the Issuer, or in each case a successor company, shall retain beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 100% of the Capital Stock (other than Preferred Stock) of each Restricted Subsidiary of which the Existing Notes Issuer is a Subsidiary.

Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1)                                  declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment to the direct or indirect holders of its Capital Stock, except (x) pro rata dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends, distributions or any similar payment payable to the Company or any other Restricted Subsidiary (and, if the Company or such Restricted Subsidiary has shareholders other than the Company, the Issuer or other Restricted Subsidiaries, to its other shareholders on a basis that is no more favorable to such other shareholders than a pro rata basis);

(2)                                  purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company;

(3)                                  purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than (1) Subordinated Obligations owed to the Issuer or any Intermediate Guarantor and (2) the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Restricted Subsidiary acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of acquisition);  or

(4)                                  make any Investment (other than a Permitted Investment) in any Person.

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

12

(A)                              a Default will have occurred and be continuing (or would result therefrom);

(B)                                the Company could not Incur at least £1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness;” or

(C)                                the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors) declared or made subsequent to the Calculation Date would exceed the sum of:

(i)                                     50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Calculation Date to the end of the most recent fiscal quarter ending at least 45 days (or such shorter period for which financial statements have been released) prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will subsequently be a deficit, minus 100% of such deficit);

(ii)                                  the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Calculation Date (other than an issuance or sale to (x) the Company or a Subsidiary of the Company or (y) an employee share ownership plan or other trust to the extent funded or required to be funded by the Company or any of its Subsidiaries);

(iii)                               the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s Consolidated balance sheet upon the conversion or exchange of any Indebtedness of any Intermediate Guarantor or the Issuer issued after the Calculation Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company issued to Persons not including the Company or any Restricted Subsidiary (less the amount of any cash or the Fair Market Value of other Property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

(iv)                              without duplication, the sum of

(x)                                   the aggregate amount returned to the Company, the Issuer or any other Restricted Subsidiary in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Calculation Date, whether through interest payments, principal payments, dividends or other distributions;

(y)                                 the net proceeds received and retained by the Company, the Issuer or any other Restricted Subsidiary from the disposition, retirement or redemption of all or any portion of such Investments (other than Permitted Investments and other than to the Company, the Issuer or any other Restricted Subsidiary; and

(z)                                   upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary subsequent to the Calculation Date, in accordance with the covenant described under “—Designation of Restricted and Unrestricted Subsidiaries,” the Fair Market Value (valued as provided in the definition of “Investment”) of the net assets of such Subsidiary;

provided, however, that the amount under this clause (iv) shall not exceed the aggregate amount of all such Investments (other than Permitted Investments) made subsequent to the Calculation Date (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, which amount was included in the calculation of the amount of Restricted Payments;

unless the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors) declared or made subsequent to the Merger Date would not exceed the sum of the amounts specified in clauses (C)(i) –(iv), calculated as though in each case the Calculation Date were the Merger Date.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

13

(1)                                  any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 45 days of, Capital Stock of, as applicable, the Company (other than Disqualified Stock (except in the case of purchases, repurchases, redemptions, refinements or other acquisitions for value of Disqualified Stock) and other than Capital Stock issued or sold to a Subsidiary of the Company or any of its Subsidiaries or an employee share ownership plan or other trust to the extent funded by the Company or any of its Subsidiaries); provided, however, that:

(A)                              such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

(B)                                the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (C)(ii) of paragraph (a) above;

(2)                                  any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company, the Issuer or any other Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 45 days of, Indebtedness of the Company, the Issuer or such other Restricted Subsidiary that is permitted to be Incurred pursuant to paragraphs (b) and (c) of the covenant described under “—Limitation on Indebtedness” and that is subordinated to the Notes to at least the same extent as such Subordinated Obligations; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

(3)                                  any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company, the Issuer or any other Restricted Subsidiary from Net Available Cash to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock;” provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

(4)                                  any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company, the Issuer or any other Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company, the Issuer or any other Restricted Subsidiary that qualifies as Refinancing Indebtedness; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

(5)                                  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included (without duplication) in the calculation of the amount of Restricted Payments;

(6)                                  any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock, or options to purchase Capital Stock, of the Company or any of its Subsidiaries from employees, former employees, directors or former directors or consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors or consultants), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed £20 million in any calendar year; provided further, that such purchases, repurchases, redemptions, retirements and other acquisitions for value will be included in the calculation of the amount of Restricted Payments;

(7)                                  any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) and (B) below; provided, however, that such dividends, distributions or other payments will be excluded from the calculation of the amount of Restricted Payments:

14

(A)                              to an NTL Holding Company in amounts required for such NTL Holding Company to pay taxes and other fees or amounts required to maintain its corporate existence and provide for other operating expenses in an aggregate amount of up to £50 million per year in each of the years ended March 3, 2007 and March 3, 2008, and £30 million per year in any year thereafter; and

(B)                                amounts (i) payable for any income or corporate taxes or pursuant to any tax sharing agreement and (ii) related to transfer or surrender of net operating losses in an aggregate amount of up to £25 million in any calendar year; provided that any amounts distributed pursuant to clause (i) relate only to taxes attributable to the Company and its Restricted Subsidiaries; provided further, however, that any net operating losses transferred or surrendered hereunder are not reasonably expected to be useable by the Company or any Restricted Subsidiary until after the maturity of the Notes;

(8)                                  any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock deemed to occur upon exercise of options, warrants or other securities, if such Capital Stock represents a portion of the exercise price of such options, warrants or other securities; provided, however, that such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded from the calculation of the amount of Restricted Payments;

(9)                                  after the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, distributions (including by way of dividend) consisting of cash, Capital Stock, or Property of such Unrestricted Subsidiary in each case is held by the Company, the Issuer or any other Restricted Subsidiary; provided, however, that (x) such distribution or disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the Property being transferred; (y) any Property received from any Unrestricted Subsidiary (other than Capital Stock issued by any Unrestricted Subsidiary) may be transferred by way of distribution or disposition pursuant to this clause (9) only if such Property, together with all related liabilities, is so transferred in a transaction that is substantially concurrent with the receipt of the proceeds of such distribution or disposition by the Company, the Issuer or such other Restricted Subsidiary; and (z) such distribution or disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to the Company, the Issuer and the Restricted Subsidiaries on a consolidated basis; provided further, however, that such distributions will be excluded from the calculation of the amount of Restricted Payments, it being understood that proceeds from the disposition of any cash, Capital Stock or Property of an Unrestricted Subsidiary that are so distributed will not increase the amount of Restricted Payments permitted under clause (a)(C)(iv) above;

(10)                            (i) dividends on common stock of the Company up to £10 million in each calendar year, or (ii) if greater, following any future Equity Offering of the ordinary shares of the Company or of an NTL Holding Company, the payment of dividends on common stock of the Company up to 6% per annum of the proceeds received by the Company in any such Equity Offering that are contributed in cash to the Company’s equity (other than through the issuance of Disqualified Stock), provided, however, that if such Equity Offering was of common stock of an NTL Holding Company, the proceeds of any such dividend are used to fund an equal dividend on the common stock of an NTL Holding Company; provided, in each case, that such Restricted Payments will be included in the calculation of the amount of Restricted Payments;

(11)                            payments of any Receivables Fees; provided, however, that such Restricted Payments will be excluded from the calculation of the amount of Restricted Payments;

(12)                            the transactions described in the Steps Paper;

(13)                            the Permitted Sit-up Payments; and

(14)                            any other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed £75 million; provided, however, that (A) such Restricted Payments will be included in the calculation of the amount of Restricted Payments and (B) at the time of any Restricted Payment referred to in this clause (14), no Default or Event of Default has occurred and is continuing (or would result from such Restricted Payment).

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not permit any Restricted

15

Subsidiary (other than the Issuer or any Intermediate Guarantor) to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                                  pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, the Issuer or any other Restricted Subsidiary of which it is a Subsidiary;

(2)                                  make any loans or advances to the Company, the Issuer or any other Restricted Subsidiary of which it is a Subsidiary; or

(3)                                  transfer any of its Property or assets to the Company, the Issuer or any other Restricted Subsidiary of which it is a Subsidiary.

The provisions of the preceding paragraph will not prohibit:

(A)                              any encumbrance or restriction pursuant to (i) applicable law, rule, regulation, order or governmental license, permit or concession or (ii) an agreement in effect on the Merger Date (including the Indenture, the Bridge Facility, the New Credit Facility and the indenture governing the Existing Notes);

(B)                                in respect of a Restricted Subsidiary acquired by the Company, the Issuer or any other Restricted Subsidiary after the Merger Date, any encumbrance or restriction with respect to such Restricted Subsidiary arising prior to the date on which such Restricted Subsidiary was acquired by the Company, the Issuer or any other Restricted Subsidiary (other than an encumbrance relating to Indebtedness Incurred as consideration for, in contemplation of, or to provide all or any portion of the funds or credit support utilized to, consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company, the Issuer or any other Restricted Subsidiary) and outstanding on such date;

(C)                                any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment or modification to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions, taken as a whole, contained in any such Refinancing agreement or amendment or modification are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

(D)                               in the case of clause (3), any encumbrance or restriction

(i)                                     that restricts in a customary manner the subletting, assignment or transfer of any Property or asset that is subject to a lease, license or similar contract,

(ii)                                  encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary so long as such restriction relates solely to the Property so acquired (other than any encumbrance or restriction created as consideration for, in contemplation of, in connection with or pursuant to the provision of, all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Property was otherwise acquired by the Company or any Restricted Subsidiary),

(iii)                               under agreements relating to Purchase Money Indebtedness or Capitalized Lease Obligations Incurred that impose customary restrictions on the Property subject to such Purchase Money Indebtedness or Capitalized Lease Obligations,

(iv)                              relating to Indebtedness that is permitted to be Incurred and secured without also securing the Notes or the applicable Note Guarantee pursuant to the covenants described under “—Limitation on Indebtedness” and “—Limitation on Liens” that limit the right of the debtor to dispose of the Property securing such Indebtedness, or

16

(v)                                 customarily imposed on the transfer of copyrighted or patented materials or other intellectual property and customer provisions in agreements that restrict the assignment of such agreements or any rights thereunder;

(E)                                 any encumbrance created in connection with a Qualified Receivables Transaction permitted under the covenant described under “—Limitation on Indebtedness;”

(F)                                 any customary encumbrance or restriction imposed with respect to a Restricted Subsidiary pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(G)                                any customary encumbrance or restriction on cash or other deposits or net worth imposed on customers under contracts entered into in the ordinary course of business;

(H)                               any encumbrance or restriction pursuant to an agreement governing any Bank Indebtedness of the Company or a Restricted Subsidiary permitted to be Incurred subsequent to the Merger Date pursuant to clause (b)(1) or (b)(15) of the covenant described under “ —Limitation on Indebtedness” and any Indebtedness permitted to be Incurred pursuant to clause (a) of the covenants described under “ —Limitation on Indebtedness” if the encumbrances and restrictions contained in any such agreement, taken as a whole, do not materially prejudice the ability of the Issuer to make payments on the Notes;

(I)                                    encumbrances or restrictions existing under or by reason of provisions in asset sale agreements entered into in the ordinary course of business; and

(J)                                   encumbrances or restrictions existing under or by reason of provisions in joint venture arrangements and other similar arrangements or arrangements with minority interests in any Restricted Subsidiary so long as such joint ventures and other arrangements covered by this clause (J) do not at any time relate to more than 2.5% of Total Assets or that related to a joint venture of the Content Business.

Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1)                                  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;

(2)                                  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, Temporary Cash Investments or Additional Assets; and

(3)                                  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be,

(A)                              first, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay or repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Indebtedness of the Issuer or any Intermediate Guarantor to the extent secured by a Permitted Lien or Indebtedness of a Subsidiary of the Issuer that is not a Note Guarantor (in each case, other than Indebtedness owed to the Company or any Subsidiary of the Company and other than obligations in respect of Disqualified Stock);

(B)                                second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets or any capitalized expense related thereto (including by means of an Investment in Additional Assets or any capitalized expense related thereto by a Restricted Subsidiary with Net Available Cash received by the Company or a Restricted Subsidiary);

17

(C)                                third, to the extent of the balance of such Net Available Cash not applied in accordance with clauses (A) and (B) within 366 days from the later of such Asset Disposition or the receipt of such Net Available Cash (provided, however, that such 366-day period shall be extended by up to 180 days to the extent a binding contractual commitment to reinvest in or purchase Additional Assets or any capitalized expense related thereto shall have been entered into by such 366th day to the extent such commitment remains in effect and the planned reinvestment or purchase has not been abandoned or cancelled), to make an Excess Proceeds Offer (as defined in paragraph (b) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant, subject to proration as described in paragraph (b) below; and

(D)                               fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) (including any amounts for Notes not tendered in any Excess Proceeds Offer), for any general corporate purpose permitted by the terms of the Indenture;

provided, however, that in connection with any prepayment or repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, other than in connection with Bank Indebtedness Incurred under any revolving facility, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so permanently prepaid or repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value unless the Company or such Restricted Subsidiary can incur such Indebtedness on such date under this Indenture.

For the purposes of clause (2) of paragraph (a) of this covenant, the following are deemed to be cash:

•                                          Indebtedness and other liabilities shown on the most recent consolidated balance sheet of the Company prior to the date of such Asset Disposition (other than Subordinated Obligations) (i) that are assumed by the transferee of any such assets and (ii) for which the Company and its Restricted Subsidiaries are released from all liability at the time of such Asset Disposition;

•                                          any securities, notes or other obligations received by any such Intermediate Guarantor, the Issuer or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or such Restricted Subsidiary into cash or Temporary Cash Investments within 90 days, to the extent of the cash or Temporary Cash Investments received in that conversion, sale or exchange; and

•                                          any Designated Non-Cash Consideration.

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the Issuer will be required to purchase Notes tendered pursuant to an offer by the Issuer for the Notes (an “Excess Proceeds Offer”), which Excess Proceeds Offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of over-subscription and calculation of the principal amount of Notes denominated in different currencies) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence, the Issuer may apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Issuer will not be required to make an Excess Proceeds Offer for Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (a)(3)(B)) is less than £40 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Excess Proceeds Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of each Excess Proceeds Offer, the amount of Allocable Excess Proceeds will be reset at zero.

The term “Allocable Excess Proceeds” means the product of:

(y)                                 the amount of Net Available Cash remaining after application in accordance with clauses (a)(3)(A) and (a)(3)(B) above, and

(z)                                   a fraction,

(1)                                  the numerator of which is the aggregate principal amount of the Notes outstanding on the date of

18

an Excess Proceeds Offer, plus accrued and unpaid interest thereon, if any, to such date, and

(2)                                  the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of such Excess Proceeds Offer, plus accrued and unpaid interest thereon, if any, to such date, and the aggregate principal amount (or accreted value in the case of Indebtedness with original issue discount) of other Senior Indebtedness of the Company and any other Note Guarantor outstanding on the date of such Excess Proceeds Offer, plus accrued and unpaid interest thereon, if any, to such date, that is pari passu in right of payment with the Notes or any Notes Guarantee and subject to terms and conditions in respect of Asset Dispositions similar in all material respects to the covenant described hereunder and requiring the Issuer to make an offer to purchase such Senior Indebtedness at substantially the same time as such Excess Proceeds Offer.

(c) The Issuer will comply with the requirements of Section 14(e) of the Exchange Act and any applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1)                                  that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2)                                  that, in the event such Affiliate Transaction involves an aggregate amount in excess of £25 million;

(A)                              are set forth in writing; and

(B)                                have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and

(3)                                  that, in the event such Affiliate Transaction involves an aggregate amount in excess of £100 million, have been determined by an Independent Financial Advisor to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not apply to:

(1)                                  any Restricted Payment permitted to be paid pursuant to the covenant described under “—Limitation on Restricted Payments” and any transaction described in the Steps Paper;

(2)                                  transactions between the Company and any Restricted Subsidiary (other than a Receivables Subsidiary) or between Restricted Subsidiaries (other than a Receivables Subsidiary);

(3)                                  sales of accounts receivable or any participations therein to a Receivables Subsidiary in connection with any Qualified Receivables Transaction;

(4)                                  in respect of clauses (2) and (3) of paragraph (a) above, only, any issuance of securities, or other payments, awards or grants in cash, securities (including stock options and similar rights) or similar transfers to employees, directors and consultants of the Company, any Restricted Subsidiary and any of their Subsidiaries pursuant to, or for the purpose of funding, employment arrangements, stock options and share ownership plans;

(5)                                  in respect of clauses (2) and (3) of paragraph (a) above, only, any loans or advances, or Guarantees of third-party loans, to directors, officers, employees and consultants in the ordinary course of business in accordance with past practices of the Company or any Restricted Subsidiary, as applicable, but in any

19

event;

(6)                                  the payment of reasonable fees and indemnities (including under customary insurance) to directors, officers and consultants of the Company, any Restricted Subsidiary and any of their Subsidiaries;

(7)                                  any tax sharing agreement or arrangement and payments pursuant thereto between or among the Company, any NTL Holding Company, the Issuer and any other Restricted Subsidiaries not otherwise prohibited by the Indenture;

(8)                                  commercial transactions on arm’s length terms entered into in the ordinary course of business of which the disinterested directors of the Company have been notified, or if there are no disinterested directors, the directors;

(9)                                  transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Issuer, any NTL Holding Company or any of its Subsidiaries, so long as such Affiliates are treated no more favorably than holders of such Indebtedness or Capital Stock generally;

(10)                            any agreement in effect on the Merger Date or any amendment or other modification thereto (so long as such amendment or other modification is not disadvantageous to the Holders in any material respect) or any transactions pursuant thereto;

(11)                            the issuance and sale of Capital Stock of the Company to (A) any officer, director or consultant of the Company, any Restricted Subsidiary or any other NTL Holding Company pursuant to agreements outstanding on the Merger Date, or (B) any NTL Holding Company or any Restricted Subsidiary;

(12)                            the entering into, maintaining or performing of any employee contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer, director or consultant heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements; and

(13)                            any transaction in the ordinary course of business between or among the Issuer or any Restricted Subsidiary and any Affiliate of the Company that is an Unrestricted Subsidiary or a joint venture or similar entity that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity.

Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any consensual Lien of any nature whatsoever (any such Lien, an “Initial Lien”) on any of its Property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Merger Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders pursuant to the immediately preceding paragraph may provide by its terms that such Lien will be automatically and unconditionally released and discharged (1) upon the full and unconditional release and discharge of the Initial Lien (other than as a result of satisfaction of the debt secured through enforcement of such Lien), (2) with respect to any Additional Subsidiary Guarantor the assets or the Capital Stock of which are encumbered by such Lien, upon the release of the Additional Subsidiary Guarantee of such Additional Subsidiary Guarantor in accordance with the provision described under “Additional Subsidiary Guarantee,” or (3) upon any defeasance or satisfaction and discharge of the Notes as provided under the captions “Defeasance” and “Satisfaction and Discharge.”

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary (other than the Issuer and the Intermediate Guarantors or any other Note Guarantor) to provide a Guarantee after the Merger Date of any Indebtedness of the Company, the Issuer or any Intermediate Guarantor unless:

(1)                                  such Restricted Subsidiary simultaneously (or prior thereto) executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by it of payments of the Notes on an equal and ratable basis with such Guarantee, provided, however, that any Guarantee by such Restricted Subsidiary of a Subordinated

20

Obligation shall be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary;

(2)                                  such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3)                                  such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(A)                              such Guarantee has been duly executed and authorized; and

(B)                                such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by insolvency, bankruptcy, liquidation, reorganization, administration, moratorium, receivership or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

except, in each case, for

(A)                              Guarantees by a Restricted Subsidiary of any Indebtedness (other than Public Debt Incurred by the Issuer or any Intermediate Guarantor) permitted to be Incurred pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness;”

(B)                                Guarantees by a Restricted Subsidiary pursuant to an agreement governing any Bank Indebtedness permitted to be Incurred pursuant to clauses (b)(1) or (b)(15) of the covenant described under “—Limitation on Indebtedness;” (other than Public Debt Incurred by the Issuer or any Intermediate Guarantor);

(C)                                Guarantees by a Restricted Subsidiary under any Refinancing Indebtedness described in clause (4) of paragraph (b) of the covenant described under “—Limitation on Indebtedness,” to the extent such Restricted Subsidiary provided a Guarantee in respect of the Indebtedness being refinanced; provided that the Guarantee is not senior in right of payment to the Guarantee in respect of the Indebtedness being replaced;

(D)                               Guarantees by a Restricted Subsidiary of any Indebtedness described in clause (5) of paragraph (b) of the covenant described under “—Limitation on Indebtedness,” to the extent existing under, or required under the terms of, such Indebtedness; provided that the Guarantee or any requirement to provide such Guarantee was in existence prior to the contemplation of the merger, consolidation or acquisition that resulted in the Incurrence of such Indebtedness (except as provided in clause (A) hereof);

(E)                                 any Guarantee or undertaking by any Restricted Subsidiary in favor of the UK Inland Revenue in connection with the UK tax liability of the Company or any Restricted Subsidiary; and

(F)                                 Guarantees by a Restricted Subsidiary permitted under clause (11) of paragraph (b) of the covenant described under “—Limitation on Indebtedness.”

Ongoing Reporting. So long as the Notes are outstanding, the Company will furnish to the Trustee, within the time periods specified in the SEC’s rules and regulations, without cost to the Trustee (who, at the Issuer’s expense, will furnish by mail to the Holders); provided, however, that to the extent any reports are filed on the SEC’s website, such reports shall be deemed to be furnished to the Trustee and the Holders:

(1)                                  whether or not required by SEC rules and regulations, quarterly and annual reports of the Company, containing substantially the same information required to be contained in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable, under the Exchange Act, including financial statements prepared in accordance with GAAP and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (except with respect to guarantor financial statements); provided, however, that

21

only to the extent reasonably available, at any time that any of the Company’s Subsidiaries is an Unrestricted Subsidiary that is a Significant Subsidiary or would in combination with other Unrestricted Subsidiaries be a Significant Subsidiary, the quarterly and annual financial information required by this paragraph will include a presentation, either on the face of the financial statements, in the footnotes thereto, or in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company; and

(2)                                  such other reports containing substantially the same information required to be contained in a Current Report on Form 8-K under the Exchange Act, as in effect on the Merger Date.

To the extent GAAP in effect from time to time differs in any material respect from GAAP in effect on the date of the Indenture, the Company (as applicable) will separately prepare and deliver to the Trustee and Holders of the Notes with its annual financial statements a reasonably detailed reconciliation to GAAP as in effect on the date of the Indenture with respect to the financial items necessary to ascertain compliance with the covenants set forth in the Indenture.

In addition, the Issuer will furnish to the holders of the Notes and to prospective investors in the Notes, upon request of such holders, any information required to be delivered in connection with a sale pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are “restricted securities” within the meaning of Rule 144 under the Securities Act.

The Company will also make available copies of all reports required by clauses (1) and (2) above on its website.

Limitation on Activities. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business, except for any businesses that are immaterial to the business as a whole.

Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any Property unless:

(1)                                  such Intermediate Guarantor or such Restricted Subsidiary would be entitled to:

(A)                              Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness;” and

(B)                                create a Lien on such Property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens;”

(2)                                  the net proceeds received by the Company or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction represent the Fair Market Value of such Property; and

(3)                                  the transfer of such Property is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.”

Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) other than the Issuer to be an Unrestricted Subsidiary if:

(1)                                  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(2)                                  such Subsidiary and any of its Subsidiaries do not own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, the Company or any Restricted Subsidiary other than a Subsidiary of the Subsidiary to be designated an Unrestricted Subsidiary;

(3)                                  either:

22

(A)                              the Subsidiary to be so designated has total Consolidated assets of £1,000 or less; or

(B)                                if such Subsidiary has Consolidated assets greater than £1,000, then the Issuer would be permitted to make an Investment under the covenant described under “—Limitation on Restricted Payments” after giving effect to such designation in the amount specified in the definition of “Investment”;

(4)                                  all of the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt unless the Guarantee or other credit support related to any such Indebtedness could be Incurred by the Company or the relevant Restricted Subsidiary under the Indenture;

(5)                                  such Subsidiary is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation:

(A)                              to subscribe for additional Capital Stock of such Person; or

(B)                                to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)                                  on the date such Subsidiary is designated an Unrestricted Subsidiary, such subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company, the Issuer or any other Restricted Subsidiary with terms substantially less favorable to the Company the Issuer or any Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Company other than transactions that comply with the covenant described under “—Limitation on Transactions with Affiliates.”

In the event of any such designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under “—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if such Unrestricted Subsidiary’s primary business is a Permitted Business and immediately after giving effect to such designation:

(x)                                   no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such designation,

(y)                                 the Company could Incur £1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness,” and

(z)                                   all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation would, if incurred at that time, have been permitted to be Incurred for all purposes of the Indenture.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

Maintenance of Security. (a) Subject to paragraph (b) below, the Company will not, and will not permit any Restricted Subsidiary to, take, or knowingly or negligently omit to take, any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Holders, and the Company will not, and will not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Holders and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral, provided, however, that the Company or any Restricted Subsidiary may Incur Liens in the Collateral (“Permitted Collateral Liens”) in favor of loans or exchange notes issued under the Bridge Facility, in each case, on an equal and ratable basis with the Liens in favor of the Notes.

(b) At the direction of the Company and without the consent of the Holders, the Security Agent will from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) provide for Permitted Collateral Liens, (iii) add to the Collateral or (iv) make any other change

23

thereto that does not adversely affect the Holders in any material respect; provided, however, that no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification or replacement, the Company delivers to the Trustee an Opinion of Counsel, subject to customary limitations, in form and substance satisfactory to the Trustee confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens securing the Notes (other than any Additional Notes) created under the Security Documents so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

Merger and Consolidation

The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)                                  the Issuer is the surviving corporation or the resulting, surviving or transferee Person other than the Issuer (the “Successor Company”) will be a corporation organized and existing under the laws of any country that is a Member State, Bermuda, the United States of America, any State thereof or the District of Columbia and the Successor Company will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Note;

(2)                                  immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Issuer which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)                                  immediately after giving effect to such transaction, the Issuer, if it is the surviving corporation, or the Successor Company, would be able to Incur an additional £1.00 of Indebtedness under paragraph (a) of the covenant described under “Certain Covenants—Limitation on Indebtedness”;

(4)                                  each Note Guarantor (unless it is the other party to the transaction above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes; and

(5)                                  the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the provisions described in this paragraph; provided, that in giving such opinion, such counsel may rely on an Officer’s Certificate as to compliance with clauses (2) and (3) above and as to any matters of fact.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, but the predecessor Issuer in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Clauses (2) and (3) of the first paragraph of this section will not apply to any transaction in which (i) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its properties and assets to the Issuer or (ii) (x) the Issuer consolidates or merges with or into or transfers all or substantially all of its assets to an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction or changing its legal structure to a corporation or other entity or (y) the Issuer consolidates or merges with or into  or transfers all or substantially all of its assets to a Restricted Subsidiary so long as all assets of the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

In addition, the Company and each Intermediate Guarantor will not, and each Intermediate Guarantor and the Issuer will not permit any Additional Subsidiary Guarantor to, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

24

(1)                                  the resulting, surviving or transferee Person if other than such Intermediate Guarantor or such Additional Subsidiary Guarantor (the “Successor Guarantor”) will be a corporation organized and existing under the laws of a country that is a Member State, Bermuda, the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form and substance satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

(2)                                  immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of such Intermediate Guarantor or such Additional Subsidiary Guarantor which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(3)                                  the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided that in giving such opinion, such counsel may rely on an Officer’s Certificate as to compliance with clause (2) above and as to any matters of fact.

Notwithstanding the foregoing, the Company or any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to any Intermediate Guarantor, the Issuer or any Additional Subsidiary Guarantor; provided, however, that neither the Company nor any Restricted Subsidiary shall be permitted to consolidate with, merge into or transfer all or part of its properties and assets to any Intermediate Guarantor or any Additional Subsidiary Guarantor if following such consolidation, merger or transfer such Intermediate Guarantor or such Additional Subsidiary Guarantor would be prohibited by applicable law from continuing to provide a Note Guarantee or the amount of such Note Guarantee would be required to be limited to a greater extent than immediately prior to such consolidation, merger or transfer.

Defaults

Each of the following is an Event of Default:

(1)                                  a default in any payment of interest on, or Additional Amounts with respect to, any Note when due and payable continued for 30 days;

(2)                                  a default in the payment of principal of or premium, if any, on any Note when due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)                                  the failure to comply with obligations under the covenant described under “Merger and Consolidation” above;

(4)                                  the failure to comply for 30 days after notice with any obligations under the covenants described under “Repurchase at the Option of the Holders” or “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above);

(5)                                  the failure to comply for 60 days after notice with any other agreement contained in the Notes or the Indenture;

(6)                                  the failure by the Company, the Issuer or any other Restricted Subsidiary or any other NTL Holding Company to pay any Indebtedness within any applicable grace period after final maturity, or the acceleration of any such Indebtedness by the holders thereof because of a default, if, in each case, the total amount of such Indebtedness unpaid or accelerated exceeds £40 million or its equivalent in another currency (the “cross acceleration provision”);

(7)                                  certain events of bankruptcy, insolvency or reorganization of the Issuer, any Note Guarantor or a Significant Subsidiary (the “bankruptcy provisions”);

(8)                                  the rendering of any judgment or decree for the payment of money in excess of £40 million or its equivalent

25

in another currency against the Company or any Restricted Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived or stayed before the end of such period (the “judgment default provision”);

(9)                                  any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms in writing such Note Guarantor’s obligations under the Indenture or any Note Guarantee (other than by reason of the termination of the Indenture or such Note Guarantee or the release of such Note Guarantee in accordance with such Note Guarantee or the Indenture); or

(10)                            the security interest purported to be created under any Security Document will, at any time, cease to be in full force and effect and constitute a valid and perfected lien with the priority required by the applicable Security Document for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture or any security interest purported to be created under any Security Document is declared invalid or unenforceable or the Company or any Person granting Collateral the subject of any such security interest asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and (but only in the event that such failure to be in full force and effect or such assertion is capable of being cured without imposing any new hardening period, in equity or at law, that such security interest was not otherwise subject immediately prior to such failure or assertion) such failure to be in full force and effect or such assertion has continued uncured for a period of 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee notifies the Issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes notify the Issuer and the Trustee of the default and the Company, the Issuer, the relevant NTL Holding Company or the relevant Restricted Subsidiary, as applicable, does not cure such default within the time specified in clause (4) or (5) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a notice of Default. When a Default or an Event of Default is cured within the time specified, it ceases. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default (other than an Event of Default under the bankruptcy provisions described in clause (7) with respect to the Issuer, any Intermediate Guarantor or any Additional Subsidiary Guarantor that is a US company) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Issuer may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default under the bankruptcy provisions described in clause (7) with respect to the Issuer, any Intermediate Guarantor or any Additional Subsidiary Guarantor that is a US company occurs, the unpaid principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)                                  such Holder has previously given the Trustee notice that an Event of Default is continuing;

26

(2)                                  Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3)                                  such Holders have provided the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)                                  the Trustee has not complied with such request within 60 days after the receipt of the request and the security or indemnity reasonably satisfactory to the Trustee; and

(5)                                  the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The Holders of a majority in aggregate principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that the Trustee determines (after consultation with counsel) conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that may involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to reasonable indemnification against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the best interests of the Holders.

In addition, the Issuer will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signer thereof knows of any Default that occurred during the previous fiscal year. The Issuer will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute an Event of Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding and, subject to certain exceptions, any past default or compliance with certain provisions thereof may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding; provided, however, that if any amendment, waiver or other modification would only affect a series of Notes, the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes of the affected series (and not the consent of the Holders of any other series of Notes) shall be required. However, with respect to the Notes, without the consent of each Holder of an outstanding Note affected, no amendment may:

(1)                                  reduce the principal amount of Notes whose Holders must consent to an amendment or waiver;

(2)                                  reduce the rate of or extend the time for payment of interest on any Note;

(3)                                  reduce the principal of or extend the Stated Maturity of any Note;

(4)                                  reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above;

(5)                                  make any Note payable in money other than that stated in the Note;

(6)                                  impair the right of any Holder to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)                                  make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions described in this sentence;

27

(8)                                  modify the Note Guarantees in any manner materially adverse to the Holders; or

(9)                                  release the Collateral or any security interest that may have been granted in favor of the Holders of the Notes.

With respect to the Notes, without the consent of any Holder, the Intermediate Guarantors, the Issuer, the Additional Subsidiary Guarantors and the Trustee may amend the Indenture to:

(1)                                  cure any ambiguity, omission, defect or inconsistency; provided that such amendment does not, in the opinion of the Trustee, adversely affect the rights of any Holder in any material respect;

(2)                                  provide for the assumption by a successor corporation in accordance with the Indenture of the obligations of the Issuer under the Indenture and the Notes;

(3)                                  provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)                                  add additional Guarantees with respect to the Notes or release Additional Subsidiary Guarantors from Additional Subsidiary Guarantees as provided by the terms of the Indenture;

(5)                                  add to the covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company, any Restricted Subsidiary or any of their Subsidiaries;

(6)                                  make any change that does not materially adversely affect the rights of any Holder in any respect, subject to the provisions of the Indenture;

(7)                                  provide for the issuance of Additional Notes;

(8)                                  mortgage, pledge, hypothecate or grant a security interest in any Property for the benefit of any Person; provided, however, that the granting of such security interest is not prohibited by the Indenture and the covenant described under “Certain Covenants—Limitation on Liens” is complied with;

(9)                                  comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; and

(10)                            provide for a reduction in the minimum denominations of the Notes.

After an amendment becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment. In addition, for so long as the Notes are listed on the [Stock Exchange] and the rules of such exchange so require, the Issuer will inform such exchange of any amendment, supplement or waiver and will publish notice of such amendment, supplement or waiver in [JURISDICTION] in a daily newspaper with general circulation in [JURISDICTION] (which is expected to be [RELEVANT NEWSPAPER]).

Defeasance

The Issuer may at any time terminate all obligations of the Issuer and the Note Guarantors under the Notes, the Note Guarantees and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, the Issuer may at any time terminate:

(1)                                  its obligations under the covenants described under “Certain Covenants” and “Repurchase at the Option of the Holders”; and

28

(2)                                  the operation of the cross-acceleration provision, the bankruptcy provisions with respect to any Note Guarantor and Significant Subsidiaries and the judgment default provision described under “Defaults” above and the limitations contained in clause (3) under the first paragraph of “Merger and Consolidation” above (“covenant defeasance”).

In the event that the Issuer exercises its legal defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to any Note Guarantor and Significant Subsidiaries) or (8) under “Defaults” above or because of the failure of the Issuer to comply with clause (3) under the first paragraph of “Merger and Consolidation” above.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in pounds sterling or UK Government Obligations or a combination thereof (in the case of the Sterling Notes) or cash in U.S. dollars or U.S. Government Obligations or a combination thereof (in the case of the Dollar Notes) or cash in euros or European Government Obligations or a combination thereof (in the case of the Euro Notes), the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, as indicated by an Officer’s Certificate, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. Federal or UK income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal and UK income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on and refer to a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law).

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes and Note Guarantees issued thereunder when:

(1)                                  either:

(A)                              all the Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and applicable Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer in accordance with the Indenture, have been delivered to the Trustee for cancellation; or

(B)                                all of the Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in pounds sterling or UK Government Obligations in the case of the Sterling Notes, or cash in U.S. dollars or U.S. Government Obligations in the case of the Dollar Notes, or cash in euros or European Government Obligations in the case of the Euro Notes, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the applicable Notes not delivered to the Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

(2)                                  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

(3)                                  the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(4)                                  the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited

29

money toward the payment of the applicable Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Prescription

There is no express term in the Indenture as to any time limit on the validity of claims of the Holders to interest and repayment of principal, but any such claims will be subject to any statutory limitation period prescribed under the laws of the State of New York.

Concerning the Trustee

The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Issuer as a Paying Agent with regard to the Notes.

If the Trustee becomes a creditor of the Issuer, the Indenture limits its rights to obtain payment of claims in certain cases, or to realize on certain Property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

The Holders of a majority in aggregate principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee in respect of such Notes, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes unless such Holder has provided to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Notices

All notices to Holders of each series of Notes will be validly given if mailed to them at their respective addresses in the register of the Holders of such Notes, if any, maintained by the Registrar. In addition, for so long as any of the Notes are listed on the [Stock Exchange] and the rules of the [Luxembourg Stock Exchange] so require, notices with respect to the Notes listed on the [Stock Exchange] will be published in a leading newspaper having general circulation in [JURISDICTION] (which is expected to be [TO BE COMPLETED]) or, if in the opinion of the Trustee such publication is not practicable, in an English language newspaper having general circulation in Europe. In addition, for so long as any Notes are represented by Global Notes, all notices to holders of the Notes will be delivered to Euroclear, Clearstream and DTC, each of which will give such notices to the holders of Book Entry Interests.

Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made, provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to him if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

No Personal Liability of Directors, Officers, Employees and Shareholders

No past, present or future director, officer, employee, incorporator or shareholder of the Company, any Intermediate Guarantor, the Issuer or any Additional Subsidiary Guarantor, as such, will have any liability for any obligations of the

30

Company, any Intermediate Guarantor, the Issuer or any Additional Subsidiary Guarantor under the Intermediate Guarantees, the Notes, the Additional Subsidiary Guarantees or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under U.S. Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Currency Indemnity

The currency of account and payment for all sums, including damages, payable by the Issuer or any Note Guarantor under or in connection with the Sterling Notes, the Dollar Notes, or the Euro Notes, as the case may be, is pounds sterling, the U.S. dollar, or the euro, respectively. Any amount received or recovered in a currency other than pounds sterling (in the case of the Sterling Notes), U.S. dollars (in the case the Dollar Notes), or euro (in the case of the Euro Notes), whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or any Note Guarantor or otherwise by any Holder of a Sterling Note, a Dollar Note, or a Euro Note, as the case may be, or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or any Note Guarantor will only constitute a discharge to the Issuer or any Note Guarantor to the extent of pounds sterling amount, the U.S. dollar amount or the euro amount, as the case may be, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that pounds sterling amount is less than the sterling amount expressed to be due to the recipient or the Trustee under any Sterling Note, or if that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient or the Trustee under any Dollar Note, or if that euro amount is less than the euro amount expressed to be due to the recipient or the Trustee under any Euro Note, the Issuer and any Note Guarantor will indemnify them against any loss sustained by such recipient as a result. In any event, the Issuer and any Note Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner satisfactory to the Issuer (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer and any Note Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.

Calculation of Sterling Denominated Restrictions

Except as otherwise specifically set forth herein under the covenant described under “—Limitation on Indebtedness,” for purposes of determining compliance with any sterling denominated restriction herein, the Sterling Equivalent amount for purposes hereof that is denominated in a non-sterling currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-sterling amount is incurred or made, as the case may be.

Certain Definitions

“Additional Assets” means:

(1)                                  any Property or assets (other than Indebtedness and Capital Stock) to be used by any Intermediate Guarantor, the Issuer or a Restricted Subsidiary;

(2)                                  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by any Intermediate Guarantor, the Issuer or another Restricted Subsidiary; or

(3)                                  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Permitted Business.

“Additional Subsidiary Guarantee” means each Guarantee of the obligations with respect to the Notes issued by a Subsidiary of the Issuer pursuant to the terms of the Indenture.

“Additional Subsidiary Guarantor” means any Person that has issued an Additional Subsidiary Guarantee.

31

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess (to the extent positive) of (A) the present value at such time of (i) the redemption price of such Note at March 3, 2011 (such redemption price being described in the table appearing in the first paragraph under the heading “Optional Redemption,” exclusive of any accrued and unpaid interest) plus (ii) any required interest payments due on such Note through March 3, 2011 (including any accrued and unpaid interest) computed using a discount rate equal to the Gilt Rate (in the case of the Sterling Notes), the Treasury Rate (in the case of the Dollar Notes), or the Bund Rate (in the case of the Euro Notes) plus 50 basis points, over (B) the principal amount of such Note.

“Asset Disposition” means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions), including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of any shares of Capital Stock of any Intermediate Guarantor other than the Company, of the Issuer, of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary) or any assets of the Company or any Restricted Subsidiary other than:

(A)                              a disposition to the Company, any Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor;

(B)                                a disposition by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(C)                                for purposes of the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition subject to the covenant described under “Certain Covenants—Limitation on Restricted Payments” or a disposition of assets to a joint venture as part of a transaction that is a Permitted Investment;

(D)                               any disposition permitted under the provisions described under “Merger and Consolidation;”

(E)                                 a sale of Temporary Cash Investments in the ordinary course of business;

(F)                                 a disposition of inventory, consumer equipment, communications capacity and worn out or obsolete equipment or assets in the ordinary course of business;

(G)                                issuance of Capital Stock by a Restricted Subsidiary to the Company, any Intermediate Guarantor, the Issuer or another Restricted Subsidiary;

(H)                               any sale or other disposition of Receivables and Related Assets to a Receivables Subsidiary pursuant to or in connection with a Qualified Receivables Transaction;

(I)                                    any sale or disposition deemed to occur in connection with creating or granting a Permitted Lien;

(J)                                   any disposition of the Capital Stock or all or substantially all Property of any Unrestricted Subsidiary; provided, however, that such disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the Property being transferred; provided further, however, that such disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to any Intermediate Guarantor, the Issuer or any Restricted Subsidiary;

(K)                               the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other Property in the ordinary course of business which do not materially interfere with the business of the Company, the Intermediate Guarantors, the Issuer and their Restricted Subsidiaries;

(L)                                 assets or Capital Stock acquired in an acquisition which the Company, any Intermediate Guarantor, the

32

Issuer or any Restricted Subsidiary sells within 6 months of such acquisition;

(M)                            foreclosure on assets;

(N)                               surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(O)                               any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person; provided, however, that (A) if the outsourcing relates to non-core business activities, the Company shall provide an Officer’s Certificate and (B) if the outsourcing relates to core business activities, the board of directors of the Company shall certify, in either case, that in the opinion of the Officer or the board of directors, as applicable, the outsourcing transaction will be economically beneficial to the Company and its Restricted Subsidiaries (considered as a whole) and that the costs of such outsourcing are fair; provided further, however, that the Fair Market Value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (O), do not exceed 5% of Total Assets; or

(P)                                 a disposition of Capital Stock or assets in a transaction or series of related transactions with an aggregate Fair Market Value of less than £20 million.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate reasonably determined in good faith by a responsible financial or accounting officer of the Issuer to be the interest rate implicit in such Sale/Leaseback Transaction in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1)                                  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2)                                  the sum of all such payments.

“Bank Indebtedness” means any and all amounts payable under or in respect of an agreement, instrument or other document relating to a Credit Facility (including security documents, fee letters and intercreditor agreements related thereto), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Person liable thereunder whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof, and any and all Refinancing Indebtedness Incurred in respect of any such amount (including amounts in respect of Refinancing Indebtedness), whether Incurred under or in respect of an agreement relating to a Credit Facility or otherwise (including Public Debt, other than Public Debt Incurred by the Issuer or any Intermediate Guarantor);

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of the Board of Directors of the Issuer.

“Bridge Facility” means the £1,800,000,000 Senior Bridge Facility entered into between, among others, the Issuer as borrower and the Company as guarantor pursuant to which the Notes were made available for issuance as exchange notes, as such agreement may be amended or modified from time to time (including the replacement of the original Bridge Facility pursuant to its terms with an additional facility pursuant to which the extended loans will be issued).

“Bund Rate” means, with respect to any relevant date, the rate per annum equal to the semiannual equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(1)                                  “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date

33

to March 3, 2011, and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to March 3, 2011; provided, however, that, if the period from such redemption date to March 3, 2011 is less than one year, a fixed maturity of one year shall be used;

(2)                                  “Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3)                                  “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer in consultation with the Trustee; and

(4)                                  “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third Business Day preceding the relevant date.

“Business Day” means each day which is not a Legal Holiday.

“Calculation Date” means the Merger Date until either (i) the first day of the next fiscal year after there have been two consecutive quarters in which Consolidated Net Income has been positive or (ii) if earlier, such earlier date (the “Designation Date”) designated by the Company as evidenced by an Officer’s Certificate, upon the occurrence of either of which the Calculation Date shall be the date specified in (i) or (ii) as applicable.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries including, without duplication:

(1)                                  interest expense attributable to Purchase Money Indebtedness and Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

(2)                                  amortization of debt discount and debt issuance costs,

(3)                                  capitalized interest and interest paid in the form of additional Indebtedness,

(4)                                  cash or non-cash interest expense,

(5)                                  commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing,

(6)                                  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by, or secured by a Lien on the assets of, the Issuer or any Restricted Subsidiary,

(7)                                  net costs associated with Hedging Obligations (including amortization of fees),

34

(8)                                  dividends in respect of all Disqualified Stock of the Issuer and all Preferred Stock of any of the Subsidiaries of the Issuer, to the extent held by Persons other than the Issuer or a Wholly Owned Subsidiary of the Issuer,

(9)                                  interest Incurred in connection with Investments in discontinued operations and

(10)                            the cash contributions to any employee share ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1)                                  any net income (or loss) of any Person (other than the Company) if such Person is not a Subsidiary, or is an Unrestricted Subsidiary, except that, subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Investments distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other similar distribution or return;

(2)                                  any net income (or loss) of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer (other than any restriction permitted under clause (A), (C) (solely to the extent relating to clause (A)) or (H) of the covenant described under “Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries”), except that, subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Investments distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other similar distribution;

(3)                                  any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person, in each case, that is not sold or otherwise disposed of in the ordinary course of business;

(4)                                  any item classified as a restructuring, extraordinary, unusual, non-recurring or other non-operating gain or loss, including the costs of, and accounting for, financial instruments;

(5)                                  any impairment loss of the Company or its Restricted Subsidiaries relating to goodwill or other intangible assets;

(6)                                  the cumulative effect of a change in accounting principles;

(7)                                  all deferred financing costs written off in connection with the early extinguishment of Indebtedness, net of taxes; and

(8)                                  any foreign currency transaction or translation gains or losses, net of taxes.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments, redemptions or releases of Investments, proceeds realized on the sale or liquidation of Investments, and dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (C)(iv) of paragraph (a) thereof.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include

35

consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an Internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).

“Content Business” means the business of the Company and its Restricted Subsidiaries consisting of ownership or licensing of Content.

“Credit Facility” means any debt facility or commercial paper facility (including the New Credit Facility) or ancillary facility, in each case with a lender or a syndicate of commercial bank lenders or other financial institutions, providing for revolving credit loans, term loans, receivables financing or letters of credit, in each case, as amended, restated, refunded, renewed, replaced or refinanced in whole or in part from time to time by a lender or a syndicate of commercial bank lenders or other financial institutions.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company, any Intermediate Guarantor, the Issuer or any Restricted Subsidiary in connection with an Asset Disposition that is so designated pursuant to an Officer’s Certificate, setting forth the basis of such valuation. The aggregate Fair Market Value of the Designated Non-Cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-Cash Consideration then held by the Company or any Restricted Subsidiary, may not exceed the greater of (x) £50 million in the aggregate or (y) 1.00% of Total Assets, at the time of the receipt of the Designated Non-Cash Consideration (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1)                                  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)                                  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3)                                  is redeemable or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable at the option of the holder thereof, in whole or in part, in the case of each of clauses (1), (2) and (3), on or prior to 180 days following the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 180 days following the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “Repurchase at the Option of Holders—Change of Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Dollar Notes” means the U.S. dollar denominated •% Senior Notes due March 3, 2016 of the Issuer.

36

“EBITDA” for any period means the Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income of the Company and its Consolidated Restricted Subsidiaries:

(1)                                  income tax expense;

(2)                                  Consolidated Interest Expense;

(3)                                  depreciation expense;

(4)                                  amortization expense (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

(5)                                  all other non-cash charges (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income (excluding any such non-cash item of income to the extent it will result in receipt of cash payments in any future period);

(6)                                  other cash changes for professional fees and services incurred in connection with the planning, negotiating, documenting or other activities related to a proposed financing, acquisition or disposition transaction involving a Permitted Business if such transaction is abandoned;

(7)                                  the amount of minority interest expense deducted in calculating Consolidated Net Income;

(8)                                  the amount of any restructuring charge deducted for such period in calculating Consolidated Net Income;

(9)                                  recapitalization items, net;

(10)                            share of income or loss on equity Investments; and

(11)                            asset impairments,

in each case for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed, directly or indirectly, to the Company by such Restricted Subsidiary without breaching or violating a restriction, directly or indirectly, applicable to such Restricted Subsidiary (disregarding for this purpose any restriction permitted under clause (A), (C) (solely to the extent relating to clause (A)) or (H) of the covenant described under “Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries”).

“Equity Offering” means a public or private sale for cash of Capital Stock that is a sale of Capital Stock of the Company or any NTL Holding Company (not including convertible debt or other equity-linked securities or purchases of Capital Stock of the Company or any NTL Holding Company funded by a sale of debt, convertible debt or other equity-linked securities of the Company or any NTL Holding Company).

“Euro Notes” means the euro denominated •% Senior Notes due March 3, 2016 of the Issuer.

“European Government Obligations” means the highest-rated sovereign obligations of the European Union or a Member State that are payable in euro for the timely payment of which its full faith and credit is pledged, in each case which are not callable or redeemable at the issuer’s option.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Notes” means the £375 million of 9.75% Senior Notes due 2014, the $425 million of Senior Notes due 2014, the €225 million of Senior Notes due 2014 and the $100 million of Floating Rate Senior Notes due 2012 issued by NTL Cable plc pursuant to an indenture dated April 13, 2004; and the “Existing Notes Issuer” means the issuer of such Notes,

37

including any successor issuer from time to time pursuant to the indenture governing the Existing Notes.

“Fair Market Value” means, with respect to any asset or Property, the price which could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For purposes of the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” the Fair Market Value of Property or assets other than cash which involves an aggregate amount in excess of £20 million shall be set forth in a resolution of the Board of Directors.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Merger Date. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect at the Merger Date.

“Gilt Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United Kingdom government securities with a fixed maturity (as complied by the Office for National Statistics and published in the most recent Financial Statistics that have become publicly available at least two Business Days in London prior to such redemption date (or, if such Financial Statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to March 3, 2011; provided, however, that if the period from such redemption date to March 3, 2011 is less than one year, the weekly average yield on actually traded United Kingdom government securities denominated in sterling adjusted to a fixed maturity of one year shall be used.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                                  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)                                  entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by a Person to make an Investment in another Person so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (1) or (2) of the definition of “Permitted Investment.”  The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or any Currency Agreement.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

Solely for purposes of determining compliance with the covenant described under “Certain Covenants—Limitation on Indebtedness,” the following will not be deemed to be the Incurrence of Indebtedness: (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security; (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; (3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness; and (4) a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness.

38

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1)                                  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)                                  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than loan notes or similar instruments issued solely by way of consideration for the acquisition of assets in order to defer capital gains or equivalent taxes where such loan notes or similar instruments are not issued for the purpose of financing but are issued for tax purposes);

(3)                                  all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto), other than reimbursement obligations with respect to letters of credit securing obligations (other than obligations described in (1), (2) and (5) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment of the letter of credit;

(4)                                  all obligations of such Person to pay the deferred and unpaid purchase price of Property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such Property in service or taking delivery and title thereto or the completion of such services and whose primary purpose is for financing;

(5)                                  all Capitalized Lease Obligations and all Attributable Debt of such Person;

(6)                                  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)                                  all obligations referred to in other clauses of this definition of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of: (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;

(8)                                  Hedging Obligations of such Person; and

(9)                                  all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date as determined in accordance with GAAP. The amount of Indebtedness under Hedging Obligations of a Person will be calculated by reference to the net liability of such Person thereunder (as determined in accordance with GAAP as of the date of the most recent financial statements distributed to Holders under the covenant described under “Certain Covenants—Ongoing Reporting”).

“Independent Financial Advisor” means an investment banking, financial advisory, valuation or accounting firm of international standing or any third-party appraiser of international standing; provided that such firm or appraiser is not an Affiliate of the Company.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are of a type that will be recorded as accounts receivable on the balance sheet of the lender) or

39

other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (including by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person, or any prepayment, repayment, repurchase, redemption, retirement, refinancing or defeasance of Indebtedness of such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the covenants described under “Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” “Certain Covenants—Limitation on Restricted Payments”:

(1)                                  “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A)                              the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(B)                                the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)                                  any Property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Legal Holiday” means (i) a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York or London, England and (ii) a day on which TARGET is not operating.

“Leverage Ratio” means the ratio of:

(1)                                  the outstanding Indebtedness of the Company and its Consolidated Restricted Subsidiaries, to

(2)                                  the Pro Forma EBITDA.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Member State” means any country that was a member of the European Union on April 13, 2004.

“Merger” means the merger of NTL Incorporated (as it was then named) with Neptune Bridge Borrower, LLC, a Delaware limited liability company, pursuant to the terms and conditions of the agreement and plan of merger dated as of 2 October 2005 (as amended and restated on 14 December 2005 and 30 January 2006), and the reorganization, recapitalization and refinancing in connection therewith in accordance with the Steps Paper.

“Merger Date” means March 3, 2006.

“Net Available Cash” from an Asset Disposition means cash payments received (including, only when and as received, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)                                  all legal, accounting and investment banking fees and expenses, title and recording tax expenses, commissions and other fees and expenses incurred, and all national, regional, state, provincial, foreign and local taxes required to be paid as a consequence of such Asset Disposition,

(2)                                  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

40

(3)                                  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

(4)                                  appropriate cash amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property or other assets disposed of in such Asset Disposition and retained by the Company, the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Credit Facility” means the £3,775,000,000 Senior Facilities Agreement between Telewest Global, Incorporated (to be renamed NTL Incorporated) as Ultimate Parent and the other parties thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time, in each case in accordance with the terms of the Indenture.

“Non-Recourse Debt” means Indebtedness:

(1)                                  as to which neither the Company, the Issuer nor any other Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)                                  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company, the Issuer or any other Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)                                  the explicit terms of which provide there is no recourse against any of the assets of the Company, the Issuer or any other Restricted Subsidiary.

“Notes” means the Sterling Notes, the Dollar Notes and the Euro Notes.

“NTL Holding Company” means any Person of which the Company is a Wholly Owned Subsidiary.

“Officer” of a Person means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, Deputy Chief Financial Officer, the President, any Vice President, the Treasurer, Assistant Treasurer, or the Secretary or Assistant Secretary.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel of recognized standing in a form reasonably satisfactory to the addressee of such opinion. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Acquisition” means the acquisition of the entire issued share capital of Virgin Mobile Holdings (UK) plc.

“Permitted Business” means any business engaged in by the Company, the Issuer or any other Restricted Subsidiary on the Merger Date and any Related Business.

“Permitted Investment” means an Investment by the Company, the Issuer or any other Restricted Subsidiary in:

(1)                                  the Company, any Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)                                  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or any Restricted Subsidiary;

41

(3)                                  cash and Temporary Cash Investments;

(4)                                  receivables owing to the Company, the Issuer or any other Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company, the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)                                  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)                                  loans, advances or Guarantees of loans or advances to employees (including for relocation) made in the ordinary course of business of the Company or such Restricted Subsidiary and not exceeding £5 million in the aggregate outstanding at any one time;

(7)                                  shares, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company, the Issuer or any other Restricted Subsidiary or in satisfaction of judgments;

(8)                                  any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;”

(9)                                  any Person, if such Investment is in existence on the Merger Date and any Investment in any Person to the extent such Investment Refinances an Investment in such Person existing on the Merger Date in an amount not exceeding the amount of the Investment being Refinanced; provided, however, that such new Investment is on terms and conditions no less favorable to the Company, the Issuer or any other Restricted Subsidiary than the Investment being Refinanced;

(10)                            Guarantees permitted to be Incurred by the covenant described under “Certain Covenants—Limitation on Indebtedness;”

(11)                            lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(12)                            Hedging Obligations permitted under the Indenture;

(13)                            repurchases of the Notes;

(14)                            Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;

(15)                            any Person where such Investment was acquired by the Company, the Issuer or any other Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Company, the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Company, the Issuer or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)                            any Receivables Subsidiary organized in connection with a Qualified Receivables Transaction that, in the good faith determination of the Company, are necessary or advisable to effect such Qualified Receivables Transaction;

(17)                            an Investment consisting of the contribution of all or any part of the Content Business to a joint venture formed by the Company or any of its Restricted Subsidiaries with one or more joint venturers; and

(18)                            any Person; provided, however, that such Investment (having a Fair Market Value measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together

42

with all other Investments made pursuant to this clause (18) since the Merger Date, shall not exceed at the time the Investment is made the greater of (a) 2.0% of Total Assets or (b) £100 million; provided, further, however, that Investments made in any Unrestricted Subsidiary pursuant to this clause (18) shall not increase the amount of Restricted Payments permitted to be made under the covenant described under “Certain Covenants—Limitation on Restricted Payments” upon any redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary.

“Permitted Liens” means, with respect to any Person:

(1)                                  pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Temporary Cash Investments to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or customs duties in connection with the importation of goods or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)                                  Liens imposed by law, such as statutory Liens for landlords and carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet delinquent or being contested in good faith or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)                                  Liens for taxes, assessments or government charges or claims not yet due or payable or subject to penalties for non-payment or which are being contested in good faith;

(4)                                  Liens in favor of issuers of surety bonds, performance bonds or letters of credit, bankers’ acceptances or other obligations of a like nature provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(5)                                  survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, utility agreements, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)                                  Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, assets or Property of such Person; provided, however, that the Lien may not extend to any other assets or Property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the original principal amount of the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Property subject to the Lien;

(7)                                  Liens to secure Indebtedness of any Restricted Subsidiary that is not the Company, the Issuer or an Intermediate Guarantor (other than Public Debt);

(8)                                  Liens existing on the Merger Date;

(9)                                  Liens on Property or shares of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other Property owned by such Person or any of its Subsidiaries;

(10)                            Liens on Property at the time such Person or any of its Subsidiaries acquires the Property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other

43

Property owned by such Person or any of its Subsidiaries;

(11)                            Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to a Restricted Subsidiary or the Issuer (other than Indebtedness or other obligations owing by an Additional Subsidiary Guarantor to a Subsidiary that is not an Additional Subsidiary Guarantor);

(12)                            Liens securing Hedging Obligations permitted to be Incurred under the Indenture so long as such obligations relate to Indebtedness that is, and is permitted under the Indenture to be, secured by a Lien on the same Property securing such obligations or cash collateral or customary Liens Incurred in connection with Hedging Obligations;

(13)                            Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (8), (9) and (10); provided, however, that:

(A)                              such new Lien shall be limited to all or part of the same Property that secured the original Lien (plus improvements to or on such Property) and

(B)                                the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i)                                     the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture and

(ii)                                  an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(14)                            Liens securing the Notes, the Intermediate Guarantees, the Additional Subsidiary Guarantees and other obligations of the Company and any Restricted Subsidiaries under the Indenture;

(15)                            Liens of a Restricted Subsidiary that is not an Intermediate Guarantor, the Issuer or an Additional  Subsidiary Guarantor securing Indebtedness of a Restricted Subsidiary that is not an Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor;

(16)                            Liens in favor of any Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor;

(17)                            Liens to secure Receivables and Related Assets as part of a Qualified Receivables Transaction;

(18)                            Liens arising by virtue of any statutory or common law provisions (or by agreement to the same effect) relating to banker’s Liens, contractual rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(19)                            Liens arising from U.S. Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Person in the ordinary course of business;

(20)                            Liens in connection with any Sale/Leaseback Transaction permitted pursuant to the covenant described under “Certain Covenants—Limitation or Sale/Leaseback Transactions;”

(21)                            Liens Incurred as a transaction described in the Steps Paper; and

(22)                            Liens Incurred in the ordinary course of business of any Intermediate Guarantor or any Restricted Subsidiary with respect to obligations (other than Indebtedness for borrowed money) that do not exceed £40 million at any time outstanding.

“Permitted Sit-up Payments” means the payment of preference distributions in accordance with the terms and conditions of the outstanding redeemable preference shares of Sit-up, provided that the aggregate amount of all such preference distributions paid in any financial year shall not exceed £1,000 and any payment with respect to the purchase or

44

redemption by the Company or any Restricted Subsidiary of all or any portion of the outstanding redeemable preference shares of Sit-up pursuant to the terms of the Sit-up Acquisition Documents (including any such payment as may be permitted under the articles of association of Sit-up);

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Pro Forma EBITDA” means, for any period, the EBITDA of the Company and its Consolidated Restricted Subsidiaries, after giving effect to the following:

if:

(1)                                  since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Disposition or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition (including the Merger);

(2)                                  the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Disposition, Investment or acquisition; or

(3)                                  since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made such an Asset Disposition, Investment or acquisition,

EBITDA for such period shall be calculated in good faith by a responsible financial or accounting officer of the Company after giving pro forma effect to such Asset Disposition, Investment or acquisition as if such Asset Disposition (and the application of the proceeds therefrom), Investment or acquisition occurred on the first day of such period.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or a public offering registered, filed or approved under the securities laws of a jurisdiction other than the United States or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term “Public Debt,” for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and Affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall not be deemed underwritten), or any Bank Indebtedness under any Credit Facility, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”

“Purchase Money Indebtedness” means Indebtedness:

(1)                                  consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

(2)                                  Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

45

provided, however, that the original principal amount of such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, the Issuer or any other Restricted Subsidiary pursuant to which the Company, the Issuer or any other Restricted Subsidiary may sell, convey or otherwise transfer to:

(1)                                  a Receivables Subsidiary (in the case of a transfer by the Company, the Issuer or any other Restricted Subsidiary); and

(2)                                  any other Person (in the case of a transfer by a Receivables Subsidiary),

or may grant a security interest in, any Receivables and Related Assets.

“Receivables and Related Assets” means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, Guarantees, insurance proceeds, collections, other related assets and assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable, and proceeds of all the foregoing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.

“Receivables Subsidiary” means a Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and:

(1)                                  has no Indebtedness or other Obligation (contingent or otherwise) that:

(A)                              are guaranteed by the Company Issuer or any Restricted Subsidiary, other than contingent liabilities pursuant to Standard Securitization Undertakings;

(B)                                are recourse to or obligate the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(C)                                subjects any Property or assets of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)                                  has no contract, agreement, arrangement or undertaking (except in connection with a Qualified Receivables Transaction) with the Company or any Restricted Subsidiary other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivables; and

(3)                                  neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such Receivables Subsidiary’s financial condition or cause such Receivables Subsidiaries to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the relevant Trustee by filing with such Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying, to such officer’s knowledge and belief after consulting with counsel that such designation complied with the foregoing conditions.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

46

“Refinancing Indebtedness” means any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as:

(1)                                  such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(A)                              the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, and

(B)                                an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

(2)                                  the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced,

(3)                                  the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced, and

(4)                                  to the extent such Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (b)(5) under “Certain Covenants—Limitation on Indebtedness,” such Refinancing Indebtedness is Incurred only by such Restricted Subsidiary;

provided, however, that Refinancing Indebtedness shall not include:

(y)                                 Indebtedness of a Restricted Subsidiary that is not an Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor that Refinances Indebtedness of an Intermediate Guarantor, the Issuer or an Additional Subsidiary Guarantor (unless the Indebtedness being Refinanced is not Public Debt, other than exchange notes issued pursuant to or loans outstanding under the Bridge Facility) of the Issuer or an Intermediate Guarantor or

(z)                                   Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business related, ancillary or complementary to the businesses of the Company, the Intermediate Guarantors, the Issuer and the Restricted Subsidiaries on the Merger Date including, without limitation, all forms of television, telephony and Internet services and any services relating to carriers, networks, broadcast or communications services, or Content.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to Property now owned or hereafter acquired by the Company or any Restricted Subsidiary whereby the Company or any Restricted Subsidiary transfers such Property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and any Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of any Person secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the documents evidencing the Liens created from time to time over the Collateral.

“Senior Indebtedness” of the Company, the Issuer or Intermediate Guarantors means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or such Intermediate Guarantors, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness (including Hedging

47

Obligations relating thereto) and all other Indebtedness of the Issuer or such Intermediate Guarantors, as applicable, whether outstanding on the Merger Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are (a) subordinated in right of payment to the Notes, in the case of Indebtedness of the Issuer, or (b) are subordinated in right of payment to, an Intermediate Guarantor’s Note Guarantee, in the case of Indebtedness of an Intermediate Guarantor; provided, however, that Senior Indebtedness of the Issuer or an Intermediate Guarantor shall not include:

(1)                                  any obligation of the Issuer, an Intermediate Guarantor or an Additional Subsidiary Guarantor to the Company or any Restricted Subsidiary;

(2)                                  any liability for national, regional, state, local or other taxes owed or owing by the Issuer or an Intermediate Guarantor, as applicable, other than as required by law;

(3)                                  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4)                                  any Indebtedness or obligation of the Issuer or such Intermediate Guarantor (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Intermediate Guarantor, as applicable, including any Subordinated Obligations of the Issuer or such Intermediate Guarantor, as applicable;

(5)                                  any obligations with respect to any Capital Stock; or

(6)                                  any Indebtedness Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Sit-up” means sit-up Limited, a company incorporated under the laws of England and Wales with registered number 3877786 and having its registered office at 179-181 The Vale, Acton, London  W3 7RW.

“Sit-up Acquisition Documents” means each of:

(a)                                  the share purchase deed between Screenshop and Alpine Situp LLC for the sale of 1,991,841 preference                            shares and 565,919 warrants to subscribe for ordinary shares in the capital of Sit-up, dated 23 March          2005;

(b)                                 the offer document dated on or about 10 May 2005 which describes the terms and conditions of the recommended offer made by Screenshop to purchase the issued and to be issued shares of Sit-up;

(c)                                  the share purchase agreement between Screenshop, John Egan, Ashley Faull and Christopher Manson dated on or around 10 May 2005;

(d)                                 the subscription agreement between the Sit-up, Screenshop, Flextech Broadband Limited, John Egan, Ashley Faull and Christopher Manson entered into on or about 10 May 2005.

(e)                                  and any other document related to the above designated as an “Sit-up Acquisition Document” in writing to the Trustee by the Company.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company, the Issuer or any other Restricted Subsidiary that are customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Steps Paper” means the paper entitled “Proposed Flip Structure” as agreed between NTL and the Bookrunners under the New Credit Facility as of the date thereof, setting out the restructuring steps affecting the Telewest group and NTL group occurring prior to, on and following the Merger Date.

48

“Sterling Equivalent” means with respect to any monetary amount in a currency other than pounds sterling, at any time of determination thereof, the amount of pounds sterling obtained by converting such foreign currency involved in such computation into pounds sterling at the average of the spot rates for the purchase and sale of pounds sterling with the applicable foreign currency as quoted on or recorded in any recognized source of foreign exchange rates within two Business Days prior to such determination. Whenever it is necessary to determine whether the Issuer has complied with any covenant in the Indenture or whether a Default has occurred and an amount is expressed in a currency other than pounds sterling, such amount shall be treated as the Sterling Equivalent determined as of the date such amount is initially determined in such currency.

“Sterling Notes” means the Sterling denominated •% Senior Notes due March 3, 2016 of the Issuer.

“Subordinated Obligation” means any Indebtedness of the Issuer or a Note Guarantor (whether outstanding on the Merger Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes (in the case of the Issuer) or the Note Guarantee (in the case of a Note Guarantor) pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)                                  such Person,

(2)                                  such Person and one or more Subsidiaries of such Person or

(3)                                  one or more Subsidiaries of such Person.

“Take-Out Securities” means any high yield notes issued to refinance Indebtedness under the Bridge Facility or exchange notes issued thereunder.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (for the settlement of payments in euro).

“Temporary Cash Investments” means any of the following:

(1)                                  any investment in direct obligations of any country that is a Member State or the United States of America or any agency thereof or obligations Guaranteed by any country that is a Member State or the United States of America or any agency thereof, and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(2)                                  investments in checking accounts, time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of £250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(3)                                  repurchase obligations with a term of not more than 60 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)                                  investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. (“S&P”); and

49

(5)                                  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any country that is a Member State, any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s Investors Service, Inc.

“Total Assets” means, as of any date of determination, the fixed assets and current assets shown on the most recent Consolidated balance sheet of the Company as certified in an Officer’s Certificate delivered to the Trustee.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to March 3, 2011; provided, however, that if the period from the redemption date to March 3, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to March 3, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“UK Government Obligations” means sovereign obligations of the UK that are payable in pounds sterling for the timely payment of which its full faith and credit is pledged, in each case which are not callable or redeemable at the issuer’s option.

“Unrestricted Subsidiary” means:

(1)                                  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in accordance with the covenant described under “Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”; and

(2)                                  any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

50

“Wholly Owned Subsidiary” means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law or to ensure limited liability) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).

51

ANNEX A

FORM OF STRUCTURE 2 BRIDGE FACILITIES AGREEMENT

ANNEX A

[•] 2006
$1,048,800,000 BRIDGE FACILITY AGREEMENT

between

NTL INCORPORATED
(formerly Telewest Global, Incorporated)
as Ultimate Parent

NTL CABLE PLC
as Borrower

DEUTSCHE BANK AG, LONDON BRANCH
J.P. MORGAN PLC
THE ROYAL BANK OF SCOTLAND PLC
GOLDMAN SACHS INTERNATIONAL
as Bookrunners and Mandated Lead Arrangers

J.P. MORGAN EUROPE LIMITED
as Facility Agent

DEUTSCHE BANK AG, LONDON BRANCH
as Security Trustee

and

THE LENDERS

i

8.	MANDATORY PREPAYMENT AND CANCELLATION		48

	8.1	Change of Control	48

	8.2	Repayment from Net Proceeds	49

	8.3	Repayment from Debt Proceeds	50

	8.4	Repayment from Equity Proceeds	51

	8.5	Repayment from Securitisations	52

	8.6	Repayment from Take-Out Debt Proceeds	52

	8.7	Application to Senior Facilities	52

	8.8	Trapped Cash	52

9.	INTEREST		53

	9.1	Interest Periods	53

	9.2	Duration	53

	9.3	Consolidation of Initial Loans	53

	9.4	Division of Initial Loans	53

	9.5	Payment of Interest	54

	9.6	Interest Rate	54

	9.7	Notification	54

10.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES		54

	10.1	Market Disruption	54

	10.2	Substitute Interest Rate	55

	10.3	Alternative Rate	55

11.	COMMISSIONS AND FEES		55

	11.1	Fees	55

	11.2	Agency Fee	55

12.	TAXES		56

	12.1	Tax Gross-up	56

	12.2	Lender Tax Status	57

	12.3	Tax Indemnity	59

	12.4	Tax Credit	60

13.	INCREASED COSTS		61

	13.1	Increased Costs	61

	13.2	Increased Costs Claims	61

	13.3	Exceptions	62

14.	ILLEGALITY		62

15.	MITIGATION		63

	15.1	Mitigation	63

	15.2	Limitation of Liability	63

16.	REPRESENTATIONS AND WARRANTIES		63

	16.1	Time for making Representations and Warranties	63

	16.2	Due Organisation	64

	16.3	No Deduction	64

	16.4	Claims Pari Passu	64

	16.5	No Immunity	64

	16.6	Governing Law and Judgments	64

	16.7	All Actions Taken	64

	16.8	No Filing or Stamp Taxes	65

	16.9	Binding Obligations	65

	16.10	No Winding-up	65

	16.11	No Event of Default	65

	16.12	No Material Proceedings	65

	16.13	Original Financial Statements	65

	16.14	No Material Adverse Change	66

	16.15	No Undisclosed Liabilities	66

	16.16	Accuracy of Information	66

	16.17	Indebtedness and Encumbrances	67

	16.18	Execution of Finance Documents	67

	16.19	Structure	67

	16.20	Environmental Matters	67

	16.21	Necessary Authorisations	68

	16.22	Intellectual Property	68

	16.23	Ownership of Assets	68

	16.24	Payment of Taxes	68

	16.25	Pension Plans	69

	16.26	Security	69

	16.27	Investment Company Act	69

	16.28	Margin Stock	69

	16.29	Insurance	70

	16.30	Centre of Main Interests	70

	16.31	Merger Documents	70

	16.32	Broadcasting Act 1990	70

	16.33	Telecommunications, Cable and Broadcasting Laws	70

	16.34	US Patriot Act	70

	16.35	Compliance with ERISA	71

	16.36	Repetition	72

17.	FINANCIAL INFORMATION		72

	17.1	Financial Statements	72

	17.2	Provisions relating to Bank Group Financial Information	73

	17.3	Budget	74

	17.4	Other Information	75

	17.5	Compliance Certificates	75

	17.6	Access	76

	17.7	Change in Accounting Practices	77

	17.8	Notifications	78

18.	FINANCIAL CONDITION		78

	18.1	Financial Definitions	78

	18.2	Ratios	84

	18.3	Equity Cure Right	85

	18.4	Currency Calculations	86

	18.5	Pro Forma Calculations	86

19.	POSITIVE UNDERTAKINGS		86

	19.1	Application of Initial Loans	86

	19.2	Financial Assistance and Fraudulent Conveyance	87

	19.3	Necessary Authorisations	87

	19.4	Compliance with Applicable Laws	87

	19.5	Insurance	87

	19.6	Intellectual Property	87

	19.7	Ranking of Claims	88

	19.8	Pay Taxes	88

	19.9	Hedging	88

	19.10	Pension Plans	90

	19.11	Environmental Matters	91

	19.12	Further Assurance	91

	19.13	Centre of Main Interests	92

	19.14	Group Structure Chart	92

	19.15	Contributions to the Bank Group	92

	19.16	“Know your client” checks	92

	19.17	Change in Auditors	93

	19.18	Syndication	93

	19.19	Assets	94

	19.20	ERISA	94

	19.21	Steps Paper	95

	19.22	New High Yield Notes.	96

	19.23	Securities Demand.	96

	19.24	Extended Term Loan Documents.	97

	19.25	Exchange Notes	98

20.	NEGATIVE UNDERTAKINGS		99

	20.1	Content Transaction	99

	20.2	Negative Pledge	99

	20.3	Loans and Guarantees	101

	20.4	Financial Indebtedness	104

	20.5	Dividends, Distributions and Share Capital	106

	20.6	Disposals	107

	20.7	Change of Business	111

	20.8	Mergers	111

	20.9	Joint Ventures	112

	20.10	Transactions with Affiliates	113

	20.11	Change in Financial Year	114

	20.12	Limitations on Hedging	114

	20.13	Acquisitions and Investments	115

	20.14	High Yield Notes	118

	20.15	No Restrictions on Payments	118

	20.16	Holdco Covenants	118

	20.17	No Amendments	119

	20.18	Parent Debt	120

	20.19	Solvent Liquidation	121

	20.20	ERISA	123

21.	ACCEDING GROUP COMPANIES		123

	21.1	Acceding Guarantors	123

	21.2	Acceding Holding Company	123

	21.3	Assumption of Rights and Obligations	124

22.	EVENTS OF DEFAULT		124

	22.1	Non-Payment	124

	22.2	Covenants	124

	22.3	Other Obligations	125

	22.4	Misrepresentation	125

	22.5	Cross Default	125

	22.6	Insolvency	126

	22.7	Winding-up	126

v

	22.8	Execution or Distress	126

	22.9	Similar Events	126

	22.10	Repudiation	127

	22.11	Illegality	127

	22.12	Intercreditor Default	127

	22.13	Revocation of Necessary Authorisations	127

	22.14	Material Adverse Effect	127

	22.15	Material Proceedings	127

	22.16	Change of Ownership	127

	22.17	Acceleration	128

	22.18	Repayment on Demand	128

	22.19	Vanilla Clean-Up Period	128

	22.20	Baseball Clean-Up Period	129

	22.21	US Bankruptcy	129

23.	DEFAULT INTEREST		130

	23.1	Consequences of Non-Payment	130

	23.2	Default Rate	130

	23.3	Maturity of Default Interest	130

	23.4	Construction of Unpaid Sum	130

24.	GUARANTEE AND INDEMNITY		131

	24.1	Guarantee	131

	24.2	Indemnity	131

	24.3	Continuing and Independent Obligations	131

	24.4	Avoidance of Payments	131

	24.5	Immediate Recourse	132

	24.6	Waiver of Defences	132

	24.7	No Competition	132

	24.8	Appropriation	133

	24.9	Limitation of Liabilities of United States Guarantors	133

	24.10	Droit de Discussion and Droit de Division	133

25.	AGENTS		133

	25.1	Appointment of the Facility Agent	133

	25.2	Duties of the Facility Agent	134

	25.3	Role of the Bookrunners and the Arrangers	134

	25.4	No Fiduciary Duties	134

	25.5	Business with the Group	134

	25.6	Discretion of the Facility Agent	134

	25.7	Instructing Group’s Instructions	135

	25.8	No Responsibility	135

	25.9	Exclusion of Liability	136

	25.10	Lender’s Indemnity	136

	25.11	Resignation	136

	25.12	Confidentiality	137

	25.13	Facility Office	137

	25.14	Lenders’ Associated Costs Details	137

	25.15	Credit Appraisal by the Lenders	137

	25.16	Deduction from Amounts Payable by the Facility Agent	138

	25.17	Obligors’ Agent	138

	25.18	Co-operation with the Facility Agent	139

	25.19	“Know your client” checks	139

26.	BORROWERS’ INDEMNITIES		139

	26.1	General Indemnities	139

	26.2	Break Costs	139

27.	CURRENCY OF ACCOUNT		140

	27.1	Currency	140

	27.2	Currency Indemnity	140

28.	PAYMENTS		140

	28.1	Payment to the Facility Agent	140

	28.2	Same Day Funds	141

	28.3	Clear Payments	141

	28.4	Partial Payments	141

	28.5	Indemnity	141

	28.6	Notification of Payment	142

	28.7	Business Days	142

29.	SET-OFF		142

	29.1	Right to Set-off	142

	29.2	No Obligation	142

30.	SHARING AMONG THE FINANCE PARTIES		142

	30.1	Payments to Finance Parties	142

	30.2	Redistribution of Payments	143

	30.3	Recovering Finance Party’s Rights	143

	30.4	Reversal of Redistribution	143

	30.5	Exceptions	143

31.	CALCULATIONS AND ACCOUNTS		144

	31.1	Day Count Convention	144

	31.2	Reference Banks	144

	31.3	Maintain Accounts	144

	31.4	Control Accounts	144

	31.5	Prima Facie Evidence	144

	31.6	Certificate of Finance Party	144

	31.7	Certificate of the Facility Agent	145

32.	ASSIGNMENTS AND TRANSFERS		145

	32.1	Successors and Assignees	145

	32.2	Assignment or Transfers by Obligors	145

	32.3	Assignments or Transfers by Lenders	145

	32.4	Assignments	146

	32.5	Transfer Deed	146

	32.6	Transfer Fee	147

	32.7	Disclosure of Information	147

	32.8	No Increased Obligations	148

	32.9	Notification	148

33.	COSTS AND EXPENSES		148

	33.1	Transaction Costs	148

	33.2	Extended Term Loan and Exchange Note Costs	148

	33.3	Preservation and Enforcement Costs	149

	33.4	Stamp Taxes	149

	33.5	Amendments, Consents and Waivers	149

	33.6	Lenders’ Indemnity	149

	33.7	Value Added Tax	149

34.	REMEDIES AND WAIVERS		150

35.	NOTICES AND DELIVERY OF INFORMATION		150

	35.1	Writing	150

	35.2	Giving of Notice	150

	35.3	Use of Websites/E-mail	150

	35.4	Electronic Communication	151

	35.5	Certificates of Officers	151

	35.6	Patriot Act	152

36.	ENGLISH LANGUAGE		152

37.	PARTIAL INVALIDITY		152

38.	AMENDMENTS		152

	38.1	Amendments	152

	38.2	Consent	152

	38.3	Technical Amendments	153

	38.4	Guarantees and Security	153

	38.5	Release of Guarantees and Security	153

	38.6	Amendments affecting the Facility Agent	154

	38.7	Calculation of Consent	154

	38.8	Effect of Baseball Acquisition	154

39.	THIRD PARTY RIGHTS		155

40.	COUNTERPARTS		155

41.	GOVERNING LAW		155

	41.1	Governing Law of Agreement	155

42.	JURISDICTION		155

	42.1	Courts	155

	42.2	Waiver	155

	42.3	Service of Process	156

	42.4	Proceedings in Other Jurisdictions	156

	42.5	General Consent	156

	42.6	Waiver of Immunity	156

SCHEDULE 1 3 SUMMARY TERMS AND CONDITIONS OF EXTENDED TERM LOANS			157

SCHEDULE 14 SUMMARY OF PRINCIPAL TERMS & CONDITIONS OF THE EXCHANGE NOTES			162

THIS AGREEMENT is dated [•] 2006

BETWEEN:

(1)                                 NTL INCORPORATED (formerly Telewest Global, Inc.), a company incorporated in the State of Delaware, United States of America, whose registered office is at 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801, United States of America (the “Ultimate Parent”);

(2)                                 NTL CABLE PLC, a company incorporated in England & Wales with registered number 5061787 and having its registered office at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (the “Borrower” or “NTL Cable”);

(3)                                 DEUTSCHE BANK AG, LONDON BRANCH, J.P. MORGAN PLC, THE ROYAL BANK OF SCOTLAND PLC and GOLDMAN SACHS INTERNATIONAL (each a “Bookrunner” and together, the “Bookrunners”);

(4)                                 DEUTSCHE BANK AG, LONDON BRANCH, J.P. MORGAN PLC, THE ROYAL BANK OF SCOTLAND PLC and GOLDMAN SACHS INTERNATIONAL (each a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);

(5)                                 J.P. MORGAN EUROPE LIMITED (as agent for and on behalf of the Finance Parties, the “Facility Agent”);

(6)                                 DEUTSCHE BANK AG, LONDON BRANCH (as security trustee for and on behalf of the Finance Parties, the “Security Trustee”);

(7)                                 THE ORIGINAL GUARANTORS (as defined below); and

(8)                                 THE LENDERS (as defined below).

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement the following terms have the meanings set out below.

“A1 Facility” means the term loan facility granted to the Baseball Cash Bidco pursuant to Clause 2.1(b) of the Senior Facilities Agreement.

“Acceding Group Company” means an Acceding Guarantor or an Acceding Holding Company.

“Acceding Guarantor” means any entity required to accede to this Agreement pursuant to Clause 19.12 (Further Assurance) which has complied with the requirements of Clause 21.1 (Acceding Guarantors).

“Acceding Holding Company” means any person which becomes the Holding Company of the Ultimate Parent and which has complied with the requirements of Clause 21.2 (Acceding Holding Company).

“Acceleration Date” means the date on which a written notice has been served under Clause 22.17 (Acceleration).

“Acceptable Hedging Agreement” means a Hedging Agreement entered into on the terms of the International Swaps & Derivatives Association Inc. 1992 or 2002 Master Agreement (Multicurrency-Cross Border) under which:

(a)                                  if the 1992 Master Agreement is used, “Second Method” and “Market Quotation” are specified as the payment method applicable;

(b)                                  if the 2002 Master Agreement is used, the relevant agreement provides for two way payments; and

(c)                                  the governing Law is English or New York Law.

“Accession Notice” means a duly completed notice of accession in the form of Part 1 of Schedule 7 (Form of Accession Notice).

“Act” means the Companies Act 1985 (as amended).

“Additional Assets” means any property, stock or other assets to be used by any member of the Bank Group in the Group Business or any business whose primary operations are directly related to the Group Business.

“Affiliate” means, in relation to a person, any other person directly or indirectly controlling, controlled by or under direct or indirect common control with that person, and for these purposes “control” shall be construed so as to mean the ownership, either directly or indirectly and legally or beneficially, of more than 50% of the issued share capital of a company or the ability to control, either directly or indirectly, the affairs or the composition of the board of directors (or equivalent of it) of a company and “controlling”, “controlled by” and “under common control with” shall be construed accordingly.

“Agreed Business Plan” means the business plan, financial model and analysis of the future funding requirements of the Company and the Bank Group prepared by the Company and approved by NTL and delivered to the Mandated Lead Arrangers, in the agreed form, prior to the Original Execution Date.

“Alternative Baseball Acquisition” means the acquisition (other than pursuant to the Baseball Scheme) by any member of the Bank Group of not less than 71% of the total issued share capital of Baseball which is funded by Alternative Baseball Financing or by Guaranteed Parent Debt.

“Alternative Baseball Financing” means, following the cancellation of the A1 Facility Commitments and the B1 Facility Commitments (each under and as defined in the Senior Facilities Agreement), an amount of up to £500 million raised by way of the introduction of one or more tranches under the Senior Facilities Agreement, and having a final maturity date which falls no earlier than the Final Maturity Date (as defined in the Senior Facilities Agreement) for the A Facility, for the purposes of (i) paying the cash consideration of an Alternative Baseball Acquisition, (ii) refinancing the Existing Baseball Facilities and (iii) paying fees, costs and expenses payable by or on behalf of the Bank Group in connection with the Alternative Baseball Acquisition.

“Ancillary Facility” means the “Ancillary Facility” as defined in the Senior Facilities Agreement.

“Anti-Terrorism Laws” mean:

(a)                                  Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

2

(b)                                  the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act); and

(c)                                  the Money Laundering Control Act of 1986, Public Law 99-570.

“Applicable Margin” means, with respect to any Initial Loan, 500 basis points during the 3 month period commencing on the Merger Closing Date; and for each subsequent 3 month period (or part thereof) thereafter until the Extension Date, 50 basis points higher than the Applicable Margin for the immediately preceding 3 month period (it being agreed that the Applicable Margin in effect on any date will be ascertained by assuming that the Initial Loans were in fact drawn on the Merger Closing Date).

“Arrangers” means the Mandated Lead Arrangers and “Arranger” means any of them.

“Asset Passthrough” means a series of transactions between a Bank Holdco, one or more members of the Bank Group and an Asset Transferring Party where:

(a)                                  in the case of an asset being transferred by a Bank Holdco to the Asset Transferring Party that asset:

(i)                                    is first transferred by such Bank Holdco to a member of the Bank Group; and

(ii)                                may then be transferred between various members of the Bank Group, and is finally transferred (insofar as such transaction relates to the Bank Group) to an Asset Transferring Party; or

(b)                                  in the case of an asset being transferred by an Asset Transferring Party to a Bank Holdco, that asset:

(i)                                    is first transferred by that Asset Transferring Party to a member of the Bank Group; and

(ii)                                may then be transferred between various members of the Bank Group, and is finally transferred (insofar as such transaction relates to the Bank Group) to such Bank Holdco, and where the purpose of each such asset transfer is, in the case of an Asset Passthrough of the type described in paragraph (a), to enable a Bank Holdco to indirectly transfer assets (other than cash) to that Asset Transferring Party and, in the case of an Asset Passthrough of the type described in paragraph (b), is to enable an Asset Transferring Party to indirectly transfer assets (other than cash) to a Bank Holdco, in either case, by way of transfers of those assets to and from (and, if necessary, between) one or more members of the Bank Group in such a manner as to be neutral to the Bank Group taken as a whole provided that:

(w)                                the consideration payable (if any) by the first member of the Bank Group to acquire such assets comprises either (i) cash funded or to be funded directly or indirectly by a payment from (in the case of an Asset Passthrough of the type described in paragraph (a)) the Asset Transferring Party and (in the case of an Asset Passthrough of the type described in paragraph (b)) a Bank Holdco, in either case, in connection with that series of transactions or (ii) Subordinated Funding or (iii) the issue of one or more securities;

(x)                                  the consideration payable by (in the case of an Asset Passthrough of the type described in paragraph (a)) the Asset Transferring Party is equal to the consideration received or receivable by a Bank Holdco and (in the case of an Asset Passthrough of the type

3

described in paragraph (b)) by a Bank Holdco is equal to the consideration received or receivable by the Asset Transferring Party (and for this purpose, a security issued by one company shall constitute equal consideration to a security issued by another company where such securities have been issued on substantially the same terms and subject to the same conditions);

(y)                                  all of the transactions comprising such a series of transactions (from and including the transfer of the assets by a Bank Holdco to and including the acquisition of those assets by the Asset Transferring Party or vice versa) are completed within two Business Days; and

(z)                                  upon completion of all of the transactions comprising such a series of transactions, no person (other than another member of the Bank Group) has any recourse to any member of the Bank Group and no member of the Bank Group which is not an Obligor may have any recourse to an Obligor, in each case in relation to such a series of transactions (other than in respect of (i) the Subordinated Funding or any rights and obligations under the securities, in each case, mentioned in paragraph (w) above and (ii) covenants as to title provided, in the case of an Asset Passthrough of the type described in paragraph (a), in favour of the Asset Transferring Party on the same terms as such covenants were provided by the Bank Holdco in respect of the relevant assets and, in the case of an Asset Passthrough of the type described in paragraph (b), in favour of the Bank Holdco on the same terms as such covenants were provided by the Asset Transferring Party in respect of the relevant assets).

“Asset Transferring Party” means the member of the Group (or any person in which a member of the Bank Group owns an interest but which is not a member of the Group), other than a member of the Bank Group (except where the asset being transferred is a security where such member of the Group may be a member of the Bank Group), who is the initial transferor or final transferee in respect of a transfer to or from a Bank Holdco, as the case may be, through one or more members of the Bank Group.

“Associated Costs Rate” means, in relation to any Initial Loan or Unpaid Sum, the rate determined in accordance with Schedule 6 (Associated Costs Rate).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, the total principal amount of its Commitment at such time, adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Commitment, in each case, pursuant to the terms of this Agreement, provided always that such amount shall not be less than zero.

“Available Facility” means, in relation to the Facility at any time, the aggregate amount of the Available Commitments in respect of the Facility at that time.

“B1 Facility” means the term loan facility granted pursuant to Clause 2.1(c) of the Senior Facilities Agreement to Baseball Cash Bidco and/or, pursuant to the provisions of Clause 2.2 of the Senior Facilities Agreement, the US Senior Facilities Borrower.

“Bank Group” means:

4

(a)                                  for the purposes of the definition of “Bank Group Consolidated Revenues”, Clause 17.1 (Financial Statements), Clause 17.3 (Budget) and Clause 18 (Financial Condition) and any other provisions of this Agreement using the terms defined in Clause 18 (Financial Condition):

(i)                                    the Company and, prior to the Structuring Date, TCN;

(ii)                                NTL South Herts, for so long as a member of the Bank Group is the general partner of South Hertfordshire United Kingdom Fund, Ltd or if it becomes a wholly-owned Subsidiary of the Company;

(iii)                            Fawnspring Limited, for so long as it is a Subsidiary of the Company;

(iv)                               each of the Company’s and, prior to the Structuring Date, TCN’s other direct and indirect Subsidiaries from time to time, excluding the Bank Group Excluded Subsidiaries; and

(v)                                   without prejudice to sub-paragraph (iv) above, each of the direct and indirect Subsidiaries from time to time of NTL Communications Limited, excluding any Subsidiary thereof which has a direct or indirect interest in the Company or, prior to the Structuring Date,  TCN;

(b)                                  for all other purposes:

(i)                                    the Company and, prior to the Structuring Date, TCN and each of their respective direct and indirect Subsidiaries from time to time, other than the Bank Group Excluded Subsidiaries; and

(ii)                                each of the direct and indirect Subsidiaries from time to time of NTL Communications Limited to the extent not already included by virtue of sub-paragraph (i) above, and excluding, any Subsidiary thereof which has a direct or indirect interest in the Company or, prior to the Structuring Date, TCN, but excluding for all purposes under (a) and (b) above:

(i)                                    any Permitted Joint Ventures; and

(ii)                                the Baseball Group, if the Baseball Acquisition is funded by a Stand Alone Baseball Financing.

For information purposes only, the members of the Bank Group as at the Original Execution Date for the purposes of paragraph (b) are listed in Part 1 of Schedule 9 (Members of the Bank Group).

“Bank Group Cash Flow” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Bank Group Consolidated Revenues” means, in respect of any period, the consolidated revenues for the Bank Group for that period as evidenced by the financial information provided in respect of that period pursuant to Clause 17.1 (Financial Statements).

“Bank Group Excluded Subsidiary” means:

(a)                                  any Subsidiary of the UK Senior Facilities Borrowers or NTL Communications Limited which is a Dormant Subsidiary and which (i) has assets (save for loans existing on the Original Execution

5

Date owed to it by other members of the Bank Group) with an aggregate value of £10,000 or less; and (ii) is not a Guarantor;

(b)                                  Telewest Finance Corporation;

(c)                                  Flextech Interactive Limited;

(d)                                  Fawnspring Limited;

(e)                                  NTL South Herts and its Subsidiaries, until such time as NTL South Herts becomes a wholly-owned Subsidiary of the Company;

(f)                                    any Subsidiary of the UK Senior Facilities Borrowers or NTL Communications Limited which is a Project Company; and

(g)                                 any company which becomes a Subsidiary of the Parent or NTL Communications Limited in each case, after the Original Execution Date pursuant to an Asset Passthrough,

provided that any Bank Group Excluded Subsidiary may, at the election of the Parent and upon not less than 10 Business Days’ prior written notice to the Facility Agent, cease to be a Bank Group Excluded Subsidiary and become a member of the Bank Group.

“Bank Holdco” means a direct Holding Company of a member of the Bank Group which is not a member of the Bank Group.

“Barclays Intercreditor Agreement” has the meaning given to such term in the Group Intercreditor Agreement.

“Baseball” means Virgin Mobile Holdings (UK) plc, incorporated in England & Wales with registered number 3741555 and having its registered offices at Willow Grove House, Windsor Road, White Horse Business Park, Trowbridge, Wiltshire, BA14 0TQ.

“Baseball Acquisition” means the proposed acquisition by the Baseball Bidcos of the entire issued and to be issued share capital of Baseball by way of a scheme of arrangement under Section 425 of the Act with Baseball’s shareholders.

“Baseball Bidcos” means Baseball Cash Bidco and Baseball Stock Bidco.

“Baseball Cash Bidco” means NTL Investment Holdings Limited, a company incorporated in England & Wales with registered number 3173552 and having its registered office at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP.

“Baseball Clean-Up Period” means the period commencing on the Baseball Effective Date and ending on the date falling 4 months and 2 weeks thereafter.

“Baseball Effective Date” means the date on which the Court Order is filed with the Registrar of Companies pursuant to Section 425 of the Act.

“Baseball Group” means Baseball and each of its Subsidiaries from time to time.

“Baseball Press Release” means the announcement (in the form agreed with the Bookrunners on or before the Original Execution Date) in accordance with Rule 2.5 of the Takeover Code in respect of the

6

Baseball Scheme by the Baseball Bidcos of all of the issued and to be issued Baseball Shares not already owned by the Baseball Bidcos.

“Baseball Scheme” means the scheme of arrangement under Section 425 of the Act to be proposed by Baseball to its shareholders, details of which are set out in the Baseball Scheme Circular and which are consistent with the terms of the Baseball Press Release.

“Baseball Scheme Circular” means the circular to the shareholders of Baseball setting out the proposals for the Baseball Scheme pursuant to which the Baseball Bidcos will acquire all of the issued and to be issued Baseball Shares not already owned by the Baseball Bidcos.

“Baseball Shares” means the ordinary shares of Baseball issued as at the Original Execution Date, together with any shares to be issued by Baseball prior to the Baseball Effective Date.

“Baseball Stock Bidco” means NTL (UK) Group, Inc., a company incorporated in the State of Delaware, United States of America, registered as a foreign company under the Act with registered number FC018124 and having its registered office at 9 East Loockerman Street, Suite 1B, Dover, Delaware  19901, United States of America.

“BBA LIBOR” means, in relation to LIBOR, the British Bankers Association Interest Settlement Rate for Dollars for the relevant Interest Period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“BBC Guarantees” means the guarantees required to be given by the Senior Facilities Borrowers in favour of BBC Worldwide Limited pursuant to the shareholder agreements relating to the UKTV Joint Ventures.

“Blocked Account” means each interest bearing account maintained with the Senior Facility Agent (or such other bank as the Senior Facility Agent and the Company may jointly determine) in the name of a Senior Facilities Obligor which is secured in favour of the Security Trustee under the Senior Facilities Agreement pursuant to the Senior Facilities Security Documents, or as otherwise required by the terms of the Senior Facilities Agreement.

“Bookrunners” has the meaning assigned to such term in the opening clauses of this Agreement.

“Borrower” has the meaning assigned to such term in the opening clauses of this Agreement.

“Break Costs” means the amount (if any) by which:

(a)                                  the interest (excluding the Applicable Margin and Associated Costs Rate) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Initial Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Initial Loan or Unpaid Sum, had the amount so received been paid on the last day of that Interest Period;

exceeds:

(b)                                  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of such Initial Loan or Unpaid Sum received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of the current Interest Period.

7

“Bridge Blocked Account” means each interest bearing account maintained with the Facility Agent (or such other bank as the Facility Agent and the Borrower may jointly determine) in the name of the Borrower which is secured in favour of the Security Trustee on terms satisfactory to the Facility Agent and the Security Trustee, both acting reasonably.

“Bridge Group” means the Ultimate Parent and each of its direct and indirect Subsidiaries from time to time which are not members of the Bank Group, excluding any Subsidiary which is also a Subsidiary of any member of the Bank Group.

“Budget” means in respect of any financial year commencing after 31 December 2006, the budget for such financial year, in the form and including the information required to be delivered by the Ultimate Parent to the Facility Agent pursuant to Clause 17.3 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which (a) banks generally are open for business in London and (b) if such reference relates to a date for the payment or purchase of any sum denominated in:

(a)                                  euro (A) is a TARGET Day and (B) is a day on which banks generally are open for business in the financial centre selected by the Facility Agent for receipt of payments in euro; or

(b)                                  in a currency other than euro, banks generally are open for business in the principal financial centre of the country of such currency.

“Business Division Transaction” means any sale, transfer, demerger, contribution, spin off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Group which comprise all or part of the “NTL – Business Segment” of the Group, to or with any other entity or person, whether or not within the Group or the Bank Group, in each case, where such transaction has the prior approval of an Instructing Group.

“Captive Insurance Company” means any captive insurance company for the Group (or any part thereof, which includes the Bank Group).

“Cash” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Cash Equivalent Investment” means:

(a)                                  debt securities which are freely negotiable and marketable:

(i)                                    which mature not more than 12 months from the date of acquisition; and

(ii)                                which are rated at least AA by Standard & Poor’s or Fitch or Aa2 by Moody’s;

(b)                                  certificates of deposit of, or time deposits or overnight bank deposits with, any commercial bank whose short-term securities are rated at least A-2 by Standard and Poor’s or Fitch or P-2 by Moody’s and having maturities of 12 months or less from the date of acquisition;

(c)                                  commercial paper of, or money market accounts or funds with or issued by, an issuer rated at least A-2 by Standard & Poor’s or Fitch or P-2 by Moody’s and having an original tenor of 12 months or less;

8

(d)                                  medium term fixed or floating rate notes of an issuer rated at least AA by Standard & Poor’s or Fitch or Aa2 by Moody’s at the time of acquisition and having a remaining term of 12 months or less from the date of acquisition; or

(e)                                  any investment in a money market fund or enhanced yield fund (i) whose aggregate assets exceed £250 million and (ii) at least 90% of whose assets constitute Cash Equivalent Investments of the type described in paragraphs (a) to (d) of this definition.

“CCFC” means Communications Cable Funding Corp, a Delaware corporation whose registered office is at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, USA.

“Centre of Main Interests” has the meaning given to it in Article 3(1) of Council Regulation (EC) NO 1346/2000 of 29 May 2000 on Insolvency Proceedings.

“Change in Tax Law” means the introduction, implementation, repeal, withdrawal or change in, or in the interpretation, administration or application of any Law relating to taxation (a) in the case of a participation in an Initial Loan by a Lender named in Schedule 1 (Lenders and Commitments), after the Original Execution Date, or (b) in the case of a participation in an Initial Loan by any other Lender, after the date upon which such Lender becomes a party to this Agreement in accordance with the provisions of Clause 32 (Assignments and Transfers).

“Change of Control” means:

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than any Permitted Holder or a “group” of Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this paragraph (a) such person or “group” shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the Voting Stock of the Ultimate Parent (for the purposes of this paragraph (a), such person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the “parent entity”), if such person is the beneficial owner (as defined in this paragraph (a)), directly or indirectly, of more than 50% of the Voting Stock of such parent entity);

(b)                                  the sale of all or substantially all of the assets of the Bank Group taken as a whole;

(c)                                  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Ultimate Parent (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of such company was approved by a vote of a majority of the directors of such company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Ultimate Parent, then in the office;

(d)                                  any change of control (howsoever defined) occurs under the Existing High Yield Notes or (if applicable) any High Yield Refinancing, in each case, for so long as any principal amount remains owing under the same and to the extent such Existing High Yield Notes or (if applicable) High Yield Refinancing are not defeased; or

(e)                                  any change of control (howsoever defined) occurs under the Senior Facilities Agreement or, if applicable, the Exchange Notes or the New High Yield Notes, in each case, for so long as any principal amount remains owing under the same and in the case of the Exchange Notes and New

9

High Yield Notes only, to the extent such Exchange Notes or New High Yield Notes are not defeased,

provided that an event or transaction shall not constitute a Change of Control under paragraphs (a), (b) or (c) above:

(i)                                     in the event that the Ultimate Parent becomes a wholly-owned Subsidiary of a Holding Company and the stockholders of such Holding Company are substantially the same as the stockholders of the Ultimate Parent prior to such transaction (in the case of clause (c) above, such Holding Company shall be treated as the Ultimate Parent thereafter);

(ii)                                  if the transaction is a “Non-Control Acquisition”; or

(iii)                               as a result of any transactions expressly contemplated by the Steps Paper.

For these purposes:

a “Non-Control Acquisition” shall mean (a) any acquisition of Voting Stock of the Ultimate Parent by an employee benefit plan (or a trust forming a part thereof) maintained by the Ultimate Parent or any Subsidiary of the Ultimate Parent or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or trust, (b) any acquisition of Voting Stock of the Ultimate Parent by the Ultimate Parent or any Subsidiary of the Ultimate Parent, or (c) any “Non-Control Transaction”; and

a “Non-Control Transaction” shall mean (a) a merger, amalgamation or consolidation of the Ultimate Parent or any Subsidiary of the Ultimate Parent with or into another entity or entities, or (b) a sale of all or substantially all of the assets of the Bank Group taken as a whole to another entity or entities (each under clause (a) and (b) a “Transaction”) in which:

(i)                                    the stockholders of the Ultimate Parent immediately before such Transaction own directly or indirectly immediately following such Transaction at least 50% of the Voting Stock of the surviving or transferee entity or entities of such Transaction or the ultimate parent company to such surviving or transferee entity or entities; and

(ii)                                the individuals who were members of the board of directors of the Ultimate Parent immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors of the surviving or transferee entity or entities of such Transaction or, if such surviving or transferee entity or entities is not the ultimate parent company to the Bank Group, the ultimate parent company to such surviving or transferee entity or entities.

Upon and following a Non-Control Acquisition, under clauses (a) and (c) above, the term the “Ultimate Parent” shall be deemed to be a reference to such surviving or transferee entity or, if such surviving or transferee entity or entities is not the ultimate parent company to the Bank Group, the ultimate parent company to such surviving or transferee entity or entities.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code, as in effect at the Original Execution Date and any subsequent provisions of the Code, amendatory of it, supplemental to it or substituted therefor.

10

“Commitment” means, in relation to a Lender at any time, its obligation to make an Initial Loan to the Borrower on the Utilisation Date in an amount equal to the amount set forth opposite its name in the relevant column of Schedule 1 (Lenders and Commitments) or as specified in the Transfer Deed pursuant to which such Lender becomes a party to this Agreement.

“Commitment Letter” means the letter dated 3 March 2006 from the Bookrunners to NTL and the Company in relation to the commitment of the Bookrunners to arrange and underwrite the Structure 1 Bridge Facilities and the Facility together with the related accession notices entered into by the Arrangers.

“Company” means:

(a)                                  NTLIH; or

(b)                                  following a solvent liquidation of NTLIH pursuant to the provisions of Clause 20.19, NTL Finance Limited.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of  Compliance Certificate) or such other similar form as the Facility Agent shall agree with the Ultimate Parent.

“Consolidated Debt Service” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Consolidated Net Debt” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Consolidated Net Income” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Consolidated Operating Cashflow” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Consolidated Total Debt” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Consolidated Total Net Cash Interest Payable” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an Internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).

“Content Transaction” means any sale, transfer, demerger, contribution, spin-off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Group which comprise all or part of the Content business of the Group, to or with any other entity or person whether or not within the Group or Bank Group.

“Contribution Notice” means a financial support direction issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

11

“Court Order” means the order of the Court confirming the sanctioning of the Baseball Scheme as required by Section 425 of the Act.

“Cost” means the cost estimated in good faith by the relevant member of the Bridge Group or Bank Group to have been incurred or to be received by that member of the Bridge Group or Bank Group in the provision or receipt of the relevant service, facility or arrangement, including, without limitation, a proportion of any material employment, property, information technology, administration, utilities, transport and materials or other costs incurred or received in the provision or receipt of such service, facility or arrangement, but excluding costs which are either not material or not directly attributable to the provision or receipt of the relevant service, facility or arrangement.

“Current Assets” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Current Liabilities” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Debt Proceeds” means the cash proceeds received in respect of any Financial Indebtedness raised by any member of the Group (after deducting all reasonable fees, commissions, costs and expenses incurred by any member of the Group in connection with such raising) whether raised by way of bilateral or syndicated credit facilities, in the international or domestic debt capital markets or otherwise and including, for the avoidance of doubt, any debt which at any time following issuance is capable of being converted or exchanged into equity.

“Debt Service Cover Ratio” has the meaning given to such term in paragraph (c) of Clause 18.2 (Ratios).

“Deductions Limit” means the total amounts which are deductible for the purposes of UK corporation tax by members of the Bank Group in any financial year and which (a) arise from the payment or accrual of actual or imputed amounts of interest on, or (b) constitute foreign exchange losses on, any loan made to any member of the Bank Group by any Non-Bank Group UK Taxpayer.

“Default” means an Event of Default or any event or circumstance which (with the expiry of a grace period, the giving of notice, the making of any determination under any of the Finance Documents or any combination of any of the foregoing) would be an Event of Default provided that in relation to any event which is subject to a materiality threshold or condition before such event would constitute an Event of Default, such default shall not constitute a Default until such materiality threshold or condition has been satisfied.

“Description of Exchange Notes” means the description of the terms and conditions of the Exchange Notes, as set out in Schedule 14 (Summary of Principal Terms & Conditions of the Exchange Notes).

“Disposal” means any sale, transfer, lease, surrender or other disposal by any member of the Bank Group of any shares in any of its Subsidiaries or all or any part of its revenues, assets, other shares, business or undertakings other than in the ordinary course of business or trade.

“Documentary Credit” means a letter of credit, bank guarantee, indemnity, performance bond or other documentary credit issued or to be issued pursuant to Clause 4.1 of the Senior Facilities Agreement.

“Dormant Subsidiary” means, at any time, with respect to any company, any Subsidiary of such company which is “dormant” as defined in Section 249AA of the Act (or the equivalent under the laws of the jurisdiction of incorporation of the relevant company).

12

“Double Taxation Treaty” means in relation to a payment of interest on an Initial Loan, any convention or agreement between the government of the Borrower’s Relevant Tax Jurisdiction and any other government for the avoidance of double taxation with respect to taxes on income and capital gains which makes provision for exemption from tax imposed by the Borrower’s Relevant Tax Jurisdiction on interest.

“DRC” means NTL (UK) Group, Inc., a Delaware corporation whose registered office is at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, USA.

“Eligible Deposit Bank” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states, being in part legislative measures to implement the third stage of EMU.

“Encumbrance” means:

(a)                                  a mortgage, charge, pledge, lien, encumbrance or other security interest securing any obligation of any person;

(b)                                  any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect payment of sums owed or payable to any person; or

(c)                                  any other type of agreement or preferential arrangement (including title transfer and retention arrangements) having a similar effect.

“Engagement Letter” means the letter dated 3 March 2006 from the Bookrunners to NTL and the Company in relation to the engagement of the Bookrunners as exclusive book-running lead managing underwriters in connection with the issuance, sale or resale of the New High Yield Notes.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)                                  air (including air within natural or man-made structures, whether above or below ground);

(b)                                  water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                  land (including land under water).

“Environmental Claim” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating to any Environmental Law or Environmental Licence.

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)                                  have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)                                  provide remedies or compensation for harm or damage to the Environment; or

13

(c)                                  relate to Hazardous Substances or health or safety matters.

“Environmental Licence” means any Authorisations required at any time under Environmental Law.

“Equity Equivalent Funding” means a loan made to, or any Financial Indebtedness owed by, any person where the Financial Indebtedness incurred thereby:

(a)                                  may not be repaid at any time prior to the repayment in full of all Outstandings and cancellation of all Available Commitments;

(b)                                  carries no interest or carries interest which is payable only on non-cash pay terms or following repayment in full of all Outstandings and cancellation of all Available Commitments; and

(c)                                  is either (i) structurally and contractually subordinated to the Facility or (ii) contractually subordinated to the Facility, in each case, pursuant to the HYD Intercreditor Agreement and/or the Group Intercreditor Agreement.

“Equity Proceeds” means the cash proceeds raised by any member of the Group by way of equity securities offerings in the international or domestic public equity capital markets (after deducting all reasonable fees, commissions, costs and expenses incurred by any member of the Group in connection with such raising) and which do not constitute Debt Proceeds.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued under it. Section references to ERISA are to ERISA as in effect on the Original Execution Date.

“ERISA Affiliate” means, in relation to a member of the Bank Group, each person (as defined in section 3(9) of ERISA) which together with that member of the Bank Group would be deemed to be a “single employer” within the meaning of section 414(b), (c), (m) or (o) of the Code.

“Eurobond” means one or more listed notes issued by the Company to the US Senior Facilities Borrower after the date hereof either for cash subscription in consideration of the novation of debt obligations under the Senior Facilities Agreement or in exchange for and satisfaction of the Short Term Notes, as the same may be amended, supplemented, restated, increased, replaced or otherwise modified from time to time as permitted under this Agreement.

“European Interbank Market” means the interbank market for euro operating in Participating Member States.

“Event of Default” means any of the events or circumstances described as such in Clause 22 (Events of Default).

“Excess Capacity Network Service” means the provision of network services, or agreement to provide network services, by a member of the Bank Group in favour of one or more other members of the Group where such network services are only provided in respect of the capacity available to such member of the Bank Group in excess of that network capacity it requires to continue to provide current services to its existing and projected future customers and to allow it to provide further services to both its existing and projected future customers.

“Excess Cash Flow” means in relation to any financial year of the Company, Bank Group Cash Flow less (a) Consolidated Debt Service for such financial year, (b) the aggregate amount of all payments or prepayments of principal, whether voluntary or mandatory, of Consolidated Total Debt made in such

14

financial year, (c) proceeds of disposals permitted by Clause 20.6(i)(ii) (Disposals) received during such financial year and (d) proceeds from any Content Transaction or any Business Division Transaction received during such financial year, provided that no such amounts prepaid and used in the calculation under paragraph (b) shall be available for reborrowing and, provided further that for the purposes of such calculation, no amount shall be included or excluded more than once.

“Exchange Act” means the US Securities Exchange Act of 1934, as amended.

“Exchange Documents” means the Exchange Note Indenture, the Exchange Notes and any Registration Rights Agreement.

“Exchange Note” means each of the securities issued under the Exchange Note Indenture; collectively, the “Exchange Notes.”

“Exchange Note Holders” means registered holders of Exchange Notes.

“Exchange Note Indenture” has the meaning assigned to such term in Clause 19.25 (Exchange Notes).

“Exchange Note Trustee” has the meaning assigned to such term in Clause 19.25 (Exchange Notes).

“Excluded Group” means each member of the Group which is not a member of the Bank Group.

“Excluded Group Operating Cashflow” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Excluded Tax Deduction” means a deduction or withholding for or on account of any tax (including any tax on the overall net income of any Lender) imposed as a result of a connection or former connection between any Lender and the jurisdiction imposing such tax, including without limitation any connection arising from such Lender being or having been a citizen, domiciliary or resident of such jurisdiction, being organized in such jurisdiction, or having had a permanent establishment or fixed place of business therein, but excluding any such connection arising solely from the activities of such recipient pursuant to or in respect of the Finance Documents, including executing, delivering or performing its obligations or receiving a payment under or enforcing the Finance Documents.

“Existing Baseball Facilities” means the certain senior facilities agreement dated 2 July 2004 made between, amongst others, Baseball and Lloyds TSB Bank PLC as Original Lender and as Agent (each as defined therein).

“Existing Credit Facilities” means the Existing NTL Senior Credit Facilities Agreement, the Existing Telewest Senior Credit Facilities Agreement, the Existing Telewest Second Lien Credit Facility Agreement and the Existing Flextech Senior Credit Facilities Agreement.

“Existing Encumbrance” means any Encumbrance existing as at the Original Execution Date, details of which are set out in Part 1 of Schedule 10 (Existing Encumbrances).

“Existing Financial Indebtedness” means the Financial Indebtedness existing as at the Original Execution Date, details of which are set out in Part 3 of Schedule 10 (Existing Financial Indebtedness).

“Existing Flextech Senior Credit Facilities Agreement” means that certain senior credit facility agreement dated 10 May 2005 made between the Flextech Broadband Limited and Flextech Broadcasting Limited as original borrowers, Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit

15

Suisse First Boston, Deutsche Bank AG London and others as Arrangers, Barclays Bank PLC as Agent and Security Trustee, the Original Guarantors and the financial and other institutions named therein as Lenders (each as defined therein).

“Existing Hedging Agreements” means the hedging agreements existing as at the Original Execution Date, details of which are set out in Part 6 of Schedule 10 (Existing Hedging Agreements).

“Existing High Yield Notes” means the Sterling denominated 9.75% senior notes due 2014, the dollar denominated 8.75% senior notes due 2014 and the euro denominated 8.75% senior notes due 2014, in each case, issued by NTL Cable.

“Existing Loans” means the loans granted by members of the Bank Group existing as at the Original Execution Date, details of which are set out in Part 2 of Schedule 10 (Existing Loans).

“Existing NTL Senior Credit Facilities Agreement” means that certain senior credit facility dated 13 April 2004 made between NTL Incorporated as Ultimate Parent, NTL Investment Holdings Limited as Borrower, Credit Suisse First Boston, Deutsche Bank AG London, Goldman Sachs International, Morgan Stanley Dean Witter Bank Limited and others as Mandated Lead Arrangers, Credit Suisse First Boston as Facility Agent and Security Agent, GE Capital Structured Finance Group Limited as Administrative Agent and the financial and other institutions named therein as Lenders (each as defined therein).

“Existing Performance Bonds” means each of the performance bonds or similar obligations issued by members of the Bank Group existing as at the Original Execution Date, details of which are set out in Part 4 of Schedule 10 (Existing Performance Bonds).

“Existing Telewest Second Lien Credit Facility Agreement” means that certain second lien facility agreement dated 21 December 2004 made between Telewest UK Limited, Telewest Communications Network Limited, Telewest Global France LLC, Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank AG London and others as Mandated Lead Arrangers, Barclays Bank PLC as Facility Agent and Security Trustee, Barclays Bank PLC as US Paying Agent, the Original Guarantors and the financial and other institutions named therein as Lenders (each as defined therein).

“Existing Telewest Senior Credit Facilities Agreement” means that certain senior credit facility dated 21 December 2004 made between the Borrower, Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank AG London and others as Mandated Lead Arrangers, Barclays Bank PLC as Facility Agent and Security Trustee, Barclays Bank PLC as US Paying Agent, GE Capital Structured Finance Group Limited as Administrative Agent, the Original Guarantors and the financial and other institutions named therein as Lenders (each as defined therein).

“Existing UKTV Group Loan Stock” means the loan stock and redeemable preference shares issued by members of the UKTV Group, details of which are set out in Part 5 of Schedule 10 (Existing UKTV Group Loan Stock).

“Existing Vendor Financing Arrangements” means each of the existing finance leases and vendor financing arrangements existing as at the Original Execution Date, details of which are set out in Part 7 of Schedule 10 (Existing Vendor Financing Arrangements).

“Extended Term Loan” has the meaning assigned to such term in Clause 4.3 (Initial Maturity Date and Conversion of Initial Loans).

16

“Extended Term Loan Credit Agreement” has the meaning assigned to such term in Clause 19.24 (Extended Term Loan Documents).

“Extension Date” means the date on which the Initial Loans are converted into Extended Term Loans pursuant to Clause 4.3 (Initial Maturity Date and Conversion of Initial Loans).

“Facility Agent’s Spot Rate of Exchange” means, in relation to 2 currencies, the Facility Agent’s spot rate of exchange for the purchase of the first-mentioned currency with the second-mentioned currency in the London foreign exchange market at or about 11 a.m. on a particular day.

“Facility Office” means the office notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender or, following that date, (i) by not less than five Business Days’ written notice as the office through which it will perform its obligations under this Agreement where the office is situated in Financial Action Task Force countries, or (ii) with the prior written consent of the Facility Agent, an office through which it will perform its obligations under this Agreement situated in non-Financial Action Task Force countries.

“Fees Letters” means the fees letters referred to in Clauses 11.1 (Fees) and 11.2 (Agency Fee).

“Final Maturity Date” means the tenth anniversary of the Merger Closing Date.

“Finance Documents” means:

(a)                                  this Agreement, any Accession Notices and any Transfer Deeds;

(b)                                  the Fees Letters;

(c)                                  the Engagement Letter;

(d)                                  the Security Documents;

(e)                                  the Security Trust Agreement;

(f)                                    the Group Intercreditor Agreement;

(g)                                 any other agreement or document entered into or executed by a member of the Group pursuant to any of the foregoing documents; and

(h)                                 any other agreement or document designated a “Finance Document” in writing by the Facility Agent and the Borrower.

“Finance Lease” means a lease treated as a capital or finance lease pursuant to GAAP.

“Finance Parties” means the Facility Agent, the Arrangers, the Bookrunners, the Security Trustee and the Lenders and “Finance Party” means any of them.

“Financial Action Task Force” means the Financial Action Task Force on Money Laundering, an inter-governmental body, the purpose of which is the development and promotion of policies, at both national and international levels, to combat money laundering.

“Financial Indebtedness” means, without double counting, any Indebtedness for or in respect of:

17

(a)                                  moneys borrowed;

(b)                                  any amount raised by acceptance under any acceptance credit facility;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (for the avoidance of doubt excluding any loan notes or similar instruments issued solely by way of consideration for the acquisition of assets in order to defer capital gains or equivalent taxes where such loan notes or similar instruments are not issued for the purpose of raising finance);

(d)                                  the principal portion of any liability in respect of any Finance Lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                    the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 150 days in order to raise finance or to finance the acquisition of those assets or services;

(g)                                 any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as indebtedness in accordance with GAAP;

(h)                                 any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account, provided that for the purposes of Clause 22.5 (Cross Default), only the net amount not paid or which is payable by the relevant member of the Group shall be included);

(i)                                    any amount raised pursuant to any issue of shares which are expressed to be redeemable in cash (other than redeemable shares in respect of which the redemption is prohibited until after repayment in full of all Outstandings under the Facility and all Senior Facilities Outstandings);

(j)                                    any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial or other institution; or

(k)                                the amount of any liability in respect of any guarantee or indemnity for the Financial Indebtedness of another person referred to in paragraphs (a) to (j) above.

“Financial Officer” means the Chief Financial Officer, the Deputy Chief Financial Officer, the Vice President – Finance, the Controller or the Group Treasurer, in each case, of the Ultimate Parent, the Company or the Group, or any similar officer of the Ultimate Parent, the Company or of the Group.

“Financial Quarter” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

“Fitch” means Fitch Ratings or any successor thereof.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by any member of the Group for the benefit of employees of any member of the Group residing outside the United States

18

of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Funded Excluded Subsidiary” means, in respect of a Funding Passthrough, a Bank Group Excluded Subsidiary or any person in which a member of the Bank Group owns an interest but which is not a member of the Bank Group which:

(a)                                  indirectly receives funding from a Bank Holdco; and/or

(b)                                  by way of dividend or other distribution, loan or payment of interest on or the repayment of the principal amount of any indebtedness owed by it, directly or indirectly, makes a payment to a Bank Holdco.

“Funding Passthrough” means a series of transactions between a Bank Holdco, one or more members of the Bank Group and a Funded Excluded Subsidiary where:

(a)                                  in the case of funding being provided by a Bank Holdco to the Funded Excluded Subsidiary, that funding is:

(i)                                    first made available by the Bank Holdco to (in the case of the Parent) the Company or, one of its Subsidiaries (other than in the case of NTL Communications Limited, the Parent or any of its Subsidiaries) by way of the subscription for new securities, capital contribution or Subordinated Funding;

(ii)                                secondly (if relevant) made available by the recipient of the Funding Passthrough under (i) above, to a member of the Bank Group (other than the Company) which may be followed by one or more transactions between members of the Bank Group (other than the Company) and finally made available by a member of the Bank Group (other than the Company) to the Funded Excluded Subsidiary in all such cases by way of either the subscription for new securities, the advancing of loans or capital contribution; or

(b)                                  in the case of a payment to be made by the Funded Excluded Subsidiary to a Bank Holdco that payment is:

(i)                                    first made by the Funded Excluded Subsidiary to a member of the Bank Group, and thereafter is made between members of the Bank Group (as relevant), by way of dividend or other distribution, loan or payment of interest on or the repayment of the principal amount of any indebtedness owed by such Funded Excluded Subsidiary or relevant member of the Bank Group; and

(ii)                                finally made by the Company to the Parent or by one of the Subsidiaries of NTL Communications Limited (other than the Parent or any of its Subsidiaries) to NTL Communications Limited by way of dividend or other distribution, loan or the payment of interest on or the repayment of the principal amount of any loan made by way of Subordinated Funding.

“GAAP” means accounting principles generally accepted in the United States of America.

“Group” means:

19

(a)                                  for the purposes of Clause 17.1 (Financial Statements), Clause 17.3 (Budget) and Clause 18 (Financial Condition) and any other provisions in this Agreement using the terms defined in Clause 18 (Financial Condition):

(i)                                    the Ultimate Parent and its Subsidiaries from time to time; and

(ii)                                NTL South Herts, for so long as a member of the Group is the general partner of South Hertfordshire United Kingdom Fund, Ltd. or if it becomes a wholly-owned Subsidiary of the Group; and

(b)                                  for all other purposes, the Ultimate Parent and its Subsidiaries from time to time.

“Group Business” means the provision of broadband and communications services, including:

(a)                                  residential telephone, mobile telephone, cable television and Internet services, including wholesale Internet access solutions to Internet service providers;

(b)                                  data, voice and Internet services to large businesses, public sector organisations and small and medium sized enterprises;

(c)                                  national and international communications transport services to communications companies; and

(d)                                  the provision of Content,

and any related ancillary or complementary business to any of the services described above in the United  Kingdom, the Isle of Man, the Republic of Ireland and the Channel Islands provided that “Group Business” may include the provision of any such services outside the United Kingdom, the Isle of Man, the Republic of Ireland and the Channel Islands which constitute a non-material part of the Group Business and which are acquired pursuant to an acquisition permitted under the terms of this Agreement.

“Group Intercreditor Agreement” means the intercreditor agreement dated on or about the Merger Closing Date between, among others, certain of the Obligors, other members of the Group, the Senior Facilities Finance Parties and the Finance Parties.

“Group Structure Chart” means:

(a)                                  as at the Original Execution Date, the group structure charts relating to the Telewest Group and the NTL Group, in each case, as constituted immediately prior to the Merger Closing Date, which have been delivered to the Facility Agent prior to the Original Execution Date; and

(b)                                  thereafter, the group structure charts delivered to the Facility Agent pursuant to paragraph 2 of Part 4 of Schedule 4 (Conditions Subsequent Documents) or any updated group structure chart which is delivered to the Facility Agent pursuant to Clause 19.14 (Group Structure Chart) from time to time.

“Guaranteed Parent Debt” has the meaning given to such term in paragraph (h) of Clause 20.4 (Financial Indebtedness).

“Guarantors” means the Original Guarantors and any Acceding Guarantors; and “Guarantor” means any one of them as the context requires, provided that in either case, such person has not been released from its rights and obligations as a Guarantor hereunder pursuant to Clause 38.5 (Release of Guarantees and Security).

20

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment.

“Hedge Counterparty” means each Senior Facilities Lender or Affiliate of a Senior Facilities Lender which is a party to a Hedging Agreement entered into for the purposes of Clause 19.9 (Hedging) and “Hedge Counterparties” means all such Senior Facilities Lenders or Affiliates.

“Hedging Agreement” means any agreement in respect of an interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination of it or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“High Yield Refinancing” means any Financial Indebtedness incurred for the purposes of refinancing all or a portion of the Existing High Yield Notes and/or the New High Yield Notes including any Financial Indebtedness incurred for the purpose of the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable under the Existing High Yield Notes and/or the New High Yield Notes, as the case may be, being refinanced and any reasonable fees, costs and expenses incurred in connection with such refinancing, in respect of which the following terms apply:

(a)                                  the final maturity date or redemption date of such refinancing occurs on or after the scheduled redemption date in respect of the high yield notes being refinanced;

(b)                                  the average life of the High Yield Refinancing is not less than (or in respect of a refinancing in part, is equal to) the remaining average life of the high yield notes which are being refinanced, as at the time of such refinancing; and

(c)                                  the Financial Indebtedness constituted by any High Yield Refinancing is structurally subordinated to the Senior Facilities on a basis no less favourable to the Senior Facilities than the basis on which the Existing High Yield Notes and/or the New High Yield Notes, as the case may be, are subordinated to the Senior Facilities.

“Holding Company” of a company means a company of which the first-mentioned company is a Subsidiary.

“HYD Intercreditor Agreement” means the intercreditor agreement dated 13 April 2004 between certain of the Senior Facilities Obligors, the Senior Facilities Finance Parties and the indenture trustee in respect of the Existing High Yield Notes as the same may otherwise be amended, supplemented, novated or restated from time to time.

“Increased Cost” means:

(a)                                  any reduction in the rate of return from a Facility or on a Finance Party’s (or an Affiliate’s) overall capital;

(b)                                  any additional or increased cost; or

(c)                                  any reduction of any amount due and payable under any Finance Document,

21

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having agreed to make available its Commitment or having funded or performed its obligations under any Finance Document.

“Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (including interest and other charges relating to it).

“Information Memoranda” means the Initial Information Memorandum and the Subsequent Information Memorandum.

“Initial Information Memorandum” means the information memorandum dated February 2006 approved by NTL concerning the Obligors which, at the request of NTL and on its behalf, was prepared in relation to the Structure 1 Bridge Facilities and the Facility and the business, assets, financial condition and prospects of the Group and which has been made available by the Mandated Lead Arrangers to selected banks and other institutions for the purpose of syndicating the Structure 1 Bridge Facilities and the Facility, as supplemented by the Forms 10-K of the Ultimate Parent and NTL, each dated 28 February 2006.

“Initial Loan” means any loan made under the Facility.

“Initial Maturity Date” means the date falling 12 months after the Merger Closing Date.

“Initial Security Documents” means the security documents listed in Part 3 of Schedule 4 (Initial Security Documents).

“Instructing Group” means, at any time, Lenders holding more than 50% in principal amount of outstanding Loans (or, prior to the Utilisation of the Facility, more than 50% of the Commitments).

“Intellectual Property Rights” means any patent, trade mark, service mark, registered design, trade name or copyright or any license to use any of the same.

“Interest” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Interest Cover Ratio” has the meaning given to such term in paragraph (b) of Clause 18.2 (Ratios).

“Interest Period” has the meaning assigned to such term in Clause 9.1 (Interest Periods).

“Intra-Group Services” means:

(a)                                  the sale of programming or other Content by any member(s) of the Group to one or more members of the Bank Group on arms’ length terms;

(b)                                  the lease or sublease of office space, other premises or equipment on arms’ length terms by one or more members of the Bank Group to one or more members of the Group or by one or more members of the Group to one or more members of the Bank Group;

(c)                                  the provision or receipt of other services, facilities or other arrangements (in each case not constituting Financial Indebtedness) in the ordinary course of business, by or from one or more members of the Bank Group to or from one or more members of the Group including, without limitation (i) the employment of personnel, (ii) provision of employee healthcare or other benefits, (iii) acting as agent to buy equipment, other assets or services or to trade with residential

22

or business customers and (iv) the provision of audit, accounting, banking, IT, telephony, office, administrative, compliance, payroll or other similar services, provided that the consideration for the provision thereof is, in the reasonable opinion of the Ultimate Parent, no less than Cost; and

(d)                                  the extension, in the ordinary course of business and on terms no less favourable to the relevant member of the Bank Group than arms’ length terms, by or to any member of the Bank Group to or by any such member of the Group of trade credit not constituting Financial Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (a), (b) or  (c) above.

“IRS Ruling” means the private ruling from the US Internal Revenue Service being sought by NTL the effect of which is to permit the cash portion of the purchase price for the Merger to be financed through borrowings by members of the Bank Group incorporated in England & Wales without giving rise to materially adverse tax consequences to NTL, the Ultimate Parent or their respective shareholders whether prior to or following the Merger.

“Joint Venture” means any joint venture, partnership or similar arrangement between any member of the Bank Group and any other person that is not a member of the Bank Group.

“Joint Venture Group” means any Joint Venture and its subsidiaries from time to time (including upon and following the Merger Closing Date, the UKTV Group).

“Law” means:

(a)                                  common or customary law;

(b)                                  any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction; and

(c)                                  any directive, regulation, practice, requirement which has the force of law and which is issued by any governmental body, agency or department or any central bank or other fiscal, monetary, regulatory, self-regulatory or other authority or agency.

“Legal Opinions” means any of the legal opinions referred to in paragraph 5 of Part 1 to Schedule 4 (Conditions Precedent to  Utilisation) and paragraph 2 of Part 2 to Schedule 7 (Accession Documents) required to be delivered pursuant to Clause 3.1 (Conditions Precedent) and Clause 21 (Acceding Group Companies), respectively.

“Lender” means a person which:

(a)                                  is named in Schedule 1 (Lenders and Commitments); or

(b)                                  has become a party to this Agreement in accordance with the provisions of Clause 32 (Assignments and Transfers),

which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement.

“Leverage Ratio” has the meaning given to such term in paragraph (a) of Clause 18.2 (Ratios).

“LIBOR” means, in relation to any amount to be advanced to or owed by an Obligor under this Agreement on which interest for a given period is to accrue:

23

(a)                                  the rate per annum which appears on the Relevant Page for such period at or about 11.00 am on the Quotation Date for such period; or

(b)                                  if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Relevant Page”, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest 5 decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in the relevant currency for such period at or about 11.00 am on the Quotation Date for such period.

“Loans” has the meaning assigned to such term in Clause 4.3 (Initial Maturity Date and Conversion of Initial Loans).

“Margin Stock” shall have the meaning provided in Regulation U.

“Marketable Securities” means any security which is listed on any publicly recognised stock exchange and which has, or is issued by a company which has, a capitalisation of not less than £1 billion (or its equivalent in other currencies) as at the time such Marketable Securities are acquired by any member of the Bank Group by way of consideration for any disposal permitted under Clause 20.6 (Disposals).

“Material Adverse Effect” means a material adverse change in:

(a)                                  the financial condition, assets or business of the Obligors (taken as a whole) or the Senior Facilities Obligors (taken as a whole);

(b)                                  the ability of any Obligor to perform and comply with its payment or other material obligations under any Finance Document (taking into account the resources available to such Obligor from any other member of the Bridge Group or any member of the Bank Group) ; or

(c)                                  the ability of any Senior Facilities Obligor to perform and comply with its payment or other material obligations under any Senior Finance Document (taking into account the resources available to such Senior Facilities Obligor from any other member of the Bank Group).

“Material Subsidiary” means, at any time, a member of the Bank Group whose contribution to Consolidated Operating Cashflow (on a consolidated basis if it has Subsidiaries) represents at least 5% of the Consolidated Operating Cashflow calculated by reference to the most recent financial statements of the Bank Group delivered pursuant to paragraph (b)(ii) of Clause 17.1 (Financial Statements).

“Member State” means a member of the European Community.

“Merger” means the merger of NTL with the Merger Sub pursuant to the terms and conditions of the Merger Agreement and the reorganization, recapitalization and refinancing of the Group in connection therewith in accordance with the Steps Paper.

“Merger Agreement” means the agreement and plan of merger dated as of 2 October 2005 (as amended and restated on 14 December 2005 and 30 January 2006) made between NTL, the Ultimate Parent and the Merger Sub.

“Merger Closing Date” means the date on which the Merger Sub and NTL file a certificate of merger in accordance with, and subject to the terms and conditions of, the Merger Agreement.

24

“Merger Consideration” means the 2.5 shares of Telewest new common stock for each share of NTL common stock that shareholders of NTL will receive in the Merger.

“Merger Documents” means the Merger Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule, each as defined therein, and attached thereto), and all other documents and agreements executed or to be executed pursuant to (or in connection with) the Merger Agreement and any other document designated as a “Merger Document” by the Facility Agent and the Ultimate Parent.

“Merger Indebtedness” means Financial Indebtedness by the Ultimate Parent (or a newly incorporated wholly-owned subsidiary of the Ultimate Parent) in an amount not exceeding the equity value of the Telewest Group provided that the proceeds of such Financial Indebtedness shall be contributed by the Ultimate Parent (or the newly incorporated wholly-owned subsidiary of the Ultimate Parent, as applicable) to one or more of its Subsidiaries for the purpose of enabling such Subsidiaries to purchase the historical Telewest business as part of an internal reorganisation of subsidiaries of Telewest in accordance with the Steps Paper and provided further that such Financial Indebtedness will be repaid by the Ultimate Parent (or such newly incorporated wholly owned subsidiary of the Ultimate Parent) on the same day on which it is incurred.

“Merger Sub” means Neptune Bridge Borrower, LLC, a Delaware limited liability company which was established for the purposes of the Merger in accordance with the terms and conditions of the Merger Agreement and which merged with NTL on the Merger Closing Date, with NTL being the surviving entity.

“Moody’s” means Moody’s Investor Services, Inc. or any successor thereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any member of the Group or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any member of the Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Necessary Authorisations” means all Authorisations (including Environmental Licences and any Authorisations issued pursuant to or any deemed Authorisations under any Statutory Requirements) of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)                                  lawfully enter into and perform its obligations under the Finance Documents to which it is party;

(b)                                  ensure the legality, validity, enforceability or admissibility in evidence in England, under the laws of the State of New York and in the New York State or Federal Courts (in the case of Finance Documents governed by the laws of the State of New York) and, if different, its jurisdiction of incorporation or establishment, of such Finance Documents to which it is party; and

(c)                                  carry on its business from time to time.

“Net Proceeds” means:

(a)                                  any cash proceeds received by any member of the Group (including, when received, any cash proceeds received by way of deferred instalment of purchase price or from the sale of Cash Equivalent Investments or Marketable Securities acquired by any member of the Group in consideration for any Disposal as contemplated under Clause 20.6 (Disposals)) in connection with any Disposal after deducting:

25

(i)                                    all taxes paid or reasonably estimated by such member of the Group to be payable by any member of the Bank Group or the Bridge Group as a result of that Disposal;

(ii)                                all reasonable fees, commissions costs and expenses incurred by such member of the Bank Group or Bridge Group in arranging or effecting that Disposal, including, without limitation, any amount required to be paid by any member of the Bank Group or Bridge Group to any proprietor of any intellectual property rights (not being a member of the Bank Group or Bridge Group) (including intellectual property licences) related to the assets disposed of where such payment is on arms’ length terms and is required to enable such intellectual property rights to be transferred with such assets to the extent necessary to facilitate the applicable Disposal;

(iii)                            in the case of a Disposal effected by a member of the Bank Group or Bridge Group other than a Senior Facilities Borrower or the Borrower, such provision as is reasonable for all costs and taxes (after taking into account all available credits, deductions and allowances) incurred by the Group to a person other than a member of the Bank Group or Bridge Group and fairly attributable to up-streaming the cash proceeds to the Senior Facilities Borrower or the Borrower or making any distribution in connection with such proceeds to enable them to reach the Senior Facilities Borrower or the Borrower;

(iv)                               any cash proceeds which are to be applied towards discharging any Encumbrance over such asset; and

(v)                                   in the case of a Disposal of a non-wholly-owned Subsidiary or Joint Venture, to the extent received by any member of the Group, any cash proceeds attributable to any interest in such Subsidiary or Joint Venture owned by any person other than a member of the Bank Group or Bridge Group; and

(b)                                  the cash proceeds received by any member of the Bank Group or Bridge Group of any claim for loss or destruction of or damage to the property of a member of the Bank Group or Bridge Group under any insurance policy after deducting any such proceeds relating to the third party claims which are applied towards meeting such claims and any reasonable costs incurred in recovering the same.

“New Equity” means a subscription for capital stock of the Ultimate Parent or any other form of equity contribution to the Ultimate Parent previously agreed by the Facility Agent (acting reasonably) in writing, in each case, where such subscription or contribution does not result in a Change of Control.

“New High Yield Notes” means the high yield notes to be issued by NTL Cable pursuant to the New High Yield Offering, the proceeds of which are to be applied in refinancing all amounts outstanding under this Agreement and costs and expenses in relation thereto.

“New High Yield Offering” means the offering of the New High Yield Notes by NTL Cable, as the case may be, on a shelf registration statement filed with the SEC (or, if a shelf registration statement is not available, pursuant to an exemption from registration under the United States Securities Act of 1933 including pursuant to Rule 144A and/or Regulation S of the United States Securities Act of 1933, with SEC registration rights) (excluding the issuance of the Exchange Notes).

“New Intermediate Holdco” means the intermediate holding company referred to in Step 7 set out in the page headed “Post-Combination Restructuring – First Alternative (Structure 1)” of the Steps Paper as “Tiger Holdco LLC”.

26

 “Non-Bank Group Serviceable Debt” means:

(a)                                  Financial Indebtedness arising under this Agreement (or the Exchange Notes, as applicable) or the New High Yield Notes, the Existing High Yield Notes or any High Yield Refinancing;

(b)                                  Financial Indebtedness arising under any Guaranteed Parent Debt; and

(c)                                  any other Financial Indebtedness which is raised by any member of the Group which is not a member of the Bank Group, (i) where the Ultimate Parent has provided not less than 5 Business Days’ prior written notice to the Facility Agent designating such Financial Indebtedness as Non-Bank Group Serviceable Debt, and (ii) the proceeds of which are contributed into the Bank Group in accordance with the provisions of Clause 19.15 (Contributions to the Bank Group),

in the case of paragraph (c), to the extent only of the principal amounts so designated at the relevant time and provided that any Non-Bank Group Serviceable Debt shall thereafter at all times remain Non-Bank Group Serviceable Debt.

“Non Bank Group UK Taxpayer” means any company that is (a) a Subsidiary of the Ultimate Parent, (b) within the charge to UK corporation tax, and (c) not a member of the Bank Group.

“Non-Funding Lender” is either:

(a)                                  a Lender which fails to comply with its obligation to participate in any Initial Loan:

(i)                                    all conditions to the Utilisation thereof (including without limitation, delivery of a Utilisation Request) have been satisfied or waived by an Instructing Group in accordance with the terms of this Agreement;

(ii)                                Lenders representing not less than 80% of the Commitments have agreed to comply with their obligations to participate in such Loan; and

(iii)                            the Borrower has notified the Lender that it will treat it as a Non-Funding Lender; or

(b)                                  a Lender which has given notice to the Borrower or the Facility Agent that it will not make, or it has disaffirmed or repudiated any obligation to participate in, an Initial Loan.

“Notes” means the Short Term Notes or the Eurobond as applicable.

“NTL” means NTL Holdings Inc. (formerly NTL Incorporated), a Delaware corporation, whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801, United States of America.

“NTL Cable” has the meaning assigned to such term in the opening clauses of this Agreement.

“NTL Group” means NTL and its Subsidiaries from time to time. For information purposes only, the members of the NTL Group as at the Original Execution Date are listed in Part 3 of Schedule 9 (Members of the NTL Group).

“NTL South Herts” means NTL (South Hertfordshire) Limited (formerly known as Cable & Wireless Communications (South Hertfordshire) Limited), a company incorporated in England & Wales with registered number 2401044.

27

“NTLIH” means NTL Investment Holding Limited, a company incorporated in England and Wales under registered number 3173552 and having its registered office at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP.

“NTLIH Sub” means NTLIH Sub Limited, a company incorporated in England & Wales with registered number 5316140 and having its registered office at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP;

“Obligors” means the Borrowers and the Guarantors and “Obligor” means any of them.

“Obligors’ Agent” means the Borrower in its capacity as agent for the Obligors, pursuant to Clause 25.17 (Obligors’ Agent).

“Original Execution Date” means 3 March 2006.

“Original Financial Statements” means:

(a)                                  in relation to NTL the audited consolidated financial statements of the NTL Group for the financial year ended 31 December 2005; and

(b)                                  in relation to the Ultimate Parent, the audited consolidated financial statements of the Telewest Group for the financial year ended 31 December 2005.

“Original Guarantors” means the Ultimate Parent, each Senior B Guarantor and each member of the Group that is a guarantor under the Existing High Yield Notes, in each case as at the date of this Agreement.

“Original Obligors” means the Borrower and the Original Guarantors.

“Outstandings” means, at any time, the aggregate principal amount of Initial Loans outstanding under the Facility.

“Parent” means NTL Cable.

“Parent Debt” means any Financial Indebtedness of the Ultimate Parent or one or more of its Subsidiaries (other than a member of the Bank Group).

“Parent Intercompany Debt” means any Financial Indebtedness owed by any member of the Bank Group to the Ultimate Parent or its Subsidiaries (other than another member of the Bank Group) from time to time which is subordinated pursuant to the terms of the Group Intercreditor Agreement.

“Participating Employers” means the Company and any members of the Group which participate or have at any time participated in a UK Pension Scheme.

“Participating Member State” means any member of the European Community that at the relevant time has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to section 4002 of ERISA, or any successor to it.

“Pensions Regulator” means the body corporate established under Part 1 of the Pensions Act 2004.

28

“Permitted Auditors” means any of Pricewaterhouse Coopers, Ernst & Young, Deloitte & Touche or KPMG or any of their respective successors or any other internationally recognised firm of accountants.

“Permitted Holders” shall mean any person who, together with any of its Affiliates, is the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of 5% or more of the outstanding Voting Stock of the Ultimate Parent on the Original Execution Date or becomes such a holder as a result of the Baseball Acquisition or the Alternative Baseball Acquisition and any Affiliates of such persons from time to time.

“Permitted Joint Ventures” means any Joint Venture permitted under Clause 20.9 (Joint Ventures) that the Ultimate Parent designates as such by giving notice in writing to the Facility Agent.

“Permitted Payments” means:

(a)                                  the payment of any dividend, payment, loan or other distribution, or the repayment of a loan or the redemption of loan stock or redeemable equity made, at any time, to fund the payment of expenses (including taxes and the buy back of stock from employees) by any member of the Group the aggregate amount of such payments being no greater than (i) £50 million (or its equivalent) for the period from the Merger Closing Date to the first anniversary thereof, (ii) £50 million (or its equivalent) for the period from the first anniversary of the Merger Closing Date to the second anniversary of the Merger Closing Date, or (iii) thereafter £35 million (or its equivalent) in each anniversary year; or

(b)                                  the payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity, in each case, which is required in order to facilitate the making of payments by any member of the Group and to the extent required:

(i)                                    by the terms of the Senior Facilities Finance Documents;

(ii)                                by the terms of the Finance Documents, the Exchange Notes, the Existing High Yield Notes, the New High Yield Notes, any High Yield Refinancing (or in each case, any guarantee of the obligations thereunder), in each case to the extent such payment is permitted or not prohibited by the terms of the HYD Intercreditor Agreement or other applicable intercreditor agreement, other than any payments in relation to any fees, costs, expenses, commissions or other payments required to be made in respect of any amendment, consent or waiver in respect thereof;

(iii)                            by the terms of any agreements for Financial Indebtedness which constitutes Non-Bank Group Serviceable Debt falling within paragraph (d) of the definition thereof;

(iv)                               by the terms of any Hedging Agreement entered into by a member of the Group relating to currency or interest rate hedging of Financial Indebtedness referred to in sub-paragraphs (i) to (iii) above and which is not entered into for investment or speculative purposes;

(v)                                   by the purposes of implementing the steps expressly contemplated by the Steps Paper;

(vi)                               in order to implement any Content Transaction or Business Division Transaction (but not in any case representing any proceeds of any thereof);

(vii)                      by the terms of the Notes; or

29

(viii)                       by the terms of any Subordinated Funding to the extent required to facilitate any Permitted Payments,

where, in the case of sub-paragraphs (i) to (viii), the payment under the relevant indebtedness or obligation referred to therein has fallen due or will fall due within five Business Days of such Permitted Payment being made;

(c)                                  any payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made to any member of the Group (other than a member of the Bank Group), provided that:

(i)                                    an amount equal to such payment is promptly re-invested by such member of the Group (other than the Bank Group) into a member of the Bank Group;

(ii)                                the aggregate principal amount of such payments and re-invested amounts on any day does not exceed £50 million (or its equivalent in other currencies); and

(iii)                            to the extent any such payments are made in cash, any re-invested amounts are also made in cash;

(d)                                  any payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made in order to enable payments of dividends or distributions by the Ultimate Parent to its shareholders or the repurchase of capital stock of the Ultimate Parent in an amount of up to £10 million per annum, provided always that no Event of Default has occurred or is continuing or would result following such payment; or

(e)                                  any payments made pursuant to and in accordance with the Tax Cooperation Agreement, provided that a copy of the certification or filings referred to in clause 5 of the Tax Cooperation Agreement, as the case may be, shall have been provided to the Facility Agent not less than five Business Days before such payment is to be made;

(f)                                    the payment of preference distributions in accordance with the terms and conditions of the outstanding redeemable preference shares of Sit-up provided that the aggregate amount of all such preference distributions paid in any financial year shall not exceed £1,000 and any payment with respect to the purchase or redemption by any member of the Group of all or any portion of the outstanding redeemable preference shares of Sit-up pursuant to the terms of the Sit-up Acquisition Documents (including any such payment as may be permitted under the articles of association of Sit-up); or

(g)                                 any payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made pursuant to an Asset Passthrough or a Funding Passthrough, in each case, funded solely from cash generated by entities outside of the Bank Group and the Bridge Group.

“Plan” means any pension plan as defined in section 3(2) of ERISA, which (i) is maintained or contributed to by (or to which there is an obligation to contribute by) any member of the Group or an ERISA Affiliate, and each such plan for the 5 year period immediately following the latest date on which any member of the Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan and (ii) is subject to ERISA, but excluding any Multiemployer Plan.

“Project Company” means a Subsidiary of a company (or a person in which such company has an interest) which has a special purpose and whose creditors have no recourse to any member of the Bank

30

Group in respect of Financial Indebtedness of that Subsidiary or person, as the case may be, or any of such Subsidiary’s or person’s Subsidiaries (other than recourse to such member of the Bank Group who had granted an Encumbrance over its shares or other interests in such Project Company beneficially owned by it provided that such recourse is limited to an enforcement of such an Encumbrance).

“Proportion” in relation to a Lender, means:

(a)                                  in relation to an Initial Loan to be made under this Agreement, the proportion borne by such Lender’s Available Commitment in respect of the Facility to the Available Facility;

(b)                                  in relation to an Initial Loan or Initial Loans outstanding under this Agreement, the proportion borne by such Lender’s share of the principal amount of such Initial Loan or Initial Loans to the total principal amount thereof; and

(c)                                  if paragraph (a) does not apply and there are no Outstandings, the proportion borne by the aggregate amount of such Lender’s Available Commitment to the Available Facility (or if the Available Facility is then zero, by its Available Commitment to the Available Facility immediately prior to its reduction to zero).

“Protected Party” means a Finance Party or any Affiliate of a Finance Party which is or will be, subject to any Tax Liability in relation to any amount payable under or in relation to a Finance Document.

“Qualifying UK Lender” means in relation to a payment of interest on a participation in an Initial Loan, a Lender which is:

(a)                                  a UK Bank Lender;

(b)                                  a UK Non-Bank Lender; or

(c)                                  a UK Treaty Lender.

“Quarter Date” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

“Quotation Date” means, in relation to any period for which an interest rate is to be determined, the date that is 2 Business Days before the first day of that period, provided that if market practice differs in the Relevant Interbank Market for Dollars, the Quotation Date will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days).

“Redemption Consideration” means the $16.25 cash consideration payable in respect of each share of the Ultimate Parent’s common stock that the Ultimate Parent’s shareholders will receive in the Merger.

“Reference Banks” means the principal London offices of Barclays Bank plc, Citigroup and The Bank of New York or such other bank or banks as may be appointed as such by the Facility Agent after consultation with the Borrower.

“Registration Rights Agreement” has the meaning assigned to such term in Clause 19.25 (Exchange Notes).

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.

31

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Relevant Interbank Market” means, in relation to euro, the European Interbank Market and in relation to any other currency, the London interbank market therefor.

“Relevant Page” means the page of the Reuters or Telerate screen on which is displayed, in relation to LIBOR, BBA LIBOR for Dollars, or, if such page or service shall cease to be available, such other page or service which displays the London interbank offered rates for Dollars as the Facility Agent, after consultation with the Lenders and the Borrower, shall select.

“Relevant Tax Jurisdiction” means the United Kingdom, in relation to the Borrower.

“Repeating Representations” means the representations and warranties set out in Clauses 16.2 (Due Organisation), 16.5 (No Immunity), 16.6 (Governing Law and Judgments), 16.7 (All Actions Taken), 16.9 (Binding Obligations), 16.10 (No Winding-up), 16.11 (No Event of Default), 16.18 (Execution of Finance Documents), 16.27 (Investment Company Act), 16.28 (Margin Stock), 16.34 (US Patriot Act) and 16.35 (Compliance with ERISA).

“Reservations” means:

(a)                                  the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under any applicable law, the possibility that an undertaking to assume liability for or to indemnify against non-payment of any stamp duty or other tax may be void, defences of set-off or counterclaim and similar principles;

(b)                                  anything analogous to any of the matters set out in paragraph (a) above under any laws of any applicable jurisdiction;

(c)                                  the reservations in or anything disclosed by any of the Legal Opinions; and

(d)                                  any circumstance arising through a failure to obtain any consent from the lenders under the Existing Credit Facilities or the Existing Baseball Facilities to (i) the execution of the Finance Documents, (ii) the exercise of any rights or the performance of any obligations under the Finance Documents or (iii) any other matter contemplated by the Finance Documents.

“Restricted Guarantor” means:

(a)                                  each of the Original Guarantors listed in Part 2 of Schedule 2 (The Restricted Guarantors); and

(b)                                  any other Guarantor that accedes to this Agreement pursuant to Clause 21.1 (Acceding Guarantors), which is (i) incorporated, created or organised under the laws of the United States of America or any State of the United States of America (including the District of Columbia) and is a “United States person” (as defined in Section 7701(a)(30) of the Code); or (ii) treated for US federal income tax purposes as a disregarded entity that is a branch of a Guarantor described in sub-paragraph (b)(i) hereof.

32

“Restricted Party” means any person listed in the Annex to the Executive Order referred to in the definition of “Anti-Terrorism Laws” or on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury;

“Screenshop” means Screenshop Limited, a company incorporated under the laws of England and Wales with registered number 3529106.

“Screenshop Intra-Group Loan Agreement” means the loan agreement dated 10 May 2005 between Screenshop and Flextech Broadband Limited.

“SEC” means the United States Securities and Exchange Commission.

“Security” means the Encumbrances created or purported to be created pursuant to the Security Documents.

“Security Documents” means:

(a)                                  the Initial Security Document;

(b)                                  any security documents required to be delivered by an Acceding Guarantor pursuant to Clause 21.1 (Acceding Guarantors);

(c)                                  any other document executed at any time by any member of the Group conferring or evidencing any Encumbrance for or in respect of any of the obligations of the Obligors under this Agreement whether or not specifically required by this Agreement; and

(d)                                  any other document executed at any time pursuant to Clause 19.12 (Further Assurance) or any similar covenant in any of the Security Documents referred to in paragraph (a) to (c) above.

“Security Trust Agreement” means that certain security trust agreement dated on or about the date of this Agreement made between the Security Trustee and the Lenders and relating to the appointment of the Security Trustee as trustee of the Security.(1)

“Senior B Facility” means the £1,200,000,000 term loan facility made available pursuant to the Senior Facilities Agreement and defined thereunder as the “B Facility”.

“Senior B Guarantor” means a Senior Facilities Guarantor who is also a Guarantor in respect of the Senior B Facility.

“Senior Facilities” means the £4,975,000,000 senior facilities made available pursuant to the Senior Facilities Agreement.

“Senior Facilities Agreement” means the senior facilities agreement dated on or about the date hereof between, among others, the Ultimate Parent, NTL Cable, NTLIH, TCN, NTLIH Sub, the US Senior Facilities Borrower and the Mandated Lead Arrangers (as defined therein) relating to the Senior Facilities.

“Senior Facilities Borrower” means any “Borrower” under and as defined in the Senior Facilities Agreement.

(1) Structure 1 agreement to be replaced by an equivalent agreeement, with Deutsche Bank AG, London Branch as Security Trustee.

33

“Senior Facilities Finance Documents” means the “Finance Documents” as defined in the Senior Facilities Agreement.

“Senior Facilities Finance Parties” means the “Finance Parties” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Guarantor” means any “Guarantor” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Instructing Group” means an “Instructing Group” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Lender” means any “Lender” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Obligor” means any “Obligors” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Outstandings” means any “Outstandings” under and as defined in the Senior Facilities Agreement.

“Senior Facilities Securities Documents” means the “Security Documents” as defined in the Senior Facilities Agreement.

“Senior Facilities Security” means the “Security” as defined in the Senior Facilities Agreement.

“Senior Facility Agent” means the “Facility Agent” under and as defined in the Senior Facilities Agreement.

“Senior Fees Letter” means the letter dated 3 March 2006 from the Bookrunners to NTL and the Company in relation to the fees payable to the Bookrunners for arranging and underwriting the Senior Facilities.

“Short Term Notes” means the notes to be issued by the Company to the US Senior Facilities Borrower after the date of first utilisation of the B1 Facility.

“Sit-up” means sit-up Limited, a company incorporated under the laws of England and Wales with registered number 3877786 and having its registered office at 179-181 The Vale, Acton, London W3 7RW.

“Sit-up Acquisition Documents” means each of:

(a)                                  the share purchase deed between Screenshop and Alpine Situp LLC for the sale of 1,991,841 preference shares and 565,919 warrants to subscribe for ordinary shares in the capital of Sit-up, dated 23 March 2005;

(b)                                  the offer document dated on or about 10 May 2005 which describes the terms and conditions of the recommended offer made by Screenshop to purchase the issued and to be issued shares of Sit-up;

(c)                                  the share purchase agreement between Screenshop, John Egan, Ashley Faull and Christopher Manson dated on or around 10 May 2005;

34

(d)                                  the subscription agreement between the Sit-up, Screenshop, Flextech Broadband Limited, John Egan, Ashley Faull and Christopher Manson entered into on or about 10 May 2005.

(e)                                  and any other document designated as an “Sit-up Acquisition Document” in writing to the Facility Agent by the Company.

“Solvent” and “Solvency” mean, with respect to any US Obligor on a particular date, that on such date (a) the value of the property of such US Obligor (both at present and present fair and present fair sales value) is greater than the total amount of liabilities, including, without limitation, contingent and unliquidated liabilities, of such US Obligor as such liabilities mature, (b) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay such debts and liabilities as they mature and (c) such US Obligor is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would constitute an unreasonably small capital. The amount of contingent and unliquidated liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvent Liquidation” has the meaning given to such term in Clause 20.19 (Solvent Liquidation).

“Stand Alone Baseball Financing” means Financial Indebtedness which is incurred either:

(a)                                  following the cancellation of the A1 Facility and the B1 Facility, for the purposes set out in paragraph (b) of Clause 2.2 (Purposes); or

(b)                                  for the purposes of refinancing the Total Baseball Debt,

provided that, in each case:

(i)                                    the aggregate principal amount of such Financial Indebtedness does not exceed £500 million;

(ii)                                the annual interest expense of such Financial Indebtedness is no greater than the interest expense payable under an equivalent principal amount of A1 Facility or B1 Facility which is cancelled in accordance with Clause 10.1 of the Senior Facilities Agreement or (as applicable) an equivalent principal amount of the Total Baseball Debt being prepaid;

(iii)                            immediately prior to the incurrence of such Financial Indebtedness, the Bank Group is in compliance with the financial covenants set out in Clause 18.2 (Ratios);

(iv)                               no creditor in respect of such Financial Indebtedness shall at any time have any recourse to any member of the Bank Group;

(v)                                   such Financial Indebtedness may benefit from guarantees and first priority security over the assets of members of the Baseball Group but not any member of the Bank Group;

(vi)                               following consummation of the Stand Alone Baseball Financing any transactions entered into between the Bank Group and the Baseball Group shall be subject to the provisions of Clause 20.10 (Transactions with Affiliates); and

(vii)                           any such Stand Alone Baseball Financing is completed by 31 December 2006.

“Standard & Poor’s” means Standard & Poor’s Ratings Group or any successor thereof.

35

“Statutory Requirements” means any applicable provision or requirement of any Act of Parliament (including without limitation, the Communications Act 2003 and the Broadcasting Acts 1990 and 1996) or any instrument, rule or order made under any Act of Parliament or any regulation or by-law of any local or other competent authority or any statutory undertaking or statutory company which has jurisdiction in relation to the carrying out, use, occupation, operation of the properties or the businesses of any member of the Bridge Group or any member of the Bank Group carried out thereon.

“Sterling Amount” means at any time, in relation to any Available Commitments, the principal amount in Sterling of such Available Commitments.

“Steps Paper” means alternative papers entitled “Steps Plan: Version 1 – Combination of NTL, Telewest and Virgin Mobile before Structures 1 and 2” and “Steps Plan: Version 2 – Combination of NTL, Telewest and Virgin Mobile after Structures 1 and 2”, in each case, as agreed between NTL and the Bookrunners setting out the restructuring steps affecting the Telewest Group and NTL Group occurring prior to, on and following the Merger Closing Date.

“Structure 1 Borrower” means NTL, as successor by merger to the Merger Sub.

“Structure 1 Bridge Facilities” means the Structure 1 Tranche A Facility and the Structure 1 Tranche B Facility.

“Structure 1 Bridge Facilities Agreement” means the Senior Bridge Facility Agreement dated 3 March 2006 and made between, inter alia, Telewest Global, Inc. as Ultimate Parent, Neptune Bridge Borrower LLC, as Initial Borrower, Deutsche Bank AG, London Branch, J.P. Morgan Plc, The Royal Bank of Scotland Plc and Goldman Sachs International as Bookrunners, Deutsche Bank AG, London Branch, J.P. Morgan Plc, The Royal Bank of Scotland Plc and Goldman Sachs International, J.P. Morgan Europe Limited as Facility Agent and Security Trustee, and the financial and other institutions named in it as Lenders

“Structure 1 Execution Date” means 3 March 2006.

“Structure 1 Senior Facilities Agreement” means the Senior Facilities Agreement, dated as of the Original Execution Date and made between, inter alia, Telewest Global, Inc. as Ultimate Parent, NTL Cable plc as Parent, NTL Investment Holdings Limited as the Company and an UK Borrower, Telewest Communications Networks Limited as TCN and an UK Borrower, Deutsche Bank AG, London Branch, J.P. Morgan Plc, The Royal Bank of Scotland Plc and Goldman Sachs International as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee, GE Capital Structured Finance Group Limited as Administrative Agent and the financial and other institutions named in it as Lenders and B Lenders.

“Structure 1Tranche A Facility” means the facility granted to the Structure 1 Borrower pursuant to Clause 2.1(a) of the Structure 1 Bridge Facilities Agreement.

“Structure 1 Tranche A Facility Outstandings” means the aggregate principal amount of loans outstanding under the Structure 1 Tranche A Facility.

“Structure 1 Tranche B Facility” means the facility granted to the Structure 1 Borrower pursuant to Clause 2.1(b) of the Structure 1 Bridge Facilities Agreement.

“Structure 1 Tranche B Facility Outstandings” means the aggregate principal amount of loans outstanding under the Structure 1 Tranche B Facility.

36

“Structure Notice” means the structure notice delivered by NTL to the Bookrunners, in accordance with the provisions of the Commitment Letter, pursuant to which NTL elected to implement the restructuring steps referred to in the Steps Paper as “Post-Combination Restructuring - Second Alternative (Structure 2)”.

“Structuring Completion Date” means the date falling 3 months after the Merger Closing Date.

“Structuring Date” means the date proposed in the Structure Notice on which the relevant restructuring steps referred to in the Steps Paper as “Post-Combination Restructuring - Second Alternative (Structure 2)” are to be effected, which shall be a date falling no later than the Structuring Completion Date and shall be no less than 4 Business Days after the date of the Structure Notice.

“Subordinated Funding” means any loan made to any Obligor by any member of the Group that is not an Obligor which:

(a)                                  constitutes Parent Intercompany Debt;

(b)                                  is an intercompany loan arising under the arrangements referred to in paragraph (c) of the definition of “Permitted Payments”;

(c)                                  is an intercompany loan existing as at the Original Execution Date (including any inter-company loan the benefit of which has, at any time after the Original Execution Date, been assigned to any other member of the Group, where such assignment is not otherwise prohibited by this Agreement); or

(d)                                  constitutes Equity Equivalent Funding,

provided that the relevant debtor and creditor are party to the Group Intercreditor Agreement as an Intergroup Debtor or Intergroup Creditor (as such terms are defined in the Group Intercreditor Agreement), respectively, or where the relevant debtor and creditor are party to such other subordination arrangements as may be satisfactory to the Facility Agent, acting reasonably.

“Subscriber” means any person who has entered into an agreement (which has not expired or been terminated) with an Obligor to be provided with services by an Obligor through the operation of telecommunications and/or television systems operated by the Bank Group in accordance with applicable Telecommunications, Cable and Broadcasting Laws (including any part of such system and all modifications, substitutions, replacements, renewals and extensions made to such systems).

“Subsequent Information Memorandum” means the updated Initial Information Memorandum, if any, updated to reflect the Baseball Acquisition and the business, assets, financial condition and prospects of the Baseball Group.

“Subsidiary” of a company shall be construed as a reference to:

(a)                                  any company:

(i)                                    more than 50% of the issued share capital or membership interests of which is beneficially owned, directly or indirectly, by the first-mentioned company; or

(ii)                                where the first-mentioned company has the right or ability to control directly or indirectly the affairs or the composition of the board of directors (or equivalent of it) of such company; or

37

(iii)                            which is a Subsidiary of another Subsidiary of the first-mentioned company; or

(b)                                  for the purposes of Clause 17 (Financial Information) and Clause 18 (Financial Condition) and any provision of this Agreement where the financial terms defined in Clause 18 (Financial Condition) are used, any legal entity which is accounted for under applicable GAAP as a Subsidiary of the first-mentioned company.

“Successful Syndication” has the meaning given to it in the Senior Fees Letter.

“Summary Terms and Conditions of Extended Term Loans” means the summary terms and conditions of the Extended Term Loans, as set out in Schedule 13 (Summary Terms and Conditions of Extended Term Loans).

“Takeover Code” means the City Code on Takeovers and Mergers as administered by the Takeover Panel.

“Takeover Panel” means the Panel on Takeovers and Mergers.

“Take-Out Debt Proceeds” means the cash proceeds received in respect of any Financial Indebtedness raised by any member of the Group to refinance amounts outstanding under this Agreement (after deducting all reasonable fees, commissions, costs and expenses incurred by any member of the Group in connection with such raising), whether raised by way of bilateral or syndicated credit facilities, in the international or domestic debt capital markets or otherwise, including the New High Yield Notes.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

“Tax Cooperation Agreement” means the agreement to be entered into following the date hereof between the Ultimate Parent, the Company and TCN relating to arrangements in connection with, amongst other things, the payment of US taxes in form and substance agreed with the Facility Agent and the Mandated Lead Arrangers.

“Tax Credit” means a credit against, relief or remission for, or repayment of any tax.

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment made or to be made under a Finance Document.

“Tax Losses” means any amount capable of surrender pursuant to Chapter IV of Part X of the Taxes Act.

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Tax Liability” has the meaning set out in paragraph (e) of Clause 12.3 (Tax Indemnity).

“Tax Payment” means the increase in any payment made by an Obligor to a Finance Party under paragraph (c) of Clause 12.1 (Tax Gross-up) or any amount payable under paragraph (d) of Clause 12.1 (Tax Gross-up) or under Clause 12.3 (Tax Indemnity).

“TCN” means Telewest Communications Networks Limited, a company incorporated in England & Wales with registered number 3071086 and having its registered office at Export House, Cawsey Way, Woking, Surrey, GU21 6QX (or, following a Solvent Liquidation thereof pursuant to the provisions of Clause 20.19 (Solvent Liquidation), the relevant Successor Entity.

38

“TCN Group” means TCN and its Subsidiaries from time to time.

“Telecommunications, Cable and Broadcasting Laws” means the Telecommunications Act 1984, the Broadcasting Act 1990 (together with the Broadcasting Act 1996), the Communications Act 2003 and all other laws, statutes, regulations and judgments relating to broadcasting or telecommunications or cable television or broadcasting applicable to any member of the Bank Group, and/or the business carried on by, any member of the Bank Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property).

“Telewest Group” means the Ultimate Parent and its Subsidiaries from time to time. For information purposes only, the members of the Telewest Group as at the Original Execution Date and prior to the Merger taking place, are listed in Part 2 of Schedule 9 (Members of the Telewest Group).

“Telewest UK” means Telewest UK Limited, a company incorporated in England & Wales with registered number 04925679 and having its registered office at Export House, Cawsey Way, Woking, Surrey GU21 6QX.

“Termination Date” means the earlier of (i) the date falling 10 Business Days after NTL receives a positive IRS Ruling or (ii) the date that falls 3 months after the Merger Closing Date.

“Total Baseball Debt” means all amounts drawn under the A1 Facility and the B1 Facility by Baseball Cash Bidco and used for any of the purposes specified in paragraph (b) of Clause 2.3 of the Senior Facilities Agreement (including without limitation, any principal amounts, prepayment penalties, make-whole payments, accrued interest and Break Costs relating thereto).

“Transfer Date” means, in relation to any Transfer Deed, the effective date of such transfer as specified in such Transfer Deed.

“Transfer Deed” means a duly completed deed of transfer and accession in the form set out in Schedule 3 (Form of Deed of Transfer and Accession) which has been executed as a deed by a Lender and a Transferee whereby such Lender seeks to transfer to such Transferee all or a part of such Lender’s rights, benefits and obligations under this Agreement as contemplated in Clause 32 (Assignments and Transfers) and such Transferee agrees to accept such transfer and to be bound by this Agreement and to accede to the Group Intercreditor Agreement and the Security Trust Agreement.

“Transferee” means a bank or other institution to which a Lender seeks to transfer all or part of its rights, benefits and obligations under this Agreement pursuant to and in accordance with Clause 32 (Assignments and Transfers).

“UK Bank Lender” means, in relation to a payment of interest on a participation in an Initial Loan to the Borrower, a Lender which is beneficially entitled to and within the charge to United Kingdom corporation tax as regards that payment and (a) if the participation in that Initial Loan was made by it, is a Lender which is a “bank” (as defined for the purposes of section 349 of the Taxes Act in section 840A of the Taxes Act) or (b) if the participation in that Initial Loan was made by a different person, such person was a “bank” (as defined for the purposes of section 349 of the Taxes Act in section 840A of the Taxes Act) at the time that Initial Loan was made.

“UK Channel Management” means UK Channel Management Limited, a company incorporated in England & Wales with registered number 3322468, whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX.

39

“UK Channel Management Group” means the UK Channel Management and its Subsidiaries from time to time.

“UK Channel Management Security Trustee Undertakings” means the agreement to be entered into on or following the Merger Closing Date between the Security Trustee under the Senior Facilities Agreement, BBC Worldwide Limited, Flextech Broadband Limited and United Artists Investments Limited in relation to the shareholders’ agreement relating to UK Channel Management.

“UK Gold” means UK Gold Holdings Limited, a company incorporated in England and Wales with registered number 3298738, whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX.

“UK Gold Group” means UK Gold and its Subsidiaries from time to time.

“UK Gold Security Trustee Undertaking” means the agreement to be entered into on or following the Merger Closing Date between the Security Trustee under the Senior Facilities Agreement, BBC Worldwide Limited and Flextech Broadband Limited in relation to the shareholders agreement relating to UK Gold.

“UK Non-Bank Lender” means, in relation to a payment of interest on an Initial Loan:

(a)                                  a Lender which is beneficially entitled to the income in respect of which that payment is made and is a UK Resident company (the first condition set out in section 349B of the Taxes Act); or

(b)                                  a Lender which satisfies one of the other conditions set out in section 349B of the Taxes Act,

where H.M. Revenue & Customs has not given a direction under section 349C of the Taxes Act which relates to that payment of interest on an Initial Loan.

“UK Pension Scheme” means a pension scheme in which any member of the Group participates or has at any time participated, and which has its main administration in the United Kingdom or is primarily for the benefit of employees in the United Kingdom.

“UK Resident” means a person who is resident in the United Kingdom for the purposes of the Taxes Act and “non-UK Resident” shall be construed accordingly.

“UK Treaty Lender” means in relation to a payment of interest on an Initial Loan, a Lender which is entitled to claim full relief from liability to taxation otherwise imposed by the United Kingdom (in relation to that Lender’s participation in the Initial Loans) on interest under a Double Taxation Treaty and which does not carry on business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Initial Loans is effectively connected and, in relation to any payment of interest on any Initial Loan made by that Lender, the Borrower has received notification in writing from H.M. Revenue & Customs authorising the Borrower to pay interest on such Initial Loan without any Tax Deduction.

“UK Senior Facilities Borrowers” means the “UK Borrowers” under and as defined in the Senior Facilities Agreement.

“UKTV Group” means each of the UK Channel Management Group, UK Gold Group and UKTV New Ventures Group.

40

“UKTV Joint Ventures” means each of UK Channel Management, UK Gold and UKTV New Ventures.

“UKTV New Ventures” means UKTV New Ventures Limited, a company incorporated in England and Wales with registered number 04266373, whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX.

“UKTV New Ventures Group” means the UKTV New Ventures and its Subsidiaries from time to time.

“UKTV New Ventures Security Trustee Undertaking” means the agreement to be entered into following the Merger Closing Date between the Security Trustee, BBC Worldwide Limited and Flextech Broadband Limited in relation to the shareholders agreement relating to UKTV New Ventures.

“Ultimate Parent” means, as at the date of this Agreement, Telewest Global, or, at any time thereafter, the person (if any) that accedes to this Agreement as the Ultimate Parent pursuant to Clause 21.2 (Acceding Holding Company).

“United States” or “US” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“Unpaid Sum” means any sum due and payable by an Obligor under any Finance Document but unpaid.

“US Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 USC. §§ 101 et seq., as amended, or any successor thereto;

“US Dollars”, “Dollars” or “$” means the lawful currency for the time being of the United States;

“US Obligors” means the Restricted Guarantors and “US Obligor” means any of them.

“US Senior Facilities Borrower” means NTL Dover LLC, a limited liability company organised under the laws of the State of Delaware.

“Utilisation” means the utilisation of the Facility under this Agreement by way of drawing the Initial Loans.

“Utilisation Date” means the date on which the Initial Loans are (or are requested) to be made, in accordance with the terms of this Agreement.

“Utilisation Request” means a duly completed notice in the form set out Schedule 5 (Form of Utilisation Request).

“Vanilla Clean-Up Period” means the period commencing on the Merger Closing Date and ending on the date falling 4 months and 2 weeks thereafter.

“Vendor Financing Arrangements” means any arrangement, contractual or otherwise, pursuant to which credit or other financing is provided or arranged by a supplier (or any of its Affiliates) of assets (including equipment) and/or related services to a member of the Bank Group in connection with such supply of assets and/or services.

“Voting Stock” of a person means all classes of capital stock, share capital or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency other than resulting from any default under any instrument until such default occurs) to vote in the election of directors, managers or trustees thereof.

41

“Working Capital” has the meaning ascribed to it in Clause 18.1 (Financial Definitions).

1.2                               Accounting Expressions

All accounting expressions which are not otherwise defined in this Agreement shall be construed in accordance with GAAP.

1.3                               Construction

Unless a contrary indication appears, any reference in this Agreement to:

the “Facility Agent”, a “Mandated Lead Arranger”, a “Bookrunner”, the “Security Trustee”, a “Hedge Counterparty” or a “Lender” shall be construed so as to include their respective and any subsequent successors, Transferees and permitted assigns in accordance with their respective interests;

“agreed form” means, in relation to any document, in the form agreed by or on behalf of the Mandated Lead Arrangers and the Borrower prior to the Original Execution Date;

“company” includes any body corporate;

“continuing” in relation to an Event of Default, or a Default shall be construed as meaning that (a) the circumstances constituting such Event of Default or Default continue or (b) neither the Facility Agent (being duly authorised to do so) nor the Lenders have waived in accordance with this Agreement, such of its or their rights under this Agreement as arise as a result of that event;

“determines” or “determined” means, save as otherwise provided herein, a determination made in the absolute discretion of the person making the determination;

the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the second currency at the Facility Agent’s Spot Rate of Exchange at or about 11:00 a.m. on the relevant date for the purchase of the first currency with the second currency or for the purposes of determining any amounts testing any covenant or determining whether an Event of Default has occurred under this Agreement:

(a)                                  in the case of any basket or threshold amount qualifying a covenant:

(i)                                    in order to determine how much of such basket or threshold has been used at any time, for each transaction entered into in reliance upon the utilisation of such basket or in reliance upon such threshold not being reached prior to such time, the date upon which such transaction was entered into; and

(ii)                                in order to determine the permissibility of a proposed transaction, on the date upon which the permissibility of that transaction is being tested for the purposes of determining compliance with that covenant; and

(b)                                  in the case of any basket or threshold amount relating to an Event of Default, the date on which the relevant event is being assessed for the purposes of determining whether such Event of Default has occurred;

provided that in the case of Financial Indebtedness proposed to be incurred to refinance other Financial Indebtedness denominated in a currency other than Sterling or other than the currency in which such

42

refinanced Financial Indebtedness is denominated, if such refinancing would cause any applicable Sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Sterling denominated restriction shall be deemed not to be exceeded so long as the principal amount of such refinancing Financial Indebtedness does not exceed the principal amount of such Financial Indebtedness being refinanced in the applicable currency at the then current exchange rate.

“month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (provided that in any reference to “months” only the last month in a period shall be construed in the aforementioned manner);

a “repayment” shall include a “prepayment” and references to “repay” or “prepay” shall be construed accordingly;

a “person” shall be construed as a reference to any person, firm, company, whether with limited liability or otherwise, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“tax” shall be construed so as to include all present and future taxes, charges, imposts, duties, levies, deductions or withholdings of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed together with any penalties, additions, fines, surcharges or interest relating to it; and “taxes” and “taxation” shall be construed accordingly;

“VAT” shall be construed as value added tax as provided for in the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental to that Act or in any primary or secondary legislation promulgated by the European Community or European Union or any official body or agency of the European Community or European Union, and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover tax replacing or introduced in addition to any of the same;

“wholly-owned Subsidiary” of a company shall be construed as a reference to any company which has no other members except that other company and that other company’s wholly-owned Subsidiaries or nominees for that other company or its wholly-owned Subsidiaries; and

the “winding-up”, “dissolution” or “administration” of a company shall be construed so as to include any equivalent or analogous proceedings under the Law of the jurisdiction in which such company is incorporated, established or organised or any jurisdiction in which such company carries on business, including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors.

43

1.4                               Currency

“€” and “euro” denote the lawful currency of each Participating Member State, “£” and “Sterling” denote the lawful currency of the United Kingdom and “$” and “Dollars” denote the lawful currency of the United States of America.

1.5                               Statutes

Any reference in this Agreement to a statute or a statutory provision shall, save where a contrary intention is specified, be construed as a reference to such statute or statutory provision as the same shall have been, or may be, amended or re-enacted.

1.6                               Time

Any reference in this Agreement to a time shall, unless otherwise specified, be construed as a reference to London time.

1.7                               References to Agreements

Unless otherwise stated, any reference in this Agreement to any agreement or document (including any reference to this Agreement) shall be construed as a reference to:

(a)                                  such agreement or document as amended, varied, novated or supplemented from time to time;

(b)                                  any other agreement or document whereby such agreement or document is so amended, varied, supplemented or novated; and

(c)                                  any other agreement or document entered into pursuant to or in accordance with any such agreement or document.

1.8                               Holding Company of Ultimate Parent

If at any time the Ultimate Parent becomes the Subsidiary of any Holding Company as contemplated by, inter alia, the definition of “Change of Control”, the provisions of Clause 21.2 (Acceding Holding Company) shall apply and upon satisfaction of the provisions thereof, any references in the Finance Documents to “Ultimate Parent” shall thereafter be deemed to be references to such Holding Company.

1.9                               No Personal Liability

No personal liability shall attach to any director, officer or employee of any member of the Group for any representation or statement made by that member of the Group in a certificate signed by such director, officer or employee.

2.                                      THE FACILITY

2.1                               The Facility

(a)                                  Upon the terms and subject to the conditions of this Agreement, the Lenders grant to the Borrower a bridge loan facility in a maximum amount of $1,048,800,000 (the “Facility”), the equivalent of which shall be made available in Dollars in a single drawing.

(b)                                  Any Commitments not drawn on the Structuring Date shall terminate.

44

2.2                               Purpose

The Facility shall be immediately applied in repayment of all Structure 1 Tranche A Facility Outstandings (by way of a series of transactions described in the Steps Paper). The Borrower shall apply all amounts borrowed under this Agreement in or towards satisfaction of the foregoing purpose and none of the Finance Parties shall be obliged to concern themselves with such application.

2.3                               Several Obligations

The obligations of each Finance Party under this Agreement are several and the failure by a Finance Party to perform any of its obligations under this Agreement shall not affect the obligations of any of the Obligors towards any other party to this Agreement nor shall any other party be liable for the failure by such Finance Party to perform its obligations under this Agreement.

2.4                               Several Rights

The rights of each Finance Party are several and any debt arising under this Agreement at any time from an Obligor to any Finance Party to this Agreement shall be a separate and independent debt. Each Finance Party may, except as otherwise stated in this Agreement, separately enforce its rights under this Agreement.

3.                                      CONDITIONS

3.1                               Conditions Precedent

The obligations of the Lenders to make the Facility available shall be conditional upon the Facility Agent having confirmed to the Borrower that it has received (or has waived in accordance with this Agreement, the requirement to receive) the documents listed in Part 1 of Schedule 4 (Conditions Precedent to Utilisation) and that each is satisfactory, in form and substance, to the Facility Agent, acting reasonably. The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

3.2                               Conditions Subsequent

The Ultimate Parent shall procure (and each relevant Obligor shall ensure) that:

(a)                                  within 30 days after the date of this Agreement (or earlier, to the extent required by any time-limit prescribed by law) all Initial Security Documents shall have been registered or filed with all appropriate authorities to the extent necessary for the purposes of perfecting the Security created thereunder;

(b)                                  within 30 days after the date of this Agreement, there shall have been delivered to the Facility Agent each of the documents listed in Part 5 of Schedule 4 (Conditions Subsequent Documents) each in form and substance satisfactory to the Facility Agent, acting reasonably; and

(c)                                  using their best endeavours, within 90 days of the Structuring Date, such members of the TCN Group that are Senior Facilities Guarantors at such time shall take all reasonable action to produce and deliver all necessary Whitewash Documents to ensure that it provides a guarantee provided under Clause 24 (Guarantee and Indemnity) without breaching and having satisfied the provisions of Sections 151 to 158 of the Act.

The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

45

4.                                      UTILISATION AND EXTENSION

4.1                               Conditions to Utilisation

Save as otherwise provided in this Agreement, the Initial Loans will be made by the Lenders to the Borrower if:

(a)                                  the Facility Agent has received from the Borrower a duly completed Utilisation Request in the relevant form no earlier than the day which is 10 Business Days and no later than 2:00 p.m. on the day which is 3 Business Days prior to the proposed Utilisation Date, receipt of which shall oblige the Borrower to utilise the amount requested on the Utilisation Date stated therein upon the terms and subject to the conditions contained in this Agreement;

(b)                                  the proposed Utilisation Date is a Business Day for the proposed currencies of the Initial Loans, which is or precedes the Termination Date;

(c)                                  the Utilisation would result in the maximum principal amount of the Facility being utilised;

(d)                                  the interest rate applicable to the first Interest Period will not have to be determined under Clause 10 (Market Disruption and Alternative Interest Rates); and

(e)                                  on the date of the Utilisation Request and the proposed Utilisation Date, all representations set out in Clause 16 (Representations and Warranties) made by each of the persons identified as making those representations are true in all material respects by reference to the circumstances then existing and no Default is continuing or would result from the proposed Utilisation.

4.2                               Lenders’ Participations

Each Lender will participate through its Facility Office in the Initial Loans made pursuant to Clause 4.1 (Conditions to Utilisation) in its respective Proportion.

4.3                               Initial Maturity Date and Conversion of Initial Loans

(a)                                  Subject to the terms and conditions hereof, each Lender severally agrees that, if the Initial Loans have not been repaid on or prior to the Initial Maturity Date, the then outstanding principal amount of its Initial Loans shall be automatically converted into a loan (individually, an “Extended Term Loan” and collectively, the “Extended Term Loans”; the Initial Loans and the Extended Term Loans, collectively, the “Loans”) to the Borrower, on the Initial Maturity Date, in an aggregate principal amount equal to then outstanding principal amount of the Initial Loans held by such Lender and denominated in the same currency as each such Initial Loan; provided, that:

(i)                                    if, on the Initial Maturity Date, a Default described in Clause 22.7 (Winding-up), Clause 22.8 (Execution or Distress) or Clause 22.9 (Similar Events) (in each case with respect to the any Obligor or any Material Subsidiary only) shall have occurred and be continuing, the Initial Loans shall not be so converted on the Initial Maturity Date, but if such Default is cured before the expiration of the grace period specified in such Clause, such conversion shall take place on the date that such Default is cured;

(ii)                                if an Event of Default described in Clause 22.6 (Insolvency) or Clause 22.7 (Winding-up) (in each case with respect to any Obligor or any Material Subsidiary only) shall have

46

occurred and be continuing on the Initial Maturity Date, the Initial Loans shall not be so converted but shall, instead, be due and payable on the Initial Maturity Date; and

(iii)                            if a Default described in Clause 22.7 (Winding-Up), Clause 22.8 (Execution or Distress) or Clause 22.9 (Similar Events) (in each case, with respect to any Obligor or any Material Subsidiary only) shall have occurred and be continuing on the Initial Maturity Date and such Default is not cured prior to the end of the grace period specified in such Clause, the Initial Loans shall not be so converted but shall, instead, be due and payable on the last day of such grace period (or, if earlier, the date of the occurrence of an Event of Default under Clause 22.6 (Insolvency) with respect to the any Obligor or any Material Subsidiary).

(b)                                  The Extended Term Loans shall be deemed to be borrowed under (and shall remain outstanding on the terms set forth in) the Extended Term Loan Credit Agreement, which the Borrower, the Ultimate Parent, each Guarantor, each Lender, the Facility Agent and the Security Agent shall execute and deliver in accordance with Clause 19.24 (Extended Term Loan Documents).

(c)                                  Upon the making by a Lender of an Extended Term Loan, such Lender shall cancel on its records a principal amount of the Initial Loans held by such Lender corresponding to the principal amount of Extended Term Loans made by such Lender, the repayment of which corresponding principal amount of the Initial Loans shall be satisfied by the conversion thereof into Extended Term Loans.

5.                                      REPAYMENT OF LOANS

5.1                               Repayment of Initial Loans

(a)                                  Subject to Clause 4.3 (Initial Maturity Date and Conversion of Initial Loans), the Initial Loans will mature on the Initial Maturity Date and, to the extent then unpaid, will automatically be converted into Extended Term Loans or become due and payable pursuant to Clause 4.3 (Initial Maturity Date and Conversion of Initial Loans).

(b)                                  The Extended Term Loans will mature and become due and payable on the Final Maturity Date in accordance with the terms of the Extended Term Loan Credit Agreement.

6.                                      CANCELLATION

6.1                               Voluntary Cancellation

The Borrower may, by giving to the Facility Agent not less than 3 Business Days’ prior written notice to that effect (unless an Instructing Group has given its prior consent to a shorter period) cancel the Available Facilities in whole or any part (but if in part, in an amount that reduces the principal amount of Available Facilities by a minimum amount of $5,000,000) and any such cancellation shall reduce the relevant Available Commitments of the Lenders rateably.

6.2                               Notice of Cancellation

Any notice of cancellation given by the Borrower pursuant to Clause 6.1 (Voluntary Cancellation) shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

47

6.3                               Cancellation of Available Commitments

(a)                                  On the Termination Date any Available Commitments shall automatically be cancelled and the Commitment of each Lender in relation to the Facility shall automatically be reduced to zero.

(b)                                  No Available Commitments which have been cancelled hereunder may thereafter be reinstated.

7.                                      VOLUNTARY PREPAYMENT

7.1                               Voluntary Prepayment

The Borrower may, by giving to the Facility Agent not less than 3 Business Days’ prior written notice to that effect (unless an Instructing Group has given its prior consent to a shorter period), repay the Initial Loans in whole or in part (but if in part, in an amount that reduces the principal amount of the Initial Loans by a minimum amount of $5,000,000 and an integral multiple of $1,000,000, together with accrued but unpaid interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable).

7.2                               Right of Prepayment and Cancellation in relation to a single Lender

If any sum payable to any Lender by an Obligor is required to be increased under Clause 12.1 (Tax Gross-up) or a Lender claims indemnification from the Borrower under the provisions of Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased Costs) the Borrower may elect by providing, at least 5 Business Days’ prior notice of its intention to repay or to cause to be repaid such Lender’s share of the Outstandings to the Facility Agent, to repay such Lender’s share of the Outstandings on a non-pro rata basis and immediately to cancel any Commitments then outstanding of such Lender. In such event, the Borrower shall procure that, on the last day of each of the then current Interest Periods, such Lender’s portion of each Initial Loan to which each such Interest Period relates is repaid.

7.3                               Notice of Repayment

Any notice of repayment given by the Borrower pursuant to Clauses 7.1 (Voluntary Prepayment) or 7.2 (Right of Prepayment and Cancellation in relation to a single Lender) shall be irrevocable, shall specify the date upon which such repayment is to be made and the amount of such repayment and shall oblige the Borrower to make such repayment on such date.

7.4                               Restrictions on Repayment

The Borrower may not repay all or any part of any Initial Loan except at the times and in the manner expressly provided for in this Agreement.

7.5                               No Reborrowing

No amount repaid under this Agreement may subsequently be reborrowed under this Agreement.

8.                                      MANDATORY PREPAYMENT AND CANCELLATION

8.1                               Change of Control

If a Change of Control occurs, all of the Available Commitments shall immediately be cancelled, the Commitments of each Lender shall be reduced to zero and the Borrower shall immediately repay the

48

Outstandings in full together with unpaid interest accrued thereon and all other amounts payable pursuant to Clause 26 (Borrower’s Indemnities) and any other provision of this Agreement.

8.2                               Repayment from Net Proceeds

(a)                                  Subject to Clause 8.7 (Application to Senior Facilities), the Borrower shall procure that, subject to paragraph (b) below or unless the Facility Agent (acting on the instructions of an Instructing Group) otherwise agrees, an amount equal to the Net Proceeds received:

(i)                                    by any member of the Bank Group in respect of any Disposal of such member’s assets or business in aggregate in excess of £30 million (or its equivalent in other currencies) in any financial year of the Company;

(ii)                                by any member of the Bank Group in respect of any insurance policy in aggregate exceeding £15 million (or its equivalent in other currencies) in any financial year of the Company;

(iii)                            by any member of the Bridge Group in respect of any Disposal of such member’s assets or business in aggregate in excess of £30 million (or its equivalent in other currencies) in any financial year of the Ultimate Parent; or

(iv)                               by any member of the Bridge Group in respect of any insurance policy in aggregate exceeding £15 million (or its equivalent in other currencies) in any financial year of the Ultimate Parent, is applied in or towards repayment of the Outstandings in accordance with Clause 7.3 (Notice of Repayment) at the end of the Interest Period next ending on or after the 10th Business Day following the date of receipt of such Net Proceeds.

(b)                                  Paragraph (a) shall not apply to Net Proceeds arising:

(i)                                    from a Disposal where such Net Proceeds are used for the acquisition of or reinvestment in assets used or useful in the Group Business or in a business whose primary operations are directly related to the Group Business or are applied towards capital expenditure of the Bank Group, in each case, within 12 months of the date of the receipt of such Net Proceeds and to the extent not otherwise restricted by the provisions of this Agreement;

(ii)                                from any Disposal permitted under Clause 20.6 (Disposals) other than in relation to Disposals permitted under paragraphs (b) (with respect to surplus assets only and where the Net Proceeds of such Disposal, or a series of Disposals forming part of the same transaction, exceeds £5,000,000) (j), (k), (o)(ii), (p), (q), (s) and (w);

(iii)                            from any insurance recovery, where the Net Proceeds arising out of the same are to be applied within 12 months of receipt in replacing, reinstating or repairing the relevant damaged or destroyed assets or in refinancing any expenditure incurred in the replacement, reinstatement and/or repair of such assets or for the acquisition of or reinvestment in assets acquired for use in the Group Business or in a business whose primary operations are directly related to the Group Business for application towards capital expenditure; or

49

(iv)                               from any Content Transaction, which shall instead be (x) applied in prepayment of the Senior Facilities to the extent required by Clause 12.2(b)(iv) of the Senior Facilities Agreement, (y) to the extent so elected by the Borrower, applied in prepayment of the Facility pursuant to Clause 7.1 and/or (z) retained within the Bank Group;

provided that to the extent that any Net Proceeds are not applied in accordance with sub-paragraphs (i) or (iii) above (as applicable) within the applicable time periods specified, such amounts shall be applied in or towards repayment of the Outstandings in accordance with Clause 7.3 (Notice of Repayment).

8.3                               Repayment from Debt Proceeds

(a)                                  Subject to Clause 8.7 (Application to Senior Facilities), the Ultimate Parent shall, subject to paragraph (b) below (or to the Facility Agent (acting on the instructions of an Instructing Group) having otherwise agreed), procure that (i) 100% of Debt Proceeds raised by any member of the Bridge Group and (ii) 50% of Debt Proceeds raised by any member of the Group which is not a member of the Bridge Group, in each case in connection with any single raising of Debt Proceeds which exceeds £10 million, shall be applied in repayment of the Outstandings in accordance with Clause 7.3 (Notice of Repayment) within 10 Business Days following receipt of such Debt Proceeds.

(b)                                  Paragraph (a) above shall not apply to:

(i)                                    any Financial Indebtedness raised under the Senior Facilities Agreement;

(ii)                                any Financial Indebtedness raised under the New High Yield Notes up to the aggregate of (A) the aggregate principal amount outstanding under the Bridge Facility, (B) any accrued interest thereon, (C) any contractual premium payable in respect thereof and (D) any fees, costs, expenses, commissions and other similar charges reasonably incurred in connection with such financing;

(iii)                            any Financial Indebtedness raised in connection with any High Yield Debt Refinancing;

(iv)                               any Financial Indebtedness in respect of any Hedging Agreement entered into by any member of the Group;

(v)                                   any Financial Indebtedness raised by any member of the Group from any other member of the Group to the extent not otherwise prohibited by this Agreement;

(vi)                               any Financial Indebtedness to the extent raised by any member of the Bank Group which is permitted by Clause 20.4 (Financial Indebtedness);

(vii)                           Financial Indebtedness constituting Parent Debt which is permitted by paragraph (a), (b), (c), (d) or (e) of Clause 20.18 (Parent Debt);

(viii)                       any Financial Indebtedness to the extent raised by any member of the Group (other than a member of the Bridge Group or the Bank Group) the proceeds of which are contributed to the Bank Group in accordance with Clause 19.15 (Contributions to the Bank Group);

(ix)                              any Financial Indebtedness constituting any “daylight loans” which are expressly contemplated by the Steps Paper (and as such term is defined or referred to therein);

50

(x)                                  any net cash proceeds of any debt issuances which are expressly contemplated in the Steps Paper;

(xi)                              with the prior written consent of an Instructing Group, any Financial Indebtedness raised by any member of the Group which is not a member of the Bank Group, the proceeds of which shall be applied towards the financing of an acquisition to be made by such person or any other member of the Group which is not a member of the Bank Group;

(xii)                          any Financial Indebtedness which constitutes Merger Indebtedness;

(xiii)                      any Financial Indebtedness contemplated by the provisions of the Commitment Letter and to be incurred following delivery of a Structure Notice;

(xiv)                         any Financial Indebtedness raised by any Permitted Joint Venture;

(xv)                             any proceeds of any Stand Alone Baseball Financing; or

(xvi)                         any proceeds of any Alternative Baseball Financing;

provided that in the case of sub-paragraph (viii) above, such Debt Proceeds shall within 90 days of receipt thereof, be contributed into the Bank Group and if not applied within 90 days after such contribution shall be applied in or towards repayment of Outstandings in accordance with Clause 7.3 (Notice of Repayment).

8.4                               Repayment from Equity Proceeds

(a)                                  Subject to Clause 8.7 (Application to Senior Facilities), the Ultimate Parent shall procure that subject to paragraph (b) below, an amount equal to 100% of Equity Proceeds which are not required to be contributed to a member of the Bank Group in accordance with Clause 12.6 of the Senior Facilities Agreement are applied in or towards repayment of Outstandings in accordance with Clause 7.3 (Notice of Repayment), in each case, within 10 Business Days following receipt of such Equity Proceeds provided that no amount of Equity Proceeds shall be required to be prepaid under this paragraph (a) unless the amount of Equity Proceeds received by the Group in connection with any single raising of Equity Proceeds exceeds £10 million (or its equivalent in other currencies).

(b)                                  Paragraph (a) shall not apply to any Equity Proceeds:

(i)                                    to the extent raised by any member of the Group which is a Joint Venture but which is not a member of the Bank Group and applied for its own purposes;

(ii)                                arising from the exercise of stock options or any similar securities issued to directors, officers, employees or consultants of any member of the Group;

(iii)                            in respect of any equity issuance expressly contemplated in the Steps Paper; or

(iv)                               in respect of any New Equity issued by the Ultimate Parent and applied for the purposes permitted under Clause 18.3 (Equity Cure Right) or paragraph (n) of Clause 20.13 (Acquisitions and Investments).

51

8.5                               Repayment from Securitisations

Subject to Clause 8.7 (Application to Senior Facilities), all net cash proceeds received by any member of the Group in respect of any asset securitisation permitted under paragraph (i) of Clause 20.6 (Disposals), shall be applied in repayment of Outstandings in accordance with Clause 7.3 (Notice of Repayment) at the end of the Interest Period current at the time of receipt of such proceeds.

8.6                               Repayment from Take-Out Debt Proceeds.

The Ultimate Parent shall procure that 100% of Take-Out Debt Proceeds raised by any member of the Group shall be applied promptly (and in any event within 3 Business Days following receipt of such Take-Out Debt Proceeds) in repayment of Outstandings in accordance with Clause 7.3 (Notice of Repayment).

8.7                               Application to Senior Facilities.

Neither the Borrower nor the Ultimate Parent (as applicable) shall be required to apply (i) Net Proceeds in accordance with Clause 8.2 (Repayment from Net Proceeds), (ii) Debt Proceeds in accordance with Clause 8.3 (Repayment from Debt Proceeds), (iii) Equity Proceeds in accordance with Clause 8.4 (Repayment from Equity Proceeds) or (iv) net cash proceeds in accordance with Clause 8.5 (Repayment from Securitisations):

(a)                                  to the extent such proceeds are required to be and are applied pursuant to Clause 12 of the Senior Facilities Agreement; or

(b)                                  in the event that, in order to be so applied, such proceeds need to be upstreamed or otherwise transferred from one or more members of the Group to the Borrower to effect such prepayment or repayment, to the extent such upstreaming or transfer would not be permitted under the Senior Facilities Agreement.

8.8                               Trapped Cash

If:

(a)                                  moneys are required to be applied in prepayment or repayment of the Outstandings under this Clause 8 (Mandatory Prepayments and Cancellation), but in order to be so applied such moneys need to be upstreamed or otherwise transferred from one member of the Group to another member of the Group to effect such prepayment or repayment; and

(b)                                  the Borrower and the relevant members of the Group determine in good faith that such moneys cannot be so upstreamed or transferred without breaching a financial assistance prohibition, causing a director to breach his or her fiduciary duties to a company or without breaching some other legal prohibition, or such upstreaming or transfer is otherwise unlawful or would result in material adverse tax consequences for the Borrower or such relevant members of the Group, then, there will be no obligation to make such payment or prepayment until such impediment no longer applies, provided that:

(i)                                    during such period, (to the extent lawful) the monies will be placed in a Blocked Account (to the extent required pursuant to the Senior Facilities Agreement) or a Bridge Blocked Account;

52

(ii)                                in the case of any impediment relating to potential material adverse tax consequences, the Borrower shall procure that the prepayment obligations under this Clause 8 (Mandatory Prepayments and Cancellation), shall be complied with by using the proceeds retained to repay Outstandings owing by the member of the Group which received such proceeds, provided that such payment itself does not create a potential material adverse tax consequence; and

(iii)                            the Borrower and the relevant members of the Group will use all reasonable endeavours to overcome any impediments described in this Clause.

9.                                      INTEREST

9.1                               Interest Periods

The period for which an Initial Loan is outstanding shall be divided into successive periods (each an “Interest Period”) each of which (other than the first) shall start on the last day of the preceding such period.

9.2                               Duration

The duration of each Interest Period shall, save as otherwise provided in this Agreement, be 1, 2 or 3 months, or such other period of up to 12 months as all the Lenders holding Commitments (in the case of the first Interest Period, and thereafter, Outstandings, under the Facility may agree) in each case, as the Borrower may select by no later than 2:00 p.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, provided that:

(a)                                  if the Borrower fails to give such notice of selection in relation to an Interest Period, the duration of that Interest Period shall, subject to the other provisions of this Clause 9, be 3 months; and

(b)                                  for the first two months following the Merger Closing Date (or, if earlier, until the Mandated Lead Arrangers notify the Borrower that syndication of the Facility has been completed), the duration of each Interest Period shall be 2 weeks.

9.3                               Consolidation of Initial Loans

If 2 or more Interest Periods in respect of any Initial Loans denominated in the same currency and under the same Facility end at the same time, then on the last day of those Interest Periods, the Initial Loans to which those Interest Periods relate shall be consolidated into and treated as a single Initial Loan.

9.4                               Division of Initial Loans

Subject to the requirements of Clause 9.2 (Duration), the Borrower may, by no later than 2:00 p.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, direct that any Initial Loan shall, at the beginning of the next Interest Period relating to it, be divided into (and thereafter, save as otherwise provided in this Agreement, be treated in all respects as) 2 or more Initial Loans in such amounts (equal in aggregate to the principal amount of the Initial Loans being so divided) as shall be specified by the Borrower in such notice, provided that the Borrower shall not be entitled to make such a direction if:

(a)                                  as a result of so doing, there would be more than 5 Initial Loans outstanding under the Facility; or

53

(b)                                  any Initial Loan thereby coming into existence would have a principal amount of less than $50,000,000.

9.5                               Payment of Interest

On:

(a)                                  the last day of each Interest Period (or if such day is not a Business Day, on the immediately succeeding Business Day in the then current week (if there is one) or the preceding Business Day (if there is not));

(b)                                  the Initial Maturity Date (and, if later, the Extension Date);

(c)                                  the date of any repayment of the Initial Loans (in respect of the amount repaid); and

(d)                                  the date of maturity of the Initial Loans (whether by acceleration or otherwise),

the Borrower shall pay accrued interest on the Initial Loans.

9.6                               Interest Rate

(a)                                  The rate of interest applicable to an Initial Loan at any time during an Interest Period relating to it shall be the rate per annum which is the sum of the Applicable Margin, the Associated Costs Rate for such Initial Loan at such time (if applicable) and LIBOR for such Interest Period.

(b)                                  Notwithstanding Clause 9.6(a), (i) the rate of interest applicable to the Initial Loans shall not exceed 11.50% per annum and (ii) in no event shall the rate of interest applicable to the Initial Loans exceed the highest rate permitted under applicable law.

9.7                               Notification

The Facility Agent shall promptly notify the Borrower and the Lenders of each determination of LIBOR, and the Associated Costs Rate, and any change to the proposed length of an Interest Period or any interest rate occasioned by the operation of Clause 10 (Market Disruptions and Alternative Interest Rates).

10.                               MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

10.1                        Market Disruption

If, in relation to any Interest Period:

(a)                                  LIBOR is to be determined by reference to the Reference Banks and, at or about 11.00 a.m. (London time) on the Quotation Date for such Interest Period, none or only one of the Reference Banks supplies a rate for the purpose of determining LIBOR for the relevant period; or

(b)                                  before the close of business in London on the Quotation Date for such Interest Period, the Facility Agent has been notified by a Lender or each of a group of Lenders to whom in aggregate 40% or more of the aggregate principal amount of the relevant Initial Loans is owed (or, in the case of undrawn Initial Loans, if made, would be owed) that the cost to it of obtaining matching deposits for the relevant Initial Loans in the Relevant Interbank Market would be in excess of LIBOR,

54

then the Facility Agent shall notify the Borrower and the Lenders of such event and, notwithstanding anything to the contrary in this Agreement, Clause 10.2 (Substitute Interest Rate) shall apply (if the relevant Initial Loans are already outstanding).

10.2                        Substitute Interest Rate

If either paragraph of Clause 10.1 (Market Disruption) applies to an Initial Loan, the rate of interest applicable to each Lender’s portion of such Initial Loan during the relevant Interest Period shall (subject to any agreement reached pursuant to Clause 10.3 (Alternative Rate)) be the rate per annum which is the sum of:

(i)                                    the Applicable Margin;

(ii)                                the rate per annum notified to the Facility Agent by such Lender before the last day of such Interest Period to be that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Initial Loan during such Interest Period; and

(iii)                            the Associated Costs Rate, if any, applicable to such Lender’s participation in the relevant Initial Loan.

10.3                        Alternative Rate

If Clause 10.1 (Market Disruption) applies and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations with a view to agreeing an alternative basis:

(a)                                  for determining the rate of interest from time to time applicable to such Initial Loans; and/or

(b)                                  upon which such Initial Loans may be maintained thereafter,

and any such alternative basis that is agreed shall take effect in accordance with its terms and be binding on each party to this Agreement, provided that the Facility Agent may not agree any such alternative basis without the prior consent of each Lender holding Outstandings denominated in the relevant currency, acting reasonably.

11.                               COMMISSIONS AND FEES

11.1                        Fees

NTL shall pay (or procure to be paid) to the Bookrunners the fees specified in the letter (headed “Project Vanilla – Bridge Fees Letter”) dated on or about the Original Execution Date from the Bookrunners to NTL and the Company at the times and in the amounts specified in such letter.

11.2                        Agency Fee

NTL shall pay (or procure to be paid) to the Facility Agent and the Security Trustee for their own account the fees specified in (i) the letter dated on or about the Original Execution Date from the Facility Agent to NTL and (ii) the letter dated on or about the date of this Agreement from the Security Trustee to NTL at the times and in the amounts specified in such letters.

55

12.                               TAXES

12.1                        Tax Gross-up

(a)                                  Each payment made by an Obligor under a Finance Document shall be made by it without any Tax Deduction, unless a Tax Deduction is required by Law. Any Tax Deduction in relation to any payment due in any currency other than Dollars shall be calculated using the Facility Agent’s Spot Rate of Exchange on the date such payment is made and the Obligors shall have no liability if any subsequent credit or refund received by any Lender from any Tax Authority in relation thereto is in a different amount (when converted to the non-Dollar currency on any date).

(b)                                  As soon as it becomes aware that an Obligor is or will be required by Law to make a Tax Deduction (or that there is any change in the rate at which or the basis on which such Tax Deduction is to be made) the relevant Obligor shall notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent and the Borrower upon becoming so aware in respect of a payment payable to that Lender.

(c)                                  If a Tax Deduction (other than an Excluded Tax Deduction) is required by Law to be made by an Obligor, the amount of the payment due shall, unless paragraph (f) below applies, be increased to an amount so that, after the required Tax Deduction (other than any Excluded Tax Deduction) is made, the payee receives an amount equal to the amount it would have received had no Tax Deduction (other than any Excluded Tax Deduction) been required.

(d)                                  If a Tax Deduction (other than an Excluded Tax Deduction) is required by Law to be made by the Facility Agent or the Security Trustee (other than by reason of the Facility Agent or the Security Trustee performing its obligations as such under this Agreement through an office located outside the United Kingdom) from any payment to any Finance Party which represents an amount or amounts received from an Obligor, that Obligor shall, unless paragraph (f) below applies, pay directly to that Finance Party an amount which, after making the required Tax Deduction (other than any Excluded Tax Deduction) enables the payee of that amount to receive an amount equal to the payment which it would have received if no Tax Deduction(other than any Excluded Tax Deduction) had been required.

(e)                                  If a Tax Deduction is required by Law to be made by the Facility Agent or the Security Trustee from any payment to any Finance Party under paragraph (d) above, the Facility Agent or the Security Trustee, as appropriate, shall unless the relevant Obligor makes such Tax Deduction or payment in accordance with paragraph (g) below, make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by Law, and within 30 days of making either a Tax Deduction or any payment in connection with that Tax Deduction, the Facility Agent or the Security Trustee, as appropriate, making that Tax Deduction or other payment shall deliver to the Borrower evidence that the Tax Deduction or other payment has been made or accounted for to the relevant tax authority.

(f)                                    No Obligor is required to make a Tax Payment to a Lender under paragraphs (c) or (d) above for a Tax Deduction in respect of tax imposed by the United Kingdom on a payment of interest in respect of a participation in an Initial Loan by that Lender to the Borrower where that Lender is not a Qualifying UK Lender on the date on which the relevant payment of interest is due (otherwise than as a consequence of a Change in Tax Law) to the extent that payment could have been made without a Tax Deduction if that Lender had been a Qualifying UK Lender on that date.

56

(g)                                 The relevant Obligor which is required to make a Tax Deduction shall make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by Law.

(h)                                 Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Obligor making that Tax Deduction or other payment shall deliver to the Facility Agent, for the Finance Party entitled to the interest to which such Tax Deduction or payment relates, evidence that the Tax Deduction or other payment has been made or accounted for to the relevant tax authority.

12.2                        Lender Tax Status

(a)                                  Each Lender represents and warrants to the Facility Agent and to the Borrower:

(i)                                    in the case of an Original Lender, that as at the date of this Agreement, it has the tax status set out opposite its name in Part 2 of Schedule 1 (Lender Tax Status); or

(ii)                                in the case of any other Lender, that as at the relevant Transfer Date, it is:

(A)                               a UK Bank Lender;

(B)                               a UK Non-Bank Lender and falls within paragraph (a) or (b) of the definition thereof; or

(C)                               a UK Treaty Lender,

as the same shall be expressly indicated in the relevant Transfer Deed.

(b)                                  Each Lender expressed to be a “UK Non-Bank Lender” in Part 2 of Schedule 1 (Lender Tax Status) or in the Transfer Deed pursuant to which it becomes a Lender represents and warrants to:

(i)                                    the Facility Agent and to the Borrower, on the date of this Agreement, or on the relevant Transfer Date (as the case may be) that it is within paragraph (a) of the definition of UK Non-Bank Lender on that date (unless, if it is not within paragraph (a), it is within paragraph (b) of the definition of UK Non-Bank Lender on that date, and has notified the Facility Agent of the circumstances by virtue of which it falls within such paragraph (b) and has provided evidence of the same to the Borrower if and to the extent requested to do so, by the Facility Agent); and

(ii)                                the Facility Agent and to the Borrower, that unless it notifies the Facility Agent and the Company to the contrary in writing prior to any such date, its representation and warranty in paragraph (i) of this Clause 12.2(b) is true in relation to that Lender’s participation in each Initial Loan, on each date that the Borrower makes a payment of interest in relation to such Initial Loan.

(c)                                  A Lender that intends to qualify as a UK Treaty Lender and the relevant Obligor that makes a payment to which that Lender is entitled shall cooperate in completing any procedural formalities as may be necessary for the relevant Obligor to obtain authorisation to make that payment without a Tax Deduction; provided, however, that nothing in this Clause 12.2(c) shall require a Lender to disclose any confidential information or information regarding its business, tax affairs or tax computations (including, without limitation, its tax returns or its calculations).

57

(d)                                  (i)                                    If, in relation to any interest payment to a Lender on an Initial Loan:

(A)                               that Lender has confirmed to the Borrower and to the Facility Agent before that interest payment would otherwise fall due that:

(1)                                 it has completed the necessary procedural formalities referred to in paragraph (c)(i) of this Clause 12.2; and

(2)                                 H.M. Revenue and Customs has not declined to issue the authorisation referred to in the definition of “UK Treaty Lender” (the “Authorisation”) to that Lender in relation to the Initial Loan, or if the Inland Revenue has declined, the Lender is disputing that decision in good faith; and

(B)                               the Borrower has not received the Authorisation,

then, such Lender may elect, by not less than 5 Business Days’ prior confirmation in writing to the Facility Agent, that such interest payment (the “relevant Interest Payment”) shall not be due and payable under Clause 9.5 (Payment of Interest) until the date (the “Confirmation Date”) which is 5 Business Days after the earlier of:

(x)                                  the date on which the Authorisation is received by the Borrower;

(y)                                  the date that Lender confirms to the Borrower and the Facility Agent that it is not entitled to claim full relief from liability to taxation otherwise imposed by the United Kingdom (in relation to that Lender’s participation in the Initial Loans) on interest under a Double Taxation Treaty in relation to the relevant Interest Payment; and

(z)                                  the earlier of (A) the date which is 6 months after the date on which the relevant Interest Payment had otherwise been due and payable and (B) the date of final repayment (whether scheduled, voluntary or mandatory) of principal in respect of the relevant Interest Payment.

(ii)                                For the avoidance of doubt, in the event that sub-paragraph (i) of this paragraph (d) applies the Interest Period to which the relevant Interest Payment relates shall not be extended and the start of the immediately succeeding Interest Period shall not be delayed.

(e)                                  Any Lender which was a Qualifying UK Lender when it became party to this Agreement but subsequently ceases to be a Qualifying UK Lender (other than by reason of a Change in Tax Law in the United Kingdom) shall promptly notify the Borrower of that event, provided that if there is a Change in Tax Law in the United Kingdom which, in the reasonable opinion of the Borrower, may result in any Lender which was a Qualifying UK Lender when it became a party to this Agreement ceasing to be a Qualifying UK Lender, such Qualifying UK Lender shall co-operate with the Borrower and provide reasonable evidence requested by the Borrower in order for the Borrower to determine whether such Lender has ceased to be a Qualifying UK Lender provided, however, that nothing in this Clause 12.2(e) shall require a Lender to disclose any confidential information or information regarding its business, tax affairs or tax computations (including without limitation, its tax returns or its calculations).

58

(f)                                    For the purposes of paragraphs (a) to (e) above, each Lender shall promptly deliver such documents evidencing its corporate and tax status as the Facility Agent or the Borrower may reasonably request, provided that in the event that any Lender fails to comply with the foregoing requirement, the Borrower shall be permitted:

(i)                                    in respect of any Lender that has become a Lender as part of the syndication of the Facility by the Bookrunners, to withhold and retain an amount in respect of the applicable withholding tax estimated in good faith by the Borrower to be required to be withheld in respect of interest paid to such Lender; or

(ii)                                in respect of any Lender that intends to become a Lender after syndication of the Facility has been completed, subject to the provisions of paragraph (a) of Clause 32.3 (Assignments or Transfers by Lenders), to refuse to grant its consent to such transfer.

(g)                                 In the event that either the Facility Agent or the Borrower has reason to believe that any representation given by a Lender in accordance with Clause 12.2 (Lender Tax Status) is incorrect or inaccurate, the Facility Agent or the Borrower (as the case may be) shall promptly inform the other party and the relevant Lender, and may thereafter request such documents relating to the corporate and tax status of such Lender as the Facility Agent or the Borrower may reasonably require for the purposes of determining whether or not such representation was indeed incorrect.

12.3                        Tax Indemnity

(a)                                  Subject to paragraph (b) of this Clause, the Borrower shall (within 5 Business Days of demand by the Facility Agent) pay (or procure that the relevant Obligor pays) for the account of a Protected Party an amount equal to any Tax Liability which that Protected Party reasonably determines has been or will be suffered by that Protected Party (directly or indirectly) in connection with any Finance Document.

(b)                                  Paragraph (a) of this Clause shall not apply:

(i)                                    with respect to any Tax Liability of a Protected Party in respect of Tax on Overall Net Income of that Protected Party; or

(ii)                                to the extent that any Tax Liability has been compensated for by an increased payment or other payment under paragraphs (c) or (d) of Clause 12.1 (Tax Gross-up) or would have been compensated for by such an increased payment or other payment, but for the application of paragraph (f) of Clause 12.1 (Tax Gross-up).

(c)                                  A Protected Party making, or intending to make, a claim pursuant to paragraph (a) of this Clause 12.3 shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim together with supporting evidence, following which the Facility Agent shall notify the Borrowr and provide such evidence to it.

(d)                                  A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

(e)                                  In this Clause 12.3:

59

“Tax Liability” means, in respect of any Protected Party:

(i)                                    any liability or any increase in the liability of that person to make any payment of or in respect of tax;

(ii)                                any loss of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person;

(iii)                            any setting off against income, profits or gains or against any tax liability of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person; and

(iv)                               any loss or setting off against any tax liability of a right to repayment of tax which would otherwise have been available to that person.

For this purpose, any question of whether or not any relief, allowance, deduction, credit or right to repayment of tax has been lost or set off in relation to any person, and if so, the date on which that loss or set-off took place, shall be conclusively determined by that person, acting reasonably and in good faith and such determination shall be binding on the relevant parties to this Agreement.

“Tax on Overall Net Income” means, in relation to a Protected Party, tax (other than tax deducted or withheld from any payment) imposed on the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party by the jurisdiction in which the relevant Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Finance Party is treated as residing for tax purposes or in which the relevant Finance Party’s Facility Office or head office is situated.

(f)                                    A Protected Party making or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim together with supporting evidence, following which the Facility Agent shall notify the Borrower and provide such evidence to it.

(g)                                 A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

12.4                        Tax Credit

(a)                                  If an Obligor makes a Tax Payment and the relevant Finance Party determines, in its sole opinion, that:

(i)                                    a Tax Credit is attributable to that Tax Payment; and

(ii)                                that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall (subject to paragraph (b) below and to the extent that such Finance Party can do so without prejudicing the availability and/or the amount of the Tax Credit and the right of that Finance Party to obtain any other benefit, relief or allowance which may be available to it) pay to either the Borrower or the relevant Obligor such amount which that Finance Party determines, in its sole opinion, will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the relevant Obligor.

60

(b)                                  (i)                                    Each Finance Party shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax Credits and shall not be obliged to arrange its business or its tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit.

(ii)                                No Finance Party shall be obliged to disclose to any other person any information regarding its business, tax affairs or tax computations (including, without limitation, its tax returns or its calculations).

(iii)                            If a Finance Party has made a payment to the Parent or an Obligor pursuant to this Clause 12.4 on account of a Tax Credit and it subsequently transpires that that Finance Party did not receive that Tax Credit, or received a reduced Tax Credit, either the Parent or such Obligor, as the case may be, shall, on demand, pay to that Finance Party the amount which that Finance Party determines, acting reasonably and in good faith, will put it (after that payment is received) in the same after-tax position as it would have been in had no such payment or a reduced payment been made to the Borrower or such Obligor.

(c)                                  No Finance Party shall be obliged to make any payment under this Clause 12.4 if, by doing so, it would contravene the terms of any applicable Law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

13.                               INCREASED COSTS

13.1                        Increased Costs

Subject to Clause 13.3, (Exceptions), the Borrower shall, within 3 Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result (direct or indirect) of:

(a)                                  the introduction or implementation of or any change in (or any change in the interpretation, administration or application of) any Law, regulation, practice or concession or any directive, requirement, request or guideline (whether or not having the force of law but where such law, regulation, practice, concession, directive, requirement, request or guideline does not have the force of law, it is one with which banks or financial institutions subject to the same are generally accustomed to comply) of any central bank, including the European Central Bank, the Financial Services Authority or any other fiscal, monetary, regulatory or other authority after the Original Execution Date;

(b)                                  compliance with any Law, regulation, practice, concession or any such directive, requirement, request or guideline made after the Original Execution Date; or

(c)                                  the implementation of economic or monetary union by any Member State which is not already a Participating Member State.

13.2                        Increased Costs Claims

(a)                                  A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

61

(b)                                  Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its or if applicable, its Affiliate’s Increased Costs setting out in reasonable detail its calculations in relation to such Increased Costs.

13.3                        Exceptions

Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost which is:

(a)                                  attributable to a Tax Deduction required by Law to be made by an Obligor;

(b)                                  compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for by Clause 12.3 but was not so compensated solely because paragraph (b) of Clause 12.3 applied);

(c)                                  compensated for by the payment of the Associated Costs Rate;

(d)                                  attributable to the gross negligence of, or wilful breach by, the relevant Finance Party or if applicable, any of its Affiliates of any law, regulation, practice, concession, directive, requirement, request or guideline, to which the imposition of such Increased Cost relates;

(e)                                  attributable to a delay of more than 30 days in the relevant Finance Party notifying the Facility Agent of any claim pursuant to paragraph (a) of Clause 13.2 (Increased Costs Claims) after such Finance Party has become aware that it had suffered the relevant Increased Cost; or

(f)                                    attributable to the implementation of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Original Execution Date (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

14.                               ILLEGALITY

If it becomes unlawful in any relevant jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Initial Loan:

(a)                                  that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)                                  upon the Facility Agent notifying the Borrower, the Available Commitments of that Lender will immediately be cancelled and its Commitment reduced to zero and such Lender shall not thereafter be obliged to participate in any Initial Loan; and

(c)                                  if so required by the Facility Agent on behalf of the relevant Lender, the Borrower shall repay or procure the repayment of that Lender’s participation in the Initial Loans on the last day of the current Interest Period for the relevant Initial Loans occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by Law), together with accrued interest and all other amounts owing to that Lender under the Finance Documents.

62

15.                               MITIGATION

15.1                        Mitigation

(a)                                  Each Finance Party shall in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or pursuant to, or cancelled pursuant to, any of Clause 12 (Taxes), Clause 13 (Increased Costs) or Clause 14 (Illegality) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or financial institution acceptable to the Borrower which is willing to participate in any Facility in which such Lender has participated.

(b)                                  Paragraph (a) of this Clause does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2                        Limitation of Liability

(a)                                  With effect from the Merger Closing Date, the Borrower agrees to indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)                                  A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

16.                               REPRESENTATIONS AND WARRANTIES

16.1                        Time for making Representations and Warranties

(a)                                  Each Obligor, in relation to itself and, to the extent expressed to be applicable to them, its Subsidiaries, makes each of the following representations and warranties to each Finance Party on the date of this Agreement (other than in the case of the representations given under Clause 16.16 (Accuracy of Information), which shall be given as of the applicable dates specified in that Clause) and, in the case of each Repeating Representation, as provided in Clause 16.36 (Repetition).

(b)                                  The Ultimate Parent in relation to itself makes each of the representations and warranties set out in Clauses 16.2 (Due Organisation), 16.5 (No Immunity), 16.6 (Governing Law and Judgments), 16.7 (All Actions Taken), 16.8 (No Filing or Stamp Taxes), 16.9 (Binding Obligations), 16.10 (No Winding-up), 16.13 (Original Financial Statements) (as to the Original Financial Statements provided by it), 16.14 (No Material Adverse Change), 16.15 (No Undisclosed Liabilities), 16.18 (Execution of Finance Documents), paragraph (d) of Clause 16.19 (Structure), 16.21 (Necessary Authorisations), 16.27 (Investment Company Act), 16.28 (Margin Stock), 16.31 (Merger Documents), 16.34 (US Patriot Act) and 16.35 (Compliance with ERISA) to each Finance Party on the date of this Agreement.

(c)                                  Any Holding Company of the Ultimate Parent who accedes to this Agreement pursuant to Clause 21.2 (Acceding Holding Company) makes each of the Repeating Representations with respect to itself on the date on which it accedes to this Agreement and as provided in Clause 16.36 (Repetition). Any Guarantor who accedes to this Agreement pursuant to Clause 21.1 (Acceding Guarantors) makes each of the Repeating Representations with respect to itself on the date on which it accedes to this Agreement as provided in Clause 16.36 (Repetition).

63

16.2                        Due Organisation

It is a company duly organised or a partnership duly formed, in either case, validly existing under the laws of its jurisdiction of incorporation or establishment with power to enter into those of the Finance Documents to which it is party and to exercise its rights and perform its obligations thereunder and all corporate and (subject to paragraphs (d) and (e) of the definition of Reservations) other action required to authorise its execution of those of the Finance Documents to which it is party and its performance of its obligations have been duly taken.

16.3                        No Deduction

Under the laws of its Relevant Tax Jurisdiction in force at the date of this Agreement, it will not be required to make any deduction for or withholding on account of tax from any payment it may make under any of the Finance Documents to any Lender which is a Qualifying UK Lender.

16.4                        Claims Pari Passu

Subject to the Reservations, under the laws of its jurisdiction of incorporation or establishment, and, if different, England, in force at the Original Execution Date, the claims of the Finance Parties against it under the Finance Documents to which it is party rank and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

16.5                        No Immunity

In any legal proceedings taken in its jurisdiction of incorporation or establishment and, if different, England in relation to any of the Finance Documents to which it is party it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

16.6                        Governing Law and Judgments

Subject to the Reservations, in any legal proceedings taken in its jurisdiction of incorporation or establishment in relation to any of the Finance Documents to which it is party, the choice of law expressed in such documents to be the governing law of it and any judgment obtained in such jurisdiction will be recognised and enforced.

16.7                        All Actions Taken

All acts, conditions and things required to be done, fulfilled and performed in order:

(a)                                  to enable it lawfully to enter into, exercise its rights under and perform and comply with all material obligations expressed to be assumed by it in the Finance Documents to which it is party;

(b)                                  subject to the Reservations, to ensure that all material obligations expressed to be assumed by it in the Finance Documents to which it is party are legal, valid and binding; and

(c)                                  subject to the Reservations, to make the Finance Documents to which it is party admissible in evidence in its jurisdiction of incorporation or establishment and, if different, the United Kingdom, have been done, fulfilled and performed.

64

16.8                        No Filing or Stamp Taxes

Under the laws of its Relevant Tax Jurisdiction and, if different, the United Kingdom, in force at the date of this Agreement, it is not necessary that any of the Finance Documents to which it is party be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any of them other than those filings which are necessary to perfect the Security and save as stated in the Reservations.

16.9                        Binding Obligations

Subject to the Reservations, the obligations expressed to be assumed by it in the Finance Documents to which it is party, are legal, valid and binding and enforceable against it in accordance with the terms thereof and no limit on its powers will be exceeded as a result of the borrowings, grant of security or giving of guarantees contemplated by such Finance Documents or the performance by it of any of its obligations thereunder.

16.10                 No Winding-up

(a)                                  None of the Ultimate Parent, the Parent, the Company, any other member of the Bridge Group or any other Senior Facilities Obligor that is a Material Subsidiary is taking any corporate action nor are any other steps being taken (including the commencement of any legal proceedings) against the Ultimate Parent, the Parent, the Company, any other member of the Bridge Group (that would be a Material Subsidiary if in Bank Group) or any other Senior Facilities Obligor that is a Material Subsidiary, for its winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues save as permitted under paragraphs (c), (d) or (e) of Clause 20.8 (Mergers), Clause 20.19 (Solvent Liquidation) or as otherwise disclosed to the Facility Agent prior to the Original Execution Date.

(b)                                  Each US Obligor is Solvent.

16.11                 No Event of Default

No Event of Default is continuing or might reasonably be expected to result from the making of any Initial Loan.

16.12                 No Material Proceedings

No litigation, arbitration or administrative proceeding of or before any court, arbitral body, or agency in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect has been started or, to the best of its knowledge, is threatened in writing or, is pending against it, any other member of the Bridge Group or any member of the Bank Group other than litigation, arbitration or administrative proceedings commenced prior to the Original Execution Date, details of which have been disclosed to the Lenders prior to the Original Execution Date.

16.13                 Original Financial Statements

The Original Financial Statements were prepared in accordance with GAAP which has been consistently applied (unless and to the extent expressly disclosed to the Facility Agent in writing to the contrary before the Original Execution Date) and fairly present in all material respects the consolidated financial position of the group of companies to which they relate at the date as of which they were prepared and/or (as

65

appropriate) the results of operations and changes in financial position during the period for which they were prepared.

16.14                 No Material Adverse Change

Since publication of the Original Financial Statements, no event or series of events has occurred, in each case which has had or could reasonably be expected to have a Material Adverse Effect.

16.15                 No Undisclosed Liabilities

As at 31 December 2005, neither the Ultimate Parent nor any of its Subsidiaries had any material liabilities (contingent or otherwise) which were not disclosed in the Original Financial Statements (or by the notes thereto) or reserved against therein and the Group had no material unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against, in each case, to the extent required to be disclosed by GAAP.

16.16                 Accuracy of Information

In the case of NTL only:

(a)                                  to the best of its knowledge and belief having made all reasonable and proper enquiries, all statements of fact relating to the business, assets, financial condition and operations of the Group contained in:

(i)                                    the Initial Information Memorandum are true, complete and accurate in all material respects as at the Original Execution Date; and

(ii)                                any Subsequent Information Memorandum are true, complete and accurate in all material respects as of the date it is issued;

(b)                                  the opinions and views expressed in the Information Memoranda and the Agreed Business Plan represent the honestly held opinions and views of NTL and were arrived at after careful consideration and were based on reasonable grounds as at the dates on which they were prepared;

(c)                                  all financial projections and forecasts made by any member of the Bridge Group or the Bank Group in the Information Memoranda and the Agreed Business Plan have been prepared in good faith and are based upon reasonable assumptions (it being understood that such financial projections are subject to significant uncertainties, many of which are beyond the control of NTL and that no assurance can be given that such projections will be realised); and

(d)                                  (other than in respect of the financial projections and forecasts referred to in paragraph (c) above), the Information Memoranda did not omit to disclose or take into account any matter known to NTL after due and careful enquiry where failure to disclose or take into account such matter would result in:

(i)                                    the Initial Information Memorandum being misleading in any material respect as at the Original Execution Date; and

(ii)                                any Subsequent Information Memorandum being misleading in any material respect as at the date it is issued.

66

16.17                 Indebtedness and Encumbrances

(a)                                  Save as permitted under this Agreement, none of it, any other member of the Bridge Group or any member of the Bank Group has incurred any Financial Indebtedness which is outstanding.

(b)                                  Save as permitted under this Agreement, no Encumbrance exists over all or any of the present or future revenues or assets of any member of the Bridge Group or any member of the Bank Group.

(c)                                  In relation to the Bridge Group and the Parent only, save as provided in the Security Documents (or, with respect to the Parent, in the Senior Facilities Security Documents) no Encumbrance exists over any of its rights, title or interest in the shares of the Company, the shares of any member of the Bridge Group or the Parent Intercompany Debt owed to the Parent by the Company.

16.18                 Execution of Finance Documents

Its execution of the Finance Documents to which it is party and the exercise of its rights and performance of its obligations thereunder do not and will not:

(a)                                  conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets (save as contemplated by paragraphs (d) and (e) of the definition of Reservations) in a manner that could reasonably be expected to have a Material Adverse Effect;

(b)                                  conflict with any matter contained in its constitutional documents; or

(c)                                  conflict with any applicable law.

16.19                 Structure

(a)                                  The Group Structure Chart is a complete and accurate representation of the structure of the NTL Group and the Telewest Group, in each case, in all material respects prior to the Merger Closing Date.

(b)                                  The Company is a wholly owned Subsidiary of the Parent.

(c)                                  The Parent does not carry on any business or conduct any activities (other than in respect of the Existing High Yield Offering, and any on lending of the proceeds thereof).

(d)                                  Upon consummation of the Merger, NTL shall be a direct wholly-owned subsidiary of the Ultimate Parent.

(e)                                  Each member of the Bridge Group is a wholly owned subsidiary of the Ultimate Parent.

16.20                 Environmental Matters

(a)                                  It has to the best of its knowledge and belief:

(i)                                    complied with all Environmental Laws to which it is subject;

(ii)                                obtained all Environmental Licences required in connection with its business; and

67

(iii)                            complied with the terms of all such Environmental Licences,

in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)                                  To the best of its knowledge and belief, there is no Environmental Claim pending or threatened against it, which could reasonably be expected to have a Material Adverse Effect.

(c)                                  No:

(i)                                    property currently or previously owned, leased, occupied or controlled by it is contaminated with any Hazardous Substance; and

(ii)                                discharge, release, leaking, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

in each case in circumstances where the same could reasonably be expected to have a Material Adverse Effect.

16.21                 Necessary Authorisations

(a)                                  The Necessary Authorisations required by it are in full force and effect;

(b)                                  It is in compliance with the material provisions of each Necessary Authorisation relating to it; and

(c)                                  To the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation;

in each case, except where any failure to maintain such Necessary Authorisations in full force and effect, any non-compliance or any proceedings or revocation could not reasonably be expected to have a Material Adverse Effect and subject to the Reservations.

16.22                 Intellectual Property

The Intellectual Property Rights owned by or licensed to it are all the material Intellectual Property Rights required by it in order to carry out, maintain and operate its business, properties and assets, and so far as it is aware, it does not infringe, in any way any Intellectual Property Rights of any third party save, in each case, where the failure to own or license the relevant Intellectual Property Rights or any infringement thereof could not reasonably be expected to have a Material Adverse Effect.

16.23                 Ownership of Assets

Save to the extent disposed of in a manner permitted by the terms of any of the Finance Documents with effect from and after the Merger Closing Date, it has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business taken as a whole in a manner consistent with the Agreed Business Plan except to the extent that the failure to have such title, leases or licences or to be so entitled could not be reasonably expected to have a Material Adverse Effect.

16.24                 Payment of Taxes

It has no claims or liabilities which are being, or are reasonably likely to be, asserted against it with respect to taxes which, if adversely determined, could reasonably be expected to have a Material Adverse

68

Effect save to the extent it (or any member of the Group) having set aside proper reserves for such claims or liabilities, can demonstrate that the same are being contested in good faith on the basis of appropriate professional advice. All reports and returns on which taxes are required to be shown have been filed within any applicable time limits and all material taxes required to be paid have been paid within any applicable time period other than to the extent that a failure to do so could not be reasonably likely to have a Material Adverse Effect.

16.25                 Pension Plans

(a)                                  Each UK defined benefit pension plan operated by it generally for the benefit of the employees of any member of the Bridge Group or any member of the Bank Group has been valued by an actuary appointed by the trustees of such plan in all material respects in accordance with all laws applicable to it and using actuarial assumptions and recommendations complying with statutory requirements or approved by the actuary and since the most recent valuation the relevant employers have paid contributions to the plan in accordance with the schedule of contributions in force from time to time in relation to the plan, in the case of each of the foregoing, save to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                  In relation to the US schemes or arrangements, it is in compliance in all material respects with all applicable laws relating to any defined benefit pension plan operated by it or in which it participates, save to the extent that any failure to comply could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Neither it nor any ERISA Affiliate has, at any time, maintained or contributed to, and is not obliged to maintain or contribute to, any Plan that is subject to Title IV or Section 302 of ERISA and/or Section 412 of the Code or any Multi-employer Plan.

16.26                 Security

Subject to the Reservations, it is the legal or beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and (subject to their registration or filing at appropriate registries for the purposes of perfecting the Security created thereunder and the Reservations) those Security Documents to which it is a party create and give rise to valid and effective Security having the ranking expressed in those Security Documents.

16.27                 Investment Company Act

Neither it nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” as such terms are defined in the US Investment Company Act of 1940, as amended. Neither the making of any Drawing, nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the SEC promulgated thereunder.

16.28                 Margin Stock

In the case of the Ultimate Parent and the Borrower only, no Initial Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Initial Loan nor the use of the proceeds thereof nor the occurrence of any other Utilisation will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

69

16.29      Insurance

Each member of the Bank Group is adequately insured for the purposes of its business with reputable underwriters or insurance companies against such risks and to such extent as is necessary or usual for prudent companies carrying on such a business (other than insurance in respect of the underground portion of the cable network and various pavement-based electronics associated with the cable network as disclosed in the Group’s public disclosure documents) and except to the extent that the failure to so insure could not reasonably be expected to have a Material Adverse Effect.

16.30      Centre of Main Interests

Its Centre of Main Interests is the place in which its registered office is situated or, if different, another place in the country in which its registered office is situated, or England.

16.31      Merger Documents

The Merger Documents contain all the material terms and conditions of the Merger and are in full force and effect and there have been no amendments, variations or waivers to the Merger Documents (in whole or in part) other than amendments thereto or waivers thereunder (excluding any waiver of or as contemplated by Section 9.02(a) of the Merger Agreement) which are not material and adverse to the financing under this Agreement or the Senior Facilities Agreement.

16.32      Broadcasting Act 1990

Neither it nor any member of any Joint Venture Group is a “disqualified person” for the purposes of schedule 2 to the Broadcasting Act 1990 (as amended from time to time).

16.33      Telecommunications, Cable and Broadcasting Laws

(a)           To the best of its knowledge and belief, it and each member of each Joint Venture Group is in compliance in all material respects with all Telecommunications, Cable and Broadcasting Laws (but excluding, for these purposes only, breaches of Telecommunications, Cable and Broadcasting Laws which have been expressly waived by the relevant regulatory authority), in each case, where failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)           To the best of its knowledge and belief, it and each member of each Joint Venture Group is in compliance in all material respects with any conditions set by the Director General of Telecommunications or by OFCOM under section 45 of the Communications Act 2003 as are applicable to it or such member of the Joint Venture Group (as the case may be), in each case, where failure to do so could reasonably be expected to have a Material Adverse Effect.

16.34      US Patriot Act

(a)           It has no reason to believe that it or any of its Affiliates:

(i)            is a Restricted Party or controlled by a Restricted Party or has received funds or property from a Restricted Party; or

(ii)           has violated any Anti-Terrorism Law or is the subject of any action or investigation (including any relating to asset seizure, forfeiture or confiscation) under any Anti-Terrorism Law.

70

(b)           It and its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

16.35      Compliance with ERISA

(a)           Each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, save where the failure to be so compliant could not reasonably be expected to result in a Material Adverse Effect.

(b)           Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code.

(c)           Neither it nor any member of the Group nor any ERISA Affiliate has ever maintained or contributed to (or had any obligation to contribute to) any Multiemployer Plan or Plan that is subject to Title IV or Section 302 of ERISA and/or Section 412 of the Code.

(d)           All contributions required to be made with respect to a Plan have been made within the time limit therefor, save where the failure to do so would not result in a material liability.

(e)           Neither it nor any other member of the Group nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to sections 409, 502(i) or 502(l) of ERISA or section 4975 of the Code or expects to incur any such material liability under any of the foregoing sections with respect to any Plan, in each case, that could reasonably be expected to result in a Material Adverse Effect.

(f)            To the knowledge of NTL, no condition exists which presents a material risk to it or any other member of the Group or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the provisions of ERISA and the Code enumerated in paragraph (e) of this Clause 16.35, that could reasonably be expected to result in a Material Adverse Effect.

(g)           No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) that could reasonably be expected to result in a Material Adverse Effect, is pending or, to the knowledge of NTL, expected or threatened.

(h)           Each group health plan (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of any member of the Group or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and section 4980B of the Code, save where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i)            It and each other member of the Group do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(j)            Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, in the

71

case of each of the foregoing, save where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(k)           All contributions required to be made with respect to a Foreign Pension Plan maintained by it have been made within the time limit therefor, save where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

16.36      Repetition

Each Repeating Representation is deemed to be made by the party identified as making such Repeating Representation above in relation to itself, or in the case of the Ultimate Parent and the Borrower, in relation to itself and each Obligor, the Bridge Group as a whole or the Bank Group as a whole (as applicable), by reference to the facts and circumstances then existing, on the Utilisation Date and on the first day of each Interest Period.

17.          FINANCIAL INFORMATION

17.1        Financial Statements

(a)           Group Financial Information: The Ultimate Parent shall provide (or procure that the Company provides) to the Facility Agent, in sufficient copies for all the Lenders, the following financial information relating to the Group:

(i)            as soon as the same become available, but in any event within 120 days after the end of each of the Ultimate Parent’s financial years, the consolidated financial statements for such financial year in respect of the Group, audited by a firm of auditors meeting the requirements of Clause 19.17 (Change in Auditors), and accompanied by the related auditor’s report; and

(ii)           as soon as they become available but in any event within 45 days after the end of each Financial Quarter, the unaudited consolidated quarterly financial statements of the Group commencing with the first complete Financial Quarter arising after the Merger Closing Date (other than, for so long as the Ultimate Parent remains a reporting company under the rules of the SEC, the last Financial Quarter in each of the Ultimate Parent’s financial years) together with, commencing with the Financial Quarter ended 30 June 2006, a commentary consistent with disclosure in the nature of a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in relation to the financial condition and results of operations of the Group.

In relation to the financial information of the Group only, the above requirements may be satisfied by the provision, within the specified time periods, of copies of reports for the Group already filed with the SEC for the relevant period (it being acknowledged that the SEC does not as at the date hereof require the filing of quarterly financial statements for the fourth Financial Quarter of any financial year).

(b)           Company and Bank Group Financial Information: Subject to Clause 17.2 (Provisions relating to the Bank Group Financial Information), the Ultimate Parent shall provide (or procure that the Company provides) to the Facility Agent, in sufficient copies for all the Lenders, the following financial information relating to the Company or the Bank Group, as the case may be:

72

(i)            as soon as they become available but in any event within 120 days after the end of each of the Company’s financial years, the audited consolidated financial statements for such financial year for the Company;

(ii)           as soon as they become available but in any event within 120 days after the end of each of the Company’s financial years, the unaudited pro forma balance sheet, statement of cash flows and statement of operations for such financial year in respect of the Bank Group substantially in the form set out in Schedule 11 (Pro Forma Bank Group Financial Statements) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably), together with a commentary from the management in relation to the key drivers for the financial performance of the Bank Group for such financial year; and

(iii)         as soon as they become available but in any event within 50 days (90 days for the Financial Quarter ended 31 March 2006) after the end of each of the first three Financial Quarters of each financial year (and within 120 days after the end of the last Financial Quarter), the unaudited pro forma balance sheet, statement of cash flows and statement of operations for such Financial Quarter in respect of the Bank Group substantially in the form set out in Schedule 11 (Pro Forma Bank Group Financial Statements) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably).

(c)           Borrower Financial Information:  The Borrower shall provide, to the extent such information is required by any Lender to enable it to comply with any law, regulation or other requirement of any central bank or other fiscal, monetary or other authority, promptly following request by such Lender, the Borrower’s most recent annual audited financial statements to the extent the same are in final form.

17.2        Provisions relating to Bank Group Financial Information

(a)           The financial information of the Bank Group delivered pursuant to paragraphs (b)(ii) and (b)(iii) of Clause 17.1 (Financial Statements) shall be prepared in good faith using the same methodologies applied in preparing the audited consolidated financial statements of the Ultimate Parent delivered to the Facility Agent pursuant to sub-paragraph (a)(i) of Clause 17.1 (Financial Statements).

(b)           To the extent possible, all financial data used in preparing the financial information of the Bank Group will be derived from:

(i)            in the case of financial information in respect of a full financial year of the Bank Group, the balance sheet, statement of cash flows, statement of operations and notes to the audited consolidated financial statements of the Ultimate Parent in respect of that financial year, including without limitation, revenue (broken down by “Business”, “Consumer” and “Content”); and

(ii)           in respect of financial information in respect of any Financial Quarter of any financial year of the Bank Group, from the balance sheet, statement of cash flows, statement of operations and notes to the unaudited consolidated quarterly financial statements of the Ultimate Parent for the corresponding Financial Quarter, including, without limitation, revenue (broken down by “Business Consumer” and “Content”),

73

provided that in the event that it shall not be possible to apply the financial data used in the financial statements or management accounts of the Ultimate Parent, as the case may be, such financial information will be determined in good faith based on allocation methodologies approved by the Board of Directors of the Company.

(c)           For any period prior to 31 March 2007, Bank Group Consolidated Revenue shall represent the combination of revenue of the Ultimate Parent and NTL (without duplication) and following the consummation of the Baseball Acquisition, for any period ending on a date prior to the first anniversary of the Baseball Effective Date, Bank Consolidated Revenue shall represent the combination of the Ultimate Parent, NTL and Baseball (without duplication), in each case, for the relevant period.

(d)           Financial statements for the Bank Group shall reflect, for any period prior to 31 March 2007 and/or the Baseball Effective Date, the combination of the historical statements of the Ultimate Parent and NTL and Baseball (as the case may be) (without duplication) giving effect to the Merger and/or the Baseball Acquisition (as the case may be) as if the Merger and/or the Baseball Acquisition (as the case may be) had occurred as of the beginning of the relevant period and reflecting such adjustments to give effect to the Merger and/or the Baseball Acquisition (as the case may be) including elimination of balance sheet and other adjustments of the Merger and/or the Baseball Acquisition (as the case may be).  Such combination of historical statements will be carried out by the Company in good faith and having regard to publicly available financial information of the NTL Group, Telewest Group and/or the Baseball Group prior to the Merger or the Baseball Acquisition (as the case may be).

17.3        Budget

In respect of each financial year, as soon as the same becomes available and in any event by no later than 30 days after the beginning of each financial year of the Bank Group (other than in respect of the financial year ended 31 December 2006), the Ultimate Parent shall deliver (or procure that the Company delivers) to the Facility Agent, in sufficient copies for the Lenders, the annual operating budget, which as regards paragraphs (b) and (c) below shall be in the format set out in Schedule 12 (Pro Forma Budget Information) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably) and prepared by reference to each Financial Quarter in respect of such financial year of the Bank Group.  The annual operating budget shall be prepared in a form consistent with past practice of the Company and shall include:

(a)           forecasts of any projected material Disposals (including timing and anticipated Net Proceeds thereof) on a consolidated basis for the Bank Group;

(b)           projected annual statements of operations (including projected revenue and operating costs) on a consolidated basis for the Bank Group in the format set out in Schedule 12 (Pro Forma Budget Information) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably);

(c)           projected estimated pro forma balance sheets and estimated pro forma statements of cash flows on a consolidated basis for the Bank Group in the format set out in Schedule 12 (Pro Forma Budget Information) or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably);

(d)           projected capital expenditure to be included for each Financial Quarter of such financial year on a consolidated basis for the Bank Group;

74

(e)           projected ratios in respect of each of the financial covenants set out in Clause 18.2 (Ratios) for each Financial Quarter in such financial year; and

(f)            a commentary from the management in relation to the key drivers for the Bank Group for such financial year.

The Company shall provide the Facility Agent with any details of material changes in the projections set out in any Budget delivered under this Clause 17.3 as soon as reasonably practicable after it becomes aware of any such change.

17.4        Other Information

The Ultimate Parent shall and shall procure that the Company and each of the Obligors shall from time to time on the request of the Facility Agent:

(a)           provide the Facility Agent with such information about the business and financial condition of the Bank Group or the Bridge Group, or any member of the Bank Group or the Bridge Group, (including such member’s business) as the Facility Agent may reasonably require, provided that the Ultimate Parent shall not be under any obligation to provide, or procure the providing of, any information the supply of which would be contrary to any confidentiality obligation binding on any member of the Bank Group or the Bridge Group, or where the supply of such information could prejudice the retention of legal privilege in such information and provided further that no Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group or the Bridge Group, shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group; and

(b)           provide all then existing information about the business and financial condition of the Bank Group or the Bridge Group, or any member of the Bank Group or Bridge Group, (including such member’s business) as Standard & Poor’s or Moody’s may reasonably require and extend all reasonable co-operation for the purpose of determining or assessing the credit ratings (if any) assigned to the Senior Facilities, the Facility, the Existing High Yield Notes, any High Yield Refinancing or the New High Yield Notes, and the Ultimate Parent shall use all reasonable efforts to meet with representatives of Standard & Poor’s and Moody’s no less frequently than once in each calendar year.

17.5        Compliance Certificates

The Ultimate Parent shall ensure that each set of financial information delivered by it pursuant to sub-paragraphs (a), (b)(ii) and (b)(iii) of Clause 17.1 (Financial Statements) is accompanied by a Compliance Certificate signed by two authorised signatories of the Ultimate Parent (at least one of whom shall be a Financial Officer) which:

(a)           where the relevant financial statements being delivered relate to a period ending on a Quarter Date in respect of which the financial covenants are required to be tested in accordance with paragraphs (d) and (e) of Clause 18.2 (Ratios):

(i)            confirms compliance (or detailing any non-compliance) with the relevant financial covenants set out in Clause 18 (Financial Condition) and showing figures representing the actual financial ratios then in effect;

75

(ii)           attaches a working paper (the “Attached Working Paper”) setting out the calculations showing compliance with the financial covenants set out in Clause 18 (Financial Condition) and the information from which such calculations are derived (including the calculations for the components of such covenants defined in Clause 18.1 (Financial Definitions) on a line by line basis); and

(iii)         confirms that the information contained in the Attached Working Paper has been prepared on the basis of the same information and methodology used to prepare the appropriate financial information,

(b)           in relation to a Compliance Certificate delivered with the Bank Group’s annual financial information only, confirms the Bank Group Consolidated Revenues for the financial year ended on that Quarter Date; and

(c)           in the case of each Compliance Certificate delivered pursuant to this Clause 17.5, confirms the absence of any Default.

in each case, as at the end of such financial year or Financial Quarter to which such financial information relates.

17.6        Access

If:

(a)           an Event of Default has occurred, but only while such Event of Default is continuing, (provided that with respect to an Event of Default relating to a breach of any covenant in Clause 18 (Financial Condition), such Event of Default shall be deemed to be continuing until such time that the Ultimate Parent has delivered a Compliance Certificate pursuant to Clause 17.5 (Compliance Certificates) demonstrating compliance with each of the covenants set out in Clause 18 (Financial Condition)); or

(b)           in the reasonable opinion of an Instructing Group, a breach of any covenant in Clause 18 (Financial Condition) is reasonably likely to occur,

in each such circumstance, at the Obligors’ expense (in the case of sub-paragraph (a)) and at the Lenders’ expense (in the case of sub-paragraph (b)), but without causing any undue interruption to the normal business operations of any member of the Bank Group:

(i)            the Facility Agent shall be entitled to call for an independent audit and investigation which is reasonable in scope and degree having regard to the nature of the Event of Default or suspected breach (as the case may be) or the financial position of the Bank Group; and

(ii)           the Facility Agent, any Finance Party, or representative of the Facility Agent or such Finance Party (an “Inspecting Party”) shall be entitled to have access, together with its accountants or other professional advisers, during normal business hours, to inspect or observe such part of the Group Business as is owned or operated by any Senior Facilities Obligor or any member of the Bank Group, and to have access to books, records, accounts, documents, computer programmes, data or other information in the possession of or available to such Senior Facilities Obligor or member of the Bank Group and to take such copies as may be considered appropriate by such Inspecting Party, provided that no

76

Obligor shall (and the Ultimate Parent shall not be obliged to procure that any member of the Bank Group shall) be under any obligation to allow any person to have access to any books, records, accounts, documents, computer programmes, data or other information or to take copies thereof where to do so would breach any confidentiality obligation binding on any member of the Group or would prejudice the retention of legal privilege to which such Senior Facilities Obligor or member of the Group is then entitled in respect of such books, records, accounts, documents, computer programmes, data or other information and provided further that no Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group.

17.7        Change in Accounting Practices

The Ultimate Parent shall ensure that each set of financial information delivered to the Facility Agent pursuant to paragraphs (a) and (b) of Clause 17.1 (Financial Statements) is prepared using accounting policies, practices and procedures consistent with that applied in the preparation of NTL’s Original Financial Statements, unless in relation to any such set of financial information, the Ultimate Parent elects to notify the Facility Agent that there have been one or more changes in any such accounting policies, practices or procedures (including, without limitation, any change in the basis upon which costs are capitalised) and:

(a)           in respect of any change in the basis upon which the information required to be delivered pursuant to sub-paragraphs (a)(i) or (a)(ii) of Clause 17.1 (Financial Statements) is prepared, the Ultimate Parent provides:

(i)            a description of the changes and the adjustments which would be required to be made to that financial information in order to cause them to reflect the accounting policies, practices or procedures upon which such Original Financial Statements were prepared; and

(ii)           sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Lenders to make an accurate comparison between the financial positions indicated by that financial information and by such Original Financial Statements, and any reference in this Agreement to that financial information shall be construed as a reference to that financial information as adjusted to reflect the basis upon which the Original Financial Statements were prepared; or

(b)           the Ultimate Parent notifies the Facility Agent that it is not longer practicable to test compliance with the financial covenants set out in Clause 18 (Financial Condition) against the financial information required to be delivered pursuant to this Clause 17 or that it wishes to cease preparing the additional information required by sub-paragraph (a) above, in which case:

(i)            the Facility Agent and the Ultimate Parent shall enter into negotiations with a view to agreeing alternative financial covenants to replace those contained in Clause 18 (Financial Condition) in order to maintain a consistent basis for such financial covenants (and for approval by an Instructing Group); and

77

(ii)           if the Facility Agent and the Ultimate Parent agree alternative financial covenants to replace those contained in Clause 18 (Financial Condition) which are acceptable to an Instructing Group, such alternative financial covenants shall be binding on all parties hereto; and

(iii)         if, after three months following the date of the notice given to the Facility Agent pursuant to this sub-paragraph (b), the Facility Agent and the Ultimate Parent cannot agree alternative financial covenants which are acceptable to an Instructing Group, the Facility Agent shall refer the matter to any of the Permitted Auditors as may be agreed between the Ultimate Parent and the Facility Agent for determination of the adjustments required to be made to such financial information or the calculation of such ratios to take account of such change, such determination to be binding on the parties hereto, provided that pending such determination (but not thereafter) the Ultimate Parent shall continue to prepare financial information and calculate such covenants in accordance with paragraph (a) above.

17.8        Notifications

The Ultimate Parent shall furnish or procure that there shall be furnished to the Facility Agent in sufficient copies for each of the Lenders:

(a)           as soon as reasonably practicable, documents required to be despatched by the Ultimate Parent to its shareholders generally (or any class of them) in their capacity as such and all documents relating to the financial obligations of any Obligor or any Senior Facilities Obligor despatched by or on behalf of any Obligor or any Senior Facilities Obligor to its creditors generally (in their capacity as creditors) it being agreed that to the extent such information is filed with the SEC, such filing will satisfy the Ultimate Parent’s obligations with regard to the provision of such information;

(b)           as soon as reasonably practicable after the same are instituted or, to its knowledge, threatened, details of any litigation, arbitration or administrative proceedings involving any member of the Bridge Group or any member of the Bank Group which, is reasonably likely to be adversely determined and if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(c)           written details of any Default promptly upon becoming aware of the same, and of all remedial steps being taken and proposed to be taken in respect of that Default.

18.          FINANCIAL CONDITION

18.1        Financial Definitions

In this Agreement the following terms have the following meanings:

“Bank Group Cash Flow” means, in respect of any period, Consolidated Operating Cashflow for that period (excluding for this purpose all Permitted Joint Venture Proceeds for such period and/or Permitted Joint Venture Net Operating Cash Flow for such period included in Consolidated Operating Cashflow pursuant to paragraph (d) of the definition thereof) after:

(a)           adding back:

78

(i)            any decrease in the amount of Working Capital at the end of such period compared against the Working Capital at the start of such period;

(ii)           all cash extraordinary or non-recurring gains during that period to the extent not included in Consolidated Operating Cashflow;

(iii)         any amount received in cash in that period by members of the Bank Group in respect of income and related taxes; and

(iv)          all Permitted Joint Venture Proceeds received for such period.

(b)           deducting:

(i)            the actual capital expenditure of members of the Bank Group during such period;

(ii)           any increase in the amount of Working Capital at the end of such period compared against the Working Capital at the start of that period;

(iii)         any amount paid in cash in that period by any member of the Bank Group in respect of income and related taxes;

(iv)          all cash extraordinary or non-recurring losses during that period to the extent not included in Consolidated Operating Cashflow; and

(v)            any amount paid in cash in that period in respect of dividends, distributions, loans, investments or other similar payments made or paid during such period by any member of the Bank Group to any person who is not a member of the Bank Group and any cash charges falling under sub-paragraph (a)(ix) of “Consolidated Operating Cashflow” which have been added back for the purposes of calculating such definition, provided that in no event shall amounts constituting Consolidated Debt Service be deducted from Bank Group Cash Flow, and no amount shall be included or excluded more than once.

“Cash” means at any time:

(a)           all Cash Equivalent Investments; and

(b)           cash (in cleared balances) denominated in Sterling (or any other currency freely convertible into Sterling) and credited to an account in the name of a member of the Bank Group with an Eligible Deposit Bank and to which such a member of the Bank Group is alone beneficially entitled and for so long as:

(i)            such cash is repayable on demand (including any cash held on time deposit which is capable of being broken and the balance received on same day notice provided that any such cash shall only be taken into account net of any penalties or costs which would be incurred in breaking the relevant time deposit) and repayment of such cash is not contingent on the prior discharge of any other indebtedness of any member of the Bank Group or of any other person whatsoever or on the satisfaction of any other condition; or

(ii)           such cash has been deposited with an Eligible Deposit Bank as security for any performance bond, guarantee, standby letter of credit or similar facility the contingent

79

liabilities relating to such having been included in the calculation of Consolidated Total Debt.

“Consolidated Debt Service” means, in respect of any period, the aggregate of:

(a)           the Consolidated Total Net Cash Interest Payable in respect of such period; and

(b)           save to the extent immediately reborrowed, the aggregate of all scheduled payments (excluding any voluntary and mandatory prepayments) made in such period of principal, capital or nominal amounts in respect of Consolidated Total Debt.

“Consolidated Net Debt” means, at any time, the Consolidated Total Debt at such time less Cash, in cleared balances at such time, credited to any account in the name of a member of the Bank Group subject to a maximum aggregate Cash amount of £200,000,000 (or its equivalent in other currencies).

“Consolidated Net Income” means for any period, with respect to any person, net income (or loss) after taxes for such period of such person (calculated on a consolidated basis, if it has Subsidiaries) determined in accordance with GAAP.

“Consolidated Operating Cashflow” means, in respect of any period:

(a)           Consolidated Net Income of the Bank Group for such period, in accordance with GAAP as then in effect adding back (or deducting as the case may be) (only to the extent used in arriving at net income or loss of the Bank Group):

(i)            non-cash gains or losses, whether extraordinary, recurring or otherwise (excluding however any non-cash charge to the extent that it represents amortisation of a prepaid expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), and including without limitation non-cash expenses for compensation relating to the granting of options and restricted stock, sale of stock and similar arrangements;

(ii)           income tax expense or benefit;

(iii)         foreign currency transaction gains and losses and foreign currency translation differences;

(iv)          other non-operating gains and losses, including the costs of, and accounting for, financial instruments and gains and losses on disposals of fixed assets;

(v)            share of income or losses from equity investments and minority interests;

(vi)          interest expense and interest income including, without limitation, amortisation of debt issuance cost and debt discount;

(vii)         depreciation and amortisation;

(viii)        extraordinary items;

(ix)          at the election of the Company, cash charges resulting from any third party professional, advisory, legal and accounting fees and out-of-pocket expenses reasonably incurred in connection with the Merger, the Baseball Scheme, an acquisition or investment, any financing (in any such case, whether completed or not) provided that the aggregate

80

amount added back in respect of such fees and expenses shall not at any time exceed £25 million;

(x)           restructuring charges determined in accordance with FAS 146 in an amount of up to £50 million for the financial year during which the Merger Closing Date occurs (or £60 million in the event that the Baseball Acquisition also occurs during such financial year (other than pursuant to a Stand Alone Baseball Financing)) (“Year 1”) and up to £50 million in the following financial year (or £60 million in the event that the Baseball Acquisition has occurred during such financial year or during Year 1 (in either case, other than pursuant to a Stand Alone Baseball Financing)) (“Year 2”) provided that any unutilised amounts from Year 1 may be carried forward to Year 2 and any unutilised amounts from Year 2 (including, for the avoidance of doubt, any amounts rolled over from Year 1) may be carried forward and added back to Consolidated Operating Cashflow in the period from the end of Year 2 to the third anniversary of the Merger Closing Date; and

(xi)          cumulative changes in GAAP from and including the accounting principles applied in the preparation of the Original Financial Statements,

minus

(b)           the Excluded Group Operating Cashflow for that period (to the extent included in the calculation of paragraph (a) above);

(c)           to the extent included in Consolidated Net Income for such period and not otherwise deducted pursuant to paragraph (a) above:

(i)            that portion of the share of profit or loss from Permitted Joint Ventures; and

(ii)           the aggregate amount of all interest income and/or dividends received during such period from one or more of the Permitted Joint Ventures;

plus

(d)           the lower of (i) the aggregate Permitted Joint Venture Proceeds actually received by the Bank Group during such period and (ii) the aggregate of the proportionate interests of each member of the Bank Group in any Permitted Joint Venture Net Operating Cash Flow for such period.

“Consolidated Total Debt” means, at any time (without double counting):

(a)           the aggregate principal, capital or nominal amounts (including any Interest capitalised as principal) of Financial Indebtedness of any member of the Bank Group (including, without limitation, Financial Indebtedness arising under or pursuant to the Finance Documents); plus

(b)           the aggregate principal, capital or nominal amounts (including any Interest capitalised as principal) of Financial Indebtedness of any member of the Group to the extent it is Non-Bank Group Serviceable Debt;

excluding any Financial Indebtedness of any member of the Group to another member of the Group or under any Subordinated Funding, to the extent not prohibited under this Agreement and excluding any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of interest rate hedging arrangements since the original date on which such interest rate hedging arrangements were consummated.

81

“Consolidated Total Net Cash Interest Payable” means, in respect of any period, the aggregate amount of the Interest which has accrued on the Consolidated Total Debt during such period (but excluding for the avoidance of doubt any fees payable in or amortised during such period) but deducting any Interest actually received in cash by any member of the Bank Group,

“Current Assets” means the aggregate of trade and other receivables (net of allowances for doubtful debts), prepayments and all other current assets of the Bank Group (which until such time as balance sheets are prepared for the Bank Group shall be allocated from the relevant consolidated financial statements of the Group to the Bank Group by the board of directors of the Company acting in good faith) maturing within twelve months from the date of computation, as required to be accounted for as current assets under GAAP but excluding cash and Cash Equivalent Investments and excluding the impact of Hedging Agreements.

“Current Liabilities” means the aggregate of all liabilities (including accounts payable, accruals and provisions) of the Bank Group (which until such time as balance sheets are prepared for the Bank Group shall be allocated to the Bank Group from the relevant consolidated financial statements of the Group by the board of directors of the Company acting in good faith) falling due within twelve months from the date of computation and required to be accounted for as current liabilities under GAAP but excluding Financial Indebtedness of the Bank Group falling due within such period and any interest on such Financial Indebtedness due in such period and excluding the impact of Hedging Agreements.

“Eligible Deposit Bank” means any bank or financial institution which has a short term rating of at least A1 granted by Standard & Poor’s or P1 granted by Moody’s.

“Excluded Group Operating Cashflow” means, in respect of any period, that proportion of Consolidated Net Income which is attributable to the Excluded Group for that period adding back (or deducting as the case may be) (to the extent used in arriving at net profit or loss of the Excluded Group):

(a)           non-cash gains or losses, whether extraordinary, recurring or otherwise (excluding however any non-cash charge to the extent that it represents amortisation of a prepaid expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), and including without limitation non-cash expenses for compensation relating to the granting of options and restricted stock, sale of stock and similar arrangements;

(b)           income tax expense or benefit;

(c)           foreign currency transaction gains and losses and foreign currency translation differences;

(d)           other non-operating gains and losses, including the costs of, and accounting for, financial instruments and gains and losses on disposals of fixed assets;

(e)           share of income or losses from equity investments and minority interests;

(f)            interest expense and interest income including, without limitation, amortisation of debt issuance cost and debt discount;

(g)           depreciation and amortisation;

(h)           extraordinary items;

(i)            restructuring charges determined in accordance with FAS 146; and

82

(j)            cumulative changes in GAAP from the Original Execution Date.

“Financial Quarter” means the period commencing on the day immediately following any Quarter Date in each year, and ending on the next succeeding Quarter Date.

“Interest” means:

(a)           interest and amounts in the nature of interest accrued in respect of any Financial Indebtedness (including without limitation, in respect of obligations under finance or capital leases or hire purchase payments);

(b)           discounts suffered and repayment premiums payable in respect of Financial Indebtedness, in each case to the extent applicable GAAP requires that such discounts and premiums be treated as or in like manner to interest;

(c)           discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness (including all fees payable in connection with any Documentary Credit, any other letters of credit or guarantees and any Ancillary Facility);

(d)           any other costs, expenses and deductions of the like effect and any net payment (or, if appropriate in the context, receipt) under any Hedging Agreement or like instrument, taking into account any premiums payable for the same, and the interest element of any net payment under any Hedging Agreement; and

(e)           commitment and non-utilisation fees (including, without limitation, those payable under this Agreement) but excluding agent’s fees, front-end, management, arrangement and participation fees and repayment premiums with respect to any Financial Indebtedness (including, without limitation, all those payable under the Senior Facilities Finance Documents).

“Permitted Joint Venture Net Operating Cash Flow” means the aggregate of the proportionate interests of each member of the Group in any Permitted Joint Venture of such Joint Venture’s Consolidated Net Income for such period adding back (or deducting as the case may be) (only to the extent used in arriving at consolidated net income or loss of such Joint Venture):

(a)           non-cash gains or losses, whether extraordinary, recurring or otherwise (excluding however any non-cash charge to the extent that it represents amortisation of a prepaid expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), and including without limitation non-cash expenses for compensation relating to the granting of options and restricted stock, sale of stock and similar arrangements;

(b)           income tax expense or benefit;

(c)           foreign currency transaction gains and losses and foreign currency translation differences;

(d)           other non-operating gains and losses, including the costs of, and accounting for, financial instruments and gains and losses on disposals of fixed assets;

(e)           share of income or losses from equity investments and minority interests;

(f)            interest expense and interest income including, without limitation, amortisation of debt issuance cost and debt discount;

(g)           depreciation and amortisation;

83

(h)           extraordinary items;

(i)            restructuring charges determined in accordance with FAS 146; and

(j)            cumulative changes in GAAP from the date of the Senior Facilities Agreement.

“Permitted Joint Venture Proceeds” means the cash proceeds of all payments of interest and principal received under Financial Indebtedness and of all dividends, distributions or other payments (including management fees) made by any Permitted Joint Venture to any member of the Bank Group.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in each financial year of the Company.

“Working Capital” means on any date Current Assets less Current Liabilities.

18.2        Ratios

With effect from (and including) the end of the third full Financial Quarter after the Merger Closing Date, the financial condition of the Group or the Bank Group, as the case may be, as evidenced by the financial information provided pursuant to paragraphs (a) and (b) of Clause 17.1 (Financial Statements) and the Attached Working Paper referred to in Clause 17.5 (Compliance Certificates) shall be such that:

(a)           Leverage Ratio: Consolidated Net Debt to Consolidated Operating Cashflow

Subject to paragraph (e) below, Consolidated Net Debt as at any Quarter Date specified in the table in paragraph (d) of this Clause 18.2, shall not be more than X times Consolidated Operating Cashflow calculated on a rolling twelve month basis ending on such Quarter Date, where X has the value indicated for such Quarter Date in such table.

(b)           Interest Coverage Ratio: Consolidated Operating Cashflow to Consolidated Total Net Cash Interest Payable

Subject to paragraph (e) below, Consolidated Operating Cashflow calculated on a rolling twelve month basis ending on any Quarter Date specified in the table in paragraph (d) of this Clause 18.2, shall not be less than Y times Consolidated Total Net Cash Interest Payable calculated on a rolling twelve month basis, where Y has the value indicated for such period in such table, provided that (to the extent applicable) in the case of the test falling on 31 December 2006:

(i)            Consolidated Operating Cashflow shall be calculated in accordance with the principles specified in paragraph (d) of Clause 17.2 (Provisions Relating to Bank Group Financial Information); and

(ii)           Consolidated Total Net Cash Interest Payable shall be calculated by annualising (on the basis of the actual number of days in such period and a 365 day year) the Consolidated Total Net Cash Interest Payable for the period commencing on the Merger Closing Date and ending on 31 December 2006.

(c)           Debt Service Coverage Ratio: Bank Group Cash Flow to Consolidated Debt Service

Subject to paragraph (e) below, Bank Group Cash Flow calculated for each rolling twelve month period ending on each Quarter Date specified in the table in paragraph (d) of this Clause 18.2, shall not be less

84

than Z times Consolidated Debt Service for such period where Z has the value indicated for such period in such table provided that (to the extent applicable) in the case of the test falling on 31 December 2006:

(i)            Bank Group Cash Flow shall be calculated in accordance with the principles specified in paragraph (d) of Clause 17.2 (Provisions Relating to Bank Group Financial Information); and

(ii)           Consolidated Debt Service shall be calculated by annualising (on the basis of the actual number of days in such period and a 365 day year) the Consolidated Debt Service for the period commencing on the Merger Closing Date and ending on 31 December 2006.

(d)           Ratio Table

This is the table referred to in paragraphs (a) to (c) above.

	Leverage Ratio	Interest Coverage Ratio	Debt Service Coverage Ratio
Quarter Date	X	Y	Z

31 December 2006	6.05 : 1	2.10 : 1	1 : 1

31 March 2007	5.85 : 1	2.15 : 1	1 : 1

(e)           If any Compliance Certificate delivered pursuant to Clause 17.5 (Compliance Certificates) demonstrates that the ratio of Consolidated Net Debt to Consolidated Operating Cashflow in respect of the relevant Quarter Date for which such Compliance Certificate was delivered was 4.25:1 or lower, the covenants which are required to be tested pursuant to paragraphs (a), (b) and (c) above shall thereafter, and for so long as the ratio of Consolidated Net Debt to Consolidated Operating Cashflow as at each subsequent Quarter Date remains at 4.25:1 or lower, be tested on each alternative Quarter Date shown on the table in paragraph (d) above.  In the event that any Compliance Certificate delivered pursuant to Clause 17.5 (Compliance Certificates) demonstrates that the ratio of Consolidated Net Debt to Consolidated Operating Cashflow in respect of any Quarter Date for which such Compliance Certificate was delivered exceeds 4.25:1, the covenants which are required to be tested pursuant to paragraphs (a), (b) and (c) above shall thereafter, and for so long as the ratio of Consolidated Net Debt to Consolidated Operating Cashflow as at each subsequent Quarter Date exceeds 4.25:1 be tested, in accordance with paragraphs (a), (b) and (c) above, on each subsequent Quarter Date.

18.3        Equity Cure Right

(a)           Subject to paragraph (b) below, if any Compliance Certificate delivered by the Ultimate Parent demonstrated that the Bank Group is in breach of any of the financial covenants set out in paragraphs (a), (b) or (c) of Clause 18.2 (Ratios) as at the relevant Quarter Date to which such Compliance Certificate relates, then the Ultimate Parent may, at its option, within 5 Business Days of delivery of such Compliance Certificate and without prejudice to the rights of the Lenders under Clause 22 (Events of Default), cure such breach (an “Equity Cure Right”) by procuring that the proceeds of any New Equity be contributed into the Bank Group and either:

85

(i)            applied towards the prepayment of the Term Facilities (under and as defined in the Senior Facilities Agreement); or

(ii)           added back to the calculation of Consolidated Operating Cashflow,

in each case, in an amount which, if such test(s) were to be recalculated as at such Quarter Date but giving effect to such application or add-back, such test(s) would have been satisfied.

(b)           The Equity Cure Right shall be subject to the following conditions:

(i)            subject to sub-paragraph (ii) below, such Equity Cure Right may not be used on more than three occasions over the life of the Facility;

(ii)           in the case of an add-back to the calculation of Consolidated Operating Cashflow, such Equity Cure Right may only be used on one occasion over the life of the Facility, and in an amount not exceeding £100 million;

(iii)         in the case of an add-back to the calculation of Consolidated Operating Cashflow, such add-back may not be rolled forward or otherwise taken into account on any subsequent Quarter Date on which such financial covenants are to be tested; and

(iv)          such Equity Cure Right may not be used for any two consecutive Quarter Dates.

(c)           Any proceeds of New Equity which are contributed into the Bank Group for the purposes specified above, shall thereafter be retained within the Bank Group.

18.4        Currency Calculations

Where any financial information with reference to which any of the covenants in Clause 18.2 (Ratios) are tested states amounts in a currency other than Sterling such amounts shall, for the purposes of testing such covenants be converted from such currency into Sterling at the rate used in such financial information for the purpose of converting such amounts from Sterling into the currency in which they are stated in such financial information or where no such rate is stated in such financial information at an appropriate rate selected by the Ultimate Parent, acting reasonably.

18.5        Pro Forma Calculations

For the purposes of testing compliance with the financial covenants set out in Clause 18.2 (Ratios), the calculation of such ratios shall be made on a pro forma basis giving effect to all material acquisitions and disposals made by the Bank Group during the relevant period of calculation based on historical financial results of the items being acquired or disposed of.

19.          POSITIVE UNDERTAKINGS

19.1        Application of Initial Loans

The Borrower shall ensure that the proceeds of each Initial Loan made under this Agreement are applied exclusively for the purposes specified in Clause 2.2 (Purpose).

86

19.2        Financial Assistance and Fraudulent Conveyance

Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) ensure that its execution of the Finance Documents to which it is a party and the performance of its obligations thereunder does not contravene any applicable local laws and regulations concerning fraudulent conveyance, financial assistance by a company for the acquisition of or subscription for its own shares or the shares of its parent or any other company or concerning the protection of shareholders’ capital.

19.3        Necessary Authorisations

Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall):

(a)           obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)           promptly upon request of the Facility Agent, supply certified copies to the Facility Agent of any such Necessary Authorisations so requested.

19.4        Compliance with Applicable Laws

Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) comply with all applicable laws to which it is subject in respect of the conduct of its business and the ownership of its assets (including, without limitation, all Statutory Requirements), in each case, where a failure so to comply could reasonably be expected to have a Material Adverse Effect.

19.5        Insurance

(a)           Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) effect and maintain insurances on and in relation to its business and assets against such risks and to such extent as is necessary or usual for prudent companies carrying on a business such as that carried on by such Obligor, member of the Bridge Group or member of the Bank Group with either a Captive Insurance Company or a reputable underwriter or insurance company except to the extent disclosed in the Group’s public disclosure documents or to the extent that the failure to so insure could not reasonably be expected to have a Material Adverse Effect.

(b)           the Ultimate Parent shall (upon the reasonable request of the Facility Agent) supply (or procure that the Company supplies) the Facility Agent with copies of all such insurance policies or certificates of insurance in respect thereof or (in the absence of the same) such other evidence of the existence of such policies as may be reasonably acceptable to the Facility Agent.

19.6        Intellectual Property

Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall):

87

(a)           take all necessary action to safeguard and maintain its rights, present and future, in or relating to all Intellectual Property Rights owned, used or exploited by it and which are material to the Group Business (including, without limitation, paying all applicable renewal fees, licence fees and other outgoings) save where a failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)           notify the Facility Agent promptly of any infringement or suspected infringement or any challenge to the validity of any of the present or future Intellectual Property Rights owned, used or exploited by it and which are material to the Group Business which may come to its notice and it will supply the Facility Agent with all information in its possession relating thereto if the same could reasonably be expected to have a Material Adverse Effect and take all necessary steps (including, without limitation, the institution of legal proceedings) to prevent third parties infringing such Intellectual Property Rights to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect.

19.7        Ranking of Claims

Subject to the Reservations, each Obligor shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents to which it is a party rank at least pari passu with the claims of all its unsecured, unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

19.8        Pay Taxes

Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) ensure that, at all times, there are no material claims or liabilities which are asserted against it in respect of tax, save to the extent the relevant Obligor or, in the case of any other member of the Bridge Group or any member of the Bank Group, the Ultimate Parent (as the case may be) can demonstrate that the same are being contested in good faith on the basis of appropriate professional advice and that proper reserves have been established therefor to the extent required by applicable generally accepted accounting principles.

19.9        Hedging

The Ultimate Parent shall procure that the Company or the Parent shall):

(a)           enter into and maintain hedging arrangements with Hedge Counterparties, by way of interest rate swap transaction, basis swap, forward rate transaction, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any similar derivative transaction, or any combination of the foregoing, for the purpose of limiting the Bank Group’s exposure to adverse movements in interest rates or foreign exchange in relation to the Senior Facilities and the Bridge Group’s and Bank Group’s exposure to adverse movements in interest rates or foreign exchange in relation to the Facility and the New High Yield Notes (if applicable), as follows:

(i)            interest rate hedging (or fixed rate debt, for which purposes, outstanding advances under the Facility shall be deemed to constitute fixed rate debt prior to the issuance of Exchange Notes or the issuance of the New High Yield Notes) required to ensure that interest is payable at fixed rates on not less than 66 2/3% of the combined aggregate principal amount outstanding as at the Merger Closing Date, under the Senior Facilities and the Facility (or, if applicable, the New High Yield Notes), for a period of not less

88

than 3 years from the Merger Closing Date (provided that for this purpose the principal amount of any fixed rate Existing High Yield Notes and any fixed rate New High Yield Notes shall be included in the calculation of such minimum hedging requirement); and

(ii)           currency rate hedging in respect of 100% of the aggregate principal amount of the Senior Facilities which are denominated in euros or Dollars (if applicable) for a period of not less than 3 years from the Merger Closing Date;

(iii)         currency rate hedging in respect of 100% of interest payable in euros and Dollars under the Senior Facilities (if applicable), for a period of not less than 3 years from the Merger Closing Date;

(iv)          currency rate hedging in respect of 100% of the coupon payable in euros and Dollars under the New High Yield Notes (if applicable), for a period up to the applicable first call date in respect of such New High Yield Notes, in each case within 6 months of the Merger Closing Date other than:

(1)           in the case of the hedging arrangements required to be entered into under sub-paragraph (a)(i) above, those hedging arrangements relating to the A1 Facility and the B1 Facility, which shall be required to be implemented within 6 months of the Baseball Effective Date; and

(2)           in the case of the hedging arrangements required to be entered into under sub-paragraph (a)(iv) above, those hedging arrangements relating to the New High Yield Notes, which shall be required to be implemented within 6 months of the date of issuance of such New High Yield Notes.

(b)           within 6 months of the date of any High Yield Refinancing, enter into and maintain hedging arrangements with Hedge Counterparties for the purpose of limiting the Bank Group’s exposure to adverse movements in interest rates or foreign exchange in relation to such High Yield Refinancing for the relevant remaining period specified in the Existing NTL Senior Credit Facilities Agreement to the extent that the Company would have been obliged to enter into hedging arrangements in respect of such High Yield Refinancing thereunder (in the case of a refinancing of Existing High Yield Notes) or for the relevant periods specified in sub-paragraphs (a)(i) and (a)(iv) above (in the case of a refinancing of New High Yield Notes);

(c)           ensure that the hedging arrangements required pursuant to this Clause 19.9 are Existing Hedging Agreements or are entered into in the form of Acceptable Hedging Agreements; and

(d)           as soon as reasonably practicable following request by the Facility Agent provide the Facility Agent with certified true copies of each such Hedging Agreement entered into,

provided that the Ultimate Parent shall not be in breach of this Clause 19.9 if the Company or the Parent fails to enter into the hedging arrangements required under paragraphs (a) and (b) by the relevant times specified in paragraphs (a) and (b) if during the time between the Original Execution Date and the date on which such hedging arrangements are required to be implemented:

(i)            none of the Senior Facilities Lenders or their Affiliates is willing to enter into Hedging Agreements to effect the hedging arrangements required by paragraphs (a) or (b), as the case may be; or

89

(ii)           where a Senior Facilities Lender or its Affiliate is willing to enter into such hedging arrangements, the terms of such hedging arrangements are, in the reasonable opinion of the Facility Agent and the Mandated Lead Arrangers and having regard to the creditworthiness of the Company and current market conditions, considered to be unreasonable, or where in the opinion of the Facility Agent and the Mandated Lead Arrangers, acting reasonably, such hedging arrangements would cause material adverse tax-related implications for any member of the Group.

19.10      Pension Plans

(a)           The Ultimate Parent shall use reasonable endeavours to ensure that all pension plans maintained and operated by it, any member of the Bridge Group or any member of the Bank Group, generally for the benefit of employees of any member of the Bridge Group or member of the Bank Group are maintained and operated and have been valued by an actuary appointed by the Ultimate Parent or the Company in accordance with all applicable laws from time to time and that the employer contributions are assessed and paid in all material respects in accordance with the governing provisions of such schemes and all laws applicable thereto, in each case, save to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

Without prejudice to the generality of Clause 19.10(a):

(b)           The Ultimate Parent shall ensure that, except for the NTL Pension Plan, the NTL 1999 Pension Scheme, Cablevision Pension Scheme and Workplace Technology Pension schemes (the “UK DB Schemes”), each UK Pension Scheme is, or has at any time been, a money purchase scheme as defined in s181 of the Pension Schemes Act 1993) and no member of the Group is, for the purposes of either s38 or s43 of the Pensions Act 2004, connected with or an associate of any employer of an occupational pension scheme which is not a money purchase scheme.

(c)           Each Participating Employer shall ensure that, in relation to each UK Pension Scheme, no circumstance or event occurs and no action or omission is taken which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, any Participating Employer ceasing to employ any member of such a pension scheme or, in the case of any UK DB Scheme, the issue of a Financial Support Direction or Contribution Notice to any member of the Group).

(d)           The Ultimate Parent shall promptly notify (or procure that the Company promptly notifies) the Facility Agent of any change in the rate of contributions to any UK DB Schemes, paid or recommended to be paid (whether by the scheme actuary or otherwise) or required by law or otherwise which might reasonably be expected to have a Material Adverse Effect.

(e)           Each Obligor shall immediately notify the Facility Agent of any investigation or proposed investigation by the Pensions Regulator which it has been informed may lead to the issue of a Financial Support Direction or a Contribution Notice to it, any member of the Bridge Group or any member of the Bank Group.

(f)            Each Obligor shall immediately notify the Facility Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

90

19.11      Environmental Matters

(a)           Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall):

(i)            comply with all Environmental Laws to which it is subject;

(ii)           obtain all Environmental Licences required or desirable in connection with the business it carries on; and

(iii)         comply with the terms of all such Environmental Licences,

in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)           Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) promptly notify the Facility Agent of any Environmental Claim (to the best of such Obligor’s, such member of the Bridge Group’s or member of the Bank Group’s knowledge and belief) pending or threatened against it which, if substantiated, could reasonably be expected to have a Material Adverse Effect.

(c)           No Obligor shall (and the Ultimate Parent shall procure that no member of the Bridge Group or member of the Bank Group shall) permit or allow to occur any discharge, release, leak, migration or other escape of any Hazardous Substance into the Environment on, under or from any property owned, leased, occupied or controlled by it, where such discharge, release, leak, migration or escape could reasonably be expected to have a Material Adverse Effect.

19.12      Further Assurance

(a)           Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) at its own expense, promptly take all such reasonable action as the Facility Agent or the Security Trustee may require for the purpose of complying with the provisions of paragraphs (b) and (c) below and for the registration or filing of any Security Documents delivered pursuant thereto with all appropriate authorities to the extent necessary for the purposes of perfecting any Security created thereunder.

(b)           The Ultimate Parent shall:

(i)            procure that each member of the Group which is a Senior B Guarantor at the date of this Agreement accedes to this Agreement as an Original Guarantor and delivers to the Security Trustee one or more Security Documents granting security in favour of the Finance Parties over those of its assets over which Senior Facilities Security has been granted; and

(ii)           procure that each member of the Group which becomes a Senior B Guarantor after the date of this Agreement shall (i) concurrently become a party to this Agreement as a Guarantor in accordance with Clause 21.1 (Acceding Guarantors) and (ii) on such date deliver to the Security Trustee one or more Security Documents granting security over those of its assets over which Senior Facilities Security has (or is) being granted.

Each Security Document delivered pursuant to the this paragraph (b) shall either (A) constitute the same security documents as the Senior Facilities Security Documents delivered to the Security Trustee by such

91

Obligor in its capacity as a Senior Facilities Obligor or (B) contain terms and conditions substantially identical to the term and conditions of the Senior Facilities Security Documents delivered to the Security Trustee by such Obligor in its capacity as a Senior Facilities Obligor, with such amendments as are necessary to provide that Security in respect of the Facility shall be second-ranking behind the Senior Facilities Security.

(c)           The Ultimate Parent shall procure that any member of the Group which is, or becomes, a guarantor in respect of the Existing High Yield Notes on, or after, the date of this Agreement shall on the date of this Agreement or, if later, the date that it becomes a guarantor in respect of the Existing High Yield Notes, become a Guarantor in accordance with Clause 21.2 (Acceding Guarantors).

(d)           In relation to any provision of this Agreement which requires the Obligors or any member of the Bank Group to deliver a Security Document for the purposes of granting any guarantee or Security for the benefit of the Finance Parties, the Security Trustee agrees to execute as soon as reasonably practicable, any such guarantee or Security Document which is presented to it for execution.

(e)           At any time after an Event of Default has occurred and whilst such Event of Default is continuing, each Obligor shall, at its own expense, take any and all action as the Security Trustee may deem necessary for the purposes of perfecting or otherwise protecting the Lenders’ interests in the Security constituted by the Security Documents.

19.13      Centre of Main Interests

No Obligor incorporated or otherwise existing under the laws of England & Wales shall (and the Ultimate Parent shall procure that no other member of the Bank Group incorporated or otherwise existing under the laws of England & Wales shall), without the prior written consent of an Instructing Group, cause or allow its Centre of Main Interests to change to a country other than England.

19.14      Group Structure Chart

If there is a material change or inaccuracy in the corporate structure of the Bank Group or the Bridge Group from that set out in the Group Structure Chart most recently delivered to the Facility Agent, including upon consummation of the Merger, the Ultimate Parent shall deliver or procure that there is delivered to the Facility Agent, as soon as practicable upon becoming available, an updated Group Structure Chart containing information sufficient to evidence the matters set out in paragraphs (a) to (e) of Clause 16.19 (Structure) and showing such material change or correcting such inaccuracy.

19.15      Contributions to the Bank Group

The Ultimate Parent shall procure that any monies which are at any time contributed by any member of the Group to any member of the Bank Group shall be contributed by way of Subordinated Funding, by way of an investment through capital contribution or a subscription or issuance of securities or convertible unsecured loan stock in the relevant member of the Bank Group.

19.16      “Know your client” checks

(a)           Each Obligor shall promptly upon the request of the Facility Agent or any Lender and each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself

92

or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective Transferee in order for the Facility Agent, such Lender or any prospective Transferee to carry out and be satisfied with the results of all necessary “know your client” or other applicable anti-money laundering checks in relation to the identity of any person that it is required to carry out in relation to the transactions contemplated in the Finance Documents.

(b)           The Ultimate Parent shall, by not less than 3 Business Days written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its wholly-owned Subsidiaries becomes an Acceding Guarantor pursuant to Clause 21 (Acceding Group Companies).

(c)           Following the giving of any notice pursuant to paragraph (b) above, the Ultimate Parent shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective Transferee to carry out and be satisfied with the results of all necessary “know your client” or other applicable anti-money laundering checks in relation to the identity of any person that it is required to carry out in relation to the accession of such Acceding Guarantor to this Agreement.

19.17      Change in Auditors

The Obligors shall ensure that their auditors are (and in the case of the Ultimate Parent, the Bridge Group’s and the Bank Group’s auditors are) any one of the Permitted Auditors provided that in the event of any change in such auditors (other than in connection with the Merger), the relevant Obligor (or the Ultimate Parent, in the case of any change to the Bridge Group’s or the Bank Group’s auditors) shall promptly notify the Facility Agent of such change.

19.18      Syndication

(a)           Each of the Obligors shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) co-operate with and assist the Mandated Lead Arrangers in connection with the primary syndication of the Facility in a manner consistent with normal market practice including (but not limited to) by:

(i)            providing such financial and other information relating to the Group as the Mandated Lead Arrangers, acting reasonably, may deem necessary provided that no such information shall be required to be so provided to the extent that the same would require a filing to be made by any Obligor with the SEC as a result thereof;

(ii)           in line with normal market practice, assisting the Mandated Lead Arrangers in the preparation of any supplemental materials to the Information Memoranda;

(iii)         allow attendance by senior management of the Ultimate Parent and the Company at one or more bank presentations or meeting with potential lenders at such times and places as the Mandated Lead Arrangers may agree with the Ultimate Parent and the Company; and

(iv)          use reasonable efforts to ensure that the syndication efforts benefit from the Group’s existing lending relationships,

93

provided that no Obligor shall be required to provide any information where, having regard to the relevance of that information to the achievement of a successful syndication, it would be unreasonable to do so.

(b)           Without prejudice to the provisions of paragraph (a), no Obligor shall be required to take any action or to deliver any information that would conflict with any applicable Law to which it is bound or other applicable regulation including the Takeover Code, US Federal securities laws and the laws of Delaware, or to provide any disclosures that would require a filing with the U.S. Securities and Exchange Commission, or cause it or any of its Subsidiaries to breach any applicable confidentiality undertaking to which it is bound or which might prejudice its entitlement to or retention of legal privilege in any document.  In the event that the Mandated Lead Arrangers request any information to be disclosed or action to be taken which is subject to a confidentiality undertaking, the Ultimate Parent or the relevant Obligor as the case may be, shall use its reasonable endeavours to obtain the consent of the relevant beneficiary of such confidentiality undertaking to such action in order to allow such disclosure or action to be taken.

19.19      Assets

Each Obligor shall (and the Ultimate Parent shall procure that each member of the Bridge Group and each member of the Bank Group shall) maintain and preserve all of its assets that are necessary in the conduct of its business as it is conducted from time to time, in good working order and condition subject to ordinary wear and tear where any failure to do so could be reasonably expected to have a Material Adverse Effect.

19.20      ERISA

(a)           As soon as possible and, in any event, within 20 days after the Borrower or any Obligor knows or has reason to know of the occurrence of any of the events specified in paragraph (b) of this Clause 19.20, the Borrower or such Obligor will deliver to the Facility Agent in sufficient copies for each Lender a certificate of the chief financial officer of the Borrower or such Obligor setting out full details as to such occurrence and the action, if any, that the relevant member of the Group or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such member of the Group, the Plan administrator or such ERISA Affiliate to or with any government agency, or a Plan participant and any notices received by such member of the Group or ERISA Affiliate from any government agency, or a Plan participant with respect to it.

(b)           the events referred to in paragraph (a) of this Clause 19.20 are:

(i)            any contribution required to be made with respect to a Plan or Foreign Pension Plan is not made before or within 30 days following the time limit therefor;

(ii)           any member of the Group or any ERISA Affiliate incurs or is reasonably expected to incur any material liability with respect to a Plan under section 4975 or 4980 of the Code or section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code) maintained by the Borrower or any member of the Group under section 4980B of the Code; and

(iii)         any member of the Group incurs or reasonably expects to incur any material liability pursuant to any employee welfare benefit plan (as defined in section 3(1) of ERISA) that

94

provides benefits to retired employees or other former employees (other than as required by section 601 of ERISA).

(c)           Subject to all applicable data protection laws, the Ultimate Parent shall procure that each member of the Group will deliver to the Facility Agent in sufficient copies for each of the Lenders:

(i)            a complete copy of the annual report (on Internal Revenue Service Form 5500-series (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information)) of each Plan required to be filed with the Internal Revenue Service and/or the Department of Labor;

(ii)           copies of annual reports and any records, documents or other information required to be furnished by such member of the Group or any ERISA Affiliate with respect to any Plan to any government agency; and

(iii)         any material notices received by a member of the Group or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan, in the case of each of (i), (ii), and (iii), no later than 30 days (or 10 days in the case of this paragraph (iii)) after the date such annual report has been filed with the Internal Revenue Service and/or the Department of Labor or such records, documents and/or information has been furnished to any other government agency or such notice has been received by such member of the Group or ERISA Affiliate, as applicable.

(iv)          The Ultimate Parent shall procure that each member of the Group shall ensure that all Foreign Pension Plans administered by them or into which they make payments, obtain or retain (as applicable) registered status under and as required by applicable law and are administered in a timely manner in all respects in compliance with all applicable laws, in the case of each of the foregoing, except where the failure to do any of the foregoing will not have a Material Adverse Effect.

19.21      Steps Paper

The Ultimate Parent shall (and it shall procure that each member of the Group shall, as applicable) implement each of the steps required for the reorganisation of the Group in accordance with the Steps Paper and in particular, without limitation to the foregoing provision:

(a)           to implement each of the Steps 3 to 10 set out on the pages headed “Post-Combination Restructuring - Second Alternative (Structure 2)” of the Steps Paper, culminating in the structure set out on the page headed “Second Alternative (Structure 2) – Final Structure”, such that all of those steps are completed on the Structuring Date;

(b)           if the Baseball Effective Date occurs prior to the Structuring Date (and Step V1 and V2 described below can be implemented prior to the Structuring Date), to implement each of the Steps V1 and V2 on the page headed “Acquisition of Virgin Mobile Pre-Restructuring”, culminating in the structure set out on the page headed “After Virgin Mobile Pre-Restructuring”, such that both of those steps are completed on the same Business Day, on a date falling not more than 15 days after the Baseball Effective Date; and

(c)           if the Baseball Effective Date occurs after the Structuring Date (or Steps V1 and V2 referred to above cannot be implemented before the Structuring Date) and the provisions of paragraph (b)

95

above have been implemented, to implement each of the Steps 0a and 0b on the page headed “Structure 2 Virgin Mobile Acquisition”, culminating in the structure set out on the page headed “Structure 2 Post-Virgin Mobile Acquisition”, such that both of those steps are completed on the same Business Day, on a date falling not more than 15 days after the Baseball Effective Date, in each case, with such amendments, variations or modifications as the Ultimate Parent shall deem necessary, provided that no such amendment, variation or modification could reasonably be expected to be materially adverse to the interests of the Lenders.

19.22      New High Yield Notes.

(a)           The Borrower shall (and it shall procure that each of its Subsidiaries shall) use its reasonable best efforts to issue and sell the New High Yield Notes at a time and on terms to be determined by the Borrower in consultation with the Mandated Lead Arrangers.

(b)           In connection with an offering of New High Yield Notes, the Borrower shall (and it shall procure that each of its Subsidiaries shall, as applicable):

(i)            prepare an offering memorandum and registration statement and other materials relating to the New High Yield Notes (or if a shelf registration is not available, prepare an offering memorandum in customary form for high yield bond offerings pursuant to Rule 144A/Regulation S, with SEC registration rights) (including, in each case, all historical, pro forma and other financial and other information required under applicable securities laws giving due regard to the financial condition and prospects of the Borrower and to the type of information and level of detail of such information that is reasonably required to market the New High Yield Notes) and, in connection with any resale prospectus, which will specify whether any holders of New High Yield Notes are selling New High Yield Notes pursuant to such offering memorandum;

(ii)           satisfy (to the extent applicable) customary closing conditions and other requirements for such bond offerings, including delivery of legal opinions and auditors’ comfort letters;

(iii)         prepare, participate in and complete the appropriate ratings agency presentations;

(iv)          to the extent reasonably requested by the Mandated Lead Arrangers, list the New High Yield Notes on an stock exchange chosen by the Borrower and acceptable to the Mandated Lead Arrangers;

(v)            prepare, participate in and complete a “road show” and meetings with research analysts; and

(vi)          enter into an underwriting agreement with respect to the New High Yield Notes on terms not less favorable to the Borrower than the equivalent provisions in the Parent’s most recent underwriting agreement.

19.23      Securities Demand.

(a)           Upon notice by at least three of the Bookrunners (a “Securities Notice”) at any time and from time to time following the date that is 6 months after the Merger Closing Date and prior to the date that is twelve months after the Merger Closing Date, the Borrower will, after a road show and marketing period (the Borrower to assist with such marketing efforts in accordance with

96

paragraph (b) below) customary for similar offerings (as determined by the Bookrunners after consultation with the Borrower and in any event of a duration of not less than 10 Business Days), issue and sell such aggregate principal amount of Sterling, Dollar and/or euro denominated debt securities (such denomination as determined in accordance with clauses (ii) and iv) below) (the “Demand Securities”) as will generate gross proceeds sufficient to refinance (in whole or in part, as determined by the Bookrunners in their sole discretion) the Facility, in each case upon such terms and conditions as may be reasonably specified by the Bookrunners in such Securities Notice; provided, however, that:

(i)            such Demand Securities will be issued through a registered public offering or (if a shelf registration is not immediately available) a private placement for resale pursuant to Rule 144A and/or Regulation S with standard SEC registration rights for Rule 144A offerings;

(ii)           such Demand Securities will not mature any earlier than six months after the scheduled maturity of the Senior Facilities (as in effect on the Merger Closing Date) and will contain such terms, covenants, events of default, subordination provisions, and redemption provisions, and shall be denominated in such currencies, as are customary for similar financings as determined by the Bookrunners in consultation with the Borrower;

(iii)         such Demand Securities will bear a fixed rate of interest (or an equivalent floating rate, based on the swap rate for floating instruments with the same call protection and taking into account swap costs and other relevant factors, provided that no more than 30% of the aggregate principal amount of Demand Securities will bear a floating rate of interest, unless the Borrower otherwise consents) based on then prevailing market conditions as determined by the Bookrunners; provided, however, that, without the Borrower’s consent, the total interest rate per annum payable on such Demand Securities shall not exceed 12.5% in respect of Demand Securities denominated in Sterling and 11.5% in respect of Demand Securities denominated in euro or Dollars;

(iv)          no more than £200,000,000 of the Demand Securities shall be denominated in Sterling, unless the Bookrunners decide otherwise; and

(v)            all other arrangements with respect to such Demand Securities shall be reasonably satisfactory in all respects to the Bookrunners in light of then prevailing market conditions and the financial condition and prospects of the Group at the date of sale of the Demand Securities.

(b)           Following the issuance of a Securities Notice, the Borrower will assist the Bookrunners in connection with customary marketing efforts for the sale of any such Demand Securities, including by taking the actions set forth in paragraph (b) of Clause 19.22 (New High Yield Notes) (with references therein to “New High Yield Notes” being deemed to be references to “Demand Securities”).

19.24      Extended Term Loan Documents.

(a)           The Borrower and the Facility Agent (both acting reasonably) shall, as promptly as practicable following the date that is 9 months following the Utilisation Date and in any event prior to the Initial Maturity Date, agree the form of a credit agreement to govern the Extended Term Loans (the “Extended Term Loan Credit Agreement”) having terms and conditions consistent with the Summary Terms And Conditions Of Extended Term Loans.

97

(b)           Each Obligor, each Lender, the Facility Agent and the Security Trustee shall, as promptly as practicable (following the agreement upon the form thereof pursuant to paragraph (a) of this Clause 19.24) after being requested to do so by the Facility Agent or the Borrower (through the Facility Agent) and in any event prior to the Initial Maturity Date, enter into the Extended Term Loan Credit Agreement.  The Borrower shall cause counsel to the Obligors to deliver to the Facility Agent on the date of entry into the Extended Term Loan Credit Agreement an executed legal opinion with respect to matters of New York law in form and substance customary for a transaction of this type and satisfactory to the Facility Agent, acting reasonably (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Extended Term Loan Credit Agreement).

(c)           The Borrower shall, at the request of the Security Trustee, enter into such amendments to the Security Documents as are reasonably necessary to enable the Extended Term Loans to be secured thereby (and the Finance Parties to retain the benefits thereof) to the same extent as contemplated in the Security Documents and the Summary Terms and Conditions of Extended Term Loans.

(d)           If an Extended Term Loan Credit Agreement is not entered into by the Initial Maturity Date, such circumstance (if not attributable to the failure by the Facility Agent, the Security Agent or any Lender to perform its obligations under paragraphs (a) or (b) of this Clause 19.24) shall constitute an Event of Default under this Agreement.

19.25      Exchange Notes.

(a)           The Borrower and the Facility Agent (both acting reasonably) shall, as promptly as practicable following the date that is 9 months following the Utilisation Date and in any event prior to the Initial Maturity Date, agree the form of an indenture relating to the Exchange Notes (the “Exchange Note Indenture”) having terms and conditions consistent with the Description of Exchange Notes.

(b)           The Borrower and each Guarantor shall, as promptly as practicable (following the agreement upon the form thereof pursuant to paragraph (a) of this Clause 19.25) after being requested to do so by the Facility Agent and in any event prior to the Initial Maturity Date:

(i)            enter into the Exchange Note Indenture with a trustee (the “Exchange Note Trustee”) acceptable to the Borrower and the Facility Agent; and

(ii)           cause counsel to the Obligors to deliver to the Exchange Notes Trustee an executed legal opinion in form and substance customary for a transaction of that type and satisfactory to the Facility Agent and the Exchange Notes Trustee, each acting reasonably (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Exchange Documents).

(c)           In connection with any issuance of Exchange Notes, the Borrower will either provide for the registration if such Exchange Notes for public sale or (if such registration is not immediately available) enter into a registration rights agreement in customary form (a “Registration Rights Agreement”) providing for exchange registration rights and shelf registration rights.

(d)           If an Exchange Note Indenture is not entered into by the Initial Maturity Date, such circumstance (if not attributable to the failure by the Facility Agent to perform its obligations under paragraph (a) of this Clause 19.25) shall constitute an Event of Default under this Agreement.

98

20.          NEGATIVE UNDERTAKINGS

20.1        Content Transaction

(a)           Notwithstanding any other provisions of this Agreement, no Content Transaction shall be restricted by (nor deemed to constitute a utilization of any of the permitted exceptions to) any provision of this Agreement, neither shall the implementation of any Content Transaction constitute a breach of any provision of any Finance Document; provided that

(i)            the cash proceeds of any Content Transaction are applied in accordance with Clause 8 (Mandatory Prepayment and Cancellation);

(ii)           after giving pro forma effect for such Content Transaction, the Group and the Bank Group continue to be in compliance with Clause 18.2 (Ratios); and

(iii)         at the time of completion of such Content Transaction, no Event of Default has occurred and is continuing and no Event of Default would occur as a result of such Content Transaction.

(b)           Any Joint Venture established pursuant to a Content Transaction shall thereafter not be subject to any restrictions under this Agreement.

20.2        Negative Pledge

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, create or permit to subsist any Encumbrance over all or any of its present or future revenues or assets other than an Encumbrance:

(a)           which is an Existing Encumbrance set out in:

(i)            Part 1A of Schedule 10 (Existing Encumbrances required to be discharged on or immediately after first Utilisation) provided that such Encumbrance is released within 10 Business Days of the Merger Closing Date; or

(ii)           Part 1B of Schedule 10 (Existing Encumbrances not required to be discharged) provided that the principal amount secured thereby may not be increased unless any Encumbrance in respect of such increased amount would be permitted under another paragraph of this Clause 20.2;

(b)           which arises by operation of Law or by a contract having a similar effect or under an escrow arrangement required by a trading counterparty of any member of the Bank Group and in each case arising or entered into the ordinary course of business of the relevant member of the Bank Group;

(c)           which is created pursuant to any of the Senior Facilities Finance Documents (including for the purposes of securing any Alternative Baseball Financing) or the Finance Documents;

(d)           arising from any Finance Leases, sale and leaseback arrangements or Vendor Financing Arrangements permitted to be incurred pursuant to Clause 20.4 (Financial Indebtedness)

99

(e)           which arises in respect of any right of set-off, netting arrangement, title transfer or title retention arrangements which:

(i)            arises in the ordinary course of trading and/or by operation of Law;

(ii)           is entered into by any member of the Bank Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances on bank accounts of members of the Bank Group operated on a net balance basis;

(iii)         arises in respect of netting or set off arrangements contained in any Hedging Agreement or other contract permitted under Clause 20.12 (Limitations on Hedging);

(iv)          is entered into by any member of the Bank Group on terms which are generally no worse than the counterparty’s standard or usual terms and entered into in the ordinary course of business of the relevant member of the Bank Group; or

(v)            which is a retention of title arrangement with respect to customer premises equipment in favour of a supplier (or its Affiliate); provided that the title is only retained to individual items of customer premises equipment in respect of which the purchase price has not been paid in full.

(f)            which arises in respect of any judgment, award or order or any tax liability for which an appeal or proceedings for review are being diligently pursued in good faith, provided that the affected member of the Bank Group shall have or will establish such reserves as may be required under applicable generally accepted accounting principles in respect of such judgment, award, order or tax liability;

(g)           over or affecting any asset acquired by a member of the Bank Group after the Original Execution Date and subject to which such asset is acquired, if:

(i)            such Encumbrance was not created in contemplation of the acquisition of such asset by a member of the Bank Group; and

(ii)           the Financial Indebtedness secured thereby is Financial Indebtedness of, or is assumed by, the relevant acquiring member of the Bank Group, is Financial Indebtedness which at all times falls within paragraph (g) or (k) of Clause 20.4 (Financial Indebtedness) and the amount of Financial Indebtedness so secured is not increased at any time;

(h)           over or affecting any asset of any company which becomes a member of the Bank Group after the Original Execution Date, where such Encumbrance is created prior to the date on which such company becomes a member of the Bank Group, if:

(i)            such Encumbrance was not created in contemplation of the acquisition of such company; and

(ii)           to the extent not repaid by close of business on the date upon which such company became a member of the Bank Group, the Financial Indebtedness secured by such Encumbrance at all times falls within paragraph (g) or (k) of Clause 20.4 (Financial Indebtedness);

100

(i)            constituted by a rent deposit deed entered into on arm’s length commercial terms and in the ordinary course of business securing the obligations of a member of the Bank Group in relation to property leased to a member of the Bank Group;

(j)            constituted by an arrangement referred to in paragraph (d) of the definition of Financial Indebtedness;

(k)           which is granted over the shares of, Indebtedness owed by or other interests held in, or over the assets (including, without limitation, present or future revenues), attributable to a Project Company, a Bank Group Excluded Subsidiary or a Permitted Joint Venture;

(l)            over cash deposited as security for the obligations of a member of the Bank Group in respect of a performance bond, guarantee, standby letter of credit or similar facility entered into in the ordinary course of business of the Bank Group;

(m)          which is created by any member of the Bank Group in substitution for any Existing Encumbrance referred to in paragraph (a)(ii) above of this Clause 20.2, provided that the principal amount secured thereby may not be increased unless any Encumbrance in respect of such increased amount would be permitted under another paragraph of this Clause 20.2;

(n)           securing the Existing Baseball Facilities, provided that such Encumbrance is released within 10 Business Days of the Baseball Effective Date; or

(o)           securing Financial Indebtedness the principal amount of which (when aggregated with the principal amount of any other Financial Indebtedness which has the benefit of an Encumbrance other than as permitted pursuant to paragraphs (a) to (n) above) does not exceed £300 million (or its equivalent in other currencies):

(i)            of which up to £250 million (or its equivalent in other currencies) may be secured on assets not subject to the Senior Facilities Security; and

(ii)           which may be secured on a second ranking basis over assets subject to the Senior Facilities Security, provided that such second ranking security shall be granted on terms where the rights of the relevant mortgagee, chargee or other beneficiary of such security in respect of any payment will be subordinated to the rights of the Senior Facilities Finance Parties under the HYD Intercreditor Agreement or any other intercreditor arrangement which is either:

(A)          on terms satisfactory to the Senior Facility Agent (acting on the instructions of an Senior Facilities Instructing Group); or

(B)           on terms comparable to the Existing Telewest Second Lien Credit Facility Agreement and related intercreditor agreement.

20.3        Loans and Guarantees

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, grant any loan or credit or give any guarantee in any such case in respect of Financial Indebtedness, other than:

101

(a)           any extension of trade credit or guarantees, bonds or indemnities granted in the ordinary course of business on usual and customary terms;

(b)           any credit given by a member of the Bank Group to another member of the Bank Group which arises by reason of cash-pooling, set-off or other cash management arrangement of the Bank Group;

(c)           the Existing Loans provided that the aggregate principal amount outstanding thereunder may not be increased from that existing at the Original Execution Date in reliance on this paragraph (c) (except with respect to accrual or capitalisation of interest);

(d)           any loans or credit granted:

(i)            by a member of the Bank Group which is not a Senior Facilities Obligor to a Senior Facilities Obligor by way of Subordinated Funding;

(ii)           by one Senior Facilities Obligor to another Senior Facilities Obligor;

(iii)         by a member of the Bank Group which is not a Senior Facilities Obligor to any other member of the Bank Group which is not a Senior Facilities Obligor;

(iv)          by a member of the Bank Group to the relevant member of the Group for the purposes of funding drawings available under the undrawn portion of any Existing UKTV Group Loan Stock of up to £50 million in aggregate;

(v)            in accordance with Clause 20.9 (Joint Ventures); or

(vi)          by the US Senior Facilities Borrower pursuant to the Notes;

(e)           any loans made by any member of the Bank Group to its employees either:

(i)            in the ordinary course of its employees’ employment; or

(ii)           to fund the exercise of share options or the purchase of capital stock by its employees, directors, officers or consultants of the Group provided that the aggregate principal amount of all such loans shall not at any time exceed £10 million (or its equivalent in other currencies);

(f)            any loan made by a member of the Bank Group pursuant to either an Asset Passthrough or a Funding Passthrough;

(g)           any loan made by a member of the Bank Group to a member of the Group, where the proceeds of such loan are, or are to be (whether directly or indirectly) used:

(i)            to make payments to the High Yield Trustee in respect of High Yield Trustee Amounts (as such terms are defined in the HYD Intercreditor Agreement) in respect of the Existing High Yield Notes;

(ii)           to make payments to the High Yield Trustee in respect of High Yield Trustee Amounts (as such terms are defined in the HYD Intercreditor Agreement) in respect of the New High Yield Notes;

102

(iii)         to make equivalent payments to those specified in paragraphs (i) and (ii) above in respect of any High Yield Refinancings;

(iv)          provided that no Event of Default has occurred and is continuing or is likely to occur as a result thereof to fund Permitted Payments; or

(v)            at any time after the occurrence of an Event of Default, to fund Permitted Payments to the extent not prohibited by the HYD Intercreditor Agreement, the Group Intercreditor Agreement or any other applicable intercreditor agreement;

(h)           credit granted by any member of the Bank Group to a member of the Group, where the Indebtedness outstanding thereunder relates to Intra-Group Services provided that where such credit relates to services falling within sub-paragraphs (c)(i) and (c)(iii) of the definition of Intra-Group Services the settlement of any such credit estimated by the Borrower to be owed by members of the Group which are not Senior Facilities Obligors shall take place no later than the first Business Day falling 60 days after the end of each Financial Quarter provided that any such settlement may occur by way of set-off and further provided that any overpayment or underpayment arising as a result of the settlement of all such credit may be returned to the overpaying party or paid by the underpaying party (and any credit or Financial Indebtedness arising as a result of such overpayment or underpayment pending repayment to the overpaying party or payment by the underpaying party is hereby permitted);

(i)            any guarantee given in respect of membership interests in any company limited by guarantee where the acquisition of such membership interest is permitted under Clause 20.13 (Acquisitions and Investments);

(j)            any guarantee given by a member of the Bank Group in respect of or constituted by any Financial Indebtedness permitted under Clause 20.4 (Financial Indebtedness) or Clause 20.10 (Transactions with Affiliates) or other obligation not restricted by the terms of the Finance Documents, of another member of the Bank Group;

(k)           any guarantees arising under the Senior Facilities Finance Documents (including any guarantees given in respect of an Alternative Baseball Financing) or the Finance Documents;

(l)            any customary title guarantee given in connection with the assignment of leases where such assignment is permitted under Clause 20.6 (Disposals);

(m)          any guarantees or similar undertakings granted by any member of the Bank Group in favour of the Inland Revenue in respect of any obligations of NTL (UK) Group, Inc. in respect of UK tax in order to facilitate the winding up of NTL (UK) Group, Inc. provided that the Facility Agent shall have first received confirmation from the Borrower that based on discussions with the Inland Revenue and the Borrower’s reasonable assumptions, the Borrower does not believe that the liability under such guarantee will exceed £15 million (such confirmation to be supported by a letter from the Borrower’s auditors for the time being, confirming that based on the Borrower’s calculations of such tax liability the Borrower’s confirmation is a reasonable assessment of such tax liability);

(n)           any loan granted as a result of a Subscriber being allowed terms, in the ordinary course of trade, whereby it does not have to pay for the services provided to it for a period after the provision of such services;

103

(o)           any loans or guarantees expressly contemplated under the Steps Paper;

(p)           a loan made or a credit granted to a Joint Venture to the extent permitted under paragraph (d) of Clause 20.9 (Joint Ventures);

(q)           any loans made under the terms of the Screenshop Intra-Group Loan Agreement;

(r)           the BBC Guarantees; and

(s)           loans made, credit granted or guarantees given by any member of the Bank Group not falling within paragraphs (a) to (r) above, in an aggregate amount not exceeding £75 million (or its equivalent in other currencies).

20.4        Financial Indebtedness

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than in either case:

(a)           Financial Indebtedness arising under or pursuant to the Senior Facilities Finance Documents (including in respect of any outstanding Documentary Credit and arising in respect of any Alternative Baseball Financing) or the Finance Documents;

(b)           Existing Financial Indebtedness provided that the Existing Credit Facilities shall be repaid in full immediately upon the making of the first Advance under (and as defined in) the Senior Facilities Agreement;

(c)           Financial Indebtedness arising in respect of the Existing High Yield Notes, the New High Yield Notes or any High Yield Refinancing and any guarantee given by any member of the Bank Group thereunder provided that such guarantee is given on a subordinated unsecured basis and is subject to the terms of the HYD Intercreditor Agreement or given on subordination terms consistent with those contained in the HYD Intercreditor Agreement;

(d)           Financial Indebtedness of any member of the Bank Group falling within, and permitted by Clause 20.3 (Loans and Guarantees);

(e)           Financial Indebtedness arising under any Hedging Agreements permitted under Clause 20.12 (Limitations on Hedging);

(f)            Financial Indebtedness arising in relation to either an Asset Passthrough or a Funding Passthrough;

(g)           Financial Indebtedness of any company which became or becomes a member of the Bank Group after the Original Execution Date, where such Financial Indebtedness arose prior to the date on which such company became or becomes a member of the Bank Group; if:

(i)            such Financial Indebtedness was not created in contemplation of the acquisition of such company;

104

(ii)           the aggregate principal amount of all of the Financial Indebtedness assumed in reliance on this paragraph (g) either (1) does not exceed £75 million (or its equivalent in other currencies) outstanding at any time or (2) to the extent such Financial Indebtedness does exceed £75 million, an amount equal to such excess is repaid promptly thereafter;

(h)           Financial Indebtedness arising in respect of any guarantee given by the Company or TCN or any other member of the Bank Group in respect of the relevant borrower’s obligations under any Parent Debt (“Guaranteed Parent Debt”), provided that:

(i)            the proceeds of such Guaranteed Parent Debt are contributed into the Bank Group in accordance with Clause 19.15 (Contributions to the Bank Group) and applied towards the Group Business or in a business whose primary operations are directly related to the Group Business; and

(ii)           any such guarantee is given on a subordinated unsecured basis and is subject to the terms of the HYD Intercreditor Agreement, the Group Intercreditor Agreement or any other applicable intercreditor agreement in form satisfactory to an Instructing Group;

(i)            Financial Indebtedness which is expressly contemplated by the Steps Paper;

(j)            Financial Indebtedness which constitutes Subordinated Funding, provided that each Senior Facilities Obligor that is a debtor in respect of Subordinated Funding shall (and the Borrower shall procure that each member of the Bank Group that is a debtor in respect of Subordinated Funding shall) procure that the relevant creditor of such Subordinated Funding, to the extent not already a party at the relevant time, accedes to the Group Intercreditor Agreement and the HYD Intercreditor Agreement, as appropriate, in such capacity, upon the granting of such Subordinated Funding;

(k)           Financial Indebtedness arising under (i) Finance Leases or (ii) Vendor Financing Arrangements, to the extent that such Finance Leases and/or Vendor Financing Arrangements (x) comprise Existing Vendor Financing Arrangements or any refinancing or rollover thereof or (y) comprise Finance Leases and/or Vendor Financing Arrangements entered into after the Merger Closing Date, provided that in the case of clause (x) and (y) the aggregate principal amount thereof does not at any time exceed £150 million plus the principal amount of such Finance Leases and Vendor Financing Arrangements outstanding on the Merger Closing Date; and provided further that, in each case, the relevant lessor or provider of Vendor Financing Arrangements does not have the benefit of any Encumbrance other than over the assets the subject of such Vendor Financing Arrangements and/or Finance Leases;

(l)            Financial Indebtedness relating to deferral of PAYE taxes with the agreement of the Inland Revenue by any member of the Bank Group;

(m)          Financial Indebtedness arising in respect of Existing Performance Bonds or any performance bond, guarantee, standby letter of credit or similar facility entered into by any member of the Bank Group to the extent that cash is deposited as security for the obligations of such member of the Bank Group thereunder; and

(n)           Financial Indebtedness not falling within paragraphs (a) to (m) of any members of the Bank Group provided that the aggregate amount of such Financial Indebtedness outstanding at any time when taken together with the aggregate outstanding amount in respect of Finance Leases and Vendor Financing Agreements entered into after the Merger Closing Date, does not exceed £300

105

million (or its equivalent in other currencies) (less any portion of the basket utilised under paragraph (k) above) and further provided that in the case of any Financial Indebtedness constituted by an overdraft facility which operates on a gross/net basis, only the net amount of such facility shall count towards such aggregate amount.

20.5        Dividends, Distributions and Share Capital

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall):

(a)           declare, make or pay any dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of any of its shares;

(b)           redeem, repurchase, defease, retire or repay any of its share capital, or resolve to do so;

(c)           repay or distribute any share premium account; or

(d)           repay or otherwise discharge or purchase any amount of principal of (or capitalised interest on) or pay any amount of interest in respect of Subordinated Funding,

other than:

(i)            to the extent the share capital of such Senior Facilities Obligor is held by one or more other Senior Facilities Obligors or to the extent the share capital of any such member of the Bank Group which is not a Senior Facilities Obligor is held by one or more other members of the Bank Group;

(ii)           to the extent discharged in consideration of a transfer of any non-cash asset the disposal of which is not otherwise prohibited by this Agreement, by the waiver of any payment where no cash consideration is given in respect of such waiver or by way of conversion into any securities (including convertible unsecured loan stock), (or vice versa), which do not involve any cash payments or by way of capital contribution to the debtor in respect of such Subordinated Funding;

(iii)         to the extent required for the purpose of making payments to:

(A) the indenture trustee for the Existing High Yield Notes in respect of High Yield Trustee Amounts (as such term is defined in the HYD Intercreditor Agreement);

(B) the indenture trustee for the New High Yield Notes in respect of High Yield Trustee Amounts (as such term is defined in the HYD Intercreditor Agreement); or

(C)  for the purpose of making payments in respect of any similar amounts to the indenture trustee in respect of any High Yield Refinancing;

(iv)          provided that no Event of Default has occurred and is continuing or is likely to occur as a result thereof, to the extent required to fund Permitted Payments;

(v)            at any time after the occurrence of an Event of Default, to the extent required to fund Permitted Payments not otherwise prohibited by the HYD Intercreditor Agreement and the Group Intercreditor Agreement; or

106

(vi)          to the extent such redemption, repurchase, defeasance, retirement or repayment is in respect of a nominal amount.

The Lenders hereby consent to any transaction or matter to the extent expressly permitted under paragraphs (i) and (vi) above.

20.6        Disposals

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, either in a single transaction or in a series of related transactions, sell, transfer, lease or otherwise dispose of any shares in any of its Subsidiaries or all or any part of its revenues, assets, other shares, business or undertakings other than in the ordinary course of business or trading (which, for the avoidance of doubt, includes mast sharing arrangements) and other than:

(a)           any payment required to be made under the Senior Facilities Finance Documents (including any payment required to be made under any Alternative Baseball Financing);

(b)           the disposal of obsolete or surplus assets no longer required for the efficient operation of the Group Business, on arms’ length commercial terms;

(c)           disposals of cash, the lending or repayment of cash or the disposal of Cash Equivalent Investments or Marketable Securities, on arms’ length commercial terms where the same is not otherwise restricted by the terms of the Finance Documents;

(d)           by a Senior Facilities Obligor to another Senior Facilities Obligor, provided that if such assets are subject to existing Senior Facilities Security they remain so or will be made subject to Senior Facilities Security (in form and substance substantially similar to the existing Senior Facilities Security or otherwise in such form and substance as may reasonably be required by the Senior Facility Agent) within 10 Business Days of such disposal;

(e)           disposals by a member of the Bank Group which is not a Senior Facilities Obligor to another member of the Group;

(f)            disposals of assets on arms’ length commercial terms where the cash proceeds of such disposal are reinvested within 12 months of the date of the relevant disposal in the purchase of replacement assets by a member of the Bank Group, provided that where the relevant member of the Bank Group that has made the disposal is a Senior Facilities Obligor, such replacement assets are either subject to existing Senior Facilities Security Documents granted by the relevant member of the Bank Group that has acquired the replacement assets, or will be made subject to Senior Facilities Security by such member of the Bank Group (in form and substance substantially similar to the existing Senior Facilities Security or otherwise in such form and substance as may reasonably be required by the Facility Agent) within 10 Business Days of the acquisition of such replacement assets;

(g)           disposals of any interest in real or heritable property by way of a lease or licence granted by a member of the Bank Group to another member of the Bank Group;

(h)           disposals of any assets pursuant to the implementation of an Asset Passthrough or of any funds received pursuant to the implementation of a Funding Passthrough;

107

(i)            disposals of any accounts receivable on arms’ length commercial terms pursuant to an asset securitisation programme or one or more receivables factoring transactions provided that:

(i)            such disposal is conducted on a non-recourse basis;

(ii)           the aggregate principal amount of all such securitisations or factoring transactions conducted in reliance on this paragraph (i) does not exceed £300 million (or its equivalent in other currencies) at any time; and

(iii)         in the case of disposals arising pursuant to an asset securitisation programme only, the proceeds of any such disposal are applied in accordance with Clause 8.5 (Repayment from Securitisations);

(j)            disposals of any shares or other interests in any Project Company, Bank Group Excluded Subsidiary or Joint Venture or the assignment of any Financial Indebtedness owed to a member of the Bank Group by a Project Company, Bank Group Excluded Subsidiary or Joint Venture;

(k)           disposals of assets, revenues or rights of any member of the Bank Group arising from an amalgamation, consolidation or merger of a member of the Bank Group with any other person which is permitted by Clause 20.8 (Mergers);

(l)            disposals of accounts receivable which have remained due and owing from a third party for a period of more than 90 days and in respect of which the relevant member of the Bank Group has diligently pursued payment in the normal course of its business and where such disposal is on non-recourse terms to such member of the Bank Group;

(m)          disposals of assets subject to finance or capital leases pursuant to the exercise of an option by the lessee under such finance or capital leases;

(n)           disposals of assets in exchange for the receipt of assets of a similar or comparable value where the assets received by any member of the Bank Group following such exchange are located in the United Kingdom, Isle of Man, the Republic of Ireland or the Channel Islands, provided that:

(i)            to the extent that the assets being disposed of are subject to existing Senior Facilities Security, the assets received following such exchange will be subject to the existing Senior Facilities Security Documents, or will be made subject to Senior Facilities Security (in form and substance substantially similar to the existing Senior Facilities Security or otherwise in such form and substance as may reasonably be required by the Senior Facility Agent) within 10 Business Days of such disposal; and

(ii)           where the aggregate net book value of all assets being exchanged in reliance on this paragraph (n) exceeds £10 million (or its equivalent in other currencies) in any Financial Quarter, there is delivered to the Facility Agent, within 30 days from the end of such Financial Quarter of the Bank Group, a certificate signed by two authorised officers of the Company (given without personal liability) certifying that the assets received by such member of the Bank Group in reliance on this paragraph (n) during such Financial Quarter (i) are of a similar or comparable value to the assets disposed of by such member of the Bank Group, and (ii) that such assets are located in United Kingdom, Isle of Man, the Republic of Ireland or the Channel Islands;

(o)           disposals constituting the surrender of tax losses by any member of the Bank Group:

108

(i)            to any Non-Bank Group UK Taxpayer to the extent that the total amount of such Tax Losses aggregated with all other Tax Losses surrendered in the same financial year in reliance on this paragraph (o) does not exceed the Deductions Limit; and

(ii)           to any other member of the Group other than a member of the Bank Group, where the surrendering company receives fair market value for such tax losses from the relevant recipient,

provided that no Tax Losses may be surrendered under sub-paragraph (ii) above unless no later than 30 days after the proposed surrender, there is delivered to the Facility Agent, a certificate signed by two authorised signatories of the Company (given without personal liability), giving brief details of the relevant transaction and certifying:

(A)          where the fair market value to the recipient of any surrender of Tax Losses exceeds £15 million (or its equivalent in other currencies), the fair market value received by the surrendering company in respect of such Tax Losses, as determined by the Company, in its reasonable opinion, after taking account of advice from its external tax advisers; and

(B)          that, taking into account the aggregate amount of Tax Losses surrendered by members of the Bank Group (whether in reliance on this paragraph (o) or otherwise) and assuming that the financial performance of the Bank Group is in accordance with the projections set out in the Agreed Business Plan), there is no reasonable expectation that any member of the Bank Group will become a tax payer prior to the Final Maturity Date in respect of the B1 Facility as a result of such surrender of Tax Losses;

(p)           disposals of assets to and sharing assets with any person who is providing services the provision of which have been or are to be outsourced to that person by any member of the Bank Group provided that:

(i)            the assets being disposed of in reliance on this paragraph (p) shall be assets which relate to the services which are the subject of such outsourcing;

(ii)           the projected cash cost to the Bank Group of such outsourcing shall be less than the projected cash cost to the Bank Group of carrying out such outsourced activities at the levels of service to be provided by the service provider within the Bank Group;

(iii)         the economic benefits derived from any such outsourcing contract shall be received by the Bank Group during the term of such contract;

(iv)          the aggregate fair market value of the assets disposed of shall not exceed 3.75% of Bank Group Consolidated Revenues in any financial year; and

(v)            no later than 30 days after the date of such outsourcing where the consideration payable in respect of the assets subject to such disposal exceeds £10 million (or its equivalent in other currencies), a duly authorised officer of the Company shall have provided to the Facility Agent, a certificate (without personal liability) verifying each of the matters set out in sub-paragraphs (i) to (iii) above and certifying that as at the date of such certificate, the aggregate fair market value of all assets disposed in reliance on this paragraph (p)

109

during such financial year, does not exceed the threshold specified in sub-paragraph (iv) above;

(q)                                  disposals of assets pursuant to sale and leaseback transactions not constituting Financial Indebtedness where the aggregate fair market value of any assets disposed of in reliance on this paragraph (q) does not, together with the aggregate principal amount of all outstanding Financial Indebtedness incurred under paragraph (k) of Clause 20.4 (Financial Indebtedness) exceed £150 million (or its equivalent in other currencies) in any financial year of the Company and any disposals of assets pursuant to sale and leaseback transactions constituting Financial Indebtedness to the extent such Financial Indebtedness is permitted under this Agreement;

(r)                                  disposals of any Hedging Agreements no longer required for the purpose for which it was originally entered into;

(s)                                  disposals of non-core assets acquired in connection with a transaction permitted under Clause 20.13 (Acquisitions and Investments);

(t)                                    any disposal of all or part of “NTL – Business Segment” pursuant to a Business Division Transaction;

(u)                                 any disposals constituted by licences of intellectual property rights permitted by Clause 19.6 (Intellectual Property);

(v)                                   any disposal of assets made pursuant to the establishment of a Permitted Joint Venture or any disposal of assets to a Permitted Joint Venture which is permitted within the scope of the provisions contained in Clause 20.9 (Joint Ventures); and

(w)                                disposals of assets not otherwise permitted under this Clause 20.6 provided that the aggregate fair market value of the assets disposed of during any given financial year in reliance on paragraphs (p) and (q) above and on this paragraph (w) does not exceed in respect of any financial year of the Bank Group, 12.5% of Bank Group Consolidated Revenues for the preceding financial year of the Bank Group, calculated by reference to the annual financial information for the Bank Group delivered in respect of the preceding financial year of the Bank Group pursuant to paragraph (b)(ii) of Clause 17.1 (Financial Statements);

provided that in respect of any Disposal permitted under paragraphs (i), (m), (o)(ii), (q) and (w) above:

(A)                               such disposal shall be on arm’s length commercial terms (or in the case of paragraph (o)(ii) such disposals are for fair market value from the perspective of the surrendering company);

(B)                               at least 75% of the consideration for such disposal shall be comprised of cash, Cash Equivalent Investments, Marketable Securities or Additional Assets, provided that the aggregate amount of consideration received by way of Marketable Securities shall not (valued as at the relevant time of receipt of any Marketable Securities) at any time exceed £50 million (or its equivalent in other currencies) and provided further that any Cash Equivalent Investments, Marketable Securities and/or Additional Assets acquired pursuant to any such disposal are monetized within 3 months of the expiry of any lock-up arrangement entered into by the relevant member of the Bank Group making such disposal with any third party (where such lock-up arrangement has a term not exceeding 12 months); and

(C)                               in respect of any disposal the fair market value of which exceeds £35 million (or its equivalent in other currencies) no later than 30 days after the date of such disposal, there shall have been

110

delivered to the Facility Agent, a certificate signed by two authorised officers of the Borrower providing brief details of the transaction and certifying (in each case, to the extent applicable) (1) (other than in respect of disposals under paragraph (o)(ii) above) such disposal shall be on arm’s length commercial terms or (in the case of paragraph (o)(ii) such disposals are for fair market value from the perspective of the surrendering company), (2) that not less than 75% of the consideration for such disposal shall be in cash, Cash Equivalent Investments, Marketable Securities or Additional Assets, and (3) to the extent any of the consideration will include Marketable Securities, the name, amount and other brief details of such Marketable Securities.

20.7                        Change of Business

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group or save as otherwise permitted by the terms of this Agreement make any change in the nature of its business as carried on immediately prior to the Original Execution Date, which would give rise to a substantial change in the business of the Bank Group taken as a whole, provided that this Clause 20.7 shall not be breached by a Senior Facilities Obligor or any member of the Bank Group making a disposal permitted by Clause 20.6 (Disposals), an acquisition or investment permitted by Clause 20.13 (Acquisitions and Investments) or entering into any joint venture permitted by Clause 20.9 (Joint Ventures).

20.8                        Mergers

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, amalgamate, consolidate or merge with any other person unless:

(a)                                  such amalgamation, consolidation or merger is between two Senior Facilities Obligors or a Senior Facilities Obligor and another member of the Group where the Senior Facilities Obligor will be the surviving entity;

(b)                                  such amalgamation, consolidation or merger is between two members of the Bank Group which are not Senior Facilities Obligors;

(c)                                  such amalgamation, consolidation, or merger constitutes an acquisition permitted under Clause 20.13 (Acquisitions and Investments);

(d)                                  any member of the Bank Group liquidates or dissolves in either case on a solvent basis and, with respect to Senior Facilities Obligors, on a basis that is in accordance with the provisions of Clause 20.19 (Solvent Liquidation),

(e)                                  such amalgamation, consolidation or merger is by a Senior Facilities Obligor (the “Original Entity”) into one or more entities (each a “Merged Entity”), provided that:

(i)                                    such Merged Entity is a Senior Facilities Obligor and is liable for the obligations of the relevant Original Entity under the Senior Facilities Agreement and the Senior Facilities Security which remain unaffected thereby and entitled to the benefit of all the rights of such Original Entity;

(ii)                                if required by the Senior Facility Agent, such Merged Entity has entered into one or more Senior Facilities Security Documents which provide security over the same assets of at least an equivalent nature and ranking to the security provided by the relevant Original

111

Entity pursuant to any Senior Facilities Security entered into by them and any possibility of the Security referred to in this paragraph or paragraph (iii) below being challenged or set aside is not greater than any such possibility in relation to the Senior Facilities Security entered into by or in respect of the share capital of any relevant Original Entity;

(iii)                            (if all or any part of the share capital of the relevant Original Entity was charged pursuant to one or more Senior Facilities Security Documents) the equivalent part of the issued share capital of such Merged Entity is charged pursuant to Senior Facilities Security on terms of at least an equivalent nature and ranking as the Senior Facilities Security relating to the shares in the relevant Original Entity; and

(iv)                               the Facility Agent is satisfied (acting reasonably) that all the property and other assets of the relevant Original Entity are vested in the Merged Entity and that the Merged Entity has assumed all the rights and obligations of the relevant Original Entity under all material Necessary Authorisations; and

(f)                                    transactions that are expressly contemplated by the Steps Paper,

provided that in the case of paragraphs (a), (b), (c) and (e) only, no later than 10 Business Days prior to the proposed amalgamation, consolidation or merger a duly authorised officer of the Company shall have delivered to the Facility Agent (in form and substance satisfactory to the Facility Agent, acting reasonably) a certificate verifying compliance with the relevant matters set out in such paragraph and to the extent deemed necessary, the Facility Agent shall have received appropriate advice from counsel in any relevant jurisdiction that such amalgamation, consolidation or merger (1) will not result in the breach of any applicable law or regulation in any material respect and (2) in the case of an amalgamation, consolidation or merger involving a Senior Facilities Obligor, will not have a materially adverse impact upon any of the obligations owed by such Senior Facilities Obligor to the Senior Facilities Finance Parties or upon the Senior Facilities Security granted by such Senior Facilities Obligor under any Senior Facilities Security Document.

20.9                        Joint Ventures

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall) enter into, make any loans, distributions or other payments to, give any guarantees for the Financial Indebtedness of, or acquire any interest or otherwise invest in, any Joint Venture, other than:

(a)                                  an acquisition of any interest in or any investment in any member of the UKTV Group;

(b)                                  pursuant to any loan or other funding arrangement in accordance with any Existing UKTV Group Loan Stock (including the funding of any undrawn amount thereunder as at the date hereof); or

(c)                                  the acquisition of any interest in or any investment in, any Joint Venture constituting a Business Division Transaction, provided that the Net Proceeds of any such transaction shall be applied in prepayment of the Facility or retained within the Bank Group; or

(d)                                  any other Joint Venture not contemplated by paragraphs (a) to (c) above, which is engaged in a business substantially the same as or reasonably related or complimentary to, that carried on by the Bank Group and in any financial year, the aggregate of:

112

(i)                                    all amounts invested or any interests acquired in any Joint Venture by members of the Group; and

(ii)                                any loans made or any guarantees given for Financial Indebtedness of any Joint Venture,

does not exceed 3.25% of Bank Group Consolidated Revenues for the preceding financial year, calculated by reference to the annual financial information for the Bank Group delivered in respect of that preceding financial year of the Bank Group pursuant to Clause 17.1 (Financial Statements), provided that any loans or investments made by way of Asset Passthrough and any payments made in respect of transactions conducted on an arm’s length basis or in the ordinary course of trading with any Joint Venture, shall not be included in the calculation of such amount.

20.10                 Transactions with Affiliates

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall), without the prior written consent of an Instructing Group, enter into any arrangement, contract or transaction with any other member of the Group which is not a Senior Facilities Obligor, other than:

(a)                                  transactions expressly permitted by the Finance Documents;

(b)                                  transactions between a member of the Bank Group that is not a Senior Facilities Obligor with any other member of the Bank Group that is not a Senior Facilities Obligor;

(c)                                  transactions in the ordinary course of business and either on no worse than arm’s length terms or, where there is no available market by which to assess whether such a transaction is on no worse than arm’s length terms, on terms such that the transaction is financially fair to the relevant Senior Facilities Obligor or, as the case may be, other member of the Bank Group;

(d)                                  transactions with any member of the Group in relation to management services conducted at not less than Cost on behalf of such member of the Group;

(e)                                  tax sharing agreements or arrangements to surrender tax losses and payments made pursuant thereto, to the extent such transactions are not prohibited by this Agreement;

(f)                                    transactions relating to the provision of Intra-Group Services;

(g)                                 transactions to effect either an Asset Passthrough or a Funding Passthrough;

(h)                                 transactions either on terms and conditions (including, without limitation, as to any reasonable fees payable in connection with such transactions) not substantially less favourable to the relevant Senior Facilities Obligor or, as the case may be, other member of the Bank Group than would be obtainable at such time in comparable arm’s length transactions with an entity which is not an Affiliate or, where there is no comparable arm’s length transaction by which to assess whether such a transaction is on terms and conditions not substantially less favourable to the relevant Senior Facilities Obligor or, as the case may be, other member of the Bank Group, on such terms and conditions (including, without limitation, as to any fees payable in connection with such transaction) that the transaction is financially fair to the relevant Obligor or, as the case may be, other member of the Bank Group;

113

(i)                                    any transaction to which one or more Senior Facilities Obligors and one or more members of the Group who are not Senior Facilities Obligors are party where the sole purpose of such transaction is for such Senior Facilities Obligors and members of the Group to effect a transaction with a person who is not a member of the Group;

(j)                                    insurance arrangements entered into in the ordinary course of business with a Captive Insurance Subsidiary;

(k)                                transactions relating to capital contributions between members of the Group or the amendment of the terms of any loans made by or any convertible unsecured loan stock or other securities issued by any member of the Group to any other member of the Group (whether by way of conversion of loans to convertible unsecured loan stock or vice versa or otherwise) or the capitalisation of, or the waiver of or the repayment of, loans made by or any convertible unsecured loan stock issued by any member of the Group to any other member of the Group;

(l)                                    transactions relating to Excess Capacity Network Services provided that the price payable by any member of the Group in relation to such Excess Capacity Network Services is no less than the Cost incurred by the relevant member of the Bank Group in providing such Excess Capacity Network Services;

(m)                              transactions constituting Subordinated Funding;

(n)                                 transactions constituting Permitted Payments;

(o)                                  any other transaction or arrangement permitted under Clause 20.3 (Loans and Guarantees), Clause 20.4 (Financial Indebtedness), Clause 20.5 (Dividends, Distributions and Share Capital), Clause 20.6 (Disposals), Clause 20.8 (Mergers), Clause 20.9 (Joint Ventures), or Clause 20.13 (Acquisitions and Investments).

20.11                 Change in Financial Year

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that neither the Parent nor any member of the Bank Group shall), without the prior consent of the Facility Agent, change the end of its financial year from 31 December.

20.12                 Limitations on Hedging

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall) enter into any Hedging Agreement other than:

(a)                                  the Hedging Agreements listed in Part 6 of Schedule 10 (Existing Hedging Agreements);

(b)                                  Hedging Agreements specifically required under Clause 19.9 (Hedging); or

(c)                                  any Hedging Agreement in respect of spot or forward foreign exchange transactions or currency swaps entered into in connection with such member of the Bank Group’s business, which is not entered into for investment or speculative purposes and, for the avoidance of doubt (subject to the provisions of Clause 20.10 (Transactions with Affiliates), any such Hedging Agreement may be entered into with another member of the Group.

114

20.13                 Acquisitions and Investments

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall) purchase, subscribe for or otherwise acquire or invest in any shares (or other securities or any interest in it) in, or incorporate, any company or acquire (by subscription or otherwise) or invest in any business or (save in the ordinary course of business) purchase or otherwise acquire any other assets other than:

(a)                                  the purchase of or investment in Cash Equivalent Investments or Marketable Securities (including without limitation by way of consideration in respect of any disposal as contemplated in the proviso to Clause 20.6 (Disposals) and subject to the conditions set out therein);

(b)                                  the incorporation of a company or the acquisition of an “off-the-shelf” company which is or becomes a member of the Bank Group;

(c)                                  any acquisition by any member of the Bank Group in connection with a disposal permitted by the provisions of Clause 20.6 (Disposals) and any acquisition or subscription by a member of the Bank Group of shares issued by a Subsidiary of any Senior Facilities Borrower or a Subsidiary of NTL Communications Limited which in any such case, is a member of the Bank Group which will, after the acquisition of such shares become a wholly owned direct or indirect Subsidiary of the Company or NTL Communications Limited as the case may be, provided that if the other shares of such Subsidiary are subject to existing Senior Facilities Security, either (i) such newly issued shares shall also be subject to Senior Facilities Security (in form and substance substantially similar to any existing Senior Facilities Security or otherwise in such form and substance as may be reasonably required by the Senior Facility Agent) upon their issue or (ii) such shares shall be made subject to Senior Facilities Security (in form and substance substantially similar to any existing Senior Facilities Security or otherwise in such form and substance as may be reasonably required by the Senior Facility Agent) within 10 Business Days of their issue;

(d)                                  the acquisition of any shares in NTL South Herts or the acquisition of any interests in the limited partners of South Hertfordshire United Kingdom Fund, Ltd.;

(e)                                  any acquisition made by a member of the Bank Group pursuant to the implementation of an Asset Passthrough or a Funding Passthrough;

(f)                                    any acquisition expressly contemplated by the Steps Paper;

(g)                                 any acquisition by any member of the Bank Group of any loan receivable, security or other asset by way of capital contribution or in consideration of the issue of any securities or of Subordinated Funding;

(h)                                 any acquisition of shares, assets, revenues or rights arising from an amalgamation, consolidation or merger of a member of the Bank Group with any other person which is permitted by Clause 20.8 (Mergers);

(i)                                    the acquisition of any leasehold interest in any assets which are the subject of a sale and leaseback permitted by the provisions of paragraph (q) of Clause 20.6 (Disposals);

(j)                                    any acquisition of or investment in any Joint Venture permitted by Clause 20.9 (Joint Ventures);

115

(k)                                any purchase or acquisition of assets or revenues by a member of the Bank Group from a member of the Bank Group, provided that the disposal of such assets or revenues by the relevant member of the Bank Group is permitted under Clause 20.6 (Disposals);

(l)                                    arising from the conversion of any company (the “Original Company”) from one form of organisation into another form of organisation provided that (i) if, prior to the time of such conversion, the Security Trustee under the Senior Facilities Agreement has the benefit of Senior Facilities Security over the shares of such Original Company or such Original Company is a Senior Facilities Obligor, then the Ultimate Parent shall ensure that the Security Trustee under the Senior Facilities is provided with Senior Facilities Security over the equivalent ownership interests in, and substantially all of the assets of, the converted organisation, of at least an equivalent nature and ranking to the Senior Facilities Security previously provided by the Original Company and (ii) the Security Trustee under the Senior Facilities is satisfied that any possibility of the additional Senior Facilities Security referred to in this paragraph being challenged or set aside is not greater than any such possibility in relation to the Senior Facilities Security entered into by or in respect of the share capital of the Original Company;

(m)                              the Baseball Acquisition;

(n)                                 the Alternative Baseball Acquisition, provided that:

(i)                                    the total cash payment for such acquisition (including the assumption of debt) does not exceed £500 million;

(ii)                                at the time of completion of such Alternative Baseball Acquisition, no Event of Default has occurred or in continuing or would occur as a result of such acquisition; and

(iii)                            after giving pro forma effect for such Alternative Baseball Transaction, the Bank Group continue to be in compliance with Clause 18.2 (Ratios);

(o)                                  any acquisition (a “Permitted Acquisition”) of a person carrying on any business similar and/or complementary to the Group (the “Acquiree”), provided that in each case:

(i)                                    no Default is continuing on the closing date for the Permitted Acquisition or would occur as a result of the Additional Acquisition;

(ii)                                the aggregate consideration for the Permitted Acquisition (including any assumed indebtedness, or other assumed actual or contingent liability and any associated fees and expenses) (the “Total Purchase Price”) is funded entirely from (A) the proceeds of New Equity and (B) up to £200 million in aggregate of available cash within the Group or Financial Indebtedness permitted by this Agreement.

(iii)                            the Acquiree has positive earnings before tax, depreciation and amortisation calculated on the same basis as Consolidated Operating Cashflow for the previous financial year ending on the last day of the last financial quarter of the then current financial year of such company or business for which financial statements are available;

(iv)                               in the case of the acquisition of all of the issued share capital of the Acquiree, as soon as reasonably practicable, but in any case within 90 days from the completion of the Permitted Acquisition, the Acquiree (and the acquirer, as applicable) must, to the extent required by Clause 24.12 of the Senior Facilities Agreement, accede as a Senior Facilities

116

Guarantor in accordance with the provisions of Clause 26.2 of the Senior Facilities Agreement;

(v)                                   in the case of the acquisition of a business or undertaking carried on as a going concern of the Acquiree, as soon as reasonably practicable, but in any case within 90 days from the completion of the Permitted Acquisition, the acquirer, to the extent that it is a Senior Facilities Obligor, must give Senior Facilities Security over the assets acquired by executing Senior Facilities Security Documents, in form and substance satisfactory to the Senior Facility Agent and to the extent it becomes a Material Subsidiary, it shall accede to the Senior Facilities Agreement as a Senior Facilities Guarantor in accordance with the provision of Clause 26.2 of the Senior Facilities Agreement;

(vi)                               for any Permitted Acquisition the Total Purchase Price of which is in excess of £100 million, the Ultimate Parent must procure that the Company provides to the Facility Agent (to the extent practicable not later than 5 Business Days prior to the proposed acquisition):

(A)                               copies of all due diligence reports (if any) commissioned by the Company or any relevant member of the Bank Group in respect of the proposed Permitted Acquisition;

(B)                               copies of all sale and purchase documents relating to the proposed Permitted Acquisition, in each case duly executed and delivered by all parties thereto, together with confirmation that all material Authorisations for such acquisition have been made, obtained and are in full force and effect;

(C)                               an updated Budget amended to reflect the proposed Permitted Acquisition; and

(vii)                           the Ultimate Parent will procure that the Company provides to the Facility Agent a certificate signed by the chief financial officer of the Company showing in reasonable detail that:

(A)                               it would have remained in compliance with the obligations under Clause 18 (Financial Condition) if the covenants tested therein were recalculated for the most recent Quarter Date for which quarterly financial information is available, such recalculation to be made by reference to the financial statements of the Acquiree consolidated with the financial statements of the Bank Group for such period on a pro forma basis and as if the consideration for the proposed acquisition had been paid at the start of that relevant testing period ending on that Quarter Date and any borrowings incurred in connection with the acquisition or since the last day of the relevant testing period had been incurred on the first day of the relevant testing period and (to the extent agreed by the Facility Agent, acting reasonably) to any reasonably identifiable cost savings and other synergies which are reasonably expected to result from the Permitted Acquisition; and

(B)                               it will be in compliance with the obligations under Clause 18 (Financial Condition) as at the end of the next Financial Quarter, such compliance to be demonstrated on a pro forma basis by reference to the financial statements of the Acquiree, consolidated with the financial statements of the Bank Group for such period and (to the extent agreed by the Facility Agent, acting reasonably) to any

117

reasonably identifiable cost savings and other synergies which are reasonably expected to result from the Permitted Acquisition; and

(p)                                  acquisitions not falling within paragraphs (a) to (o) above provided that the aggregate consideration for the acquisitions permitted by this paragraph (p) shall not exceed £300 million.

20.14                 High Yield Notes

Save to the extent expressly permitted under the terms of the HYD Intercreditor Agreement, without the consent of an Instructing Group, the Ultimate Parent shall procure that:

(a)                                  with respect to NTL Cable only:

(i)                                    it will not transfer any of its rights or obligations under the Existing High Yield Notes or agree any amendment to the Existing High Yield Notes (i) relating to the increase in the amount of or the bringing forward of the date of any payment of principal, interest, fees or other amounts payable thereunder or (ii) changing the currencies in which the Existing High Yield Notes are denominated as at the Merger Closing Date (other than in the case where the United Kingdom becomes a Participating Member State); or

(ii)                                in relation to any High Yield Refinancing permitted under the terms of this Agreement, it will not change any of the original terms under which such High Yield Refinancing was issued, where such terms relate to the conditions of such High Yield Refinancing set out in the definition thereof; or

(b)                                  with respect to the Company, it will not agree any amendment to the guarantee granted by it in respect of obligations of NTL Cable under the Existing High Yield Notes or any guarantee granted in respect of the High Yield Refinancing and which is granted in accordance with the terms of paragraph (e) of Clause 20.4 (Financial Indebtedness), in each case, other than amendments of an administrative or technical nature.

20.15                 No Restrictions on Payments

No Obligor which is also a Senior Obligor shall (and the Ultimate Parent shall procure that no member of the Bank Group shall) enter into any agreement, transaction or other arrangement which restricts or attempts to restrict such Obligor or other member of the Bank Group from making any payments or other distributions in cash to any other member of the Bank Group, if any such restriction affects the ability of the Senior Facilities Obligors as a whole to comply with the payment obligations under the Senior Facilities Finance Documents or is reasonably likely to result in the incurrence of significant costs, or any significant increase in, any costs and expenses payable by or any taxes owing by the Bank Group as a whole or is reasonably likely to result in a significant increase in any taxes in any material amount owing by the Bank Group as a whole, other than pursuant to or as contemplated by the Finance Documents or the Senior Facilities Finance Documents.

20.16                 Holdco Covenants

No Obligor which is a member of the Bridge Group shall (and the Ultimate Parent shall procure that neither any other member of the Bridge Group nor the Parent shall) trade, carry on any business, own any material assets or incur any material liabilities except for:

118

(a)                                  the carrying on business of and the provision of administrative services to members of the Bridge Group or the Bank Group of a type customarily provided by, a holding company to its Subsidiaries;

(b)                                  the ownership of shares in its Subsidiaries, intergroup debit balances, intergroup credit balances and other credit balances, in each case in bank accounts and cash, provided that:

(i)                                    any shares held by the Parent in the Company, or any intergroup credit balances owed to the Parent by a Senior Facilities Obligor shall be:

(A)                              subject to Senior Facilities Security and Security; and

(B)                                to the extent applicable, subject to the provisions of the HYD Intercreditor Agreement or the Group Intercreditor Agreement; and

(ii)                                any shares held by a member of the Bridge Group in an Obligor shall be subject to Security; and

(iii)                            any obligations in respect of intergroup credit balances owed to a member of the Group by an Obligor shall be expressly subordinated for the benefit of the Finance Parties to the prior payment in full of all sums payable by such Obligor under each of the Finance Documents on terms satisfactory to the Facility Agent, acting reasonably;

(c)                                  any rights and liabilities arising under the Finance Documents, the Senior Facilities Finance Documents, the Existing High Yield Notes, the New High Yield Notes, any High Yield Refinancing and the Merger Documents.

(d)                                  having rights and liabilities under any hedging arrangements which are entered into by it  pursuant to clause 19.9 (Hedging) of this Agreement;

(e)                                  incurring liabilities for or in connection with Taxes or arising by operation of law;

(f)                                    in respect of any service contracts for any directors or employees of that member of the Bridge Group or the Parent entered into on arm’s length terms;

(g)                                 in respect of activities carried on as at the date of this Agreement by members of the Bridge Group provided that such activities (A) are not carried on by any Parent Entity, (B) do not give rise to any material liability that is recourse to any Parent Entity and (C) are not material in the context of the Bridge Group taken as a whole (and for the purposes of this sub-paragraph (i) “Parent Entity” means any member of the Bridge Group of which any Senior Facilities Obligor is a direct or indirect Subsidiary);

(h)                                 in respect of any Parent Debt permitted pursuant to Clause 20.18 (Parent Debt); and

(i)                                    in respect of transactions that are expressly contemplated by the Steps Paper.

20.17                 No Amendments

(a)                                  No Obligor shall (and the Ultimate Parent shall procure that no member of the Bridge Group or the Bank Group shall) amend (i) the Tax Cooperation Agreement (to the extent it is a party thereto) or (ii) its constitutional documents, in each case in a manner which could reasonably be

119

expected to have a Material Adverse Effect other than with the prior written consent of an Instructing Group or where required by law (provided that, in the case of the latter, such amendment could not reasonably be expected to have a Material Adverse Effect);

(b)                                  The Ultimate Parent shall procure that except as permitted by the HYD Intercreditor Agreement and the Group Intercreditor Agreement, no amendment is made to:

(i)                                    any New High Yield Notes; or

(ii)                                the Existing High Yield Notes,

in each case, in a manner which could reasonably be expected to have a Material Adverse Effect other than with the prior written consent of the Instructing Group or where required by law.

20.18                 Parent Debt

The Ultimate Parent shall not (and shall procure that none of its Subsidiaries (other than a member of the Bank Group) shall) incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness unless the Ultimate Parent can demonstrate by reference to the quarterly financial information for the Group most recently delivered pursuant to Clause 17.1 (Financial Statements) that the Leverage Ratio (adjusted in the case of the Consolidated Net Debt element, to take account of the Financial Indebtedness in question and any other Financial Indebtedness raised by the Ultimate Parent or such Subsidiary since the date of such quarterly financial information) is not more than 4.25:1 for the period of four consecutive financial quarters ended on the last day of the financial quarter in respect of which such quarterly financial information was delivered provided that the foregoing limitations shall not apply to:

(a)                                  any Financial Indebtedness arising under or pursuant to the Senior Facilities Finance Documents;

(b)                                  any Financial Indebtedness incurred (including any such Financial Indebtedness existing as at the Original Execution Date) by any member of the Group (other than a member of the Bank Group) and owed to any other member of the Group;

(c)                                  any Financial Indebtedness incurred by any member of the Group (other than a member of the Bank Group) which, if it had been incurred by a Senior Facilities Borrower at such time, would be permitted to be incurred pursuant to Clause 20.4 (Financial Indebtedness) provided that if any basket or threshold contained in Clause 20.4 (Financial Indebtedness) is utilized by any member of the Group (other than a member of the Bank Group) pursuant to this paragraph (c), such basket or threshold shall be reduced by a corresponding amount and shall thereafter be unavailable for use by any member of the Bank Group;

(d)                                  any Financial Indebtedness incurred by any member of the Group (other than a member of the Bank Group) to refinance all or any part of the Senior Facilities Outstandings, including the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable, in respect of such Senior Facilities Outstandings and any fees, costs and expenses incurred in connection with such refinancing;

(e)                                  the Facility, the Exchange Notes, the Existing High Yield Notes, any New High Yield Notes or any High Yield Refinancings; and

120

(f)                                    any Financial Indebtedness incurred by any Permitted Joint Venture.

20.19                 Solvent Liquidation

(a)                                  No Obligor (for these purposes, as used in this paragraph (a), a “Predecessor Obligor”) shall, without the prior written consent of an Instructing Group, liquidate on a solvent basis (for purposes of this paragraph (a), the “Solvent Liquidation”) unless:

(i)                                    on or prior to the Solvent Liquidation, an entity (for purposes of this paragraph (a), the “Successor Entity”) acquires substantially all of the assets and assumes substantially all of the liabilities of the Predecessor Obligor (for purposes of this paragraph (a), a “Liquidation Transfer”), excluding any rights under contracts that cannot be assigned or liabilities that will be satisfied or released upon the Solvent Liquidation, on an arms’ length basis and for full consideration;

(ii)                                the Successor Entity is organised in the same jurisdiction as that in which the Predecessor Obligor is organised and is an existing Obligor;

(iii)                            the Successor Entity does not incur any additional material liabilities in connection with the Solvent Liquidation other than those which are to be transferred to it by the Predecessor Obligor but which did not arise directly as a result of the Solvent Liquidation;

(iv)                               to the extent previously provided in respect of the shares of the Predecessor Obligor, the Finance Parties are granted a first ranking security interest over the shares of the Successor Entity;

(v)                                   no Event of Default has occurred and is continuing or would arise from the Liquidation Transfer or the Solvent Liquidation; and

(vi)                               immediately after the Solvent Liquidation, the following documents are delivered to the Facility Agent each in a form previously approved by the Facility Agent (acting on the instructions of an Instructing Group):

(1)                                 copies of solvency declarations of the directors of the Successor Entity confirming to the best of their knowledge and belief, that the Successor Entity was balance sheet solvent immediately prior to and after the Solvent Liquidation, accompanied by any report by the auditors or other advisers of the relevant Successor Entity on which such directors have relied for the purposes of giving such declaration;

(2)                                 copies of the resolutions of the Predecessor Obligor and the Successor Entity (to the extent required by law) approving the Liquidation Transfer and/or the Solvent Liquidation (as applicable);

(3)                                 copies of the statutory declarations of the directors of the Predecessor Obligor (to the extent required by law) given in connection with Solvent Liquidation;

(4)                                 a copy of the executed transfer agreement relating to the Liquidation Transfer; and

121

(5)                                 the legal opinion from the Successor Entity’s counsel confirming (i) the due capacity and incorporation of each of the Successor Entity and the Predecessor Obligor, (ii) the power and authority of the Successor Entity to enter into and perform its obligations under this Agreement and any other Finance Document to which it is a party and (iii) that the transfer agreement giving effect to the Liquidation Transfer is legally binding and enforceable in accordance with its terms.

(b)                                  No Senior Facilities Obligor (for these purposes, as used in this paragraph (b), a “Predecessor Obligor”) shall, without the prior written consent of an Instructing Group, liquidate on a solvent basis (for purposes of this paragraph (b), the “Solvent Liquidation”) unless:

(i)                                    on or prior to the Solvent Liquidation, an entity (for purposes of this paragraph (b), the “Successor Entity”) acquires substantially all of the assets and assumes substantially all of the liabilities of the Predecessor Obligor (for purposes of this paragraph (b), a “Liquidation Transfer”), excluding any rights under contracts that cannot be assigned or liabilities that will be satisfied or released upon the Solvent Liquidation, on an arms’ length basis and for full consideration;

(ii)                                the Successor Entity is organised in the same jurisdiction as that in which the Predecessor Obligor is organised and is either:

(x)           an existing Senior Facilities Obligor; or

(y)         a Subsidiary of the Company that is entitled to become (and subsequently does become) a Senior Facilities Obligor in accordance with the provisions of Clause 26.1 or Clause 26.2 of the Senior Facilities Agreement; and

(iii)                            the Successor Entity does not incur any additional material liabilities in connection with the Solvent Liquidation other than those which are to be transferred to it by the Predecessor Obligor but which did not arise directly as a result of the Solvent Liquidation;

(iv)                               to the extent previously provided in respect of the shares of the Predecessor Obligor, the Finance Parties are granted a first ranking security interest over the shares of the Successor Entity;

(v)                                   no Event of Default has occurred and is continuing or would arise from the Liquidation Transfer or the Solvent Liquidation;

(vi)                               immediately after the Solvent Liquidation, the following documents are delivered to the Senior Facility Agent each in a form previously approved by the Senior Facility Agent (acting on the instructions of a Senior Facilities Instructing Group):

(1)                                 copies of solvency declarations of the directors of the Successor Entity confirming to the best of their knowledge and belief, that the Successor Entity was balance sheet solvent immediately prior to and after the Solvent Liquidation, accompanied by any report by the auditors or other advisers of the relevant Successor Entity on which such directors have relied for the purposes of giving such declaration;

122

(2)                                 copies of the resolutions of the Predecessor Obligor and the Successor Entity (to the extent required by law) approving the Liquidation Transfer and/or the Solvent Liquidation (as applicable);

(3)                                 copies of the statutory declarations of the directors of the Predecessor Obligor (to the extent required by law) given in connection with Solvent Liquidation;

(4)                                 a copy of the executed transfer agreement relating to the Liquidation Transfer; and

(5)                                 the legal opinion from the Successor Entity’s counsel confirming (i) the due capacity and incorporation of each of the Successor Entity and the Predecessor Obligor, (ii) the power and authority of the Successor Entity to enter into and perform its obligations under this Agreement and any other Finance Document to which it is a party and (iii) that the transfer agreement giving effect to the Liquidation Transfer is legally binding and enforceable in accordance with its terms.

20.20                 ERISA

The Ultimate Parent shall procure that neither any Senior Facilities Obligor nor any ERISA Affiliate shall maintain or contribute to (or have an obligation to contribute to) a Plan subject to Title IV or Section 302 of ERISA and/or Section 412 of the Code or to a Multiemployer Plan which could reasonably be expected to give rise to a material liability to any Senior Facilities Obligor or any Finance Party.

21.                               ACCEDING GROUP COMPANIES

21.1                        Acceding Guarantors

(a)                                  Subject to paragraph (b) below, the Ultimate Parent may, upon not less than 3 Business Days’ prior written notice to the Facility Agent, request that any member of the Group becomes an Acceding Guarantor under this Agreement.

(b)                                  Such member of the Group may become an Acceding Guarantor if:

(i)                                    the Ultimate Parent delivers to the Facility Agent a duly completed and executed Accession Notice;

(ii)                                the Ultimate Parent confirms that no Event of Default is continuing or would occur as a result of that member of the Group becoming an Acceding Guarantor; and

(iii)                            the Facility Agent has received all of the documents and other evidence listed in Part 2 of Schedule 7 (Accession Documents) in relation to that member of the Group, each in form and substance satisfactory to the Agent, acting reasonably.

(c)                                  The Facility Agent shall notify the Ultimate Parent and the Lenders promptly upon being satisfied that the conditions specified in paragraph (b) above have been satisfied.

21.2                        Acceding Holding Company

If at any time the Ultimate Parent becomes a Subsidiary of a Holding Company, the Ultimate Parent shall ensure that such Holding Company shall, upon becoming the Holding Company of the Ultimate Parent

123

deliver an Accession Notice duly executed by the Holding Company together with the documents set out in Part 2 of Schedule 7 (Accession Documents).

21.3                        Assumption of Rights and Obligations

(a)                                  Upon satisfactory delivery of a duly executed Accession Notice to the Facility Agent, together with the other documents required to be delivered under paragraph (b) of Clause 21.1 (Acceding Guarantors), the relevant member of the Group, the Ultimate Parent, the Obligors and the Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such member of the Group been an original party to this Agreement as an Original Guarantor, as the case may be.

(b)                                  Upon satisfactory delivery of a duly executed Accession Notice to the Facility Agent, together with the other documents required to be delivered under Clause 21.2 (Acceding Holding Company), the relevant Holding Company, the Obligors and the Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such Holding Company been an original party to this Agreement as the Ultimate Parent, and such Holding Company shall become a party to this Agreement in such capacity. Simultaneously with such Holding Company becoming a party to this Agreement as aforesaid, the Facility Agent shall release the Ultimate Parent for the time being from its obligations as an Ultimate Parent under this Agreement (other than its obligations as a Guarantor and provider of Security) and such Ultimate Parent shall cease to be a party to this Agreement in such capacity.

22.                               EVENTS OF DEFAULT

Each of Clauses 22.1 (Non-Payment) to Clause 22.16 (Change of Ownership) describes the circumstances which constitute an Event of Default for the purposes of this Agreement.

22.1                        Non-Payment

Any Obligor fails to pay any sum due from it under any Finance Document at the time, in the currency and in the manner specified in such Finance Document within (a) 1 Business Day of the due date, in the case of payments of principal where failure to pay was due solely to technical or administrative error in the transmission of funds, (b) 3 Business Days of the due date, in the case of payments of interest, or (c) 5 Business Days of the due date, in respect of payments of any other amounts.

22.2                        Covenants

(a)                                  Any Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in Clause 19.1 (Application of Initial Loans), Clause 20.2 (Negative Pledge), Clause 20.3 (Loans and Guarantees), Clause 20.4 (Financial Indebtedness), Clause 20.5 (Dividends, Distributions and Share Capital), Clause 20.8 (Mergers), Clause 20.9 (Joint Ventures) or Clause 20.13 (Acquisitions and Investments).

(b)                                  Any Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in Clause 17 (Financial Information) or sub-paragraph (b)(i) of Clause 19.12 (Further Assurance), paragraphs (a) and (b) of Clause 19.9 (Hedging), and such failure, if capable of remedy is not so remedied within 10 Business Days of the earlier of such Obligor becoming aware of such failure to perform or comply and the Facility Agent having given notice of such failure to the Ultimate Parent.

124

(c)                                  There is any breach of Clause 18.2 (Ratios).

(d)                                  There is any breach of Clause 20.6 (Disposals), provided that where the failure to comply with any obligation under Clause 20.6 (Disposals) relates to the obligation to deliver a certificate within a specified time period, no Event of Default shall be deemed to have occurred unless the relevant Obligor shall have failed to deliver (or procure the delivery of) the required certificate within such time period and upon request by the Facility Agent for a description of the transactions relating to such certificate which was not delivered, the relevant Obligor fails to provide such details within 10 Business Days after such request.

22.3                        Other Obligations

Any Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in any of the Finance Documents (other than any of those referred to in Clauses 22.1 (Non-Payment) and 22.2 (Covenants)) and such failure, if capable of remedy, is not so remedied within 30 days of the earlier of the Ultimate Parent or such Obligor becoming aware of such failure to perform or comply and the Facility Agent having given notice of such failure to the Borrower.

22.4                        Misrepresentation

Any representation or statement made or repeated (or procured to be made or repeated) by any Obligor in any Finance Document or in any notice or other document or certificate delivered by it (or procured by it to be delivered) pursuant to a Finance Document is or proves to have been incorrect or misleading in any material respect when made or repeated where the circumstances giving rise to such inaccuracy, if capable of remedy or change are not remedied or do not change within 30 days of the earlier of the Ultimate Parent or the relevant Obligor becoming aware of such circumstances and the Facility Agent having notified the Borrower of such misrepresentation having occurred.

22.5                        Cross Default

(a)                                  Any Financial Indebtedness of any member of the Group is not paid when due and payable, after taking into account any applicable grace period;

(b)                                  any Financial Indebtedness of any member of the Group is declared (or is capable of being declared) to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), after taking into account any applicable grace period; or

(c)                                  any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described), provided that no Event of Default will occur under this Clause 22.5:

(i)                                    if the aggregate amount of Financial Indebtedness and/or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than £35 million (or its equivalent in other currencies);

(ii)                                if the circumstance which would otherwise have caused an Event of Default under this Clause 22.5 is being contested in good faith by appropriate action;

125

(iii)                            if the relevant Financial Indebtedness is cash-collateralised and such cash is available for application in satisfaction of such Financial Indebtedness;

(iv)                               if such Financial Indebtedness is owed by one member of the Group to another member of the Group; or

(v)                                   if such Event of Default arises solely by reason of the failure of any member of the Group to  obtain the consent of the lenders under the Existing Credit Facilities to (i) the execution of the Finance Documents, (ii) the exercise of any of its rights or the performance of any of its obligations under the Finance Documents or (iii) any other matter contemplated by the Finance Documents.

22.6                        Insolvency

The Ultimate Parent, the Borrower, any Guarantor, the Parent, any Senior Facilities Borrower, or any Senior Facilities Obligor that is a Material Subsidiary is unable to pay its debts as they fall due, ceases or suspends generally the payment of its debts or announces an intention to do so, or makes a general assignment for the benefit of or a composition with its creditors generally or a general moratorium is declared in respect of the Financial Indebtedness of the Ultimate Parent, the Parent, the Borrower, any Guarantor, such Senior Facilities Borrower or such Senior Facilities Obligor (as applicable).

22.7                        Winding-up

After the Original Execution Date, the Ultimate Parent, the Borrower, any Guarantor, the Parent, any Senior Facilities Borrower or any Senior Facilities Obligor that is a Material Subsidiary takes any corporate action or formal legal proceedings are started and served (not being actions or proceedings which can be demonstrated to the satisfaction of the Facility Agent by providing an opinion of a leading firm of London solicitors (within 30 days of any such action or proceedings having commenced) to that effect, as frivolous, vexatious or an abuse of the process of the court or related to a claim to which such Person has a good defence and which is being vigorously contested by such body) for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets other than where any such legal proceedings in respect of the Ultimate Parent, the Borrower, any Guarantor, the Parent, such Senior Facilities Borrower or such Senior Facilities Obligor either (a)(i) do not relate to the appointment of an administrator and (ii) are stayed or discharged within 30 days from their commencement or (b) relate to a solvent liquidation or dissolution set forth under paragraph (c) of Clause 20.8 (Mergers).

22.8                        Execution or Distress

Any execution, distress or attachment is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of the Ultimate Parent, the Borrower, any Guarantor, the Parent, any Senior Facilities Borrower or any Senior Facilities Obligor which is a Material Subsidiary having an aggregate value of more than £35 million (or its equivalent in other currencies) and the same is not discharged within 30 days.

22.9                        Similar Events

Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clause 22.6 (Insolvency), 22.7 (Winding-up) or Clause 22.8 (Execution or Distress).

126

22.10                 Repudiation

Any Obligor repudiates any of the Finance Documents to which it is party.

22.11                 Illegality

Save as provided in the Reservations, at any time it is or becomes unlawful for any Obligor to perform or comply with any or all of its obligations under any of the Finance Documents to which it is party or any of the obligations of any Obligor under any of the Finance Documents to which it is party are not or cease to be legal, valid and binding except as contemplated by the Reservations and, if capable of remedy, is not remedied within 10 Business Days of the earlier of the Ultimate Parent or such Obligor becoming aware of the relevant illegality and the Facility Agent having given notice of the same to the Borrower.

22.12                 Intercreditor Default

Any member of the Group which is party to the Group Intercreditor Agreement or the HYD Intercreditor Agreement fails to comply with its obligations under it and such failure, if capable of remedy, is not remedied within 30 days of the earlier of such member of the Group becoming aware of the relevant failure to comply and the Facility Agent having given notice of the same to the Borrower.

22.13                 Revocation of Necessary Authorisations

Any Necessary Authorisation is revoked and where such revocation is reasonably likely to have a Material Adverse Effect, is not replaced within 10 Business Days.

22.14                 Material Adverse Effect

Any event or circumstance occurs which would have a Material Adverse Effect.

22.15                 Material Proceedings

Any litigation, arbitration or administrative proceeding of or before any court, arbitral body, or agency is commenced against any member of the Group, which is reasonably likely to be adversely determined and which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

22.16                 Change of Ownership

(a)                                  After consummation of the Merger and implementation of each of Steps 1 and 2 set out in the page headed “Combination of NTL and Telewest” of the Steps Paper, the Parent, the Company, TCN, any of the Obligors or any of the Senior Facilities Obligors are not direct or indirect wholly owned Subsidiaries of the Ultimate Parent; or

(b)                                  After implementation of each of Steps 3 to 10 set out in the pages headed “Post Combination Restructuring – Second Alternative (Structure 2)” of the Steps Paper:

(i)                                    the Parent is not a direct or indirect wholly owned subsidiary of the Ultimate Parent;

(ii)                                the Company ceases to be a direct wholly-owned Subsidiary of the Parent; or

(iii)                            any other Senior Facilities Obligor (other than the Parent and the Company) ceases to be a direct or indirect wholly-owned Subsidiary of the Company.

127

22.17                 Acceleration

Subject to Clauses 22.19 (Vanilla Clean-Up Period) and 22.20 (Baseball Clean-up Period) below, upon the occurrence of an Event of Default and while the same is continuing at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

(a)                                  declare all or any part of the Outstandings to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by any Obligor under the Finance Documents) or declare all or any part of the Outstandings to be due and payable on demand of the Facility Agent; and/or

(b)                                  declare that any unutilised portion of the Facility shall be cancelled, whereupon the same shall be cancelled and the corresponding Commitments of each Lender shall be reduced to zero; and/or

(c)                                  exercise or direct the Security Trustee to exercise any rights and remedies (including any right to demand cash collateral by deposit in such interest-bearing account as the Facility Agent may specify) to which the Facility Agent, the Security Trustee or the Lenders may be entitled;

provided that, notwithstanding anything to the contrary contained above in this Clause 22.17, upon the occurrence of any Event of Default listed in Clauses 22.9 (Similar Events) or 22.21 (US Bankruptcy) in relation to any US Obligor, all or any part of the Outstandings shall be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by any Obligor under the Finance Documents), any unutilised portion of the Facility shall be immediately cancelled and the corresponding Commitments of each Lender shall be reduced to zero and the Facility Agent may exercise or direct the Security Trustee to exercise any rights and remedies (including any right to demand cash collateral by deposit in such interest-bearing account as the Facility Agent may specify) to which the Facility Agent, the Security Trustee or the Lenders may be entitled.

22.18                 Repayment on Demand

If, pursuant to paragraph (a) of Clause 22.17 (Acceleration), the Facility Agent declares all or any part of the Outstandings to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

(a)                                  require repayment of all or the relevant part of the Outstandings on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Parent or any Obligor under the Finance Documents) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

(b)                                  select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of 3 months or less.

22.19                 Vanilla Clean-Up Period

If, during the Vanilla Clean-up Period, any matter or circumstance exists in respect of any member of the Telewest Group which would, but for the provisions of this Clause 22.19, constitute a breach of any representation under Clause 16 (Representations and Warranties), the breach of any covenant specified in Clauses 19.10 (Pension Plans), 20.2 (Negative Pledge), 20.3 (Loans and Guarantees), 20.4 (Financial Indebtedness), 20.8 (Mergers), 20.9 (Joint Ventures), 20.10 (Transactions with Affiliates) and 20.12

128

(Limitations on Hedging) or an Event of Default by reason of Clause 22.5 (Cross Default), then such misrepresentation, breach of covenant or Event of Default shall not give rise to a Default or Event of Default unless:

(a)                                  NTL or any of its Subsidiaries (excluding for these purposes any member of the Telewest Group) has procured or specifically approved a breach of such representations or covenants by a member of the Telewest Group; or

(b)                                  the matter or circumstance constitutes a Material Adverse Effect; or

(c)                                  such matter or circumstance continues to exist after the expiry of the Vanilla Clean-up Period; or

(d)                                  the breach is capable of remedy and NTL or the relevant member of the Telewest Group is aware of the relevant circumstances at the time but fails to take appropriate steps to remedy the same, provided that any matter contained in this Clause 22.19 shall be without prejudice to the rights of the Lender in respect of any breach of representation, covenant or default which continues to exist or arises after the expiry of the Vanilla Clean-Up Period.

22.20                 Baseball Clean-Up Period

If, during the Baseball Clean-up Period, any matter or circumstance exists in respect of any member of the Baseball Group which would, but for the provisions of this Clause 22.20, constitute a breach of any representation under Clause 16 (Representations and Warranties), the breach of any covenant specified in Clauses  19.10 (Pension Plans), 20.2 (Negative Pledge), 20.3 (Loans and Guarantees), 20.4 (Financial Indebtedness), 20.8 (Mergers), 20.9 (Joint Ventures), 20.10 (Transactions with Affiliates) and 20.12 (Limitations on Hedging) or an Event of Default by reason of Clause 22.5 (Cross Default), then such misrepresentation, breach of covenant or Event of Default shall not give rise to a Default or Event of Default unless:

(a)                                  the Ultimate Parent or any of its Subsidiaries (excluding for these purposes any member of the Baseball Group) has procured or specifically approved a breach of such representations or covenants by a member of the Baseball Group; or

(b)                                  the matter or circumstance constitutes a Material Adverse Effect; or

(c)                                  such matter or circumstance continues to exist after the expiry of the Baseball Clean-up Period; or

(d)                                  the breach is capable of remedy and the Baseball Bidcos are aware of the relevant circumstances at the time but fail to take appropriate steps to remedy the same,

provided that any matter contained in this Clause 22.20 shall be without prejudice to the rights of the Lender in respect of any breach of representation, covenant or default which continues to exist or arises after the expiry of the Baseball Clean-Up Period.

22.21                 US Bankruptcy

Notwithstanding Clause 22.17 (Acceleration), if any Obligor shall commence a voluntary case concerning itself under the US Bankruptcy Code, or an involuntary case is commenced against any Obligor and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case, or a custodian (as defined in the US Bankruptcy Code) is appointed for, or takes charge of, all or

129

substantially all of the property of any Obligor, or any order of relief or other order approving any such case or proceeding is entered, the Facility shall cease to be available and all Initial Loans shall become immediately due and payable, in each case automatically and without any further action by any party hereto.

23.                               DEFAULT INTEREST

23.1                        Consequences of Non-Payment

If any sum due and payable by any Obligor under this Agreement is not paid on the due date therefor in accordance with the provisions of Clause 28 (Payments) or if any sum due and payable by an Obligor pursuant to a judgment of any court in connection with this Agreement is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the Business Day on which the obligation of such Obligor to pay the Unpaid Sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period (which shall be a Business Day) and the duration of each of which shall (except as otherwise provided in this Clause 23) be selected by the Facility Agent.

23.2                        Default Rate

During each such period relating thereto as is mentioned in Clause 23.1 (Consequences of Non-Payment) the Initial Loans and any Unpaid Sum shall bear interest at the rate per annum which is the sum from time to time of 2%, the Applicable Margin, the Associated Costs Rate (if applicable) at such time and LIBOR on the Quotation Date therefor, provided that:

(a)                                  if, for any such period, LIBOR cannot be determined, the rate of interest applicable to each Lender’s portion of such Unpaid Sum shall be the rate per annum which is the sum of 2%, the Applicable Margin, (as aforesaid), and the Associated Costs Rate at such time and the rate per annum that shall be notified to the Facility Agent by such Lender as soon as practicable after the beginning of such period as being that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Unpaid Sum during such period; and

(b)                                  if any Unpaid Sum is all or part of an Initial Loan which became due and payable on a day other than the last day of an Interest Period relating thereto, the first Interest Period applicable to it shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest applicable thereto from time to time during such Interest Period shall be that which exceeds by 2% the rate which would have been applicable to it had it not so fallen due.

23.3                        Maturity of Default Interest

Any interest which shall have accrued under Clause 23.2 (Default Rate) in respect of the Initial Loans and any Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such sum at the end of the period by reference to which it is calculated or on such other dates as the Facility Agent may specify by written notice to such Obligor.

23.4                        Construction of Unpaid Sum

Any Unpaid Sum shall (for the purposes of this Clause 23 (Default Interest), Clause 13 (Increased Costs), Clause 26 (Borrowers’ Indemnities) and Schedule 6 (Associated Costs Rate)) be treated as a loan and accordingly in those provisions the term “Initial Loan” includes any Unpaid Sum and the term “Interest

130

Period”, in relation to an Unpaid Sum, includes each such period relating thereto as is mentioned in Clause 23.1 (Consequences of Non-Payment).

24.                               GUARANTEE AND INDEMNITY

24.1                        Guarantee

With effect from the date of this Agreement or if later, the date on which it accedes to this Agreement in such capacity, each Guarantor irrevocably and unconditionally guarantees, jointly and severally, to each of the Finance Parties the due and punctual payment by the Borrower of all sums payable by it under each of the Finance Documents and agrees that promptly on demand it will pay to the Facility Agent each and every sum of money which the Borrower is at any time liable to pay to any Finance Party under or pursuant to any Finance Document and which has become due and payable but has not been paid at the time such demand is made and provided that before any such demand is made on a Restricted Guarantor, demand for payment of the relevant sum shall first have been made on the Borrower.

24.2                        Indemnity

With effect from the date of this Agreement, or if later, the date upon which it accedes to this Agreement in such capacity, each Guarantor (other than a Restricted Guarantor) irrevocably and unconditionally agrees, jointly and severally, as primary obligor and not only as surety, to indemnify and hold harmless each Finance Party on demand by the Facility Agent from and against any loss incurred by such Finance Party as a result of any of the obligations of the Borrower under or pursuant to any Finance Document being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever (whether or not known to that Finance Party or any other person) the amount of such loss being the amount which the Finance Party suffering it would otherwise have been entitled to recover from the Borrower.

24.3                        Continuing and Independent Obligations

The obligations of each Guarantor under this Agreement shall constitute and be continuing obligations which shall not be released or discharged by any intermediate payment or settlement of all or any of the obligations of the Borrower under the Finance Documents, shall continue in full force and effect until the unconditional and irrevocable payment and discharge in full of all amounts owing by the Borrower under each of the Finance Documents and are in addition to and independent of, and shall not prejudice or merge with, any other security (or right of set-off) which any Finance Party may at any time hold in respect of such obligations or any of them.

24.4                        Avoidance of Payments

Where any release, discharge or other arrangement in respect of any obligation of the Borrower, or any Security held by any Finance Party therefor, is given or made in reliance on any payment or other disposition which is avoided or must be repaid (whether in whole or in part) in an insolvency, liquidation or otherwise and whether or not any Finance Party has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid (in whole or in part), the provisions of this Clause 24 shall continue as if such release, discharge or other arrangement had not been given or made.

131

24.5                        Immediate Recourse

None of the Finance Parties shall be obliged, before exercising or enforcing any of the rights conferred upon them in respect of the Guarantors by this Agreement or by Law, to seek to recover amounts due from the Borrower or to exercise or enforce any other rights or Security any of them may have or hold in respect of any of the obligations of the Borrower under any of the Finance Documents save that no demand for any payment may be made on any Restricted Guarantor unless such demand has first been made on the Borrower.

24.6                        Waiver of Defences

Neither the obligations of the Guarantors contained in this Agreement nor the rights, powers and remedies conferred on the Finance Parties in respect of the Guarantors by this Agreement or by Law shall be discharged, impaired or otherwise affected by:

(a)                                  the winding-up, dissolution, administration or re-organisation of the Borrower or any other person or any change in the status, function, control or ownership of the Borrower or any such person;

(b)                                  any of the obligations of the Borrower or any other person under any Finance Document or any Security held by any Finance Party therefor being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)                                  any time or other indulgence being granted to or agreed (i) to or with the Borrower or any other person in respect of its obligations or (ii) in respect of any security granted under any Finance Documents;

(d)                                  unless otherwise agreed, any amendment to, or any variation, waiver or release of, any obligation of, or any Security granted by, the Borrower or any other person under any Finance Document;

(e)                                  any total or partial failure to take, or perfect, any Security proposed to be taken in respect of the obligations of the Borrower or any other person under the Finance Documents;

(f)                                    any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any security held by any Finance Party in respect of the Borrower’s obligations under any Finance Document; or

(g)                                 any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of any of the Guarantors under this Agreement or any of the rights, powers or remedies conferred upon the Finance Parties or any of them by this Agreement or by Law.

24.7                        No Competition

Until all amounts which may become payable by the Borrower under or in connection with the Finance Documents have been paid in full, any rights which any Guarantor may at any time have by way of contribution or indemnity in relation to any of the obligations of the Borrower under any of the Finance Documents or to claim or prove as a creditor of the Borrower or any other person or its estate in competition with the Finance Parties or any of them, shall be exercised by such Guarantor only if and to the extent that the Facility Agent so requires and in such manner and upon such terms as the Facility Agent may specify and each Guarantor shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the Facility Agent for application in or towards

132

payment of any sums at any time owed by the Borrower under any of the Finance Documents as if such moneys, rights or security were held or received by the Facility Agent under this Agreement.

24.8                        Appropriation

To the extent any Finance Party receives any sum from any Guarantor in respect of the obligations of any of the other Obligors under any of the Finance Documents which is insufficient to discharge all sums which are then due and payable in respect of such obligations of such other Obligors, such Finance Party shall not be obliged to apply any such sum in or towards payment of amounts owing by such other Obligor under any of the Finance Documents, and any such sum may, in the relevant Finance Party’s discretion, be credited to a suspense or impersonal account and held in such account pending the application from time to time (as the relevant Finance Party may think fit) of such sums in or towards the discharge of such liabilities owed to it by such other Obligor under the Finance Documents as such Finance Party may select provided that such Finance Party shall promptly make such application upon receiving sums sufficient to discharge all sums then due and payable to it by such other Obligor under the Finance Documents.

24.9                        Limitation of Liabilities of United States Guarantors

Each Restricted Guarantor and each of the Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 24) hereby confirms its intention that this guarantee should not constitute a fraudulent transfer or conveyance for the purposes of any bankruptcy, insolvency or similar law, the United States Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law. To effectuate the foregoing intention, each Restricted Guarantor and each of the Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 24) hereby irrevocably agrees that its obligations under this Clause 24 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Restricted Guarantor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Restricted Guarantor and the other Guarantors, result in the obligations of such Restricted Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

24.10                 Droit de Discussion and Droit de Division

(a)                                  Any right which at any time any Guarantor may have under the existing or future laws of Jersey whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against such Guarantor in respect of the obligations assumed by such Guarantor under or in connection with any Finance Document is hereby waived.

(b)                                  Any right which at any time any Guarantor may have under the existing or future laws of Jersey whether by virtue of the droit de division or otherwise to require that any liability under any guarantee or indemnity given in or in connection with any Finance Document be divided or apportioned with any other person or reduced in any manner whatsoever is hereby waived.

25.                               AGENTS

25.1                        Appointment of the Facility Agent

Each of the other Finance Parties appoints the Facility Agent to act as its agent under and in connection with the Finance Documents and authorises the Facility Agent to exercise the rights, powers, authorities

133

and discretions specifically delegated to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2                        Duties of the Facility Agent

(a)                                  The Facility Agent shall promptly inform each Lender of the contents of any notice or document received by it in its capacity as Facility Agent from the Parent or any of the Obligors under the Finance Documents.

(b)                                  The Facility Agent shall promptly notify the Lenders of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document upon becoming aware of the same.

(c)                                  If so instructed by an Instructing Group, the Facility Agent shall refrain from exercising any power or discretion vested in it as agent under any Finance Document.

(d)                                  The duties of the Facility Agent under the Finance Documents are, save to the extent otherwise expressly provided, solely mechanical and administrative in nature.

25.3                        Role of the Bookrunners and the Arrangers

Except as specifically provided in the Finance Documents, none of the Bookrunners or the Arrangers shall have any obligations of any kind to any other party under or in connection with any Finance Document.

25.4                        No Fiduciary Duties

(a)                                  Nothing in the Finance Documents constitutes the Facility Agent or any of the Arrangers as a trustee or fiduciary of any other person.

(b)                                  Neither the Facility Agent nor any of the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5                        Business with the Group

Any of the Facility Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6                        Discretion of the Facility Agent

(a)                                  The Facility Agent may rely on:

(i)                                    any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

134

(b)                                  The Facility Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)                                    no Default has occurred;

(ii)                                any right, power, authority or discretion vested in this Agreement upon any party, the Lenders or an Instructing Group has not been exercised; and

(iii)                            any notice or request made by the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                  The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                  The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

25.7                        Instructing Group’s Instructions

(a)                                  Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) act in accordance with any instructions given to it by an Instructing Group (or, if so instructed by an Instructing Group, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) shall not be liable to any Finance Party for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of an Instructing Group.

(b)                                  Unless a contrary indication appears in a Finance Document, any instructions given by an Instructing Group will be binding on all the Finance Parties.

(c)                                  The Facility Agent may refrain from acting in accordance with the instructions of an Instructing Group or, if appropriate, the Lenders until it has received such security or collateral as it may require for any cost, loss or liability which it may incur in complying with such instructions.

(d)                                  In the absence of instructions from an Instructing Group or, if appropriate, the Lenders, the Facility Agent may act (or refrain from taking action) as it considers to be in the best interests of the Lenders.

(e)                                  The Facility Agent shall not be authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document without first obtaining the Lender’s consent to do so.

25.8                        No Responsibility

None of the Facility Agent or the Arrangers shall be:

(a)                                  responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Finance Party, an Obligor, the Company or any other person in or in connection with any Finance Document, including the Information Memoranda, the Agreed Business Plan and any Budget; or

135

(b)                                  responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9                        Exclusion of Liability

(a)                                  Without limiting paragraph (b) of this Clause, the Facility Agent will not be liable to any Finance Party for any action taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.

(b)                                  Each of the Lenders agrees that it will not take any proceedings, or assert or seek to assert any claim, against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and agrees that any officer, employee or agent of the Facility Agent may enforce this provision.

(c)                                  The Facility Agent will not be liable for any failure to notify any person of any matter referred to in Clause 17.8 (Notifications) or any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all reasonable steps to comply with Clause 17.8 (Notifications) and taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

25.10                 Lender’s Indemnity

Each Lender shall (in its relevant Proportion (as determined at all times for these purposes in accordance with paragraph (c) of the definition of “Proportion”) indemnify the Facility Agent from time to time on demand by the Facility Agent against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of its negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless it has been reimbursed therefor by an Obligor pursuant to the terms of the Finance Documents).

25.11                 Resignation

(a)                                  The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or the State of New York as successor Facility Agent by giving notice to the Lenders and the Borrower.

(b)                                  The Facility Agent may resign without having designated a successor as agent under paragraph (a) above (and shall do so if so required by an Instructing Group) by giving notice to the Lenders and the Borrower, in which case an Instructing Group may appoint a successor Facility Agent (acting through an office in the United Kingdom or the State of New York), approved by the Borrower, acting reasonably. If an Instructing Group has not appointed a successor Facility Agent in accordance with this paragraph (b) within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent (acting through an office in the United Kingdom or the State of New York), approved by the Borrower, acting reasonably.

(c)                                  The retiring Facility Agent shall, at the Borrower’s cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

136

(d)                                  The resignation notice of the Facility Agent shall only take effect upon the appointment of a successor Facility Agent.

(e)                                  Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. The Facility Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if such successor Facility Agent had been an original party as Facility Agent.

25.12                 Confidentiality

(a)                                  The Facility Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                  If information is received by another division or department of the Facility Agent it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)                                  Notwithstanding any other provision of any Finance Document to the contrary, the Finance Parties are not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any Law.

(d)                                  Notwithstanding any other provision of any Finance Document, the parties (and each employee, representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

25.13                 Facility Office

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.14                 Lenders’ Associated Costs Details

To the extent applicable, each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Associated Costs Rate in accordance with Schedule 6 (Associated Costs Rate).

25.15                 Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied (or procured to be supplied) by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Bookrunners and the Arrangers that it has been, and will continue to be, solely responsible for

137

making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                  the financial condition, status and nature of each member of the Group;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                  whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                  the adequacy, accuracy and/or completeness of the Information Memoranda, the Agreed Business Plan and each Budget and any other information provided by the Facility Agent, the Bookrunners, the Arrangers or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16                 Deduction from Amounts Payable by the Facility Agent

If any amount is due and payable by any party to the Facility Agent under any Finance Document the Facility Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that party shall be regarded as having received such payment without any such deduction.

25.17                 Obligors’ Agent

(a)                                  Each Obligor irrevocably authorises the Ultimate Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)                                    the Ultimate Parent on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions to execute on its behalf any Finance Document and to enter into any agreement in connection with the Finance Documents notwithstanding that the same may affect such Obligor, without further reference to or the consent of such Obligor; and

(ii)                                each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Ultimate Parent on its behalf, and in each such case such Obligor will be bound thereby as though the Company or such Obligor itself had supplied such information, given such notice and instructions, executed such Finance Document and agreement or received any such notice, demand or other communication.

138

(b)                                  Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Obligors’ Agent under any Finance Document, or in connection with this Agreement (whether or not known to any Obligor and whether occurring before or after such person became party to this Agreement), shall be binding for all purposes on all Obligors as if the Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

25.18                 Co-operation with the Facility Agent

Each Lender and each Obligor will co-operate with the Facility Agent to complete any legal requirements imposed on the Facility Agent in connection with the performance of its duties under this Agreement and shall supply any information requested by the Facility Agent in connection with the proper performance of those duties provided that no Obligor shall be under any obligation to provide any information the supply of which would be contrary to any confidentiality obligation binding on any member of the Group or prejudice the retention of legal privilege in such information and provided further no Obligor shall (and the Ultimate Parent shall procure that no member of the Bridge Group or the Bank Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a  confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group.

25.19                 “Know your client” checks

Nothing in this Agreement shall oblige any of the Facility Agent or the Arrangers to carry out any “know your client” or other applicable anti-money laundering checks in relation to the identity of any person on behalf of any Lender and each Lender confirms to the each of the Facility Agent, the Bookrunners and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any other person.

26.                               BORROWERS’ INDEMNITIES

26.1                        General Indemnities

With effect from the Merger Closing Date, the Borrower undertakes to indemnify:

(a)                                  each of the Finance Parties against any out-of-pocket cost, claim, loss, expense (including legal fees) or liability, which any of them may sustain or incur as a consequence of the occurrence of any Default; and

(b)                                  each Lender against any out-of-pocket loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Initial Loan, in each case requested by the Borrower under this Agreement but not made by reason of the operation of any one or more of the provisions of this Agreement (save as a result of such Lender’s own gross negligence or wilful default).

26.2                        Break Costs

(a)                                  The Borrower shall, within 3 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of any Initial Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Initial Loan or Unpaid Sum.

139

(b)                                  Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

27.                               CURRENCY OF ACCOUNT

27.1                        Currency

Dollars is the currency of account and payment for each and every sum at any time due from any Obligor under this Agreement provided that:

(a)                                  each repayment of any Outstandings or Unpaid Sum (or part of it) shall be made in the currency in which those Outstandings or Unpaid Sum are denominated on their due date;

(b)                                  interest shall be payable in the currency in which the sum in respect of which such interest is payable was denominated when that interest accrued;

(c)                                  each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

(d)                                  each payment pursuant to Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased Costs) shall be made in the currency specified by the Finance Party claiming under it, acting reasonably.

27.2                        Currency Indemnity

If any sum due from any Obligor under this Agreement or any order or judgment given or made in relation to this Agreement has to be converted from the currency (the “first currency”) in which the same is payable under this Agreement or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against such Obligor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Agreement, the Borrower agrees, with effect from the Merger Closing Date, to indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered or incurred as a result of any discrepancy between (x) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (y) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency at the time of receipt of the sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

28.                               PAYMENTS

28.1                        Payment to the Facility Agent

On each date on which this Agreement requires an amount to be paid by any Obligor or any of the Lenders under this Agreement, such Obligor or, as the case may be, such Lender shall make the same available to the Facility Agent by payment in same day funds (or such other funds as may for the time being be customary for the settlement of transactions in the relevant currency) to such account or bank as the Facility Agent (acting reasonably) may have specified for this purpose and any such payment which is made for the account of another person shall be made in time to enable the Facility Agent to make available such person’s portion of it to such other person in accordance with Clause 28.2 (Same Day Funds).

140

28.2                        Same Day Funds

Save as otherwise provided in this Agreement, each payment received by the Facility Agent for the account of another person shall be made available by the Facility Agent to such other person (in the case of a Lender, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in a Participating Member State or London (or for payments in Dollars, in the applicable financial centre) as such person shall have previously notified to the Facility Agent for this purpose.

28.3                        Clear Payments

Any payment required to be made by any Obligor under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of, and without any deduction for or on account of, any set-off or counterclaim.

28.4                        Partial Payments

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by any Obligor under the Finance Documents, the Facility Agent shall, unless otherwise instructed by an Instructing Group, apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)                                  first, in payment in or towards payment pro rata of any unpaid fees, costs and expenses incurred by the Facility Agent under the Finance Documents;

(b)                                  secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under any Finance Document;

(c)                                  thirdly, in or towards payment pro rata of any principal due but unpaid under any Finance Document; and

(d)                                  fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents,

and such application shall override any appropriation made by an Obligor.

28.5                        Indemnity

Where a sum is to be paid under the Finance Documents to the Facility Agent for the account of another person, the Facility Agent shall not be obliged to make the same available to that other person (or to enter into or perform any exchange contract in connection therewith) until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum (or the proceeds of such exchange contract) was (or were) so made available shall on request refund the same to the Facility Agent, together with an amount sufficient to indemnify and hold harmless the Facility Agent from and against any cost or loss it may have suffered or incurred by reason of its having paid out such sum (or the proceeds of such exchange contract) prior to its having received such sum. This indemnity shall only apply to the Obligors with effect from the Merger Closing Date.

141

28.6                        Notification of Payment

Without prejudice to the liability of each party to this Agreement to pay each amount owing by it under this Agreement on the due date therefor, whenever a payment is expected to be made by any of the Finance Parties or the Facility Agent shall give notice prior to the expected date for such payment, notify all such Finance Parties of the amount, currency and timing of such payment.

28.7                        Business Days

(a)                                  Any payment which is due to be made on a day that is not a Business Day shall be made on the immediately succeeding Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not).

(b)                                  During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement, interest is payable on such amount at the rate payable on the original due date.

29.                               SET-OFF

29.1                        Right to Set-off

With effect from the Merger Closing Date, each of the Obligors authorises each Lender to apply any credit balance to which such Obligor is entitled on any account of such Obligor with that Lender in satisfaction of any sum due and payable from such Obligor to such Lender under this Agreement but unpaid; for this purpose, each Lender is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

29.2                        No Obligation

No Lender shall be obliged to exercise any right given to it by Clause 29.1 (Right to Set-Off).

30.                               SHARING AMONG THE FINANCE PARTIES

30.1                        Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any Obligor other than in accordance with Clause 28 (Payments) and applies that amount to a payment due under the Finance Documents then:

(a)                                  the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)                                  the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28.4 (Partial Payments), without taking account of any tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Finance Party shall, within 3 Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.4 (Partial Payments).

142

30.2                        Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and shall distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.4 (Partial Payments).

30.3                        Recovering Finance Party’s Rights

(a)                                  On a distribution by the Facility Agent under Clause 30.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                  If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4                        Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                  each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of Payments) shall, upon the request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its share of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                  that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Parent or the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

30.5                        Exceptions

(a)                                  This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                                  A Recovering Finance Party is not obliged to share with any other Finance Party under this Clause 30, any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                    it notified such other Finance Party of the legal or arbitration proceedings; and

(ii)                                such other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice of it or did not take separate legal or arbitration proceedings.

143

31.                               CALCULATIONS AND ACCOUNTS

31.1                        Day Count Convention

Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 365 days (in the case of amounts denominated in Sterling) or 360 days (in the case of amounts denominated in any other currency) (as appropriate or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed and any Tax Deductions required to be made from any payment of interest shall be computed and paid accordingly.

31.2                        Reference Banks

Save as otherwise provided in this Agreement, on any occasion a Reference Bank or Lender fails to supply the Facility Agent with an interest rate quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Facility Agent.

31.3                        Maintain Accounts

Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it under this Agreement.

31.4                        Control Accounts

The Facility Agent, acting for this purpose as an agent of the Obligors, shall maintain on its books a control account or accounts in which shall be recorded:

(a)                                  the principal amount of any Initial Loan or Unpaid Sum;

(b)                                  the amount of all principal, interest and other sums due or to become due from each of the Obligors to any of the Lenders under the Finance Documents and each Lender’s share in it; and

(c)                                  the amount of any sum received or recovered by the Facility Agent under this Agreement and each Lender’s share in it.

31.5                        Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 31.4 (Control Accounts) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors. The Obligors may treat each person whose name is registered in the control accounts pursuant to Clause 31.4 (Control Accounts) as Lender for all purposes of this Agreement, notwithstanding notice to the contrary.

31.6                        Certificate of Finance Party

A certificate of a Finance Party as to the amount for the time being required to indemnify it against any Tax Liability pursuant to Clause 12.3 (Tax Indemnity) or any Increased Cost pursuant to Clause 13.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

144

31.7                        Certificate of the Facility Agent

A certificate of the Facility Agent as to the amount at any time due from the Borrower under this Agreement (or the amount which, but for any of the obligations of the Borrower under this Agreement being or becoming void, unenforceable or ineffective, at any time, would have been due from the Borrower under this Agreement) shall, in the absence of manifest error, be prima facie evidence for the purposes of Clause 24 (Guarantee and Indemnity).

32.                               ASSIGNMENTS AND TRANSFERS

32.1                        Successors and Assignees

This Agreement shall be binding upon and enure to the benefit of each party to this Agreement and its or any subsequent successors, permitted assignees and Transferees.

32.2                        Assignment or Transfers by Obligors

Other than pursuant to the requirements of Clause 3.2 (Conditions Subsequent), none of the rights, benefits and obligations of an Obligor under this Agreement shall be capable of being assigned or transferred and each Obligor undertakes not to seek to assign or transfer any of its rights, benefits and obligations under this Agreement in each case, other than to another Obligor and, in each case, provided that no Event of Default is continuing or would arise as a result of such assignment or transfer.

32.3                        Assignments or Transfers by Lenders

(a)                                  Any Lender may, at any time, assign all or any of its rights and benefits under the Finance Documents in accordance with Clause 32.4 (Assignments) or transfer all or any of its rights, benefits and obligations under the Finance Documents in accordance with Clause 32.5 (Transfer Deed), subject to the prior approval of the Facility Agent (such approval not to be unreasonably withheld) and provided that the prior consultation of the Borrower shall be required in respect of any assignment or transfer arising as part of the primary syndication of the Facility.

(b)                                  No Lender shall be entitled to:

(i)                                    effect any assignment or transfer which would result in it or the proposed assignee or transferee holding an aggregate participation of more than zero but less than $1,000,000 in the Facility, save that an assignment or transfer may be made to or by a trust, fund or other non-bank entity which customarily participates in the institutional market which would result in such entity holding an aggregate participation of at least $500,000 in the Facility;

(ii)                                in relation to any sub-participation of its rights and obligations under the Facility, relinquish some or all of its voting rights in respect of the Facility to any person in respect of any such sub-participation other than voting rights in respect of the matters referred to in paragraphs (b), (c), (d) or (e) of Clause 38.2 (Consent).

(c)                                  If:

(i)                                    any sum payable to any Lender by an Obligor is required to be increased under Clause 12.1 (Tax Gross-up);

145

(ii)                                a Lender claims indemnification from the Borrower under the provisions of Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased Costs); or

(iii)                            any Lender becomes a Non-Funding Lender,

the Borrower may within 90 days of such requirement or position being notified to it, request that such Lender assigns or transfers all of its rights and obligations under this Agreement at par to any person selected by the Borrower that has agreed to accept such assignment or transfer, and such Lender shall effect such assignment or transfer within 10 Business Days of such request.

(d)                                  For the purposes of satisfying the minimum hold requirement set out in paragraph (b) of this Clause 32.3, any participations held by funds advised and/or managed by a common entity may be aggregated.

(e)                                  Notwithstanding any provision of this Clause 32.3 (Assignments or Transfers by Lenders), no assignment or transfer shall be effective until the transfer is recorded in the control accounts pursuant to Clause 31.4 (Control Accounts).

32.4                        Assignments

If any Lender wishes to assign all or any of its rights and benefits under the Finance Documents, unless and until the relevant assignee has agreed with the other Finance Parties that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Finance Documents as a Lender, such assignment shall not become effective and the other Finance Parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party to this Agreement.

32.5                        Transfer Deed

(a)                                  If any Lender wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents, such transfer may be effected by novation through the delivery to the Facility Agent of a duly completed and duly executed Transfer Deed.

(b)                                  The Facility Agent shall only be obliged to execute a Transfer Deed delivered to it pursuant to paragraph (a) above, upon its satisfaction with the results of all “know your client” or other applicable anti-money laundering checks relating to the identity of any person that it is required to carry out in relation to such Transferee.

(c)                                  Upon its execution of the Transfer Deed pursuant to paragraph (b) above on the later of the Transfer Date specified in such Transfer Deed and the fifth Business Day after (or such earlier Business Day endorsed by the Facility Agent on such Transfer Deed falling on or after) the date of execution of such Transfer Deed by the Facility Agent:

(i)                                    to the extent that in such Transfer Deed the Lender party to it seeks to transfer its rights, benefits and obligations under the Finance Documents, each of the Obligors and such Lender shall be released from further obligations towards one another under the Finance Documents to that extent and their respective rights against one another shall be cancelled to that extent (such rights and obligations being referred to in this Clause 32.5 as “discharged rights and obligations”);

146

(ii)                                each of the Obligors and the Transferee party to it shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Lender;

(iii)                            the other Finance Parties and the Transferee shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to the Finance Documents as a Lender with the rights, benefits and obligations acquired or assumed by it as a result of such transfer;

(iv)                               all payments due hereunder from any Obligor shall be due and payable to such Transferee and not to the transferring Lender; and

(d)                                  such Transferee shall become a party to this Agreement as a Lender.

32.6                        Transfer Fee

On the date upon which a transfer takes effect pursuant to Clause 32.5 (Transfer Deed) the Transferee in respect of such transfer shall pay to the Facility Agent for its own account a transfer fee of £1,500 provided that this fee shall not be payable by any Lender that becomes a party to this Agreement prior to the completion of the initial syndication of the Facility.

32.7                        Disclosure of Information

(a)                                  Each of the Facility Agent, the Security Trustee, the Bookrunners, the Arrangers and the Lenders agrees to maintain the confidentiality of all information received from the Ultimate Parent or any member of the Group relating to the Ultimate Parent or any member of the Group or its business other than any such information that:

(i)                                    is or becomes public knowledge other than as a direct result of any breach of this Clause; or

(ii)                                is available to the Facility Agent, the Security Trustee, the Bookrunners, the Arrangers or such Lender on a non-confidential basis prior to receipt thereof from the relevant member of the Group; or

(iii)                            is lawfully obtained by any of the Facility Agent, the Security Trustee, the Bookrunners, the Arrangers or such Lender after that date of receipt other than from a source which is connected with the Group and which, as far as the relevant recipient thereof is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

(b)                                  Notwithstanding paragraph (a) of this Clause 32.7 any Lender may disclose to any of its Affiliates, to any actual or potential assignee or Transferee, to any person who may otherwise enter into contractual relations with such Lender in relation to this Agreement or any person to whom, and to the extent that, information is required to be disclosed by any applicable Law, such information about the Ultimate Parent, the Obligors, the Senior Obligors or the Group as a whole as such Lender shall consider appropriate provided that any such Affiliate, actual or potential assignee or Transferee or other person who may otherwise enter into contractual relations in

147

relation to this Agreement shall first have entered into a confidentiality undertaking on substantially the same terms as this Clause 32.7.

32.8                        No Increased Obligations

If:

(a)                                  a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)                                  as a result of circumstances existing at the date of the assignment, transfer or change of Facility Office, the Parent or an Obligor would be obliged to make a payment to the assignee, Transferee or the Lender acting through its new Facility Office under Clause 12.1 (Tax Gross-Up), 12.3 (Tax Indemnity) or Clause 13 (Increased Costs),

then the assignee, Transferee or the Lender acting through its new Facility Office shall only be entitled to receive payment under those Clauses to the same extent as the assignor, transferor or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

32.9                        Notification

The Facility Agent shall, within 10 Business Days of receiving a Transfer Deed or a notice relating to an assignment pursuant to Clause 32.4 (Assignments) or a notice from a Lender or the giving by the Facility Agent of its consent, in each case, relating to a change in such Lender’s Facility Office, notify the Borrower of any such assignment, transfer or change in Facility Office, as the case may be.

33.                               COSTS AND EXPENSES

33.1                        Transaction Costs

The Borrower shall, from time to time no later than 10 Business Days after demand from the Facility Agent (unless the relevant cost or expense is being queried by the Borrower in good faith), reimburse the Facility Agent, the Security Trustee and each of the Arrangers for all reasonable out-of-pocket costs and expenses (including reasonable legal fees and disbursements of legal counsel, any value added tax thereon and all travel and other reasonable out-of-pocket expenses) incurred by them in connection with the negotiation, preparation, execution, perfection, printing and distribution of the Finance Documents and the completion of the transactions therein contemplated and the syndication of the Facility (including publicity expenses) up to the levels agreed with the Borrower.

33.2                        Extended Term Loan and Exchange Note Costs

The Borrower shall, from time to time no later than 10 Business Days after demand from the Facility Agent (unless the relevant cost or expense is being queried by the Borrower in good faith), reimburse the Facility Agent, the Security Trustee, the Exchange Note Trustee and each of the Arrangers for all reasonable out-of-pocket costs and expenses (including reasonable legal fees and disbursements of legal counsel, any value added tax thereon and all travel and other reasonable out-of-pocket expenses) incurred by them in connection with the negotiation, preparation, execution, perfection, printing and distribution of the Extended Term Loan Credit Agreement (and any related document referred to therein) and the Exchange Documents, and the completion of the transactions contemplated therein (other than in respect of any New High Yield Notes).

148

33.3                        Preservation and Enforcement Costs

The Borrower shall, from time to time on demand of the Facility Agent, reimburse each Finance Party for all third party costs and expenses (including legal fees and any value added tax thereon) incurred in or in connection with the preservation and/or enforcement of any of the rights of such Finance Party under the Finance Documents provided that any such costs and expenses incurred in connection with the preservation of such rights are reasonable.

33.4                        Stamp Taxes

The Borrower shall pay all stamp, registration, documentary and other taxes (including any penalties, additions, fines, surcharges or interest relating thereto) to which any of the Finance Documents or any judgment given in connection therewith is or at any time may be subject and shall with effect from the Merger Closing Date and from time to time thereafter within 10 Business Days of demand from the Facility Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying those taxes. The Facility Agent shall be entitled (but not obliged) to pay those taxes (whether or not they are its primary responsibility) and to the extent that it does so claim under this Clause 33.4.

33.5                        Amendments, Consents and Waivers

If an Obligor requests any amendment, consent or waiver in accordance with Clause 38 (Amendments), the relevant Obligor shall, on demand of the Facility Agent, reimburse the Finance Parties for all third party costs and expenses (including legal fees) incurred by any of the Finance Parties in responding to or complying with such request.

33.6                        Lenders’ Indemnity

If any Obligor fails to perform any of its obligations under this Clause 33, each Lender shall indemnify and hold harmless each of the Facility Agent, the Arrangers and/or the Security Trustee from and against its Proportion (as determined at all times for these purposes in accordance with paragraph (c) of the definition of “Proportion”) of any loss incurred by any of them as a result of such failure and the relevant Obligor shall forthwith reimburse each Lender for any payment made by it pursuant to this Clause.

33.7                        Value Added Tax

(a)                                  All amounts expressed to be payable under any Finance Document by any Obligor to a Finance Party shall be exclusive of any VAT. If VAT is chargeable on any supply made by a Finance Party to any Obligor under any Finance Document (whether that supply is taxable pursuant to the exercise of an option or otherwise), the relevant Finance Party shall provide a VAT invoice to the Obligor and that Obligor shall pay to that Finance Party (in addition to and at the same time as paying that consideration) the VAT as further consideration.

(b)                                  No payment or other consideration to be made or furnished to any Obligor pursuant to or in connection with any Finance Document may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

(c)                                  Where a Finance Document requires any party to reimburse a Finance Party for any costs or expenses, that party shall also pay any amount of those costs or expenses incurred referable to VAT chargeable thereon.

149

34.                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Finance Parties or any of them, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

35.                               NOTICES AND DELIVERY OF INFORMATION

35.1                        Writing

Each communication to be made under this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax, telex or letter.

35.2                        Giving of Notice

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall in the case of any person other than a Lender (unless that other person has by 10 Business Days’ written notice to the Facility Agent specified another address) be made or delivered to that other person at the address identified with its signature below or, in the case of a Lender, at the address from time to time designated by it to the Facility Agent for the purpose of this Agreement (or, in the case of a Transferee at the end of the Transfer Deed to which it is a party as Transferee) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at the address or (as the case may be) 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address provided that any communication or document to be made or delivered to the Facility Agent shall be effective only when received by the Facility Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or such other department or officer as the Facility Agent shall from time to time specify by not less than 10 Business Days’ prior written notice to the Borrower for this purpose).

35.3                        Use of Websites/E-mail

(a)                                  An Obligor may (and upon request by the Facility Agent, shall) satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who have not objected to the delivery of information electronically by posting this information onto an electronic website designated by the Borrower and the Facility Agent (the “Designated Website”) or by e-mailing such information to the Facility Agent, if:

(i)                                    the Facility Agent expressly agrees that they will accept communication and delivery of any documents required to be delivered pursuant to this Agreement by this method;

(ii)                                in the case of posting to the Designated Website, the Borrower and the Facility Agent are aware of the address of, and any relevant password specifications for, the Designated Website; and

(iii)                            the information is in a format previously agreed between the Borrower and the Facility Agent.

150

(b)                                  If any Lender (a “Paper Form Lender”) objects to the delivery of information electronically then the Facility Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.

(c)                                  The Facility Agent shall supply each Website Lender with the address of, and any relevant password specifications for, the Designated Website following designation of that website by the Borrower and the Facility Agent.

(d)                                  Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within 10 Business Days.

(e)                                  Subject to the other provisions of this Clause 35.3, any Obligor may discharge its obligation to supply more than one copy of a document under this Agreement by posting one copy of such document to the Designated Website or e-mailing one copy of such document to the Facility Agent.

(f)                                    For the purposes of paragraph (a) above, the Facility Agent hereby expressly agrees that:

(i)                                    they will accept delivery of documents required to be delivered under Clause 17 (Financial Information) by the posting of such documents to the Designated Website or by email delivery to the Facility Agent; and

(ii)                                they have agreed to the format of the information required to be delivered under Clause 17 (Financial Information).

35.4                        Electronic Communication

(a)                                  Any communication to be made between the Facility Agent and any Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)                                    agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                            notify each other of any change to their address or any other such information supplied by them.

(b)                                  Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

35.5                        Certificates of Officers

All certificates of officers of any company hereunder may be given on behalf of the relevant company and in no event shall personal liability attach to such an officer.

151

35.6                        Patriot Act

Each Lender subject to the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Ultimate Parent and the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Ultimate Parent and the other Obligors and other information that will allow such Lender to identify the Ultimate Parent and the other Obligors in accordance with the Act.

36.                               ENGLISH LANGUAGE

Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation of it into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation of it.

37.                               PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)                                  the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)                                  the legality, validity or enforceability of such provision under the Law of any other jurisdiction.

38.                               AMENDMENTS

38.1                        Amendments

Except as otherwise provided in this Agreement, the Facility Agent, if it has the prior written consent of an Instructing Group, and the Obligors affected thereby, may from time to time agree in writing to amend any Finance Document or to consent to or waive, prospectively or retrospectively, any of the requirements of any Finance Document and any amendments, consents or waivers so agreed shall be binding on all the Finance Parties and the Obligors. For the avoidance of doubt, any amendments relating to this Agreement shall only be made in accordance with the provisions of this Agreement, notwithstanding any other provisions of the Finance Documents.

38.2                        Consent

An amendment, consent or waiver relating to the following matters may be made with the prior written consent of each Lender affected thereby:

(a)                                  any increase in the principal amount of any Commitment of such Lender;

(b)                                  a reduction in the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from any Obligor under this Agreement to which such Lender is entitled;

(c)                                  a decrease in any Applicable Margin for, or the principal amount of, any Initial Loan or any interest payment, fees or other amounts due under this Agreement to such Lender from any Obligor or any other party to this Agreement;

(d)                                  any change in the currency of account (other than a change resulting from the United Kingdom becoming a Participating Member State);

152

(e)                                  unless otherwise specified the deferral of the date for payment of any principal, interest, fee or any other amount due under this Agreement to such Lender from any Obligor or any other party to this Agreement;

(f)                                    the deferral of the Termination Date, the Initial Maturity Date or the Extension Date;

(g)                                 any reduction to the percentage set forth in the definition of Instructing Group; or

(h)                                 a change to any provision which contemplates the need for the consent or approval of all the Lenders.

38.3                        Technical Amendments

Notwithstanding any other provision of this Clause 38 (Amendments), the Facility Agent may at any time without the consent or sanctions of the Lenders, concur with the Borrower in making any modifications to any Finance Document, which in the opinion of the Facility Agent would be proper to make provided that the Facility Agent is of the opinion that such modification would not be prejudicial to the position of any Lender and in the opinion of the Facility Agent such modification is of a formal, minor or technical nature or is to correct a manifest error. Any such modification shall be made on such terms as the Facility Agent may determine, shall be binding upon the Lenders, and shall be notified by the Borrower to the Lenders as soon as practicable thereafter.

38.4                        Guarantees and Security

A waiver of issuance or the release of any Guarantor from any of its obligations under Clause 24 (Guarantee and Indemnity) or a release of any Security under the Security Documents, in each case, other than in accordance with the terms of any Finance Document shall require the prior written consent of Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 90 per cent. of the Available Facility plus aggregate Outstandings.

38.5                        Release of Guarantees and Security

(a)                                  Subject to paragraph (b) below, at the time of completion of any disposal by the Parent or any Obligor of any shares, the Security Trustee shall (and it is hereby authorised by the other Finance Parties to) at the request of and cost of the relevant Obligor, execute such documents as may be required to:

(i)                                    release those shares from Security constituted by any relevant Security Document; and

(ii)                                release any person which as a result of that disposal, ceases to be any Obligor, from any guarantee, indemnity or Security Document to which it is a party and its other obligations under any other Finance Document.

(b)                                  The Security Trustee shall only be required under paragraph (a) above to grant the release of any Security on account of a Disposal as described in that paragraph described in that paragraph if:

(i)                                    the disposal is permitted under Clause 20.6 (Disposals) or otherwise with the consent of an Instructing Group;

(ii)                                (to the extent that any proceeds of that disposal are to be applied in repayment of the Facility) the Facility Agent has received (or is satisfied, acting reasonably, that it will

153

receive immediately following the disposal) the appropriate amount of those proceeds; and

(iii)                            (to the extent that the disposal is to be in exchange for replacement assets) the Security Trustee has either received (or is satisfied, acting reasonably, that it will receive immediately following the disposal) one or more duly executed Security Documents granting Security over those replacement assets or is satisfied, acting reasonably, that the replacement assets will be subject to Security pursuant to any existing Security Documents.

38.6                        Amendments affecting the Facility Agent

Notwithstanding any other provision of this Agreement, the Facility Agent shall not be obliged to agree to any amendment, consent  or waiver if the same would:

(a)                                  amend or waive any provision of Clause 25 (Agents), Clause 33 (Costs and Expenses) or this Clause 38; or

(b)                                  otherwise amend or waive any of the Facility Agent’s rights under this Agreement or subject the Facility Agent to any additional obligations under this Agreement.

38.7                        Calculation of Consent

Where a request for a waiver of, or an amendment to, any provision of any Finance Document has been sent by the Facility Agent to the Lenders at the request of an Obligor, each Lender that does not respond to such request for waiver or amendment within 30 days after receipt by it of such request (or within such other period as the Facility Agent and the Borrower shall specify), shall be excluded from the calculation in determining whether the requisite level of consent to such waiver or amendment was granted.

38.8                        Effect of Baseball Acquisition

It is hereby agreed that upon closing of the Baseball Acquisition (other than where the Baseball Acquisition is financed or refinanced through a Stand Alone Baseball Financing) or the Alternative Baseball Acquisition, each of the thresholds or baskets set out in the following provisions of this Agreement shall be deemed to be increased to the amounts as set out below, in each case, with immediate effect and without further consent or notice to the Finance Parties or any other person:

(a)                                  the threshold contained in paragraphs (a)(i) and (a)(iii) of Clause 8.2 (Repayment from Net Proceeds) shall be increased from £30 million to £35 million;

(b)                                  the general basket contained in paragraph (o) of Clause 20.2 (Negative Pledge) shall be increased from £300 million to £330 million and the sub-basket relating thereto shall be increased from £250 million to £275 million;

(c)                                  the general basket contained in paragraph (s) of Clause 20.3 (Loans and Guarantees) shall be increased from £75 million to £85 million;

(d)                                  the basket contained in paragraph (g)(ii) of Clause 20.4 (Financial Indebtedness) shall be increased from £75 million to £85 million;

154

(e)                                  the basket contained in paragraph (k) of Clause 20.4 (Financial Indebtedness) shall be increased from £150 million to £165 million;

(f)                                    the general basket contained in paragraph (n) of Clause 20.4 (Financial Indebtedness) shall be increased from £300 million to £330 million; and

(g)                                 the basket contained in paragraph (i) of Clause 20.6 (Disposals) shall be increased from £300 million to £330 million.

39.                               THIRD PARTY RIGHTS

(a)                                  A person which is not a party to this Agreement (a “third party”) shall have no right to enforce any of its provisions except that:

(i)                                    a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(ii)                                each of Clause 12.3 (Tax Indemnity), Clause 13 (Increased Costs) and Clause 25.9(b) (Exclusion of Liability) shall be enforceable by any third party referred to in such clause as if such third party were a party to this Agreement.

(b)                                  The parties to this Agreement may without the consent of any third party vary or rescind this Agreement.

40.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

41.                               GOVERNING LAW

41.1                        Governing Law of Agreement

This Agreement shall be governed by, and construed in accordance with, English Law.

42.                               JURISDICTION

42.1                        Courts

Each of the parties to this Agreement irrevocably agrees for the benefit of each of the Finance Parties that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

42.2                        Waiver

Each of the Obligors other than the Borrower irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or inappropriate forum.

155

42.3                        Service of Process

Each of the Obligors which is not incorporated in England agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England, to the Company at its registered office for the time being. The Ultimate Parent shall procure that the Company accepts its appointment as process agent in respect of each such Obligor and delivers evidence of such acceptance to the Facility Agent on or prior to the Merger Closing Date. If the appointment of the Company ceases to be effective in respect of any of the Obligors the relevant Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent shall be entitled to appoint such person by notice to the relevant Obligor. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

42.4                        Proceedings in Other Jurisdictions

Nothing in Clause 42.1 (Courts) shall (and shall not be construed so as to) limit the right of the Finance Parties or any of them to take Proceedings against any of the Obligors in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Law.

42.5                        General Consent

Each of the Obligors consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

42.6                        Waiver of Immunity

To the extent that any Obligor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), such Obligor irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

156

SCHEDULE 13

SUMMARY TERMS AND CONDITIONS OF EXTENDED TERM LOANS

All capitalized terms used in this Schedule 13 but not defined herein shall have the meanings provided in the Senior Bridge Facility Agreement (the “Facility Agreement”) to which this Schedule 13 is attached.

Borrower:	NTL Cable plc.

Facility Agent:	The Facility Agent under the Facility Agreement (the “Agent”).

Lenders:	The Lenders with respect to the Initial Loans which are converted to Extended Term Loans pursuant to Clause 4.3 of the Facility Agreement.

Guarantors:	As for the Initial Loan.

Collateral:

As for the Initial Loans. To the extent practicable under applicable law, such security will be governed by the Security Documents, as the same may be amended pursuant to Clause 38.1 of the Facility Agreement (or pursuant to the Extended Term Loan Credit Agreement).

Ranking:	The Extended Term Loans will be senior obligations of the Borrower, secured on a second-ranking basis.

Documentation:

The Extended Term Loans will be governed by the Extended Term Loan Credit Agreement (the form of which shall be agreed by the Borrower and the Agent pursuant to Clause 19.24(a) of the Facility Agreement), having terms and conditions consistent with this Schedule 13.

Upon conversion of the Initial Loans to Extended Term Loans on the Extension Date, the Facility Agreement shall cease to have effect and the rights and obligations thereunder shall be substituted with the rights and obligations under the Extended Term Loan Credit Agreement. The Borrower shall, at the request of the Security Agent, enter into such amendments to the Security Documents (and any other outstanding Finance Documents) as are reasonably necessary to effect such substitution. Such amendments, which shall be reasonably satisfactory to the Agent and the Security Agent, shall be effected without the consent of any Lender.

If a Default or Event of Default under the Facility Agreement shall have occurred and be continuing on the Extension Date,

157

any notices given or cure periods commenced while the Initial Loans were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Term Loans (with the same effect as if the Extended Term Loans had been outstanding as of the actual dates thereof).

Exchange of Extended Term Loans for Exchange Notes:

Each Lender will have the option at any time or from time to time on or after the Extension Date to receive Exchange Notes in exchange for the Extended Term Loans of such Lender then outstanding. The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount of the Extended Term Loans for which they are exchanged. If a default with respect to the Extended Term Loans shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Extended Term Loans were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

Exchange Note Documents / Exchange Requests:

The Borrower shall, on or prior to the fifth Business Day following the written request (the “Exchange Request”) of any Lender (which request may be issued at any time on or after the date which is five Business Days prior to the Extension Date):

(a)                                  execute and deliver, cause each other Obligor to execute and deliver, and cause the Exchange Note Trustee to execute and deliver, the Exchange Note Indenture if such Exchange Note Indenture has not previously been executed and delivered;

(b)                                 at the request of the Security Agent, enter into such amendments to the Security Documents as are reasonably necessary to enable the Exchange Note Holders and the Lenders to obtain the benefits thereof to the same extent as contemplated with respect to the Lenders in the Security Documents on the date of signing, which amendments shall be in form and substance reasonably satisfactory to the Security Agent; and

(c)                                  execute and deliver to such holder in accordance with the Exchange Note Indenture an Exchange Note bearing interest as set forth therein in exchange for such Extended Term Loan dated the date of the issuance of such Exchange Note, payable to the order of such holder, in the same principal amount as such Extended Term Loan (or portion thereof) being exchanged.

The Exchange Request shall specify the principal amount of the

158

Extended Term Loans to be exchanged. Extended Term Loans exchanged for Exchange Notes shall be cancelled and the corresponding amount of the Extended Term Loans deemed repaid. The Exchange Notes shall be governed by and issued in accordance with the terms of the Exchange Note Indenture.

The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $500,000,000.

Maturity:	The tenth anniversary of the Merger Closing Date or, if such date is not a Business Day, the Business Day next preceding such date (the “Final Maturity Date”).

Interest:

The unpaid principal amount of each Extended Term Loan (other than Fixed Rate Extended Terrm Loans, which shall bear interest as described under “Fixed Rate Extended Term Loans” below) shall bear interest for the period from and including the Extension Date to, but excluding, the earlier of (i) maturity thereof (whether by acceleration or otherwise) and (ii) the date of exchange for an Exchange Note, at a rate equal to, for the three-month period commencing on the Extension Date, the interest rate determined in accordance with Clause 9.6(a) of the Facility Agreement in effect on the day immediately preceding the Extension Date plus 50 basis points, which amount shall increase by an additional 50 basis points each three-month period thereafter; provided that the total interest rate per annum payable shall not exceed 11.50%. In no event shall the interest rate on the Extended Term Loans exceed the highest rate permitted under applicable law.

Accrued interest on each Extended Term Loan shall be payable in cash (i) in arrears on the last day of each three-month period referred to above (or, in the case of Fixed Rate Extended Term Loans, semi-annually in arrears), on the date on which such Extended Term Loan is exchanged for an Exchange Note as contemplated hereby and on the Final Maturity Date, (ii) on the date of any prepayment (on the amount prepaid), (iii) at maturity (whether by acceleration or otherwise), and (iv) after maturity, on demand; provided that interest accrued pursuant to “Default Interest” below shall be payable on demand.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

159

Fixed Rate Extended Term Loans:

At any time and from time to time after the Initial Maturity Date each Lender shall have the right, on at least 3 Business Days’ written notice, to fix the interest rate on any Extended Term Loans held by it (each Extended Term Loan on which the interest rate is so fixed being a “Fixed Rate Extended Term Loan” and each other Extended Term Loan being a “Floating Rate Extended Term Loan”), at a rate which is equal to the then-applicable interest rate.

Default Interest:	After the occurrence and during the continuance of any payment default under the Extended Term Loan Credit Agreement, the interest rate will increase by 200 basis points.

Voluntary Prepayment of Floating Rate Extended Term Loans:

The Borrower may, by giving to the Agent not less than 5 Business Days’ prior written notice (or such shorter period as the Lender or Lenders whose Extended Term Loans aggregate more than 50% of the aggregate outstanding Extended Term Loans (the “Majority Lenders”) may agree), prepay the Floating Rate Extended Term Loans in whole or in part (but, if in part, being an amount that reduces the principal amount of the Floating Rate Extended Term Loans by a minimum amount of $5,000,000 and an integral multiple of $1,000,000), together with accrued interest on the amount prepaid without premium or penalty but subject to payment of any Break Costs.

Voluntary Prepayment of Fixed Rate Extended Term Loans:

Each Fixed Rate Extended Term Loan will be callable for five years from the Merger Closing Date (and also subject to the equity clawback provisions described below) at par plus accrued interest plus the Applicable Premium (to be defined in a customary manner) and will be callable thereafter at par plus accrued interest plus a premium equal to 50% of the interest rate in effect on the date its interest rate is fixed, which premium shall decline rateably on each yearly anniversary of the Merger Closing Date to zero two years before the Final Maturity Date. The Fixed Rate Extended Term Loans will also be subject to tax redemption provisions not less favourable to the Borrower than the equivalent provisions applicable to the Existing High Yield Notes.

On or before the third anniversary of the Merger Closing Date, the Borrower may redeem, subject to provisions relating to senior indebtedness not less favorable to the Borrower than the equivalent provisions applicable to the Existing High Yield Notes, up to 35% of the principal amount of the Fixed Rate Extended Term Loans at a price equal to par plus the interest rate on such Fixed Rate Extended Term Loans, together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Equity Offerings (to be defined in a manner not less favorable to the Borrower than in respect of the Existing High Yield Notes) within 90 days of such

160

Equity Offerings.

Mandatory Prepayment / Offer to Prepay:	Substantially identical to the Exchange Notes.

Representations and Warranties:	Substantially identical to those in respect of the Initial Loans.

Affirmative Covenants:	Substantially identical to those in respect of the Initial Loans.

Financial Covenants:	None.

Negative Covenants:	Substantially identical to those in respect of the Exchange Notes (as described in the Description of Exchange Notes).

Events of Default:	Substantially identical to those in respect of the Exchange Notes (as described in the Description of Exchange Notes).

Voting:

Amendments and waivers of the Extended Term Loan Credit Agreement (and the other definitive documentation related thereto) will require the approval of Lenders and Exchange Note Holders holding more than 50% of the outstanding Extended Term Loans and Exchange Notes voting as a single class to the extent practicable (other than for certain matters that relate only to the terms of the Extended Term Loans or the Exchange Notes, as the case may be), except that (a) the consent of each directly affected Lender will be required for certain matters, including (i) reductions of principal, interest rates and fees and (ii) restrictions of the right of any Lender to exchange Extended Term Loans for Exchange Notes (or amendment of the rate or terms of such exchange), (b) certain technical amendments may be effected solely by the Agent and the Borrower, including amendments to correct a manifest error and (c) certain procedural amendments (which do not materially affect the rights of any Lender) may be effected solely with the consent of the Majority Lenders.

Assignment and Participation of Extended Term Loans:	Subject to the prior approval of the Agent (such approval not to be unreasonably withheld), the Lenders will have the right to assign Extended Term Loans without restriction.

Yield Protection, Taxes and Other Deductions:	Same as under the Facility Agreement.

Expenses:	Substantially equivalent to the provisions under the Facility Agreement.

Governing Law and Forum:	New York.

161

SCHEDULE 14

SUMMARY OF PRINCIPAL TERMS & CONDITIONS OF THE EXCHANGE NOTES (2)

Issuer:	Same as the Borrower under the Facility.

Availability:	In exchange for Extended Term Loans as specified in the Facility.

Maturity:	The Final Maturity Date of the Exchange Notes will be the tenth anniversary of the Merger Date.

Covenants, Events of Default:

Covenants (including baskets) and events of default as specified in the Description of Exchange Notes attached as a schedule to the Structure 1 Bridge Facilities Agreement (the “Description of the Notes”), with modifications appropriate to an instrument pari passu with the Existing High Yield Notes rather than a holding company instrument.

Financial Covenants:	None.

Mandatory and Optional Prepayment and Redemption:	As for the Description of the Notes, with modifications appropriate to an instrument pari passu with the Existing High Yield Notes.

Interest Margin:

The Exchange Notes shall bear interest at a fixed rate per annum equal to the floating rate in effect at the time of exchange of any Extended Term Loan for such Exchange Notes.

Interest on the Exchange Notes will be payable semi-annually in arrears.

During the continuance of any payment default, the applicable interest rate shall increase by 2% per annum.

Collateral and Guarantees:	Guarantees as for the Existing High Yield Notes. No collateral.

(2)          Terms are as for the Facility except as otherwise specified.

162

SIGNATORIES

163

SIGNATORIES

THE ULTIMATE PARENT

TELEWEST GLOBAL, INC.

By:
Name:
Title:

Address:                                               909 Third Avenue
Suite 2863
New York
New York 10022
U.S.A.

Attn: Bryan Hall

with a copy to:

Fried Frank Harris Shriver & Jacobson (London) LLP
99 City Road
London EC1Y 1AX
United Kingdom

Attn: Timothy E. Peterson

THE INITIAL BORROWER

NEPTUNE BRIDGE BORROWER LLC

By:
Name:
Title:

Address:                                               909 Third Avenue
Suite 2863
New York
New York 10022
U.S.A.

Attn: Bryan Hall

with a copy to:

Fried Frank Harris Shriver & Jacobson (London) LLP
99 City Road
London EC1Y 1AX
United Kingdom

Attn: Timothy E. Peterson

THE BOOKRUNNERS

DEUTSCHE BANK AG, LONDON BRANCH

By:

Name:

Title:

Address:	Winchester House 1 Great Winchester Street London EC2N 2DB

Attention:	Jonathan Bowers

Fax:	+44(0)207 547 4757

Tel:	+44(0)207 545 8000

J.P. MORGAN PLC

By:

Name:

Title:

Address:	125 London Wall London EC2Y 5AJ

Attention:	Frances Goodchild

Fax:	+44 (0) 207 777 1493

Tel:	+44 (0) 207 777 3423

THE ROYAL BANK OF SCOTLAND PLC

By:

Name:

Title:

Address:	135 Bishopsgate London EC2M 3UR

Attention:	Mike Cunningham

Fax:	+44(0)20 7085 8549

Tel:	+44(0)20 7085 5000

GOLDMAN SACHS INTERNATIONAL

By:

Name:

Title:

Address:	Peterborough Court
133 Fleet Street
London EC4A 2BB

Attention:	Alison Howe

Fax:	+44(0)20 7774 4477

Tel:	+44(0)20 7774 1000

THE MANDATED LEAD ARRANGERS

DEUTSCHE BANK AG, LONDON BRANCH

By:

Name:

Title:

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB

Attention:	Jonathan Bowers

Fax:	+44(0)207 547 4757

Tel:	+44(0)207 545 8000

J.P. MORGAN PLC

By:

Name:

Title:

Address:	125 London Wall
London EC2Y 5AJ

Attention:	Frances Goodchild

Fax:	+44 (0) 207 777 1493

Tel:	+44 (0) 207 777 3423

THE ROYAL BANK OF SCOTLAND PLC

By:

Name:

Title:

Address:	135 Bishopsgate
London EC2M 3UR

Attention:	Mike Cunningham

Fax:	+44(0)20 7085 8549

Tel:	+44(0)20 7085 5000

GOLDMAN SACHS INTERNATIONAL

By:

Name:

Title:

Address:	Peterborough Court
133 Fleet Street
London EC4A 2BB

Attention:	Alison Howe

Fax:	+44(0)20 7774 4477

Tel:	+44(0)20 7774 1000

THE FACILITY AGENT

J.P. MORGAN EUROPE LIMITED

By:

Name:

Title:

Address:	125 London Wall
London EC2Y 5AJ

Attention:	Nick Passfield

Fax:	+ 44 (0)207 777 9064

Tel:	+ 44 (0)207 777 2360

THE SECURITY TRUSTEE

J.P. MORGAN EUROPE LIMITED

By:

Name:

Title:

Address:	125 London Wall
London EC2Y 5AJ

Attention:	Nick Passfield

Fax:	+ 44 (0)207 777 9064

Tel:	+ 44 (0)207 777 2360

THE LENDERS

DEUTSCHE BANK AG, LONDON BRANCH

By:

Name:

Title:

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB

Attention:	Jonathan Bowers

Fax:	+44(0)207 547 4757

Tel:	+44(0)207 545 8000

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

Address:	125 London Wall
London EC2Y 5AJ

Attention:	Frances Goodchild

Fax:	+44 (0) 207 777 1493

Tel:	+44 (0) 207 777 3423

THE ROYAL BANK OF SCOTLAND PLC

By:

Name:

Title:

Address:	135 Bishopsgate
London EC2M 3UR

Attention:	Mike Cunningham

Fax:	+44(0)20 7085 8549

Tel:	+44(0)20 7085 5000

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:

Name:

Title:

Address:	85 Broad Street
New York, NY 10004, USA

c/o Goldman Sachs International
Petershill, 1 Carter Lane,
133 Fleet Street London EC4V 5ER

Attention:	Alison Howe / Caroline Bran

Fax:	+44(0)20 7774 4477 / 7552 7070

Tel:	+44(0)20 7774 1000